As filed with the United States Securities and Exchange Commission on November 6, 2018

Registration No. 333-224227

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 4

to

FORM S-4

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

STELLAR ACQUISITION III INC.

(Exact name of registrant as specified in its charter)

Republic of the Marshall Islands*	6770	N/A
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

90 Kifissias Avenue

Maroussi Athens, Greece

+30 210 876-4876

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Prokopios (Akis) Tsirigakis

c/o Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas

New York, New York 10105

Telephone: (212) 370-1300

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

Stuart Neuhauser, Esq. Barry I. Grossman, Esq. Lawrence A. Rosenbloom, Esq. Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, New York 10105-0302 (212) 370-1300	Dennis Reeder, Esq. Reeder & Simpson, P.C. P.O. Box 601 Majuro, Marshall Islands 96960 011-692-625-3602	Scott K. Murano, Esq. Michael Coke, Esq. Derek Liu, Esq. Wilson, Sonsini, Goodrich & Rosati, P.C. 650 Page Mill Road Palo Alto, CA 94304 (650) 849-3316

Approximate date of commencement of proposed sale to the public: As soon as practicable after (i) this Registration Statement is declared effective, (ii) a statutory redomestication (the “Redomestication”) has been effected, pursuant to which Stellar Acquisition III Inc., a Republic of the Marshall Islands corporation (“Stellar”), has been converted into a Delaware corporation having the name Phunware, Inc. (the “Successor”); and (iii) the satisfaction or waiver of all conditions under the merger agreement described in this registration statement (the “Business Combination”).

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer”, “non-accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated ☐	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered	Proposed maximum offering price per share		Proposed maximum aggregate offering price		Amount of registration fee
Units, each consisting of one share of common stock, $0.0001 par value, and one Warrant(1)(2)	6,900,610	$10.85	(3)	$74,871,618	(3)		$9,322	+
Common stock (included in the Units)(1)(4)(5)	6,900,610	—	(6)	—			—	(6)
Warrants (included in the Units)(1)(4)(7)	6,900,610	—	(6)	—			—	(6)
Common stock(1)(4)(8)	31,121,615	$10.335	(9)	$321,641,891	(9)		$40,045	+
Warrants(1)(4)(10)	7,970,488	$0.5325	(11)	$4,244,285	(11)		$529	+
Total				$400,757,794		$	$ 49,896	+

(1)	Immediately prior to the consummation of the business combination described herein, the Registrant intends to effect a deregistration under Article 128 of the Business Corporations Act of the Republic of the Marshall Islands and a redomestication under Section 388 of the Delaware General Corporation Law, pursuant to which the Registrant’s jurisdiction of incorporation will be changed by way of continuation from the Republic of the Marshall Islands to the State of Delaware and the name of the Registrant will be changed to “Phunware, Inc.”
(2)	The number of Units represents the Units of Stellar (each consisting of one share of common stock, par value $0.0001 per share, and one warrant) that were issued by Stellar in connection with its initial public offering pursuant to the Registration Statement on Form S-1 (333-212377). Pursuant to the redomestication, the Units will automatically become shares of common stock and warrants of the Delaware corporation by operation of law.
(3)	Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Units on The NASDAQ Capital Market on April 6, 2018 ($10.85 per Unit), in accordance with Rule 457(f)(1).
(4)	Pursuant to Rule 416(a), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share splits, share dividends or similar transactions.
(5)	The number of shares of common stock represents the number of shares that are included in the Units. See (2) above.
(6)	Pursuant to Rule 457(g), no registration fee is payable.
(7)	The number of warrants represents the number of warrants that are included in the Units. See (2) above.
(8)	The number of shares of common stock represents the sum of (i) the number of shares of common stock issued in private placement transactions (2,109,567) and (ii) the maximum number of shares of common stock the registrant estimates will be issued in connection with the consummation of the business combination described herein (28,503,787).
(9)	Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the common stock on The NASDAQ Capital Market on April 6, 2018, in accordance with Rule 457(f)(1).
(10)	The number of warrants represent is equal to the number of warrants issued in private placements simultaneously with Stellar’s initial public offering.
(11)	Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the warrants on The NASDAQ Capital Market on April 6, 2018, in accordance with Rule 457(f)(1).
+	Previously paid.

*	Prior to the consummation of the business combination described herein, the Registrant intends to effect a deregistration under Article 128 of the Business Corporations Act of the Republic of the Marshall Islands and a domestication under Section 388 of the Delaware General Corporation Law, pursuant to which the Registrant’s jurisdiction of incorporation will be changed from the Republic of the Marshall Islands to the State of Delaware. In connection with the consummation of the business combination described herein, the Registrant intends to change its name to “Phunware, Inc.”

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

As used in this Registration Statement, the term “Registrant” refers to the Registrant (a Republic of the Marshall Islands corporation) prior to the Redomestication and to the Successor (a Delaware corporation) following the Redomestication.

The information in this joint proxy statement/prospectus is not complete and may be changed. Stellar Acquisition III Inc. may not issue the securities offered by this joint proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission, of which this joint proxy statement/prospectus is a part, is declared effective. This joint proxy statement/prospectus does not constitute an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale of these securities is not permitted.

PRELIMINARY — SUBJECT TO COMPLETION, DATED NOVEMBER 6, 2018

To the Shareholders of Stellar Acquisition III Inc. and the Stockholders of Phunware, Inc.:

On behalf of the boards of directors of Stellar Acquisition III Inc. (“Stellar”) and Phunware, Inc. (“Phunware”) we are pleased to enclose the joint proxy statement/prospectus relating to the proposed merger of a wholly owned subsidiary of Stellar with and into Phunware (the “Business Combination”), pursuant to an agreement and plan of merger dated as of February 27, 2018 (as amended or supplemented from time to time, the “Merger Agreement”) among Stellar, Phunware and certain other parties, as amended by the First Amendment to the Merger Agreement dated as of November 1, 2018. It is proposed that, immediately prior to the Business Combination, Stellar will redomesticate from a Republic of the Marshall Islands corporation to a Delaware corporation (the “Redomestication”).

In connection with the Business Combination, shareholders of Stellar are cordially invited to attend the special meeting of the shareholders of Stellar (the “Stellar Special Meeting”) to be held at 10:00 a.m. Eastern Time on _______________, 2018 at the offices of Ellenoff Grossman & Schole LLP, at 1345 Avenue of the Americas, 11th Floor, New York, New York 10105. Only shareholders who held common stock of Stellar at the close of business on ______, 2018 will be entitled to vote at the Stellar Special Meeting and at any adjournments and postponements thereof.

In connection with the Business Combination, stockholders of Phunware are cordially invited to attend a special meeting of the stockholders of Phunware (the “Phunware Special Meeting”) to be held at ____________, Central Time, on _______________, 2018 at the offices of Phunware, located at 7800 Shoal Creek Blvd, Suite 230-S, Austin, TX 78757. Only stockholders who held common stock or preferred stock of Phunware at the close of business on October 31, 2018 will be entitled to vote at the Phunware Special Meeting and at any adjournments and postponements thereof.

Stellar is a blank check corporation incorporated under the laws of the Republic of the Marshall Islands on December 8, 2015. Stellar was formed with the objective of acquiring, through a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination, one or more businesses or entities. Stellar’s units, common stock and warrants are traded on The NASDAQ Capital Market (“Nasdaq”) under the symbols “STLRU,” “STLR” and “STLRW,” respectively. On November 1, 2018, the closing sale prices of Stellar’s units, common stock and warrants were $10.50, $10.50 and $0.20, respectively. Stellar has applied for the listing of the common stock and warrants of the Successor on Nasdaq following the consummation of the Business Combination, under the symbols “PHUN” and “PHUNW,” respectively. At the closing of the Business Combination, Stellar’s units will separate into their component shares of common stock and warrants so that the units will no longer trade separately under “STLRU.”

Phunware is a provider of Multiscreen-as-a-Service (“MaaS”) solutions, an integrated customer engagement platform that enables organizations to develop customized, immersive, branded mobile applications. Phunware sells its services in verticals including healthcare, retail, hospitality, transportation, sports and entertainment, and enables brands to engage, manage and monetize their anytime-anywhere mobile users. Phunware’s MaaS technology is available in software development kit (“SDK”) form for organizations developing their own applications, via customized development services as well as prepackaged solutions. Through its integrated mobile advertising platform of publishers and developers, Phunware also maximizes mobile monetization through an advertising product suite including self-service media buying, real-time bidding (“RTB”), publisher mediation and yield optimization, cross-platform ad creation and dynamic ad serving.

At the Stellar Special Meeting, Stellar’s shareholders will be asked to vote on the following proposals, as more fully described in the accompanying joint proxy statement/prospectus: (i) the Redomestication Proposal, (ii) the Stellar Business Combination Proposal, (iii) the 2018 Equity Incentive Plan Proposal, (iv) the 2018 ESPP Proposal, (v) the Share Issuance Proposal, (vi) the Director Election Proposal and (vii) the Stellar Adjournment Proposal, if presented (collectively, the “Stellar Proposals”).

Stellar’s board of directors unanimously determined that the Stellar Proposals are advisable, fair to and in the best interests of Stellar and its shareholders and unanimously recommends that Stellar’s shareholders vote “FOR” each of the Stellar Proposals.

At the Phunware Special Meeting, Phunware’s stockholders will be asked to vote on the following proposals, as more fully described in the accompanying joint proxy statement/prospectus (i) the Phunware Business Combination Proposal, (ii) the Preferred Stock Conversion Proposal and (iii) the Phunware Adjournment Proposal, if presented (the “Phunware Proposals”).

Phunware’s board of directors unanimously determined that the Phunware Proposals are advisable, fair to and in the best interests of Phunware and its stockholders and unanimously recommends that Phunware’s stockholders vote “FOR” each of the Phunware Proposals.

Your vote is very important. As a condition to the completion of the Business Combination (i) an affirmative vote of holders of a majority of the voting power of the shares of common stock of Stellar entitled to vote on the Stellar Proposals, who are present  in person or by proxy and cast votes at the Stellar Special Meeting is required with respect to the Stellar Proposals (other than the Redomestication Proposal, which requires two thirds of the voting power of the shares of outstanding common stock entitled to vote on such proposal that are present in person or by proxy and cast votes at the Stellar Special Meeting) and (ii) (A) with respect to the Phunware Business Combination Proposal, an affirmative vote of (x) a majority of the shares of outstanding capital stock of Phunware, voting together as a single class on an as-converted basis, (y) a majority of the outstanding shares of preferred stock of Phunware, voting together as a single class on an as-converted basis, and (z) a majority of the outstanding shares of Phunware Series F Preferred Stock, voting exclusively as a single class on an as-converted basis, (B) with respect to the Preferred Stock Conversion Proposal, an affirmative vote of (x) a majority of the outstanding shares of preferred stock of Phunware, voting together as a single class on an as-converted basis, and (y) a majority of the outstanding shares of Phunware Series F Preferred Stock, voting exclusively as a single class on an as-converted basis and (C) with respect to the Adjournment Proposal, an affirmative vote of the holders of a majority of the shares of outstanding capital stock of Phunware.

The obligations of Stellar and Phunware to complete the Business Combination are subject to a number of conditions set forth in the Merger Agreement and are summarized in the accompanying joint proxy statement/prospectus. More information about Stellar and Phunware, the Stellar Special Meeting and the Phunware Special Meeting and the transactions contemplated by the Merger Agreement, is contained in the accompanying joint proxy statement/prospectus. You are encouraged to read the accompanying joint proxy statement/prospectus in its entirety, including the section entitled “Risk Factors” beginning on page 43.

We strongly support the Business Combination and the other transactions contemplated by the Merger Agreement and enthusiastically recommend that you vote in favor of the proposals presented to you for approval.

Very truly yours,	Very truly yours,

Co-Chief Executive Officer	Chief Executive Officer
Stellar Acquisition III Inc.	Phunware, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the accompanying joint proxy statement/prospectus or determined that the accompanying joint proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The accompanying joint proxy statement/prospectus is dated __________, 2018 and is first being mailed to the shareholders of Stellar and stockholders of Phunware on or about ______________, 2018.

ADDITIONAL INFORMATION

The accompanying document is the proxy statement of Stellar for its special meeting of its shareholders, the proxy statement of Phunware for its special meeting of its stockholders and the prospectus of Stellar for the securities of the Delaware corporation which will be the successor of Stellar (the “Successor”) to be issued in the Redomestication and the Business Combination. The accompanying joint proxy statement/prospectus incorporates by reference important business and financial information about Stellar that is not included in or delivered with this joint proxy statement/prospectus. This information is available without charge to shareholders of Stellar and Phunware upon written or oral request. You can obtain the documents incorporated by reference into the accompanying joint proxy statement/prospectus through the Securities and Exchange Commission website at www.sec.gov or by requesting them in writing or by telephone at the appropriate addresses or telephone numbers below:

George Syllantavos	Alan S. Knitowski
Co-Chief Executive Officer and Chief Financial Officer	Chief Executive Officer
Stellar Acquisition III Inc.	Phunware, Inc.
90 Kifissias Avenue	7800 Shoal Creek Blvd, Suite 230-S
Maroussi Athens, Greece	Austin, TX 78757
Telephone: +30 210 876-4876	Telephone: +1 (512) 693-4199

In addition, if you have questions about the Business Combination or the accompanying joint proxy statement/prospectus, would like additional copies of the accompanying joint proxy statement/prospectus or need to obtain proxy cards or other information related to the proxy solicitation, please contact (with respect to Stellar) Advantage Proxy, the proxy solicitor for Stellar, toll-free at 1-877-870-8565 or collect at 1-206-870-8565, or ______________ on behalf of Phunware at the address and telephone number set forth above. You will not be charged for any of these documents that you request.

See the section entitled “Where You Can Find More Information” beginning on page 267 of the accompanying joint proxy statement/prospectus for further information.

Information contained on the Stellar or Phunware websites is expressly not incorporated by reference into this joint proxy statement/prospectus.

To obtain timely delivery of the documents, you must request them no later than five business days before the date of the applicable Special Meeting, or no later than ________________, 2018.

STELLAR ACQUISITION III INC.

90 Kifissias Avenue

Maroussi Athens, Greece

NOTICE OF SPECIAL MEETING

OF SHAREHOLDERS

TO BE HELD ON ____________, 2018

TO THE SHAREHOLDERS OF STELLAR ACQUISITION III INC.:

NOTICE IS HEREBY GIVEN that a special meeting of shareholders (the “Stellar Special Meeting”) of Stellar Acquisition III Inc. (“Stellar”), a Republic of the Marshall Islands corporation, will be held at 10:00 a.m. Eastern Time, on __________, 2018 at the offices of Ellenoff Grossman & Schole LLP, at 1345 Avenue of the Americas, 11th Floor, New York, New York 10105. You are cordially invited to attend the Stellar Special Meeting, which will be held for the following purposes:

(1)	The Redomestication Proposal — To consider and vote upon a proposal to change the corporate structure and domicile of Stellar by way of continuation from a corporation incorporated under the laws of the Republic of the Marshall Islands to a corporation incorporated under the laws of the State of Delaware (the “Redomestication”). The Redomestication will be effected by Stellar filing a Certificate of Corporate Domestication, together with a Certificate of Incorporation (together, the “Delaware Redomestication Documents”) with the Delaware Secretary of State and filing an application to de-register with the Registrar of Corporations of the Republic of the Marshall Islands. Upon the effectiveness of the Redomestication, Stellar will become a Delaware corporation and, upon the consummation of the Business Combination (as defined below), Stellar will change its corporate name to “Phunware, Inc.” (the “Successor”) and all outstanding securities of Stellar will be deemed to constitute outstanding securities of the Successor, as described in more detail in the accompanying joint proxy statement/prospectus. The Redomestication is expected to become effective immediately prior to the consummation of the Business Combination. We refer to this proposal as the “Redomestication Proposal.” The form of the proposed Delaware Certificate of Incorporation of the Successor and the form of the proposed Bylaws of the Successor to become effective upon the Redomestication, are attached to the accompanying joint proxy statement/prospectus as Annex A and Annex B.

(2)	The Stellar Business Combination Proposal — To consider and vote upon a proposal to approve the agreement and plan of merger dated as of February 27, 2018 (as amended or supplemented from time to time, the “Merger Agreement”), as amended by the First Amendment to the Merger Agreement dated as of November 1, 2018 (the “First Amendment to the Merger Agreement”) by and among Stellar, STLR Merger Subsidiary Inc., a Delaware corporation and a wholly-owned subsidiary of Stellar (“Merger Sub”), and Phunware, Inc., a Delaware corporation (“Phunware”), and the transactions contemplated by the Merger Agreement, including the issuance of the merger consideration thereunder (collectively, the “Business Combination”). Pursuant to the Merger Agreement, Merger Sub will merge with and into Phunware (the “Merger”), with Phunware continuing as the surviving entity of the Merger and becoming a wholly-owned subsidiary of the Successor, as described in more detail in the accompanying joint proxy statement/prospectus. Upon the consummation of the Business Combination, Phunware will change its corporate name to “Phunware OpCo, Inc.” We refer to this proposal as the “Stellar Business Combination Proposal.” A copy of the Merger Agreement and First Amendment to the Merger Agreement are attached to the accompanying joint proxy statement/prospectus as Annex C and Annex C-1.

(3)	The 2018 Equity Incentive Plan Proposal — To consider and vote upon the approval of the 2018 Equity Incentive Plan. We refer to this as the “2018 Equity Incentive Plan Proposal.” A copy of the 2018 Equity Incentive Plan is attached to the accompanying joint proxy statement/prospectus as Annex D.

(4)	The 2018 ESPP Proposal — To consider and vote upon the approval of the 2018 Employee Stock Purchase Plan. We refer to this as the “2018 ESPP Proposal.” A copy of the 2018 Employee Stock Purchase Plan is attached to the accompanying joint proxy statement/prospectus as Annex E.

(5)	The Share Issuance Proposal — To approve, for purposes of complying with applicable NASDAQ Stock Market LLC listing rules, the issuance of more than 20% of Stellar’s issued and outstanding common stock. We refer to this as the “Share Issuance Proposal.”

(6)	The Director Election Proposal — To elect seven directors who, upon consummation of the Business Combination, will constitute all the members of the board of directors of the Successor. We refer to this proposal as the “Director Election Proposal.”

(7)	The Stellar Adjournment Proposal — To consider and vote upon a proposal to adjourn the Stellar Special Meeting to a later date or dates, if necessary to permit further solicitation and vote of proxies if it is determined by Stellar that more time is necessary or appropriate to approve one or more proposals presented at the Stellar Special Meeting. We refer to this proposal as the “Stellar Adjournment Proposal” and, together with the Redomestication Proposal, the Stellar Business Combination Proposal, the 2018 Equity Incentive Plan Proposal, the 2018 ESPP Proposal, the Share Issuance Proposal and the Director Election Proposal, as the “Stellar Proposals.”

These Stellar Proposals are described in the accompanying joint proxy statement/prospectus, which we encourage you to read in its entirety before voting. Only holders of record of shares of Stellar’s common stock at the close of business on _______, 2018 (the “Stellar Record Date”) are entitled to notice of the Stellar Special Meeting and to vote and have their votes counted at the Stellar Special Meeting and any adjournments or postponements of the Stellar Special Meeting.

After careful consideration, Stellar’s board of directors (the “Stellar Board”) has determined that the Stellar Proposals are fair to and in the best interests of Stellar and its shareholders and unanimously recommends that you vote or give instruction to vote “FOR” each of the Redomestication Proposal, the Stellar Business Combination Proposal, the 2018 Equity Incentive Plan Proposal, the 2018 ESPP Proposal and the Share Issuance Proposal, “FOR” the election of all of the persons nominated for election as directors pursuant to the Director Election Proposal and “FOR” the Stellar Adjournment Proposal, if presented.

The existence of any financial and personal interests of one or more of Stellar’s directors may be argued to result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Stellar and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the Stellar Proposals. See the section entitled “Stellar Business Combination Proposal — Interests of Stellar’s Directors and Officers in the Business Combination” in the accompanying joint proxy statement/prospectus for a further discussion of this.

Each of the Redomestication Proposal, the Stellar Business Combination Proposal, the 2018 Equity Incentive Plan Proposal, the 2018 ESPP Proposal and the Share Issuance Proposal is interdependent upon the others, and the Business Combination, the 2018 Equity Incentive Plan, the 2018 ESPP Proposal, the Share Issuance Proposal and, if presented, the Adjournment Proposal must be approved by the holders of a majority of the common stock of Stellar (the “Stellar Shares”) as of the Stellar Record Date that are present in person or by proxy and vote at the Stellar Special Meeting in order for Stellar to consummate the Business Combination contemplated by the Merger Agreement. The Redomestication Proposal must be approved by the holders at least a two-thirds majority of the Stellar Shares as of the Stellar Record Date that are present in person or by proxy and vote at the Stellar Special Meeting, and each nominee presented in connection with the Director Election Proposal must be approved by holders a plurality of the Stellar Shares as of the Stellar Record Date that are present in person or by proxy and vote at the Stellar Special Meeting.

All shareholders of Stellar are cordially invited to attend the Stellar Special Meeting in person. To ensure your representation at the Stellar Special Meeting, however, you are urged to mark, sign and date the enclosed proxy card and return it as soon as possible in the pre-addressed postage paid envelope provided. If you are a shareholder of record of Stellar Shares, you may also cast your vote in person at the Stellar Special Meeting. If your shares are held in an account at a brokerage firm or bank, or by a nominee, you must instruct your broker, bank or nominee on how to vote your shares or, if you wish to attend the Stellar Special Meeting and vote in person, obtain a proxy from your broker, bank or nominee.

Whether or not you plan to attend the Stellar Special Meeting, we urge you to read the accompanying joint proxy statement/prospectus (and any documents incorporated into the accompanying joint proxy statement/prospectus by reference) carefully. Please pay particular attention to the section entitled “Risk Factors” in the accompanying joint proxy statement/prospectus.

Your vote is important regardless of the number of shares you own. Whether you plan to attend the Stellar Special Meeting or not, please mark, sign and date the enclosed proxy card and return it as soon as possible in the envelope provided. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

Thank you for your participation. We look forward to your continued support.

By Order of the Board of Directors

Chairman of the Board of Directors, Co-Chief Executive Officer and President	Co-Chief Executive Officer, Chief Financial Officer and Director

_____________, 2018

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE STELLAR PROPOSALS AND YOU WILL NOT BE ELIGIBLE TO HAVE YOUR SHARES REDEEMED FOR CASH. TO EXERCISE YOUR REDEMPTION RIGHTS, YOU ARE NOT REQUIRED TO VOTE EITHER FOR OR AGAINST THE STELLAR BUSINESS COMBINATION PROPOSAL. YOU MUST DEMAND THAT STELLAR REDEEM YOUR SHARES INTO A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO STELLAR’S TRANSFER AGENT AT LEAST TWO (2) BUSINESS DAYS PRIOR TO THE VOTE ON THE STELLAR BUSINESS COMBINATION PROPOSAL. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DEPOSIT/WITHDRAWAL AT CUSTODIAN SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BROKER OR BANK TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE THE SECTION ENTITLED “SPECIAL MEETING OF THE SHAREHOLDERS OF STELLAR — REDEMPTION RIGHTS” FOR MORE SPECIFIC INSTRUCTIONS.

The accompanying joint proxy statement/prospectus is dated ______________, 2018 and is first being mailed to the shareholders of Stellar on or about ______________, 2018.

PHUNWARE, INC.

7800 Shoal Creek Blvd, Suite 230-S

Austin, TX 78757

NOTICE OF SPECIAL MEETING

OF STOCKHOLDERS

TO BE HELD ON ____________, 2018

TO THE STOCKHOLDERS OF PHUNWARE, INC.:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders (the “Phunware Special Meeting”) of Phunware, Inc. (“Phunware”), a Delaware corporation, will be held at ____, Central Time, on __________, 2018 at the offices of Phunware located at 7800 Shoal Creek Blvd, Suite 230-S, Austin, TX 78757. You are cordially invited to attend the Phunware Special Meeting, which will be held for the following purposes:

(1)	The Phunware Business Combination Proposal — To consider and vote upon a proposal to approve the agreement and plan of merger dated as of February 27, 2018 (as amended or supplemented from time to time, the “Merger Agreement”) by and among Stellar Acquisition III Inc., a Republic of the Marshall Islands corporation (“Stellar”), STLR Merger Subsidiary Inc., a Delaware corporation and a wholly-owned subsidiary of Stellar (“Merger Sub”) and Phunware, as amended by the First Amendment to the Merger Agreement dated as of November 1, 2018 (the “First Amendment to the Merger Agreement”), and the transactions contemplated by the Merger Agreement, including the issuance of the merger consideration thereunder (collectively, the “Business Combination”). Pursuant to the Merger Agreement, Merger Sub will merge with and into Phunware (the “Merger”), with Phunware continuing as the surviving entity of the Merger and becoming a wholly-owned subsidiary of the Stellar, which will change its corporate name to “Phunware, Inc.” (the “Successor”), as described in more detail in the accompanying joint proxy statement/prospectus. We refer to this proposal as the “Phunware Business Combination Proposal.” A copy of the Merger Agreement and the First Amendment to the Merger Agreement are attached to the accompanying joint proxy statement/prospectus as Annex C and Annex C-1.

(2)	The Preferred Stock Conversion Proposal — To consider and vote upon a proposal whereby the Phunware preferred stockholders request the conversion of all outstanding shares of Phunware preferred stock into shares of Phunware common stock, effective as of immediately prior to the closing of the Merger on a conversion ratio of one share of Phunware common stock per one share of Phunware preferred stock (the “Preferred Stock Conversion”). We refer to this proposal as the “Preferred Stock Conversion Proposal.”

(3)	The Phunware Adjournment Proposal — To consider and vote upon a proposal to adjourn the Phunware Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if it is determined by Phunware that more time is necessary or appropriate to consummate the Business Combination and/or the Preferred Stock Conversion. We refer to this proposal as the “Phunware Adjournment Proposal” and, together with the Preferred Stock Conversion Proposal and the Phunware Business Combination Proposal, the “Phunware Proposals.”

These Phunware Proposals are described in the accompanying joint proxy statement/prospectus, which we encourage you to read in its entirety before voting. Only holders of record of capital stock of Phunware at the close of business on October 31, 2018 (the “Phunware Record Date”) are entitled to notice of the Phunware Special Meeting and to vote and have their votes counted at the Phunware Special Meeting and any adjournments or postponements of the Phunware Special Meeting.

After careful consideration, Phunware’s board of directors (the “Phunware Board”) has determined that the Phunware Proposals are fair to and in the best interests of Phunware and its stockholders and unanimously recommends that you vote or give instruction to vote “FOR” the Phunware Business Combination Proposal and the Preferred Stock Conversion Proposal, and “FOR” the Phunware Adjournment Proposal, if presented.

The existence of any financial and personal interests of one or more of Phunware’s directors may be argued to result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Phunware and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the Phunware Proposals. See the section entitled “Phunware Business Combination Proposal — Interests of Phunware’s Directors and Officers in the Business Combination” in the accompanying joint proxy statement/prospectus for a further discussion of this.

In connection with entry into the Merger Agreement, certain of the Phunware stockholders affiliated with Phunware directors have entered into voting agreements pursuant to which they have agreed to support and vote all of their shares in favor of the foregoing Phunware Proposals.

The Phunware Proposals must be approved as follows: (A) the Phunware Business Combination Proposal requires the affirmative vote of (x) a majority of the shares of outstanding capital stock of Phunware, voting together as a single class on an as-converted basis, (y) a majority of the outstanding shares of preferred stock of Phunware, voting together as a single class on an as-converted basis, and (z) a majority of the outstanding shares of Phunware Series F Preferred Stock, voting exclusively as a single class on an as-converted basis, (B) the Preferred Stock Conversion Proposal requires the affirmative vote of (y) a majority of the outstanding shares of Preferred Stock of Phunware, voting together as a single class on an as-converted basis, and (z) a majority of the outstanding shares of Phunware Series F Preferred Stock, voting exclusively as a single class on an as-converted basis and (C) the Adjournment Proposal requires the affirmative vote of the holders of a majority of the shares of outstanding capital stock of Phunware.

All stockholders of Phunware as of the Record Date are cordially invited to attend the Phunware Special Meeting in person. To ensure your representation at the Phunware Special Meeting, however, you are urged to mark, sign and date the enclosed proxy card and return it as soon as possible in the pre-addressed postage paid envelope provided. If you are a stockholder of record of Phunware common stock or preferred stock, you may also cast your vote in person or by proxy at the Phunware Special Meeting.

Your vote is important regardless of the number of shares you own. Whether you plan to attend the Phunware Special Meeting or not, please mark, sign and date the enclosed proxy card and return it as soon as possible in the envelope provided.

You may revoke your proxy in the manner described in the accompanying joint proxy statement/prospectus at any time before it has been voted at the special meeting. If you attend the Phunware Special Meeting, you may vote your shares in person or by proxy even if you have previously submitted a proxy.

You are entitled to appraisal rights in connection with the merger in accordance with Delaware law. See the discussion under the section entitled “Appraisal Rights” in the accompanying joint proxy statement/prospectus for more information.

Whether or not you plan to attend the Phunware Special Meeting, we urge you to read the accompanying joint proxy statement/prospectus (and any documents incorporated into the accompanying joint proxy statement/prospectus by reference) carefully. Please pay particular attention to the section entitled “Risk Factors.”

Thank you for your participation. We look forward to your continued support.

By Order of the Board of Directors

Chief Executive Officer

_____________, 2018

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS. SEE THE SECTION ENTITLED “SPECIAL MEETING OF PHUNWARE STOCKHOLDERS” FOR MORE SPECIFIC INSTRUCTIONS.

The accompanying joint proxy statement/prospectus is dated ______________, 2018 and is first being mailed to the stockholders of Phunware on or about ______________, 2018.

ANNEX A	Certificate of Incorporation of Successor
ANNEX B	Bylaws of Successor
ANNEX C	Plan and Agreement of Merger
ANNEX C-1	First Amendment to Agreement and Plan of Merger
ANNEX D	2018 Equity Incentive Plan
ANNEX E	2018 Employee Stock Purchase Plan
ANNEX F	Appraisal Rights for Phunware Stockholders
ANNEX G	Form of Proxy for Stellar Acquisition III Inc. Special Meeting of Shareholders
ANNEX H	Form of Proxy for Phunware, Inc. Special Meeting of Stockholders

i

FREQUENTLY USED TERMS

Unless otherwise stated or unless the context otherwise requires, the terms “we,” “us,” “our,” “Stellar” and “Phunware” refer to Stellar Acquisition III Inc. (which prior to the Redomestication is a corporation incorporated under the laws of the Republic of the Marshall Islands and thereafter a corporation incorporated under the laws of the State of Delaware) and Phunware, Inc., as applicable.

In this document:

“2018 Equity Incentive Plan Proposal” means the proposal to be considered at the special meeting for the shareholders to ratify and approve the 2018 Equity Incentive Plan of the Successor.

“2018 ESPP Proposal” means the 2018 ESPP Proposal to consider and vote upon the approval of the 2018 ESPP.

“Articles of Incorporation” means Stellar’s current articles of incorporation, as amended.

“Assumed Option” means each outstanding option to acquire Phunware Stock (whether vested or unvested) that shall be assumed by the Successor in the Merger and automatically converted into an option to acquire shares of Successor common stock, with its price and number of shares equitably adjusted based on the conversion of the shares of Phunware Stock into the Stockholder Merger Consideration.

“BCA” means the Business Corporations Act of the Republic of the Marshall Islands (1990), as amended.

“Business Combination” means the business combination of Stellar and Phunware pursuant to the Merger Agreement.

“Closing” means the closing of the Business Combination.

“Closing Proceeds” means the sum of (i) the funds remaining in the Trust Account immediately prior to the Closing, after giving effect to the redemptions by Public Shareholders (but before giving effect to the payment of any expenses incurred in connection with the Merger Agreement or the Business Combination or repayment of any outstanding loans of Stellar).

“Code” means the Internal Revenue Code of 1986, as amended.

“Combined Company” refers to Stellar and the Phunware Group together following the consummation of the Business Combination.

“Contribution” means an aggregate of approximately $124,164 by the 24th day each such calendar month (or portion thereof), with the initial Contribution having been contributed on May 24, 2018.

“Conversion” means the redomestication of Stellar from a Republic of the Marshall Islands corporation into a Delaware corporation, as provided herein.

“COPPA” means the Children’s Online Privacy Protection Act.

“Delaware Redomestication Documents” means the Certificate of Corporate Domestication and the Certificate of Incorporation of the Successor.

“DGCL” means the Delaware General Corporation Law.

“Director Election Proposal” means the proposal to be considered at the Stellar Special Meeting to elect the members of the board of directors of the Successor.

“DWAC” means the depository trust company’s deposit/withdrawal at custodian system.

“Effective Time” means the Merger having become effective pursuant to its terms upon the consummation of the Business Combination.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Extension” means the situation in which Stellar may, and at the request of Phunware, Stellar will, seek the approval of its shareholders to extend the deadline for it to consummate its initial business combination to a date no earlier than December 26, 2018 (or such earlier date at the parties may otherwise agree), which may be structured as multiple periodic extensions.

“Extension Loan” means the non-interest bearing loan from Phunware to Stellar in the principal amount of $201,268.

“Extension Meetings” means, together, (A) a special meeting of shareholders of Stellar held on May 22, 2018, at which its shareholders approved (i) an amendment to Stellar’s second amended and restated Articles of Incorporation, extending the date by which Stellar must consummate its initial business combination from May 24, 2018 to August 24, 2018 or such earlier date as determined by the Stellar Board; and (ii) the amendment and restatement of that certain Investment Management Trust Agreement, dated as of August 18, 2016, by and between Stellar and Continental Stock Transfer & Trust Company, the trust agent (“Continental”), to extend the date on which the trust agent must liquidate the Trust Account if Stellar has not completed an initial business combination, from May 24, 2018 to August 24, 2018, and to permit the withdrawal of funds from the Trust Account to pay shareholders who properly exercise their Redemption Rights in connection with such amendment (the “May 2018 Extension”); and (B) a special meeting of shareholders of Stellar held on August 22, 2018, at which its shareholders approved (i) an amendment to Stellar’s second amended and restated Articles of Incorporation, as amended, extending the date by which Stellar must consummate its initial business combination from August 24, 2018 to December 26, 2018 or such earlier date as determined by the Stellar Board, and (ii) the amendment and restatement of that certain Amended and Restated Investment Management Trust Agreement, dated as of May 23, 2018, by and between the Company and Continental to extend the date on which the trust agent must liquidate the Trust Account to permit the withdrawal of funds from the Trust Account to pay shareholders who properly exercise their Redemption Rights in connection with such amendment (the “August 2018 Extension”).

“fair market value” shall mean the average reported last sale price of Stellar’s common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Stellar’s warrants.

“Founder Shares” means the 2,003,403 shares of Stellar’s common stock purchased for $25,000 in the aggregate by Messrs. Tsirigakis and Syllantavos.

“FTC” means the U.S. Federal Trade Commission.

“GAAP” means U.S. generally accepted accounting principles.

“GDPR” means the General Data Protection Regulation.

“Initial Shareholders” means the initial shareholders of Stellar who currently hold Founder Shares.

“Interim Period” means certain customary covenants by each of the parties during the period between the signing of the Merger Agreement and the earlier of the Closing or the termination of the Merger Agreement in accordance with its terms.

“IPO” means Stellar’s initial public offering of its units, common stock and warrants pursuant to a registration statement on Form S-1 declared effective by the SEC on August 18, 2016 (SEC File No. 333-212377).

“Material Adverse Effect” as used in the Merger Agreement, means with respect to any specified person or entity, any fact, event, occurrence, change or effect that has had or would reasonably be expected to have, a material adverse effect upon (a) the business, assets, liabilities, results of operations or condition (financial or otherwise) of such person or entity and its subsidiaries, taken as a whole, or (b) the ability of such person or entity or any of its subsidiaries on a timely basis to consummate the transactions contemplated by the Merger Agreement or the ancillary documents to which it is a party or bound or to perform its obligations thereunder, in each case subject to certain customary exceptions.

“Merger” means the statutory merger of Merger Sub with and into Phunware (following the Redomestication) under the applicable provisions of the DGCL, with Phunware remaining as the surviving entity.

“Merger Agreement” means the agreement and plan of merger, dated as of February 27, 2018, by and among Stellar, Merger Sub and Phunware, as it may be amended and supplemented from time to time.

“Merger Consideration” means a number of Successor securities with an aggregate value equal to $301,000,000.

“Merger Sub” means STLR Merger Subsidiary Inc., a Delaware corporation, which is currently wholly-owned by Stellar.

“Nasdaq” means the NASDAQ Stock Market, LLC.

“Notes” means unsecured promissory notes in the aggregate amount of $303,300, $301,000, $167,000, $62,082, $62,082, $62,082, $37,034, $37,034 and $37,034 issued by Stellar to its Sponsors on August 24, 2017, November 24, 2017, February 23, 2018, May 23, 2018, June 23, 2018, July 23, 2018, August 23, 2018, September 24, 2018 and October 24, 2018, respectively, and unsecured promissory notes in the aggregate amount of $201,268, $62,082, $62,082 $62,082, $37,034,$37,034 and $37,034 issued by Stellar to Phunware on February 22, 2018, May 23, 2018, June 23, 2018, July 23, 2018, August 23, 2018, September 24, 2018 and October 24, 2018, respectively.

“PhunCoin” means the digital asset built and transacted on top of blockchain technology, which is intended to be used within the PhunCoin Ecosystem.

“PhunCoin Ecosystem” means the rewards marketplace and data exchange to be established by PhunCoin Sub, whereby users receive PhunCoin in exchange for their information

“PhunCoin Sub” means PhunCoin, Inc., a Wyoming corporation, which is a wholly-owned subsidiary of Phunware.

“Phunware” or “Phunware, Inc.” means Phunware, Inc., a Delaware corporation.

“Phunware Adjournment Proposal” means the proposal to approve any decision by Phunware or its representatives to adjourn the Special Meeting to a later date or dates to permit further solicitation and vote of proxies if there are insufficient votes at the time of the Special Meeting to approve the Phunware Business Combination Proposal and/or the Preferred Stock Conversion Proposal.

“Phunware Board” means the board of directors of Phunware.

“Phunware Business Combination Proposal” means the proposal for Phunware stockholders to approve the Business Combination.

“Phunware Group” means Phunware and the direct and indirect subsidiaries of Phunware.

“Phunware Proposals” means (i) the Phunware Business Combination Proposal, (ii) the Preferred Stock Conversion Proposal and (iii) the Phunware Adjournment Proposal, if presented.

“Phunware Special Meeting” means the special meeting of the stockholders of Phunware, to be held at ____, Central Time, on __________, 2018 at the offices of Phunware, located at 7800 Shoal Creek Blvd, Suite 230-S, Austin, TX 78757, and any adjournments or postponements thereof.

“Phunware Stock” means all shares of Phunware common stock and preferred stock issued and outstanding immediately prior to the Effective Time.

“Preferred Stock Conversion” means the conversion by the holders of Phunware’s preferred stock of all of their issued and outstanding shares of preferred stock into shares of Phunware common stock at a conversion ratio of one share of Phunware common stock for each one share of Phunware preferred stock.

“Preferred Stock Conversion Proposal” means the proposal to approve the conversion of all outstanding shares of Phunware preferred stock into shares of Phunware common stock, effective as of immediately prior to the closing of the Merger on a conversion ratio of one share of Phunware common stock per one share of Phunware preferred stock.

“Private Placement Warrants” means the 7,970,488 private placement warrants, each exercisable for one share of Stellar’s common stock at $11.50 per share, purchased by the Initial Shareholders for a purchase price of $3,985,244, or $0.50 per warrant.

“Proposals” means the Redomestication Proposal, the Stellar Business Combination Proposal, the 2018 Equity Incentive Plan Proposal, the 2018 ESPP Proposal, the Share Issuance Proposal, the Director Election Proposal, the Stellar Adjournment Proposal (if presented), the Phunware Business Combination Proposal, the Preferred Stock Conversion Proposal and the Phunware Adjournment Proposal (if presented).

“Public Shareholders” means the holders of Stellar Shares that were sold in Stellar’s IPO (whether they were purchased in the IPO or thereafter in the open market).

“Public Shares” means Stellar Shares sold in Stellar’s IPO (whether they were purchased in the IPO or thereafter in the open market).

“Record Date” means, in the case of Stellar, only holders of record of common stock of Stellar at the close of business on _______, 2018 (the “Stellar Record Date”) and in the case of Phunware, only holders of record of common stock of Phunware at the close of business on October 31, 2018 (the “Phunware Record Date”).

“Redemption Price” means an amount equal to price at which each Public Share is redeemed pursuant to the Redemption Rights (as equitably adjusted for stock splits, stock dividends, combinations, recapitalizations and the like after the Closing). The Redemption Price will be calculated two days prior to the consummation of the Business Combination in accordance with Stellar’s Articles of Incorporation as currently in effect.

“Redemption Rights” means rights to demand Redemption of the Public Shares into cash.

“Redemption” means the right of the holders of Stellar Shares to have their shares redeemed in accordance with the procedures set forth in this joint proxy statement/prospectus.

“Redomestication” means the continuation of Stellar by way of domestication of Stellar into a Delaware corporation, with the shares of common stock of Stellar becoming common stock of the Delaware corporation under the applicable provisions of the BCA and the DGCL and the term includes all matters and necessary or ancillary changes in order to effect such Redomestication, including the adoption of the Certificate of Incorporation and Bylaws for the Successor consistent with the DGCL (as attached hereto at Annex A and Annex B, respectively) and changing the name and registered office of Stellar to “Phunware, Inc.”. Pursuant to the Redomestication, Stellar’s existence as a corporation incorporated under the laws of the Republic of the Marshall Islands would cease.

“Redomestication Proposal” means the proposal to be considered at the Stellar Special Meeting to approve the Redomestication.

“Replacement Warrant” means a new warrant for shares of Successor common stock to be issued in exchange for each outstanding warrant to acquire shares of Phunware Stock that will be cancelled, retired and terminated in the Merger with its price and number of shares equitably adjusted based on the conversion of the shares of Phunware Stock into the Stockholder Merger Consideration, but with terms otherwise the same as the Phunware warrant.

“Sarbanes Oxley Act” the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Second Extension Loan” means the amount Phunware loaned to Stellar to cover the costs and expenses for Stellar to seek the approval of the Stellar’s stockholders to extend the deadline for Stellar to consummate its initial Business Combination beyond May 24, 2018.

“Securities Act” means the Securities Act of 1933, as amended.

“Share Issuance Proposal” means the proposal to be considered at the special meeting for the shareholders of Stellar to approve, for purposes of complying with Nasdaq listing rules, the issuance of securities in excess of 20% of Stellar’s issued and outstanding common stock, including the shares of common stock issuable upon the exchange of such securities.

“Sponsor” means (i) Astra Maritime Corp. and Dominium Investments Inc., each of which is a Republic of Marshall Islands corporation and a holding company with no operations, and each of which is an affiliate of Mr. Prokopios (Akis) Tsirigakis, who is Stellar’s Chairman of the Board as well as its co-Chief Executive Officer and President and (ii) Magellan Investments Corp. and Firmus Investments Inc., each a Republic of Marshall Islands corporation and a holding company with no operations, and each an affiliate of Mr. George Syllantavos, who is Stellar’s co-Chief Executive Officer, Chief Financial Officer, Secretary and also serves as one of its directors.

“Sponsor Notes” means unsecured promissory notes in the aggregate amount of $303,300, $301,000, $167,000, $62,082, $62,082, $62,082, $37,034, $37,034 and $37,034 issued by Stellar to the Sponsors on August 24, 2017, November 24, 2017, February 23, 2018, May 23, 2018, June 23, 2018, July 23, 2018, August 23, 2018, September 24, 2018 and October 24, 2018, respectively.

“Stellar” means Stellar Acquisition III Inc. (which prior to the Redomestication is a company incorporated under the laws of the Republic of the Marshall Islands and thereafter will be a corporation incorporated under the laws of the State of Delaware).

“Stellar Adjournment Proposal” means the proposal for Stellar shareholders to approve any decision by Stellar or its representatives to adjourn the Stellar Special Meeting to a later date or dates to permit further solicitation and vote of proxies if there are insufficient votes at the time of the Stellar Special Meeting to approve the Redomestication Proposal and the Stellar Business Combination Proposal.

“Stellar Board” means the board of directors of Stellar.

“Stellar Business Combination Proposal” means the proposal to approve the Business Combination.

“Stellar Proposals” means (i) the Redomestication Proposal, (ii) the Stellar Business Combination Proposal, (iii) the 2018 Equity Incentive Plan Proposal, (iv) the 2018 ESPP Proposal, (v) the Share Issuance Proposal, (vi) the Director Election Proposal and (vii) the Stellar Adjournment Proposal, if presented.

“Stellar Shares” means the common stock, par value $0.0001 per share, of Stellar.

“Stellar Special Meeting” means the special meeting of the shareholders of Stellar, to be held at 10:00 a.m. Eastern Time on __________, 2018 at the offices of Ellenoff Grossman & Schole LLP, at 1345 Avenue of the Americas, 11th Floor, New York, New York 10105, and any adjournments or postponements thereof.

“Stockholder Merger Consideration” means the shares of Successor common stock and the Transferred Sponsor Warrants to be transferred to Phunware stockholders.

“Successor” means Stellar as a Delaware corporation by way of continuation following the Redomestication. In connection with the consummation of the Business Combination, Stellar will change its corporate name to “Phunware, Inc.”

“Target Companies” means Phunware and its subsidiaries.

“Token Generation Event” means the launch of the PhunCoin Ecosystem, which will only occur if the ecosystem is operational on a blockchain technology that enables it to comply with applicable laws.

“Transferred Sponsor Warrants” means up to an aggregate of 3,985,244 but not less than 2,450,000 warrants to purchase shares of Successor common stock in exchange for the Private Placement Warrants that are currently held by the Sponsors.

“Trust Account” means the trust account of Stellar, which holds the net proceeds of Stellar’s IPO and the sale of the Stellar private units, together with interest earned thereon, less amounts released to pay income or other tax obligations and to meet working capital requirements.

“U.S. Holder” means any beneficial owner of Stellar Shares that is, for U.S. federal income tax purposes, (i) an individual citizen or resident of the United States; (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control the trust or (B) it has a valid election in place to be treated as a U.S. person.

“Undersubscribed Sponsor Warrants” means any Transferred Sponsor Warrants that other holders of shares of Phunware Stock elect not to receive.

“Voting Agreement” means those voting agreements delivered by Phunware to Stellar and executed by certain of Phunware’s stockholders who are affiliated with directors of Phunware.

SUMMARY OF THE MATERIAL TERMS OF THE PROPOSALS

This summary, together with the sections entitled “Questions and Answers for all Stellar Shareholders and Phunware Stockholders”, “Questions and Answers about the Stellar Proposals” and “Questions and Answers about the Phunware Proposals” summarizes certain information contained in this joint proxy statement/prospectus, but does not contain all of the information that is important to you. You should read carefully this entire joint proxy statement/prospectus, including the attached annexes, for a more complete understanding of the matters to be considered at the Stellar Special Meeting or the Phunware Special Meeting, as applicable.

Stellar

Stellar, a corporation incorporated under the laws of the Republic of the Marshall Islands, was incorporated on December 8, 2015 as a blank check company whose objective is to acquire, through a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination, one or more businesses or entities.

On August 24, 2016, Stellar consummated its IPO of 6,500,000 units. Each unit consisted of one share of common stock and one warrant to purchase one share of common stock at an exercise price of $11.50 per share. The units were sold at an offering price of $10.00 per unit, generating gross proceeds of $65,000,000. On August 24, 2016, simultaneously with the consummation of such offering, Stellar completed a private placement of an aggregate of 7,650,000 warrants to the Sponsors, generating gross proceeds of $3,825,000.

On September 28, 2016, the underwriters exercised their over-allotment option in part and purchased 400,610 units, which were sold at an offering price of $10.00 per unit, generating gross proceeds of $4,006,100. On September 28, 2016, simultaneously with the sale of such units, Stellar consummated the private sale of an additional 320,488 Private Placement Warrants to the Sponsors, generating gross proceeds of $160,244. In connection with the partial over-allotment exercise, certain of the Initial Shareholders forfeited an aggregate of 166,758 Founder Shares.

A total of $70,386,222 of the net proceeds from Stellar’s IPO (including the partial exercise of the over-allotment option) and the private placements was deposited in the Trust Account established for the benefit of the Public Shareholders.

On each of August 24, 2017, November 24, 2017 and February 23, 2018, Stellar issued unsecured promissory notes in the aggregate amount of $303,300, $301,000, and $167,100, respectively, to the Sponsors and on February 22, 2018, Stellar issued a promissory note in the aggregate amount of $201,268 to Phunware. The Sponsors have the option to convert any unpaid balance of the Notes into warrants exercisable for shares of its common stock, based on a conversion price of $0.50 per warrant. The terms of any such warrants shall be identical to the terms of the warrants issued pursuant to the private placement that was consummated by Stellar in connection with the IPO. On each of August 24, 2017, November 24, 2017 and February 23, 2018, the Sponsors, and on February 22, 2018, Phunware, deposited cash into the Trust Account and Stellar also instructed the trust agent to apply interest earned on the funds available for withdrawal toward the principal held in the Trust Account, representing an aggregate of $402,536, or $0.058 per Public Share. As such, Stellar extended the period of time to consummate its initial business combination three times, each for three months, to May 24, 2018. In connection with the Extensions, the per Public Share amount in Stellar’s Trust Account increased from $10.20 (as of the closing of the IPO) to $10.375. Furthermore, on each of May 23, 2018, June 23, 2018 and July 23, 2018, the Sponsors and Phunware, deposited cash into Stellar’s Trust Account, representing an aggregate of $124,164, or $0.035 per Public Share each time. As such, Stellar extended the period of time to consummate its business combination to August 24, 2018. In connection with such Extensions, the per Public Share amount in Stellar’s Trust Account further increased to $10.48. Additionally, on each of August 23, 2018, September 23, 2018, and October 24, 2018, the Sponsors and Phunware, deposited cash into the Trust Account, representing an aggregate of $74,069, or $0.04 per Public Share each time. As such, Stellar extended the period of time to consummate its initial business combination one month, to December 26, 2018. In connection with such Extensions, the per Public Share amount in the Trust Account further increased to $10.60 (as of the date of this joint proxy statement/prospectus).

The Redomestication Proposal

Stellar is proposing to change its corporate structure and domicile by way of continuation from a corporation incorporated under the laws of the Republic of the Marshall Islands to a corporation incorporated under the laws of the State of Delaware. The Redomestication is expected to become effective immediately prior to the consummation of the Business Combination and will be effected by the filing of a the Delaware Redomestication Documents with the Delaware Secretary of State and a filing of an application to de-register with the Registrar of Corporations of the Republic of the Marshall Islands. Upon the effectiveness of the Redomestication, Stellar will continue its existence in the form of a Delaware corporation and, in connection with the Business Combination, Stellar will change its corporate name to “Phunware, Inc.” (such successor referred to in this joint proxy statement/prospectus as the “Successor”) and all outstanding securities of Stellar will be deemed to constitute outstanding securities of the continuing Delaware corporation, as described in more detail in this joint proxy statement/prospectus. Please read the section entitled “The Redomestication Proposal.”

The Stellar Business Combination Proposal

Stellar and Phunware have agreed to a Business Combination under the terms of the Merger Agreement dated as of February 27, 2018 by and among Stellar, Merger Sub and Phunware. Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, at the Closing of the transactions contemplated by the Merger Agreement, Merger Sub will merge with and into Phunware, with Phunware continuing as the surviving entity and becoming a wholly-owned subsidiary of the Successor. At the Effective Time, Phunware will change its corporate name to “Phunware OpCo, Inc.” (the “Surviving Corporation”) and all outstanding securities of Phunware will be deemed to constitute outstanding securities of the Surviving Corporation. See the sections entitled “The Stellar Business Combination Proposal” and the “The Phunware Business Combination Proposal.”

The Merger Agreement is subject to standard conditions to the Closing. In addition, the Closing is subject to the following additional conditions:

●	The SEC shall have declared effective a registration statement on Form S-4 under the Securities Act, to register the issuance of the securities to be issued in the Redomestication and the Business Combination;

●	Stellar has at least $19 million cash and cash equivalent, net of (a) any cash, cash equivalents or other assets of the Target Companies, (b) any cash funds that are necessary to pay its unpaid expenses and liabilities, (c) cash funds required for redemptions and (d) cash funds necessary to pay its debt and other liabilities.

Pursuant to the Merger Agreement, upon the Closing, (i) the shares of common stock of Phunware issued and outstanding immediately prior to the Merger will be cancelled in exchange for the right to receive (A) an aggregate number of shares of Successor common stock equal to the quotient of the aggregate merger consideration of $301,000,000, divided by the Redemption Price and (B) a number of the warrants to purchase shares of Successor common stock in exchange for Private Placement Warrants that are currently held by the Sponsors that the Phunware stockholders elect to purchase at a price of $0.50 per warrant by reducing their shares of Successor common stock by the equivalent value, (ii) all outstanding warrants to acquire shares of Phunware Stock will be cancelled in exchange for the right to receive a new warrant to purchase shares of Successor common stock and (iii) all outstanding options of Phunware will be assumed by the Successor. See the section entitled “The Stellar Business Combination Proposals — General Description of the Merger Agreement and Merger Consideration.”

Each party agreed in the Merger Agreement to use its commercially reasonable efforts to effect the Closing. The Merger Agreement also contains certain customary covenants by each of the parties during the period between the signing of the Merger Agreement and the earlier of the Closing or the termination of the Merger Agreement in accordance with its terms, including covenants regarding (1) seeking an extension of the deadline for Stellar to consummate an initial business combination, (2) no solicitation of other competing transactions, subject to certain exclusions, (3) designation of members of the Successor’s post-Closing board of directors, (4) maintenance by Stellar of a minimum cash balance, (5) efforts to consummate a block-chain technology token generation event and (6) solicitation of voting agreements.

Stellar has also agreed to certain covenants in the Merger Agreement with respect to its obligations to file a joint proxy statement/prospectus for a special meeting of its shareholders to approve the Merger Agreement and the related transactions. Stellar shall submit a new equity incentive plan and a new employee stock purchase plan, each of which is reasonably acceptable to Phunware and Stellar, to its shareholders for their ratification and approval. The Merger Agreement may be terminated under certain customary and limited circumstances at any time prior to the Closing, including among other reasons, (1) by Stellar or Phunware if the Closing has not occurred on or before May 24, 2018 (provided, that if Stellar seeks and receives the approval of its shareholders for an additional extension, the termination date shall be extended to the earlier of (i) December 26, 2018 or (ii) if Stellar and Phunware mutually agree to an earlier date for such extension, such earlier date), (2) by either party if a governmental authority has issued a final non-appealable order or action preventing the transactions, (3) by either party in the event of the other party’s uncured breach (subject to certain materiality qualifiers), (4) by Stellar if there is an event or events that constitute a Material Adverse Effect on Phunware that continue and are incurable or uncured after 20 days’ notice, (5) by Stellar if the Phunware Board effects a change in their recommendation for the transaction, which is permitted under certain circumstances specified in the Merger Agreement and described below under the heading “The Merger Agreement and Related Agreements — Merger Agreement — Covenants of the Parties”, (6) by either party if either Stellar’s shareholders or Phunware’s stockholders do not approve the Merger Agreement and related transactions, or (7) by either party if ten business days elapse from the date of the Stellar Special Meeting and Stellar has less than $19 million in cash, net of its unpaid expenses and liabilities and payments required for redemptions.

In the event that the Merger Agreement is terminated either (i) by Stellar for a change in recommendation by the Phunware Board or (ii) by either Stellar or Phunware for Phunware failing to receive the approval of its stockholders after a change in recommendation by the Phunware Board, then Phunware shall pay to Stellar a cash termination fee equal to $12,000,000. The Merger Agreement does not provide for any other circumstances where a termination fee would be payable Phunware and does not provide for any termination fees payable by Stellar in connection with a termination of the Merger Agreement.

The Sponsors and certain of the officers, directors and shareholders of Phunware holding at least 1% of the outstanding shares of capital stock of Phunware on a fully diluted basis prior to the Closing have agreed that they will not, subject to certain exceptions, transfer, sell, tender or otherwise dispose of the shares of common stock of the Successor that they will receive as a result of the Merger for a certain period of time. Such shareholders will enter into lock-up agreements prior to the closing to evidence such restrictions. Please read the section entitled “The Business Combination Proposals — Lock-Up Agreement.”

In addition, at the time of entry into the Merger Agreement, Phunware provided Stellar with the executed Voting Agreements from certain of Phunware’s stockholders affiliated with directors of Phunware. Under the Voting Agreements, the Phunware stockholders party thereto will generally agree to vote all of their Phunware shares in favor of the Merger Agreement and related transactions and to otherwise take certain other actions in support of the Merger Agreement and related transactions and refrain from taking actions that would adversely affect such Phunware stockholder’s ability to perform its obligations under the Voting Agreement. Each Voting Agreement prevents transfers of the Phunware shares held by the Phunware stockholder party thereto between the date of the Voting Agreement and the date of the meeting of Phunware stockholders.

Furthermore, each of the Sponsors entered into a voting agreement (the “Sponsor Voting Agreement”) whereby the Sponsors have agreed to vote all of their shares of Stellar in favor of the Merger Agreement and the related transactions and to otherwise take certain other actions in support of the Merger Agreement and related transactions and refrain from taking actions that would adversely affect such Sponsor’s ability to perform its obligations under the Sponsor Voting Agreement. Each Sponsor Voting Agreement prevents transfers of the Stellar shares held by the Sponsors between the date of the Sponsor Voting Agreement and the date of the meeting of Stellar shareholders.

The 2018 Equity Incentive Plan Proposal

Stellar is proposing that its shareholders approve the 2018 Equity Incentive Plan (the “2018 Equity Incentive Plan”) which will become effective upon the business day immediately prior to the Closing and will be used by the Successor on a going-forward basis following the Closing. The 2018 Equity Incentive Plan has the following principal features:

●	Types of Awards: The 2018 Equity Incentive Plan provides for the following types of awards: incentive stock options, nonstatutory stock options, stock appreciation rights, restricted stock, restricted stock units, performance units and performance shares.

●	Grant of Awards; Shares Available for Awards: Certain employees, directors and consultants will be eligible to receive grants of awards under the 2018 Equity Incentive Plan. If the shareholders approve the 2018 Equity Incentive Plan Proposal, the number of shares of common stock available for issuance under the 2018 Equity Incentive Plan will be equal to 5% of the Successor’s common stock, plus any shares of common stock subject to awards granted under the Phunware 2009 Equity Incentive Plan (the “2009 Equity Incentive Plan”), that, on or after the Closing, are assumed in connection with the Closing, or expire or are forfeited, plus an annual increase on the first day of each fiscal year beginning with the 2019 fiscal year, as discussed in more detail in the 2018 Equity Incentive Plan Proposal.

●	Stock Options: Stock options in the form of nonstatutory stock options or incentive stock options may be granted under the 2018 Equity Incentive Plan. The exercise price of any options granted under the 2018 Equity Incentive Plan must at least be equal to the fair market value of the Successor’s common stock on the date of grant. The term of an incentive stock option may not exceed ten years, except that with respect to any participant who owns more than 10% of the voting power of all classes of the Successor’s outstanding stock, the term must not exceed five years and the exercise price must equal at least 110% of the fair market value on the grant date.

●	Stock Appreciation Rights: Stock appreciation rights may be granted under the 2018 Equity Incentive Plan. Stock appreciation rights may not have a term exceeding ten years and the per share exercise price for the shares to be issued pursuant to the exercise of a stock appreciation right will be no less than 100% of the fair market value per share on the date of grant.

●	Restricted Stock and Restricted Stock Units. Restricted stock and restricted stock units may be granted under the 2018 Equity Incentive Plan. The 2018 Equity Incentive Plan administrator may impose whatever conditions to vesting it determines to be appropriate; provided, however, that the administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed.

●	Performance Units and Performance Shares. Performance units and performance shares may be granted under the 2018 Equity Incentive Plan. The 2018 Equity Incentive Plan administrator may impose whatever conditions to vesting it determines to be appropriate which, depending on the extent to which they are met, will determine the number and/or the value of performance units and performance shares to be paid out to participants; provided, however, that the administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed.

The Stellar Board has concluded that the adoption of the 2018 Equity Incentive Plan will promote the purposes of the 2018 Equity Incentive Plan which are to:

●	Attract and retain the best available personnel for positions of substantial responsibility;

●	Provide additional incentive to employees, directors and consultants; and

●	Promote the success of the Successor’s business.

A summary of the 2018 Equity Incentive Plan is set forth in the section entitled “The 2018 Equity Incentive Plan Proposal” of this joint proxy statement/prospectus and a complete copy of the 2018 Equity Incentive Plan is attached hereto as Annex D.

The 2018 ESPP Proposal

Stellar is proposing that its shareholders approve the 2018 Employee Stock Purchase Plan (the “2018 ESPP”). Even if approved, the Successor has chosen to delay commencing the 2018 ESPP until such date in the future, if ever, following the Closing that the Successor’s board of directors determines in its sole discretion that it is in the Successor’s best interest to do so. The 2018 ESPP has the following principal features:

●	Eligibility: Any eligible employee on a given enrollment date will be eligible to participate in the 2018 ESPP. Generally, all of the Successor’s employees will be eligible to participate if they are employed by the Successor, or any participating subsidiary, for at least twenty hours per week and more than five months in any calendar year, subject to certain limitations discussed in more detail in the 2018 ESPP Proposal.

●	Shares Available Under the 2018 ESPP: If the shareholders approve the 2018 ESPP Proposal, 1% of the post-closing outstanding shares of the Successor’s common stock will be made available for sale under the 2018 ESPP. The number of shares of the Successor’s common stock that may be made available for sale under the 2018 ESPP also includes an annual increase on the first day of each fiscal year beginning for the fiscal year following the fiscal year in which the first enrollment date (if any) occurs, as discussed in more detail in the 2018 ESPP Proposal.

●	Contributions: The 2018 ESPP permits participants to purchase shares of the Successor’s common stock through payroll deductions of up to an amount of their eligible compensation determined by the administrator.

●	Offering Periods: The offering periods under the 2018 ESPP will begin on such date as determined by the administrator and expire on the earliest to occur of (a) the completion of the purchase of shares on the last exercise date occurring within twenty-seven months following the enrollment date of the offering period, or (b) a shorter period established by the administrator prior to the start of the offering period.

The Stellar Board has concluded that the adoption of the 2018 ESPP will promote the purposes of the 2018 ESPP which are to provide employees of the Successor and its subsidiaries the opportunity to purchase shares of the Successor’s common stock through accumulated contributions.

A summary of the 2018 ESPP is set forth in the section entitled “The 2018 ESPP Proposal” of this joint proxy statement/prospectus and a complete copy of the 2018 ESPP is attached hereto as Annex E.

The Share Issuance Proposal

The Nasdaq listing rules require that Stellar obtain shareholder approval for issuances of securities in excess of 20% of its issued and outstanding common stock prior to the issuance. In connection with the approval of the Stellar Business Combination Proposal, Stellar’s shareholders will be asked to consider and vote upon a proposal to approve, for purposes of complying with applicable Nasdaq listing rules, the issuance of securities in excess of 20% of Stellar’s issued and outstanding common stock, including the shares of Stellar’s common stock issuable upon the exchange of such securities and financing in connection with the consummation of the Business Combination. Please see the section entitled “The Share Issuance Proposal.”

The Director Election Proposal

Pursuant to the Merger Agreement, Stellar is proposing the election by shareholders of the following individuals, who will take office immediately following the Closing and who will constitute all the members of the board of directors of the Successor: Alan Knitowski, Prokopios (Akis) Tsirigakis, George Syllantavos, Randall Crowder, Lori Tauber Marcus, Keith Cowan and Kathy Mayor. In addition, it is anticipated that ____ will be designated Chairman of the Successor’s board of directors. Please see the section entitled “The Director Election Proposal.”

The Stellar Adjournment Proposal

The Stellar Adjournment Proposal, if adopted, will allow its board of directors to adjourn the special meeting of shareholders to a later date or dates to permit further solicitation of proxies. The Stellar Adjournment Proposal will only be presented to Stellar’s shareholders in the event that, based on the tabulated votes, there are not sufficient votes at the time of the Stellar Special Meeting to approve one or more of the proposals presented at such meeting. In no event will the board of directors adjourn the Stellar Special Meeting or consummate the Merger beyond the date by which it may properly do so under Stellar’s amended and restated Articles of Incorporation and the BCA.

Date, Time and Place of Special Meeting of Stellar’s Shareholders

The Stellar Special Meeting will be held at _______ a.m. Eastern Time, on ________, 2018, at the offices of Ellenoff Grossman & Schole LLP, at 1345 Avenue of the Americas, 11th Floor, New York, New York 10105, or at such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the Stellar Proposals.

Stellar Record Date; Outstanding Shares; Shareholders Entitled to Vote

Stellar has fixed the close of business on _________, 2018, as the Record Date for determining Stellar shareholders entitled to notice of and to attend and vote at the Stellar Special Meeting. As of the close of business on _______, 2018, there were ___________ Stellar Shares outstanding and entitled to vote. Each Stellar Share is entitled to one vote per share at the Stellar Special Meeting.

Pursuant to the Sponsor Voting Agreements with Stellar, 2,003,403 Founder Shares owned by the Initial Shareholders will be voted in favor of the Stellar Business Combination Proposal.

Proxy Solicitation

Proxies with respect to the Stellar Special Meeting may be solicited by telephone, by facsimile, by mail, on the Internet or in person. We have engaged Advantage Proxy to assist in the solicitation of proxies. If a shareholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the Stellar Special Meeting. A shareholder may also change its vote by submitting a later-dated proxy, as described in the section entitled “Special Meeting of the Shareholders of Stellar — Revoking Your Proxy-Changing Your Vote.”

Quorum and Required Vote for Stellar Proposals

A quorum of Stellar shareholders is necessary to hold a valid meeting. The presence, in person or by proxy, of Stellar shareholders representing a majority of the total votes of the Stellar common stock issued and outstanding on the Stellar Record Date and entitled to vote on the resolutions to be considered at the Stellar Special Meeting will constitute a quorum for the Stellar Special Meeting.

Each of the Redomestication Proposal, the Stellar Business Combination Proposal, the 2018 Equity Incentive Plan Proposal, the 2018 ESPP Proposal, and the Director Election Proposal, is interdependent upon the others and the Business Combination, 2018 Equity Incentive Plan, the 2018 ESPP Proposal, the Share Issuance Proposal and the Stellar Adjournment Proposal (if presented) must be approved by majority of the voting Stellar Shares as of the Stellar Record Date voted at the Stellar Special Meeting in order for Stellar to consummate the Business Combination. The Redomestication Proposal must be approved by at least a two-thirds majority of the voting Stellar Shares as of the Stellar Record Date. Each nominee presented in connection with the Director Election Proposal must be approved by a plurality of the votes cast at the Stellar Special Meeting.

In connection with execution of the Merger Agreement, certain Stellar shareholders holding an aggregate of 1,826,644 shares have entered into the Sponsor Voting Agreements. At November 2, 2018, there were 3,961,287 shares of Stellar common stock outstanding. As a result, in addition to shares owned by the Initial Shareholders, including shares that are subject to the Sponsor Voting Agreements, Stellar would need only 531,291, or 28.7%, of the 1,851,720 Public Shares to be voted in favor of the Redomestication Proposal in order to have such proposal approved. Assuming all outstanding shares of Stellar’s common stock are voted, Stellar would not need any of the 1,851,720 Public Shares to be voted in favor of each of the Stellar Business Combination Proposal, the 2018 Equity Incentive Plan Proposal, the 2018 ESPP Proposal, the Share Issuance Proposal and the Stellar Adjournment Proposal (if presented) in order to have each of such proposals approved.

Interests of Stellar’s Directors and Officers in the Business Combination

When you consider the recommendation of the Stellar Board in favor of approval of the Stellar Business Combination Proposal, you should keep in mind that an argument could be made that the Initial Shareholders, including its directors and executive officers, have interests in such proposal that are different from, or in addition to, those of Stellar shareholders and warrant holders generally. These interests include, among other things, the interests listed below:

●	If Stellar does not consummate its initial business combination transaction by December 26, 2018 (or such later date approved by its shareholders), it would cease all operations except for the purpose of winding up, redeeming all of the outstanding Public Shares for cash and, subject to the approval of its remaining shareholders and the Stellar Board, dissolving and liquidating, subject in each case to Stellar’s obligations under the BCA to provide for claims of creditors and the requirements of other applicable law. In such event, the 2,003,403 Founder Shares owned by the Initial Shareholders would be worthless because following the redemption of the Public Shares, Stellar would likely have few, if any, net assets and because the Initial Shareholders have agreed to waive their rights to liquidating distributions from the Trust Account with respect to the Founder Shares if Stellar fails to complete its initial business combination within the required period. The Sponsors purchased the Founder Shares prior to Stellar’s IPO for an aggregate purchase price of $25,000, or approximately $0.013 per share. Such Founder Shares had an aggregate market value of $20.2 million based upon the closing price of $10.5 per share on the Nasdaq on November 1, 2018, the most recent closing price.

●	In addition, simultaneously with the closing of Stellar’s IPO, and underwriters’ partial exercise of their over-allotment option, Stellar consummated the sale of 7,970,488 Private Placement Warrants at a price of $0.50 per warrant in a private placement to the Sponsors. The Private Placement warrants are each exercisable for one share of Stellar common stock at $11.50 per share. If Stellar does not consummate its initial business combination transaction by December 26, 2018 (or such later date approved by its shareholders), then the aggregate proceeds of $3,985,244 from the sale of the Private Placement Warrants will be part of the liquidating distribution to the Public Shareholders and the warrants held by the Sponsors will be worthless. The warrants held by the Sponsors had an aggregate market value of $1.59 million based upon the closing price of $10.20 per warrant on the Nasdaq on November 1, 2018, the most recent closing price.

●	Prokopios (Akis) Tsirigakis, Stellar’s Chairman and co-Chief Executive Officer and President, and George Syllantavos, its co-Chief Executive Officer, Chief Financial Officer, Secretary and Director, will be directors of the Successor after the consummation of the Business Combination. As such, in the future they may receive any cash fees, stock options, stock awards or other remuneration that the Successor’s board of directors determines to pay to each of them.

●	In order to protect the amounts held in the Trust Account, Messrs. Tsirigakis and Syllantavos agreed that they will be jointly liable to Stellar if and to the extent any claims by a vendor for services rendered or products sold to Stellar, or a prospective target business with which Stellar has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account below (i) $10.60 per Public Share (or such higher amount then held in trust) or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes and working capital, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under Stellar’s indemnity of the underwriters of its IPO against certain liabilities, including liabilities under the Securities Act.

●	On each of August 24, 2017, November 24, 2017 and February 23, 2018, Stellar issued unsecured promissory notes (such notes, together with notes issued by the Sponsors in connection with the May 2018 Extension and the August 2018 Extension, the “Sponsor Notes”) in the aggregate amount of $303,300, $301,000, and $167,100, respectively, to three of the Sponsors.

In connection with the May 2018 Extension, the Sponsors agreed to contribute to Stellar as a loan $0.035 for each Public Share that was not redeemed, for each calendar month (commencing on May 24, 2018 and on the 24th day of each subsequent month), or portion thereof, that is needed by Stellar to complete its initial business combination from May 24, 2018 until August 24, 2018, which were deposited in the Trust Account. Accordingly, The Sponsors loaned $37,034 to Stellar on each May 23, 2018, June 23, 2018 and August 23, 2018. Since Stellar took the full time through August 24, 2018 to complete its initial business combination, the redemption amount per share as of August 24, 2018 was approximately $10.48 per share. In connection with the August 2018 Extension, the Sponsors agreed to contribute to Stellar as a loan $0.04 for each Public Share that was not redeemed, for each calendar month (commencing on August 24, 2018 and on the 24th day of each subsequent month), or portion thereof, that is needed by Stellar to complete its initial business combination from August 24, 2018 until December 26, 2018, to be deposited in the Trust Account. Accordingly, the Sponsors will contribute an aggregate of approximately $158,452 within five calendar days from the beginning of each such calendar month (or portion thereof), with the initial Contribution contributed by August 29, 2018. On each of August 23, 2018, September 24, 2018 and October 24, 2018, the Sponsors loaned $37.034 to Stellar. If Stellar takes the full time through December 26, 2018 to complete its initial business combination, the redemption amount per share at the meeting for such business combination or Stellar’s subsequent liquidation will be approximately $10.64 per share.

As of the date of this joint proxy statement/prospectus, the outstanding balance of loans to the Sponsors is $1,068,750. The Sponsor Notes bear no interest and are repayable in full upon consummation of Stellar’s initial business combination. The Sponsors have the option to convert any unpaid balance of the Sponsor Notes into warrants exercisable for shares of Stellar’s common stock, based on a conversion price of $0.50 per warrant. The terms of any such warrants shall be identical to the terms of the warrants issued pursuant to the private placement that was consummated by Stellar in connection with its IPO.

●	Upon consummation of the Business Combination, the Sponsors, Stellar’s officers and directors and their respective affiliates would be entitled to reimbursement for any reasonable out-of-pocket expenses related to identifying, investigating and consummating an initial business combination, and repayment of any other loans, if any, and on such terms as to be determined by Stellar from time to time, made by the Sponsors or certain of Stellar’s officers and directors to finance transaction costs in connection with an intended initial business combination. However, if Stellar fails to consummate its initial business combination within the required period, the Sponsors and Stellar’s officers and directors and their respective affiliates will not have any claim against the Trust Account for reimbursement.

Recommendation to Shareholders of Stellar

The Stellar Board believes that the Redomestication Proposal, the Stellar Business Combination Proposal, the 2018 Equity Incentive Plan Proposal, the 2018 ESPP Proposal, the Share Issuance Proposal, the Director Election Proposal and, if presented, the Stellar Adjournment Proposal are in the best interest of Stellar’s shareholders and recommends that its shareholders vote “FOR” each of these proposals.

The existence of any financial and personal interests of one or more of Stellar’s directors may be argued to result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Stellar and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. See the section entitled “Stellar Business Combination Proposal — Directors and Officers and Others in the Business Combination” in the accompanying joint proxy statement/prospectus for a further discussion of this.

Phunware

Phunware is a provider of MaaS solutions, an integrated customer engagement platform that enables organizations to develop customized, immersive, branded mobile applications. Phunware sells its services in verticals including healthcare, retail, hospitality, transportation, sports and entertainment, Phunware enables brands to engage, manage and monetize their anytime-anywhere mobile users. Phunware’s MaaS technology is available in software development kit (“SDK”) form for organizations developing their own applications, via customized development services as well as prepackaged solutions. Through its integrated mobile advertising platform of publishers and developers, Phunware also maximizes mobile monetization through an advertising product suite including self-service media buying, real-time bidding (“RTB”), publisher mediation and yield optimization, cross-platform ad creation and dynamic ad serving.

Proposals for the Phunware Special Meeting

The following is a summary of the proposals for the Phunware Special Meeting.

Phunware Business Combination Proposal

Stellar and Phunware have agreed to the proposed Business Combination under the terms of the Merger Agreement dated as of February 27, 2018, by and among Stellar, Merger Sub and Phunware. Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, at the Closing, Merger Sub will merge with and into Phunware, with Phunware continuing as the surviving entity and becoming a wholly-owned subsidiary of the Successor. See the section entitled “The Phunware Business Combination Proposal.”

Pursuant to the Merger Agreement, upon the Closing, (i) the shares of common stock of Phunware issued and outstanding immediately prior to the Merger will be cancelled in exchange for the right to receive (A) an aggregate number of shares of Successor common stock equal to the quotient of the aggregate merger consideration of $301,000,000, divided by the Redemption Price and (B) a number of the warrants to purchase shares of Successor common stock in exchange for the Private Placement Warrants that are currently held by the Sponsors that the Phunware stockholders elect to purchase at a price of $0.50 per warrant by reducing their shares of Successor common stock by the equivalent value, (ii) all outstanding warrants to acquire shares of Phunware Stock will be cancelled in exchange for the right to receive a new warrant to purchase shares of Successor common stock and (iii) all outstanding options of Phunware will be assumed by the Successor. See the section entitled “The Stellar Business Combination Proposals — General Description of the Merger Agreement and Merger Consideration.”

After consideration of the factors identified and discussed in the section entitled “Phunware Business Combination Proposal — Phunware’s Board of Directors’ Reasons for the Business Combination”, the Phunware Board concluded that the Business Combination, on the terms and conditions set forth in the Merger Agreement and other related documents, is advisable and fair to and in the best interests of, Phunware’s stockholders.

For additional information, see the section entitled “Phunware Business Combination Proposal” in this joint proxy statement/prospectus.

Phunware Preferred Stock Conversion Proposal

Pursuant to the Merger Agreement, the holders of Phunware common stock will be entitled to the right to receive the applicable portion of merger consideration. As a result, in order to participate in the merger consideration provided to the holders of Phunware common stock, the holders of Phunware preferred stock have requested the automatic conversion of all outstanding shares of Phunware preferred stock into shares of Phunware common stock, effective as of immediately prior to the closing of the Merger on a conversion ratio of one share of Phunware common stock per one share of Phunware preferred stock.

For additional information, see the section entitled “Phunware Preferred Stock Conversion Proposal” in this joint proxy statement/prospectus.

Date, Time and Place of Special Meeting of Phunware’s Stockholders

The special meeting of the stockholders of Phunware will be held at 7800 Shoal Creek Blvd, Suite 230-S, Austin, TX 78757 on ______, 2018, at ______, Central Time, to consider and vote upon the proposals to be put to the Phunware Special Meeting.

Voting Power; Record Date of Special Meeting of Phunware’s Stockholders

Phunware stockholders are entitled to vote or direct votes to be cast at the special meeting if they owned shares of Phunware Stock at the close of business on October 31, 2018, which is the Phunware Record Date for the Phunware Special Meeting.

●	Each share of Phunware common stock outstanding as of the Phunware Record Date is entitled to one (1) vote per share at the Phunware Special Meeting;

●	Each share of Phunware Series A Preferred Stock outstanding as of the Phunware Record Date is entitled to the number of votes equal to the number of shares of common stock into which the shares of Phunware Series A Preferred Stock held by such holder could be converted as of the Phunware Record Date;

●	Each share of Phunware Series B Preferred Stock outstanding as of the Phunware Record Date is entitled to the number of votes equal to the number of shares of common stock into which the shares of Phunware Series B Preferred Stock held by such holder could be converted as of the Phunware Record Date;

●	Each share of Phunware Series C Preferred Stock outstanding as of the Phunware Record Date is entitled to the number of votes equal to the number of shares of common stock into which the shares of Phunware Series C Preferred Stock held by such holder could be converted as of the Phunware Record Date;

●	Each share of Phunware Series D Preferred Stock outstanding as of the Phunware Record Date is entitled to the number of votes equal to the number of shares of common stock into which the shares of Phunware Series D Preferred Stock held by such holder could be converted as of the Phunware Record Date;

●	Each share of Phunware Series D-1 Preferred Stock outstanding as of the Phunware Record Date is entitled to the number of votes equal to the number of shares of common stock into which the shares of Phunware Series D-1 Preferred Stock held by such holder could be converted as of the Phunware Record Date;

●	Each share of Phunware Series E Preferred Stock outstanding as of the Phunware Record Date is entitled to the number of votes equal to the number of shares of common stock into which the shares of Phunware Series E Preferred Stock held by such holder could be converted as of the Phunware Record Date;

●	Each share of Phunware Series F Preferred Stock outstanding as of the Phunware Record Date is entitled to the number of votes equal to the number of shares of common stock into which the shares of Phunware Series F Preferred Stock held by such holder could be converted as of the Phunware Record Date;

●	Each share of Phunware Series Alpha Preferred Stock outstanding as of the Phunware Record Date is entitled to the number of votes equal to the number of shares of common stock into which the shares of Phunware Series Alpha Preferred Stock held by such holder could be converted as of the Phunware Record Date;

●	Each share of Phunware Series Beta Preferred Stock outstanding as of the Phunware Record Date is entitled to the number of votes equal to the number of shares of common stock into which the shares of Phunware Series Beta Preferred Stock held by such holder could be converted as of the Phunware Record Date; and

●	Each share of Phunware Series Gamma Prime Preferred Stock outstanding as of the Phunware Record Date is entitled to the number of votes equal to the number of shares of common stock into which the shares of Phunware Series Gamma Prime Preferred Stock held by such holder could be converted as of the Phunware Record Date.

As of the Phunware Record Date,

●	Each share of Phunware Series A Preferred Stock was convertible into one share of Phunware common stock;

●	Each share of Phunware Series B Preferred Stock was convertible into one share of Phunware common stock;

●	Each share of Phunware Series C Preferred Stock was convertible into one share of Phunware common stock;

●	Each share of Phunware Series D Preferred Stock was convertible into one share of Phunware common stock;

●	Each share of Phunware Series D-1 Preferred Stock was convertible into one share of Phunware common stock;

●	Each share of Phunware Series E Preferred Stock was convertible into one share of Phunware common stock;

●	Each share of Phunware Series F Preferred Stock was convertible into one share of Phunware common stock;

●	Each share of Phunware Series Alpha Preferred Stock was convertible into one share of Phunware common stock;

●	Each share of Phunware Series Beta Preferred Stock was convertible into one share of Phunware common stock; and

●	Each share of Phunware Series Gamma Prime Preferred Stock was convertible into one share of Phunware common stock.

As of the close of business on the Phunware Record Date, there were 7,793,462 shares of Phunware common stock, 3,169,089 shares of Phunware Series A Preferred Stock, 2,011,990 shares of Phunware Series B Preferred Stock, 5,223,752 shares of Phunware Series C Preferred Stock, 3,709,078 shares of Phunware Series D Preferred Stock, 4,724,873 shares of Phunware Series D-1 Preferred Stock, 10,097,720 shares of Phunware Series E Preferred Stock, 12,078,948 shares of Phunware Series F Preferred Stock, 3,277,159 shares of Phunware Series Alpha Preferred Stock, 2,402,402 shares of Phunware Series Beta Preferred Stock and 1,977,857 shares of Phunware Series Gamma Prime Preferred Stock outstanding and entitled to vote.

Quorum and Vote of Phunware Stockholders

A quorum of Phunware stockholders is necessary to hold a valid meeting. The presence, in person or by proxy, of a majority of the votes which could be cast by the holders of all outstanding shares of stock entitled to vote at the meeting shall be necessary and sufficient to constitute a quorum at the Phunware Special Meeting, including a majority of the outstanding shares of any class or series or classes or series, present in person or represented by proxy, where a separate vote by such class or series or classes or series is required. Abstentions, while considered present for the purposes of establishing a quorum, will not count as votes cast at the special meeting.

As of the Phunware Record Date for the special meeting, the following shares of Phunware representing the following classes and series would be required to achieve a quorum:

●	28,243,161 shares of common stock and preferred stock, voting together as a single class on an as-converted basis;

●	24,346,429 shares of preferred stock, voting together as a single class on an as-converted basis; and

●	6,039,475 shares of Series F Preferred Stock, voting exclusively as a single class on an as-converted basis.

The Phunware Proposals presented at the Phunware Special Meeting require the following approvals: (A) the Phunware Business Combination Proposal requires the affirmative vote of (x) a majority of the shares of outstanding capital stock of Phunware, voting together as a single class on an as-converted basis, (y) a majority of the outstanding shares of preferred stock of Phunware, voting together as a single class on an as-converted basis, and (z) a majority of the outstanding shares of Phunware Series F Preferred Stock, voting exclusively as a single class on an as-converted basis, (B) the Preferred Stock Conversion Proposal requires the affirmative vote of (x) a majority of the outstanding shares of preferred stock of Phunware, voting together as a single class on an as-converted basis, and (y) a majority of the outstanding shares of Phunware Series F Preferred Stock, voting exclusively as a single class on an as-converted basis and (C) the Adjournment Proposal requires the affirmative vote of the holders of a majority of the shares of outstanding capital stock of Phunware.

Appraisal Rights for Phunware Stockholders

Phunware stockholders will be entitled to appraisal rights, sometimes referred to as dissenters’ rights but only if they comply with the Delaware law procedures summarized in the section entitled “Appraisal Rights.” The entirety of section 262 of the DGCL is provided on Annex F to this joint proxy statement/prospectus. Upon the consummation of the Business Combination, any Phunware stockholder who has perfected its dissenters’ rights will have the right to have a court in Delaware determine the value of each share of stock and to be paid the appraised value determined by the court, which could be more or less than the merger consideration.

Proxy Solicitation for Phunware

Proxies may be solicited by mail, telephone or in person.

If a stockholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the Phunware Special Meeting. A stockholder also may change its vote by submitting a later-dated proxy as described in the section entitled “Special Meeting of Phunware Stockholders—Revoking Your Proxy”.

Interests of Phunware’s Directors and Officers in the Business Combination

When you consider the recommendation of the Phunware Board in favor of approval of the Phunware Business Combination Proposal, Preferred Stock Conversion Proposal and, if presented, the Phunware Adjournment Proposal, you should keep in mind that Phunware’s directors and officers may be argued to have interests in such proposal that are different from, or in addition to those of Phunware stockholders generally. These interests include, among other things, the interests listed below:

●	The fact that certain of Phunware’s directors and officers will continue to be directors and executive officers of the Successor after the consummation of the Business Combination. As such, in the future they will receive any cash fees, stock options or stock awards that the Successor board of directors determines to pay to its directors and officers.

●	Upon consummation of the Business Combination and the issuance of Successor common stock in connection with the consummation of the Business Combination, the directors and officers of Phunware will collectively beneficially own approximately 23% of the outstanding common stock of Successor.

The existence of any financial and personal interests of Phunware directors may be argued to result in a conflict of interest on the part of one or more of them between what he or she may believe is best for Phunware. See the sections entitled “Risk Factors” and “Phunware Business Combination Proposal—Interests of Phunware’s Directors and Officers in the Business Combination” for a further discussion of this and other risks.

Recommendation to Stockholders of Phunware

The Phunware Board believes that the Phunware Business Combination Proposal, Preferred Stock Conversion Proposal and, if presented, the Phunware Adjournment Proposal are in the best interest of Phunware’s stockholders and recommends that its stockholders vote “FOR” the Phunware Business Combination Proposal and the Preferred Stock Conversion Proposal, and, if presented, “FOR” the Phunware Adjournment Proposal.

The existence of any financial and personal interests of one or more of Phunware’s directors may be argued to result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Phunware and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the proposals. See the section entitled “Phunware Business Combination Proposal — Interests of Phunware’s Directors and Officers in the Business Combination” in the accompanying joint proxy statement/prospectus for a further discussion of this.

The Business Combination

The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under a reverse recapitalization, the shares of Stellar remaining after Redemptions by Public Shareholders, and the unrestricted net cash and cash equivalents of Stellar on the date that the Business Combination is consummated, will be accounted for as a capital infusion into Phunware whereby all of the expenses incurred by Phunware related to the Business Combination will be charged to additional paid-in capital upon consummation of the Business Combination.

QUESTIONS AND ANSWERS FOR ALL STELLAR SHAREHOLDERS AND

PHUNWARE STOCKHOLDERS

Q.	Why am I receiving this joint proxy statement/prospectus?

A.	Stellar and Phunware are proposing to enter into a business combination pursuant to the Merger Agreement, dated as of February 27, 2018, as may be amended or supplemented from time to time and as amended by the First Amendment to the Merger Agreement dated as of November 1, 2018 (the “First Amendment to the Merger Agreement”). Copies of the Merger Agreement and the First Amendment to the Merger Agreement are attached to this joint proxy statement/prospectus as Annex C and Annex C-1, respectively, and you are encouraged to read the Merger Agreement in its entirety. Pursuant to the Merger Agreement, and following the Redomestication of Stellar to Delaware, Merger Sub will merge with and into Phunware, with Phunware as the surviving corporation.

Consummation of the Business Combination requires the approval of the following:

With respect to Stellar, the approval of (x) the Redomestication Proposal will require the affirmative vote of two-thirds of outstanding Stellar Shares who attend and vote at the Stellar Special Meeting, and (y) the Stellar Business Combination Proposal and the Share Issuance Proposal will each require the affirmative vote of the majority of outstanding Stellar Shares who attend in person or by proxy and vote at the Stellar Special Meeting.

With respect to Phunware, the following approvals: (A) the Phunware Business Combination Proposal requires the affirmative vote of (x) a majority of the shares of outstanding capital stock of Phunware, voting together as a single class on an as-converted basis, (y) a majority of the outstanding shares of preferred stock of Phunware, voting together as a single class on an as-converted basis, and (z) a majority of the outstanding shares of Phunware Series F Preferred Stock, voting exclusively as a single class on an as-converted basis, (B) the Preferred Stock Conversion Proposal requires the affirmative vote of (x) a majority of the outstanding shares of preferred stock of Phunware, voting together as a single class on an as-converted basis, and (y) a majority of the outstanding shares of Phunware Series F Preferred Stock, voting exclusively as a single class on an as-converted basis and (C) the Adjournment Proposal requires the affirmative vote of the holders of a majority of the shares of the outstanding capital stock of Phunware.

Upon the effectiveness of the Redomestication, all outstanding securities of Stellar will be deemed to constitute outstanding securities of the continuing Delaware corporation.

YOUR VOTE IS IMPORTANT. YOU ARE ENCOURAGED TO VOTE AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS JOINT PROXY STATEMENT/PROSPECTUS.

Q.	Why are Stellar and Phunware proposing the Business Combination?

A.	Stellar was organized to effect a merger, capital stock exchange, asset acquisition or other similar business combination with one or more businesses or entities. Phunware offers a fully integrated software platform that equips companies with the products, solutions and services necessary to engage, manage and monetize their mobile application portfolios globally at scale. Phunware also creates, licenses and manages category-defining mobile experiences for brands and their application users worldwide. Phunware also offers its platform as Software-as-a-Service (“SaaS”), Data-as-a-Service (“DaaS”) and application transactions media. Based on its due diligence investigations of Phunware and the industry in which it operates, including the financial and other information provided by Phunware in the course of Stellar’s due diligence investigations, Stellar believes that a business combination with Phunware presents a unique business combination opportunity. The Stellar Board believes that, in light of the foregoing, the Business Combination with Phunware presents an opportunity to increase shareholder value. However, there is no assurance of this.

Q.	What will Phunware’s stockholders receive in return for the acquisition of Phunware by Stellar?

A.	Pursuant to the Merger Agreement (i) the shares of common stock of Phunware issued and outstanding immediately prior to the Merger will be cancelled in exchange for the right to receive (A) an aggregate number of shares of Successor common stock equal to the quotient of the aggregate merger consideration of $301,000,000, divided by the Redemption Price and (B) a number of the warrants to purchase shares of Successor common stock in exchange for Private Placement Warrants that are currently held by the Sponsors that the Phunware stockholders elect to receive in lieu of shares of Successor common stock, (ii) all outstanding warrants to acquire shares of Phunware Stock will be cancelled in exchange for the right to receive a new warrant to purchase shares of Successor common stock and (iii) all outstanding options of Phunware will be assumed by the Successor.

By default, shares of Successor common stock issued to Phunware as consideration for the Merger shall be valued at a price per share equal to the price at which each share of Stellar common stock is redeemed pursuant to the redemption by Stellar of its Public Stockholders in connection with Stellar’s initial business combination, as required by its amended and restated Articles of Incorporation.

See the section entitled, “The Stellar Business Combination Proposal—General Description of the Merger Agreement and Merger Consideration.”

It is currently expected that the Business Combination will be consummated by December 15, 2018. The estimation of the merger consideration described above will change based upon, among other things, the total debt obligations and the cash and cash equivalents of Phunware and its subsidiaries at the Closing, each of which fluctuates in the ordinary course of business.

Q.	What equity stake will current Stellar shareholders and current Phunware stockholders hold in the Successor immediately after the consummation of the Business Combination?

A.	Assuming consummation of the Business Combination as of ______, 2018 (being the most recent date for which Phunware’s month end balance sheet data is available prior to the date of this joint proxy statement/prospectus), immediately following the consummation of the Business Combination (assuming, among other things, that no Stellar shareholders exercise redemption rights with respect to their common stock upon consummation of the Business Combination), the current equityholders of Phunware are expected to own approximately ___% of the outstanding Successor common stock and the current holders of Stellar Shares are expected to own approximately ____% of the outstanding Successor common stock.

Q.	Why is Stellar proposing the Redomestication?

A.	The Stellar Board believes that it would be in the best interests of the shareholders of Stellar to effect the Redomestication in order to align the legal structure of Stellar with the nature of Stellar’s business going forward. The Redomestication will be contingent upon the approval of the Business Combination by the Stellar shareholders and the Merger Agreement being in full force and effect prior to the Redomestication. Because the Successor will continue to operate as a corporation organized in the United States, it was the view of the Stellar Board that Stellar should also be structured as a corporation organized in the United States. In addition, the Stellar Board believes that the Redomestication will provide a greater measure of flexibility and simplicity in corporate transactions and will reduce the costs of doing business. In addition, the Stellar Board believes Delaware provides a recognized body of corporate law that will facilitate corporate governance by Stellar’s officers and directors. Delaware maintains a favorable legal and regulatory environment in which to operate and is the state in which a substantial number of smaller reporting companies are incorporated today. For many years, Delaware has followed a policy of encouraging companies to incorporate there and, in furtherance of that policy, has adopted comprehensive, modern and flexible corporate laws that are periodically updated and revised to meet changing business needs. As a result, many major corporations have initially chosen Delaware as their domicile or have subsequently reincorporated in Delaware in a manner similar to the procedures Stellar is proposing. Due to Delaware’s longstanding policy of encouraging incorporation in that state and consequently its popularity as the state of incorporation for many smaller reporting companies, the Delaware courts have developed a considerable expertise in dealing with corporate issues and a substantial body of case law has developed construing the DGCL and establishing public policies with respect to Delaware corporations. It is anticipated that the DGCL will continue to be interpreted and explained in a number of significant court decisions that may provide greater predictability with respect to our corporate legal affairs.

Q.	What happens to the funds deposited in the Trust Account after consummation of the Business Combination?

A.	After consummation of the Business Combination, the funds in the Trust Account will be used to pay holders of the Public Shares who exercise Redemption Rights, to pay transaction expenses incurred in connection with the Business Combination, including approximately US$2.15 million in fees to Stellar’s investment bankers in connection with the transaction and for working capital of the Successor and its subsidiaries (consisting of Phunware and its direct and indirect subsidiaries (the “Combined Company”) and general corporate purposes of the Combined Company. Such funds may also be used to reduce the indebtedness and certain other liabilities of the Combined Company. As of November 1, 2018, there was cash and marketable securities held in the Trust Account of approximately $19.63 million. These funds will not be released until the earlier of the completion of our initial business combination or the Redemption of Stellar Public Shares if we are unable to complete a business combination by December 26, 2018 (or such later date approved by its shareholders).

Q.	What happens if a substantial number of Public Shareholders vote in favor of the Stellar Business Combination Proposal and exercise their Redemption Rights?

A.	Public Shareholders may vote in favor of the Business Combination and still exercise their Redemption Rights; provided, however, that in the event that the redemptions result in Stellar having less than $19 million in cash following the tenth day from the date of the Stellar Special Meeting (subject to certain exceptions), then either party may terminate the Merger Agreement, and the Business Combination will not be consummated as a result of such termination. See “– Risks Related to the Redomestication and Business Combination - Stellar does not currently have sufficient cash, including funds in the Trust Account, to satisfy the minimum cash asset level condition in the Merger Agreement required for the closing of the initial business combination. Unless Stellar is able to obtain sufficient additional financing, or Phunware agrees to modify or waive the minimum cash asset level condition, Stellar will be unable to satisfy the conditions to the closing of the initial business combination, and the initial business combination will not occur. There can be no assurance that Stellar will be able to obtain sufficient additional financing to satisfy the minimum cash asset level condition, that such financing will be available on acceptable terms or that Phunware will agree to modify or waive such condition.” Subject to the foregoing, the Business Combination may be consummated even though the funds available from the Trust Account and the number of Public Shareholders are substantially reduced as a result of Redemptions by Public Shareholders. With fewer Public Shares and Public Shareholders, the trading market for the Successor’s securities may be less liquid and the Successor may not be able to meet the listing standards for a national securities exchange. Furthermore, the funds available from the Trust Account for working capital purposes of the Combined Company after the Business Combination may not be sufficient for its future operations and may not allow the Combined Company to reduce Phunware’s indebtedness and/or pursue its strategy for growth.

Q.	What conditions must be satisfied to complete the Merger?

A.	Unless waived by the parties to the Merger Agreement, and subject to applicable law, the consummation of the Merger is subject to a number of conditions set forth in the Merger Agreement including, among others, receipt of the requisite shareholder approvals contemplated by this joint proxy statement/prospectus.

Q.	When do you expect the Business Combination to be completed?

A.	It is currently expected that the Business Combination will be consummated by December 15, 2018. This date depends, among other things, on the approval of the proposals to be put to Stellar shareholders at the Stellar Special Meeting. However, such meeting could be adjourned if the adjournment proposal is adopted by our shareholders at the Stellar Special Meeting and we elect to adjourn the Stellar Special Meeting to a later date or dates to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Stellar Special Meeting, each of the condition precedent proposals have not been approved.

Q.	Will Stellar enter into any financing arrangements in connection with the business combination that are not disclosed in this joint proxy statement/prospectus?

A.	Stellar may enter into certain backstop arrangements and/or private placements of equity securities of the Purchaser which Phunware has consented to.

As the amount of any such equity issuances is not currently known, Stellar cannot provide exact figures as to percentage ownership that may result therefrom.

If Stellar enters into a binding commitment in respect of any such additional equity financing, Stellar will file a Current Report on Form 8-K with the SEC to disclose details of any such equity financing.

QUESTIONS AND ANSWERS ABOUT THE STELLAR PROPOSALS

Q.	Why am I receiving this joint proxy statement/prospectus?

A.	You are receiving this joint proxy statement/prospectus in connection with the Stellar Special Meeting. Stellar is holding the Stellar Special Meeting to consider and vote upon the following seven proposals. Your vote is important. You are encouraged to vote as soon as possible after carefully reviewing this joint proxy statement/prospectus.

●	Stellar’s shareholders are being asked to consider and vote upon a proposal to change the corporate structure and domicile of Stellar by way of continuation from a corporation incorporated under the laws of the Republic of the Marshall Islands to a corporation incorporated under the laws of the State of Delaware (the “Redomestication Proposal”). The Redomestication will be effected by Stellar filing the Delaware Redomestication Documents with the Delaware Secretary of State and filing an application to de-register with the Registrar of Corporations of the Republic of the Marshall Islands. In connection with the Business Combination, Stellar will change its corporate name to “Phunware, Inc.” and all outstanding securities of Stellar will be deemed to constitute outstanding securities of the Successor, as described in more detail in this joint proxy statement/prospectus. The Redomestication is expected to become effective immediately prior to the consummation of the Business Combination. The form of the proposed Delaware Certificate of Incorporation of the Successor and the form of the proposed Bylaws of the Successor to become effective upon the Redomestication, are attached to the accompanying joint proxy statement/prospectus as Annex A and Annex B, respectively. See the section entitled “The Redomestication Proposal.”

●	Stellar’s shareholders are also being asked to consider and vote upon a proposal to approve the Merger Agreement and the Business Combination contemplated thereby (the “Stellar Business Combination Proposal”). The Merger Agreement provides that, among other things, Stellar’s wholly-owned subsidiary, Merger Sub, will merge with and into Phunware, with Phunware continuing as the surviving entity and becoming a wholly-owned subsidiary of Stellar. Shareholder approval of the Merger Agreement and the transactions contemplated thereby is required by the Merger Agreement and by Stellar’s amended and restated articles of incorporation. A copy of each of the Merger Agreement and the First Amendment to the Merger Agreement is attached to this joint proxy statement/prospectus as Annex C and Annex C-1, respectively, and Stellar encourages its shareholders to read it in its entirety. See the section entitled “The Stellar Business Combination Proposal.”

●	Stellar’s shareholders are also being asked to consider and vote upon the 2018 Equity Incentive Plan and the 2018 ESPP. Among other things, the 2018 Equity Incentive Plan and the 2018 ESPP, which would each become effective following the consummation of the Business Combination, is intended to maintain and strengthen its ability to attract and retain key employees, directors, consultants and certain other individuals providing services to us and to motivate them to remain focused on long-term shareholder value. We refer to such proposals as the “2018 Equity Incentive Plan Proposal” and the “2018 ESPP Proposal”, respectively. See the sections entitled “The 2018 Equity Incentive Plan Proposal” and “The 2018 ESPP Proposal.” A copy of each of the 2018 Equity Incentive Plan and the 2018 ESPP is attached to this joint proxy statement/prospectus as Annex D and Annex E, respectively, and Stellar encourages its shareholders to read each plan in its entirety.

●	Stellar’s shareholders are also being asked to approve, for purposes of complying with applicable Nasdaq listing rules, the issuance of securities in excess of 20% of Stellar’s issued and outstanding common stock, including the shares of common stock issuable upon the exchange of such securities. We refer to this proposal as the “Share Issuance Proposal.” See the section entitled “The Share Issuance Proposal.”

●	Stellar’s shareholders are also being asked to elect a board of seven directors who, upon consummation of the Business Combination, will constitute all the members of the board of directors of the Successor. We refer to this proposal as the “Director Election Proposal.” See the section entitled “The Director Election Proposal.”

●	Stellar’s shareholders are also being requested to consider and vote upon a proposal to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if it is determined by Stellar that more time is necessary or appropriate to consummate the Business Combination. We refer to this proposal as the “Stellar Adjournment Proposal” and, together with the Redomestication Proposal, Stellar Business Combination Proposal, the 2018 Equity Incentive Plan Proposal, the 2018 ESPP Proposal and the Director Election Proposal, the “Stellar Proposals.”). See the section entitled “The Stellar Adjournment Proposal.”

The presence, in person or by proxy, of Stellar shareholders representing a majority of the total votes of the Stellar common stock issued and outstanding on the Stellar Record Date and entitled to vote on the resolutions to be considered at the Stellar Special Meeting will constitute a quorum for the Stellar Special Meeting.

Each of the Redomestication Proposal, the Stellar Business Combination Proposal, the 2018 Equity Incentive Plan Proposal, the 2018 ESPP Proposal and the Share Issuance Proposal is interdependent upon the others and the Business Combination, 2018 Equity Incentive Plan, the 2018 ESPP Proposal and the Share Issuance Proposals must be approved by the record holders of a majority of the voting Stellar Shares as of the Stellar Record Date in order for Stellar to consummate the Business Combination. The Redomestication Proposal must be approved by at least a two-thirds majority of the voting Stellar Shares as of the Stellar Record Date. The affirmative vote of a plurality of the votes cast at the Stellar Special Meeting by the holders of common stock entitled to vote in the election directors is required to elect directors. In connection with execution of the Merger Agreement, certain Stellar shareholders holding an aggregate of 1,826,644 shares have entered into Sponsor Voting Agreements. As of November 2, 2018, there were 3,961,287 shares of Stellar common stock outstanding. As a result, in addition to shares owned by the Initial Shareholders, including shares that are subject to the Sponsor Voting Agreements, Stellar would need only 531,291, or 28.7% of the 1,851,720 Public Shares to be voted in favor of the Stellar Redomestication Proposal in order to have such proposal approved. Assuming all outstanding shares of Stellar’s common stock are voted, we would not need any of the 1,851,720 Public Shares to be voted in favor of each of the Stellar Business Combination Proposal, the 2018 Equity Incentive Plan Proposal, the 2018 ESPP Proposal, the Share Issuance Proposal and the Stellar Adjournment Proposal (if presented to its shareholders) in order to have each of such proposals approved.

Q.	When and where will the Stellar Special Meeting be held?

A.	The Stellar Special Meeting will be held at 10:00 a.m. Eastern Time on _______________, 2018 at the offices of Ellenoff Grossman & Schole LLP, at 1345 Avenue of the Americas, 11th Floor, New York, New York 10105. Only shareholders who held common stock of Stellar at the close of business on ______, 2018 will be entitled to vote at the Stellar Special Meeting and at any adjournments and postponements thereof.

Q.	Who is entitled to vote at the Stellar Special Meeting?

A.	Stellar has fixed ______ as the Stellar Record Date. If you were a shareholder of Stellar at the close of business on the Stellar Record Date, you are entitled to vote on matters that come before the Stellar Special Meeting. However, a shareholder may only vote his, her or its shares if he, she or it is present in person or is represented by proxy at the Stellar Special Meeting.

Q.	How do I vote?

A.	If you are a record owner of your shares, there are two ways to vote your Stellar Shares at the Stellar Special Meeting:

You Can Vote By Signing and Returning the Enclosed Proxy Card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by the Stellar Board “FOR” the Redomestication Proposal, the Stellar Business Combination Proposal, the 2018 Equity Incentive Plan Proposal, the 2018 ESPP Proposal, the Share Issuance Proposal, the Director Election Proposal and the Adjournment Proposal (if presented). Votes received after a matter has been voted upon at the Stellar Special Meeting will not be counted.

You Can Attend the Stellar Special Meeting and Vote in Person. When you arrive, you will receive a ballot that you may use to cast your vote.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. If you wish to attend the meeting and vote in person and your shares are held in “street name,” you must obtain a legal proxy from your broker, bank or nominee. That is the only way Stellar can be sure that the broker, bank or nominee has not already voted your shares

Q:	What if I do not vote my Stellar Shares or if I abstain from voting?

A:	The approval of the Stellar Business Combination, the 2018 Equity Incentive Plan, the 2018 ESPP Proposal and the Share Issuance Proposal each require the affirmative vote of a majority of the outstanding Stellar Shares as of the Stellar Record Date voted at the Stellar Special Meeting. The Redomestication Proposal must be approved by at least a two-thirds majority of the voting Stellar Shares outstanding as of the Stellar Record Date voted at the Stellar Special Meeting. Each nominee presented in connection with the Director Election Proposal must be approved by a plurality of the votes cast at the Stellar Special Meeting. Abstentions will not be counted as votes properly cast for purposes of these proposals. As a result, if you abstain from voting on the Stellar Proposals, your Stellar Shares will be counted as present for purposes of establishing a quorum (if so present in accordance with the terms of the articles of incorporation), but the abstentions will have the same effect as votes against the proposal and have no effect on the outcome of each of the other proposals.

Q:	What proposals must be passed in order for the Business Combination to be completed?

A:	The Business Combination will not be completed unless the Redomestication Proposal, the Stellar Business Combination Proposal, the Share Issuance Proposal and the Director Election Proposal are approved. If Stellar does not consummate its initial business combination by December 26, 2018 (or such later date approved by its shareholders), then Stellar will be required to dissolve and liquidate itself and return the monies held within the Trust Account to its Public Shareholders unless Stellar submits and its shareholders approve a further extension.

Q:	How does the Stellar Board recommend that I vote on the proposals?

A:	The Stellar Board unanimously recommends that you vote as follows:

●	“FOR” approval of the Redomestication Proposal;

●	“FOR” approval of the Stellar Business Combination Proposal;

●	“FOR” approval of the 2018 Equity Incentive Plan Proposal;

●	“FOR” approval of the 2018 ESPP Proposal;

●	“FOR” approval of the Share Issuance Proposal;

●	“FOR” the election of all of the persons nominated for election as directors pursuant to the Director Election Proposal; and

●	“FOR” approval of the Stellar Adjournment Proposal, if presented.

Q:	How many votes do I have?

A:	Stellar shareholders have one vote per each share of Stellar common stock held by them on the Stellar Record Date on each proposal to be voted upon.

Q.	Why is Stellar proposing the Redomestication?

A.	The Stellar Board believes that it would be in the best interests of the shareholders of Stellar to effect the Redomestication in order to align the legal structure of Stellar with the nature of Stellar’s business going forward. The Redomestication will be contingent upon the approval of the Business Combination by the Stellar shareholders and the Merger Agreement being in full force and effect prior to the Redomestication. Because the Successor will continue to operate as a corporation organized in the United States, it was the view of the Stellar Board that Stellar should also be structured as a corporation organized in the United States. In addition, the Stellar Board believes that the Redomestication will provide a greater measure of flexibility and simplicity in corporate transactions and will reduce the costs of doing business.

Q.	What is involved with the Redomestication?

A.	The Redomestication will require Stellar to file required documents in both the Republic of the Marshall Islands and the State of Delaware. At the effective time of the Redomestication, Stellar will cease to be a corporation incorporated under the laws of the Republic of the Marshall Islands and in connection with the Business Combination, Stellar will continue as a Delaware corporation and will change its corporate name to “Phunware, Inc.” Stellar’s Articles of Incorporation and bylaws will be replaced by the Delaware Certificate of Incorporation and Bylaws of the Successor, and your rights as a shareholder will cease to be governed by the laws of the Republic of the Marshall Islands and will be governed by Delaware law.

Q.	When do you expect that the Redomestication will be effective?

A.	The Redomestication is expected to become effective immediately prior to the consummation of the Business Combination.

Q.	How will the Redomestication affect my securities of Stellar?

A.	Pursuant to the Redomestication and without further action on the part of Stellar’s shareholders, each outstanding share of common stock of Stellar will be deemed to constitute one outstanding share of Successor’s common stock. Although it will not be necessary for you to exchange your certificates representing shares of common stock after the Redomestication, the Successor will, upon request, exchange your Stellar share certificates for the applicable number of shares of Successor’s common stock and all certificates for securities issued after the Redomestication will be certificates representing securities of the Successor.

Q.	Why is Stellar proposing the Business Combination?

A.	Since Stellar’s incorporation, the Stellar Board has sought to identify suitable candidates in order to effect a business combination, share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities. In its review of Phunware, the Stellar Board considered a variety of factors weighing positively and negatively in connection with the Business Combination. After careful consideration, the Stellar Board has determined that the proposed Business Combination is in the best interests of Stellar shareholders.

Q.	How will the Initial Shareholders vote in connection with the Stellar Proposals?

A.	As of the date of this joint proxy statement/prospectus, the Initial Shareholders owned of record an aggregate of 2,003,403 Stellar Shares, representing approximately 50.6% of the issued and outstanding Stellar Shares. All of the Initial Shareholders, as well as all of Stellar’s officers and directors, have agreed to vote the shares of common stock owned by them in favor of the Stellar Proposals. The Initial Shareholders, as of the date of this joint proxy statement/prospectus, have not acquired any Stellar common stock in the aftermarket. However, any subsequent purchase prior to the Stellar Record Date by the Initial Shareholders of Stellar common stock in the aftermarket will make it more likely that the Stellar Proposals will be approved as such shares would be voted in favor of the Stellar Proposals.

Q:	May the Initial Shareholders, Stellar’s directors, executive officers, advisors or their affiliates purchase shares in connection with the Business Combination?

A:	The Initial Shareholders or Stellar’s directors, executive officers, advisors or their affiliates may purchase Stellar Shares in privately negotiated transactions or in the open market either prior to or after the closing of the Business Combination, including from Stellar shareholders who would have otherwise elected to have their shares redeemed. However, they have no current commitments or plans to engage in such transactions and have not formulated any terms or conditions for any such transactions. If they engage in such transactions, any such purchases shall be subject to limitations regarding possession of any material nonpublic information not disclosed to the seller and they will not make any such purchases if such purchases are prohibited by Regulation M under the Exchange Act. Any such purchase would include a contractual acknowledgement that the selling shareholder, although still the record holder of Stellar Shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event the Initial Shareholders or Stellar’s directors, officers or advisors or their affiliates purchase shares in privately negotiated transactions from Public Shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. Any such privately negotiated purchases may be effected at purchase prices that are in excess of the per-share pro rata portion of the Trust Account.

Q.	Do I have Redemption Rights with respect to my Stellar Shares?

A.	The Public Shareholders may seek to have their shares redeemed regardless of whether they vote for or against the Business Combination and whether or not they are holders of Stellar common stock as of the Stellar Record Date. All redemptions (“Redemptions”) will be effectuated as repurchases under Stellar’s Articles of Incorporation and bylaws and Republic of the Marshall Islands law. Any Public Shareholder who hold shares of Stellar common stock on or before ___, 2018 (two (2) business days before the Stellar Special Meeting) will have the right to demand that his, her or its shares be redeemed for a pro rata share of the aggregate amount then on deposit in the Trust Account, less any taxes then due but not yet paid, at the consummation of the Business Combination). However, the proceeds held in the Trust Account could be subject to claims that could take priority over those of Public Shareholders exercising Redemption Rights, regardless of whether such holders vote for or against the Stellar Business Combination Proposal and whether such holders are holders of Stellar common stock as of the Stellar Record Date. Therefore, the per-share distribution from the Trust Account in such a situation may be less than originally anticipated due to such claims. A Public Shareholder will be entitled to receive cash for these shares only if the Business Combination is consummated.

The Initial Shareholders and Stellar’s directors, executive officers and their affiliates have agreed to waive their Redemption Rights with respect to their 2,003,403 Founder Shares and such shares will be excluded from the pro rata calculation used to determine the per-share Redemption Price. However, if the Initial Shareholders and Stellar’s directors, executive officers and their affiliates acquired Public Shares in or after Stellar’s IPO (or acquire Public Shares following the date of this joint proxy statement/prospectus), they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if Stellar fails to complete its initial business combination by December 26, 2018 (or such later date approved by its shareholders).

Prior to the consummation of the Business Combination, the Public Shareholders will be provided with the opportunity to have their shares redeemed or repurchased upon the consummation of the Business Combination, subject to certain limitations, for cash equal to the applicable Redemption Price; provided, however, that such shares may not be redeemed to the extent that such redemption or repurchase would result in Stellar having net tangible assets (as determined under the Exchange Act) of less than $5,000,001 immediately prior to consummation of the Business Combination.

Q.	Is there a limit on the number of shares I may redeem?

A.	A Public Shareholder, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking Redemption Rights with respect to 26% or more of the Public Shares. Accordingly, all shares in excess of 26% of the Public Shares owned by a holder will not be redeemed for cash. Any Public Shareholder who holds less than 26% of the Public Shares may have all of the Public Shares held by him or her redeemed for cash.

Q.	How do I exercise my Redemption Rights?

A.	If you are a Public Shareholder and you seek to have your shares redeemed, you must (i) demand, no later than 5:00 p.m., Eastern time on ___, 2018 (two (2) business days before the Stellar Special Meeting), that Stellar redeem your shares into cash; (ii) affirmatively certify in your request to Stellar’s transfer agent for redemption if you “ARE” or “ARE NOT” acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act) and (iii) submitting your request in writing to Stellar’s transfer agent, at the address listed at the end of this section and delivering your shares to Stellar’s transfer agent physically or electronically using the DWAC system at least two (2) business days prior to the vote at the meeting.

Any request for Redemption, once made by a Public Shareholder, may be withdrawn at any time up to the time the vote is taken with respect to the Stellar Business Combination Proposal at the Special Meeting. In addition, if you deliver your shares for Redemption to Stellar’s transfer agent and later decide prior to the Special Meeting not to elect Redemption, you may request that Stellar’s transfer agent return the shares (physically or electronically). You may make such request by contacting Stellar’s transfer agent at the phone number or address listed at the end of this section.

Any corrected or changed written demand of Redemption Rights must be received by Stellar’s transfer agent two (2) business days prior to the vote taken on the Stellar Business Combination Proposal at the Stellar Special Meeting. No demand for Redemption will be honored unless the holder’s shares have been delivered (either physically or electronically) to the transfer agent at least two (2) business days prior to the vote at the meeting.

A holder of the Public Shares, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act) will be restricted from seeking redemption rights with respect to an aggregate of 26% or more of the public shares, which we refer to as the “26% threshold.” Accordingly, all Public Shares in excess of the 26% threshold beneficially owned by a public shareholder or group will not be redeemed for cash.

Public Shareholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent and time to effect delivery. It is Stellar’s understanding that shareholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, Stellar does not have any control over this process and it may take longer than two weeks. Shareholders who hold their shares in street name will have to coordinate with their banks, brokers or other nominees to have the shares certificated or delivered electronically.

If a Public Shareholder properly demands Redemption as described above, then, if the Business Combination is consummated, Stellar will convert these shares into cash. Such amount will be paid promptly after consummation of the Business Combination. If you exercise your Redemption Rights, then you will be exchanging your Stellar Shares for cash and will no longer own these shares following the Business Combination.

If you are a Public Shareholder and you exercise your Redemption Rights, it will not result in either the exercise or loss of any Stellar warrants or Stellar rights that you may hold. Your Stellar warrants will continue to be outstanding following a Redemption of your Stellar Shares and will become exercisable or exchangeable, respectively, upon consummation of the Business Combination.

Q.	What happens to the funds deposited in the Trust Account after consummation of the Business Combination?

A.	After consummation of the Business Combination, the funds in the Trust Account will be used to pay holders of the Public Shares who exercise Redemption Rights, to pay transaction expenses incurred in connection with the Business Combination, including approximately $2.15 million fees to Stellar’s investment bankers in connection with the transaction and for working capital of the Successor and its subsidiaries (consisting of Phunware and its direct and indirect subsidiaries (the “Combined Company”) and general corporate purposes of the Combined Company. Such funds may also be used to reduce the indebtedness and certain other liabilities of the Combined Company.

Q.	What happens if a substantial number of Public Shareholders vote in favor of the Stellar Business Combination Proposal and exercise their Redemption Rights?

A.	Public Shareholders may vote in favor of the Business Combination and still exercise their Redemption Rights; provided, however, that in the event that the redemptions result in Stellar having less than $19 million in cash, net of its unpaid expenses and liabilities and payments required for redemptions, the Business Combination will not be consummated and following the tenth day from the date of the Stellar Special Meeting, then either party may terminate the Merger Agreement. Subject to the foregoing, the Business Combination may be consummated even though the funds available from the Trust Account and the number of Public Shareholders are substantially reduced as a result of Redemptions by Public Shareholders. With fewer Public Shares and Public Shareholders, the trading market for the Successor’s securities may be less liquid and the Successor may not be able to meet the listing standards for a national securities exchange. Furthermore, the funds available from the Trust Account for working capital purposes of the Combined Company after the Business Combination may not be sufficient for its future operations and may not allow the Combined Company to pursue its strategy for growth.

Q.	What happens if the Business Combination is not consummated?

A.	Under the terms of the Merger Agreement, Stellar has the right to seek an extension of the date by which it must complete its initial business combination. As approved by Stellar’s shareholders on special meetings held on May 22, 2018 and August 22, 2018, Stellar has extended the deadline to consummate the Business Combination to December 26, 2018 (or such later date approved by its shareholders).

QUESTIONS AND ANSWERS ABOUT THE PHUNWARE PROPOSALS

What proposals are stockholders of Phunware being asked to vote upon?

Under the Merger Agreement, the approval of the Phunware Business Combination Proposal and the Preferred Stock Conversion Proposal are conditions to the consummation of the Merger. If Phunware stockholders do not approve each of these proposals, then unless this condition is waived by Stellar, Merger Sub and Phunware, the Merger Agreement could terminate and the proposed Business Combination may not be consummated. There can be no assurance that Stellar, Merger Sub and Phunware would waive such provision of the Merger Agreement.

In addition to the foregoing proposals, the Phunware stockholders also may be asked to consider and vote upon a proposal to adjourn the Phunware Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if it is determined by Phunware that more time is necessary or appropriate to consummate the Business Combination and/or the Preferred Stock Conversion.

Phunware will hold the special meeting of its stockholders to consider and vote upon these proposals. This joint proxy statement/prospectus contains important information about the proposed business combination and the other matters to be acted upon at the special meeting. Stockholders of Phunware should read it carefully.

After careful consideration, the Phunware Board has determined that the Phunware Business Combination Proposal, the Preferred Stock Conversion Proposal and, if presented, the Phunware Adjournment Proposal are in the best interests of Phunware and its stockholders and recommends that you vote or give instruction to vote “FOR” each of those proposals.

The existence of any financial and personal interests of one or more of Phunware’s directors may be argued to result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Phunware and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the Phunware Proposals. See the section entitled “Phunware Business Combination Proposal — Interests of Phunware’s Directors and Officers in the Business Combination” for a further discussion of this.

THE VOTE OF PHUNWARE STOCKHOLDERS IS IMPORTANT. PHUNWARE STOCKHOLDERS ARE ENCOURAGED TO VOTE AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS JOINT PROXY STATEMENT/PROSPECTUS.

What material negative factors did the Phunware Board consider in connection with the Business Combination?

Although the Phunware Board believes that the Business Combination is advisable and fair to and in the best interests of, Phunware’s stockholders, the Phunware Board did consider certain potentially material negative factors in arriving at that conclusion. These factors include, among others, the likelihood that the Business Combination would be completed compared to the risks in executing alternatives, the risks and costs to Phunware if the transactions contemplated by the Merger Agreement are not consummated and the fact that Phunware entered into the Merger Agreement with a “blank check” corporation organized to effect a business combination with one or more businesses. These factors and others are discussed in greater detail in the section entitled “Phunware Business Combination Proposal — Phunware’s Board of Directors’ Reasons for the Business Combination”, as well as in the section entitled “Risk Factors — Risks Related to Phunware’s Business Operations and Industry.”

What happens if the Business Combination is not consummated?

If the Merger Agreement is not adopted by Phunware stockholders or if the Business Combination is not completed for any other reason, Phunware will remain an independent private company.

Do I have appraisal rights in connection with the Business Combination?

Phunware stockholders will be entitled to appraisal rights but only if they comply with the Delaware law procedures summarized in the section entitled “Appraisal Rights.” The entirety of Section 262 of the DGCL is provided on Annex F to this joint proxy statement/prospectus. Upon consummation of the Business Combination, any Phunware stockholder who has perfected its appraisal rights will have the right to have a court in Delaware determine the value of each share of stock and to be paid the appraised value determined by the court, which could be more or less than the merger consideration.

What are the U.S. federal income tax consequences of the Business Combination to me?

It is intended that the Business Combination will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Assuming the Business Combination so qualifies, Phunware stockholders generally will not recognize gain or loss on the exchange of their Phunware capital stock solely for shares of Successor’s common stock and Transferred Sponsor Warrants in the Business Combination and their basis in and holding periods for their Phunware capital stock will generally carry over to the Successor common stock and Transferred Sponsor Warrants received by such holder in the Business Combination. For a more complete discussion of the U.S. federal income tax consequences of the Business Combination, see the section entitled “Material U.S. Federal Income Tax Considerations of the Business Combination.”

What do I need to do now?

Phunware urges you to read carefully and consider the information contained in this joint proxy statement/prospectus, including the annexes and to consider how the Business Combination will affect you as a stockholder of Phunware. Stockholders should then vote as soon as possible in accordance with the instructions provided in this joint proxy statement/prospectus and on the enclosed proxy card.

How do I vote?

If you are a holder of record of Phunware capital stock on the Phunware Record Date, you may vote in person at the Phunware Special Meeting or by submitting a proxy for the special meeting. You may submit a proxy to Phunware by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope.

When and where will the Phunware Special Meeting be held?

The Phunware Special Meeting will be held at on __________, 2018, at______, Central Time, unless the Phunware Special Meeting is adjourned.

Who is entitled to vote at the Phunware Special Meeting?

Phunware has fixed October 31, 2018 as the Phunware Record Date for voting at the Phunware Special Meeting. If you were a stockholder of Phunware at the close of business on the Phunware Record Date, you are entitled to vote on matters that come before the special meeting. However, a stockholder may only vote his or her shares if he or she is present in person or is represented by proxy at the Phunware Special Meeting.

How many votes do I have?

●	Each share of Phunware common stock outstanding as of the Phunware Record Date is entitled to one vote per share at the Phunware Special Meeting;

●	Each share of Phunware Series A Preferred Stock outstanding as of the Phunware Record Date is entitled to the number of votes equal to the number of shares of common stock into which the shares of Phunware Series A Preferred Stock held by such holder could be converted as of the Phunware Record Date;

●	Each share of Phunware Series B Preferred Stock outstanding as of the Phunware Record Date is entitled to the number of votes equal to the number of shares of common stock into which the shares of Phunware Series B Preferred Stock held by such holder could be converted as of the Phunware Record Date;

●	Each share of Phunware Series C Preferred Stock outstanding as of the Phunware Record Date is entitled to the number of votes equal to the number of shares of common stock into which the shares of Phunware Series C Preferred Stock held by such holder could be converted as of the Phunware Record Date;

●	Each share of Phunware Series D Preferred Stock outstanding as of the Phunware Record Date is entitled to the number of votes equal to the number of shares of common stock into which the shares of Phunware Series D Preferred Stock held by such holder could be converted as of the Phunware Record Date;

●	Each share of Phunware Series D-1 Preferred Stock outstanding as of the Phunware Record Date is entitled to the number of votes equal to the number of shares of common stock into which the shares of Phunware Series D-1 Preferred Stock held by such holder could be converted as of the Phunware Record Date;

●	Each share of Phunware Series E Preferred Stock outstanding as of the Phunware Record Date is entitled to the number of votes equal to the number of shares of common stock into which the shares of Phunware Series E Preferred Stock held by such holder could be converted as of the Phunware Record Date;

●	Each share of Phunware Series F Preferred Stock outstanding as of the Phunware Record Date is entitled to the number of votes equal to the number of shares of common stock into which the shares of Phunware Series F Preferred Stock held by such holder could be converted as of the Phunware Record Date;

●	Each share of Phunware Series Alpha Preferred Stock outstanding as of the Phunware Record Date is entitled to the number of votes equal to the number of shares of common stock into which the shares of Phunware Series Alpha Preferred Stock held by such holder could be converted as of the Phunware Record Date;

●	Each share of Phunware Series Beta Preferred Stock outstanding as of the Phunware Record Date is entitled to the number of votes equal to the number of shares of common stock into which the shares of Phunware Series Beta Preferred Stock held by such holder could be converted as of the Phunware Record Date; and

●	Each share of Phunware Series Gamma Prime Preferred Stock outstanding as of the Phunware Record Date is entitled to the number of votes equal to the number of shares of common stock into which the shares of Phunware Series Gamma Prime Preferred Stock held by such holder could be converted as of the Phunware Record Date.

As of the Phunware Record Date,

●	Each share of Phunware Series A Preferred Stock was convertible into one share of Phunware common stock;

●	Each share of Phunware Series B Preferred Stock was convertible into one share of Phunware common stock;

●	Each share of Phunware Series C Preferred Stock was convertible into one share of Phunware common stock;

●	Each share of Phunware Series D Preferred Stock was convertible into one share of Phunware common stock;

●	Each share of Phunware Series D-1 Preferred Stock was convertible into one share of Phunware common stock;

●	Each share of Phunware Series E Preferred Stock was convertible into one share of Phunware common stock;

●	Each share of Phunware Series F Preferred Stock was convertible into one share of Phunware common stock;

●	Each share of Phunware Series Alpha Preferred Stock was convertible into one share of Phunware common stock;

●	Each share of Phunware Series Beta Preferred Stock was convertible into one share of Phunware common stock; and

●	Each share of Phunware Series Gamma Prime Preferred Stock was convertible into one share of Phunware common stock.

What constitutes a quorum?

A quorum of Phunware stockholders is necessary to hold a valid meeting. The presence, in person or by proxy, of a majority of the votes which could be cast by the holders of all outstanding shares of stock entitled to vote at the meeting shall be necessary and sufficient to constitute a quorum at the Phunware Special Meeting, including a majority of the outstanding shares of any class or series or classes or series, present in person or represented by proxy, where a separate vote by such class or series or classes or series is required. Abstentions, while considered present for the purposes of establishing a quorum, will not count as a vote cast at the Phunware Special Meeting.

As of the Phunware Record Date for the special meeting, the following shares of Phunware representing the following classes and series would be required to achieve a quorum:

●	28,243,161 shares of common stock and preferred stock, voting together as a single class on an as-converted basis;

●	24,346,429 shares of preferred stock, voting together as a single class on an as-converted basis; and

●	6,039,475 shares of Series F Preferred Stock voting exclusively as a single class on an as-converted basis.

What vote is required to approve each proposal at the Phunware Special Meeting?

The Phunware Proposals presented at the Phunware Special Meeting require the following approvals: (A) the Phunware Business Combination Proposal requires the affirmative vote of (x) a majority of the shares of outstanding capital stock of Phunware, voting together as a single class on an as-converted basis, (y) a majority of the outstanding shares of preferred stock of Phunware, voting together as a single class on an as-converted basis, and (z) a majority of the outstanding shares of Phunware Series F Preferred Stock, voting exclusively as a single class on an as-converted basis, (B) the Preferred Stock Conversion Proposal requires the affirmative vote of (x) a majority of the outstanding shares of preferred stock of Phunware, voting together as a single class on an as-converted basis, and (y) a majority of the outstanding shares of Phunware Series F Preferred Stock, voting exclusively as a single class on an as-converted basis and (C) the Adjournment Proposal requires the affirmative vote of the holders of a majority of the shares of outstanding capital stock of Phunware.

Abstentions, while considered present for the purposes of establishing a quorum, will not count as a vote cast at the Phunware Special Meeting.

What are the recommendations of the Phunware Board?

The Phunware Board believes that the Phunware Business Combination Proposal, the Preferred Stock Conversion Proposal and, if presented, the Phunware Adjournment Proposal are in the best interest of Phunware’s stockholders and recommends that its stockholders vote “FOR” the Phunware Business Combination Proposal and the Preferred Stock Conversion Proposal and, if presented, “FOR” the Phunware Adjournment Proposal.

The existence of any financial and personal interests of one or more of Phunware’s directors may be argued to result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of Phunware and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the Phunware Proposals. See the section entitled “Phunware Business Combination Proposal — Interests of Phunware’s Directors and Officers in the Business Combination” for a further discussion of this.

How do other Phunware stockholders intend to vote?

As of           , 2018, the Phunware stockholders, representing approximately the following issued and outstanding shares have agreed to vote in favor of the Phunware Proposals:

●	shares of Series Preferred Stock

●	shares of Series Preferred Stock

●	shares of Series Preferred Stock

What happens if I sell my shares of Phunware capital stock before the Phunware Special Meeting?

The Phunware Record Date for the special meeting is earlier than the date of the Phunware Special Meeting and earlier than the date that the Business Combination is expected to be completed. If you transfer your shares of Phunware capital stock after the Phunware Record Date, but before the special meeting, unless you grant a proxy to the transferee, you will retain your right to vote at the Phunware Special Meeting. You would not be entitled to the Stockholder Merger Consideration or to exercise appraisal rights.

May I change my vote after I have mailed my signed proxy card?

Yes. Stockholders may send a later-dated, signed proxy card to Phunware’s secretary at the address set forth below so that it is received by Phunware’s secretary prior to the vote at the Phunware Special Meeting or attend the Phunware Special Meeting in person or by proxy and vote. Stockholders also may revoke their proxy by sending a notice of revocation to Phunware’s secretary, which must be received by Phunware’s secretary prior to the vote at the Phunware Special Meeting.

What happens if I fail to take any action with respect to the Phunware Special Meeting?

If you fail to take any action with respect to the Phunware Special Meeting and do not seek appraisal and the Business Combination is approved by stockholders and the Business Combination is consummated, you will become a stockholder of the Successor. If you fail to take any action with respect to the Phunware Special Meeting and the Business Combination is not approved, you will remain a stockholder of Phunware.

What should I do with my stock certificates?

Each Phunware stockholder shall be entitled to receive its portion of the merger consideration subject to the delivery to the exchange agent of the certificate(s) for its Phunware capital stock, together with a properly completed and duly executed letter of transmittal and such other documents as may be reasonably requested by the exchange agent.

What should I do if I receive more than one set of voting materials?

Phunware stockholders may receive more than one set of voting materials, including multiple copies of this joint proxy statement/prospectus and multiple proxy cards or voting instruction cards. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your shares of Phunware capital stock.

Who can help answer my questions?

If you have any questions about how to vote or direct a vote in respect of your shares of Phunware capital stock, you may contact Phunware at 7800 Shoal Creek Blvd, Suite 230-S, Austin, Tx 78757, Attention: Investor Relations.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF STELLAR

The following table includes consolidated statements of operations data for the nine months ended August 31, 2018 and 2017 and the consolidated balance sheet data as of August 31, 2018 are derived from Stellar’s unaudited interim consolidated financial statements appearing elsewhere herein. Stellar’s unaudited interim consolidated financial statements were prepared on a basis consistent with its audited consolidated financial statements and include, in management’s opinion, all adjustments, consisting only of normal recurring adjustments, that Stellar considers necessary for a fair presentation of the financial information set forth in those statements included elsewhere in this proxy statement/prospectus. Stellar’s historical results are not necessarily indicative of the results that may be expected in any future period, and interim financial results are not necessarily indicative of the results that may be expected for the full year.

	Nine Months Ended August 31, 2018	Nine Months Ended August 31, 2017
Statement of Operations Data:
Operating expenses
Formation and operating costs	1,421,213	$310,454
Loss from operations	(1,421,213)	(310,454)

Other income
Trust Account Investment income	659,361	127,212
Net loss attributable to common shares	(761,852)	$(183,242)
Weighted average number of common shares outstanding (excluding shares subject to possible redemption)	2,840,600	2,718,139
Basic and diluted net loss per share (excluding shares subject to possible redemption)	(0.27)	$(0.07)

Cash Flow Data:
Net cash used in operating activities	(149,580)	$(25,925)
Net cash provided by investing activities	52,541,917	19,534
Net cash used in financing activities	(52,490,319)	—

Balance Sheet Data:	August 31, 2018	November 30, 2017
Cash on hand and in Bank	19,223	$117,205
Cash and investments held in the Trust Account	19,488,870	71,215,856
Total assets	19,551,258	71,349,930
Common stock subject to possible redemption: (at a redemption value of approximately $10.32 and $10.20, on August 31, 2018 and 2017, respectively)	11,823,088	63,883,039
Total shareholders’ equity	5,000,011	5,000,007

The following table sets forth selected historical financial information derived from Stellar’s audited financial statements for the year ended November 30, 2017 and the period from December 8, 2015 (inception) to November 30, 2016, which are included elsewhere in this joint proxy statement/prospectus.

The information is only a summary and should be read in conjunction with Stellar’s consolidated financial statements and related notes and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Stellar” contained elsewhere herein. The historical results included below and elsewhere in this joint proxy statement/prospectus are not indicative of the future performance of Phunware, Stellar or the Combined Company.

	Year Ended November 30, 2017	Period from December 8, 2015 (inception) to November 30, 2016
Statement of Operations Data:
Operating expenses
Formation and operating costs	$862,228	$146,582
Loss from operations	(862,228)	(146,582)

Other income
Trust Account Investment income	554,954	56,393
Net loss attributable to common shares	$(307,274)	$(90,189)
Weighted average number of common shares outstanding (excluding shares subject to possible redemption)	2,737,367	2,093,974
Basic and diluted net loss per share (excluding shares subject to possible redemption)	$(0.11)	$(0.04)

Cash Flow Data:
Net cash used in operating activities	$(204,743)	$(72,158)
Net cash used in investing activities	(773,240)	(70,442,615)
Net cash provided by financing activities	604,300	71,005,661

Balance Sheet Data:	November 30, 2017	November 30, 2016
Cash on hand and in Bank	$117,205	$490,888
Cash and investments held in the Trust Account	71,215,856	70,442,615
Total assets	71,349,930	70,965,722
Common stock subject to possible redemption: (at a redemption value of approximately $10.32 and $10.20, on November 30, 2017 and November 30, 2016, respectively)	63,883,039	64,190,314
Total shareholders’ equity	5,000,007	5,000,005

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA OF PHUNWARE

The following selected historical consolidated financial and other data should be read together with the consolidated financial statements and accompanying notes and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Phunware” appearing elsewhere herein. The selected historical consolidated financial and other data in this section is not intended to replace our consolidated financial statements and the related notes. Our historical results are not necessarily indicative of the results that may be expected in any future period.

The consolidated statements of operations data for the three and six months ended June 30, 2018 and 2017 and the consolidated balance sheet data as of June 30, 2018 are derived from Phunware’s unaudited interim consolidated financial statements appearing elsewhere herein. Phunware’s unaudited interim consolidated financial statements were prepared on a basis consistent with its audited consolidated financial statements and include, in management’s opinion, all adjustments, consisting only of normal recurring adjustments, that Phunware considers necessary for a fair presentation of the financial information set forth in those statements included elsewhere in this joint proxy statement/prospectus. Phunware’s historical results are not necessarily indicative of the results that may be expected in any future period, and interim financial results are not necessarily indicative of the results that may be expected for the full year.

	Three Months Ended June 30,
	2018	2017
Revenue	(in thousands)
Platform subscriptions and services	$6,448	$3,493
Application transaction	7,737	1,692
Total revenue	$14,185	$5,185
Platform subscriptions and services as a percentage of total revenue	45.5%	67.4%
Application transactions as a percentage of total revenue	54.5%	32.6%

Gross Margin
Platform subscriptions and services	63.3%	55.1%
Application transaction	91.0%	15.2%
Total gross margin	78.4%	42.1%

	Six Months Ended June 30,
	2018	2017
Revenue	(in thousands)
Platform subscriptions and services	$10,452	$7,053
Application transaction	8,713	7,105
Total revenue	$19,165	$14,158
Platform subscriptions and services as a percentage of total revenue	54.5%	49.8%
Application transactions as a percentage of total revenue	45.5%	50.2%

Gross Margin
Platform subscriptions and services	54.4%	55.4%
Application transaction	86.6%	28.5%
Total gross margin	69.0%	41.9%

	June 30, 2018	December 31, 2017
Consolidated Balance Sheet Data:	(in thousands)
Cash	$221	$308
Total assets	33,905	34,001
Total liabilities	18,807	26,097
Total stockholders’ deficit	(101,881)	(99,501)

We derived the selected consolidated statements of operations and the consolidated balance sheet data for the years ended and as of December 31, 2017 and 2016, from our audited consolidated financial statements appearing elsewhere herein.

	Year Ended December 31,
	2017	2016
	(in thousands)
Revenue
Platform subscriptions and services	$16,488	$11,645
Application transaction	10,234	35,725
Total revenue	$26,722	$47,370
Platform subscriptions and services as a percentage of total revenue	61.7%	24.6%
Application transactions as a percentage of total revenue	38.3%	75.4%

Gross Margin
Subscriptions and services	53.0%	57.9%
Application transactions	22.2%	33.0%
Total gross margin	41.2%	39.1%

	Year Ended December 31,
	2017	2016
Consolidated Balance Sheet Data:	(in thousands)
Cash	$308	$12,629
Total assets	34,001	49,498
Total liabilities	26,097	16,321
Total stockholders’ deficit	(99,501)	(73,818)

SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

The selected unaudited pro forma combined statements of operations for the six months ended June 30, 2018, combines the historical consolidated statements of Stellar and Phunware, giving effect to the Business Combination as if it had been consummated on January 1, 2018. The selected unaudited pro forma combined statements of operations for the year ended December 31, 2017 combines the historical consolidated statements of operations of Stellar and Phunware, giving effect to the Business Combination as if it had been consummated on January 1, 2017. The selected unaudited pro forma balance sheet combines the historical consolidated statements of Stellar and Phunware, giving effect to the Business Combination as if it had been consummated as of that date. Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma combined financial information are described in the accompanying notes appearing elsewhere in this joint proxy statement/prospectus under the caption “Stellar and Phunware Unaudited Pro Forma Condensed Combined Financial Statements”. The unaudited pro forma combined financial information has been presented for illustrative purposes only and is not necessarily indicative of the operating results and financial position that would have been achieved had the Business Combination occurred on the dates indicated. Further, the unaudited pro forma combined financial information does not purport to project the future operating results or financial position of the Successor following the Business Combination. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of this unaudited pro forma combined financial information and are subject to change as additional information becomes available.

Pursuant to Stellar’s amended and restated Articles of Incorporation, it must complete a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination by May 24, 2018 and shareholders of Stellar would have an opportunity to elect redemption in connection with the shareholders vote to approve the Business Combination with Phunware, as described elsewhere in this joint proxy statement/prospectus. On May 22, 2018, Stellar’s shareholders approved an amendment to its extending the date by which Stellar must consummate its initial business combination to August 24, 2018. Concurrently, 3,353,060 Public Shares exercised their right to redeem such Public Shares. An aggregate $34,787,998 was removed from the Trust Account to pay such Redemptions. On August 23, 2018, Stellar’s shareholders approved an amendment to its extending the date by which Stellar must consummate its initial business combination to December 26, 2018. Concurrently, 1,695,830 Public Shares exercised their right to redeem such Public Shares. An aggregate of $17,772,299 was removed from the Trust Account to pay such redemptions. These Redemptions thus caused the balance of the Trust Account to fall below the Minimum Cash Asset Level.

If the Merger Agreement is approved, prior to the Closing, Phunware will have the right to appoint six of the seven members of the Successor’s board of directors. The current stockholders of Phunware are expected to own at least 87.4% of the outstanding shares of the Successor, without regard to satisfaction of the minimum cash asset level condition. Substantially all of Stellar’s net assets consist of cash and equivalents. Accordingly, the business combination will be accounted for as a reverse recapitalization, whereby Phunware will be the acquirer for accounting and financial reporting purposes and Stellar will be the legal acquirer. Under a reverse recapitalization, the common stock of Stellar remaining after redemptions and the unrestricted net cash and equivalents on the date the Business Combination is consummated, will be accounted for as a capital infusion into Phunware. Expenses incurred by Phunware related to the Business Combination up to the point of viability will be charged to operations in the period incurred.

	Six Months Ended June 30, 2018 (Phunware) and Nine Months Ended August 31, 2018 (Stellar), Unaudited
	Phunware	Stellar	Pro Forma Combined
	(In thousands, except per share amounts)
Statement of Operations Data:
Revenues	$19,165	$—	$19,165
Operating expenses	15,157	1,421	16,578
Operating loss	(1,928)	(1,421)	(3,349)
Net loss	(2,692)	(762)	(4,059)
Net loss per common share, basic		$(0.27)	$(0.12)

	Year Ended December 31, 2017 (Phunware) and Year Ended November 30, 2017 (Stellar), Unaudited
	Phunware	Stellar	Pro Forma Combined
	(In thousands, except per share amounts)
Statement of Operations Data:
Revenues	$26,722	$—	$26,722
Operating expenses	36,624	862	37,486
Operating loss	(25,616)	(862)	(26,478)
Net loss	(25,938)	(307)	(26,800)
Net loss per common share, basic		$(0.11)	$(0.83)

	As of June 30, 2018 (Phunware) and as of August 31, 2018 (Stellar), Unaudited
	Phunware	Stellar	Pro Forma Combined
	(In thousands)
Balance Sheet Data:
Total current assets	$6,217	$62	$19,899
Total assets	33,905	19,551	46,730
Total current liabilities	13,078	2,265	11,771
Total liabilities	18,807	2,728	17.500
Total stockholders’ equity (deficit)	(101,881)	5,000	29,230

Comparative Share Information

	Six Months Ended June 30, 2018 (Phunware) and Nine Months Ended August 31, 2018 (Stellar), Unaudited
	Phunware	Stellar	Pro Forma Combined
	(In thousands, except share and per share amounts)
Net Loss	$(2,692)	$(762)	$(4,059)
Weighted Average Shares Outstanding, Basic		2,840,600	32,490,696
Net Loss Per Share, Basic		(0.27)	(0.12)

	Year Ended December 31, 2017 (Phunware) and Year Ended November 30, 2017 (Stellar), Unaudited
	Phunware	Stellar	Pro Forma Combined
	(In thousands, except share and per share amounts)
Net Loss	$(25,938)	$(307)	$(26,800)
Weighted Average Shares Outstanding, Basic		2,737,367	32,387,463
Net Loss Per Share, Basic		$(0.11)	$(0.83)

MARKET PRICE AND DIVIDEND INFORMATION

Stellar

Market Price of Stellar Units, Common Stock and Warrants

Stellar’s units, common stock and warrants are each traded on Nasdaq under the symbols “STLRU,” “STLR” and “STLRW”, respectively. Stellar’s units commenced public trading on August 19, 2016 and its common stock and its warrants commenced public trading on October 10, 2016.

In connection with the closing of the Business Combination, Stellar will change its corporate name to “Phunware, Inc.” and Stellar’s common stock and warrants will be converted into the Successor’s common stock and warrants. Stellar anticipates that, following the closing of the Business Combination, the Successor’s common stock and common stock warrants will be traded on Nasdaq under the symbols “PHUN” and “PHUNW”, respectively, and Stellar’s units will separate into their component shares of common stock and warrants and the units will no longer be listed on Nasdaq.

The table below sets forth the high and low sales prices of Stellar’s units, common stock and warrants as reported on the Nasdaq, for each full quarterly period within the two most recent fiscal years ended November 30, 2016 and 2017 and the interim period from December 1, 2017 through November 1, 2018.

	Units		Common Stock		Warrants
Year Ended November 30, 2016	Low	High	Low	High	Low	High
August 19, 2016 through September 30, 2016	$9.93	$10.00	—	—	—	—
October 1, 2016 through November 30, 2016	$9.97	$10.30	$9.87	$10.00	$0.10	$0.50

	Units		Common Stock		Warrants
Year Ended November 30, 2017	Low	High	Low	High	Low	High
December 1, 2016 through February 28, 2017	$10.04	$10.35	$9.90	$10.16	$0.19	$0.36
March 1, 2017 through May 31, 2017	$10.25	$10.43	$10.00	$10.20	$0.325	$0.38
June 1, 2017 through August 31, 2017	$10.34	$10.55	$10.00	$10.28	$0.29	$0.47
September 1, 2017 through November 30, 2017	$10.52	$10.58	$10.01	$10.23	$0.31	$0.40

	Units		Common Stock		Warrants
Year Ending November 30, 2018	Low	High	Low	High	Low	High
December 1, 2017 through February 28, 2018	$10.42	$11.00	$10.07	$10.49	$0.1213	$0.75
March 1, 2018 through May 31, 2018	$10.5411	$11.08	$10.00	$10.43	$0.20	$0.933
June 1, 2018 through August 31, 2018	$10.5411	$10.55	$10.36	$11	$0.1401	$0.3429
September 1, 2018 to November 1, 2018	$10.5	$10.55	$9.16	$10.6	$0.12	$0.2798

On November 1, 2018, Stellar’s common stock had a closing price of $10.50, its warrants had a closing price of $0.20 and its units had a closing price of $10.50.

Holders of Stellar units, common stock and warrants should obtain current market quotations for their securities. The market price of Stellar units, common stock and warrants could vary at any time before the business combination with Phunware.

Holders

As of the Stellar Record Date, there was one holder of record of Stellar’s units, there were 15 holders of record of Stellar’s common stock and three holders of record of Stellar’s warrants.

Phunware

Phunware’s securities are not publicly traded. As of September 30, 2018, there were:

●	175 holders of record of Phunware common stock;

●	21 holders of record of Phunware Series A Preferred Stock;

●	17 holders of record of Phunware Series B Preferred Stock;

●	20 holders of record of Phunware Series C Preferred Stock;

●	39 holders of record of Phunware Series D Preferred Stock;

●	5 holders of record of Phunware Series D-1 Preferred Stock;

●	54 holders of record of Phunware Series E Preferred Stock;

●	142 holders of record of Phunware Series F Preferred Stock;

●	43 holders of record of Phunware Series Alpha Preferred Stock;

●	6 holders of record of Phunware Series Beta Preferred Stock;

●	9 holders of record of Phunware Series Gamma Prime Preferred Stock;

●	1 holder of record of warrants to purchase Phunware Series D-1 Preferred Stock; and

●	68 holders of record of warrants to purchase Phunware Series F Preferred Stock.

Dividends

Stellar

Stellar has not paid any cash dividends on its shares to date and does not intend to pay cash dividends prior to the completion of its initial business combination, including the Business Combination. The payment of cash dividends in the future will be dependent upon its revenues and earnings, if any, capital requirements and general financial condition subsequent to the completion of its initial business combination. The payment of any cash dividends subsequent to completion of its initial business combination, including the Business Combination, will be within the discretion of the Stellar Board at such time. In addition, the Stellar Board is not currently contemplating and does not anticipate declaring any share dividends in the foreseeable future. Further, if Stellar incurs any indebtedness, its ability to declare dividends may be limited by restrictive covenants that Stellar may agree to in connection therewith.

Phunware

Phunware has never declared or paid any cash dividends on its capital stock. Phunware currently intends to retain all available funds and any future earnings for use in the operation of its business and does not expect to pay any dividends on its capital stock in the foreseeable future. Any future determination to declare dividends will be made at the discretion of our board of directors, subject to applicable laws, and will depend on a number of factors, including Phunware’s financial condition, results of operations, capital requirements, contractual restrictions, general business conditions and other factors that the Phunware Board may deem relevant.

Dividend Policy of the Successor Following the Business Combination

Following consummation of the Business Combination, the Successor’s board of directors will consider whether or not to institute a dividend policy. It is the present intention of the Successor to assess its ability to declare dividends in light of its capital structure and earnings immediately following the Closing.

RISK FACTORS

You should carefully consider all the following risk factors, together with all of the other information included or incorporated by reference in this joint proxy statement/prospectus, including the financial information, before deciding whether or how to vote or instruct your vote to be cast to approve the proposals described in this joint proxy statement/prospectus.

The value of your investment following consummation of the Business Combination will be subject to significant risks affecting, among other things, the Successor’s business, financial condition or results of operations. If any of the events described below occur, the Successor’s post-Business Combination business and financial results could be adversely affected in material respects. This could result in a decline, which may be significant, in the trading price of the Successor’s common stock and you therefore may lose all or part of your investment. The risk factors described below are not necessarily exhaustive and you are encouraged to perform your own investigation with respect to the businesses of Stellar and Phunware.

Risk Factors Related to Stellar

Stellar is an early stage company with no operating history and no revenues and you have no basis on which to evaluate Stellar’s ability to achieve its business objective.

Stellar is an early stage company with no operating results. Because Stellar lacks an operating history, you have no basis upon which to evaluate Stellar’s ability to achieve its business objective of completing its initial business combination with Phunware. Stellar may be unable to complete the business combination. If Stellar fails to complete the business combination, it will never generate any operating revenues.

The Initial Shareholders have agreed to vote in favor of the Business Combination, regardless of how Stellar’s Public Shareholders vote.

Unlike other blank check companies in which the Initial Shareholders agree to vote their Founder Shares in accordance with the majority of the votes cast by the Public Shareholders in connection with an initial business combination, after approval of the Stellar Board, the Initial Shareholders have agreed to vote their Founder Shares, as well as any Public Shares purchased during or after Stellar’s IPO, in favor of the initial business combination. The Initial Shareholders own 50.6% of Stellar’s outstanding shares of common stock as of the date hereof. As a result, Stellar would not need any of the 1,851,720 Public Shares to be voted in favor of its initial business combination in order to have such transaction approved. Accordingly, it is more likely that the necessary shareholder approval will be received than would be the case if the Initial Shareholders agreed to vote their Founder Shares in accordance with the majority of the votes cast by the Public Shareholders.

Stellar may not be able to complete its initial business combination within the prescribed time frame, including the extension of such timeframe, in which case Stellar would cease all operations except for the purpose of winding up and Stellar would redeem its Public Shares and liquidate, and Stellar’s warrants would be worthless.

Stellar’s executive officers and directors have agreed that Stellar must complete its the initial business combination by December 26, 2018 (or such later date approved by its shareholders). Stellar may not be able to complete its initial business combination by such date. Stellar previously extended the period of time to consummate a business combination on August 24, 2017, November 24, 2017, February 24, 2018 and May 23, 2018, each by an additional three months and on August 23, 2018, by an additional four months. In order for Stellar to extend the time available for it to consummate its initial business combination, the Sponsors or their affiliates or designees must determine to seek shareholder approval for an extension and Stellar’s shareholders would be required to approve such extension. The seeking of such approval may require Stellar to make certain payments in order to encourage shareholders to approve the extension and shareholders may also have the right to redeem their shares in connection with any solicitation of shareholder approval. Stellar currently has no arrangements in place relating to any payments Stellar may offer its shareholders to encourage shareholders to approve an extension and there is no assurance that any such arrangements can or will be put into place. Should the Sponsors or any other parties determine to loan funds to Stellar for this purpose, we expect that the lenders would waive their right to be repaid for such loans out of the funds held in the Trust Account (except from any interest that Stellar is permitted to withdraw) in the event that Stellar does not consummate a business combination. However, Stellar may repay such loans from funds held outside of the Trust Account from interest permitted to be withdrawn. In the event that interest in the trust is available for withdrawal for working capital purposes and has not been used to pay taxes or other working capital expenses, Stellar may apply the accrued interest in the Trust Account or such withdrawn interest to its obligations with respect to any further extension. the Sponsors and their affiliates or designees are not obligated to fund the Trust Account to extend the time for Stellar to complete Stellar’s initial business combination.

If Stellar has not completed its initial business combination within such time period, it will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable and working capital released to Stellar and less up to $50,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders of Stellar (including the right to receive further liquidation distributions, if any), subject to applicable law and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Stellar’s remaining shareholders and the Stellar Board, dissolve and liquidate, subject in each case to Stellar’s obligations under applicable law to provide for claims of creditors and the requirements of other applicable law.

In connection with Stellar’s solicitation of shareholder approval of its initial business combination, the Sponsors, directors, executive officers, advisors and their affiliates may elect to purchase shares from the Public Shareholders, which may influence a vote on a proposed business combination and reduce the public “float” of Stellar’s common stock.

In connection with Stellar’s solicitation of shareholder approval of its initial business combination, the Sponsors, directors, executive officers, advisors or their affiliates may purchase shares in privately negotiated transactions or in the open market either prior to or following the completion of its initial business combination, although they are under no obligation to do so. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of Stellar Shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsors, directors, executive officers, advisors or their affiliates purchase shares in privately negotiated transactions from Public Shareholders who have already elected to exercise their Redemption Rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. The purpose of such purchases could be to vote such shares in favor of the Business Combination and the related transactions and thereby increase the likelihood of obtaining shareholder approval of the Business Combination and related transactions or to satisfy the Closing condition in the Merger Agreement, where it appears that such requirement would otherwise not be met. This may result in the consummation of the Business Combination and the related transactions that may not otherwise have been possible.

In addition, if such purchases are made, the public “float” of Stellar’s common stock and the number of beneficial holders of its securities may be reduced, possibly making it difficult to maintain the quotation, listing or trading of the Successor’s securities on a national securities exchange.

If a Public Shareholder fails to receive notice of Stellar’s offer to redeem its Public Shares in connection with the Business Combination, or fails to comply with the procedures for tendering its shares, such shares may not be redeemed.

Stellar will comply with the applicable SEC rules when conducting redemptions in connection with the consummation of the Business Combination. Despite Stellar’s compliance with these rules, if a Public Shareholder fails to receive this joint proxy statement/prospectus or related materials, such shareholder may not become aware of the opportunity to redeem its shares. In addition, this joint proxy statement/prospectus describes the various procedures that must be complied with in order to validly tender or redeem Public Shares. In the event that a Public Shareholder fails to comply with these procedures, its shares may not be redeemed.

You will not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. To liquidate your investment, therefore, you may be forced to sell your Public Shares or warrants, potentially at a loss.

Stellar’s Public Shareholders will be entitled to receive funds from the Trust Account only upon the earlier to occur of: (i) Stellar’s completion of an initial business combination and then only in connection with those shares of Stellar’s common stock that such shareholder properly elected to redeem, subject to the limitations described herein or (ii) the Redemption of the Public Shares if Stellar is unable to complete an initial business combination by December 26, 2018 (or such later date approved by its shareholders), subject to applicable law and as further described herein. In addition, if Stellar’s plan to redeem the Public Shares if it is unable to complete an initial business combination by December 26, 2018 (or such later date approved by its shareholders) is not completed for any reason, compliance with applicable law and Stellar’s Articles of Incorporation may require that Stellar submit a plan of dissolution to its then-existing shareholders for approval prior to the distribution of the proceeds held in the Trust Account. In that case, Public Shareholders may be forced to wait beyond December 26, 2018 (or such earlier date as determined by the Stellar Board) before they receive funds from the Trust Account. In no other circumstances will a Public Shareholder have any right or interest of any kind in the Trust Account. Accordingly, to liquidate your investment, you may be forced to sell your Public Shares or warrants of Stellar, potentially at a loss.

You will not be entitled to protections normally afforded to investors of many other blank check companies.

Since the net proceeds of Stellar’s IPO and the sale of the Private Placement Warrants were intended to be used to complete an initial business combination with a target business that had not been identified, Stellar may be deemed to be a “blank check” company under the United States securities laws. However, because Stellar has net tangible assets in excess of $5,000,000, Stellar is exempt from rules promulgated by the SEC to protect investors in blank check companies, such as Rule 419. Accordingly, investors will not be afforded the benefits or protections of those rules. Among other things, this means that Stellar has had a longer period of time to complete its initial business combination than do companies subject to Rule 419. Moreover, if Stellar’s IPO had been subject to Rule 419, that rule would prohibit the release of any interest earned on funds held in the Trust Account to Stellar unless and until the funds in the Trust Account were released to Stellar in connection with Stellar’s completion of its initial business combination.

If you or a “group” of shareholders are deemed to hold in excess of 26% of Stellar’s common stock, you will lose the ability to redeem all such shares in excess of 26% of Stellar’s common stock.

Stellar’s amended and restated Articles of Incorporation provide that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking redemption rights with respect to more than an aggregate of 26% of the shares sold in Stellar’s IPO, which are referred to as the “Excess Shares.” However, Stellar would not be restricting its shareholders’ ability to vote all of their shares (including the Excess Shares) for or against the Business Combination. Your inability to redeem the Excess Shares will reduce your influence over Stellar’s ability to complete the Business Combination and you could suffer a material loss on your investment in s Stellar if you sell Excess Shares in open market transactions. Additionally, you will not receive Redemption distributions with respect to the Excess Shares if Stellar consummates the Business Combination. And as a result, you will continue to hold that number of shares exceeding 26% and, in order to dispose of such shares, would be required to sell your stock in open market transactions, potentially at a loss.

Stellar’s shareholders may be liable for claims of third-party creditors to the extent you receive distributions in a dissolution.

Under Republic of the Marshall Islands law, Stellar’s shareholders might, in certain circumstances, be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. If Stellar complied with the procedures set forth in Section 106 of the BCA, which are intended to ensure that Stellar makes reasonable provision for all claims against Stellar, including a six month notice period during which any third-party claims can be brought against Stellar before any liquidating distributions are made to shareholders, any liability of a shareholder with respect to a liquidating distribution should be limited to the lesser of such shareholder’s pro rata share of the claim or the amount distributed to the shareholder and any liability of the shareholder should be barred after the period set forth in such notice. However, it is Stellar’s intention to make liquidating distributions to its shareholders as soon as reasonably possible after dissolution if its initial business combination does not occur. As such, Stellar’s shareholders could potentially be liable for any claims to the extent of distributions received by them in a dissolution and any such liability of Stellar’s shareholders will likely extend beyond the third anniversary of such dissolution or the settlement of claims, litigation or proceedings begun prior to or during the three year period. Accordingly, third parties may seek to recover from Stellar’s shareholders amounts owed to them by Stellar.

If third parties bring claims against Stellar, the proceeds held in the Trust Account could be reduced and the per-share Redemption amount received by shareholders may be less than $10.60 per share (or such higher amount then held in trust).

Stellar’s placing of funds in the Trust Account may not protect those funds from third-party claims against Stellar. Although Stellar seeks to have all vendors, service providers, prospective target businesses or other entities with which it does business execute agreements with Stellar waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of the Public Shareholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against Stellar’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, Stellar’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to Stellar than any alternative.

Examples of possible instances where Stellar may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with Stellar and will not seek recourse against the Trust Account for any reason. Upon Redemption of the Public Shares, if Stellar is unable to complete its initial business combination within the prescribed time frame, or upon the exercise of a Redemption Right in connection with the Business Combination, Stellar will be required to provide for payment of claims of creditors that were not waived that may be brought against Stellar within the three years (which may be extended under certain circumstances) following Redemption. Accordingly, the per-share Redemption amount received by Public Shareholders could be less than the $10.60 per share initially held in the Trust Account (or such higher amount then held in trust), due to claims of such creditors. Messrs. Tsirigakis and Syllantavos have agreed that they will be jointly liable to Stellar if and to the extent any claims by a vendor for services rendered or products sold to Stellar, or a prospective target business with which Stellar has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.60 per Public Share (or such higher amount then held in trust) or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes or working capital expenses, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under Stellar’s indemnity of the underwriters of its IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, Messrs. Tsirigakis and Syllantavos will not be responsible to the extent of any liability for such third party claims. Stellar has not independently verified whether Mr. Tsirigakis or Mr. Syllantavos have sufficient funds to satisfy their indemnity obligations and, therefore, Messrs. Tsirigakis and Syllantavos may not be able to satisfy those obligations. Stellar has not asked Mr. Tsirigakis or Mr. Syllantavos to reserve for such possibility.

Stellar’s directors may decide not to enforce the indemnification obligations of Messrs. Tsirigakis and Syllantavos, resulting in a reduction in the amount of funds in the Trust Account available for distribution to the Public Shareholders.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.60 per share (or such higher amount then held in trust) or (ii) other than due to the failure to obtain such waiver such lesser amount per share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes or working capital expenses and Messrs. Tsirigakis and Syllantavos assert that they are unable to satisfy their obligations or that they have no indemnification obligations related to a particular claim, Stellar’s independent directors would determine whether to take legal action against Messrs. Tsirigakis and Syllantavos to enforce their indemnification obligations. While Stellar currently expects that its independent directors would take legal action on behalf of Stellar against Messrs. Tsirigakis and Syllantavos to enforce their indemnification obligations to Stellar, it is possible that Stellar’s independent directors in exercising their business judgment may choose not to do so in any particular instance. If Stellar’s independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to Stellar’s Public Shareholders may be reduced below $10.60 per share (or such higher amount then held in trust).

If, after Stellar distributes the proceeds in the Trust Account to the Public Shareholders, Stellar files a bankruptcy petition or an involuntary bankruptcy petition is filed against Stellar that is not dismissed, a bankruptcy court may seek to recover such proceeds and the members of Stellar’s board of directors may be viewed as having breached their fiduciary duties to Stellar’s creditors, thereby exposing the members of the Stellar Board and Stellar to claims of punitive damages.

If, after Stellar distributes the proceeds in the Trust Account to its Public Shareholders, Stellar files a bankruptcy petition or an involuntary bankruptcy petition is filed against Stellar that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by Stellar’s shareholders. In addition, the Stellar Board may be viewed as having breached its fiduciary duty to Stellar’s creditors and/or having acted in bad faith, thereby exposing itself and Stellar to claims of punitive damages, by paying Public Shareholders from the Trust Account prior to addressing the claims of creditors.

If, before distributing the proceeds in the Trust Account to the Public Shareholders, Stellar files a bankruptcy petition or an involuntary bankruptcy petition is filed against Stellar that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of Stellar’s shareholders and the per-share amount that would otherwise be received by Stellar’s shareholders in connection with Stellar’s liquidation may be reduced.

If, before distributing the proceeds in the Trust Account to the Public Shareholders, Stellar files a bankruptcy petition or an involuntary bankruptcy petition is filed against Stellar that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law and may be included in Stellar’s bankruptcy estate and subject to the claims of third parties with priority over the claims of Stellar’s shareholders. To the extent any bankruptcy claims deplete the Trust Account, the per-share amount that would otherwise be received by Stellar’s shareholders in connection with Stellar’s liquidation may be reduced.

If Stellar is deemed to be an investment company under the Investment Company Act, Stellar may be required to institute burdensome compliance requirements and Stellar’s activities may be restricted, which may make it difficult for Stellar to complete the Business Combination.

If Stellar is deemed to be an investment company under the Investment Company Act, Stellar’s activities may be restricted, including:

●	restrictions on the nature of Stellar’s investments, and

●	restrictions on the issuance of securities,

●	each of which may make it difficult for Stellar to complete its business combination.

In addition, Stellar may have imposed upon it burdensome requirements, including:

●	registration as an investment company;

●	adoption of a specific form of corporate structure; and

●	reporting, record keeping, voting, proxy and disclosure requirements and other rules and regulations.

If Stellar were deemed to be subject to the Investment Company Act, compliance with these additional regulatory burdens would require additional expenses for which Stellar has not allotted funds and may hinder Stellar’s ability to complete the Business Combination. If Stellar is unable to complete the initial business combination, Stellar’s Public Shareholders may receive only approximately $10.60 per share (or such higher amount then held in trust) on the liquidation of the Trust Account and Stellar’s warrants will expire worthless.

Changes in laws or regulations, or a failure to comply with any laws and regulations, may adversely affect the business, investments and results of operations of Stellar and the Successor.

Stellar is subject to laws and regulations enacted by national, regional and local governments. In particular, Stellar is required to comply with certain SEC and other legal requirements. Compliance with and monitoring of, applicable laws and regulations may be difficult, time consuming and costly. Those laws and regulations and their interpretation and application may also change from time to time and those changes could have a material adverse effect on the business, investments and results of operations of Stellar and the Successor. In addition, a failure to comply with applicable laws or regulations, as interpreted and applied, could have a material adverse effect on Stellar and the Successor’s business and results of operations.

Stellar has not registered the shares of common stock issuable upon exercise of its warrants under the Securities Act or any state securities laws at this time and such registration may not be in place when an investor desires to exercise warrants, thus precluding such investor from being able to exercise its warrants and causing such warrants to expire worthless.

Stellar has not registered the shares of common stock issuable upon exercise of the warrants issued in its IPO under the Securities Act or any state securities laws at this time. However, under the terms of the warrant agreement, Stellar has agreed, as soon as practicable, but in no event later than 30 days after the closing of the initial business combination, to use its best efforts to file a registration statement under the Securities Act covering such shares and no later than 90 days after the closing of its initial business combination to have a current prospectus relating to the common stock issuable upon exercise of the warrants, until the expiration of the warrants in accordance with the provisions of the warrant agreement. Stellar cannot assure you that it will be able to do so if, for example, any facts or events arise which represent a fundamental change in the information set forth in this joint proxy statement/prospectus, the financial statements contained or incorporated by reference therein are not current or correct or the SEC issues a stop order. If the shares issuable upon exercise of the warrants issued in Stellar’s IPO are not registered under the Securities Act, Stellar will be required to permit holders to exercise their warrants on a cashless basis. However, no warrant will be exercisable for cash or on a cashless basis and Stellar will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, unless an exemption is available. Notwithstanding the above, if Stellar’s common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, Stellar may, at its option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event Stellar so elects, it will not be required to file or maintain in effect a registration statement or register or qualify the shares under blue sky laws and in the event Stellar does not so elect, Stellar will use its best efforts to register or qualify the shares under the blue sky laws of the state of residence in those states in which the warrants were initially offered by us in Stellar’s IPO. In no event will Stellar be required to net cash settle any warrant, or issue securities or other compensation in exchange for the warrants in the event that it is unable to register or qualify the shares underlying the warrants under the Securities Act or applicable state securities laws. If the issuance of the shares upon exercise of the warrants is not so registered or qualified or exempt from registration or qualification, the holder of such warrant shall not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In such event, holders who acquired their warrants as part of a purchase of units will have paid the full unit purchase price solely for the shares of common stock included in the units. If and when the warrants become redeemable by Stellar, Stellar may exercise its redemption right even if the issuance of shares of common stock upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws and Stellar is unable to effect such registration or qualification, subject to Stellar’s obligation in such case to use it best efforts to register or qualify the shares of common stock under the blue sky laws of the state of residence in those states in which the warrants were initially offered by Stellar in its IPO.

The grant of registration rights to The Initial Shareholders and holders of Stellar’s Private Placement Warrants may make it more difficult to complete the initial business combination and the future exercise of such rights may adversely affect the market price of the Successor’s common stock.

Pursuant to an agreement entered into concurrently with the issuance and sale of the securities in Stellar’s initial public offering, The Initial Shareholders and their permitted transferees can demand that Stellar register the Founder Shares, holders of Stellar’s Private Placement Warrants and their permitted transferees can demand that Stellar register the Private Placement Warrants and the shares of common stock issuable upon exercise of the Private Placement Warrants. Stellar will bear the cost of registering these securities. The registration and availability of such a significant number of securities for trading in the public market may have an adverse effect on the market price of the Successor’s common stock. In addition, the existence of the registration rights may make Stellar’s initial business combination more costly or difficult to conclude. This is because the shareholders of Phunware may increase the equity stake they seek in the combined entity or ask for more cash consideration to offset the negative impact on the market price of Stellar’s common stock that is expected when the securities owned by The Initial Shareholders, holders of its Private Placement Warrants or their respective permitted transferees are registered.

If Stellar shareholders exercise their registration rights with respect to their securities, it may have an adverse effect on the market price of Stellar Shares and the existence of these rights may make it more difficult to effect a business combination, including the Business Combination.

The Initial Shareholders are entitled to make a demand that Stellar register the resale of their insider shares at any time commencing the consummation of Stellar’s initial business combination. Additionally, the purchasers of the units and the Initial Shareholders, officers and directors are entitled to demand that Stellar register the resale of the units (and the underlying securities) and any securities the Initial Shareholders, officers, directors or their affiliates may be issued in payment of working capital loans made to Stellar at any time after Stellar consummates a business combination, including the Business Combination. The presence of these additional securities trading in the public market may have an adverse effect on the market price of Stellar securities. In addition, the existence of these rights may make it more difficult to effectuate a business combination, including the Business Combination, or increase the cost of acquiring the target business, as the shareholders of the target business may be discouraged from entering into a business combination, including the Business Combination, with Stellar or will request a higher price for their securities because of the potential effect the exercise of such rights may have on the trading market for Stellar Shares.

Stellar may issue notes or other debt securities, or otherwise incur substantial debt, to complete a business combination, which may adversely affect Stellar’s leverage and financial condition and thus negatively impact the value of Stellar’s shareholders’ investment in Stellar.

On each of August 24, 2017, November 24, 2017, February 23, 2018, May 23, 2018, June 23, 2018, July 23, 2018, August 23, 2018, September 24, 2018 and October 24, 2018, Stellar issued unsecured promissory notes in the aggregate amount of $303,300, $301,000, $167,100, $62,082, $62,082, $62,082, $37,034, $37,034 and $37,034, respectively, to the Sponsors and on February 22, 2018, May 23, 2018, June 23, 2018, July 23, 2018, August 23, 2018, and September 24, 2018, Stellar issued promissory notes in the aggregate amount of $201,268, $62,082, $62,082, $62,082, $37,034, and $37,034, respectively, to Phunware. The Notes bear no interest and are repayable in full upon consummation of Stellar’s initial business combination. Although Stellar has no other commitments as of the date of this joint proxy statement/prospectus to issue any notes or other debt securities, or to otherwise incur outstanding debt, Stellar may choose to incur additional debt to consummate the Business Combination. Stellar has agreed that it will not incur any indebtedness unless it has obtained from the lender a waiver of any right, title, interest or claim of any kind in or to the monies held in the Trust Account. As such, no issuance of debt will affect the per-share amount available for Redemption from the Trust Account. Nevertheless, the incurrence of debt could have a variety of negative effects, including:

●	default and foreclosure on Stellar’s assets if Stellar’s operating revenues after an initial business combination are insufficient to repay Stellar’s debt obligations;

●	acceleration of Stellar’s obligations to repay the indebtedness even if Stellar makes all principal and interest payments when due if Stellar breaches certain covenants that require the maintenance of certain financial ratios or reserves without a waiver or renegotiation of that covenant;

●	Stellar’s immediate payment of all principal and accrued interest, if any, if the debt security is payable on demand;

●	Stellar’s inability to obtain necessary additional financing if the debt security contains covenants restricting Stellar’s ability to obtain such financing while the debt security is outstanding;

●	Stellar’s inability to pay dividends on Stellar’s common stock;

●	using a substantial portion of Stellar’s cash flow to pay principal and interest on Stellar’s debt, which will reduce the funds available for dividends on Stellar’s common stock if declared, expenses, capital expenditures, acquisitions and other general corporate purposes;

●	limitations on Stellar’s flexibility in planning for and reacting to changes in Stellar’s business and in the industry in which it operates;

●	increased vulnerability to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation; and

●	limitations on Stellar’s ability to borrow additional amounts for expenses, capital expenditures, acquisitions, debt service requirements, execution of its strategy and other purposes and other disadvantages compared to its competitors who have less debt.

The exercise price for Stellar’s public warrants is higher than in many similar blank check company offerings in the past, and, accordingly, the warrants are more likely to expire worthless.

The exercise price of Stellar’s public warrants (the “Public Warrants”) is higher than is typical in many similar blank check company offerings in the past. Historically, the exercise price of a warrant was generally a fraction of the purchase price of the units in the IPO. The exercise price for the Public Warrants is $11.50 per share. As a result, the warrants are less likely to ever be in the money and more likely to expire worthless.

The provisions of Stellar’s amended and restated Articles of Incorporation that relate to Stellar’s pre-Business Combination activity (and corresponding provisions of the agreement governing the release of funds from Stellar’s Trust Account) may be amended with the approval of holders of 65% of Stellar’s common stock, which is a lower amendment threshold than that of some other blank check companies. It may be easier for Stellar, therefore, to amend its amended and restated Articles of Incorporation to facilitate the completion of the Business Combination that some of Stellar’s shareholders may not support.

Stellar’s amended and restated Articles of Incorporation provide that any of its provisions related to pre-Business Combination activity (including the requirement to deposit proceeds of Stellar’s IPO and the private placement of warrants into the Trust Account and not release such amounts except in specified circumstances and to provide Redemption Rights to Public Shareholders as described herein) may be amended if approved by holders of 65% of Stellar’s common stock and corresponding provisions of the trust agreement governing the release of funds from Stellar’s Trust Account may be amended if approved by holders of 65% of Stellar’s common stock. In all other instances, Stellar’s amended and restated Articles of Incorporation may be amended by holders of a majority of Stellar’s common stock, subject to applicable provisions of the BCA or Nasdaq rules. The Initial Shareholders, who collectively beneficially own 50.6% of Stellar’s common stock, will participate in any vote to amend Stellar’s amended and restated Articles of Incorporation and/or trust agreement and will have the discretion to vote in any manner they choose. As a result, Stellar may be able to amend the provisions of its amended and restated Articles of incorporation which govern Stellar’s pre-Business Combination behavior more easily than some other blank check companies (which require approval by between 90% and 100% of the company’s Public Shareholders) and this may increase Stellar’s ability to consummate the Business Combination, even if you do not agree with the Business Combination. Stellar’s shareholders may pursue remedies against Stellar for any breach of Stellar’s amended and restated Articles of Incorporation.

Stellar’s executive officers and directors have agreed, pursuant to a written agreement with Stellar, that they will not propose any amendment to Stellar’s amended and restated Articles of Incorporation that would affect the substance or timing of Stellar’s obligation to redeem 100% of Stellar’s Public Shares if Stellar does not complete its initial business combination by December 26, 2018 (or such later date approved by its shareholders), unless Stellar provides the Public Shareholders with the opportunity to redeem their shares of common stock upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (net of the interest which may be withdrawn to pay taxes or working capital expenses) divided by the number of then outstanding Public Shares. These agreements are contained in letter agreements that Stellar has entered into with the Sponsors, executive officers and directors. Prior to acquiring any securities from the Initial Shareholders, permitted transferees must enter into a written agreement with Stellar agreeing to be bound by the same restriction. Stellar’s shareholders are not parties to, or third-party beneficiaries of, these agreements and, as a result, will not have the ability to pursue remedies against The Sponsors, executive officers, or directors for any breach of these agreements. As a result, in the event of a breach, Stellar’s shareholders would need to pursue a shareholder derivative action, subject to applicable law.

Stellar’s letter agreement with the Sponsors, directors and officers may be amended without shareholder approval.

Stellar’s letter agreement with the Sponsors, directors and officers contains provisions relating to transfer restrictions of the Founder Shares and sponsor warrants, indemnification of the Trust Account, waiver of redemption rights and participation in liquidation distributions from the Trust Account. This letter agreement may be amended without shareholder approval. While Stellar does not expect its board to approve any amendment to this agreement prior to its initial business combination, it may be possible that the Stellar Board, in exercising its business judgment and subject to its fiduciary duties, chooses to approve one or more amendments to such agreement. Any such amendment may have an adverse effect on the value of an investment in Stellar’s securities.

The Initial Shareholders control a substantial interest in Stellar and thus may exert a substantial influence on actions requiring a shareholder vote, potentially in a manner that you do not support.

The Initial Shareholders owns 50.6% of Stellar’s issued and outstanding shares of common stock. Accordingly, they may exert a substantial influence on actions requiring a shareholder vote, including the matters to be considered at the Stellar Special Meeting, potentially in a manner that you do not support. If The Initial Shareholders purchase any additional shares of common stock in the aftermarket or in privately negotiated transactions, this would increase their control. Neither The Initial Shareholders nor, to Stellar’s knowledge, any of Stellar’s officers or directors, have any current intention to purchase additional securities, other than as may be disclosed in this joint proxy statement/prospectus. Factors that would be considered in making such additional purchases would include consideration of the current trading price of Stellar’s common stock. In addition, the Stellar Board, whose members were elected by The Sponsors, is divided into two classes, each of which will generally serve for a term of two years with only one class of directors being elected in each year. Stellar will not hold an annual meeting of shareholders to elect new directors prior to the consummation of the business combination, in which case all of the current directors will continue in office until at least the completion of the Business Combination. Accordingly, the Initial Shareholders will continue to exert control at least until the consummation of the Business Combination.

Stellar may amend the terms of the warrants in a manner that may be adverse to holders with the approval by the holders of at least 65% of the then outstanding Public Warrants.

Stellar’s warrants are issued in registered form under a warrant agreement between Continental, as warrant agent, and Stellar. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then outstanding Public Warrants to make any change that adversely affects the interests of the registered holders. Accordingly, Stellar may amend the terms of the warrants in a manner adverse to a holder if holders of at least 65% of the then outstanding Public Warrants approve of such amendment. Although Stellar’s ability to amend the terms of the warrants with the consent of at least 65% of the then outstanding Public Warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, shorten the exercise period or decrease the number of shares of Stellar’s common stock purchasable upon exercise of a warrant.

Stellar may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.

Stellar has the ability to redeem outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of Stellar’s common stock equals or exceeds $21.00 per share for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date Stellar sends the notice of redemption to the warrant holders. If and when the warrants become redeemable by Stellar, Stellar may exercise its redemption right even if the issuance of shares of common stock upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws and Stellar is unable to effect such registration or qualification, subject to Stellar’s obligation in such case to use its best efforts to register or qualify the shares of common stock under the blue sky laws of the state of residence in those states in which the warrants were initially offered by Stellar in its IPO. Redemption of the outstanding warrants could force you (i) to exercise your warrants and pay the exercise price at a time when it may be disadvantageous for you to do so, (ii) to sell your warrants at the then-current market price when you might otherwise wish to hold your warrants or (iii) to accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of your warrants. None of the Private Placement Warrants will be redeemable by Stellar so long as they are held by their initial purchasers or their permitted transferees.

Stellar’s warrants may have an adverse effect on the market price of Stellar’s common stock and make it more difficult to effectuate the Business Combination.

Stellar issued warrants to purchase 6,900,610 shares of its common stock as part of the units offered in Stellar’s IPO, and, simultaneously with the closing of the IPO, Stellar issued in a private placement an aggregate of 7,970,488 Private Placement Warrants, each exercisable to purchase one share of common stock at $11.50 per share. In addition, Stellar issued a unit purchase option to the underwriters of Stellar’s IPO, pursuant to which the underwriters have the option to purchase 130,000 units consisting of common stock and warrants to purchase an additional 130,000 shares of Stellar’s common stock. To the extent Stellar issues shares of common stock to effectuate the Business Combination, the potential for the issuance of a substantial number of additional shares of common stock upon exercise of these warrants could have made Stellar a less attractive acquisition vehicle to a target business. Such warrants, when exercised, will increase the number of issued and outstanding shares of Stellar’s common stock and reduce the value of the shares of common stock issued to consummate the Business Combination. Therefore, Stellar’s warrants may have made it more difficult to effectuate a business combination or may have increased the cost of acquiring the target business.

The Private Placement Warrants are identical to the warrants sold as part of the units in Stellar’s IPO except that, so long as they are held by the initial purchasers or their permitted transferees, (i) they will not be redeemable by Stellar, (ii) they (including the common stock issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by the Sponsors until 30 days after the completion of its initial business combination and (iii) they may be exercised by the holders on a cashless basis.

Stellar is an emerging growth company within the meaning of the Securities Act and Stellar has taken advantage of certain exemptions from disclosure requirements available to emerging growth companies; this could make the Successor’s securities less attractive to investors and may make it more difficult to compare the Successor’s performance with other public companies.

Stellar is an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2002 (the “JOBS Act”) and has taken advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor internal controls attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in Stellar’s periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. As a result, Stellar’s shareholders may not have access to certain information they may deem important. Stellar and the Successor may be an emerging growth company for up to five years, although circumstances could cause the loss of that status earlier, including if the market value of the common stock held by non-affiliates exceeds $700 million as of any May 31 before that time, in which case the Successor would no longer be an emerging growth company as of the following November 30 (or such other date as may be applicable were the Successor to change its fiscal year). Stellar cannot predict whether investors will find its or the Successor’s securities less attractive because Stellar and the Successor rely on these exemptions. If some investors find the securities less attractive as a result of reliance on these exemptions, the trading prices of the Successor’s securities may be lower than they otherwise would be, there may be a less active trading market for the Successor’s securities and the trading prices of the securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. Stellar has elected to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, Stellar, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of Stellar’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Compliance obligations under the Sarbanes-Oxley Act may make it more difficult for us to effectuate the Business Combination, require substantial financial and management resources and increase the time and costs of completing an acquisition.

Section 404 of the Sarbanes-Oxley Act requires that Stellar evaluate and report on its system of internal controls. Only in the event that Stellar is deemed to be a large accelerated filer or an accelerated filer will Stellar be required to comply with the independent registered public accounting firm attestation requirement on its internal control over financial reporting. Further, for as long as Stellar remains an emerging growth company, it will not be required to comply with the independent registered public accounting firm attestation requirement on its internal control over financial reporting. The fact that Stellar is a blank check company makes compliance with the requirements of the Sarbanes-Oxley Act particularly burdensome as compared to other public companies because Phunware may not be in compliance with the provisions of the Sarbanes-Oxley Act regarding adequacy of its internal controls. The development of the internal control of Phunware to achieve compliance with the Sarbanes-Oxley Act may increase the time and costs necessary to consummate the Business Combination.

Risks Related to the Redomestication and Business Combination

The ability of Stellar’s shareholders to exercise redemption rights with respect to a large number of Stellar’s shares may not allow Stellar to complete the Business Combination or optimize its capital structure.

At the time we entered into the Merger Agreement, Stellar did not know how many shareholders would exercise their redemption rights and therefore Stellar needed to structure the transaction based on its expectations as to the number of shares that will be submitted for redemption. Because the Merger Agreement requires Stellar to have a minimum amount of cash at closing, Stellar will need to reserve a portion of the cash in the Trust Account to meet such requirements, or arrange for third party financing. In addition, if a larger number of shares are submitted for redemption than Stellar initially expected, Stellar may need to seek to restructure the transaction to reserve a greater portion of the cash in the Trust Account or arrange for third-party financing. Third party financing may not be available to Stellar. Furthermore, raising additional third-party financing may involve dilutive equity issuances or the incurrence of indebtedness at higher than desirable levels.

If the Business Combination with Phunware is unsuccessful, you would not receive your pro rata portion of the Trust Account until Stellar liquidates the Trust Account. If you are in need of immediate liquidity, you could attempt to sell your stock in the open market; however, at such time Stellar’s stock may trade at a discount to the pro rata amount per share in the Trust Account. In either situation, you may suffer a material loss on your investment or lose the benefit of funds expected in connection with Stellar’s redemption until Stellar liquidates or you are able to sell your stock in the open market.

Because of Stellar’s limited resources and the significant competition for business combination opportunities, it may be more difficult for Stellar to complete its initial business combination. If Stellar is unable to complete its initial business combination, the Public Shareholders may receive only approximately $10.60 per share (or such higher amount then held in trust), on Stellar’s redemption and Stellar’s warrants will expire worthless.

Stellar has encountered intense competition from other entities having a business objective similar to Stellar’s, including private investors (which may be individuals or investment partnerships), other blank check companies and other entities, domestic and international, competing for businesses such as Phunware. Many of these individuals and entities are well-established and have extensive experience in identifying and effecting, directly or indirectly, acquisitions of companies operating in or providing services to various industries. Many of these competitors possess greater technical, human and other resources or more local industry knowledge than Stellar does and Stellar’s financial resources are relatively limited when contrasted with those of many of these competitors. Stellar’s ability to compete with respect to the acquisition of certain target businesses has been limited by Stellar’s available financial resources. This inherent competitive limitation has given others an advantage in pursuing the acquisition of certain target businesses. Furthermore, if Stellar is obligated to pay cash for the shares of common stock redeemed (including pursuant to this solicitation and the solicitation of shareholder approval for any further extension of time to completed its initial business combination), Stellar may make purchases of its common stock, potentially reducing the resources available to Stellar for its initial business combination. Any of these obligations may have placed Stellar at a competitive disadvantage in negotiating its proposed Business Combination with Phunware. If Stellar is unable to complete its initial business combination, the Public Shareholders may receive only approximately $10.60 per share (or such higher amount then held in trust) on the liquidation of the Trust Account and Stellar’s warrants will expire worthless.

The net proceeds of Stellar’s IPO not being held in the Trust Account may be insufficient to allow Stellar to operate and pay taxes and expenses until the completion of the initial business combination or to complete the initial business combination.

The funds available to Stellar outside of the Trust Account may not be sufficient to allow Stellar to operate until the completion of its initial business combination. Although Stellar believes that, as of August 31, 2018, the funds available outside of the Trust Account ($84,000), are sufficient to allow Stellar to operate until December 26, 2018 (or such later date approved by its shareholders) and to complete its initial business combination, Stellar cannot assure you that its estimate is accurate. Stellar has already incurred considerable expenses in connection with its search for a target business, in connection with its negotiation of a letter of intent and the Merger Agreement with Phunware and in connection with its due diligence and other activities. Stellar anticipates that further diligence on Phunware and the negotiation, drafting and execution of relevant agreements, disclosure documents and other instruments will require substantial management time and attention and substantial costs for accountants, attorneys and others. Notwithstanding the execution of the Merger Agreement, the Business Combination may not occur for any number of reasons including those beyond our control. Any such event will result in a loss to us of the related costs incurred. If Stellar is required to seek additional capital, we may be obligated to borrow funds from the Sponsors, management team or other third parties to operate or Stellar may be forced to liquidate. Neither the Sponsors, members of Stellar’s management team nor any of their respective affiliates is under any obligation to advance funds to us in such circumstances. Any such advances would be repaid only from funds held outside the Trust Account or from funds released to us upon completion of Stellar’s initial business combination.

If Stellar is unable to complete its initial business combination, Stellar’s Public Shareholders may receive only approximately $10.60 per share (or such higher amount then held in trust) on the liquidation of the Trust Account and Stellar’s warrants will expire worthless.

Stellar may not seek an opinion from an unaffiliated third party as to the fair market value of the target business it acquires, including the Business Combination, or that the price it is paying for the business, including the Business Combination, is fair to its shareholders from a financial point of view.

Stellar is not required to obtain an opinion from an unaffiliated third party that the target business it selects has a fair market value in excess of at least 80% of the balance of the Trust Account unless the Stellar Board cannot make such determination on its own. Stellar is also not required to obtain an opinion from an unaffiliated third party indicating that the price it is paying is fair to its shareholders from a financial point of view unless the target is affiliated with its officers, directors, Initial Shareholders or their affiliates. If no opinions are obtained, Stellar’s shareholders will be relying on the judgment of the Stellar Board, whose collective experience in business evaluations for blank check companies and whose determination as to fair market value has been based on standards generally accepted by the financial community. Furthermore, Stellar’s directors may have a conflict of interest in analyzing the transaction due to their personal and financial interests.

You may be unable to ascertain the merits or risks of Phunware’s operations and the business of Phunware is outside of Stellar management’s area of expertise.

To the extent Stellar completes its initial business combination, Stellar will be affected by numerous risks inherent in Phunware’s business operations. Although Stellar’s management has endeavored to evaluate the risks inherent in the proposed Business Combination with Phunware, Stellar cannot assure you that it can adequately ascertain or assess all of the significant risk factors. Furthermore, some of these risks may be outside of our control. Stellar also cannot assure you that an investment in Stellar’s securities will not ultimately prove to be less favorable to investors in Stellar than a direct investment, if an opportunity were available, in Phunware. Although Stellar has identified general guidelines that it believes are important in evaluating Phunware, it cannot assure you that Phunware’s business meets such guidelines and as a result, Phunware’s business may not have attributes entirely consistent with Stellar’s general guidelines.

In addition, if Stellar’s shareholders do not believe that the prospects for the Business Combination are promising, a greater number of shareholders may exercise their Redemption Rights, which may make it difficult for Stellar to meet any Closing condition with Phunware that requires us to have a minimum net worth or a certain amount of cash. In addition, it may be more difficult for Stellar to obtain shareholder approval of the  Business Combination if Phunware does not meet Stellar’s general guidelines. If Stellar is unable to complete its initial business combination, the Public Shareholders may receive only approximately $10.41 per share (or such higher amount then held in trust) on the liquidation of its Trust Account and its warrants will expire worthless.

Subsequent to the consummation of the Business Combination, the Successor may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition and its share price, which could cause you to lose some or all of your investment.

Stellar cannot assure you that the due diligence Stellar has conducted on Phunware will reveal all material issues that may be present with regard to Phunware, or that it would be possible to uncover all material issues through a customary amount of due diligence or that risks outside of Stellar’s control will not later arise. Phunware is aware that Stellar must complete its initial business combination by December 26, 2018 (or such later date approved by its shareholders), unless Stellar’s shareholders were to approve an extension. Consequently, Phunware may have obtained leverage over us in negotiating the business combination, knowing that if Stellar does not complete its initial business combination with Phunware, Stellar is unlikely to be able to complete an initial business combination with any other target business. In addition, Stellar has had limited time to conduct due diligence. Phunware is a privately held company and Stellar has made its decision to pursue Phunware on the basis of limited information, which may result in a business combination that is not as profitable as expected, if at all. As a result of these factors, the Successor may be forced to later write-down or write-off assets, restructure operations, or incur impairment or other charges that could result in reporting losses. Even if Stellar’s due diligence successfully has identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with Stellar’s preliminary risk analysis. Even though these charges may be non-cash items and would not have an immediate impact on the Successor’s liquidity, the fact that the Successor reports charges of this nature could contribute to negative market perceptions about the Successor or its securities. In addition, charges of this nature may cause Stellar to violate leverage or other covenants to which it may be subject as a result of assuming pre-existing debt held by Phunware or by virtue of it obtaining post-combination debt financing. Accordingly, any shareholders who choose to remain shareholders following the Business Combination could suffer a reduction in the value of their shares. Such shareholders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by the Successor’s officers or directors of a duty of care or other fiduciary duty owed by them to the Successor, or if they are able to successfully bring a private claim under securities laws that the joint proxy statement/prospectus relating to the Business Combination contained an actionable material misstatement or material omission.

Stellar may issue additional common or preferred shares to complete the initial business combination or under an employee incentive plan after completion of the initial business combination, any one of which would dilute the interest of Stellar’s shareholders and likely present other risks.

Stellar’s amended and restated Articles of Incorporation authorize the issuance of up to 200,000,000 shares of common stock, par value $0.0001 per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share. There are currently 175,858,725 authorized but unissued shares of common stock available for issuance, which amount takes into account shares reserved for issuance upon exercise of outstanding warrants. There are currently no shares of preferred stock issued and outstanding. Stellar may issue a substantial number of additional shares of common stock or preferred stock to complete its initial business combination or under an employee incentive plan after completion of the initial business combination. However, Stellar’s amended and restated Articles of Incorporation provide, among other things, that prior to its initial business combination, Stellar may not issue additional shares of capital stock that would entitle the holders thereof to (i) receive funds from the Trust Account or (ii) vote on any initial business combination. These provisions of Stellar’s amended and restated Articles of Incorporation, like all provisions of Stellar’s amended and restated Articles of Incorporation, may be amended with a shareholder vote and the Successor’s certificate of incorporation following Redomestication, which does not contain similar restrictions, is also subject to amendment. Stellar’s executive officers and directors have agreed, pursuant to a written agreement with Stellar, that they will not propose any amendment to Stellar’s amended and restated Articles of Incorporation that would affect the substance or timing of Stellar’s obligation to redeem 100% of its Public Shares if Stellar does not complete its initial business combination by December 26, 2018 (or such later date approved by its shareholders), unless Stellar provides its Public Shareholders with the opportunity to redeem their shares of common stock upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable and working capital released to us), divided by the number of then outstanding Public Shares. The issuance of additional shares of common stock or preferred stock:

●	may significantly dilute the equity interest of existing investors;

●	may subordinate the rights of holders of common stock if preferred stock is issued with rights senior to those afforded Stellar’s common stock;

●	could cause a change in control if a substantial number of common stock is issued, which may affect, among other things, Stellar’s ability to use its net operating loss carry forwards, if any, and could result in the resignation or removal of Stellar’s present officers and directors; and

●	may adversely affect prevailing market prices for Stellar’s units, common stock and/or warrants.

Stellar is dependent upon its executive officers and directors and their departure could adversely affect Stellar’s ability to consummate its initial business combination; Stellar’s executive officers and directors also allocate their time to other businesses, thereby causing potential conflicts of interest that could have a negative impact on Stellar’s ability to consummate its initial business combination.

Stellar’s ability to consummate its initial business combination are dependent upon a relatively small group of individuals and, in particular, its executive officers and directors. Stellar believes that its success depends on the continued service of its executive officers and directors, at least until the completion of the initial business combination. Stellar does not have an employment agreement with, or key-man insurance on the life of, any of its directors or executive officers. The unexpected loss of the services of one or more of Stellar’s directors or executive officers could have a detrimental effect on Stellar and the ability to consummate the business combination. In addition, Stellar’s executive officers and directors are not required to commit any specified amount of time to its affairs and, accordingly, will have conflicts of interest in allocating management time among various business activities, including monitoring the due diligence and undertaking the other actions required in order to consummate the initial business combination. Each of Stellar’s executive officers is engaged in several other business endeavors for which he may be entitled to substantial compensation and Stellar’s directors also serve as officers and board members for other entities. If Stellar’s executive officers’ and directors’ other business affairs require them to devote substantial amounts of time to such affairs in excess of their current commitment levels, it could limit their ability to devote time to Stellar’s affairs which may have a negative impact on Stellar’s ability to consummate its initial business combination.

Stellar does not have an employment agreement with, or key-man insurance on the life of, any of its directors or executive officers. The unexpected loss of the services of one or more of Stellar’s directors or executive officers could have a detrimental effect on Stellar and the ability to consummate its initial business combination.

The Successor’s ability to be successful following the Business Combination will depend upon the efforts of the Successor’s board of directors and Phunware’s key personnel and the loss of such persons could negatively impact the operations and profitability of the Successor’s post-combination business.

The Successor’s ability to be successful following the initial business combination will be dependent upon the efforts of the Successor’s board of directors and key personnel. Stellar cannot assure you that the Successor’s board of directors and key personnel will be effective or successful or remain with the Successor. In addition to the other challenges they will face, such individuals may be unfamiliar with the requirements of operating a public company, which could cause the Successor’s management to have to expend time and resources helping them become familiar with such requirements.

It is estimated that, pursuant to the Merger Agreement, Stellar’s Public Shareholders will own less than 24% of the equity interests or assets of the Successor and Stellar’s management will not be engaged in the management of the Successor’s business. Accordingly, the future performance of the Successor will depend upon the quality of the post-Business Combination board of directors, management and key personnel of the Successor.

Stellar’s key personnel may negotiate employment or consulting agreements with Phunware in connection with the Business Combination. These agreements may provide for them to receive compensation following the Business Combination and as a result, may cause them to have conflicts of interest in determining whether the Business Combination is advantageous.

Stellar’s key personnel may be able to remain with the Successor after the consummation of the Business Combination only if they are able to negotiate employment or consulting agreements in connection with the Business Combination. Such negotiations may take place prior to the consummation of the Business Combination and could provide for such individuals to receive compensation in the form of cash payments and/or Stellar’s securities for services they would render to the Successor after the consummation of the Business Combination. The personal and financial interests of such individuals may influence their motivation in connection with the consummation of the Business Combination. However, Stellar believes the ability of such individuals to remain with the Successor after the consummation of the Business Combination will not be the determining factor in Stellar’s decisions regarding the consummation of the Business Combination. There is no certainty, however, that any of Stellar’s key personnel will remain with the Successor after the consummation of the Business Combination. Stellar cannot assure you that any of its key personnel will remain in senior management or advisory positions with the Successor. Except as described in this joint proxy statement/prospectus, the determination as to whether any of Stellar’s key personnel will remain with the Successor may be made at the time of the Business Combination.

Because the Initial Shareholders, executive officers and directors will lose their entire investment in us if the Business Combination is not consummated, and because the Sponsors, executive officers and directors will not be eligible to be reimbursed for their out-of-pocket expenses if the Business Combination is not completed, a conflict of interest may have arisen in determining whether Phunware was appropriate for Stellar’s initial business combination.

The Initial Shareholders currently own 2,003,403 shares of common stock (initially purchased by Messrs. Tsirigakis and Syllantavos in January 2016 for an aggregate of $25,000). In addition, Dominium Investments Inc. and Firmus Investments Inc., the Sponsors, purchased an aggregate of 7,970,488 Private Placement Warrants, each exercisable for one share of Stellar’s common stock at $11.50 per share, for a purchase price of $3,985,244, or $0.50 per warrant, that will also be worthless if Stellar does not consummate its initial business combination.

The Founder Shares are identical to the shares of common stock included in the units sold in Stellar’s IPO. However, the holders have agreed (A) to vote any shares owned by them in favor of any proposed business combination and (B) not to redeem any shares in connection with a shareholder vote to approve a proposed initial business combination.

The personal and financial interests of Stellar’s executive officers and directors may have influenced their motivation in identifying and selecting a target business combination, completing an initial business combination and influencing the operation of the business following the initial business combination. At the closing of Stellar’s initial business combination, the Sponsors, executive officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on Stellar’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. In the event Stellar’s initial business combination is consummated, there is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred in connection with activities on Stellar’s behalf. However, the Sponsors, executive officers and directors, or any of their respective affiliates will not be eligible for any such reimbursement if Stellar’s business combination is not completed. Such financial interests of the Sponsors, executive officers and directors may have influenced their motivation in identifying and selecting a target business combination and completing an initial business combination.

Stellar will only be able to complete one business combination with the proceeds of its IPO and the sale of the Private Placement Warrants, which will cause Stellar to be solely dependent on the performance of Phunware. This lack of diversification may negatively impact Stellar’s operations and profitability.

The net proceeds from Stellar’s IPO and the private placement of warrants, along with the extension related funds and interest generated from Trust Account funds, adjusted for the redemptions related to the extensions obtained in May and August of 2018, have provided Stellar with approximately $19.63 million (not including funds held outside the trust as of November 2, 2018) that Stellar may use to complete its initial business combination and pay deferred underwriting commissions being held in the Trust Account.

Stellar will effectuate its business combination with only a single target business rather than with multiple businesses. By completing its initial business combination with only a single entity, the lack of diversification may subject the Successor to numerous economic, competitive and regulatory risks. Further, Stellar will not be able to diversify its operations or benefit from the possible spreading of risks or offsetting of losses, unlike other entities which may have the resources to complete several business combinations in different industries or different areas of a single industry. Accordingly, the prospects for the Successor’s success will be solely dependent upon the performance of Phunware and upon the market acceptance of Phunware’s products, processes or services.

This lack of diversification may subject the Successor to numerous economic, competitive and regulatory developments, any or all of which may have a substantial adverse impact upon the performance of the Successor.

Stellar does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for us to complete a business combination with which a substantial majority of Stellar’s shareholders do not agree.

The Successor’s certificate of incorporation (which will be in effect at the time of the Closing) does not provide a specified maximum redemption threshold, except that in no event the repurchase in connection with the redemption results in Stellar having net tangible assets of less than $5,000,001 immediately prior to the Closing. As a result, Stellar may be able to consummate the Business Combination even if a substantial majority of the Public Shareholders do not agree with the transaction and have redeemed their shares or if we have entered into privately negotiated agreements for investors to sell their shares to the Sponsors, officers, directors, advisors or their affiliates. In the event the aggregate cash consideration we would be required to pay for all shares of common stock that are validly submitted for Redemption plus any amount required to satisfy cash conditions pursuant to the terms of the proposed Business Combination exceed the aggregate amount of cash available to Stellar, Stellar will not consummate the Business Combination or redeem any shares, all shares of common stock submitted for redemption will be returned to the holders thereof and Stellar will be required to liquidate.

Stellar does not currently have sufficient cash, including funds in the Trust Account, to satisfy the Minimum Cash Asset Level condition in the Merger Agreement required for the Closing of the Business Combination. Unless Stellar is able to obtain sufficient additional financing, or Phunware agrees to modify or waive the Minimum Cash Asset Level condition, Stellar will be unable to satisfy the conditions to the Closing of the Business Combination, and the Business Combination will not occur. There can be no assurance that Stellar will be able to obtain sufficient additional financing to satisfy the Minimum Cash Asset Level condition, that such financing will be available on acceptable terms or that Phunware will agree to modify or waive such condition.

The Merger Agreement provides that, as a condition to the Closing of the Business Combination, Stellar must have a Minimum Cash Asset Level of not less than $19,000,000 (net of its unpaid expenses and liabilities and redemptions by the Public Shareholders, all as determined in accordance with the Merger Agreement), including funds in the Trust Account and proceeds from any backstop financing. As a result of the redemptions in connection with the Extension Meetings, there is currently only approximately $19.63 million held in the Trust Account. This amount is insufficient to enable Stellar to meet the Minimum Cash Asset Level condition set forth in the Merger Agreement. Unless Stellar is able to obtain sufficient additional financing to meet the Minimum Cash Asset Level condition, or Phunware agrees to modify or waive such condition, the Business Combination will not occur. Although Stellar is discussing potential financing with a number of third parties, Stellar cannot assure you that such financing will be available on acceptable terms, if at all. Also, Phunware has not, at the date hereof, advised Stellar that it is willing to modify or waive the Minimum Cash Asset Level condition. If the Business Combination with Phunware does not occur, Stellar most likely will not be able to identify or consummate an alternative initial business combination prior to December 26, 2018 and, unless its shareholders approve further extensions, Stellar would be required by its charter documents to liquidate. If Phunware does agree to modify or waive the Minimum Cash Asset Level condition, the funding available to Phunware would be less than the funding contemplated at the time the Merger Agreement was entered into, and may require the Successor to obtain financing from other sources, to the extent such financing is available. The failure to secure adequate additional financing may have a material adverse effect on the business, operations and prospects of the Successor, including the continued development and growth of Phunware’s business. None of Stellar’s officers, directors or shareholders are required to provide any financing to Stellar in connection with or after the Business Combination. If Stellar is unable to consummate the Business Combination, Stellar’s Public Shareholders may only receive approximately $10.60 per share (or such higher amount then held in trust) on the liquidation of the Trust Account and Stellar’s warrants will expire worthless.

An active market for the Successor’s securities may not develop, which would adversely affect the liquidity and price of the Successor’s securities.

The price of the Successor’s securities may vary significantly due factors specific to the Successor as well as to general market or economic conditions. Furthermore, an active trading market for the Successor’s securities may never develop or, if developed, it may not be sustained. You may be unable to sell your securities unless a market can be established and sustained.

Nasdaq may delist the Successor’s securities from trading on its exchange, which could limit investors’ ability to make transactions in the Successor’s securities and subject the Successor to additional trading restrictions.

Stellar’s securities are currently listed on Nasdaq and it is anticipated that, following the business combination, the Successor’s securities will be listed on Nasdaq. However, Stellar cannot assure you that the Successor’s securities will continue to be, listed on Nasdaq in the future. In order to continue listing its securities on Nasdaq, the Successor must maintain certain financial, distribution and stock price levels. Generally, the Successor must maintain a minimum amount in shareholders’ equity (generally $2,500,000) and a minimum number of holders of its securities (generally 300 public holders). Additionally, in connection with the initial business combination, the Successor will be required to demonstrate compliance with Nasdaq’s initial listing requirements, which are more rigorous than Nasdaq’s continued listing requirements, in order to continue to maintain the listing of our securities on Nasdaq. For instance, the Successor’s stock price would generally be required to be at least $4 per share and its shareholders’ equity would generally be required to be at least $5 million and the Successor will be required to have a minimum of 300 public holders. Stellar cannot assure you that the Successor will be able to meet those initial listing requirements at that time.

If Nasdaq delists the Successor’s securities from trading on its exchange and the Successor is not able to list its securities on another national securities exchange, Stellar expects the Successor’s securities could be quoted on an over-the-counter market. If this were to occur, the Successor could face significant material adverse consequences, including:

●	a limited availability of market quotations for its securities;

●	reduced liquidity for its securities;

●	a determination that the Successor’s common stock is a “penny stock” which will require brokers trading in the common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for the Successor’s securities;

●	a limited amount of news and analyst coverage; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

The unaudited pro forma financial information included in the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements” may not be representative of the Combined Company’s results if the Business Combination is consummated and accordingly, you will have limited financial information on which to evaluate the financial performance of the Combined Company and your investment decision.

Stellar and Phunware currently operate as separate companies. Stellar has had no prior history as a combined entity and its operations have not previously been managed on a combined basis. The pro forma financial information is presented for informational purposes only and is not necessarily indicative of the financial position or results of operations that would have actually occurred had the Business Combination been completed at or as of the dates indicated, nor is it indicative of the future operating results or financial position of the Combined Company. The pro forma statement of earnings does not reflect future nonrecurring charges resulting from the Business Combination. The unaudited pro forma financial information does not reflect future events that may occur after the Business Combination and does not consider potential impacts of current market conditions on revenues or expenses. The pro forma financial information included in the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements” has been derived from Stellar’s and Phunware’s historical financial statements and certain adjustments and assumptions have been made regarding the combined organization after giving effect to the transaction. Differences between preliminary estimates in the pro forma financial information and the final acquisition accounting will occur and could have an adverse impact on the pro forma financial information and the Combined Company’s financial position and future results of operations.

In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate and other factors may affect the Combined Company’s financial condition or results of operations following the Closing. Any potential decline in the Combined Company’s financial condition or results of operations may cause significant variations in the stock price of the Combined Company.

Some of the Stellar and Phunware officers and directors may be argued to have conflicts of interest that may influence them to support or approve the Business Combination without regard to your interests.

Certain officers and directors of Stellar and Phunware participate in arrangements that may be argued to provide them with interests in the Business Combination that are different from yours, including, among others, the continued service as an officer or director of the Combined Company, severance benefits, continued indemnification and the potential ability to sell an increased number of shares of common stock of the Combined Company. If the Business Combination is not consummated and Stellar is forced to wind up, dissolve and liquidate in accordance with Stellar’s Articles of Incorporation, the 2,003,403 shares of common stock currently held by Stellar’s current management (as transferees from prior management), which were initially acquired prior to Stellar’s IPO by the Initial Shareholders for an aggregate purchase price of $25,000, will be worthless (as the holders have waived liquidation rights with respect to such shares). Such shares had an aggregate market value of approximately $20.2 million based on the last sale price of $10.50 per share on Nasdaq on November 1, 2018. In addition, Stellar’s current management currently owns 7,970,488 warrants, the market value of which is approximately $1.59 million based on the last sale price of $0.20 per warrant on Nasdaq on November 1, 2018. Stellar’s current management has also loaned approximately $1.03 million to Stellar. If the Merger is not consummated and Stellar is forced to wind up, dissolve and liquidate in accordance with Stellar’s Articles of Incorporation, Stellar’s current management may not be able to recover the value of such loans. If the Business Combination is consummated, Stellar’s current management will receive approximately $22.31 million in value from the Business Combination. Accordingly, Stellar’s current executive officers and directors, have interests that may be different from, or in addition to, your interests as a shareholder.

These interests, among others, may influence the officers and directors of Stellar and Phunware to support or approve the Business Combination. For more information concerning the interests of Stellar and Phunware executive officers and directors, see the sections entitled “The Stellar Business Combination Proposal — Interests of Stellar’s Directors and Officers and Others in the Business Combination” and “The Phunware Business Combination Proposal — Interests of Phunware Directors and Executive Officers in the Merger” in this joint proxy statement/prospectus.

The market price of the Successor’s common stock may decline as a result of the Business Combination.

The market price of the Successor’s common stock may decline as a result of the Business Combination for a number of reasons including if:

●	investors react negatively to the prospects of the Combined Company’s business and the prospects of the Business Combination;

●	the effect of the Business Combination on the Combined Company’s business and prospects is not consistent with the expectations of financial or industry analysts; or

●	the Combined Company does not achieve the perceived benefits of the merger as rapidly or to the extent anticipated by financial or industry analysts.

Stellar’s shareholders and Phunware’s stockholders may not realize a benefit from the Business Combination commensurate with the ownership dilution they will experience in connection with the Business Combination.

If the Combined Company is unable to realize the full strategic and financial benefits currently anticipated from the Business Combination, Stellar’s shareholders and Phunware’s stockholders will have experienced substantial dilution of their ownership interests in their respective companies without receiving any commensurate benefit, or only receiving part of the commensurate benefit to the extent the Combined Company is able to realize only part of the strategic and financial benefits currently anticipated from the Business Combination.

During the pendency of the Business Combination, Stellar and Phunware may not be able to enter into a business combination with another party because of restrictions in the Merger Agreement, which could adversely affect their respective businesses. Furthermore, certain provisions of the Merger Agreement may discourage third parties from submitting alternative takeover proposals, including proposals that may be superior to the arrangements contemplated by the Merger Agreement.

Covenants in the Merger Agreement impede the ability of Stellar and Phunware to make acquisitions or complete other transactions that are not in the ordinary course of business pending consummation of the Business Combination. As a result, if the Business Combination is not consummation, the parties may be at a disadvantage to their competitors during that period. In addition, while the Merger Agreement is in effect, each party is generally prohibited from soliciting, initiating, encouraging or entering into certain extraordinary transactions, such as a merger, sale of assets or other business combination outside the ordinary course of business, with any third party. Any such transactions could be favorable to such party’s shareholders.

If the conditions to the Business Combination are not met, the Business Combination may not occur.

Even if the Business Combination is approved by the shareholders of Stellar and Phunware, specified conditions must be satisfied or waived to complete the Business Combination. These conditions are described in detail in the Merger Agreement and in addition to shareholder consent, include among other requirements, (i) receipt of requisite regulatory approvals and no law or order preventing the transactions, (ii) no pending litigation to enjoin or restrict the Closing, (iii) each party’s representations and warranties being true and correct as of the date of the Merger Agreement and as of the Closing (subject to Material Adverse Effect), (iv) each party complying in all material respects with its covenants and agreements, (v) no Material Adverse Effect with respect to a party since the date of the Merger Agreement which remains continuing and uncured, and (vi) Stellar meeting the minimum cash requirement of $19,000,000 in cash and cash equivalents at the Closing, after the Redemptions and payment of Stellar transaction expenses, indebtedness and liabilities. See the section entitled “The Merger Agreement and Related Agreements — Merger Agreement — Conditions to Consummation of the Merger” below for a more complete summary. Stellar and Phunware cannot assure you that all of the conditions will be satisfied. If the conditions are not satisfied or waived, the Business Combination will not occur, or will be delayed and such delay may cause Stellar and Phunware to each lose some or all of the intended benefits of the Business Combination. If the Business Combination does not occur, Stellar may not be able to find another potential candidate for its initial business combination prior to Stellar’s deadline (currently December 26, 2018), and Stellar will be required to liquidate.

Because Stellar is currently incorporated under the laws of the Republic of the Marshall Islands, you may face difficulties in protecting your interests and your ability to protect your rights through the U.S. Federal courts may be limited prior to the Redomestication.

Stellar is currently a corporation incorporated under the laws of the Republic of the Marshall Islands. Until the Redomestication is effected, its corporate affairs are governed by the Articles of Incorporation, its Bylaws, the BCA and the common law of the Republic of the Marshall Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of its directors to Stellar under the laws of the Marshall Islands are to a large extent governed by the common law of the Republic of the Marshall Islands. The common law of the Republic of the Marshall Islands is derived in part from comparatively limited judicial precedent in the Republic of the Marshall Islands as well as from English common law, the decisions of whose courts are of persuasive authority, but are not binding on a court in the Republic of the Marshall Islands. The rights of Stellar’s shareholders and the fiduciary responsibilities of its directors under Republic of the Marshall Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Republic of the Marshall Islands has a less developed body of securities laws as compared to the United States and certain states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law. In addition, Republic of the Marshall Islands corporations may not have standing to initiate a shareholders derivative action in a federal court of the United States.

Reeder & Simpson, P.C., Stellar’s counsel with regard to the laws of the Republic of the Marshall Islands, have advised us that there is uncertainty as to whether the courts of the Republic of the Marshall Islands would (i) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States or (ii) entertain original actions brought in the Republic of the Marshall Islands against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Reeder & Simpson, P.C. has further advised Stellar that it is uncertain that Republic of the Marshall Islands courts would enforce: (1) judgments of U.S. courts obtained in actions against us or other persons that are predicated upon the civil liability provisions of the U.S. federal securities laws; or (2) original actions brought against us or other persons predicated upon the Securities Act. Reeder & Simpson, P.C. has informed us that there is uncertainty with regard to Republic of the Marshall Islands law relating to whether a judgment obtained from the U.S. courts under civil liability provisions of the securities laws will be determined by the courts of the Republic of the Marshall Islands as penal or punitive in nature. Furthermore, there is currently no statutory enforcement or treaty between the United States and the Republic of the Marshall Islands providing for enforcement of judgments. However, a judgment obtained in the United States may be recognized and enforced in the courts of the Republic of the Marshall Islands under the provisions of the RMI Uniform Money-Judgments Recognition Act at common law, without any re-examination on the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the High Court of the Republic of the Marshall Islands, provided such judgment: (i) is given by a foreign court of competent jurisdiction; (ii) is final; (iii) is not in respect of taxes, a fine or a penalty; and (iv) was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or public policy of the Republic of the Marshall Islands. A judgment obtained in a foreign jurisdiction in connection with the documents would be recognized unless (a) the judgment was rendered under a system which does not provide impartial tribunals or procedures compatible with the requirements of due process of law; (b) the foreign court did not have personal jurisdiction over the defendant; (c) the foreign court did not have jurisdiction over the subject matter; or (d) the foreign country does not recognize or enforce judgments of any other foreign nation. In addition, a foreign judgment need not be recognized if (a) the defendant in the proceedings in the foreign court did not receive notice of the proceedings in sufficient time to enable him to defend; (b) the judgment was obtained by fraud; (c) the cause of action on which the judgment is based is repugnant to the public policy of the Republic of the Marshall Islands; (d) the judgment conflicts with another final and conclusive judgment; (e) the proceeding in the foreign court was contrary to an agreement between the parties under which the dispute in question was to be settled otherwise than by proceedings in the court; or (f) in the case of jurisdiction based only on personal service, the foreign court was a seriously inconvenient forum for the trial of the action. If none of the above grounds exist then the Republic of the Marshall Islands High Court will enforce a foreign judgment without a retrial on the merits.

As a result of all of the above, Public Shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board or controlling shareholders than they would as public shareholders of a United States company prior to the Redomestication.

There is a risk that a U.S. Holder may recognize taxable gain with respect to its Stellar Shares at the effective time of the Redomestication.

The Redomestication should qualify as a reorganization within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes. However, due to the absence of guidance directly on how the provisions of Section 368(a) apply in the case of a statutory conversion of a corporation with no active business and only investment-type assets such as Stellar, this result is subject to some uncertainty. Accordingly, due to the absence of such guidance, it is not possible to predict whether the Internal Revenue Service (“IRS”) or a court considering the issue would take a contrary position. If the Redomestication should fail to qualify as a reorganization under Section 368(a), a U.S. Holder (as that term is defined in the section entitled “The Redomestication Proposal — Material U.S. Federal Income Tax Consequences of the Redomestication to Stellar Shareholders”) of Stellar Shares generally would recognize a gain or loss with respect to its Stellar Shares in an amount equal to the difference, if any, between the fair market value of the corresponding common stock of the Delaware corporation received in the Redomestication and the U.S. Holder’s adjusted tax basis in its Stellar Shares surrendered in exchange therefor.

As discussed more fully under “The Redomestication Proposal – Material U.S. Federal Income Tax Consequences of the Redomestication to Stellar Shareholders” below, it is intended that the Redomestication will constitute a tax-free reorganization within the meaning of Section 368(a)(l)(F) of the Code. Assuming that the Redomestication so qualifies, U.S. Holders of Stellar Shares will be subject to Section 367(b) of the Code and, as a result:

●	A U.S. Holder of Stellar Shares whose Stellar Shares have a fair market value of less than $50,000 on the date of the Redomestication will not recognize any gain or loss and will not be required to include any part of Stellar’s earnings in income;

●	A U.S. Holder of Stellar Shares whose Stellar Shares have a fair market value of $50,000 or more, but who on the date of the Redomestication owns (actually and constructively) less than 10% of the total combined voting power of all classes of Stellar Shares entitled to vote will generally recognize gain (but not loss) on the exchange of Stellar Shares for shares in the Successor (a Delaware corporation) pursuant to the Redomestication. As an alternative to recognizing gain, such U.S. Holders may file an election to include in income as a dividend earnings and profits (as defined in the Treasury Regulations under Section 367) attributable to its Stellar Shares provided certain other requirements are satisfied. Stellar does not expect to have significant cumulative earnings and profits, if any, on the date of the Redomestication.

●	A U.S. Holder of Stellar Shares whose Stellar Shares have a fair market value of $50,000 or more, and who on the date of the Redomestication owns (actually and constructively) 10% or more of the total combined voting power of all classes of Stellar Shares entitled to vote will generally be required to include in income as a dividend earnings and profits (as defined in the Treasury Regulations under Section 367) attributable to its Stellar Shares provided certain other requirements are satisfied. Stellar does not expect to have significant cumulative earnings and profits, if any, on the date of the Redomestication.

Furthermore, even if the Redomestication qualifies as a reorganization under Section 368(a) of the Code, a U.S. Holder of Stellar Shares may still recognize gain (but not loss) upon the exchange of its Stellar Shares for the common stock of the Delaware corporation pursuant to the Redomestication under the “passive foreign investment company,” or PFIC, rules of the Code equal to the excess, if any, of the fair market value of the common stock of the Delaware corporation received in the Redomestication and the U.S. Holder’s adjusted tax basis in the corresponding Stellar Shares surrendered in exchange therefor. In such event, the U.S. Holder’s aggregate tax basis in the common stock of the Delaware corporation received in connection with the Redomestication should be the same as the aggregate tax basis of Stellar Shares surrendered in the transaction, increased by any amount included in the income of such U.S. Holder under the PFIC rules. See the discussion in the section entitled “The Redomestication Proposal — Material U.S. Federal Income Tax Consequences of the Redomestication to Stellar Shareholders — PFIC Considerations.”

U.S. federal income tax reform could adversely affect us and holders of the Successor’s Shares.

On December 22, 2017, President Trump signed into law H.R. 1, originally known as the “Tax Cuts and Jobs Act,” which significantly reformed the Internal Revenue Code of 1986, as amended. The new legislation, among other things, changes the U.S. federal tax rates, imposes significant additional limitations on the deductibility of interest, allows the expensing of capital expenditures and puts into effect the migration from a “worldwide” system of taxation to a territorial system. We continue to examine the impact this tax reform legislation may have on us. The impact of this tax reform, or of any future administrative guidance interpreting provisions thereof, on holders of the Successor’s common stock is uncertain and could be adverse. This joint proxy statement/prospectus does not discuss any such tax legislation or the manner in which it might affect holders of the Successor’s common stock. We urge holders of Stellar Shares to consult with their legal and tax advisors with respect to any such legislation and the potential tax consequences of their ownership of Stellar Shares and the Successor’s common stock.

Following the consummation of the Business Combination, if securities or industry analysts do not publish or cease publishing research or reports about the Combined Company, its business, or its market, or if they change their recommendations regarding the Successor’s common stock adversely, the price and trading volume of the Successor’s common stock could decline.

The trading market for the Successor’s common stock will be influenced by the research and reports that industry or securities analysts may publish about the Successor, its business, its market, or its competitors. Securities and industry analysts do not currently, and may never, publish research on the Successor. If no securities or industry analysts commence coverage of the Successor, the Successor’s stock price and trading volume would likely be negatively impacted. If any of the analysts who may cover the Successor change their recommendation regarding the Successor’s stock adversely, or provide more favorable relative recommendations about our competitors, the price of the Successor’s common stock would likely decline. If any analyst who may cover Phunware were to cease coverage of the Successor or fail to regularly publish reports on it, we could lose visibility in the financial markets, which could cause the Successor’s stock price or trading volume to decline.

Upon consummation of the Business Combination, the rights of holders of the Successor’s common stock arising under the DGCL as well as the Successor’s certificate of incorporation and bylaws will differ from and may be less favorable to the rights of holders of Stellar’s common stock arising under the Republic of the Marshall Islands Association Law, as amended, as well as Stellar’s current Articles of Incorporation.

Upon consummation of the Business Combination, the rights of holders of the Successor’s common stock will arise under the certificate of incorporation and bylaws of the Successor as well as the DGCL. Those new organizational documents and the DGCL contain provisions that differ in some respects from those in Stellar’s current articles of incorporation and the Marshall Islands Association Law, as amended, and, therefore, some rights of holders of the Successor’s common stock could differ from the rights that holders of Stellar common stock currently possess. For instance, while class actions are generally not available to shareholders under Marshall Islands Association Law, as amended, such actions are generally available under Delaware law. This change could increase the likelihood that the Successor becomes involved in costly litigation, which could have a material adverse effect on the Successor.

In addition, there are differences between the new organizational documents of the Successor and the current constitutional documents of Stellar. For a more detailed description of the rights of holders of the Successor’s common stock and how they may differ from the rights of holders of Stellar common stock, please see the section entitled “Comparison of Corporate Governance and Stockholder Rights.” Forms of the certificate of incorporation and the bylaws of the Successor are attached as Annex A and Annex B, respectively, to this joint proxy statement/prospectus and we urge you to read them.

Delaware law and the Successor’s certificate of incorporation and bylaws will contain certain provisions, including anti-takeover provisions, that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.

The Successor’s certificate of incorporation and bylaws that will be in effect upon consummation of the Business Combination, and the DGCL, contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition deemed undesirable by the Successor’s board of directors and therefore depress the trading price of the Successor’s common stock. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the current members of the Phunware Board or taking other corporate actions, including effecting changes in our management. Among other things, the Successor’s certificate of incorporation and bylaws include provisions regarding:

●	a classified board of directors with three-year staggered terms, which could delay the ability of stockholders to change the membership of a majority of the Successor’s board of directors;

●	the ability of the Successor’s board of directors to issue shares of preferred stock, including “blank check” preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

●	the limitation of the liability of, and the indemnification of, the Successor’s directors and officers;

●	the exclusive right of the Successor’s board of directors to elect a director to fill a vacancy created by the expansion of the Successor’s board of directors or the resignation, death or removal of a director, which prevents stockholders from being able to fill vacancies on the Successor’s board of directors;

●	the requirement that directors may only be removed from the Successor’s board of directors for cause;

●	a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of stockholders and could delay the ability of stockholders to force consideration of a stockholder proposal or to take action, including the removal of directors;

●	the requirement that a special meeting of stockholders may be called only by the Successor’s board of directors, the chairperson of the Successor’s board of directors, the Successor’s chief executive officer or the Successor’s president (in the absence of a chief executive officer), which could delay the ability of stockholders to force consideration of a proposal or to take action, including the removal of directors;

●	controlling the procedures for the conduct and scheduling of board of directors and stockholder meetings;

●	the requirement for the affirmative vote of holders of at least 66 2∕3% of the voting power of all of the then outstanding shares of the voting stock, voting together as a single class, to amend, alter, change or repeal any provision of the Successor’s certificate of incorporation or the Successor’s bylaws, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in the Successor’s board of directors and also may inhibit the ability of an acquirer to effect such amendments to facilitate an unsolicited takeover attempt;

●	the ability of the Successor’s board of directors to amend the bylaws, which may allow the Successor’s board of directors to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquirer to amend the bylaws to facilitate an unsolicited takeover attempt; and

●	advance notice procedures with which stockholders must comply to nominate candidates to the Successor’s board of directors or to propose matters to be acted upon at a stockholders’ meeting, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in the Successor’s board of directors and also may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of Successor.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in the Successor’s board of directors or management.

In addition, as a Delaware corporation, the Successor will be subject to provisions of Delaware law, including Section 203 of the DGCL, which may generally prohibit certain stockholders holding 15% or more of the Successor’s outstanding capital stock from engaging in certain business combinations with us for a specified period of time unless certain conditions are met.

Any provision of the Successor’s certificate of incorporation, bylaws or Delaware law that has the effect of delaying or preventing a change in control could limit the opportunity for stockholders to receive a premium for their shares of the Successor’s capital stock and could also affect the price that some investors are willing to pay for the Successor’s common stock.

The Successor’s certificate of incorporation will designate a state or federal court located within the State of Delaware as the exclusive forum for substantially all disputes between the Successor and its stockholders, and also provide that the federal district courts will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act or Exchange Act, each of which could limit the Successor’s stockholders’ ability to choose the judicial forum for disputes with the Successor or its directors, officers, or employees.

The Successor’s certificate of incorporation, which will become effective immediately prior to the consummation of the Business Combination, will provide that, unless the Successor consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Successor, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee or agent of the Successor to the Successor or the Successor’s stockholders, (iii) any action asserting a claim against the Successor arising pursuant to any provision of the DGCL or the Successor’s certificate of incorporation or bylaws, (iv) any action to interpret, apply, enforce or determine the validity of the Successor’s certificate of incorporation or bylaws, or (v) any action asserting a claim against the Successor governed by the internal affairs doctrine, in each such case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein.  Unless the Successor consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act or the Securities Exchange Act.

The Successor’s certificate of incorporation will also provide that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act or the Exchange Act.

Any person or entity purchasing or otherwise acquiring any interest in any of our securities shall be deemed to have notice of and consented to this provision. These exclusive-forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum of its choosing for disputes with the Successor or its directors, officers, or other employees, which may discourage lawsuits against the Successor and its directors, officers, and other employees. If a court were to find either exclusive-forum provision in the Successor’s bylaws to be inapplicable or unenforceable in an action, the Successor may incur additional costs associated with resolving the dispute in other jurisdictions, which could harm its results of operations.

Risk Factors Relating to Phunware

References in this section under the heading “Risk Factors Relating to Phunware” to “our”, “we”, “us” and “Phunware”, refer to Phunware, Inc., except where the context requires otherwise.

Our revenue has declined, we have a history of losses, we expect to continue to incur losses and we may not achieve or sustain profitability in the future.

We have incurred significant losses in each fiscal year since our inception in 2009. We experienced a consolidated net loss of $25.9 million for the year ended December 31, 2017 and a consolidated net loss of $16.3 million for the year ended December 31, 2016. These losses were due to both a reduction in revenue in 2017 and the substantial investments we made to build our products and services, grow and maintain our business and acquire customers. You should not consider our historical revenue levels or operating expenses prior to recent periods as indicative of our future performance. Key elements of our growth strategy include acquiring new customers and continuing to innovate and build our brand. As a result, we expect our operating expenses to increase in the future due to expected increased sales and marketing expenses, operations costs, research and development costs and general and administrative costs and, therefore, our operating losses will continue or even potentially increase for the foreseeable future. In addition, as a public company we incur significant legal, accounting and other expenses that we did not incur as a private company. Furthermore, to the extent that we are successful in increasing our customer base, we will also incur increased expenses because costs associated with generating and supporting customer agreements are generally incurred up front, while revenue is generally recognized ratably over the committed term of the agreement. Our efforts to grow our business may be costlier than we expect and we may not be able to increase our revenue enough to offset our higher operating expenses. We may incur significant losses in the future for many reasons, including the other risks described in this report and unforeseen expenses, difficulties, complications and delays and other unknown events. You should not rely upon our recent bookings or revenue growth as indicative of our future performance. We cannot assure you that we will reach profitability in the future or at any specific time in the future or that, if and when we do become profitable, we will sustain profitability. If we are ultimately unable to generate sufficient revenue to meet our financial targets, become profitable and have sustainable positive cash flows, investors could lose their investment.

Our results of operations and ability to grow could be negatively affected if we cannot adapt and expand our technology offerings and services in response to ongoing market changes.

The collaboration and technology solutions business and markets are characterized by rapid technological change, evolving industry standards, changing customer preferences and new product and service introductions. Our success depends on our ability to continue to develop and implement technology offerings and services that anticipate or timely respond to rapid and continuing changes in technology and industry developments and offerings by new technology providers to serve the evolving needs of our customers. Examples of areas of significant change in the industry include cloud, software defined infrastructure, virtualization, security, mobility, data analytics and IoT, the continued shift from maintenance to managed services and ultimately to cloud based services, as-a-service solutions, security and information technology automation. In addition, enterprises are continuing to shift from on-premise, hardware infrastructure to software centric hosted solutions. Technological developments such as these may materially affect the cost and use of technology and services by our customers and could affect the nature of how our revenue is generated. These technologies and others that may emerge, could reduce and, over time, replace some of our current business. In addition, customers may delay spending under existing contracts and engagements and may delay entering into new contracts while they evaluate new technologies. If we do not sufficiently invest in new technology, industry developments and our personnel, or evolve and expand our business at sufficient speed and scale, or if we do not make the right strategic investments to respond to these developments and successfully drive innovation, our technology offerings and services, our results of operations and our ability to develop and maintain a competitive advantage and to continue to grow could be negatively affected.

In addition, if we are unable to keep up with changes in technology and new hardware, software and services offerings, for example, by providing the appropriate training to out account managers, sales technology specialists, engineers and consultants to enable them to effectively sell and deliver such new offerings to customers, our business, results of operations, or financial condition could be adversely affected.

If we are unable to expand or renew sales to existing customers, or attract new customers, our growth could be slower than expected and our business may be harmed.

Our future growth depends upon expanding sales and renewals of our technology offerings and services with existing customers. Our customers may not purchase our technology offerings and services, or our customers may reduce their purchase rate of services, if we do not demonstrate the value proposition for their investment and we may not be able to replace existing customers with new customers. In addition, our customers may not renew their contracts with us on the same terms, or at all, because of dissatisfaction with our service. If our customers do not renew their contracts, our revenue may grow more slowly than expected, may not grow at all, or may decline.

Additionally, increasing incremental sales to our current customer base may require increasingly sophisticated and costly sales efforts that are targeted at senior management. We plan to continue expanding our sales efforts but we may be unable to hire qualified sales personnel, may be unable to successfully train those sales personnel that we are able to hire and sales personnel may not become fully productive on the timelines that we have projected, or at all. Additionally, although we dedicate significant resources to sales and marketing programs, these sales and marketing programs may not have the desired effect and may not expand sales. We cannot assure you that its efforts will increase sales to existing customers or additional revenue. If our efforts to upsell to our customers are not successful, our future growth may be limited.

Our ability to achieve significant growth in revenue in the future will also depend upon our ability to attract new customers. This may be particularly challenging where an organization has already invested substantial personnel and financial resources to integrate competing technology offerings and services into our business, as such organization may be reluctant or unwilling to invest in new technology offerings and services. If we fail to attract new customers and maintain and expand those customer relationships, our revenue may grow more slowly than expected and our business may be harmed.

Demand for our technology offerings and services could be adversely affected by volatile, negative, or uncertain economic conditions and the effects of these conditions on our customers’ businesses.

Our revenue and profitability depend on the demand for our technology offerings and services, which could be negatively affected by numerous factors, many of which are beyond our control. Volatile, negative, or uncertain economic conditions affect our customers’ businesses and the markets we serve. Such economic conditions in our markets have undermined and could in the future undermine, business confidence in our markets and cause our customers to reduce or defer their spending on new technology offerings and services, or may result in customers reducing, delaying or eliminating spending under existing contracts with us, which would negatively affect our business. Growth in the markets we serve could be at a slow rate, or could stagnate or contract, in each case for an extended period of time. Ongoing economic volatility and uncertainty and changing demand patterns affect our business in a number of other ways, including making it more difficult to accurately forecast customer demand and effectively build our revenue and resource plans.

Economic volatility and uncertainty is particularly challenging because it may take some time for the effects and changes in demand patterns resulting from these and other factors to manifest themselves in our business and results of operations. Changing demand patterns from economic volatility and uncertainty could have a significant negative impact on our business, results of operations, or financial condition.

Substantial competition could reduce our market share and significantly harm our financial performance.

We expect the competitive landscape in which we compete to continue to change as new technologies are developed. While innovation can help our business as we create new offerings for us to sell and provide complementary services, it can also disrupt our business model and create new and stronger competitors. For instance, while cloud based solutions present an opportunity for us, cloud based solutions and technologies that deliver technology solutions as a service could increase the amount of sales directly to customers rather than through solutions providers like us, or could reduce the amount of hardware we sell, leading to a reduction in our technology offerings revenue and/or profitability. In addition, some of our hardware and software technology partners sell and could intensify their efforts to sell, their products directly to our customers. Moreover, traditional OEMs have increased their services capabilities through mergers and acquisitions with service providers, which could potentially increase competition in the market to provide comprehensive technology solutions to customers. If any of these trends becomes more prevalent, it could adversely affect our business, results of operations, or financial condition.

Our future results will depend on our ability to continue to focus our resources and manage costs effectively.

We are continually implementing productivity measures and focusing on measures intended to further improve cost efficiency. We may be unable to realize all expected cost savings in connection with these efforts within the expected time frame, or at all and we may incur additional and/or unexpected costs to realize them. Further, we may not be able to sustain any achieved savings in the future. Future results will depend on the success of these efforts.

If we are unable to control costs, we may incur losses, which could decrease our operating margins and significantly reduce or eliminate our profits. Our future profitability will depend on our ability to manage costs or increase productivity. An inability to effectively manage costs could adversely impact our business, results of operations, or financial condition.

Our profitability could suffer if we are not able to manage large and complex projects and complete fixed price, fixed timeframe contracts on budget and on time.

Our profitability and operating results are dependent on the scale of our projects and the prices we are able to charge for our technology offerings and services. We perform a significant portion of our work through fixed price contracts, in which we assume full control of the project team and manage all facets of execution. As a significant portion of our projects are on a fixed price model, we may be unable to accurately estimate the appropriate project price and successfully manage such projects. Although we use specified technical processes and our past experience to reduce the risks associated with estimating, planning and performing fixed price and fixed timeframe projects, we face the risk of cost overruns, completion delays and wage inflation in connection with these projects. If we fail to accurately estimate the resources or time required for a project or future rates of wage inflation, or if we fail to perform contractual obligations within the contractual timeframe, our profitability could suffer.

The challenges of managing larger and more complex projects include:

●	maintaining high quality control and process execution standards;

●	maintaining planned resource utilization rates on a consistent basis;

●	maintaining productivity levels and implementing necessary process improvements;

●	controlling project costs;

●	maintaining close customer contact and high levels of customer satisfaction

●	recruiting and retaining sufficient numbers of skilled IT professionals; and

●	maintaining effective customer relationships.

In addition, large and complex projects may involve multiple engagements or stages and there is a risk that a customer may choose not to retain us for additional stages or may cancel or delay additional planned engagements. Such cancellations or delays may make it difficult to plan our project resource requirements and may result in lower profitability levels than we anticipated upon commencing engagements.

Our investments in new services and technologies may not be successful and our business strategy is evolving and may involve pursuing new lines of business or strategic transactions and investments, or dispositions of assets or businesses that may no longer help us meet our objectives, and such efforts may not be successful.

We continue to invest in new services and technologies, including cloud, virtualization, security, mobility, data analytics and blockchain. The complexity of these solutions, our learning curve in developing and supporting them and significant competition in the markets for these solutions could make it difficult for us to market and implement these solutions successfully. Additionally, there is a risk that our customers may not adopt these solutions widely, which would prevent us from realizing expected returns on these investments. Even if these solutions are successful in the market, they still rely on third-party hardware and software and our ability to meet stringent service levels. If we are unable to deploy these solutions successfully or profitably, it could adversely impact our business, results of operations, or financial condition.

Our industry is undergoing significant change and our business strategy is continuing to evolve to meet these changes. In order to profitably grow our business, we may need to expand into new lines of business beyond our current focus of providing mobile advertising analytics products and services, which may involve pursuing strategic transactions, including potential acquisitions of, or investments in, related or unrelated businesses. In addition, we may seek divestitures of existing businesses or assets. There can be no assurance that we will be successful with our efforts to evolve our business strategy and we could suffer significant losses as a result, which could have a material adverse effect on our business, financial condition and results of operations.

If we decide to sell assets or a business, we may encounter difficulty in finding buyers or alternative exit strategies on acceptable terms in a timely manner, which could delay the achievement of our strategic objectives. We may also dispose of a business at a price or on terms that are less desirable than we had anticipated. In addition, we may experience greater dis-synergies than expected and the impact of the divestiture on our revenue may be larger than projected.

If we lose any of our key personnel, or are unable to attract and retain the talent required for our business, our business could be disrupted and our financial performance could suffer.

Our success is heavily dependent upon our ability to attract, develop, engage and retain key personnel to manage and grow our business, including our key executive, management, sales, services and technical personnel.

Our future success will depend to a significant extent on the efforts of our executive officers, as well as the continued service and support of other key employees. Our future success also will depend on our ability to attract and retain highly skilled technology specialists, engineers and consultants, for whom the market is extremely competitive.

Our inability to attract, develop and retain key personnel could have an adverse effect on our relationships with our technology partners and customers and adversely affect our ability to expand our offerings of technology offerings and services. Moreover, our inability to train our sales, services and technical personnel effectively to meet the rapidly changing technology needs of our customers could cause a decrease in the overall quality and efficiency of such personnel. Such consequences could adversely affect our business, results of operations, or financial condition.

It may be difficult for us to retain or attract qualified officers and directors, which could adversely affect our business and our ability to maintain the listing of our common stock on the Nasdaq.

We may be unable to attract and retain qualified officers, directors and members of board committees required to provide for our effective management as a result of changes in the rules and regulations which govern publicly-held companies, including, but not limited to, certifications from executive officers and requirements for financial experts on boards of directors. The perceived increased personal risk associated with these changes may deter qualified individuals from accepting these roles. Further, applicable rules and regulations of the SEC and the Nasdaq heighten the requirements for board or committee membership, particularly with respect to an individual’s independence from the corporation and level of experience in finance and accounting matters. We may have difficulty attracting and retaining directors with the requisite qualifications. If we are unable to attract and retain qualified officers and directors, our business and our ability to maintain the listing of our shares of common stock on Nasdaq could be adversely affected.

Our ability to attract and retain business and personnel may depend on our reputation in the marketplace.

We believe our brand name and our reputation in the marketplace are important corporate assets that help distinguish our technology offerings and services from those of competitors and contribute to our ability to recruit and retain talented personnel, in particular our engineers and consulting professionals. However, our corporate reputation is potentially susceptible to material damage by events such as disputes with customers, cybersecurity breaches, service outages, internal control deficiencies, delivery failures, or compliance violations. Similarly, our reputation could be damaged by actions or statements of current or former customers, directors, employees, competitors, vendors, partners, joint ventures or joint venture partners, adversaries in legal proceedings, legislators, or government regulators, as well as members of the investment community or the media. There is a risk that negative information about us, even if based on rumor or misunderstanding, could adversely affect our business. Damage to our reputation could be difficult, expensive and time-consuming to repair, could make potential or existing customers reluctant to select us for new engagements, resulting in a loss of business and could adversely affect our recruitment and retention efforts. Damage to our reputation could also reduce the value and effectiveness of our brand name and could reduce investor confidence in us, adversely affecting the Successor’s share price.

Future acquisitions could disrupt our business and may divert management’s attention and, if unsuccessful, harm our business.

We may choose to expand by making additional acquisitions that could be material to our business. We have in the past made several acquisitions of complementary businesses, including acquisitions in Odyssey, Simplikate, Digby, Tapit! and GoTV. Acquisitions involve many risks, including the following:

●	an acquisition may negatively affect our results of operations and financial condition because it may require us to incur charges or assume substantial debt or other liabilities, may cause adverse tax consequences or unfavorable accounting treatment, may expose us to claims and disputes by third parties, including intellectual property claims and disputes, or may not generate sufficient financial return to offset additional costs and expenses related to the acquisition;

●	we may encounter difficulties or unforeseen expenditures in integrating the business, technologies, products, personnel, or operations of any company that we acquire, particularly if key personnel of the acquired company decide not to work for us;

●	an acquisition may disrupt our ongoing business, divert resources, increase our expenses, or distract our management;

●	an acquisition may result in a delay or reduction of customer purchases for both us and the company we acquired due to customer uncertainty about continuity and effectiveness of service from either company;

●	we may encounter difficulties in, or may be unable to, successfully sell any acquired technology offerings or services;

●	an acquisition may involve the entry into geographic or business markets in which we have little or no prior experience or where competitors have stronger market positions;

●	the challenges inherent in effectively managing an increased number of employees in diverse locations;

●	the potential strain on our financial and managerial controls and reporting systems and procedures;

●	the potential known and unknown liabilities associated with an acquired company;

●	our use of cash to pay for acquisitions would limit other potential uses for our cash;

●	if we incur additional debt to fund such acquisitions, such debt may subject us to additional material restrictions on our ability to conduct our business as well as additional financial maintenance covenants;

●	the risk of impairment charges related to potential write-downs of acquired assets or goodwill in future acquisitions;

●	to the extent that we issue a significant amount of equity or equity linked securities in connection with future acquisitions, existing stockholders may be diluted and earnings per share may decrease; and

●	managing the varying intellectual property protection strategies and other activities of an acquired company.

We may not succeed in addressing these or other risks or any other problems encountered in connection with the integration of any acquired business. The inability to integrate successfully the business, technologies, products, personnel, or operations of any acquired business, or any significant delay in achieving integration, could harm our business, results of operations, or financial condition.

We may not be able to recognize revenue in the period in which our services are performed, which may cause our margins to fluctuate.

Our services are performed under both time and material and fixed price contract arrangements. All revenue is recognized pursuant to applicable accounting standards. Our failure to meet all the obligations, or otherwise meet a customer’s expectations, may result in us having to record the cost related to the performance of services in the period that services were rendered, but delay the timing of revenue recognition to a future period in which all obligations have been met.

Our financial results may be adversely affected by changes in accounting principles applicable to us.

GAAP is subject to interpretation by the Financial Accounting Standards Board (“FASB”), the SEC, and other various bodies formed to promulgate and interpret appropriate accounting principles. For example, in May 2014, the FASB issued Accounting Standards Update No. (“ASU”) No. 2014-09 (Topic 606), Revenue from Contracts with Customers (“ASU 2014-09”), which supersedes nearly all existing revenue recognition guidance under GAAP. We are required to implement this guidance in the first quarter of our fiscal year 2019, as we have elected to take advantage of the extended transition period provided in Securities Act Section 7(a)(2)(B) for complying with new or revised accounting standards. The most significant impact relates to our accounting for subscriptions to our MaaS licenses and application development services, which may potentially make revenue more volatile and difficult to predict. In addition, accounting for commissions is impacted significantly as we have to capitalize and amortize most commissions under the new standard instead of expensing commissions as incurred. Due to the complexity of certain of our contracts, the revenue recognition treatment required under the new standard is dependent on contract-specific terms. Any difficulties in implementing these pronouncements or adequately accounting after adoption could cause us to fail to meet our financial reporting obligations, which could result in regulatory discipline and harm investors’ confidence in us. In addition, to adopt the new standard we had to implement a new revenue recognition module in our accounting system, hire consultants and increase our spending on audit fees, thereby increasing our general and administrative expense. That increased spending will continue through at least our first fiscal quarter of 2019 and will likely increase our audit fees on an ongoing basis thereafter.

We may experience quarterly fluctuations in our operating results due to a number of factors, which makes our future results difficult to predict and could cause our operating results to fall below expectations.

Our quarterly operating results have fluctuated in the past and we expect them to fluctuate in the future due to a variety of factors, many of which are outside of our control. As a result, our past results may not be indicative of our future performance and comparing our operating results on a period-to-period basis may not be meaningful. In addition to the other risks described herein, factors that may affect our quarterly operating results include:

●	changes in spending on subscriptions, services and application transactions media offerings and services by our current or prospective customers;

●	pricing our technology offerings and services effectively so that we are able to attract and retain customers without compromising our operating results;

●	attracting new customers and increasing our existing customers’ use of our technology offerings and services;

●	the mix between new contracts and renewals;

●	customer renewal rates and the amounts for which agreements are renewed;

●	seasonality and its effect on customer demand;

●	awareness of our brand;

●	changes in the competitive dynamics of our market, including consolidation among competitors or customers and the introduction of new technologies and technology enhancements;

●	changes to the commission plans, quotas and other compensation related metrics for our sales representatives;

●	the amount and timing of payment for operating expenses, particularly sales and marketing expense;

●	our ability to manage our existing business and future growth, domestically and internationally;

●	unforeseen costs and expenses related to the expansion of our business, operations and infrastructure, including disruptions in our hosting network infrastructure and privacy and data security; and

●	general economic and political conditions in our domestic and international markets.

●	customer delays in purchasing decisions in anticipation of new products or product enhancements by us or our competitors;

●	budgeting cycles of our customers;

●	changes in the competitive dynamics of our market, including consolidation among competitors or customers;

●	the amount and timing of payment for operating expenses, particularly research and development and sales and marketing expenses (including marketing events and commissions and bonuses associated with performance) and employee benefit expenses;

●	the amount and timing of non-cash expenses, including stock-based compensation, goodwill impairments and other non-cash charges;

●	the amount and timing of costs associated with recruiting, training and integrating new employees;

●	the amount and timing of cash collections from our customers and the mix of quarterly and annual billings;

●	introduction and adoption of our marketing solutions in markets outside of the United States;

●	unforeseen costs and expenses related to the expansion of our business, operations and infrastructure;

●	awareness of our thought leadership and brand on a global basis;

●	changes in the levels of our capital expenditures;

●	foreign currency exchange rate fluctuations; and

●	general economic and political conditions in our domestic and international markets.

We may not be able to accurately forecast the amount and mix of future technology offerings and services, size or duration of contracts, revenue and expenses and, as a result, our operating results may fall below our estimates.

We could be held liable for damages or our reputation could suffer from security breaches or disclosure of confidential information or personal data.

We are dependent on technology networks and systems to process, transmit and securely store electronic information and to communicate among our locations and with our customers. Security breaches of this infrastructure could lead to shutdowns or disruptions of our systems and potential loss or unauthorized disclosure of confidential information or data, including personal data. In addition, many of our engagements involve projects that are critical to the operations of our customers’ businesses. The theft and/or unauthorized use or publication of our, or our customers’, confidential information or other proprietary business information as a result of such an incident could adversely affect our competitive position and reduce marketplace acceptance of our services. Any failure in the networks or computer systems used by us or our customers could result in a claim for substantial damages against us and significant reputational harm, regardless of our responsibility for the failure.

In addition, we often have access to or are required to manage, utilize, collect and store sensitive or confidential customer or employee data, including personal data. As a result, we are subject to numerous U.S. and non-U.S. laws and regulations designed to protect this information, such as the European Union Directive on Data Protection and various U.S. federal and state laws governing the protection of personal data. If any person, including any of our employees, negligently disregards or intentionally breaches controls or procedures with which we are responsible for complying with respect to such data, or otherwise mismanages or misappropriates that data, or if unauthorized access to or disclosure of data in our possession or control occurs, we could be subject to liability and penalties in connection with any violation of applicable privacy laws and/or criminal prosecution, as well as significant liability to our customers or our customers’ clients’ for breaching contractual confidentiality and security provisions or privacy laws. These risks will increase as we continue to grow our cloud based offerings and services and store and process increasingly large amounts of our customers’ confidential information and data and host or manage parts of our customers’ businesses, especially in industries involving particularly sensitive data such as the financial services industry and the healthcare industry. The loss or unauthorized disclosure of sensitive or confidential customer or employee data, including personal data, whether through breach of computer systems, systems failure, employee negligence, fraud or misappropriation, or otherwise, could damage our reputation and cause us to lose customers. Similarly, unauthorized access to or through our information systems and networks or those we develop or manage for our customers, whether by our employees or third parties, could result in negative publicity, legal liability and damage to our reputation, which could in turn harm our business, results of operations, or financial condition.

If we cause disruptions in our customers’ businesses or provide inadequate service, our customers may have claims for substantial damages against us, which could cause us to lose customers, have a negative effect on our corporate reputation and adversely affect our results of operations.

If we make errors in the course of delivering services to our customers or fail to consistently meet our service level obligations or other service requirements of our customers, these errors or failures could disrupt our customer’s business, which could result in a reduction in our revenue or a claim for substantial damages against us. In addition, a failure or inability by us to meet a contractual requirement could subject us to penalties, cause us to lose customers or damage our brand or corporate reputation and limit our ability to attract new business.

The services we provide are often critical to our customers’ businesses. Certain of our customer contracts require us to comply with security obligations including maintaining network security and backup data, ensuring our network is virus free, maintaining business continuity planning procedures and verifying the integrity of employees that work with our customers by conducting background checks. Any failure in a customer’s system, failure of our data center, cloud or other offerings, or breach of security relating to the services we provide to the customer could damage our reputation or result in a claim for substantial damages against us. Any significant failure of our equipment or systems, or any major disruption to basic infrastructure in the locations in which we operate, such as power and telecommunications, could impede our ability to provide services to our customers, have a negative impact on our reputation, cause us to lose customers and adversely affect our results of operations.

Under our customer contracts, our liability for breach of our obligations is in some cases limited pursuant to the terms of the contract. Such limitations may be unenforceable or otherwise may not protect us from liability for damages. In addition, certain liabilities, such as claims of third parties for which we may be required to indemnify our customers, are generally not limited under our contracts. The successful assertion of one or more large claims against us in amounts greater than those covered by our current insurance policies could harm our business, results of operations, or financial condition. Even if such assertions against us are unsuccessful, we may incur reputational harm and substantial legal fees.

Our technology offerings and services could infringe upon the intellectual property rights of others or we might lose our ability to use intellectual property of others.

We cannot be sure that our brand, technology offerings and services, including, for example, the software solutions of others that we offer to our customers, do not infringe on the intellectual property rights of third parties and these third parties could claim that we or our customers are infringing upon their intellectual property rights. These claims could harm our reputation, cause us to incur substantial costs or prevent us from offering some services or solutions in the future, or require us to rebrand. Any related proceedings could require us to expend significant resources over an extended period of time. In most of our contracts, we agree to indemnify our customers for expenses and liabilities resulting from claimed infringements of the intellectual property rights of third parties. In some instances, the amount of these indemnities could be greater than the revenue we receive from the customer. Any claims or litigation in this area, regardless of merit, could be time-consuming and costly, damage our reputation, and/or require us to incur additional costs to obtain the right to continue to offer a service or solution to our customers. If we cannot secure this right at all or on reasonable terms, or, alternatively, substitute a non-infringing technology, our business, results of operations, or financial condition could be harmed. Similarly, if we are unsuccessful in defending a trademark claim, we could be forced to re-brand, which could harm our business, results of operations, or financial condition. Additionally, in recent years, individuals and firms have purchased intellectual property assets where their sole or primary purpose is to assert claims of infringement against technology providers and customers that use such technology. Any such action naming us or our customers could be costly to defend or lead to an expensive settlement or judgment against us. Moreover, such an action could result in an injunction being ordered against our customer or our own services or operations, causing further damages.

If we are unable to protect our intellectual property rights from unauthorized use or infringement by third parties, our business could be adversely affected.

Our success depends, in part, upon our ability to protect our proprietary methodologies and other intellectual property. Existing laws offer only limited protection of our intellectual property rights and the protection in some countries in which we operate or may operate in the future may be very limited. We rely upon a combination of confidentiality policies, nondisclosure and other contractual arrangements and trade secret, copyright and trademark laws to protect our intellectual property rights. These laws are subject to change at any time and could further limit its ability to protect our intellectual property. There is uncertainty concerning the scope of available intellectual property protection for software and business methods, which are fields in which we rely on intellectual property laws to protect our rights. The validity and enforceability of any intellectual property right we obtain may be challenged by others and, to the extent we have enforceable intellectual property rights, those intellectual property rights may not prevent competitors from reverse engineering our proprietary information or independently developing technology offerings and services similar to or duplicative of us. Further, the steps we take in this regard might not be adequate to prevent or deter infringement or other misappropriation of our intellectual property by competitors, former employees or other third parties and we might not be able to detect unauthorized use of, or take appropriate and timely steps to enforce, our intellectual property rights. Enforcing our rights might also require considerable time, money and oversight and we may not be successful in enforcing our rights.

If we are unable to collect our receivables from, or bill our unbilled services to, our customers, our business, results of operations, or financial condition could be adversely affected.

Our business depends on our ability to successfully obtain payment from our customers of the amounts they owe us for technology offerings sold or services performed. We typically evaluate the financial condition of our customers and usually bill and collect on relatively short cycles. We maintain allowances against receivables and unbilled services. Actual losses on customer balances could differ from those that we currently anticipate and, as a result, we might need to adjust our allowances. There is no guarantee that we will accurately assess the creditworthiness of our customers. Macroeconomic conditions could also result in financial difficulties for our customers, including limited access to the credit markets, insolvency, or bankruptcy, and, as a result, could cause customers to delay payments to us, request modifications to their payment arrangements that could increase our receivables balance, or default on their payment obligations to us. Timely collection of customer balances also depends on our ability to complete its contractual commitments and bill and collect our contracted revenue. If we are unable to meet our contractual requirements, we might experience delays in collection of and/or be unable to collect our customer balances and if this occurs, our business, results of operations, or financial condition could be adversely affected. In addition, if we experience an increase in the time to bill and collect for our services, our cash flows could be adversely affected.

Increased costs of labor and employee health and welfare benefits may adversely impact our results of operations.

Given our number of employees, labor related costs represent a significant portion of our expenses. An increase in labor costs, for example, as a result of increased competition for skilled labor, or employee benefit costs, such as health care costs or otherwise, could adversely impact our business, results of operations, or financial condition.

Our global operations are subject to complex risks, some of which might be beyond our control.

Our customers have operations across North and South America, Europe, Australia and Asia and other locations. Although international revenue currently represents a small portion of our business, our revenue from customers outside of the United States may expand in the future as we expand our international presence. As a result, we may be subject to risks inherently associated with international operations, including risks associated with foreign currency exchange rate fluctuations, difficulties in enforcing intellectual property and/or contractual rights, the burdens of complying with a wide variety of foreign laws and regulations, potentially adverse tax consequences, tariffs, quotas and other barriers, potential difficulties in collecting accounts receivable, international hostilities, terrorism and natural disasters. Expansion of international operations also increases the likelihood of potential or actual violations of domestic and international anticorruption laws, such as the Foreign Corrupt Practices Act, or of U.S. and international export control and sanctions regulations. We may also face difficulties integrating any new facilities in different countries into our existing operations, as well as integrating employees that we hire in different countries into our existing corporate culture. If we are unable to manage the risks of our global operations, our business, results of operations, or financial condition could be adversely affected.

Economic uncertainties or downturns in the general economy or the industries in which our customers operate could disproportionately affect the demand for our marketing solutions and negatively impact our operating results.

General worldwide economic conditions have experienced a significant downturn and fluctuations in recent years and market volatility and uncertainty remain widespread. As a result, we and our customers find it extremely difficult to accurately forecast and plan future business activities. In addition, these conditions could cause our customers or prospective customers to reduce their marketing and sales budgets, which could decrease corporate spending on our marketing solutions, resulting in delayed and lengthened sales cycles, a decrease in new customer acquisition and/or loss of customers. Furthermore, during challenging economic times, our customers may face issues with their cash flows and with gaining timely access to sufficient credit or obtaining credit on reasonable terms, which could impair their ability to make timely payments to us, impact customer renewal rates and adversely affect our revenue. If such conditions occur, we may be required to increase our reserves, allowances for doubtful accounts and write-offs of accounts receivable and our operating results would be harmed. In addition, a downturn in the technology sector may disproportionately affect us because a significant portion of our customers are technology companies. We cannot predict the timing, strength or duration of any economic slowdown or recovery, whether global, regional or within specific markets. If the conditions of the general economy or markets in which we operate worsen, our business could be harmed. In addition, even if the overall economy does not worsen or improves, the market for marketing software may not experience growth or we may not experience growth.

If platform subscriptions renewal rates decrease, or we do not accurately predict subscription renewal rates, our future revenue and operating results may be harmed.

Our customers have no obligation to renew their subscriptions for our solutions after the expiration of their subscription period, which is typically one year, but generally ranges from one to three years. In addition, our customers may renew for lower subscription amounts or for shorter contract lengths. We may not accurately predict renewal rates for our customers. Our renewal rates may decline or fluctuate as a result of a number of factors, including customer usage, pricing changes, number of applications used by our customers, customer satisfaction with our service, increased competition, the acquisition of our customers by other companies and deteriorating general economic conditions. If our customers do not renew their subscriptions for our solutions or decrease the amount they spend with us, our revenue will decline and our business will suffer.

If we are unable to attract new customers or sell additional services and functionality to our existing customers, our revenue growth will be adversely affected.

To increase our revenue, we must add new customers, encourage existing customers to renew their subscriptions on terms favorable to us, increase their usage of our solutions and sell additional functionality and services to existing customers. As our industry matures, as interactive channels develop further, or as competitors introduce lower cost and/or differentiated products or services that are perceived to compete with ours, our ability to sell and renew based on pricing, technology and functionality could be impaired. In addition, attracting, retaining and growing our relationship with enterprise customers may require us to effectively employ different strategies than we have historically used with current customers and we may face challenges in doing so. As a result, we may be unable to renew our agreements with existing customers or attract new customers or new business from existing customers on terms that would be favorable or comparable to prior periods, which could have an adverse effect on our revenue and growth.

Because we recognize revenue from platform subscriptions and services over the term of the relevant contract, downturns or upturns in sales are not immediately reflected in full in our operating results.

As a subscription-based business, we recognize revenue over the term of each of our contracts, which is typically one year, but ranges from one to three years. As a result, much of the revenue we report each quarter results from contracts entered into during previous quarters. Consequently, a shortfall in demand for our solutions and professional services or a decline in new or renewed contracts in any one quarter may not significantly reduce our revenue for that quarter but could negatively affect our revenue in the future. Accordingly, the effect of significant downturns in new sales or renewals of our marketing solutions will not be reflected in full in our operating results until future periods. Our revenue recognition model also makes it difficult for us to rapidly increase our revenue through additional sales in any period, as revenue from new customers must be recognized over the applicable term of the contracts.

If we fail to forecast our revenue accurately, or if we fail to match our expenditures with corresponding revenue, our operating results could be adversely affected.

The lengthy sales cycle for the evaluation and implementation of our solutions, which typically extends for several months, may cause us to experience a delay between increasing operating expenses for such sales efforts, and, upon successful sales, the generation of corresponding revenue. Accordingly, we may be unable to prepare accurate internal financial forecasts or replace anticipated revenue that we do not receive as a result of delays arising from these factors. As a result, our operating results in future reporting periods may be significantly below the expectations of the public market, equity research analysts or investors, which could harm the price of our common stock.

The length and unpredictability of the sales cycle for our technology offerings and services could delay new sales and cause our revenue and cash flows for any given quarter to fail to meet our projections or market expectations.

The sales cycle between our initial contact with a potential customer and the signing of a contract to provide technology offerings and services varies. As a result of the variability and length of the sales cycle, we have a limited ability to forecast the timing of sales. A delay in or failure to complete transactions could harm our business and financial results and could cause our financial results to vary significantly from quarter to quarter. our sales cycle varies widely, reflecting differences in our potential customers’ decision-making processes, procurement requirements and budget cycles and is subject to significant risks over which we have little or no control, including:

●	our customers’ budgetary constraints and priorities;

●	the timing of our customers’ budget cycles; and

●	the length and timing of customers’ approval processes.

Privacy concerns and consumers’ acceptance of Internet behavior tracking may limit the applicability, use and adoption of our marketing solutions.

Privacy concerns may cause consumers to resist providing the personal data necessary to allow our customers to use our service effectively. We have implemented various features intended to enable our customers to better protect consumer privacy, but these measures may not alleviate all potential privacy concerns and threats. For example, the ECJ Ruling had the effect of invalidating the Safe Harbor framework. As a result, the framework no longer provides a valid legal basis for companies to transfer personal data from the European Union to the United States. Companies, including our customers, must comply with relevant aspects of European Union data protection laws using alternate mechanisms and our customers may not implement the alternate mechanisms that we offer. Additionally, our alternative measures may be challenged or deemed insufficient. Even the perception of privacy concerns, whether or not valid, may inhibit market adoption of our service in certain industries. In addition to government activity privacy advocacy groups and the marketing and other industries are considering various new, additional or different self-regulatory standards that may place additional burdens on us. The costs of compliance with and other burdens imposed by, the foregoing laws, regulations, policies and actions may limit the use and adoption of our cloud-based marketing solutions and reduce overall demand for it, or lead to significant fines, penalties or liabilities for any noncompliance or loss of any such action.

We require significant additional capital funding and such capital may not be available to us.

We expect that our operating expenses will be higher than our net revenue for the foreseeable future, we currently lack sufficient working capital and, as a standalone entity without giving effect to the Business Combination, we do not currently have financing available to pay all liabilities as they are scheduled to come due in the next twelve months. We are working on several contingency plans within our control to conserve existing liquidity through the reduction of discretionary expenses. We are also exploring various alternatives including debt and equity financing vehicles, alternative offerings (launching an offering for a new token pursuant to Rule 506(c) of Regulation D as promulgated under the Securities Act) strategic partnerships and the Business Combination.

Our cash requirements relate primarily to our current negative working capital balance plus working capital needed to operate and grow our business, including funding operating expenses and continued development and expansion of our services. We are currently unable to fund our operations without additional external financing and therefore cannot sustain future operations, we may be required to delay, reduce and/or cease our operations and/or seek bankruptcy protection. Although we have successfully raised funds from investors in the past, no assurances can be made that we will be able to obtain sufficient additional capital to satisfy the current negative working capital balances and future operations. Furthermore, if adequate additional funds are not available, we will be required to delay, reduce the scope of, or eliminate material parts of the implementation of our business strategy, including potential additional acquisitions or internally-developed businesses, which could seriously harm our business and operating results.

Additionally, even if we raise sufficient capital through additional equity or debt financings, strategic alternatives or otherwise, there can be no assurance that the revenue or capital infusion will be sufficient to enable us to develop our business to a level where it will be profitable or generate positive cash flow. If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders could be significantly diluted and these newly issued securities may have rights, preferences or privileges senior to those of existing stockholders. If we incur additional debt, a substantial portion of our operating cash flow may be dedicated to the payment of principal and interest on such indebtedness, thus limiting funds available for our business activities. The debt holders would have rights senior to common stockholders to make claims on our assets and the terms of any debt securities issued could also impose significant restrictions on our operations. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. As a result, our stockholders bear the risk of our future securities offerings reducing the market price of our common stock and diluting their interest. Broad market and industry factors may seriously harm the market price of our common stock, regardless of our operating performance and may adversely impact our ability to raise additional funds. If we raise additional funds through collaborations and/or licensing arrangements, we might be required to relinquish significant rights to our technologies, or grant licenses on terms that are not favorable to us.

We intend to raise capital to fund a Token Generation Event, pursuant to a Rule 506(c) of Regulation D offering by PhunCoin Sub of rights to receive future PhunCoin. There can be no assurance that the PhunCoin will ever be issued and, any significant difficulties we and PhunCoin Sub may experience with the offering could result in claims against us, and the Token Generation Event and PhunCoin will subject us to various other business and regularity uncertainties.

Pursuant to the Merger Agreement, we have agreed to use commercially reasonable efforts to raise between $10 million and $100 million through its PhunCoin offering. In accordance with that obligation, in June 2018, PhunCoin Sub launched an offering to raise capital by offering investors the right to acquire PhunCoin pursuant to Rule 506(c) of Regulation D as promulgated under the Securities Act. As of the date of this joint proxy statement/prospectus, $985 thousand has been raised in the rights offering. We will use our commercially reasonable efforts to develop and issue PhunCoin, but there is no assurance that it will do so. If the Token Generation Event, defined as the launch of the PhunCoin Ecosystem, is not consummated or the rights offering does not result in substantial proceeds, it could have a material adverse effect on our cash position. If the Token Generation Event is not consummated, we would have to reduce our planned expenditures and/or would require additional funding from other sources in order to carry out our business plan. Also, any significant difficulties we may experience with the Token Generation Event or the development of the PhunCoin could result in claims against us and could have a material adverse effect on the holders of our common stock.

The growth of the blockchain industry in general, as well as the networks on which PhunCoin will rely to consummate the Token Generation Event, is subject to a high degree of uncertainty. The cryptocurrency and cryptosecurities industries as a whole have been characterized by rapid changes and innovations and are constantly evolving. The slowing or stopping of the development, general acceptance and adoption and usage of blockchain networks and blockchain assets may materially adversely affect our business plans to launch and maintain PhunCoin. For example, given the regulatory complexity with respect to cryptocurrency and related digital assets, complying with such regulations, which could change in the future or be subject to new interpretations, could have a material and adverse effect on our ability to develop, launch and continue to operate PhunCoin and the PhunCoin Ecosystem, which is intended to be a rewards marketplace and data exchange whereby users receive PhunCoin in exchange for their information and PhunCoin can be redeemed by users for goods and services. In addition, the tax and accounting consequences to us of the Token Generation Event and PhunCoin are uncertain, which could lead to incorrect reporting, classification or liabilities. If the Token Generation Event occurs and PhunCoin is developed, its structural foundation, the software applications and other interfaces or applications upon which it relies or that will be built are unproven. There can be no assurances that PhunCoin will be fully secure, which may result in impermissible transfers, a complete loss of users’ PhunCoin on the PhunCoin Ecosystem or an unwillingness of users to access, adopt and utilize PhunCoin, whether through system faults or malicious attacks. Any such faults or attacks on PhunCoin may materially and adversely affect our business.

Because PhunCoin will be a digital asset built and transacted on top of an existing blockchain technology, Phunware is reliant on another blockchain network, and users are subject to the risk of wallet incompatibility and blockchain protocol risks.

We are evaluating several blockchain technologies to determine which of these providers meet the design specifications that would be required to create the PhunCoin Ecosystem. Reliance upon another blockchain technology subjects us and PhunCoin Ecosystem users to the risk of digital wallet incompatibility, or additional ecosystem malfunction, unintended function, unexpected functioning of, or attack on, the blockchain protocol that Phunware intends to use, which may cause PhunCoin to malfunction or function in an unexpected manner, including, but not limited to, slowdown or  complete cessation in functionality of the network.

The PhunCoin Ecosystem is designed to distribute PhunCoin to consumers in exchange for their agreement to provide certain personal information to us. Providing this data exposes us to risks of privacy data breach and cybersecurity attacks.

We utilize a substantial amount of electronic information. This includes transaction information and sensitive personal information of the users of the PhunCoin Ecosystem. The service providers used by us, may also use, store, and transmit such information. We intend to implement detailed cybersecurity policies and procedures and an incident response plan designed to protect such information and prevent data loss and security breaches.

There can be no assurances that PhunCoin or a user’s data will be fully secure, which may result in impermissible transfer, a complete loss of users’ PhunCoin or data on the PhunCoin Ecosystem or an unwillingness of users to access, adopt and utilize PhunCoin, whether through system faults or malicious attacks. Any such faults or attacks on PhunCoin and users’ data may materially and adversely affect PhunCoin and the PhunCoin Ecosystem. There are a number of data protection, security, privacy and other government- and industry-specific requirements, including those that require companies to notify individuals of data security incidents involving certain types of personal data. Security compromises could harm the PhunCoin Ecosystem’s reputation, erode user confidence in the effectiveness of its security measures, negatively impact its ability to attract new users, or cause existing users to stop using the PhunCoin Ecosystem or PhunCoin. We may be compelled to disclose personal information about a user or users of the PhunCoin Ecosystem to federal or state government regulators or taxation authorities.  Accordingly, certain information concerning users may be shared outside Phunware.

The regulatory regime governing blockchain technologies, cryptocurrencies, digital assets, utility tokens, and offerings of digital assets and utility tokens such as PhunCoin is uncertain, and new regulations or policies may materially adversely affect the development and the value of PhunCoin.

Regulation of digital assets, like PhunCoin, cryptocurrencies, blockchain technologies and cryptocurrency exchanges, is currently undeveloped and likely to rapidly evolve as government agencies take greater interest in them. Regulation also varies significantly among international, federal, state and local jurisdictions and is subject to significant uncertainty. Various legislative and executive bodies in the United States and in other countries may in the future adopt laws, regulations, or guidance, or take other actions, which may severely impact the permissibility of tokens generally and the technology behind them or the means of transaction or in transferring them. In addition, any violations of laws and regulations relating to the safeguarding of private information in connection with PhunCoin could subject us to fines, penalties or other regulatory actions, as well as to civil actions by affected parties. Any such violations could adversely affect the ability of Phunware to maintain PhunCoin, which could have a material adverse effect on our operations and financial condition. Failure by us to comply with any laws, rules and regulations, some of which may not exist yet or are subject to interpretation and may be subject to change, could result in a variety of adverse consequences, including civil penalties and fines.

The actual market for our solutions could be significantly smaller than estimates of total potential market opportunity and if customer demand for our services does not meet expectations, our ability to generate revenue and meet our financial targets could be adversely affected.

While we expect strong growth in the markets for our products, it is possible that the growth in some or all of these markets may not meet our expectations, or materialize at all. The methodology on which our estimate of our total potential market opportunity is based includes several key assumptions based on our industry knowledge and customer experience. If any of these assumptions proves to be inaccurate, then the actual market for our solutions could be significantly smaller than our estimates of our total potential market opportunity. If the customer demand for our services or the adoption rate in our target markets does not meet our expectations, our ability to generate revenue from customers and meet our financial targets could be adversely affected.

We are highly dependent on advertising agencies as intermediaries and this may adversely affect our ability to attract and retain business.

Nearly all of our application transaction revenue comes from executing brand advertising campaigns for advertising agencies that purchase our solutions on behalf of their advertiser customers. Advertising agencies are instrumental in assisting brand owners to plan and purchase advertising and each advertising agency will allocate advertising spend from brands across numerous channels. We do not have exclusive relationships with advertising agencies and we depend on agencies to work with us as they embark on marketing campaigns for brands. While in some cases we are invited by advertising agencies to present directly to their advertiser customers or otherwise have developed a relationship directly with an advertiser, we nevertheless depend on advertising agencies to present to their advertiser customers the merits of our digital video advertising solutions. Inaccurate descriptions of our digital video advertising solutions by advertising agencies, over which we have no control, negative recommendations to use our service offerings or failure to mention our solutions at all could hurt our business. In addition, if an advertising agency is dissatisfied with our solutions on a marketing campaign or in general, we risk losing the business of the advertiser for whom the campaign was run and of other advertisers represented by that agency. With advertising agencies acting as intermediaries for multiple brands, our customer base is more concentrated than might be reflected by the number of brand advertisers for which we conduct marketing campaigns. Since many advertising agencies are affiliated with other agencies in a larger corporate structure, if we fail to maintain good relations with one agency in such an organization, we may lose business from the affiliated agencies as well.

Our sales could be adversely impacted by industry changes relating to the use of advertising agencies. For example, if advertisers seek to bring their marketing campaigns in-house rather than using an advertising agency, we would need to develop direct relationships with the advertisers, which we might not be able to do and which could increase our sales and marketing expense. Moreover, because of dealing primarily with advertising agencies, we have a less direct relationship with advertisers than would be the case if advertisers dealt with us directly. This may drive advertisers to attribute the value we provide to the advertising agency rather than to us, further limiting our ability to develop long-term relationships directly with advertisers. Advertisers may move from one advertising agency to another, and, accordingly, even if we have a positive relationship with an advertising agency, we may lose the underlying business when an advertiser switches to a new agency. The presence of advertising agencies as intermediaries between us and the advertisers thus creates a challenge to building our own brand awareness and affinity with the advertisers that are the ultimate source of our revenue.

In addition, our advertising agency customers may offer components of our solutions, including selling advertising inventory through their own sources. As a result, these advertising agencies are, or may become, our competitors. If they further develop their capabilities they may be more likely to offer their own solutions to advertisers, which could compromise our ability to compete effectively and adversely affect our business, financial condition and operating results.

If we fail to detect advertising fraud or other actions that impact our advertising campaign performance, we could harm our reputation with advertisers or agencies, which would cause our revenue and business to suffer.

Our business relies on our ability to deliver successful and effective video advertising campaigns. Some of those campaigns may experience fraudulent and other invalid impressions, clicks or conversions that advertisers may perceive as undesirable, such as non-human traffic generated by machines that are designed to simulate human users and artificially inflate user traffic on websites. These activities could overstate the performance of any given video advertising campaign and could harm our reputation. It may be difficult for us to detect fraudulent or malicious activity because we do not own content and rely in part on our digital media properties to control such activity. These risks become more pronounced as the digital video industry shifts to programmatic buying. Industry self-regulatory bodies, the FTC and certain influential members of Congress have increased their scrutiny and awareness of and have taken recent actions to address, advertising fraud and other malicious activity. While we routinely review the campaign performance on our digital media properties’ inventory, such reviews may not detect or prevent fraudulent or malicious activity. If we fail to detect or prevent fraudulent or other malicious activity, the affected advertisers may experience or perceive a reduced return on their investment and our reputation may be harmed. High levels of fraudulent or malicious activity could lead to dissatisfaction with our solutions, refusals to pay, refund or future credit demands or withdrawal of future business. In addition, advertisers increasingly rely on third party vendors to measure campaigns against audience guarantee, viewability and other requirements and to detect fraud. If we are unable to successfully integrate our technology with such vendors, or our measurement and fraud detection differs from their findings, our customers could lose confidence in our solutions, we may not get paid for certain campaigns and our revenues could decrease. Further, if we are unable to detect fraudulent or other malicious activities and advertisers demand fraud-free inventory, our supply could fall drastically, making it impossible to sustain our current business model. If we fail to detect fraudulent or other malicious activities that impact the performance of our brand advertising campaigns, we could harm our reputation with our advertisers or agencies and our revenue and business would suffer.

The mobile advertising market may develop more slowly than expected, which could harm our business.

If the market for mobile marketing and advertising develops more slowly than we expect, our business could suffer. Our future success is highly dependent on the commitment of advertisers and marketers to mobile communications as an advertising and marketing medium, the willingness of our potential advertisers to outsource their mobile advertising and marketing needs and our ability to sell our mobile advertising services to reseller partners and agencies. The mobile advertising and marketing market is rapidly evolving. Businesses, including current and potential advertisers, may find mobile advertising or marketing to be less effective than traditional advertising media or marketing methods or other technologies for promoting their products and services. As a result, the future demand and market acceptance for mobile marketing and advertising is uncertain. Many of our current or potential advertisers may have little or no experience using mobile communications for advertising or marketing purposes and have allocated only a limited portion of their advertising or marketing budgets to mobile communications advertising or marketing and there is no certainty that they will allocate more funds in the future, if any. Funds to these types of campaigns may fluctuate greatly as different agencies and advertisers test and refine their overall marketing strategies to include mobile advertising and analytics tools. The adoption rate and budget commitments may vary from period to period as agencies and advertisers determine the appropriate mix of media and lead sources in short term and longer-term campaigns.

We may be unable to deliver advertising in a context that is appropriate for mobile advertising campaigns, which could harm our reputation and cause our business to suffer.

It is very important to advertisers that their brand advertisements not be placed in or near content that is unlawful or would be deemed offensive or inappropriate by their customers. Unlike advertising on television, where the context in which an advertiser’s ad will appear is highly predictable and controlled, digital media content is more unpredictable and we cannot guarantee that digital video advertisements will appear in a context that is appropriate for the brand. We rely on continued access to premium ad inventory in high-quality and brand-safe environments, viewable to consumers across multiple screens. If we are not successful in delivering context appropriate digital video advertising campaigns for advertisers, our reputation will suffer and our ability to attract potential advertisers and retain and expand business with existing advertisers could be harmed, or our customers may seek to avoid payment or demand future credits for inappropriately placed advertisements, any of which could harm our business, financial condition and operating results.

We may experience foreign currency gains and losses and expect to continue to experience those gains and losses; fluctuations in currency exchange rates can adversely affect our profitability.

We may incur foreign currency transaction gains and losses, primarily related to foreign currency exposures that arise from British Pound Sterling and Euro denominated transactions that we expect to cash settle in the near term, which are charged against earnings in the period incurred. We have a program which utilizes foreign currency forward contracts designed to offset the risks associated with certain foreign currency transaction exposures. We may suspend the program from time to time. As a part of this program, we enter into foreign currency forward contracts so that increases or decreases in our foreign currency exposures are offset at least in part by gains or losses on the foreign currency forward contracts in an effort to mitigate the risks and volatility associated with our foreign currency transaction gains or losses. We expect that we will continue to realize gains or losses with respect to our foreign currency exposures, net of gains or losses from our foreign currency forward contracts. For example, we will experience foreign currency gains and losses in certain instances if it is not possible or cost effective to mitigate our foreign currency exposures, if our mitigation efforts are ineffective, or if we suspend our foreign currency forward contract program. Our ultimate realized loss or gain with respect to currency fluctuations will generally depend on the size and type of cross-currency exposures that we enter into, the currency exchange rates associated with these exposures and changes in those rates, whether we have entered into foreign currency forward contracts to offset these exposures and other factors. All of these factors could materially impact our results of operations, financial position and cash flows.

Our business depends on our ability to collect and use data to deliver ads and to disclose data relating to the performance of our ads; any limitation on these practices could significantly diminish the value of our solutions and cause us to lose customers and revenue.

When we deliver an ad to an internet-connected device, we are able to collect information about the placement of the ad and the interaction of the device user with the ad, such as whether the user visited a landing page or watched a video. We are also able to collect information about the user’s IP address, device, mobile location and some demographic characteristics. We may also contract with one or more third parties to obtain additional pseudonymous information about the device user who is viewing a particular ad, including information about the user’s interests. As we collect and aggregate this data provided by billions of ad impressions, we analyze it in order to optimize the placement and scheduling of ads across the advertising inventory provided to us by digital media properties.

Although the data we collect does not enable us to determine the actual identity of any individual, our customers or end users might decide not to allow us to collect some or all of the data or might limit our use of it. For example, a digital media property might not agree to provide us with data generated by interactions with the content on its apps, or device users might not consent to share their information about device usage. Any limitation on our ability to collect data about user behavior and interaction with content could make it more difficult for us to deliver effective digital video advertising programs that meet the demands of our customers. This in turn could harm our revenue and impair our business.

Although our contracts with advertisers generally permit us to aggregate data from advertising campaigns, sometimes an advertiser declines to permit the use of this data, which limits the usefulness of the data that we collect. Furthermore, advertisers may request that we discontinue using data obtained from their campaigns that have already been aggregated with other advertisers’ campaign data. It would be difficult, if not impossible, to comply with these requests and complying with these kinds of requests could cause us to spend significant amounts of resources. Interruptions, failures or defects in our data collection, mining, analysis and storage systems, as well as privacy concerns and regulatory restrictions regarding the collection, use and processing of data, could also limit our ability to aggregate and analyze the data from our customers’ advertising campaigns. If that happens, we may not be able to optimize the placement of advertising for the benefit of our advertising customers, which could make our solutions less valuable, and, as a result, we may lose customers and our revenue may decline.

Our business practices with respect to data could give rise to liabilities, restrictions on our business or reputational harm as a result of evolving governmental regulation, legal requirements or industry standards relating to consumer privacy and data protection.

In the course of providing our solutions, we collect, transmit and store information related to and seeking to correlate internet-connected devices, user activity and the ads we place. Federal, state and international laws and regulations govern the collection, use, processing, retention, sharing and security of data that we collect across our advertising solutions. We strive to comply with all applicable laws, regulations, policies and legal obligations relating to privacy and data collection, processing use and disclosure. However, the applicability of specific laws may be unclear in some cases and domestic and foreign government regulation and enforcement of data practices and data tracking technologies is expansive, not clearly defined and rapidly evolving. In addition, it is possible that these requirements may be interpreted and applied in a manner that is new or inconsistent from one jurisdiction to another and may conflict with other rules or our practices. Any actual or perceived failure by us to comply with U.S. federal, state or international laws, including laws and regulations regulating privacy, data, security or consumer protection, or disclosure or unauthorized access by third parties to this information, could result in proceedings or actions against us by governmental entities, competitors, private parties or others. Any proceedings or actions against us alleging violations of consumer or data protection laws or asserting privacy-related theories could hurt our reputation, force us to spend significant amounts in defense of these proceedings, distract our management, increase our costs of doing business, adversely affect the demand for our solutions and ultimately result in the imposition of monetary liability. We may also be contractually liable to indemnify and hold harmless our customers from the costs or consequences of litigation resulting from using our solutions or from the disclosure of confidential information, which could damage our reputation among our current and potential customers, require significant expenditures of capital and other resources and cause us to lose business and revenue.

The regulatory framework for privacy issues is evolving worldwide and various government and consumer agencies and public advocacy groups have called for new regulation and changes in industry practices, including some directed at the digital advertising industry in particular. It is possible that new laws and regulations will be adopted in the United States and internationally, or existing laws and regulations may be interpreted in new ways, that would affect our business, particularly with regard to collection or use of data to target ads and communication with consumers and the international transfer of data from Europe to the U.S. The U.S. government, including the FTC and the Department of Commerce, has announced that it is reviewing the need for greater regulation of the collection of consumer information, including regulation aimed at restricting some targeted advertising practices. In Europe, in October 2015 the Court of Justice of the European Union invalidated the “U.S.-EU Safe Harbor framework,” which created a safe harbor under the European Data Protection Directive for certain European data transfers to the U.S. We had not self-certified under this regime and therefore were not directly affected by this decision. In July 2016, the European Commission approved the Privacy Shield, which is a set of principles and related rules that are intended to replace the U.S.-EU Safe harbor framework. We are in the process of determining whether to join the Privacy Shield program. Stricter regulation of European data transfers to U.S. in future may impact our ability to serve European customers effectively, or require us to open and operate datacenters in the European Union which would result in a higher cost of doing business in these jurisdictions.

In particular, the GDPR extends the jurisdictional scope of European data protection law. As a result, we will be subject to the GDPR when we provide our targeting services in Europe. The GDPR imposes stricter data protection requirements that may necessitate changes to our services and business practices. Potential penalties for non-compliance with the GDPR include administrative fines of up to 4% of annual worldwide revenue. Complying with any new regulatory requirements could force us to incur substantial costs or require us to change our business practices in a manner that could reduce our revenue or compromise our ability to effectively pursue our growth strategy.

The FTC has also adopted revisions to the COPPA that expand liability for the collection of information by operators of websites and other electronic solutions that are directed to children. Questions exist as to how regulators and courts may interpret the scope and circumstances for potential liability under COPPA and the FTC continues to provide guidance and clarification as to its 2013 revisions of COPPA. FTC guidance or enforcement precedent may make it difficult or impractical for us to provide advertising on certain websites, services or applications. In addition, the FTC recently fined an ad network for certain methods of collecting and using data from mobile applications, including certain applications directed at children and failing to disclose the data collection to mobile application developers in their network.

While we have not collected data that is traditionally considered personal data, such as name, email address, physical address, phone numbers or social security numbers, we typically collect and store IP addresses, geo-location information and device or other persistent identifiers that are or may be considered personal data in some jurisdictions or otherwise may be the subject of legislation or regulation. For example, some jurisdictions in the EU regard IP addresses as personal data and certain regulators, such as the California Attorney General’s Office, have advocated for including IP addresses, GPS-level geolocation data and unique device identifiers as personal data under California law. Furthermore, when it enters into effect in May 2018, the GDPR makes clear that online identifiers (such as IP addresses and other device identifiers) will be treated as “personal data” going forward and therefore subject to stricter data protection rules.

Evolving definitions of personal data within the European Union, the United States and elsewhere, especially relating to the classification of IP addresses, machine or device identifiers, geo-location data and other such information, may cause us to change our business practices, diminish the quality of our data and the value of our solution and hamper our ability to expand our offerings into the European Union or other jurisdictions outside of the United States. Our failure to comply with evolving interpretations of applicable laws and regulations, or to adequately protect personal data, could result in enforcement action against us or reputational harm, which could have a material adverse impact on our business, financial condition and results of operations.

In addition to compliance with government regulations, we voluntarily participate in trade associations and industry self-regulatory groups that promulgate best practices or codes of conduct addressing the provision of internet advertising. We could be adversely affected by changes to these guidelines and codes in ways that are inconsistent with our practices or in conflict with the laws and regulations of U.S. or international regulatory authorities. For instance, new guidelines, codes, or interpretations, by self-regulatory organizations or government agencies, may require additional disclosures, or additional consumer consents, such as “opt-in” permissions to share, link or use data, such as health data from third parties, in certain ways. If we fail to abide by, or are perceived as not operating in accordance with, industry best practices or any industry guidelines or codes with regard to privacy, our reputation may suffer and we could lose relationships with advertisers and digital media properties.

Any inability to deliver successful mobile advertising campaigns due to technological challenges or an inability to persuasively demonstrate success will prevent us from growing or retaining our current advertiser base.

It is critical that we deliver successful mobile advertising campaigns on behalf of our advertisers. Factors that may adversely affect our ability to deliver successful mobile advertising campaigns include:

●	Inability to accurately process data and extract meaningful insights and trends, such as the failure to accurately process data to place ads effectively at digital media properties;

●	Faulty or out-of-date algorithms that fail to properly process data or result in inability to capture brand-receptive audiences at scale;

●	Technical or infrastructure problems causing digital video not to function, display properly or be placed next to inappropriate context;

●	Inability to control video completion rates, maintain user attention or prevent end users from skipping advertisements;

●	Inability to detect and prevent advertising fraud and other malicious activity;

●	Inability to fulfill audience guarantee or viewability requirements of advertiser customers;

●	Inability to integrate with third parties that measure campaigns against audience guarantee or viewability requirements;

●	Unavailability of campaign data for advertisers to effectively measure the success of their campaigns; and

●	Access to quality inventory at sufficient volumes to meet the needs of advertisers’ campaigns.

Our ability to deliver successful advertising campaigns also depends on the continuing and uninterrupted performance of our own internal and third party managed systems, which we utilize to place ads, monitor the performance of advertising campaigns and manage advertising inventory. Our revenue depends on the technological ability of our solutions to deliver ads and measure them. Sustained or repeated system failures that interrupt our ability to provide solutions to customers, including security breaches and other technological failures affecting our ability to deliver ads quickly and accurately and to collect and process data in connection with these ads, could significantly reduce the attractiveness of our solutions to advertisers, negatively impact operations and reduce our revenue. Our systems are vulnerable to damage from a variety of sources, including telecommunications failures, power outages, malicious human acts and natural disasters. In addition, any steps we take to increase the reliability and redundancy of systems may be expensive and may not be successful in preventing system failures. Also, advertisers may perceive any technical disruption or failure in ad performance on digital media properties’ platforms to be attributable to us and our reputation could similarly suffer, or advertisers may seek to avoid payment or demand future credits for disruptions or failures, any of which could harm our business and results of operations. If we are unable to deliver successful advertising campaigns, our ability to attract potential advertisers and retain and expand business with existing advertisers could be harmed and our business, financial condition and operating results could be adversely affected.

Our business is subject to the risks of earthquakes, fires, floods and other natural catastrophic events and to interruption by man-made problems such as computer viruses or terrorism.

Our systems and operations are vulnerable to damage or interruption from earthquakes, fires, floods, power losses, telecommunications failures, terrorist attacks, acts of war, human errors, break-ins and similar events. For example, a significant natural disaster, such as a tornado, earthquake, mudslides, fire or flood, could have a material adverse effect on our business, results of operations and financial condition and our insurance coverage may be insufficient to compensate us for losses that may occur. We have an office and at least one data center located in California, a region known for earthquakes and mudslides. A significant amount of our development and ad operations work is located in California. We also have corporate offices in Texas and Florida, both of which are susceptible to floods and hurricanes. In addition, acts of terrorism, which may be targeted at metropolitan areas that have higher population density than rural areas, could cause disruptions in our or our advertisers’ businesses or the economy as a whole. Our servers may also be vulnerable to computer viruses, break-ins, denial-of-service attacks and similar disruptions from unauthorized tampering with our computer systems, which could lead to interruptions, delays, loss of critical data. We may not have sufficient protection or recovery plans in some circumstances, such as natural disasters affecting California, Texas or Florida. As we rely heavily on our data centers, computer and communications systems and the internet to conduct our business and provide high-quality customer service, such disruptions could negatively impact our ability to run our business and either directly or indirectly disrupt our advertisers’ businesses, which could have a material adverse effect on our business, results of operations and financial condition.

Activities of our advertising customers with which we do business could damage our reputation or give rise to legal claims against us.

We do not monitor or have the ability to control whether our advertising customers’ advertising of their products and solutions complies with federal, state, local and foreign laws. Failure of our advertising customers to comply with federal, state, local or foreign laws or our policies could damage our reputation and expose us to liability under these laws. We may also be liable to third parties for content in the ads we deliver if the content involved violates copyrights, trademarks or other intellectual property rights of third parties or if the content is defamatory, unfair and deceptive, or otherwise in violation of applicable laws. A third party or regulatory authority may file a claim against us even if our advertising customer has represented that its ads are lawful and that they have the right to use any copyrights, trademarks or other intellectual property included in an ad. Any of these claims could be costly and time-consuming to defend and could also hurt our reputation within the advertising industry. Further, if we are exposed to legal liability, we could be required to pay substantial fines or penalties, redesign our business methods, discontinue some of our solutions or otherwise expend significant resources. Similarly, we do not monitor or have the ability to control whether digital media property owners with which we do business are in compliance with applicable laws and regulations, or intellectual property rights of others and their failure to do so could expose us to legal liability. Third parties may claim that we should be liable to them for content on digital media properties if the content violates copyrights, trademarks or other intellectual property rights of third parties or if the content is defamatory, unfair and deceptive, or otherwise in violation of applicable laws or other brand protection measures. These risks become more pronounced as the digital video industry shifts to programmatic buying.

Our agreements with partners, employees and others may not adequately prevent disclosure of trade secrets and other proprietary information.

We rely in part on confidentiality agreements and other restrictions with our customers, partners, employees, consultants and others to protect our proprietary technology and other proprietary information. These agreements may not effectively prevent disclosure of confidential information and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. Despite our efforts to protect our proprietary technology, processes and methods, unauthorized parties may attempt to misappropriate, reverse engineer or otherwise obtain and use them. Moreover, policing unauthorized use of our technologies, products and intellectual property is difficult, expensive and time-consuming, particularly in foreign countries where applicable laws may be less protective of intellectual property rights than those in the United States and where enforcement mechanisms for intellectual property rights may be weak. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights and failure to obtain or maintain trade secret protection could adversely affect our competitive business position.

We could be subject to additional income tax liabilities.

We are subject to income taxes in the United States and certain foreign jurisdictions. We use significant judgment in evaluating our worldwide income-tax provision. During the ordinary course of business, we conduct many transactions for which the ultimate tax determination is uncertain. For example, our effective tax rates could be adversely affected by earnings being lower than anticipated in countries where we have lower statutory rates and higher than anticipated in countries where we have higher statutory rates, by changes in currency exchange rates, by changes in the valuation of our deferred tax assets and liabilities or by changes in the relevant tax, accounting and other laws, regulations, principles and interpretations. We are subject to audit in various jurisdictions, and such jurisdictions may assess additional income tax against us. Although we believe our tax estimates are reasonable, the final determination of tax audits and any related litigation could be materially different from our historical income-tax provisions and accruals. The results of an audit or litigation could have a material effect on our operating results or cash flows in the period or periods for which that determination is made.

Our international operations subject us to potential adverse tax consequences.

We generally conduct our international operations through wholly owned subsidiaries and report our taxable income in various jurisdictions worldwide based upon our business operations in those jurisdictions. Our intercompany relationships are subject to complex transfer pricing regulations administered by taxing authorities in various jurisdictions. The relevant taxing authorities may disagree with our determinations as to the income and expenses attributable to specific jurisdictions. If such a disagreement were to occur, and our position was not sustained, we could be required to pay additional taxes, interest and penalties, which could result in one-time tax charges, higher effective tax rates, reduced cash flows and lower overall profitability of our operations.

Taxing authorities may successfully assert that we should have collected or in the future should collect sales and use, value-added or similar taxes, and we could be subject to liability with respect to past or future sales, which could adversely affect our operating results.

We do not collect sales and use, value-added or similar taxes in all jurisdictions in which we have sales, based on our belief that such taxes are either not applicable or an exemption from such taxes applies. Sales and use, value-added and similar tax laws and rates vary greatly by jurisdiction. Certain jurisdictions in which we do not collect such taxes may assert that such taxes are applicable, which could result in tax assessments, penalties and interest, and we may be required to collect such taxes in the future, including as a result of a change in law. Such tax assessments, penalties and interest or future requirements may adversely affect our business, financial condition and results of operations.

Our net operating loss carryforwards may expire unutilized or underutilized, which could prevent us from offsetting future taxable income.

We may be limited in the portion of net operating loss carryforwards that we can use in the future to offset taxable income for U.S. federal income tax purposes, including any limitations that may be imposed under Section 382 of the Code as a result of our past ownership changes or an ownership change in connection with the Business Combination. At December 31, 2017, we had federal net operating loss carryforwards of approximately $80 million, which expire at various dates beginning in 2030. At December 31, 2017, we had state and local net operating loss carryforwards of approximately $29 million, which will begin to expire in 2030.

We periodically assess the likelihood that we will be able to recover net deferred tax assets. We consider all available evidence, both positive and negative, including historical levels of income, expectations and risks associated with estimates of future taxable income and ongoing prudent and feasible profits. As a result of this analysis of all available evidence, both positive and negative, we concluded that a full valuation allowance against our net U.S. deferred tax assets should be applied as of December 31, 2017. To the extent we determine that all or a portion of our valuation allowance is no longer necessary, we will recognize an income tax benefit in the period this determination is made for the reversal of the valuation allowance. Once the valuation allowance is eliminated or reduced, its reversal will no longer be available to offset our current tax provision. These events could have a material impact on our reported results of operations.

We have a concentration of sales with key customers and any substantial reduction in sales to these customers would have a material adverse effect on our results of operations and financial condition.

During the year ended December 31, 2017, our sales were concentrated with Fox Networks Group (“Fox”) and Fetch Media, Ltd. (“Fetch”), which accounted for 44% and 11%, respectively, of our net sales. During the year ended December 31, 2016, Fetch accounted for 49% of our net sales. The decline in percentage of sales to Fetch was due to a Fetch advertiser significantly dropping ad traffic, which directly caused a substantial decline in the amount of ads and application transaction revenue through our publishing network. Fetch and Fox are currently of key importance to our business, and our results of operations would be materially adversely affected if these relationships ceased or were reduced in any material respect. We cannot guarantee that the volume of sales will remain consistent going forward. Any substantial change in traffic or purchasing decisions by these customers, whether due to actions by our competitors, industry factors or otherwise, could have a material adverse effect on our business, financial condition and results of operations.

If any of our largest customers are acquired, such acquisition may impact its advertising spending or budget with us, arising from factors such as rebranding, change in advertising agency, or change in media tactics. A significant reduction in advertising spending or budgets by our largest customers, or the loss of one or more of these customers, if not replaced by new customers or an increase in business from other existing customers, would have a material adverse effect on our business, financial condition and results of operations.

Our large customers have substantial negotiating leverage, which may require that we agree to terms and conditions that may have an adverse effect on our business.

Our large customers have substantial purchasing power and leverage in negotiating contractual arrangements with us. These customers may request us to develop additional features without providing us additional revenue, may require penalties for failure to deliver such features, may seek discounted product or service pricing and may seek more favorable contractual terms. As we sell more products and services to this class of customer, we may be required to agree to such terms and conditions. Such large customers also have substantial leverage in negotiating the resolution of any disagreements or disputes that may arise between us. Any of the foregoing factors could have a material adverse effect on our business, financial condition and results of operations.

If some of our customers experience financial distress or suffer disruptions in their business, their weakened financial position could negatively affect our own financial position and results.

We have a diverse customer base and, at any given time, one or more customers may experience financial distress, file for bankruptcy protection, go out of business, or suffer disruptions in their businesses. If a customer with whom we do a substantial amount of business experiences financial difficulty or suffers disruptions in its business, it could delay or jeopardize the collection of accounts receivable, result in significant reductions in services provided by us and may have a material adverse effect on our business, financial condition and results of operations.

If we do not maintain and grow a critical mass of advertisers and distribution partners, the value of our services could be adversely affected.

Our success depends, in large part, on the maintenance and growth of a critical mass of advertisers and distribution partners. Advertisers will generally seek the most competitive return on investment from advertising and marketing services. Distribution partners will also seek the most favorable payment terms available in the market. Advertisers and distribution partners may change providers or the volume of business with a provider, unless the product and terms are competitive. In this environment, we must compete to acquire and maintain our network of advertisers and distribution partners. If our business is unable to maintain and grow our base of advertisers, our current distribution partners may be discouraged from continuing to work with us and this may create obstacles for us to enter into agreements with new distribution partners. Our business also depends in part on certain of our large reseller partners and agencies to grow their base of advertisers, as these advertisers become increasingly important to our business and our ability to attract additional distribution partners and opportunities. Similarly, if our distribution network does not grow and does not continue to improve over time, current and prospective advertisers and distribution partners and agencies may reduce or terminate this portion of their business with us. Any decline in the number of advertisers and distribution partners could adversely affect the value of our services.

If we are unable to obtain and maintain adequate insurance, our financial condition could be adversely affected in the event of uninsured or inadequately insured loss or damage. Our ability to effectively recruit and retain qualified officers and directors may also be adversely affected if we experience difficulty in maintaining adequate directors’ and officers’ liability insurance.

We may not be able to obtain and maintain insurance policies on terms affordable to us that would adequately insure our business and property against damage, loss or claims by third parties. To the extent our business or property suffers any damages, losses or claims by third parties that are not covered or adequately covered by insurance, our financial condition may be materially adversely affected. We currently have directors’ and officers’ liability insurance. If we are unable to maintain sufficient insurance as a public company to cover liability claims made against our officers and directors, we may not be able to retain or recruit qualified officers and directors to manage our company, which could have a material adverse effect on our business, financial condition and results of operations.

The report of our independent registered public accounting firm expresses substantial doubt about our ability to continue as a going concern.

Our auditor, Marcum LLP, has indicated in its report on our financial statements for the fiscal year ended December 31, 2017 that conditions exist that raise substantial doubt about our ability to continue as a going concern due to our recurring losses from operations and substantial decline in our working capital. A “going concern” qualification could impair our ability to finance our operations through the sale of equity, to incur debt, or to pursue other financing alternatives. Our ability to continue as a going concern will depend upon the availability and terms of future funding, continued growth in services, improved operating margins and our ability to profitably meet our after-sale service commitments with existing customers. If we are unable to achieve these goals, our business would be jeopardized and may not be able to continue. If we ceased operations, it is likely that all of our investors would lose their investment.

The requirements of being a public company may strain our systems and resources, divert management’s attention and be costly.

As a public company, we will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules and regulations of Nasdaq. The requirements of these rules and regulations will increase our legal, accounting and financial compliance costs, will make some activities more difficult, time consuming and costly and may also place undue strain on our personnel, systems and resources. The Exchange Act requires, among other things, that we file annual, quarterly and current reports with respect to our business and results of operations.

We are continuing the costly process of implementing and testing our systems to report our results as a public company, to continue to manage our growth and to implement internal controls. We will be required to implement and maintain various other control and business systems related to our equity, finance, treasury, information technology, other recordkeeping systems and other operations. As a result of this implementation and maintenance, management’s attention may be diverted from other business concerns, which could adversely affect our business. Furthermore, we supplement our internal team with third party software and system providers to support our reporting obligations to achieve effective internal controls.

To the extent we do not sufficiently manage these third parties, and they fail to provide us with adequate service, we may not effectively manage our future growth which may result in ineffective internal controls over financial reporting and an increased cost of compliance. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against us, and our business may be adversely affected.

In addition, we expect these laws, rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to incur substantial costs to maintain appropriate levels of coverage. These factors could also make it more difficult for us to attract and retain qualified executive officers and members of our board of directors, particularly members to serve on our audit committee.

As a result of disclosure of information in this joint proxy statement/prospectus and in filings required of a public company, our business and financial condition will become more visible, which we believe may result in threatened or actual litigation by third parties. If such claims are successful, our business and results of operations could be adversely affected, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the time and resources of our management and adversely affect our business and results of operations.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Stellar believes that some of the information in this joint proxy statement/prospectus constitutes forward-looking statements within the definition of the Private Securities Litigation Reform Act of 1995. However, because Stellar is a “blank check” company, the safe-harbor provisions of that act do not apply to statements made in this joint proxy statement/prospectus. You can identify these statements by forward-looking words such as “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “would,” “could,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) that are intended to identify forward-looking statements. You should read statements that contain these words carefully because they:

●	discuss future expectations;

●	contain projections of future results of operations or financial condition; or

●	state other “forward-looking” information.

Stellar believes it is important to communicate its expectations to its shareholders. However, there may be events in the future that Stellar is not able to predict accurately or over which it has no control. The risk factors and cautionary language discussed in this joint proxy statement/prospectus provide examples of risks, uncertainties and events that may cause actual results to differ materially from the expectations described by Stellar or Phunware in such forward-looking statements, including among other things:

●	the number and percentage of its shareholders voting against the Stellar Business Combination Proposal;

●	the number and percentage of its shareholders seeking Redemption;

●	changes adversely affecting the business in which Phunware is engaged and the mobile device service and mobile applications industry;

●	management of growth;

●	general economic conditions;

●	Phunware’s business strategy and plans;

●	the result of future financing efforts.

●	the inability to complete the transactions contemplated by the proposed Business Combination;

●	the inability to recognize the anticipated benefits of the proposed Business Combination, which may be affected by, among other things, the amount of cash available following any redemptions by Stellar shareholders;

●	the amount of cash available following any Redemptions;

●	the nature of Phunware’s business in the mobile device service and mobile applications industry and the effects of federal, state and other laws and regulations relating to the industry;

●	the ability to meet the listing standards of a national securities exchange following the consummation of the transactions contemplated by the proposed Business Combination;

●	costs related to the proposed Business Combination;

●	Phunware’s ability to execute on its plans to grow its business and the timing of such plans and related initiatives;

●	Phunware’s estimates of the size of the markets for its products and services;

●	the rate and degree of market acceptance of Phunware’s products and services;

●	the success of other competing companies;

●	general economic and market conditions impacting demand for Phunware’s products and services

●	Phunware’s ability to attract and retain customers, including larger organizations;

●	Phunware’s ability to deepen our relationships with existing customers;

●	Phunware’s expectations regarding our customer growth rate;

●	Phunware’s business plan and beliefs and objectives for future operations;

●	trends associated with Phunware’s industry and potential market, including the adoption of application networks;

●	benefits associated with use of Phunware’s platform and services;

●	Phunware’s ability to develop or acquire new products and services, improve our platform and services and increase the value of our platform and services, including through the principle of declarative modularity;

●	Phunware’s ability to compete successfully against current and future competitors;

●	the network effects associated with Phunware’s business;

●	Phunware’s ability to further develop strategic relationships;

●	Phunware’s ability to achieve positive returns on investments;

●	Phunware’s plans to further invest in and grow its business, and its ability to effectively manage our growth and associated investments;

●	Phunware’s ability to timely and effectively scale and adapt our existing technology;

●	Phunware’s ability to increase its revenue, its revenue growth rate and gross margin;

●	Phunware’s future financial performance, including trends in revenue, cost of revenue, operating expenses, other income and expenses, income taxes, billings, customers, and dollar-based net retention rate;

●	the sufficiency of Phunware’s cash and cash equivalents and cash generated from operations to meet its working capital and capital expenditure requirements;

●	Phunware’s ability to raise capital through a rights offering pursuant to Rule 506(c) of Regulation D as promulgated under the Securities Act, and a Token Generation Event, and any subsequent factors affecting PhunCoin;

●	Phunware’s ability to attract, train, and retain qualified employees and key personnel;

●	Phunware’s ability to maintain and benefit from its corporate culture;

●	Phunware’s ability to successfully identify, acquire and integrate companies and assets;

●	Phunware’s ability to successfully enter new markets and manage its international expansion; and

●	Phunware’s ability to maintain, protect and enhance its intellectual property and not infringe upon others’ intellectual property.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this joint proxy statement/prospectus.

All forward-looking statements included herein attributable to any of Stellar, Phunware or any person acting on either party’s behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable laws and regulations, Stellar and Phunware undertake no obligations to update these forward-looking statements to reflect events or circumstances after the date of this joint proxy statement/prospectus or to reflect the occurrence of unanticipated events.

Before a shareholder grants its proxy or instructs how its vote should be cast or vote on the Stellar Business Combination Proposal or any of the other proposals, it should be aware that the occurrence of the events described in the section entitled “Risk Factors” and elsewhere in this joint proxy statement/prospectus may adversely affect Stellar and/or Phunware.

THE MERGER AGREEMENT AND RELATED AGREEMENTS

Merger Agreement

This section describes the material provisions of the Merger Agreement (as amended by the Amendment (dated below)) but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement and the related agreements, copies of which are attached hereto as Annex C. Stellar’s shareholders and Phunware’s stockholders, warrant holders and other interested parties are urged to read such agreement in its entirety. Unless otherwise defined herein, the capitalized terms used below are defined in the Merger Agreement.

General Description of the Merger Agreement

On February 27, 2018, Stellar entered into the Merger Agreement with Phunware and Merger Sub. The Merger Agreement was amended by the Parties on November 1, 2018 pursuant to the First Amendment to Agreement and Plan of Merger dated as of such date (the “Amendment”). The Merger Agreement provides for the merger of Merger Sub with and into Phunware (the “Merger”), with Phunware continuing as the surviving corporation in the Merger. On or prior to the consummation of the transactions contemplated by the Merger Agreement (the “Closing”), the holders of Phunware’s preferred stock will convert all of their issued and outstanding shares of preferred stock into shares of Phunware common stock at a conversion ratio of one share of common stock for each share of preferred stock (the “Preferred Stock Exchange”). Subject to the terms and conditions set forth in the Merger Agreement, at the effective time of the Merger (the “Effective Time”): (i) all shares of Phunware common stock and preferred stock (the “Phunware Stock”) issued and outstanding immediately prior to the Effective Time (after giving effect to the Preferred Stock Exchange) will automatically be cancelled and cease to exist in exchange for the right to receive the Stockholder Merger Consideration (as defined below), without interest; (ii) each outstanding warrant to acquire shares of Phunware Stock will be cancelled, retired and terminated and cease to represent the right to acquire shares of Phunware Stock in exchange for the right to receive from the Successor a new warrant for shares of Successor common stock with its price and number of shares equitably adjusted based on the conversion of the shares of Phunware Stock into the Stockholder Merger Consideration, but with terms otherwise the same as the Phunware warrant (each, a “Replacement Warrant”); and (iii) each outstanding option to acquire Phunware Stock (whether vested or unvested) shall be assumed by the Successor and automatically converted into an option to acquire shares of Successor common stock, with its price and number of shares equitably adjusted based on the conversion of the shares of Phunware Stock into the Stockholder Merger Consideration (each, an “Assumed Option”).

The Merger Agreement also provides that, immediately prior to the Effective Time, Stellar will redomesticate from a Republic of the Marshall Islands corporation to a Delaware corporation, whether by reincorporation, statutory conversion, merger or otherwise and in accordance with the applicable provisions of the Republic of the Marshall Islands Associations Law, as amended, and the applicable provisions of the DGCL (the “Conversion”). At the Effective Time, Phunware will change its corporate name to “Phunware OpCo, Inc.” and thereafter, Stellar will change its name to “Phunware, Inc.”

Merger Consideration

The aggregate merger consideration to be paid pursuant to the Merger Agreement to Phunware stockholders as of immediately prior to the Effective Time will be an amount equal to $301,000,000 (the “Merger Consideration”).

By default, the Merger Consideration to be paid to Phunware stockholders will be paid in the form of a number shares of Successor common stock, valued at a price per share equal to the price at which each share of Stellar common stock is redeemed or converted pursuant to the redemption by Stellar of its Public Shareholders in connection with Stellar’s initial business combination, as required by its amended and restated certificate of incorporation (the “Redemption”).

In addition to the right to receive shares of Successor common stock as Stockholder Merger Consideration, each holder of Phunware Stock shall be entitled to elect to receive such holder’s pro rata share of up to an aggregate of 3,985,244, but in no event less than 2,450,000, warrants to purchase shares of Successor common stock that are currently held by The Sponsors (the “Transferred Sponsor Warrants”). Prior to the Effective Time Stellar will purchase a number of Transferred Sponsor Warrants equal to the greater of (A) 2,450,000 and (B) the number of Transferred Sponsor Warrants the holders of Phunware Stock elect to receive. As consideration for the sale of the Transferred Sponsor Warrant the Sponsors shall receive unsecured promissory notes (each a “Transferred Sponsor Warrant Note”) in the initial aggregate principal amount equal to (x) fifty cents ($0.50) multiplied by the total number of Transferred Sponsor Warrants purchased by Stellar. $1,225,000 of the aggregate principal amount of the Transferred Sponsor Warrant Notes will be repaid at the Closing and the remaining balance will accrue interest at the applicable federal rate and shall be payable in full on the first anniversary of the Closing Date. At any time prior to one business day before the Closing the Sponsors have the right to convert the outstanding balance of the Transferred Sponsor Warrant Note in excess of $1,225,000 into shares of Stellar common stock effective upon the Closing. The stock that the Sponsors receive on conversion of the Transferred Sponsor Warrant Note will not be subject to lock-ups or other transfer restriction and will be considered registrable securities under Stellar’s registration rights agreement with the Sponsors.

The number of shares of Successor common stock that a stockholder would otherwise be entitled to receive as part of the Merger Consideration shall be reduced by an amount equal to the value of the Transferred Sponsor Warrants that the Phunware stockholder elects to receive at $0.50 per warrant. In the event that there are any Transferred Sponsor Warrants that other holders of shares of Phunware Stock elect not to receive (the “Undersubscribed Sponsor Warrants”), each holder will also have the right to purchase up to its pro rata share of such Undersubscribed Sponsor Warrants. The shares of Successor common stock and the Transferred Sponsor Warrants to be transferred to Phunware stockholders are collectively referred to as “Stockholder Merger Consideration”.

The Merger Agreement provided that the aggregate merger consideration received by Phunware stockholders will be $301,000,000. As part of the Merger Consideration, holders of Phunware warrants will receive the Replacement Warrants and holders of Phunware options will receive the Assumed Options.

A calculation detailing the per share merger consideration as of June 30, 2018, to be received by holders of Phunware common stock in such a scenario, presuming such holder did not elect to receive any Purchaser Warrants as a portion of their merger consideration is provided in the table below:

Merger Consideration	$301,000,000
Aggregate Exercise Price of Outstanding Options	2,350,114
Aggregate Exercise Price of Outstanding Warrants	10,082,176
Adjusted Merger Consideration	$313,432,290
Number of Fully-Diluted Phunware Shares	64,436,232
Per Share Price	$313,432,290 divided by 64,436,232 = $4.864 per share
Redemption Price of Stellar Public Shares	$10.600 per share as of anticipated closing date of the Business Combination
TOTAL	$4.8642/$10.600 = 0.4589 shares of Purchaser Common Stock per share of Phunware Common Stock

If the holder elects to receive Purchaser Warrants, for each Purchaser Warrant that the holder elects to receive, the number of shares of Purchaser Common Stock delivered to such holder would be reduced by a number of shares equal to $0.50 divided by the Redemption Price (currently estimated at $10.600 which would result in a reduction of 0.0472 shares of Purchaser Common Stock in exchange for each Purchaser Warrant).

Representations and Warranties

The Merger Agreement contains customary representations and warranties by each of Stellar, Phunware and Merger Sub. Many of the representations and warranties are qualified by materiality or Material Adverse Effect. “Material Adverse Effect” as used in the Merger Agreement means with respect to any specified person or entity, any fact, event, occurrence, change or effect that has had or would reasonably be expected to have, a material adverse effect upon (a) the business, assets, liabilities, results of operations or condition (financial or otherwise) of such person or entity and its subsidiaries, taken as a whole, or (b) the ability of such person or entity or any of its subsidiaries on a timely basis to consummate the transactions contemplated by the Merger Agreement or the ancillary documents to which it is a party or bound or to perform its obligations thereunder, in each case subject to certain customary exceptions. Certain of the representations are subject to specified exceptions and qualifications contained in the Merger Agreement or in information provided pursuant to certain disclosure schedules to the Merger Agreement. The representations and warranties made by the parties do not survive the Closing and there are no indemnification rights for another party’s breach.

Covenants of the Parties

Each party agreed in the Merger Agreement to use its commercially reasonable efforts to effect the Closing. The Merger Agreement also contains certain customary covenants by each of the parties during the period between the signing of the Merger Agreement and the earlier of the Closing or the termination of the Merger Agreement in accordance with its terms (the “Interim Period”).

Stellar agreed that if either Phunware or Stellar reasonably believes that the Closing may not occur by December 26, 2018 (or such earlier date as determined by Stellar’s board of directors), but that the parties are reasonably capable of causing the Closing to occur prior to December 26, 2018, then Stellar may, and at the request of Phunware, Stellar will, seek the approval of its shareholders to extend the deadline for it to consummate its initial business combination to a date no earlier than December 26, 2018 (or such earlier date at the parties may otherwise agree, which may be structured as multiple periodic extensions) (the “Extension”). Phunware agreed to loan Stellar an amount equal to 50% of the costs and expenses of the Extension.

The Merger Agreement and the consummation of the transactions contemplated thereby requires the approval of both Stellar’s shareholders and Phunware’s stockholders. Stellar agreed, as promptly as practicable after the date of the Merger Agreement, to prepare, with the reasonable assistance of Phunware and file with the Securities and Exchange Commission (the “SEC”), a registration statement on Form S-4 (as amended or supplemented from time to time, and including the joint proxy statement/prospectus contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”) of the issuance of shares of the Successor’s common stock to the Phunware stockholders and containing a joint proxy statement/prospectus for the purpose of (i) Stellar soliciting proxies from the stockholders of Stellar to approve the Merger Agreement, the transactions contemplated thereby and related matters (the “Stellar Shareholder Approval”) at the special meeting of Stellar’s stockholders (the “Special Meeting”) and providing such shareholders an opportunity, in accordance with Stellar’s organizational documents, to have their shares of Stellar stock redeemed in conjunction with the shareholder vote on the matters to be considered at the Special Meeting and (ii) Phunware soliciting proxies from the stockholders of Phunware to approve the Merger Agreement, the transactions contemplated thereby and related matters (the “Phunware Stockholder Approval”) at a special meeting of Phunware’s stockholders (the “Phunware Special Meeting”).

Each of Phunware and Stellar also agreed not to solicit or enter into any alternative competing transactions during the Interim Period without the prior written consent of Stellar and Phunware, as applicable; provided, that prior to obtaining the Phunware Stockholder Approval, Phunware’s board of directors may, directly or indirectly, through any representative, with respect to any third party (and its representatives) that has made an acquisition proposal after the date of the Merger Agreement that was not solicited in violation of the Merger Agreement and that Phunware’s board of directors determines in good faith (after consultation with its financial advisor and its outside legal counsel) either constitutes or is reasonably expected to lead to a Superior Proposal, engage or participate in discussions or negotiations with such third-party (and its representatives) and Phunware may furnish non-public information relating to the Target Companies to such third-party. Phunware agreed that its board of directors would recommend that Phunware stockholders approve the Merger and that it would not change or withdraw such recommendation unless prior to the Phunware Stockholder Approval (i) it receives an unsolicited alternative transaction proposal after the date of the Merger Agreement that it determines in good faith to be superior to the transactions contemplated by the Merger Agreement and that the failure to take such action would reasonably be expected to be inconsistent with the board of director’s fiduciary duties, or (ii) a material event, circumstance, change or condition occurs or arises with respect to the Target Companies after the date of the Merger Agreement that was not reasonably foreseeable or known by Phunware’s board of directors as of the date of the Merger Agreement and does not relate to another acquisition proposal or transaction. In case of either of the foregoing, Phunware’s board of directors is entitled to change its recommendation prior to the Phunware Special Meeting (a “Change in Recommendation”). Prior to such Change in Recommendation, if requested by Stellar, Stellar shall have a five business day period to negotiate modifications to the Merger Agreement with Phunware in order to obviate the need for the Change in Recommendation. Regardless of whether there is a Change in Recommendation, Phunware remains obligated to hold the Phunware Special Meeting.

Certain Phunware stockholders affiliated with Phunware’s directors executed Voting Agreements in favor of Stellar and Phunware upon the execution of the Merger Agreement. Under the Merger Agreement, Phunware agreed to use its reasonable best efforts as promptly as practicable after the execution of the Merger Agreement to solicit additional Voting Agreements from holders of approximately 40% of the total voting power of Phunware’s issued and outstanding capital stock, the minimum required vote of the holders of Phunware’s Series F preferred stock and at least 45% of the total voting power of the issued and outstanding Phunware preferred stock, in each case entitled to vote for the required Phunware stockholder approval at the Phunware Special Meeting.

The parties also agreed to take all necessary action, so that effective at the Closing, the entire board of directors of Stellar will consist of seven individuals, at least three of whom shall be independent directors in accordance with Nasdaq requirements. Two of the seven members of the board of directors will be individuals (at least one of whom shall be an independent director) designated by Stellar and five of the members of the board of directors (at least two of whom shall be independent directors) will be designated by Phunware. Upon execution of the Merger Agreement, Stellar designated Prokopios “Akis” Tsirigakis and George Syllantavos as directors and Phunware designated Alan Knitowski, Lori Tauber Marcus, Keith Cowan, Kathy Mayor and Randall Crowder as directors, one of whom shall be designated by Phunware at such time to serve as the non-executive chairman, prior to the Registration Statement becoming effective. Stellar’s board of directors after the Closing will be classified into three classes, designated as Class I, II and III, with each director holding office for a one to three-year term or until the next annual meeting of stockholders at which such director’s class is up for election and where his or her successor is elected and qualified. One of the directors nominated by Stellar will be a Class I director and serve for a one year term and the other director will be a Class III director and will serve for a three-year term.

The parties also agreed that Stellar will use good faith efforts to maintain a minimum balance of $19,000,000 in cash and cash equivalents at the Closing, including any funds in the Trust Account and the proceeds of any backstop financing but excluding any cash and equivalents of Phunware and its subsidiaries (the “Target Companies”), funds required for the Redemption, and funds necessary to pay Stellar’s transaction expenses, indebtedness and liabilities (other than the Transferred Sponsor Warrant Note and commitment fees on any Forward Purchase Contracts in excess of the amounts required to be paid by the Sponsors) (the “Minimum Cash Asset Level”).

Phunware also agreed to use commercially reasonable efforts to promptly consummate an initial block-chain technology token generation event with cash gross proceeds of at least $10,000,000 and no more than $100,000,000. If requested by the Phunware, Stellar will, and will cause its representatives to, reasonably cooperate with Phunware and provide their respective commercially reasonable efforts to support such token generation event.

In addition, each of the parties agreed to (i) use its reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, (ii) not take any action, or fail to take any action, that could reasonably be expected to cause the Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (iii), except as otherwise required by law, report the Merger as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes. Furthermore, the parties agreed to use commercially reasonable efforts to cause their respective counsel to deliver opinions relating to the tax treatment of the Merger if required in connection with filing this Registration Statement and to deliver to such counsel certificates containing customary representations in connection with such opinions. If Phunware reasonably determines on advice of its counsel that there is a material risk that the Merger will not qualify as a “reorganization” within the meaning of Section 368(a) of the Code pursuant to the description of the Merger set forth above, Successor shall alter the structure of the Business Combination between Merger Sub and Phunware contemplated by the Merger Agreement by consummating a second-step merger of the Surviving Corporation into a limited liability company wholly-owned by Successor that is disregarded as an entity for federal tax purposes, in accordance with Delaware law, immediately following the Merger (such second-step merger, the “Second Merger”); provided, that if such Second Merger occurs, (i) the Merger and the Second Merger shall be treated as one integrated transaction for U.S. federal income tax purposes and (ii) references to Phunware or the Surviving Corporation (in each case, after the effective time of the Second Merger) and all other provisions of the Merger Agreement shall be interpreted mutatis mutandis to take into account the change in structure of the Business Combination.

The parties also agree that prior to the Closing either Stellar or Phunware may arrange one or more forward purchase contracts (each, a “Forward Purchase Contract”) with one or more investors to purchase equity securities of the Successor after the Closing, provided that the obligations of the parties under any Forward Purchase Contract are subject to consummation of the Closing and with respect to any Forward Purchase Contract arranged by Stellar Phunware’s consent and that the Sponsors will agree to pay for the commitment fees for any such Forward Purchase Agreements, up to a maximum of $600,000, by delivering Founder Shares. Stellar and Phunware agreed to waive any lock-ups or transfer restrictions applicable to any Founder Shares delivered to satisfy commitment fees under any Forward Purchase Contracts.

Conditions to Consummation of the Merger

The obligations of the parties to consummate the Merger are subject to various conditions, including the following mutual conditions of the parties unless waived: (i) the approval of the Merger Agreement and the transactions contemplated thereby and related matters by the requisite vote of Stellar’s shareholders and Phunware’s stockholders; (ii) receipt of requisite regulatory approvals; (iii) no law or order preventing or prohibiting the Merger or the other transactions contemplated by the Merger Agreement; (iv) no pending litigation to enjoin or restrict the consummation of the Closing; (v) Stellar having at least $5,000,001 in net tangible assets immediately prior to the Closing, after giving effect to the completion of the Redemption; (vi) the consummation of the Conversion by Stellar; (vii) the election or appointment of members to Stellar’s board of directors as described above; and (viii) the effectiveness of the Registration Statement.

In addition, unless waived by Phunware, the obligations of Phunware to consummate the Merger are subject to the satisfaction of the following Closing conditions, in addition to customary certificates and other closing deliveries:

●	The representations and warranties of Stellar being true and correct as of the date of the Merger Agreement and as of the Closing (subject to Material Adverse Effect);

●	Stellar having performed in all material respects its obligations and complied in all material respects with its covenants and agreements under the Merger Agreement required to be performed or complied with on or prior the date of the Closing;

●	Absence of any Material Adverse Effect with respect to Stellar since the date of the Merger Agreement which is continuing and uncured;

●	Stellar meeting the Minimum Cash Asset Level; and

●	Phunware having received a copy of duly executed Sponsor Lock-Up Agreements.

Unless waived by Stellar, the obligations of Stellar and the Merger Sub to consummate the Merger are subject to the satisfaction of the following Closing conditions, in addition to customary certificates and other closing deliveries:

●	The representations and warranties of Phunware being true and correct as of the date of the Merger Agreement and as of the Closing (subject to Material Adverse Effect);

●	Phunware having performed in all material respects its obligations and complied in all material respects with its covenants and agreements under the Merger Agreement required to be performed or complied with on or prior to the Closing Date;

●	Absence of any Material Adverse Effect with respect to Phunware since the date of the Merger Agreement which is continuing and uncured;

●	Stellar having received a copy of duly executed Lock-Up agreements by certain significant Phunware stockholders (or such Phunware stockholders otherwise being subject to substantially similar transfer restrictions);

●	The exchange agent to be appointed by the parties shall have received transmittal documents from Phunware stockholders representing at least 40% of the issued and outstanding Phunware Stock; and

●	Stellar having received evidence that certain contracts involving the Target Companies and/or Phunware stockholders shall have been amended as agreed by the parties or terminated with no further obligation or liability of the Target Companies thereunder.

Termination

The Merger Agreement may be terminated under certain customary and limited circumstances at any time prior to the Closing, including:

●	by mutual written consent of Stellar and Phunware;

●	by written notice by either Stellar or Phunware if the Closing has not occurred on or before May 24, 2018 (provided, that if Stellar seeks and receives the approval of its stockholders for the Extension, the termination date shall be extended to the earlier of (i) December 26, 2018, or (ii) if Stellar and Phunware mutually agree to an earlier date for the extension, such earlier date);

●	by written notice by either Stellar or Phunware if a governmental authority of competent jurisdiction shall have issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement and such order or other action has become final and non-appealable;

●	by written notice by either party of the other party’s material uncured breach (subject to certain materiality qualifiers);

●	by written notice by Stellar if there has been a Material Adverse Effect on Phunware since the date of the Merger Agreement which is continuing and incapable of being cured or, if capable of cure, is uncured 20 days after the date that written notice of such Material Adverse Effect is provided by Stellar;

●	by written notice by Stellar if Phunware’s board of directors has effected a Change in Recommendation;

●	by written notice by Stellar or Phunware if Stellar holds the Special Meeting and it does not receive the Stellar Shareholder Approval;

●	by written notice by Stellar or Phunware if Phunware holds the Phunware Special Meeting and it does not receive the Phunware Stockholder Approval; or

●	by written notice by Stellar or Phunware if ten business days elapse after the Special Meeting and the Minimum Cash Asset Level is not satisfied or waived by Phunware.

If the Merger Agreement is terminated, all further obligations of the parties under the Merger Agreement will terminate and will be of no further force and effect (except that certain obligations related to public announcements, confidentiality, termination and termination fees, waiver of claims against the trust and certain general provisions will continue in effect) and no party will have any further liability to any other party thereto except for liability for any fraud claims or willful breach of the Merger Agreement prior to such termination.

In the event that the Merger Agreement is terminated either (i) by Stellar for a Change in Recommendation by Phunware’s board of directors or (ii) by either Stellar or Phunware for Phunware failing to receive the Phunware Stockholder Approval after a Change in Recommendation by Phunware’s board of directors, then Phunware shall pay to Stellar a cash termination fee equal to $12,000,000. The Merger Agreement does not provide for any other circumstances where a termination fee would be payable by Phunware and does not provide for any termination fees payable by Stellar in connection with a termination of the Merger Agreement.

Trust Account Waiver

Phunware has agreed that it and its affiliates will not have any right, title, interest or claim of any kind in or to any monies in Stellar’s Trust Account held for its public stockholders and agreed not to and waived any right to, make any claim against the Trust Account (including any distributions therefrom).

Organization Structure Prior to and Following Consummation of the Business Combination

The following diagram illustrates Phunware’s organizational structure prior to the consummation of the Business Combination:

The following diagram illustrates the organizational structure of the Successor immediately following the Completion of the Business Combination.

For detailed descriptions of Phunware and its subsidiaries, please see “Information about Phunware.”

Related Agreements

This section describes the material provisions of certain additional agreements entered into or to be entered into pursuant to the Merger Agreement (the “Related Agreements”) but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the Related Agreements, copies of each of which are filed as an exhibit to this joint proxy/registration statement. Shareholders and other interested parties are urged to read such Related Agreements in their entirety.

Voting Agreements

Simultaneously with the execution of the Merger Agreement certain Phunware stockholders affiliated with Phunware’s directors entered into voting agreements with Stellar and Phunware (the “Voting Agreements”) and Phunware agreed in the Merger Agreement to use its reasonable best efforts to obtain additional Voting Agreements after the execution of the Merger Agreement from Phunware stockholders representing approximately 40% of the total voting power of Phunware’s issued and outstanding capital stock, the minimum required vote of the holders of Phunware’s Series F preferred stock and at least 45% of the total voting power of the issued and outstanding Phunware preferred stock, in each case entitled to vote for the required Phunware stockholder approval at the Phunware Special Meeting. Under the Voting Agreements, the Phunware stockholders agree to vote all of their shares of Phunware Stock in favor of the Merger Agreement and related transactions and to otherwise take certain other actions in support of the Merger Agreement and related transactions and refrain from taking actions that would adversely affect such Phunware Stockholder’s ability to perform its obligations under the Voting Agreement and provide a proxy to Stellar to vote such Phunware Stock accordingly. The Voting Agreements prevent transfers of the Phunware Stock held by the Phunware stockholder party thereto between the date of the Voting Agreement and the date of the Phunware Special Meeting, except for certain permitted transfers.

Simultaneously with the execution of the Merger Agreement, the Sponsors entered into the Sponsors Voting Agreements with Stellar and Phunware. Under the Sponsor Voting Agreements, the Sponsors agree to vote all of their shares of Stellar common stock in favor of the Merger Agreement and related transactions and to otherwise take certain other actions in support of the Merger Agreement and related transactions and refrain from taking actions that would adversely affect such sponsor’s ability to perform its obligations under the Sponsor Voting Agreements and provide a proxy to Phunware to vote such Stellar common stock accordingly. The Sponsor Voting Agreements prevent transfers of Stellar common stock held by the sponsor party thereto between the date of the Sponsor Voting Agreements and the date of the Special Meeting, except for certain permitted transfers.

Lock-Up Agreement

At the Closing, the officers and directors of Phunware and the Phunware stockholders owning more than 1% of the outstanding equity of Phunware immediately prior to the Effective Time (each, a “Significant Stockholder”) will each either enter into a Lock-Up Agreement with Stellar in substantially the form attached to the Merger Agreement (each, a “Lock-Up Agreement”) or such Significant Stockholder shall otherwise be subject to substantially similar transfer restrictions in favor of Stellar. In such Lock-Up Agreement, each such holder will agree not to, during the period commencing from the Closing and ending on the earlier of (A) the one hundred and eighty days (180) of the date of the Closing and (B) the date after the Closing on which Stellar consummates a liquidation, merger, share exchange or other similar transaction with an unaffiliated third party that results in all of the Stellar stockholders having the right to exchange their equity holdings in Stellar for cash, securities or other property: (x) lend, offer, pledge, hypothecate, encumber, donate, assign, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any restricted securities, (y) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the restricted securities, or (z) publicly disclose the intention to do any of the foregoing, whether any such transaction described in clauses (x), (y) or (z) above is to be settled by delivery of restricted securities or other securities, in cash or otherwise. At the Closing, each of Seller’s sponsors will enter into a substantially similar lock-up agreement with Stellar in substantially the form attached to the Merger Agreement.

SPECIAL MEETING OF THE SHAREHOLDERS OF STELLAR

Date, Time and Place of the Stellar Special Meeting

The Special Meeting of Stellar shareholders will be held at 10:00 a.m. Eastern Time on ____________, 2018, at the offices of Ellenoff Grossman & Schole LLP, at 1345 Avenue of the Americas, 11th Floor, New York, New York 10105.

Purpose of the Stellar Special Meeting

At the Special Meeting, Stellar is asking holders of its common stock:

●	To consider and vote upon the Redomestication Proposal. The form of the Certificate of Corporate Domestication, which includes the proposed Delaware Certificate of Incorporation and the proposed Delaware Bylaws, each of which will become effective upon the Redomestication, are attached to this joint proxy statement/prospectus as Annexes A and B;

●	To consider and vote upon a proposal to adopt and approve the Merger Agreement, dated as of February 27, 2018 by and among Stellar, Merger Sub and Phunware and to approve the Business Combination. Pursuant to the Merger Agreement, Merger Sub will merge with and into Phunware, with Phunware continuing as the surviving entity of the Merger and becoming a wholly-owned subsidiary of the Successor. A copy of the Merger Agreement and First Amendment to the Merger Agreement are attached to this joint proxy statement/prospectus as Annex C and Annex C-1;

●	To consider and vote upon the approval of the 2018 Equity Incentive Plan. A copy of the 2018 Equity Incentive Plan is attached to this joint proxy statement/prospectus as Annex D;

●	To consider and vote upon the approval of the 2018 Employee Stock Purchase Plan. A copy of the 2018 Employee Stock Purchase Plan is attached to this joint proxy statement/prospectus as Annex E;

●

To consider and vote upon a proposal to approve, for purposes of complying with applicable NASDAQ Stock Market LLC listing rules, the issuance of securities in excess of 20% of Stellar’s issued and outstanding common stock, including the shares of common stock issuable upon the exchange of such securities;

●	To consider and vote upon the Director Election Proposal to elect seven directors who, upon consummation of the Business Combination, will constitute all the members of the board of directors of the Successor; and

●	To consider and vote upon the Stellar Adjournment Proposal, if it is presented at the meeting.

Recommendation of Stellar Board of Directors

The Board has unanimously determined that each of the proposals is fair to and in the best interests of Stellar and its shareholders and has unanimously approved such proposals. The Board unanimously recommends that shareholders:

●	vote “FOR” the Redomestication Proposal;

●	vote “FOR” the Stellar Business Combination Proposal;

●	vote “FOR” the 2018 Equity Incentive Plan Proposal;

●	vote “FOR” the 2018 ESPP Proposal;

●	vote “FOR” the Share Issuance Proposal;

●	vote “FOR” the election of all of the persons nominated for election as directors pursuant to the Director Election Proposal; and

●	vote “FOR” the Stellar Adjournment Proposal, if it is presented to the meeting.

Stellar Record Date; Outstanding Shares; Shareholders Entitled to Vote

Stellar has fixed the close of business on _____________, 2018, as the Record Date for determining Stellar shareholders entitled to notice of and to attend and vote at the Stellar Special Meeting. As of the close of business on ________, 2018, there were 3,961,287 Stellar Shares outstanding and entitled to vote. Each Stellar Share is entitled to one vote per share at the Stellar Special Meeting.

Pursuant to agreements with Stellar, 2,003,403 Founder Shares owned by the Initial Shareholders will be voted in favor of the Stellar Business Combination Proposal.

Quorum and Vote of Stellar Shareholders

A quorum of shareholders is necessary to transact business at a general meeting. The presence in person or by proxy or, if a corporation or other non-natural person, by its duly authorized representative, of the holders of a majority of the Stellar Shares constitutes a quorum. Abstentions and broker non-votes will count as present for the purposes of establishing a quorum.

The proposals presented at the Stellar Special Meeting will require the following votes:

●	Pursuant to Stellar’s Articles of Incorporation, the approval of the Redomestication Proposal will require the affirmative vote of two-thirds of outstanding Stellar Shares who attend and vote at the Stellar Special Meeting. Pursuant to Stellar’s Articles of Incorporation, the approval of the Stellar Business Combination Proposal, the 2018 Equity Incentive Plan Proposal, the 2018 ESPP Proposal and the Share Issuance Proposal will require the affirmative vote of the majority of outstanding Stellar Shares who attend and vote at the Stellar Special Meeting. In addition, the Business Combination will not be consummated if Stellar does not have net tangible assets of at least US$5,000,001 immediately prior to such consummation, after giving effect to payments to Public Shareholders who exercise their Redemption Rights. Stellar estimates that this condition will be met if holders of no more than 1,123,870 of the Public Shares (representing approximately 61% of the Public Shares) properly demand Redemption of their shares into cash.

●	The affirmative vote of a plurality of the votes cast at the Stellar Special Meeting by the holders of common stock entitled to vote in the election directors is required to elect directors.

●	The approval of the Stellar Adjournment Proposal (if presented) will require the affirmative vote of the holders of a majority of the Stellar Shares entitled to vote and voting in person or by proxy on such proposal at the Stellar Special Meeting.

Please note that holders of the Public Shares may seek Redemption of their shares whether or not they affirmatively vote for or against the Stellar Business Combination Proposal.

The Initial Shareholders, hold approximately 50.6% of the Stellar Shares outstanding as of the date hereof. Such shares will be voted in favor of the Redomestication Proposal, the Stellar Business Combination Proposal, the 2018 Equity Incentive Plan, the 2018 ESPP Proposal, the Share Issuance Proposal and for the seven directors pursuant to the Director Election Proposal and the Stellar Adjournment Proposal (if presented). In connection with execution of the Merger Agreement, certain Stellar shareholders holding an aggregate of 1,826,644 shares have entered into voting agreements. At November 2, 2018, there were 3,961,287 shares of Stellar common stock outstanding. As a result, in addition to shares owned by the Initial Shareholders, including shares that are subject to the voting agreements, Stellar would need only 531,291, or 28.7%, of the 1,851,720 Public Shares to be voted in favor of the Stellar Redomestication Proposal (assuming all outstanding shares are voted) in order to have such proposal approved. Assuming all outstanding shares of Stellar’s common stock are voted, Stellar would not need any of the 1,851,720 Public Shares to be voted in favor of each of the Stellar Business Combination Proposal, the 2018 Equity Incentive Plan Proposal, the 2018 ESPP Proposal, the Share Issuance Proposal and the Stellar Adjournment Proposal (if presented to its shareholders) in order to have each of such proposals approved.

Abstentions and Broker Non-Votes

Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, are not treated as votes cast and will have no effect on each of the Stellar Business Combination Proposal, the 2018 Equity Incentive Plan Proposal, the 2018 ESPP Proposal, the Share Issuance Proposal, the Director Election Proposal or the Stellar Adjournment Proposal (if presented) and have the same effect as votes against the Redomestication Proposal.

Voting Your Shares

Each Stellar Share that you own in your name entitles you to one vote. If you are a record owner of your shares, there are two ways to vote your Stellar Shares at the Stellar Special Meeting:

●	You Can Vote By Signing and Returning the Enclosed Proxy Card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by Stellar’s Board “FOR” the Redomestication Proposal, the Stellar Business Combination Proposal, the 2018 Equity Incentive Plan Proposal, the Share Issuance Plan and the Stellar Adjournment Proposal (if presented). Votes received after a matter has been voted upon at the Stellar Special Meeting will not be counted.

●	You Can Attend the Stellar Special Meeting and Vote in Person. When you arrive, you will receive a ballot that you may use to cast your vote.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. If you wish to attend the meeting and vote in person and your shares are held in “street name,” you must obtain a legal proxy from your broker, bank or nominee. That is the only way Stellar can be sure that the broker, bank or nominee has not already voted your shares.

Stock Ownership of and Voting by Stellar Directors and Officers

Current directors and officers of Stellar own an aggregate of 1,858,494 shares of Stellar’s common stock. Each current director and officers has agreed to vote their shares of Stellar’s common stock in favor of each of the proposals for the Stellar Special Meeting.

Revoking Your Proxy; Changing Your Vote

If you are a record owner of your shares and you give a proxy, you may change or revoke it at any time before it is exercised by doing any one of the following:

●	you may send another proxy card with a later date;

●	you may notify Stellar’s secretary in writing before the Stellar Special Meeting that you have revoked your proxy; or

●	you may attend the Stellar Special Meeting, revoke your proxy and vote in person as described above.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker for information on how to change or revoke your voting instructions.

Redemption Rights

Public Shareholders may seek to redeem their shares, regardless of whether they vote for or against the Business Combination and whether they are a holder of Stellar common stock as of the Record Date. All Redemptions will be effectuated as repurchases under the laws of the Republic of the Marshall Islands. Any Public Shareholder who hold shares of Stellar common stock on or before ____, 2018 (two (2) business days before the Stellar Special Meeting) will have the right to demand that his/her shares be redeemed for a full pro rata share of the aggregate amount then on deposit in the Trust Account, less any taxes then due but not yet paid (which is approximately $19.63 million, or approximately $10.60 per share, as of the date of this joint proxy statement/prospectus). A Public Shareholder will be entitled to receive cash for these shares only if the Stellar Business Combination is consummated.

Notwithstanding the foregoing, a Public Shareholder, together with any affiliate of his, her, its or any other person with whom he, she or it is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) will be restricted from seeking Redemption Rights with respect to 26% or more of Stellar Shares. Accordingly, all shares in excess of 26% held by a shareholder will not be redeemed for cash.

The Initial Shareholders will not have Redemption Rights with respect to any Stellar Shares owned by them, directly or indirectly.

Stellar shareholders who seek to redeem their Public Shares must:

●

Demand Redemption no later than 5:00 p.m., Eastern time on ____, 2018 (two (2) business days before the Stellar Special Meeting) by (A) submit a written request to its transfer agent that Stellar redeems such holder’s Public Shares for cash; (B) affirmatively certify in such request to the transfer agent for redemption if such holder is acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act) with any other shareholder with respect to shares of Stellar common stock and (C) delivering their shares of common stock, either physically or electronically using The Depository Trust Company’s DWAC System, at the holder’s option, to Stellar’s transfer agent prior to the vote at the meeting. If you hold the shares in street name, you will have to coordinate with your broker to have your shares certificated or delivered electronically. Certificates that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The transfer agent will typically charge the tendering broker US$45 and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder. In the event the proposed business combination is not consummated this may result in an additional cost to shareholders for the return of their shares.

Any demand to redeem such shares once made may be withdrawn at any time up to the vote on the proposed Business Combination. Furthermore, if a Public Shareholder demands Redemption of such shares and subsequently decides prior to the applicable date not to elect to exercise such rights, he may simply request that the transfer agent return the shares (physically or electronically).

A Public Shareholder will be entitled to receive cash for these shares only if the shareholder properly demands Redemption as described above and the Business Combination is consummated. If a Public Shareholder properly seeks Redemption and the Business Combination is consummated, Stellar will redeem these shares for cash and the holder will no longer own these shares following the Business Combination. If the Business Combination is not consummated for any reason, then the Public Shareholders who exercised their Redemption Rights will not be entitled to receive cash for their shares. In such case, Stellar will promptly return any shares delivered by the Public Shareholders. Stellar will not consummate the Business Combination if immediately prior to the Closing and after and payments for Redemptions, Stellar does not have net tangible assets of at least $5,000,001. Stellar estimates that this condition will not be met if holders of more than 1,123,870 of the Public Shares (representing approximately 61% of the Public Shares) properly demand Redemption of their shares into cash.

The closing price of Stellar common stock on November 1, 2018 was $10.5. The cash held in the Trust Account on such date was approximately $10.60 per Public Share. Prior to exercising Redemption Rights, shareholders should verify the market price of Stellar Shares as they may receive higher proceeds from the sale of their shares in the public market than from exercising their Redemption Rights if the market price per share is higher than the Redemption price. Stellar cannot assure its shareholders that they will be able to sell their Stellar Shares in the open market, even if the market price per share is higher than the Redemption price stated above, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their shares. A Public Shareholder who properly exercise their Redemption Rights pursuant to the procedures set forth herein shall be entitled to receive a full pro rata portion of the Trust Account, less any amounts necessary to pay Stellar’s taxes.

Appraisal Rights

Stellar’s shareholders do not have appraisal rights under the BCA in connection with the Business Combination or the other Proposals.

Proxy Solicitation

Stellar is soliciting proxies on behalf of the Board. This solicitation is being made by mail but also may be made by telephone or in person. Stellar and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. Stellar will bear all of the costs of the solicitation, which Stellar estimates will be approximately $15,000 in the aggregate. Stellar has engaged Advantage Proxy to assist in the solicitation of proxies.

Stellar will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. Stellar will reimburse them for their reasonable expenses.

If a shareholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the Stellar Special Meeting. A shareholder may also change its vote by submitting a later-dated proxy as described in the section entitled “— Revoking Your Proxy.”

Householding

The SEC has adopted a rule concerning the delivery of annual reports and proxy statements. It permits Stellar, with your permission, to send a single notice of meeting and, to the extent requested, a single copy of this joint proxy statement/prospectus to any household at which two or more Stellar shareholders reside if they appear to be members of the same family. This rule is called “householding,” and its purpose is to help reduce printing and mailing costs of proxy materials.

A number of brokerage firms have instituted householding for shares held in “street name.” If you and members of your household have multiple accounts holding shares of Stellar common stock, you may have received a householding notification from your broker. Please contact your broker directly if you have questions, require additional copies of this joint proxy statement/prospectus or wish to revoke your decision to household. These options are available to you at any time.

Who Can Answer Your Questions About Voting Your Shares?

If you are a shareholder of Stellar and have any questions about how to vote or direct a vote in respect of your Stellar Shares, you may call Advantage Proxy, Stellar’s proxy solicitor, at 1-877-870-8565 (toll free); 1-206-870-8565 (collect) or email at ksmith@advantageproxy.com.

STELLAR PROPOSAL 1: THE REDOMESTICATION PROPOSAL

Summary of the Proposal

General

Stellar is proposing to change its corporate structure and domicile from a corporation incorporated under the laws of the Republic of the Marshall Islands to a corporation incorporated under the laws of the State of Delaware (the “Redomestication”). This change will be implemented as legal continuation of Stellar under the applicable laws of the Republic of the Marshall Islands and the State of Delaware as described under “— Manner of Effecting the Redomestication and the Legal Effect of the Redomestication”. The primary reasons for the Redomestication are to align Stellar’s legal structure with its principal United States businesses following the Business Combination, to make it easier, less costly and time consuming for Stellar to obtain shareholder approval and to enhance shareholder participation in matters that require their approval. The Redomestication will be effected by the filing of a Certificate of Corporate Domestication and a Certificate of Incorporation with the Delaware Secretary of State and filing an application to de-register with the Registrar of Corporations of the Republic of the Marshall Islands. In connection with the Business Combination, Stellar will change its corporate name to “Phunware, Inc.” and all outstanding securities of Stellar will be deemed to constitute outstanding securities of the continuing Delaware corporation. The Redomestication is expected to become effective immediately prior to the consummation of the Business Combination. The Certificate of Corporate Domestication, which includes the proposed Delaware Certificate of Incorporation (collectively with the Certificate of Corporate Redomestication, the “Delaware Redomestication Documents”) and the Bylaws, each of which will become effective upon the Redomestication, are attached to this joint proxy statement/prospectus as Annexes A and B.

Immediately before the effective time of the Merger, the separate existence of Stellar will cease as a Republic of the Marshall Islands corporation and Stellar will become and continue as a Delaware corporation. Stellar’s Amended and Restated Articles of Incorporation will be replaced by the Delaware Certificate of Incorporation and Bylaws and your rights as a shareholder will cease to be governed by the laws of the Republic of the Marshall Islands and will be governed by Delaware law.

Change of Stellar’s Corporate Name

In connection with the Business Combination, the corporate name of Stellar will change to “Phunware, Inc.” For the purposes of this joint proxy statement/prospectus, we refer to the corporation following the Redomestication as the “Successor.”

Reasons for the Redomestication

The Board believes that it would be in the best interests of the shareholders of Stellar, immediately before the consummation of the Business Combination, to effect the Redomestication in order to align the legal structure of Stellar with the nature of Stellar’s business going forward. Because Phunware is and will continue to operate as a corporation organized in the United States, it was the view of the Board that Stellar should also be structured as a corporation organized in the United States.

In addition, the Board believes that the Redomestication will provide a greater measure of flexibility and simplicity in corporate transactions and will reduce the costs of doing business. In addition, the Board believes Delaware provides a recognized body of corporate law that will facilitate corporate governance by our officers and directors. Delaware maintains a favorable legal and regulatory environment in which to operate and is the state in which a substantial number of smaller reporting companies are incorporated today. For many years, Delaware has followed a policy of encouraging companies to incorporate there and, in furtherance of that policy, has adopted comprehensive, modern and flexible corporate laws that are periodically updated and revised to meet changing business needs. As a result, many major corporations have initially chosen Delaware as their domicile or have subsequently reincorporated in Delaware in a manner similar to the procedures Stellar is proposing. Due to Delaware’s longstanding policy of encouraging incorporation in that state and consequently its popularity as the state of incorporation for many smaller reporting companies, the Delaware courts have developed a considerable expertise in dealing with corporate issues and a substantial body of case law has developed construing the Delaware General Corporation Law (the “DGCL”) and establishing public policies with respect to Delaware corporations. It is anticipated that the DGCL will continue to be interpreted and explained in a number of significant court decisions that may provide greater predictability with respect to our corporate legal affairs.

Reasons for the Name Change

The Board believes that it would be in the best interests of the shareholders of Stellar, in connection with the Redomestication and the Business Combination, to change the corporate name to “Phunware, Inc.” in order to more accurately reflect the business purpose and activities of the Successor.

Regulatory Approvals; Third Party Consents

Stellar is not required to make any filings or to obtain any approvals or clearances from any antitrust regulatory authorities in the United States or other countries in order to consummate the Redomestication. Stellar must comply with applicable United States federal and state securities laws in connection with the Redomestication, including the filing with Nasdaq of a press release disclosing the Redomestication, among other things.

The Redomestication will not breach any covenants or agreements binding upon Stellar and will not be subject to any additional federal or state regulatory requirements, except compliance with the laws of the Republic of the Marshall Islands and Delaware necessary to effect the Redomestication.

Certificate of Incorporation and Bylaws

At the effective time of the Redomestication, the Certificate of Incorporation of the Successor, which is set forth as Annex A to this joint proxy statement/prospectus, will be the Certificate of Incorporation governing the rights of stockholders in the Successor.

In addition, at the effective time of the Redomestication, the Bylaws will be adopted in the form of Annex B to this joint proxy statement/prospectus.

A chart comparing your rights as a holder of common stock of Stellar as a Republic of the Marshall Islands corporation with your rights as a holder of the Successor’s common stock as a Delaware corporation can be found below in “— Comparison of Shareholder Rights Before and After the Redomestication.”

Stellar is obligated to complete the Redomestication only if certain conditions are satisfied or, waived in writing to the extent permitted by applicable law, at or prior to the Redomestication. These conditions include the following:

●	shareholders of Stellar must have approved the Redomestication;

●	the Business Combination is reasonably expected to be consummated; and

●	the Certificate of Corporate Domestication must have been filed with the Delaware Secretary of State.

Directors and Officers Following the Redomestication

The directors and officers of the Successor following the Redomestication will be the same persons who were directors and officers of Stellar immediately prior to the Redomestication. However, the directors and officers of the Successor will change upon the consummation of the Business Combination. See the section entitled “The Director Election Proposal — Information about Executive Officers, Directors and Nominees.”

Exchange Listing

Stellar’s units (each consisting of one share of common stock and one warrant), common stock and warrants (each to purchase one share of common stock), are currently traded on NASDAQ under the symbols “STLRU,” “STLR” and “STLRW”.

At the closing of the Business Combination, Stellar’s units will separate into their component shares of common stock and warrants so that the units will no longer trade separately under “STLRU.” Stellar has applied for the continued listing of its common stock and warrants on NASDAQ under the ticker symbols “PHUN” and “PHUNW,” respectively.

Material U.S. Federal Income Tax Consequences of the Redomestication to Stellar Shareholders

The following discussion sets forth the material U.S. federal income tax consequences of the Redomestication to the U.S. Holders (as defined below) of Stellar Shares. The information set forth in this section is based on the Code, its legislative history, Treasury regulations promulgated thereunder, published rulings and court decisions, all as currently in effect. These authorities are subject to change or differing interpretations, possibly on a retroactive basis.

The discussion below of the U.S. federal income tax consequences to “U.S. Holders” will apply to a beneficial owner of Stellar Shares that is for U.S. federal income tax purposes:

●	an individual citizen or resident of the United States;

●	a corporation (or other entity treated as a corporation) that is created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia;

●	an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

●	a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to any particular holder based on such holder’s individual circumstances. In particular, this discussion considers only holders that own and hold Stellar Shares as capital assets within the meaning of Section 1221 of the Code. This discussion does not address the alternative minimum tax or the U.S. federal income tax consequences to holders that are subject to special rules, including:

●	financial institutions or financial services entities;

●	broker-dealers;

●	persons that are subject to the mark-to-market accounting rules under Section 475 of the Code;

●	tax-exempt entities;

●	governments or agencies or instrumentalities thereof;

●	insurance companies;

●	regulated investment companies;

●	real estate investment trusts;

●	certain expatriates or former long-term residents of the United States;

●	persons that acquired Stellar Shares pursuant to an exercise of employee options, in connection with employee incentive plans or otherwise as compensation;

●	persons that hold Stellar Shares as part of a straddle, constructive sale, hedging, redemption or other integrated transaction;

●	persons whose functional currency is not the U.S. dollar

●	controlled foreign corporations;

●	passive foreign investment companies;

●	persons that actually or constructively own 5 percent or more of Stellar Shares; or

●	any of our Initial Shareholders or their affiliates.

This discussion does not address any tax laws other than the U.S. federal income tax law, such as gift or estate tax laws, state, local or non-U.S. tax laws or, except as discussed herein, any tax reporting obligations of a holder of Stellar Shares. Additionally, this discussion does not address the tax treatment of partnerships or other pass-through entities or persons who hold Stellar Shares through such entities. If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of Stellar Shares, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. This discussion also assumes that any distribution made (or deemed made) on Stellar Shares and any consideration received (or deemed received) by a holder in consideration for the sale or other disposition of Stellar Shares will be in U.S. dollars.

BECAUSE OF THE COMPLEXITY OF THE TAX LAWS AND BECAUSE THE TAX CONSEQUENCES TO ANY PARTICULAR HOLDER OF STELLAR SHARES MAY BE AFFECTED BY MATTERS NOT DISCUSSED HEREIN, EACH HOLDER OF STELLAR SHARES IS URGED TO CONSULT WITH ITS OWN TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES TO SUCH HOLDER OF THE CONVERSION, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL AND NON-U.S. TAX LAWS, AS WELL AS U.S. FEDERAL TAX LAWS AND ANY APPLICABLE TAX TREATIES.

Tax Consequences of the Redomestication

The Redomestication should qualify as a reorganization within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes. However, due to the absence of guidance directly on how the provisions of Section 368(a) apply in the case of a statutory conversion of a corporation with no active business and only investment-type assets such as Stellar, this result is not entirely free from doubt. Accordingly, due to the absence of such guidance, it is not possible to predict whether the IRS or a court considering the issue would take a contrary position.

If the Redomestication qualifies as a reorganization within the meaning of Section 368(a), except as otherwise provided below in the sections entitled “PFIC Considerations,” a U.S. Holder of Stellar Shares would not recognize gain or loss upon the exchange of its Stellar Shares solely for common stock of the Delaware corporation pursuant to the Redomestication. A U.S. Holder’s aggregate tax basis in the common stock of the Delaware corporation received in connection with the Redomestication should be the same as the aggregate tax basis of the Stellar Shares surrendered in exchange therefor in the transaction, increased by any amount included in the income of such U.S. Holder under the PFIC rules. See the discussion under “PFIC Considerations,” below. In addition, the holding period of the common stock of the Delaware corporation received in the Redomestication generally should include the holding period of Stellar Shares surrendered in the Redomestication.

If the Redomestication should fail to qualify as a reorganization under Section 368(a), a U.S. Holder of Stellar Shares generally would recognize gain or loss with respect to its Stellar Shares in an amount equal to the difference, if any, between the fair market value of the corresponding common stock of the Delaware corporation received in the Redomestication and the U.S. Holder’s adjusted tax basis in its Stellar Shares surrendered in exchange therefor. In such event, the U.S. Holder’s basis in the common stock of the Delaware corporation would be equal to their fair market value on the date of the Redomestication and such U.S. Holder’s holding period for the common stock of the Delaware corporation would begin on the day following the date of the Redomestication.

Effects of Section 367 to U.S. holders of Stellar Shares

Section 367 of the Code applies to certain non-recognition transactions involving foreign corporations, including a redomestication of a foreign corporation in a reorganization within the meaning of Section 368(a) of the Code. Section 367 of the Code imposes income tax on certain United States persons in connection with transactions that would otherwise be tax-free. Section 367(b) of the Code will generally apply to U.S. Holders of Stellar Shares on the date of the Redomestication.

A.       “U.S. Shareholders” of Stellar

A U.S. holder who, on the date of the Redomestication beneficially owns (directly, indirectly or constructively) 10% or more of the total combined voting power of all classes of Stellar Shares entitled to vote (a “U.S. Shareholder”) must include in income as a dividend the “all earnings and profits amount” attributable to the Stellar Shares it directly owns, within the meaning of Treasury Regulations under Section 367. A U.S. holder’s ownership of warrants will be taken into account in determining whether such holder owns 10% or more of the total combined voting power of all classes of stock. Complex attribution rules apply in determining whether a U.S. holder owns 10% or more of the total combined voting power of all classes of Stellar Shares entitled to vote and all U.S. holders are urged to consult their tax advisors with respect to these attribution rules.

A U.S. Shareholder’s all earnings and profits amount with respect to its Stellar Shares is the net positive earnings and profits of Stellar (as determined under Treasury Regulations under Section 367) attributable to the shares (as determined under Treasury Regulations under Section 367) but without regard to any gain that would be realized on a sale or exchange of such shares. Treasury Regulations under Section 367 provide that the all earnings and profits amount attributable to a shareholder’s stock is determined according to the principles of Section 1248 of the Code. In general, Section 1248 of the Code and the Treasury Regulations thereunder provide that the amount of earnings and profits attributable to a block of stock in a foreign corporation is the ratably allocated portion of the foreign corporation’s earnings and profits generated during the period the shareholder held the block of stock.

Stellar does not expect to have significant, if any, cumulative net earnings and profits on the date of the Redomestication. If Stellar’s cumulative net earnings and profits through the date of the Redomestication are less than or equal to zero, then a U.S. Shareholder should not be required to include in gross income an all earnings and profits amount with respect to its Stellar Shares. It is possible, however, that the amount of Stellar’s cumulative net earnings and profits could be greater than expected through the date of the Redomestication in which case a U.S. Shareholder would be required to include it’s all earnings and profits amount in income as a deemed dividend under Treasury Regulations under Section 367 as a result of the Redomestication.

B.       U.S. Holders That Own Less Than 10 Percent of Stellar

A U.S. holder who, on the date of the Redomestication, beneficially owns (directly, indirectly or constructively) Stellar Shares with a fair market value of $50,000 or more but less than 10% of the total combined voting power of all classes of Stellar Shares entitled to vote will recognize gain (but not loss) with respect to the Redomestication or, in the alternative, may elect to recognize the “all earnings and profits” amount attributable to such holder as described below.

Unless a U.S. Holder makes the “all earnings and profits” election as described below, such holder generally must recognize gain (but not loss) with respect to stock in the Successor received in the Redomestication in an amount equal to the excess of the fair market value of the Successor stock received over the U.S. Holder’s adjusted tax basis in the Stellar Shares deemed surrendered in exchange therefor.

In lieu of recognizing any gain as described in the preceding paragraph, a U.S. Holder may elect to include in income the all earnings and profits amount attributable to its Stellar Shares under Section 367(b). There are, however, strict conditions for making this election. This election must comply with applicable Treasury Regulations and generally must include, among other things:

(i)       a statement that the Redomestication is a Section 367(b) exchange;

(ii)      a complete description of the Redomestication;

(iii)     a description of any stock, securities or other consideration transferred or received in the Redomestication;

(iv)     a statement describing the amounts required to be taken into account for U.S. federal income tax purposes;

(v)      a statement that the U.S. older is making the election that includes (A) a copy of the information that the U.S. Holder received from Stellar establishing and substantiating the U.S. Holder’s all earnings and profits amount with respect to the U.S. Holder’s Stellar Shares, and (B) a representation that the U.S. Holder has notified Stellar (or the Successor) that the U.S. Holder is making the election; and

(vi)     certain other information required to be furnished with the U.S. Holder’s tax return or otherwise furnished pursuant to the Code or the Treasury Regulations.

In addition, the election must be attached by an electing U.S. Holder to such holder’s timely filed U.S. federal income tax return for the year of the Redomestication, and the U.S. Holder must send notice of making the election to Stellar or the Successor no later than the date such tax return is filed. In connection with this election, Stellar may in its discretion provide each U.S. Holder eligible to make such an election with information regarding Stellar’s earnings and profits upon request.

Stellar does not expect to have significant, if any, cumulative earnings and profits through the date of the Redomestication and if that proves to be the case, U.S. Holders who make this election should generally not have an income inclusion under Section 367(b) of the Code provided the U.S. Holder properly executes the election and complies with the applicable notice requirements. However, as noted above, if it were determined that Stellar had positive earnings and profits through the date of the Redomestication, a U.S. Holder that makes the election described herein could have an all earnings and profits amount with respect to its Stellar shares, and thus could be required to include that amount in income as a deemed dividend under Treasury Regulation Section 1.367(b)-3(b)(3) as a result of the Redomestication.

U.S. HOLDERS ARE STRONGLY URGED TO CONSULT A TAX ADVISOR REGARDING THE CONSEQUENCES OF MAKING AN ELECTION AND THE APPROPRIATE FILING REQUIREMENTS WITH RESPECT TO AN ELECTION.

C.       U.S. Holders that Own Stellar Shares with a Fair Market Value of Less Than $50,000

A U.S. Holder who, on the date of the Redomestication, owns (or is considered to own) Stellar Shares with a fair market value less than $50,000 should not be required to recognize any gain or loss under Section 367 of the Code in connection with the Redomestication, and generally should not be required to include any part of the all earnings and profits amount in income.

All U.S. Holders of Stellar Shares are urged to consult their tax advisors with respect to the effect of Section 367 of the Code to their particular circumstances.

PFIC Considerations

Even if the Redomestication qualifies as a reorganization within the meaning of Section 368(a) of the Code, the Redomestication may be a taxable event to U.S. Holders of Stellar Shares under the PFIC provisions of the Code, to the extent that Section 1291(f) of the Code applies.

Definition and General Taxation of a PFIC

A foreign (i.e., non-U.S.) corporation will be a PFIC if either (a) at least seventy-five percent (75%) of its gross income in a taxable year of the foreign corporation, including its pro rata share of the gross income of any corporation in which it is considered to own at least twenty-five percent (25%) of the shares by value, is passive income or (b) at least fifty percent (50%) of its assets in a taxable year of the foreign corporation, ordinarily determined based on fair market value and averaged quarterly over the year, including its pro rata share of the assets of any corporation in which it is considered to own at least twenty-five percent (25%) of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than certain rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.

Pursuant to a start-up exception, a corporation will not be a PFIC for the first taxable year the corporation has gross income, if (1) no predecessor of the corporation was a PFIC; (2) the corporation satisfies the IRS that it will not be a PFIC for either of the first two taxable years following the start-up year; and (3) the corporation is not in fact a PFIC for either of those years.

If Stellar is determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of Stellar Shares and the U.S. Holder did not make either (a) a timely qualified election fund, or QEF, election for Stellar’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) Stellar Shares, (b) a QEF election along with a “purging election,” or (c) a mark-to-market, or MTM, election, all of which are discussed further below, such holder generally will be subject to special rules with respect to:

●	any gain recognized by the U.S. Holder on the sale or other disposition of its Stellar Shares; and

●	any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of the Stellar Shares during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for the Stellar Shares).

●	Under these rules, the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the Stellar Shares;

●	the amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of Stellar’s first taxable year in which it qualified as a PFIC, will be taxed as ordinary income;

●	the amount allocated to other taxable years (or portions thereof) of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

●	the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each such other taxable year of the U.S. Holder.

In general, if Stellar is determined to be a PFIC, a U.S. Holder may avoid the PFIC tax consequences described above with respect to its Stellar Shares by making a timely QEF election (or a QEF election along with a purging election), or an MTM election, all as described below. Pursuant to the QEF election, a U.S. Holder will be required to include in income its pro rata share of Stellar’s net capital gain (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, whether or not distributed, in the taxable year of the U.S. Holder in which or with which Stellar’s taxable year ends. Pursuant to the MTM election, a U.S. Holder will include as ordinary income each year the excess, if any, of the fair market value of its Stellar Shares at the end of its taxable year over the adjusted basis in such Stellar Shares and may, under certain circumstances, be allowed to take an ordinary loss in respect of the excess, if any, of the adjusted basis of its Stellar Shares over the fair market value of its Stellar Shares at the end of its taxable year.

Status of Stellar as a PFIC

Because Stellar is a blank check company, with no current active business, it likely met the PFIC asset or income test since its initial taxable year ending November 30, 2016. However, pursuant to a start-up exception, a corporation will not be a PFIC for the first taxable year the corporation has gross income, if (1) no predecessor of the corporation was a PFIC; (2) the corporation satisfies the IRS that it will not be a PFIC for either of the first two taxable years following the start-up year; and (3) the corporation is not in fact a PFIC for either of those years. Since Stellar did not complete its initial business combination on or prior to November 30, 2017, it did not satisfy the start-up exception and therefore Stellar has likely been a PFIC from its inception. The determination of whether Stellar is or has been a PFIC is primarily factual and there is little administrative or judicial authority on which to rely to make a determination of PFIC status. Accordingly, the IRS or a court considering the matter may not agree with Stellar’s analysis of whether or not it is or was a PFIC during any particular year.

Impact of PFIC Rules on Certain U.S. Holders

The impact of the PFIC rules on a U.S. Holder of Stellar Shares will depend on whether the U.S. Holder has made a timely and effective election to treat Stellar as a QEF, under Section 1295 of the Code for Stellar’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) Stellar Shares, or if the U.S. Holder made a QEF election along with a “purging election,” or if the U.S. Holder made an MTM election, all as discussed below. A U.S. Holder of a PFIC that made either a timely and effective MTM election, a timely and effective QEF election for Stellar’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) Stellar Shares, or a QEF election along with a purging election, all as discussed below, is hereinafter referred to as an “Electing Shareholder.” A U.S. Holder of a PFIC that did not make either a timely and effective MTM election, a timely and effective QEF election for Stellar’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) Stellar Shares, or a QEF election along with a “purging election,” is hereinafter referred to as a “Non-Electing Shareholder.”

A U.S. Holder’s ability to make a QEF election with respect to Stellar is contingent upon, among other things, the provision by Stellar of certain information that would enable the U.S. Holder to make and maintain a QEF election.

As indicated above, if a U.S. Holder of Stellar Shares has not made a timely and effective QEF election with respect to Stellar’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) Stellar Shares, such U.S. Holder generally may nonetheless qualify as an Electing Shareholder by filing on a timely filed U.S. income tax return (including extensions) a QEF election and a purging election to recognize under the rules of Section 1291 of the Code any gain that it would otherwise recognize if the U.S. Holder sold its Stellar Shares for their fair market value on the “qualification date.” The qualification date is the first day of Stellar’s tax year in which Stellar qualifies as a QEF with respect to such U.S. Holder. The purging election can only be made if such U.S. Holder held Stellar Shares on the qualification date. The gain recognized by the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, the U.S. Holder will increase the adjusted tax basis in its Stellar Shares by the amount of the gain recognized and will also have a new holding period in the Stellar Shares for purposes of the PFIC rules.

Alternatively, if a U.S. Holder, at the close of its taxable year, owns shares in a PFIC that are treated as marketable shares, the U.S. Holder may make an MTM election with respect to such shares for such taxable year. If the U.S. Holder makes a valid MTM election for the first taxable year of the U.S. Holder in which the U.S. Holder holds (or is deemed to hold) Stellar Shares and for which Stellar is determined to be a PFIC, such holder will not be subject to the PFIC rules described above in respect to its Stellar Shares. Instead, the U.S. Holder will include as ordinary income each year the excess, if any, of the fair market value of its Stellar Shares at the end of its taxable year over the adjusted basis in its Stellar Shares. The U.S. Holder also will be allowed to take an ordinary loss in respect of the excess, if any, of the adjusted basis of its Stellar Shares over the fair market value of its Stellar Shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. Holder’s basis in its Stellar Shares will be adjusted to reflect any such income or loss amounts and any further gain recognized on a sale or other taxable disposition of the Stellar Shares will be treated as ordinary income. The MTM election is available only for shares that are regularly traded on a national securities exchange that is registered with the Securities and Exchange Commission, including NASDAQ, or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. U.S. Holders should consult their own tax advisers regarding the availability and tax consequences of an MTM election in respect to Stellar Shares under their particular circumstances.

Effect of PFIC Rules on the Redomestication

Even if the Redomestication qualifies as a reorganization for U.S. federal income tax purposes under Section 368(a) of the Code, Section 1291(f) of the Code requires that, to the extent provided in regulations, a U.S. person that disposes of stock of a PFIC (including warrants to acquire stock of a PFIC) must recognize gain notwithstanding any other provision of the Code. No final Treasury regulations are in effect under Section 1291(f). Proposed Treasury regulations under Section 1291(f) were promulgated in 1992, with a retroactive effective date once they become finalized. If finalized in their present form, those regulations would require taxable gain recognition by a Non-Electing Shareholder with respect to its exchange of Stellar Shares for common stock of the Delaware corporation in the Redomestication if Stellar were classified as a PFIC at any time during such U.S. Holder’s holding period in the Stellar Shares. Any such gain would be treated as an “excess distribution” made in the year of the Redomestication and subject to the special tax and interest charge rules discussed above under “Definition and General Taxation of a PFIC.” The proposed Treasury regulations under Section 1291(f) should not apply to an Electing Shareholder with respect to its Stellar Shares for which a timely MTM election or QEF election (or a QEF election along with a purging election) is made.

The rules dealing with PFICs and with the MTM election, the QEF election and the purging election are very complex and are affected by various factors in addition to those described above. Accordingly, a U.S. Holder of Stellar Shares should consult its own tax advisor concerning the application of the PFIC rules to such securities under such holder’s particular circumstances.

Manner of Effecting the Redomestication and the Legal Effect of the Redomestication

Delaware Law

Pursuant to Section 388 of the DGCL, a non-United States entity may become domesticated as a Delaware corporation by filing with the Delaware Secretary of State a Certificate of Corporate Domestication and a Certificate of Incorporation, certifying to the matters set forth in Section 368 of the Code. The Certificate of Corporate Domestication must be approved in the manner provided for by the instrument or other writing governing the internal affairs of the non-Untied States entity and the conduct of its business or by applicable non-Delaware law, as appropriate.

When a non-United States entity has become domesticated as a Delaware corporation, for all purposes of Delaware law, the corporation shall be deemed to be the same entity as the domesticating non-United States entity and the domestication shall constitute a continuation of the existence of the domesticating non-United States entity in the form of a Delaware corporation of this State. When any domestication shall have become effective, for all purposes of Delaware laws, all of the rights, privileges and powers of the non-United States entity that has been domesticated and all property, real, personal and mixed and all debts due to such non-United States entity, as well as all other things and causes of action belonging to such non-United States entity, shall remain vested in the corporation to which such non-United States entity has been domesticated (and also in the non-United States entity, if and for so long as the non-United States entity continues its existence in the foreign jurisdiction in which it was existing immediately prior to the domestication) and shall be the property of such corporation (and also of the non-United States entity, if and for so long as the non-United States entity continues its existence in the foreign jurisdiction in which it was existing immediately prior to the domestication); but all rights of creditors and all liens upon any property of such non-United States entity shall be preserved unimpaired and all debts, liabilities and duties of the non-United States entity that has been domesticated shall remain attached to the corporation to which such non-United States entity has been domesticated (and also to the non-United States entity, if and for so long as the non-United States entity continues its existence in the foreign jurisdiction in which it was existing immediately prior to the domestication) and may be enforced against it to the same extent as if said debts, liabilities and duties had originally been incurred or contracted by it in its capacity as such corporation. The rights, privileges, powers and interests in property of the non-United States entity, as well as the debts, liabilities and duties of the non-United States entity, shall not be deemed, as a consequence of the domestication, to have been transferred to the corporation to which such non-United States entity has domesticated for any purpose of the laws of the State of Delaware.

Republic of the Marshall Islands Law

Stellar may change its domicile from the Republic of the Marshall Islands to Delaware and continue as a Delaware corporation if Delaware law permits such transfer and Stellar complies with all requirements of Delaware respecting such transfer. In addition, Stellar’s articles of incorporation do not prohibit the transfer. Transfer is effective as and when provided under the laws of Delaware. After the transfer or redomestication, Stellar shall no longer be subject to the provisions of the BCA other than in connection with actions, suits, or proceedings respecting the activities of Stellar prior to the transfer or in connection with any contract, agreement, or obligation incurred prior to the transfer. Concurrently with the transfer, Stellar must appoint an authorized agent in the Republic of the Marshall Islands for a period of three years. The transfer shall not affect any obligations or liabilities of Stellar incurred prior thereto, nor shall it affect the choice of law applicable to obligations or rights existing prior thereto, nor affect the rights of creditors or shareholders of Stellar existing immediately prior to the transfer.

Comparison of Shareholder Rights Before and After the Redomestication

When the Redomestication is completed, the rights of shareholders will be governed by the DGCL and by the Successor’s Certificate of Incorporation and Bylaws, rather than by the laws of the Republic of the Marshall Islands and its current Articles of Incorporation and Bylaws. Although the corporate statutes of Delaware and the Republic of the Marshall Islands are similar, certain differences exist. The Redomestication will alter certain of the rights of shareholders and affect the powers of the board of directors and management.

Shareholders should consider the following summary comparison of the laws of the Republic of the Marshall Islands and Stellar’s Articles of Incorporation and Bylaws, on the one hand, and the DGCL and the Successor’s Certificate of Incorporation and Bylaws, on the other. This comparison is not intended to be complete and is qualified in its entirety by reference to the DGCL, the BCA, Stellar’s current Articles of Incorporation and Bylaws and the proposed Certificate of Incorporation and Bylaws of the Successor. You should read the Successor’s Certificate of Incorporation and Bylaws attached to this joint proxy statement/prospectus as Annex A and Annex B, respectively, carefully and in their entirety.

The owners of a Delaware corporation’s shares are referred to as “stockholders.” For purposes of language consistency, in certain sections of this joint proxy statement/prospectus, we may continue to refer to the share owners of the Successor as “shareholders.”

Marshall Islands	Delaware
Authorized Capital Stock

Stellar’s authorized capital stock consists of 210,000,000 shares, consisting of 200,000,000 shares of common stock, par value $0.0001 per share and 10,000,000 shares of preferred stock, par value $0.0001 per share.

The Successor’s authorized capital stock will have 1,100,000,000 shares of authorized capital stock, consisting of 1,000,000,000 shares of common stock, par value $0.0001 per share and 100,000,000 shares of preferred stock, par value $0.0001 per share.

See Article IV of the proposed Certificate of Incorporation.

The existing organizational documents authorize the issuance of 10,000,000 preferred shares with such designation, rights and preferences as may be determined from time to time by our board of directors. Accordingly, our board of directors is empowered under the existing organizational documents, without stockholder approval, to issue preferred shares with dividend, liquidation, redemption, voting or other rights which could adversely affect the voting power or other rights of the holders of common stock.

See Article IV of the Stellar Amended & Restated Articles of Incorporation.

The proposed organizational documents authorize the board of directors to issue all or any shares of preferred stock in one or more series and to fix for each such series such voting powers, full or limited, or no voting powers and such distinctive designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as the board of directors may determine.

See Article IV of the proposed Certificate of Incorporation.

The existing organizational documents set forth various provisions related to our status as a blank check company prior to the consummation of a business combination.

See Article IV of the Stellar Amended & Restated Articles of Incorporation.

The proposed organizational documents do not include such provisions related to Stellar's status as a blank check company, which no longer will apply upon consummation of the business combination, as Stellar will cease to be a blank check company at such time.

Voting

Unless otherwise provided in the articles of incorporation, a majority of shares entitled to vote constitutes a quorum. In no event shall a quorum consist of fewer than one-third of the shares entitled to vote at a meeting.	For stock corporations, the certificate of incorporation or bylaws may specify the number of shares required to constitute a quorum but in no event shall a quorum consist of less than one-third of shares entitled to vote at a meeting. In the absence of such specifications, a majority of shares entitled to vote shall constitute a quorum.

Marshall Islands	Delaware
When a quorum is once present to organize a meeting, it is not broken by the subsequent withdrawal of any shareholders.	When a quorum is once present to organize a meeting, it is not broken by the subsequent withdrawal of any shareholders.

The articles of incorporation may provide for cumulative voting in the election of directors.	The certificate of incorporation prohibits cumulative voting in the election of directors. See Article VI of the proposed Certificate of Incorporation.

The existing organizational documents permits the shareholders of Stellar to call a special meeting. See Section 7.1 of the Stellar Amended & Restated Articles of Incorporation.	The proposed organizational documents do not permit the stockholders of the Successor to call a special meeting. See Article VI of the proposed Certificate of Incorporation.

The existing organizational documents provide that resolutions may be passed by a vote in person, by proxy at a general meeting and may not be passed through written consent.	The proposed organizational documents allow stockholders to vote in person or by proxy at a meeting of stockholders, but prohibit the ability of stockholders to act by written consent in lieu of a meeting.
See Section 7.3 of the Stellar Amended & Restated Articles of Incorporation.	See Article VI of the proposed Certificate of Incorporation.

The existing organizational documents require affirmative vote of a majority of the Stellar board of directors and holders of at least a majority of then outstanding capital stock with voting power to amend the existing organizational documents.

See Article VI and Article XI of the Stellar Amended & Restated Articles of Incorporation.

The proposed organizational documents require the affirmative vote of at least sixty-six and two-thirds percent (66⅔%) of the voting power of the Successor’s then outstanding capital stock entitled to vote to amend either of the proposed Certificate of Incorporation (other than the Certificate of Incorporation thereof relating to the Successor’s name, address and registered office, purpose and matters related to the Successor’s common and preferred stock) and the proposed Bylaws.
See Article IX of the proposed Certificate of Incorporation and Article X of the proposed Bylaws.

Merger or Consolidation

Any two or more domestic corporations may merge into a single corporation if approved by the board and if authorized by a majority vote of the holders of outstanding shares at a shareholder meeting.	Any two or more corporations existing under the laws of the state may merge into a single corporation pursuant to a board resolution and upon the majority vote by shareholders of each constituent corporation.

Any sale, lease, exchange or other disposition of all or substantially all the assets of a corporation, if not made in the corporation’s usual or regular course of business, once approved by the board, shall be authorized by the affirmative vote of two-thirds of the shares of those entitled to vote at a shareholder meeting.	Every corporation may at any meeting of the board adopt resolutions to sell, lease or exchange all or substantially all of its property and assets as its board deems expedient and for the best interests of the corporation when so authorized by a resolution adopted by the holders of a majority of the outstanding stock of the corporation entitled to vote.

Any domestic corporation owning at least 90% of the outstanding shares of each class of another domestic corporation may merge such other corporation into itself without the authorization of the shareholders of any corporation.	With certain exceptions, corporation owning at least 90% of the outstanding shares of each class of another corporation may merge the other corporation into itself and assume all of its obligations without the vote or consent of shareholders or the board of directors of the subsidiary entity; however, in case the parent corporation is not the surviving corporation, the proposed merger shall be approved by a majority of the outstanding stock of the parent corporation entitled to vote at a duly called shareholder meeting.

Marshall Islands	Delaware

Any mortgage, pledge of or creation of a security interest in all or any part of the corporate property may be authorized without the vote or consent of the shareholders, unless otherwise provided for in the articles of incorporation.	Any mortgage or pledge of a corporation’s property and assets may be authorized without the vote or consent of shareholders, except to the extent that the certificate of incorporation otherwise provides.

Directors

The board of directors must consist of at least one member.	The board of directors must consist of at least one member.

The number of board members may be changed by an amendment to the bylaws, by the shareholders, or by resolutions adopted by a majority of the Stellar board of directors.	The number of board members shall be fixed by, or in a manner provided by, the bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number shall be made only by an amendment to the certificate of incorporation.

The Stellar board of directors consists of such number (not less than two) of directors as may be determined by a resolution of the Stellar shareholders. Stellar currently has five directors.	The Successor’s board of directors will have seven members and three classes of directors. The Successor’s Certificate of Incorporation provides that the number of directors shall be fixed exclusively by resolution adopted by a majority of the authorized number of directors constituting the Successor board of directors.

Upon the first to occur of the consummation of any business combination and the distribution of the trust fund, the existing organizational documents provide that the directors of Stellar may be removed for cause or by affirmative vote of a majority of shareholders entitled on elections of directors.

See Section 5.4 of the Stellar Amended & Restated Articles of Incorporation.

The proposed organizational documents provide that the directors of the Successor may only be removed for cause. Additionally, a decrease in the size of the board of directors will not have the effect of removing any incumbent director before his or her term expires. Vacancies occurring on the board of directors for any reason and newly created directorships resulting from an increase in the authorized number of directors may be filled only by vote of a majority of the remaining members of the board of directors, although less than a quorum, or by a sole remaining director, and not by stockholders.
See Article V of the proposed Certificate of Incorporation and Section 3.11 of the proposed Bylaws.

The existing organizational documents provide that if we do not consummate a business combination (as defined in the existing organizational documents) by 12 month after the closing of Stellar’s IPO (subject to extensions pursuant to provisions thereof), Stellar shall cease all operations except for the purposes of winding up and shall redeem the shares issued in Stellar’s IPO and liquidate Stellar’s Trust Account.
See Section 9.1 of the Stellar Amended & Restated Articles of Incorporation.

The proposed organizational documents do not include any provisions relating to the Successor’s ongoing existence; the default under the DGCL will make the Successor’s existence perpetual.

If the board is authorized to change the number of directors, it can only do so by a majority of the entire board and so long as no decrease in the number shall shorten the term of any incumbent director.	If the number of directors is fixed by the certificate of incorporation, a change in the number shall be made only by an amendment of the certificate.

Fiduciary Duties of Directors

Directors must exercise a duty of care and duty of loyalty, which among other things requires acting in good faith to the company and its stockholders.

Marshall Islands	Delaware

Indemnification of Directors and Officers

A corporation is generally permitted to indemnify its directors and officers acting in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action and proceeding, only if the person had a reason to believe his or her conduct was unlawful.

Limited Liability of Directors

Permits inclusion of a certificate of incorporation provision limiting or eliminating the monetary liability of a director to a corporation or its stockholders for breach of fiduciary duty as a director, except with regard to breaches of duty of loyalty, intentional misconduct, certain unlawful repurchases or dividends, or transactions for which the director derived improper personal benefit.

Removal of Directors

Any or all of the directors may be removed for cause by vote of the shareholders.	Any or all of the directors may be removed, with or without cause, by the holders of a majority of the shares entitled to vote unless the certificate of incorporation otherwise provides.

If the articles of incorporation or the bylaws so provide, any or all of the directors may be removed without cause by vote of the shareholders.	In the case of a classified board, shareholders may effect removal of any or all directors only for cause, unless the certificate of incorporation otherwise provides.

Exclusive Jurisdiction

The existing organizational documents do not contain a provision adopting an exclusive forum for certain stockholder litigation.

The proposed organizational documents adopt Delaware and/or the federal district courts of the United States of America as the exclusive forum for certain stockholder litigation.

See Article VI of the proposed Certificate of Incorporation.

Dissenters’ Rights of Appraisal

Shareholders have a right to dissent from any plan of merger, consolidation or sale of all or substantially all assets not made in the usual course of business and receive payment of the fair value of their shares. However, the right of a dissenting shareholder under the BCA to receive payment of the appraised fair value of his shares is not available for the shares of any class or series of stock, which shares or depository receipts in respect thereof, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting of the shareholders to act upon the agreement of merger or consolidation, were either (i) listed on a securities exchange or admitted for trading on an interdealer quotation system or (ii) held of record by more than 2,000 holders. The right of a dissenting shareholder to receive payment of the fair value of his or her shares shall not be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the shareholders of the surviving corporation.	Appraisal rights shall be available for the shares of any class or series of stock of a corporation in a merger or consolidation, subject to certain exceptions, such as a merger or consolidation of a certain type, involving a corporation listed on a national securities exchange in which listed stock is offered for consideration.

Marshall Islands	Delaware

A holder of any adversely affected shares who does not vote on or consent in writing to an amendment to the articles of incorporation has the right to dissent and to receive payment for such shares if the amendment:

● Alters or abolishes any preferential right of any outstanding shares having preference; or

● Creates, alters, or abolishes any provision or right in respect to the redemption of any outstanding shares; or

● Alters or abolishes any preemptive right of such holder to acquire shares or other securities; or

● Excludes or limits the right of such holder to vote on any matter, except as such right may be limited by the voting rights given to new shares then being authorized of any existing or new class.

Shareholder’s Derivative Actions

An action may be brought in the right of a corporation to procure a judgment in its favor, by a holder of shares or of voting trust certificates or of a beneficial interest in such shares or certificates. It shall be made to appear that the plaintiff is such a holder at the time of bringing the action and that he was such a holder at the time of the transaction of which he complains, or that his shares or his interest therein devolved upon him by operation of law.

In any derivative suit instituted by a shareholder, it shall be averred in the complaint that the plaintiff was a shareholder of the corporation at the time of the transaction of which he complains or that such shareholder’s stock thereafter devolved upon such shareholder by operation of law.

The complaint shall set forth with particularity the efforts of the plaintiff to secure the initiation of such action by the board or the reasons for not making such effort.

Such action shall not be discontinued, compromised or settled, without the approval of the High Court of the Republic.

Attorney’s fees may be awarded if the action is successful.

A Corporation may require a plaintiff bringing a derivative suit to give security for reasonable expenses if the plaintiff owns less than 5% of any class of stock and the shares have a value of less than $50,000.

Marshall Islands	Delaware

Dividends

A corporation may declare and pay dividends in cash, stock or other property except when the company is insolvent or would be rendered insolvent upon payment of the dividend or when the declaration or payment would be contrary to any restrictions contained in the articles of incorporation. Dividends may be declared and paid out of surplus only, but if there is no surplus dividends may be paid out of the net profits for the fiscal year in which the dividend is declared and for the preceding fiscal year.

Directors may declare a dividend out of its surplus, or, if there is no surplus, then generally out of its net profits for the year in which the dividend is declared and/or the preceding fiscal year.

However, Delaware also provides that the corporation must be and remain solvent taking into account the dividend.

Subject to the rights of the holders of preferred stock, the holders of shares of common stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Successor) when, as and if declared thereon by the board of directors from time to time out of any assets or funds of the Successor legally available therefor and shall share equally on a per share basis in such dividends and distributions.

See Article IV of the proposed Certificate of Incorporation.

Accounting Treatment of the Redomestication

The Redomestication is being proposed solely for the purpose of changing the legal domicile of Stellar and, as such, is not expected to have any accounting impact and Stellar does not expect to change how its financial statements have historically been presented.

Required Vote and Recommendation of the Board

In order to be effected, the Redomestication will require the affirmative vote of a two-thirds majority of the outstanding shares that are entitled to vote at the meeting (provided the meeting is quorate). Abstentions and broker non-votes are will have the same effect as a vote against such proposal. In connection with execution of the Merger Agreement, certain Stellar shareholders holding an aggregate of 1,826,644 shares have entered into voting agreements. At November 2, 2018, there were 3,961,287 shares of Stellar common stock outstanding. As a result, in addition to shares owned by the Initial Shareholders, including shares that are subject to the voting agreements, Stellar would need only 531,291, or 28.7%, of the 1,851,720 Public Shares to be voted in favor of the Stellar Redomestication Proposal in order to have such proposal approved. Abstentions and broker non-votes will have the same effect as votes against such proposal.

THE STELLAR BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” PROPOSAL 1 TO APPROVE THE REDOMESTICATION PROPOSAL.

STELLAR PROPOSAL 2: THE STELLAR BUSINESS COMBINATION PROPOSAL

General

For descriptions of the Merger Agreement, related agreements and transactions contemplated thereby, see the section entitled “Merger Agreement and Related Agreements.”

Interests of Stellar’s Directors and Officers and Others in the Business Combination

When you consider the recommendation of Stellar’s board of directors in favor of approval of the Stellar Business Combination Proposal, you should keep in mind that an argument could be made that The Initial Shareholders, including its directors and executive officers, have interests in such proposal that are different from, or in addition to, those of Stellar shareholders and warrant holders generally. These interests include, among other things, the interests listed below:

●	If Stellar does not consummate a business combination transaction by December 26, 2018 (or such later date approved by its shareholders), it would cease all operations except for the purpose of winding up, redeeming all of the outstanding Public Shares for cash and, subject to the approval of its remaining shareholders and its board of directors, dissolving and liquidating, subject in each case to Stellar’s obligations under the BCA to provide for claims of creditors and the requirements of other applicable law. In such event, the 2,003,403 Founder Shares owned by the Initial Shareholders would be worthless because following the redemption of the Public Shares, Stellar would likely have few, if any, net assets and because the Initial Shareholders have agreed to waive their rights to liquidating distributions from the Trust Account with respect to the Founder Shares if Stellar fails to complete a business combination within the required period. The Sponsors purchased the Founder Shares prior to Stellar’s IPO for an aggregate purchase price of $25,000, or approximately $0.013 per share. Such Founder Shares had an aggregate market value of $20.2 million based upon the closing price of $10.5 per share on the NASDAQ on November 1, 2018, the most recent closing price.

●	In addition, simultaneously with the closing of Stellar’s IPO, and underwriters’ partial exercise of their over-allotment option, Stellar consummated the sale of 7,970,488 Private Placement Warrants at a price of $0.50 per warrant in a private placement to the Sponsors. The Private Placement warrants are each exercisable for one share of Stellar Common Stock at $11.50 per share. If Stellar does not consummate a business combination transaction by December 26, 2018 (or such later date approved by its shareholders), then the aggregate proceeds of $3,985,244 from the sale of the Private Placement Warrants will be part of the liquidating distribution to the Public Shareholders and the warrants held by the Sponsors will be worthless. The warrants held by the Sponsors had an aggregate market value of $1.59 million based upon the closing price of $0.20 per warrant on the NASDAQ on November 1, 2018, the most recent closing price.

●	Prokopios (Akis) Tsirigakis, Stellar’s Chairman and co-Chief Executive Officer, and George Syllantavos, its co-Chief Executive Officer, Chief Financial Officer, Secretary and Director will be directors of the Successor after the consummation of the Business Combination. As such, in the future they may receive any cash fees, stock options, stock awards or other remuneration that the Successor’s board of directors determines to pay to each of them.

●	In order to protect the amounts held in the Trust Account, Prokopios (Akis) Tsirigakis, Stellar’s Chairman and co-Chief Executive Officer, and George Syllantavos, Stellar’s co-Chief Executive Officer, Chief Financial Officer, Secretary and Director agreed that they will be jointly liable to Stellar if and to the extent any claims by a vendor for services rendered or products sold to Stellar, or a prospective target business with which Stellar has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account below (i) $10.60 per Public Share (or such higher amount then held in trust) or (ii) such lesser amount per Public Share held in the Tust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes and working capital, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under Stellar’s indemnity of the underwriters of its IPO against certain liabilities, including liabilities under the Securities Act.

●	On each of August 24, 2017, November 24, 2017 and February 23, 2018, Stellar issued unsecured promissory notes (such notes, together with notes issued by The Sponsors in connection with the May 2018 Extension and the August 2018 Extension, the “Sponsor Notes”) in the aggregate amount of $303,300, $301,000, and $167,100, respectively, to three of the Sponsors.

In connection with the May 2018 Extension, The Sponsors agreed to contribute to Stellar as a loan $0.035 for each Public Share that was not redeemed, for each calendar month (commencing on May 24, 2018 and on the 24th day of each subsequent month), or portion thereof, that is needed by Stellar to complete a business combination from May 24, 2018 until August 24, 2018, which were deposited in the Trust Account. Accordingly, The Sponsors loaned $37,034 to Stellar on each May 23, 2018, June 23, 2018 and August 23, 2018. Since Stellar took the full time through August 24, 2018 to complete the initial business combination, the redemption amount per share as of August 24, 2018 was approximately $10.48 per share. In connection with the August 2018 Extension, The Sponsors agreed to contribute to Stellar as a loan $0.04 for each Public Share that was not redeemed, for each calendar month (commencing on August 24, 2018 and on the 24th day of each subsequent month), or portion thereof, that is needed by Stellar to complete a business combination from August 24, 2018 until December 26, 2018, to be deposited in the Company’s Trust Account. Accordingly, The Sponsors will contribute an aggregate of approximately $158,452 within five calendar days from the beginning of each such calendar month (or portion thereof), with the initial Contribution contributed by August 29, 2018. On each of August 23, 2018, September 24, 2018 and October 24, 2018, the Sponsors loaned $37.034 to Stellar. If Stellar takes the full time through December 26, 2018 to complete its initial business combination, the redemption amount per share at the meeting for such business combination or Stellar’s subsequent liquidation will be approximately $10.64 per share.

As of the date of this joint proxy statement/prospectus, the outstanding balance of loans to The Sponsors is $1,068,750. The Sponsor Notes bear no interest and are repayable in full upon consummation of Stellar’s initial business combination. The Sponsors have the option to convert any unpaid balance of the Sponsor Notes into warrants exercisable for shares of Stellar’s common stock, based on a conversion price of $0.50 per warrant. The terms of any such warrants shall be identical to the terms of the warrants issued pursuant to the private placement that was consummated by Stellar in connection with its IPO.

●	Upon consummation of the Business Combination, the Sponsors, Stellar’s officers and directors and their respective affiliates would be entitled to reimbursement for any reasonable out-of-pocket expenses related to identifying, investigating and consummating an initial business combination, and repayment of any other loans, if any, and on such terms as to be determined by Stellar from time to time, made by the Sponsors or certain of Stellar’s officers and directors to finance transaction costs in connection with an intended initial business combination. However, if Stellar fails to consummate a business combination within the required period, the Sponsors and Stellar’s officers and directors and their respective affiliates will not have any claim against the Tust Account for reimbursement.

Background of the Business Combination

The following is a discussion of the background of Stellar’s formation, its previous attempts at a business combination, its negotiations with and evaluation of Phunware, the Merger Agreement and related matters.

Stellar was incorporated under the laws of the Republic of the Marshall Islands on December 8, 2015. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Stellar’s efforts to identify a prospective target business were not necessarily limited to a particular industry or geographic region of the world.

The Sponsors are Astra Maritime Inc. and Dominium Investments Inc. (affiliated with Stellar’s Chairman and co-Chief Executive Officer) and Magellan Investments Corp. and Firmus Investments Inc. (affiliated with Stellar’s co-Chief Executive Officer and Chief Financial Officer). All four companies were incorporated pursuant to the laws of the Republic of the Marshall Islands (the “Sponsors”).

Messrs. Tsirigakis and Syllantavos purchased 2,003,403 shares of Stellar’s common stock in January 2016 for an aggregate of $25,000). On August 24, 2016, Stellar closed its IPO of 6,500,000 units. Each unit consisted of one Stellar Share and one warrant entitling the holder to purchase one Stellar Share at a price of $11.50 per share commencing on completion of a business combination. The units were sold at an offering price of $10.00 per unit, generating gross proceeds of $65,000,000. Simultaneously with the consummation of the IPO, Stellar completed a private placement of an aggregate of 7,650,000 warrants to Dominium Investments Inc. and Firmus Investments Inc., at a price of $0.50 per warrant, generating gross proceeds of $3,825,000. The underwriters of the IPO exercised their over-allotment option in part and, on September 28, 2016, the underwriters purchased 400,610 units, which were sold at an offering price of $10.00 per unit, generating gross proceeds of $4,006,100. On September 28, 2016, simultaneously with the sale of such units, Stellar consummated the private sale of an additional 320,488 Private Placement Warrants to the Sponsors, generating gross proceeds of $160,244. In connection with the partial over-allotment exercise, certain of the Initial Shareholders forfeited an aggregate of 166,758 Founder Shares.

A total of $70,386,222 of the net proceeds from Stellar’s IPO (including the partial exercise of the over-allotment option) and the private placements was deposited in a Trust Account established for the benefit of its Public Shareholders.

Promptly following Stellar’s IPO, Stellar’s officers and directors contacted a wide range of investment bankers, private equity firms, consulting firms, legal and accounting firms, as well as several other persons and entities known to Stellar’s officers through their business relationships. Through these efforts, Stellar’s former and current officers evaluated numerous potential transactions from a wide range of industry segments including oil and gas exploration and production, energy transportation/logistics, biotechnology, specialty mining and technology. Stellar evaluated in excess of 36 potential transactions and exchanged Letters of Intent with 12 such entities in a range of sectors, as follows: six entities were in the energy logistics/maritime sector, two were in the technology sector, one was in the biotech sector, one in mining, one in waste management and one in oil exploration and production.

Of the 12 letters of intent exchanged, only a subset progressed to the stage of negotiations and due diligence process involving the expenditure by Stellar of material resources and effort:

(i)	In September 2016, Stellar evaluated an energy transportation company that owned and operated a fleet of oil product tankers. Stellar evaluated the fleet’s vessels’ specifications and inspected vessels’ classification records. However, our financial modeling of the transaction indicated that the fleet would have to be acquired at substantial discount to the market value of the vessels and the target was not amenable to the proposed business valuation.

(ii)	In February 2017, Stellar pursued a transaction with a Brazilian waste management company that was introduced to it by a U.S. investment bank. Stellar engaged in extensive due diligence, including visits to the target’s processing sites in Brazil. Following Stellar’s presentations to the target’s board, Stellar was advised by the target that its board would require higher cash amounts than the funds that were available in Stellar’s Trust Account. The target ultimately consummated a transaction with another, larger SPAC.

(iii)	In March 2017, Stellar was introduced by a U.S. investment bank to an energy exploration and production company with acreage and operations in the Permian basin in Texas. Stellar engaged in negotiations and due diligence with respect to the target, and the parties engaged law firms specializing in energy exploration and production transactions. A letter of intent was negotiated and executed and initial drafts of the related definitive agreements were prepared. The transaction structure contemplated the participation of three private equity funds, which had expressed an interest in investing significant additional capital in the business. However, in May 2017, the price of oil dropped by about $10 per barrel and the three funds indicated they were no longer interested in participating in the transaction, which resulting in Stellar terminating discussions relating to the prospective transaction.

(iv)	In July 2017, Stellar was introduced to a coal mining company. Stellar engaged in extensive due diligence, including visits to three mines. Although the transaction was supported by management of the target, the transaction did not proceed due to the inability to secure sufficient support from the shareholders of the target.

On November 9, 2017, Phunware’s financial advisor BTIG, LLC (“BTIG”) contacted George Syllantavos, co-CEO of Stellar, regarding a possible business combination with Phunware. Mr. Syllantavos responded to the email and expressed interest in Phunware, and proposed scheduling a call to discuss the opportunity for the week of November 13, 2017. Following entry into a nondisclosure agreement, Phunware and BTIG shared non-confidential company overview materials with George Syllantavos, Prokopios (Akis) Tsirigakis, and Anastasios (Tassos) Chrysostomidis of Stellar. Mr. Syllantavos followed up with a call to BTIG to discuss the transaction in more detail.

On November 13, 2017, BTIG hosted a conference call with management members of Stellar George Syllantavos and Prokopios (Akis) Tsirigakis and management members of Phunware, Alan Knitowski and Matt Aune, to provide an overview of Phunware’s business and explore a potential transaction with Stellar. As the next step, George Syllantavos proposed scheduling an in-person two-day meeting of the Stellar and Phunware executive teams at Phunware’s headquarters in Austin, Texas.

On November 17, 2017, Stellar and Phunware executed a mutual non-disclosure agreement and Phunware also provided Stellar access to the Phunware data room.

On November 29, 2017, Stellar, Phunware, BTIG, and Maxim held a full day in-person meeting at Phunware’s headquarters in Austin, Texas to discuss a proposed transaction.

On November 30, 2017, Mr. Tsirigakis delivered a letter of intent to BTIG via email that outlined the key terms and transaction structure for a combination with Phunware. Stellar, Phunware and BTIG negotiated the terms of the letter of intent in person at a second full day meeting at Phunware’s headquarters in Austin, Texas. In this meeting the parties initiated detailed discussions regarding their understanding of valuation, transaction structure, process timing, and other related transaction matters.

On December 4, 2017, BTIG delivered a set of public comparables for Phunware to Stellar for review. On December 5, 2017, BTIG delivered a sum of the parts analysis for Phunware to Stellar management for review. On December 7, 2017, BTIG held a call with Mr. Tsirigakis and Mr. Syllantavos to discuss the transaction terms and valuation.

The initial negotiations in late November and early December of 2017 involved a sum-of-the-parts type valuation, in which Stellar preferred segregating the value of the software company breaking it into Software-as a Service (SaaS) and Transactional (one-off transactions), from the crypto-related value. As such, Stellar initially suggested a structure with an earn-out related to the TGE initiation. Phunware did not agree to the earn-out proposal and insisted on a lump sum valuation on the basis that it had done most of the work relating to the TGE initiation and had, therefore, already earned most of this value. Furthermore, Phunware expected that, through initiating the TGE, a minimum of $10m would be raised by the then expected ultimate merger closing date of June 30, 2018. Further, Phunware considered that comparable companies’ valuations were substantially higher. Pursuant to such discussions, the parties agreed upon the aggregate enterprise value of $301 million and the letter of intent subsequently signed by Stellar and Phunware on December 29, 2017 accordingly reflected such valuation.

●	On December 8, 2017, Mr. Syllantavos delivered a revised letter of intent to Alan Knitowski and BTIG.

●	On December 13, 2017, Mr. Syllantavos delivered a further revised letter of intent to Alan Knitowski and BTIG based on the feedback from the previous call.

●	On December 18, 2017, Stellar, Phunware, and BTIG held a call to discuss the revisions to the letter of intent.

●	On December 21, 2017, Mr. Tsirigakis delivered a revised version of the letter of intent incorporating feedback from Phunware.

●	On December 29, 2017, Stellar and Phunware executed the letter of intent.

From December 30, 2017 to February 27, 2018, negotiations and conference calls were held between Stellar, Phunware, the representatives from Maxim and BTIG, as well as representatives of Ellenoff Grossman & Schole LLP (“EGS”), counsel to Stellar, and Wilson Sonsini Goodrich & Rosati, P.C. (“WSGR”), counsel to Phunware, to complete the definitive agreements. Stellar, Phunware and their respective advisors held an all-hands kick-off call on January 3, 2018. On January 4, 2018, EGS sent to Phunware and its advisors a proposed structure memorandum for the transaction, and the parties exchanged emails over the next several days to confirm their mutual agreement as to the structure for the transaction. On January 15, 2018, EGS sent an initial draft of the Merger Agreement to Phunware and its advisors. On January 18, 2018, WSGR provided EGS with an issues list regarding the Merger Agreement, which included various issues, including the initial proposal to have indemnity and an escrow from Phunware shareholders, as well as the requirement for fiduciary out termination provisions. On January 19, 2018, EGS and WSGR discussed the Merger Agreement issues list and the general status of the transaction. On each of January 24, 2018, January 26, 2018, February 7, 2018, and February 15, 2018, Stellar and Phunware and their respective advisors held an all-hands call to discuss and negotiate the open business points on the Merger Agreement. From January 23, 2018 to February 21, 2018, WSGR and EGS exchanged several drafts of the Merger Agreement until the Merger Agreement was in substantially final form for approval of the boards of Stellar and Phunware. Upon a further requirement from the Phunware board of directors to modify the termination fee provisions, the parties further revised the Merger Agreement and agreed on a final form on February 26, 2018.

The original letter of intent contemplated that Stellar would use its good faith efforts to maintain at least $40 million in cash and cash equivalents in the Trust Account at closing after payment of expenses, but it did not have an express closing condition relating to such requirement. In early February of 2018, during the negotiation of the Merger Agreement, Phunware proposed the express $40 million minimum cash and cash equivalent balance requirement as a closing condition based on the decision of its board of directors. Upon receiving such proposal, Stellar considered a number of factors such as the percentage of such cash amount in its then Trust Account balance and potential redemptions prior to and in connection with the Business Combination. Stellar also consulted Maxim and other financial advisors as to feasibility of raising additional capital prior to the consummation of the Business Combination. Based on Stellar’s evaluation of the foregoing factors and the input of its advisors on potential capital raising, Stellar determined the feasibility of meeting the minimum cash requirement raised by Phunware and agreed to such closing condition

On February 15, 16 and 19, 2018, the Stellar Board discussed the transaction and the elements of the Merger Agreement and on February 21, 2018, the Stellar Board approved the Merger Agreement.

●	Stellar and Phunware signed the definitive Merger Agreement on February 27, 2018.

●	Stellar and Phunware announced the transaction publicly in a press release on February 28, 2018.

Beginning on October 24, 2018 and through November 2, 2018, Stellar and Phunware engaged in discussions regarding amendment of the Merger Agreement. On November 2, 2018, the Merger Agreement was formally amended.

Projections

The following section contains financial forecasts with respect to Phunware’s projected revenues for the years ending December 31, 2018 through December 31, 2020. These projections are unaudited and should not be relied upon as being necessarily indicative of future results. The assumptions and estimates underlying the prospective financial information are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the prospective financial information. Accordingly, readers are cautioned that there is a risk that the forecasted results will not be indicative of the future performance of the Combined Company or that actual results will not differ materially from those presented in the prospective financial information. Inclusion of the prospective financial information in this joint proxy statement/prospectus should not be regarded as a representation by any person that the results contained in the prospective financial information will be achieved. These projections include “forward looking statements” within the meaning of the “safe harbor” provisions of the United State. Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “forecast,” “intend,” “seek,” “target,” “anticipate,” “believe,” “expect,” “estimate,” “plan,” “outlook,” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Such forward looking statements include projected financial information as discussed above. Readers are cautioned that a number of factors could cause actual results or outcomes to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger; (2) the outcome of any legal proceedings that may be instituted against Stellar, Phunware or others following announcement of the Merger and the transactions contemplated herein; (3) the inability to complete the transactions contemplated by the Merger due to the failure to obtain approval of the shareholders of Stellar or Phunware or other conditions to closing in the Merger; (4) the risk that we may be unable to secure a U.S. national exchange listing for the Successor; (5) the risk that the proposed Merger disrupts current plans and operations as a result of the announcement and consummation of the Merger and the transactions described herein; (6) the risk that Phunware may be unable to recognize the anticipated benefits of the Merger, which may be affected by, among other things, competition, the ability of the Successor to operate as a public company and to grow and manage growth profitably, maintain relationships with customers and retain its key employees; (7) costs related to the proposed Merger; (8) changes in applicable laws or regulations or their interpretation or application); (9) the possibility that Stellar or Phunware may be adversely affected by other economic, business, and/or competitive factors; (10) future exchange and interest rates; (11) delays in obtaining, adverse conditions contained in, or the inability to obtain necessary regulatory approvals or complete regulatory reviews required to complete the Merger; and (12) other risks and uncertainties indicated in this joint proxy statement/prospectus, including those under the section entitled “Risk Factors” therein and other filings with the U.S. Securities and Exchange Commission (the “SEC”) by Stellar or Phunware. These factors are not intended to be an all-encompassing list of risks and uncertainties.

The forward-looking statements contained in these projections are based on our current expectations and beliefs concerning future developments and their potential effects on Stellar and Phunware. Future developments affecting Stellar and Phunware may not be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) and other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

We caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and results of operations and developments in the industry in which we operate may differ materially from those made in or suggested by the forward-looking statements contained in these projections. In addition, even if our results or operations, financial condition and results of operations and developments in the industry in which we operate are consistent with the forward-looking statements contained in these projections, those results or developments may not be indicative of results or developments in subsequent periods.

Phunware provided Stellar with its internally prepared projections for each of the years in the three-year period ending December 31, 2020. The projections were not prepared for public disclosure nor with a view to compliance with GAAP; the published guidelines of the SEC regarding projections and forward-looking statements; or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. These projections were prepared in the normal course of Phunware’s 2018 annual planning cycle and solely for internal use and capital budgeting and other management purposes. These revenue projections and forecasts were based on a variety of metrics that included the recognition and collection of actual revenue from deferred and backlogged revenue and took into account the decline in revenue that occurred in 2017. Phunware’s subscription and services revenue was projected to grow from $16 million in 2017, the last completed fiscal year, to $23 million in 2018, to $40 million in 2019 and to $59 million in 2020, which represents a subscription and services revenue growth factor of 38% in 2018, 77% in 2019 and 47% in 2020. Phunware’s application transactions and big data revenue was projected to grow from $10 million in 2017, the last completed fiscal year, to $35 million in 2018, to $39 million in 2019 and to $52 million in 2020, which represents an application transaction revenue growth factor of 242% in 2018, 13% in 2019 and 33% in 2020. The growth in subscriptions and services revenue can be attributed to the growth in pipeline and growth in backlog and deferred revenue. Specifically, subscription and services backlog is projected to grow from $28 million at the end of 2017 to $55 million at the end of 2018. The increase in application transaction revenue can be attributable to increasing revenues back to 2016 levels, as well as anticipated growth from Phunware’s big data revenue streams. These projections are subjective in many respects and therefore susceptible to varying interpretations and the need for periodic revision based on actual experience and business developments and were not intended for third-party use, including by investors or holders of Stellar securities. The projections may be materially different than actual results.

Based on current actual results, Phunware’s internally prepared projections provided to Stellar indicated that revenue was projected to grow from $27 million in 2017, the last completed fiscal year, to $61 million in 2018, to $85 million in 2019 and to $117 million in 2020. This represents a growth factor of 126% in 2018, 39% in 2019 and 38% in 2020.

Satisfaction of 80% Test

It is a requirement under Nasdaq listing rules that any business acquired by Stellar have a fair market value equal to at least 80% of the balance of the funds in the Trust Account at the time of the execution of a definitive agreement for an initial business combination. Based on the financial analysis of Phunware considered in approving the transaction, including primarily a comparison of comparable companies. The set of comparable companies suggested by our and Phunware’s financial advisors included a mix of companies in SaaS (software-as-a-service) with contracts extending over various periods of time and also companies serving clients on transaction-by-transaction basis (mainly provision of one-off services). The SaaS revenues company set included Proofpoint, Zendesk, MuleSoft, Okta, Coupa Software, Alteryx, AppFolio, and Talend, while the transactional revenue company set included Criteo, Trade Desk, Web.com Group, Quinstreet, SITO Mobile, and Propel Media Inc. During the Stellar Board’s review in the week of February 19, 2018, the average enterprise value-to-revenue multiple of the SaaS revenue company set was approximately 9.64 -times (9.64x) the estimated forward 2018 SaaS revenue of $23 million for a value equal to $221.7 million. Additionally, the average enterprise value-to-revenue multiple of the transactional revenue company set was approximately 2.85-times (2.85x) the estimated forward 2018 transactional revenue of $35 million for a value equal to $99.8 million resulting in an aggregate SaaS plus transactional company value of $321.5 million.

Further, Stellar also conducted its analysis of public companies launching activities related to the use of blockchain technology. As the blockchain/crypto space was still developing at the time of its evaluation of the fairness of the merger consideration, Stellar looked into stock performance of public companies in the blockchain/crypto space during the period from such companies’ announcement of their blockchain/crypto involvement to the time when Stellar conducted its valuation analysis of Phunware. The analysis showed that, subsequent to the announcement of their crypto involvement, these companies received premia on their stock, which according to BTIG’s analysis, such premia were attributed to these companies’ involvement in blockchain/Crypto. More specifically, the analysis focused on the change in the enterprise value over revenue multiple of several technology companies with blockchain-focused business lines following the announcement of investment or business results derived by these business lines. Companies analyzed included Advanced Micro Devices, Inc. (NYSE:AMD), Overstock.com, Inc. (NASD:OSTK), Square, Inc. (NYSE:SQ), and NVIDIA Corp. (NASD:NVDA). According to this analysis, the median increase in the enterprise value over revenue multiple was 15%, and the mean increase in the enterprise value over revenue multiple was 49% in the time periods analyzed. Such premia were even higher in May and June 2018. As blockchain/crypto was a new sub-sector, Stellar followed a relatively conservative approach in its evaluation and assigned a, premium of 15% on the $321.5 million valuation, which resulted in an aggregate all-inclusive company value of $369.7 million.

Stellar’s Management and Board determined that the difference between the offered $301 million valuation and $369.7 million aggregate company value presented a financially attractive proposition to investors. Our valuation exercise did not take into account the value that would be potentially assigned to Phunware due to the $3 million of revenue in the form of SaaS revenue related to the management and services provided to the token issuing entity as we did not have a clear view of where such company would lie in the Phunware structure and, thus, whether such revenue was a zero-sum-gain on a consolidated basis. While Phunware’s projections for the financial years 2019 and 2020 represent substantial revenue growth, these did not figure in the valuation exercise. In addition to management’s review of Phunware’s historical financial performance, management also considered certain qualitative factors in its analysis, including the following (i) Phunware has a fully integrated platform accommodating a broad range of related services available in the sector, and (ii) the potential success of the token generation event, which could provide an augmented benefit to Phunware’s base business. Taking the above factors into consideration, the Stellar Board determined that the $301 million offered for Phunware represented a fair consideration and provided meaningful private-to-public arbitrage for investors rendering the transaction financially attractive for them. For additional discussions on Stellar’s analysis relating to valuation of Phunware, please see subsection titled “Background of the Business Combination” hereunder.

As of February 27, 2018, the date the Merger Agreement was executed, the balance of the funds in the Trust Account was approximately US$71.6 million and the threshold amount for satisfaction of the 80% test was therefore approximately US$57.3 million, thus, the $301 million offered for Phunware meets and exceeds the 80% test threshold.

Based on the foregoing analysis, the Stellar Board determined that such test was met. Stellar’s Board believes that the financial skills and background of its members qualify it to conclude that the business combination with Phunware met this test.

Interests of Stellar’s Directors and Officers in the Business Combination

When you consider the recommendation of Stellar’s board of directors in favor of approval of the Stellar Business Combination Proposal, you should keep in mind that an argument could be made that The Initial Shareholders, including its directors and executive officers, have interests in such proposal that are different from, or in addition to, those of Stellar shareholders and warrant holders generally. These interests include, among other things, the interests listed under “Interests of Stellar’s Directors and Officers and others in the Business Combination”.

●	If Stellar does not consummate a business combination transaction by December 26, 2018 (or such later date approved by its shareholders), it would cease all operations except for the purpose of winding up, redeeming all of the outstanding Public Shares for cash and, subject to the approval of its remaining shareholders and its board of directors, dissolving and liquidating, subject in each case to Stellar’s obligations under the BCA to provide for claims of creditors and the requirements of other applicable law. In such event, the 2,003,403 Founder Shares owned by the Initial Shareholders would be worthless because following the redemption of the Public Shares, Stellar would likely have few, if any, net assets and because the Initial Shareholders have agreed to waive their rights to liquidating distributions from the Trust Account with respect to the Founder Shares if Stellar fails to complete a business combination within the required period. The Sponsors purchased the Founder Shares prior to Stellar’s IPO for an aggregate purchase price of $25,000, or approximately $0.013 per share. Such Founder Shares had an aggregate market value of $20.2 million based upon the closing price of $10.5 per share on the NASDAQ on November 1, 2018, the most recent closing price.

●	In addition, simultaneously with the closing of Stellar’s IPO, and underwriters’ partial exercise of their over-allotment option, Stellar consummated the sale of 7,970,488 Private Placement Warrants at a price of $0.50 per warrant in a private placement to the Sponsors. The Private Placement warrants are each exercisable for one share of Stellar Common Stock at $11.50 per share. If Stellar does not consummate a business combination transaction by December 26, 2018 (or such later date approved by its shareholders), then the aggregate proceeds of $3,985,244 from the sale of the Private Placement Warrants will be part of the liquidating distribution to the Public Shareholders and the warrants held by the Sponsors will be worthless. The warrants held by the Sponsors had an aggregate market value of $1.59 million based upon the closing price of $0.20 per warrant on the NASDAQ on November 1, 2018, the most recent closing price.

●	Prokopios (Akis) Tsirigakis, Stellar’s Chairman and co-Chief Executive Officer, and George Syllantavos, its co-Chief Executive Officer, Chief Financial Officer, Secretary and Director will be directors of the Successor after the consummation of the Business Combination. As such, in the future they may receive any cash fees, stock options, stock awards or other remuneration that the Successor’s board of directors determines to pay to each of them.

●	In order to protect the amounts held in the Trust Account, Prokopios (Akis) Tsirigakis, Stellar’s Chairman and co-Chief Executive Officer, and George Syllantavos, Stellar’s co-Chief Executive Officer, Chief Financial Officer, Secretary and Director agreed that they will be jointly liable to Stellar if and to the extent any claims by a vendor for services rendered or products sold to Stellar, or a prospective target business with which Stellar has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account below (i) $10.60 per Public Share (or such higher amount then held in trust) or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes and working capital, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under Stellar’s indemnity of the underwriters of its IPO against certain liabilities, including liabilities under the Securities Act.

●	On each of August 24, 2017, November 24, 2017 and February 23, 2018, Stellar issued unsecured promissory notes (such notes, together with notes issued by The Sponsors in connection with the May 2018 Extension and the August 2018 Extension, the “Sponsor Notes”) in the aggregate amount of $303,300, $301,000, and $167,100, respectively, to three of the Sponsors.

In connection with the May 2018 Extension, The Sponsors agreed to contribute to Stellar as a loan $0.035 for each Public Share that was not redeemed, for each calendar month (commencing on May 24, 2018 and on the 24th day of each subsequent month), or portion thereof, that is needed by Stellar to complete a business combination from May 24, 2018 until August 24, 2018, which were deposited in the Trust Account. Accordingly, The Sponsors loaned $37,034 to Stellar on each May 23, 2018, June 23, 2018 and August 23, 2018. Since Stellar took the full time through August 24, 2018 to complete the initial business combination, the redemption amount per share as of August 24, 2018 was approximately $10.48 per share. In connection with the August 2018 Extension, The Sponsors agreed to contribute to Stellar as a loan $0.04 for each Public Share that was not redeemed, for each calendar month (commencing on August 24, 2018 and on the 24th day of each subsequent month), or portion thereof, that is needed by Stellar to complete a business combination from August 24, 2018 until December 26, 2018, to be deposited in the Company’s Trust Account. Accordingly, The Sponsors will contribute an aggregate of approximately $158,452 within five calendar days from the beginning of each such calendar month (or portion thereof), with the initial Contribution contributed by August 29, 2018. On each of August 23, 2018, September 24, 2018 and October 24, 2018, the Sponsors loaned $37.034 to Stellar. If Stellar takes the full time through December 26, 2018 to complete its initial business combination, the redemption amount per share at the meeting for such business combination or Stellar’s subsequent liquidation will be approximately $10.64 per share.

As of the date of this joint proxy statement/prospectus, the outstanding balance of loans to The Sponsors is $1,068,750. The Sponsor Notes bear no interest and are repayable in full upon consummation of Stellar’s initial business combination. The Sponsors have the option to convert any unpaid balance of the Sponsor Notes into warrants exercisable for shares of Stellar’s common stock, based on a conversion price of $0.50 per warrant. The terms of any such warrants shall be identical to the terms of the warrants issued pursuant to the private placement that was consummated by Stellar in connection with its IPO.

●	Upon consummation of the Business Combination, the Sponsors, Stellar’s officers and directors and their respective affiliates would be entitled to reimbursement for any reasonable out-of-pocket expenses related to identifying, investigating and consummating an initial business combination, and repayment of any other loans, if any, and on such terms as to be determined by Stellar from time to time, made by the Sponsors or certain of Stellar’s officers and directors to finance transaction costs in connection with an intended initial business combination. However, if Stellar fails to consummate a business combination within the required period, the Sponsors and Stellar’s officers and directors and their respective affiliates will not have any claim against the Trust Account for reimbursement.

Stellar’s Board’s Reasons for Approval of the Business Combination

Stellar was organized for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

In considering the proposed Business Combination, Stellar’s Board considered in particular the following positive factors, although not weighted or in any order of significance:

●	Attractive financial profile. Phunware has a nine-year operational history, with established internal procedures, audited financials. Phunware has no debt to burden its balance sheet, no significant liabilities and a cost-conscious operation. It has successfully raised approx. $100 million in six financing rounds from prominent investors.

●	Differentiated products. Phunware has utilized the funds it raised, to improve the capabilities of its products/software, to expand its technical capabilities and revenue stream from Transactional and SaaS revenue to DaaS (Data as a Service), to expand the capabilities of its platform to service an future crypto-currency operation. Phunware claims to be one of the very few, if not the only one, fully integrated platform able to offer all such services.

●	Projected stability through diversified revenue streams. Phunware has an established and expanding set of revenue streams from Transactional and SaaS activities, expectations of expanded DaaS activities and expected revenue stream from the management of the platform of the intended token issuance.

●	Powerful brand connection. Companies license and utilize Phunware’s software and rely on Phunware’s products to run and maintain their applications. Phunware’s fully integrated services provide the stability, reliability and superior user experience that is of importance to major brands for their image. The relationships built with major brands are the best reference to Phunware’s operational performance.

●	Increase market penetration and expand product portfolio. While Phunware’s software already run in over a billion unique devices, the client base of Phunware has the potential for massive increase. One of the main reasons being that the same modularized software package is configured to service the application needs of very diverse clients, from retail stores, to hospitals, to airports, to news organizations, to the Olympics etc. each serving their clientele with a different mobile experience.

●	Substantial growth expected. Growth is expected both organically by expanding the client base especially on the SaaS and DaaS areas, as well as via acquisition of companies that will expand Phunware’s capabilities.

In making its recommendation, our Board also considered, among other things, the following potential deterrents to the Business Combination:

●	the risk that some of the current Public Shareholders would vote against the Stellar Business Combination Proposal or exercise their redemption rights, thereby depleting the amount of cash available in the Trust Account, which our Board concluded was substantially mitigated because of the fact that may vote for the Stellar Business Combination Proposal while also exercising their redemption rights, which mitigates any incentive for a Public Shareholder to vote against the Stellar Business Combination Proposal, especially to the extent that they hold Public Warrants, which would likely be worthless if the Business Combination is not completed;

●	the risk that the announcement of the transaction and potential diversion of Phunware’s management and employee attention may adversely affect Phunware’s operations;

●	the risk that certain key employees of Phunware might not choose to remain with the company post-closing;

●	the risks associated with the and the mobile device service and mobile applications industry in general;

●	the risk associated with macroeconomic uncertainty and the effects it could have on Phunware’s revenues;

●	the risk of competition in the industry, including the potential for new entrants;

●	the risk that the Business Combination might not be consummated in a timely manner or that the closing of the Business Combination might not occur despite the companies’ efforts, including by reason of a failure to obtain the approval of the Stellar shareholders;

●	the inability to maintain the listing of the Common Stock on the Nasdaq prior to or following the Business Combination;

●	the significant fees and expenses associated with completing the Business Combination and the substantial time and effort of management required to complete the Business Combination;

●	the potential conflicts of interest of our Sponsor, officers and directors in the Business Combination; and

●	the other risks described in the “Risk Factors – Risk Factors Relating to Phunware” section of this proxy statement.

The board of directors concluded that these negative factors did not diminish or outweigh the benefits for entering into the Business Combination.

No Opinion of Financial Advisor

Stellar’s Board did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Business Combination. Our officers and directors have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and have concluded that their experience and backgrounds, together with the experience and sector expertise of our financial advisors, BTIG and Maxim Group LLC, enabled them to make the necessary analyses and determinations regarding the business combination with Phunware. Stellar engaged Maxim Group LLC to assist in identifying a potential business combination target and to evaluate and analyze the various Stellar targets. BTIG, LLC serves as Phunware’s financial advisor and was the entity that contacted Stellar suggesting the Phunware transaction as a potential SPAC merger target, and provided a preliminary financial structure for the transaction, and introduced Stellar to Phunware management. BTIG has extensive experienced in Phunware’s business sector, and Maxim has extensive experienced in transactions involving SPACs. The two advisors cooperated to determine the set of comparable companies against which to valuate Phunware and the post-closing company.

Both advisors attended a two-day meeting between Stellar and Phunware on November 29-30, 2017, during which the basis for the Phunware valuation and transaction structure was established.

In addition, our officers and directors and our advisors have substantial experience with mergers and acquisitions. Accordingly, investors will be relying solely on the judgment of our board of directors in valuing Phunware’s business and assuming the risk that the board of directors may not have properly valued such business.

Material U.S. Federal Income Tax Considerations to Shareholders Exercising Redemption Rights

The following is a summary of the material U.S. federal income tax considerations for U.S. Holders (as defined below) of Stellar Shares that elect to have their Stellar Shares redeemed for cash if the Business Combination is completed. This summary is based upon the Code, the regulations promulgated by the U.S. Treasury Department, current administrative interpretations and practices of the IRS (including administrative interpretations and practices expressed in private letter rulings which are binding on the IRS only with respect to the particular taxpayers who requested and received those rulings) and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax considerations described below. No advance ruling has been or will be sought from the IRS regarding any matter discussed in this summary. This discussion does not address any tax laws other than the U.S. federal income tax law, such as gift or estate tax laws, state, local or non-U.S. tax laws. This summary is for general information only and does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular shareholder in light of its investment or tax circumstances or to shareholders subject to special tax rules, such as:

●	certain U.S. expatriates;

●	traders in securities that elect mark-to-market treatment;

●	S corporations;

●	U.S. Holders (as defined below) whose functional currency is not the U.S. Dollar;

●	financial institutions;

●	mutual funds;

●	qualified plans, such as 401(k) plans, individual retirement accounts, etc.;

●	insurance companies;

●	broker-dealers;

●	regulated investment companies (or RICs);

●	real estate investment trusts (or REITs);

●	persons holding Stellar Shares as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;

●	persons subject to the alternative minimum tax provisions of the Code;

●	persons holding their interest in Stellar through a partnership or similar pass-through entity;

●	tax-exempt organizations;

●	shareholders who receive Stellar Shares through the exercise of employee stock options or otherwise as compensation;

●	shareholders who are subject to the 3.8% tax on all or a portion of their “net investment income” or “undistributed net investment income;”

●	persons that actually or constructively own 5 percent or more of Stellar Shares;

●	persons or entities that are not U.S. Holders; and

●	any of the Initial Shareholders and their affiliates.

This summary assumes that shareholders hold Stellar Shares as capital assets, which generally means as property held for investment.

THE U.S. FEDERAL INCOME TAX TREATMENT OF THE BENEFICIAL OWNERS OF STELLAR SHARES DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. WE URGE BENEFICIAL OWNERS OF STELLAR SHARES CONTEMPLATING EXERCISE OF THEIR CONVERSION RIGHTS TO CONSULT THEIR TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL and FOREIGN INCOME AND OTHER TAX CONSEQUENCES THEREOF.

As used herein, the term “U.S. Holder” means any beneficial owner of Stellar Shares that is, for U.S. federal income tax purposes, (i) an individual citizen or resident of the United States; (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control the trust or (B) it has a valid election in place to be treated as a U.S. person.

U.S. Federal Income Tax Considerations to U.S. Holders

This subsection is addressed to U.S. Holders of Stellar Shares that elect to have their Stellar Shares converted for cash as described in the section entitled “Special Meeting of the Stellar Shareholders — Redemption Rights” and is subject in its entirety to the discussion of the “passive foreign investment company” or “PFIC” rules as discussed below under “— Passive Foreign Investment Company Rules.” For purposes of this discussion, a “Converting U.S. Holder” is a U.S. Holder that so converts its Stellar Shares.

Except as discussed in the following paragraph and as discussed in the PFIC rules below, a Converting U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized on the conversion and such shareholder’s adjusted basis in the Stellar Shares therefor if the conversion completely terminates the Converting U.S. Holder’s interest in Stellar. This gain or loss will be long-term capital gain or loss if the holding period of such stock is more than one year at the time of the exchange. The deductibility of capital losses is subject to limitations. Shareholders who hold different blocks of Stellar Shares (generally, shares of Stellar purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.

Cash received upon conversion that does not completely terminate the Converting U.S. Holder’s interest will still give rise to capital gain or loss, if the conversion is either (i) “substantially disproportionate” or (ii) “not essentially equivalent to a dividend.” In determining whether the conversion is substantially disproportionate or not essentially equivalent to a dividend with respect to a Converting U.S. Holder, that Converting U.S. Holder is deemed to own not only shares actually owned, but also, in some cases, shares such holder may acquire pursuant to options and shares owned by certain family members, certain estates and trusts of which the Converting U.S. Holder is a beneficiary and certain corporations and partnerships.

Generally, the conversion will be “substantially disproportionate” with respect to the Converting U.S. Holder if (i) the Converting U.S. Holder’s percentage ownership of the outstanding voting shares (including all classes that carry voting rights) of Stellar is reduced immediately after the conversion to less than 80% of the Converting U.S. Holder’s percentage interest in such shares immediately before the conversion; (ii) the Converting U.S. Holder’s percentage ownership of the outstanding Stellar Shares (both voting and nonvoting) immediately after the conversion is reduced to less than 80% of such percentage ownership immediately before the conversion; and (iii) the Converting U.S. Holder owns, immediately after the conversion, less than 50% of the total combined voting power of all classes of shares of Stellar entitled to vote. Whether the conversion will be considered “not essentially equivalent to a dividend” with respect to a Converting U.S. Shareholder will depend upon the particular circumstances of that U.S. Holder. At a minimum, however, the conversion must result in a meaningful reduction in the Converting U.S. Holder’s actual or constructive percentage ownership of Stellar. The IRS has ruled that any reduction in a shareholder’s proportionate interest is a “meaningful reduction” if the shareholder’s relative interest in the corporation is minimal and the shareholder does not have meaningful control over the corporation.

If none of the tests described above applies and subject to the PFIC rules discussed below, the consideration paid to the Converting U.S. Holder will be treated as dividend income for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits. However, for the purposes of the dividends-received deduction and of “qualified dividend” treatment, due to the conversion right, a Converting U.S. Holder may be unable to include the time period prior to the conversion in the shareholder’s “holding period.” Any distribution in excess of our earnings and profits will reduce the Converting U.S. Holder’s basis in the Stellar Shares (but not below zero) and any remaining excess will be treated as gain realized on the sale or other disposition of the Stellar Shares. U.S. Holders of Stellar Shares considering exercising their conversion rights should consult their own tax advisors as to whether the conversion will be treated as a sale or as a distribution under the Code.

Effects of Section 367 to U.S. Holders of Stellar Shares

Because the Redomestication will occur immediately prior to the redemption of holders that exercise redemption rights with respect to Stellar Shares, U.S. Holders exercising such redemption rights will be subject to the potential tax consequences of Section 367 of the Code as a result of the Redomestication. See the discussion under the heading “The Redomestication Proposal – Material U.S. Federal Income Tax Consequences of the Redomestication to Stellar Shareholders” above.

Passive Foreign Investment Company Rules

A foreign (i.e., non-U.S.) corporation will be a PFIC if either (a) at least seventy-five percent (75%) of its gross income in a taxable year of the foreign corporation, including its pro rata share of the gross income of any corporation in which it is considered to own at least twenty-five percent (25%) of the shares by value, is passive income or (b) at least fifty percent (50%) of its assets in a taxable year of the foreign corporation, ordinarily determined based on fair market value and averaged quarterly over the year, including its pro rata share of the assets of any corporation in which it is considered to own at least twenty-five percent (25%) of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than certain rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.

Pursuant to a start-up exception, a corporation will not be a PFIC for the first taxable year the corporation has gross income, if (1) no predecessor of the corporation was a PFIC; (2) the corporation satisfies the IRS that it will not be a PFIC for either of the first two taxable years following the start-up year; and (3) the corporation is not in fact a PFIC for either of those years.

If Stellar is determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of Stellar Shares and the U.S. Holder did not make either (a) a timely QEF election for Stellar’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) Stellar Shares, (b) a QEF election along with a “purging election,” or (c) an MTM election, all of which are discussed further below, such holder generally will be subject to special rules with respect to:

●	any gain recognized by the U.S. Holder on the sale or other disposition of its Stellar Shares; and

●	any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of the Stellar Shares during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for the Stellar Shares).

Under these rules,

●	the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the Stellar Shares;

●	the amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of Stellar’s first taxable year in which it qualified as a PFIC, will be taxed as ordinary income;

●	the amount allocated to other taxable years (or portions thereof) of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

●	the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each such other taxable year of the U.S. Holder.

In general, if Stellar is determined to be a PFIC, a U.S. Holder may avoid the PFIC tax consequences described above with respect to its Stellar Shares by making a timely QEF election (or a QEF election along with a purging election), or an MTM election, all as described below. Pursuant to the QEF election, a U.S. Holder will be required to include in income its pro rata share of Stellar’s net capital gain (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, whether or not distributed, in the taxable year of the U.S. Holder in which or with which Stellar’s taxable year ends. Pursuant to the MTM election, a U.S. Holder will include as ordinary income each year the excess, if any, of the fair market value of its Stellar Shares at the end of its taxable year over the adjusted basis in such Stellar Shares and may, under certain circumstances, be allowed to take an ordinary loss in respect of the excess, if any, of the adjusted basis of its Stellar Shares over the fair market value of its Stellar Shares at the end of its taxable year.

Status of Stellar as a PFIC

Because Stellar is a blank check company, with no current active business, it likely met the PFIC asset or income test since its initial taxable year ending November 30, 2016. However, pursuant to a start-up exception, a corporation will not be a PFIC for the first taxable year the corporation has gross income, if (1) no predecessor of the corporation was a PFIC; (2) the corporation satisfies the IRS that it will not be a PFIC for either of the first two taxable years following the start-up year; and (3) the corporation is not in fact a PFIC for either of those years. Since Stellar did not complete its initial business combination on or prior to November 30, 2017, it did not satisfy the start-up exception and therefore Stellar has likely been a PFIC from its inception. The determination of whether Stellar is or has been a PFIC is primarily factual and there is little administrative or judicial authority on which to rely to make a determination of PFIC status. Accordingly, the IRS or a court considering the matter may not agree with Stellar’s analysis of whether or not it is or was a PFIC during any particular year.

Impact of PFIC Rules on Certain U.S. Holders

The impact of the PFIC rules on a U.S. Holder of Stellar Shares will depend on whether the U.S. Holder has made a timely and effective election to treat Stellar as a QEF, under Section 1295 of the Code for Stellar’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) Stellar Shares, or if the U.S. Holder made a QEF election along with a “purging election,” or if the U.S. Holder made an MTM election, all as discussed below. A U.S. Holder of a PFIC that made either a timely and effective MTM election, a timely and effective QEF election for Stellar’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) Stellar Shares, or a QEF election along with a purging election, all as discussed below, is hereinafter referred to as an “Electing Shareholder.” A U.S. Holder of a PFIC that did not make either a timely and effective MTM election, a timely and effective QEF election for Stellar’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) Stellar Shares, or a QEF election along with a “purging election,” is hereinafter referred to as a “Non-Electing Shareholder.”

A U.S. Holder’s ability to make a QEF election with respect to Stellar is contingent upon, among other things, the provision by Stellar of certain information that would enable the U.S. Holder to make and maintain a QEF election. Stellar has previously indicated that it would endeavor to provide such information, including a PFIC annual information statement, upon request of a U.S. Holder.

As indicated above, if a U.S. Holder of Stellar Shares has not made a timely and effective QEF election with respect to Stellar’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) Stellar Shares, such U.S. Holder generally may nonetheless qualify as an Electing Shareholder by filing on a timely filed U.S. income tax return (including extensions) a QEF election and a purging election to recognize under the rules of Section 1291 of the Code any gain that it would otherwise recognize if the U.S. Holder sold its Stellar Shares for their fair market value on the “qualification date.” The qualification date is the first day of Stellar’s tax year in which Stellar qualifies as a QEF with respect to such U.S. Holder. The purging election can only be made if such U.S. Holder held Stellar Shares on the qualification date. The gain recognized by the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, the U.S. Holder will increase the adjusted tax basis in its Stellar Shares by the amount of the gain recognized and will also have a new holding period in the Stellar Shares for purposes of the PFIC rules.

Alternatively, if a U.S. Holder, at the close of its taxable year, owns shares in a PFIC that are treated as marketable shares, the U.S. Holder may make an MTM election with respect to such shares for such taxable year. If the U.S. Holder makes a valid MTM election for the first taxable year of the U.S. Holder in which the U.S. Holder holds (or is deemed to hold) Stellar Shares in us and for which Stellar is determined to be a PFIC, such holder will not be subject to the PFIC rules described above in respect to its Stellar Shares. Instead, the U.S. Holder will include as ordinary income each year the excess, if any, of the fair market value of its Stellar Shares at the end of its taxable year over the adjusted basis in its Stellar Shares. The U.S. Holder also will be allowed to take an ordinary loss in respect of the excess, if any, of the adjusted basis of its Stellar Shares over the fair market value of its Stellar Shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. Holder’s basis in its Stellar Shares will be adjusted to reflect any such income or loss amounts and any further gain recognized on a sale or other taxable disposition of the Stellar Shares will be treated as ordinary income. The MTM election is available only for shares that are regularly traded on a national securities exchange that is registered with the Securities and Exchange Commission, including NASDAQ, or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. U.S. Holders should consult their own tax advisers regarding the availability and tax consequences of an MTM election in respect to Stellar Shares under their particular circumstances.

Backup Withholding

In general, proceeds received from the exercise of conversion rights will be subject to backup withholding for a non-corporate Converting U.S. Holder that:

●	fails to provide an accurate taxpayer identification number;

●	is notified by the IRS regarding a failure to report all interest or dividends required to be shown on his or her federal income tax returns; or

●	in certain circumstances, fails to comply with applicable certification requirements.

Any amount withheld under these rules will be creditable against such the Converting U.S. Holder’s U.S. federal income tax liability or refundable to the extent that it exceeds this liability, provided that the required information is timely furnished to the IRS and other applicable requirements are met.

Anticipated Accounting Treatment

The merger will be accounted for as a “reverse merger” and recapitalization at the date of the consummation of the transaction since the stockholders of Phunware will own at least 50.1% of the outstanding common stock of Stellar immediately following the completion of the merger, will have its current officers assuming all corporate and day-to-day management offices of Stellar, including chief executive officer and chief financial officer and prior board members of Phunware will constitute a majority of the board after the Business Combination. Accordingly, Phunware will be deemed to be the accounting acquirer in the transaction and, consequently, the transaction is treated as a recapitalization of Phunware. Accordingly, the assets and liabilities and the historical operations that will be reflected in the Stellar financial statements after consummation of the merger will be those of Phunware and will be recorded at the historical cost basis of Phunware. Stellar’s assets, liabilities and results of operations will be consolidated with the assets, liabilities and results of operations of Phunware upon consummation of the merger.

Regulatory Matters

The Business Combination and the transactions contemplated by the Merger Agreement are not subject to any additional federal or state regulatory requirement or approval, except for filings with the Republic of the Marshall Islands and Delaware necessary to effectuate the Redomestication and the Business Combination and filings required of solicitation materials pursuant to Rule 14a-12 of the Exchange Act.

Vote Required

The approval of the Stellar Business Combination Proposal will require the affirmative vote of the holders of a majority of the Stellar Shares voted on such proposal at the Stellar Special Meeting. In addition, the Business Combination will not be consummated if immediately prior to Closing and after payment for Redemptions, Stellar does not have net tangible assets of at least $5,000,001. Stellar estimates that this condition will be met if holders of no more than 1,123,870 of the Public Shares (representing approximately 61% of the Public Shares) properly demand Redemption of their shares into cash. In connection with execution of the Merger Agreement, certain Stellar shareholders holding an aggregate of 1,826,644 shares have entered into voting agreements. At November 2, 2018, there were 3,961,287 shares of Stellar common stock outstanding. Assuming all outstanding shares of Stellar’s common stock are voted, shares owned by the Initial Shareholders, including shares that are subject to the voting agreements, are sufficient for approving the Stellar Business Combination Proposal and Stellar would not need any of the 1,695,830 Public Shares to be voted in favor of the Stellar Business Combination Proposal in order to have such proposal approved. Abstentions and broker non-votes will have no effect on the Stellar Business Combination Proposal.

Recommendation of Stellar’s Board

After careful consideration of the matters described above, particularly the facts discussed above under the section entitled “Stellar’s Board of Directors’ Reasons for Approval of the Business Combination,” the Board determined unanimously that each of the proposals presented at this meeting was fair to and in the best interests of Stellar and its shareholders. The Board has approved and declared advisable and unanimously recommend that you vote or give instructions to vote “FOR” for the Stellar Business Combination Proposal.

The foregoing discussion of the information and factors considered by the Stellar Board is not meant to be exhaustive, but includes the material information and factors considered by the Stellar Board.

THE STELLAR BOARD UNANIMOUSLY RECOMMENDS THAT THE STELLAR SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE STELLAR BUSINESS COMBINATION PROPOSAL.

STELLAR PROPOSAL 3: THE 2018 EQUITY INCENTIVE PLAN PROPOSAL

The holders of Stellar Shares are being asked to approve the Phunware, Inc. 2018 Equity Incentive Plan. The Phunware board of directors intends to adopt the 2018 Equity Incentive Plan, subject to approval from the holders of Stellar Shares. If approved, the 2018 Equity Incentive Plan will replace Phunware’s current 2009 Equity Incentive Plan (the “2009 Plan”). The 2009 Plan, however, will continue to govern awards previously granted under it. The Board has determined that it is in the best interests of the Successor to adopt the 2018 Equity Incentive Plan and is asking the holders of Stellar Shares to approve the 2018 Equity Incentive Plan. If approved, the 2018 Equity Incentive Plan will become effective on the business day immediately prior to the Closing and will be used by the Successor following the Closing. Where the interests of Phunware (before the Closing) and the interests of the Successor (following the Closing) are the same with respect to the 2018 Equity Incentive Plan, the term “Successor” will be used.

The Board believes that the Successor must offer a competitive equity incentive program if it is to successfully attract and retain the best possible candidates for positions of substantial responsibility within the Successor. The Board expects that the 2018 Equity Incentive Plan will be an important factor in attracting, retaining and rewarding high caliber employees who are essential to the Successor’s success and in providing incentive to these individuals to promote the success of the Successor.

Summary of the 2018 Equity Incentive Plan

The following summary is not a complete statement of the 2018 Equity Incentive Plan and is qualified in its entirety by reference to the complete text of the 2018 Equity Incentive Plan, a copy of which is attached hereto as Annex D.

General. The purposes of the 2018 Equity Incentive Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentives to employees, directors and consultants who perform services to the Successor or any parent or subsidiary, and to promote the success of the Successor’s business. These incentives are provided through the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, performance units and performance shares.

Authorized Shares. A total of 5% of the post-closing outstanding shares of Successor common stock are reserved for issuance pursuant to the 2018 Equity Incentive Plan. In addition, the shares of Successor common stock reserved for issuance under the 2018 Equity Incentive Plan also will include any shares of common stock subject to stock options, restricted stock units or similar awards granted under the 2009 Plan, that, on or after the Closing, are assumed in connection with the Closing, expire or otherwise terminate without having been exercised in full and shares of common stock issued pursuant to awards granted under the 2009 Plan that, on or after the Closing, are forfeited to or repurchased by the Successor, with the maximum number of shares of Successor common stock that may be added to the 2018 Equity Incentive Plan pursuant to the foregoing equal to the number of shares subject to outstanding awards as of the closing. Currently, no awards have been granted under the 2018 Equity Incentive Plan.

The number of shares of Successor common stock available for issuance under the 2018 Equity Incentive Plan will also include an annual increase on the first day of each fiscal year beginning in fiscal 2019, equal to the least of:

●	10% of the post-closing outstanding shares of Successor common stock;

●	5% of the outstanding shares of Successor common stock on the last day of the immediately preceding fiscal year; or

●	such other amount as the Successor’s board of directors may determine.

If an award expires or becomes unexercisable without having been exercised in full, is surrendered pursuant to an exchange program, or, with respect to restricted stock, restricted stock units, performance units or performance shares, is forfeited to, or repurchased by, the Successor due to failure to vest, then the unpurchased shares (or for awards other than stock options or stock appreciation rights, the forfeited or repurchased shares) will become available for future grant or sale under the 2018 Equity Incentive Plan (unless the 2018 Equity Incentive Plan has terminated). With respect to stock appreciation rights, the net shares issued will cease to be available under the 2018 Equity Incentive Plan and all remaining shares will remain available for future grant or sale under the 2018 Equity Incentive Plan. Shares used to pay the exercise price of an award or to satisfy the tax withholding obligations related to an award will become available for future grant or sale under the 2018 Equity Incentive Plan. To the extent an award is paid out in cash rather than shares, such cash payment will not result in a reduction in the number of shares available for issuance under the 2018 Equity Incentive Plan.

Adjustments to Shares Subject to the 2018 Equity Incentive Plan. In the event of any dividend or other distribution (whether in the form of cash, shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of shares or other securities of the Successor, or other change in the corporate structure affecting the Successor’s common stock occurs, the administrator (as defined below), in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the 2018 Equity Incentive Plan, will adjust the number and class of shares that may be delivered under the 2018 Equity Incentive Plan, and/or the number, class and price of shares covered by outstanding awards, and the numerical share limitations in the 2018 Equity Incentive Plan.

Administration. The Successor’s board of directors or one or more committees appointed by the Successor’s board of directors will administer the 2018 Equity Incentive Plan (referred to as the “administrator”). If the administrator determines it is desirable to qualify transactions under the 2018 Equity Incentive Plan as exempt under Rule 16b-3 of the Securities Exchange Act of 1934, as amended, such transactions will be structured to satisfy the requirements for exemption under Rule 16b-3. Subject to the provisions of the 2018 Equity Incentive Plan, the administrator has the power to administer the 2018 Equity Incentive Plan, including but not limited to, the power to interpret the terms of the 2018 Equity Incentive Plan and awards granted under it, to prescribed, amend and rescind rules relating to the 2018 Equity Incentive Plan, including creating sub-plans, and to determine the terms of the awards, including the exercise price, the number of shares of common stock subject to each such award, the exercisability of the awards and the form of consideration, if any, payable upon exercise. The administrator also has the authority to amend existing awards to reduce or increase their exercise prices, to allow participants the opportunity to transfer outstanding awards to a financial institution or other person or entity selected by the administrator and to institute an exchange program by which outstanding awards may be surrendered or cancelled in exchange for awards of the same type which may have a higher or lower exercise price or different terms, awards of a different type and/or cash.

Eligibility. Awards may be granted to employees, directors and consultants of the Successor and employees and consultants of any parent or subsidiary corporation of the Successor. Incentive stock options may be granted only to employees who, as of the time of grant, are employees of the Successor or any parent or subsidiary corporation of the Successor.

Stock Options. Stock options in the form of nonstatutory stock options or incentive stock options may be granted under the 2018 Equity Incentive Plan. The administrator determines the number of shares subject to each option. The administrator determines the exercise price of options granted under the 2018 Equity Incentive Plan, provided that the exercise price must at least be equal to the fair market value of the Successor’s common stock on the date of grant. The term of an incentive stock option may not exceed ten years, except that with respect to any participant who owns more than 10% of the voting power of all classes of the Successor’s outstanding stock, the term must not exceed five years and the exercise price must equal at least 110% of the fair market value on the grant date. The administrator will determine the methods of payment of the exercise price of an option, which may include cash, shares or other property acceptable to the administrator, as well as other types of consideration permitted by applicable law. After the termination of service of an employee, director or consultant, he or she may exercise his or her option for the period of time stated in his or her option agreement. Generally, if termination is due to death or disability, the option will remain exercisable for 12 months. In all other cases, the option generally will remain exercisable for three months following the termination of service. An option may not be exercised later than the expiration of its term. Subject to the provisions of the 2018 Equity Incentive Plan, the administrator determines the other terms of options.

Stock Appreciation Rights. Stock appreciation rights may be granted under the 2018 Equity Incentive Plan. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of the Successor’s common stock between the exercise date and the date of grant. Stock appreciation rights may not have a term exceeding ten years. After the termination of service of an employee, director or consultant, he or she may exercise his or her stock appreciation right for the period of time stated in his or her stock appreciation rights agreement. Generally, the terms and conditions relating to the period of post-termination exercise with respect to options described above also apply to stock appreciation rights, however, in no event may a stock appreciation right be exercised later than the expiration of its term. Subject to the provisions of the 2018 Equity Incentive Plan, the administrator determines the other terms of stock appreciation rights, including when such rights become exercisable and whether to pay any increased appreciation in cash or with shares of the Successor’s common stock, or a combination thereof, except that the per share exercise price for the shares to be issued pursuant to the exercise of a stock appreciation right will be no less than 100% of the fair market value per share on the date of grant.

Restricted Stock Awards. Restricted stock may be granted under the 2018 Equity Incentive Plan. Restricted stock awards are grants of shares of the Successor’s common stock that vest in accordance with terms and conditions established by the administrator. The administrator will determine the number of shares of restricted stock granted to any employee, director or consultant and, subject to the provisions of the 2018 Equity Incentive Plan, will determine the terms and conditions of such awards. The administrator may impose whatever conditions to vesting it determines to be appropriate (for example, the administrator may set restrictions based on the achievement of specific performance goals or continued service to the Successor); provided, however, that the administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed. Recipients of restricted stock awards generally will have voting and dividend rights with respect to such shares upon grant without regard to vesting, unless the administrator provides otherwise. Shares of restricted stock that do not vest are subject to the Successor’s right of repurchase or forfeiture.

Restricted Stock Units. Restricted stock units may be granted under the 2018 Equity Incentive Plan. Restricted stock units are bookkeeping entries representing an amount equal to the fair market value of one share of the Successor’s common stock. Subject to the provisions of the 2018 Equity Incentive Plan, the administrator determines the terms and conditions of restricted stock units, including the vesting criteria (which may include accomplishing specified performance criteria or continued service to the Successor) and the form and timing of payment. Notwithstanding the foregoing, the administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout.

Performance Units and Performance Shares. Performance units and performance shares may be granted under the 2018 Equity Incentive Plan. Performance units and performance shares are awards that will result in a payment to a participant only if performance goals established by the administrator are achieved or the awards otherwise vest. The administrator will establish organizational or individual performance goals or other vesting criteria in its discretion, which, depending on the extent to which they are met, will determine the number and/or the value of performance units and performance shares to be paid out to participants. After the grant of a performance unit or performance share, the administrator, in its sole discretion, may reduce or waive any performance criteria or other vesting provisions for such performance units or performance shares. Performance units shall have an initial dollar value established by the administrator on or prior to the grant date. Performance shares shall have an initial value equal to the fair market value of the Successor’s common stock on the grant date. The administrator, in its sole discretion, may pay earned performance units or performance shares in the form of cash, in shares of the Successor’s common stock or in some combination thereof.

Transferability of Awards. Unless the administrator provides otherwise, the 2018 Equity Incentive Plan generally does not allow for the transfer of awards and only the recipient of an award may exercise an award during his or her lifetime.

Dissolution or Liquidation. In the event of the Successor’s proposed liquidation or dissolution, the administrator will notify participants as soon as practicable prior to the effective date of such proposed transaction, and, to the extent not exercised, all awards will terminate immediately prior to the consummation of such proposed transaction.

Merger or Change in Control. The 2018 Equity Incentive Plan provides that in the event of a merger or change in control, as defined under the 2018 Equity Incentive Plan, each outstanding award will be treated as the administrator determines, except that if a successor corporation or its parent or subsidiary does not assume or substitute an equivalent award for any outstanding award, then such award will fully vest, all restrictions on such award will lapse, all performance goals or other vesting criteria applicable to such award will be deemed achieved at 100% of target levels. In addition, if an option or stock appreciation right is not assumed or substituted, the administrator will notify the participant in writing or electronically that the option or stock appreciation right will become fully exercisable, for a specified period prior to the transaction, and will then terminate upon the expiration of the specified period of time. Upon a change in control, awards granted to an outside director will vest fully and become immediately exercisable, all restrictions on his or her restricted stock and restricted stock units will lapse, and with respect to awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels, and all other terms and conditions met.

Amendment; Termination. The administrator has the authority to amend, alter, suspend, or terminate the 2018 Equity Incentive Plan provided such action does not impair the existing rights of any participant. The 2018 Equity Incentive Plan automatically will terminate in 2028, unless it is terminated sooner.

Summary of U.S. Federal Income Tax Consequences

The following summary is intended only as a general guide to the material U.S. federal income tax consequences of participation in the 2018 Equity Incentive Plan. The summary is based on existing U.S. laws and regulations, and there can be no assurance that those laws and regulations will not change in the future. The summary does not purport to be complete and does not discuss the tax consequences upon a participant’s death, or the provisions of the income tax laws of any municipality, state or foreign country in which the participant may reside. As a result, tax consequences for any particular participant may vary based on individual circumstances.

Incentive Stock Options. An optionee recognizes no taxable income for regular income tax purposes as a result of the grant or exercise of an incentive stock option qualifying under Section 422 of the Code. Optionees who neither dispose of their shares within two years following the date the option was granted nor within one year following the exercise of the option normally will recognize a capital gain or loss equal to the difference, if any, between the sale price and the purchase price of the shares. If an optionee satisfies such holding periods upon a sale of the shares, the Company will not be entitled to any deduction for federal income tax purposes. If an optionee disposes of shares within two years after the date of grant or within one year after the date of exercise (a “disqualifying disposition”), the difference between the fair market value of the shares on the exercise date and the option exercise price (not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) will be taxed as ordinary income at the time of disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. Any ordinary income recognized by the optionee upon the disqualifying disposition of the shares generally should be deductible by the Company for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code.

The difference between the option exercise price and the fair market value of the shares on the exercise date is treated as an adjustment in computing the optionee’s alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if such tax exceeds the regular tax for the year. Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares and certain tax credits which may arise with respect to optionees subject to the alternative minimum tax.

Nonstatutory Stock Options. Options not designated or qualifying as incentive stock options will be nonstatutory stock options having no special U.S. tax status. An optionee generally recognizes no taxable income as the result of the grant of such an option. Upon exercise of a nonstatutory stock option, the optionee normally recognizes ordinary income equal to the amount that the fair market value of the shares on such date exceeds the exercise price. If the optionee is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of stock acquired by the exercise of a nonstatutory stock option, any gain or loss, based on the difference between the sale price and the fair market value on the exercise date, will be taxed as capital gain or loss. No tax deduction is available to the Successor with respect to the grant of a nonstatutory stock option or the sale of the stock acquired pursuant to such grant.

Stock Appreciation Rights. In general, no taxable income is reportable when a stock appreciation right is granted to a participant. Upon exercise, the participant generally will recognize ordinary income in an amount equal to the fair market value of any shares of Successor common stock received. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Restricted Stock Awards. A participant acquiring restricted stock generally will recognize ordinary income equal to the fair market value of the shares on the vesting date. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. The participant may elect, pursuant to Section 83(b) of the Code, to accelerate the ordinary income tax event to the date of acquisition by filing an election with the Internal Revenue Service no later than 30 days after the date the shares are acquired. Upon the sale of shares acquired pursuant to a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value on the date the ordinary income tax event occurs, will be taxed as capital gain or loss.

Restricted Stock Unit Awards. There are no immediate tax consequences of receiving an award of restricted stock units. A participant who is awarded restricted stock units generally will be required to recognize ordinary income in an amount equal to the fair market value of shares issued to such participant at the end of the applicable vesting period or, if later, the settlement date elected by the administrator or a participant. Any additional gain or loss recognized upon any later disposition of any shares received would be capital gain or loss.

Performance Shares and Performance Unit Awards. A participant generally will recognize no income upon the grant of a performance share or a performance unit award. Upon the settlement of such awards, participants normally will recognize ordinary income in the year of receipt in an amount equal to the cash received and the fair market value of any cash or nonrestricted shares received. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of any shares received, any gain or loss, based on the difference between the sale price and the fair market value on the date the ordinary income tax event occurs, will be taxed as capital gain or loss.

Section 409A. Section 409A of the Code provides certain requirements for non-qualified deferred compensation arrangements with respect to an individual’s deferral and distribution elections and permissible distribution events. Awards granted under the 2018 Equity Incentive Plan with a deferral feature will be subject to the requirements of Section 409A of the Code. If an award is subject to and fails to satisfy the requirements of Section 409A of the Code, the recipient of that award may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply with Section 409A’s provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as interest on such deferred compensation. Certain states have enacted laws similar to Section 409A which impose additional taxes, interest and penalties on non-qualified deferred compensation arrangements. The Successor will also have withholding and reporting requirements with respect to such amounts.

Tax Effect for the Successor. The Successor generally will be entitled to a tax deduction in connection with an award under the 2018 Equity Incentive Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a nonstatutory stock option). Special rules limit the deductibility of compensation paid to the Successor’s chief executive officer and other “covered employees” as determined under Section 162(m) and applicable guidance.

THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF THE U.S. FEDERAL INCOME TAXATION UPON PARTICIPANTS AND THE SUCCESSOR UNDER THE 2018 EQUITY INCENTIVE PLAN. IT DOES NOT PURPORT TO BE COMPLETE AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF A PARTICIPANT’S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE, OR FOREIGN COUNTRY IN WHICH THE PARTICIPANT MAY RESIDE.

Number of Awards Granted to Employees, Consultants, and Directors

As of the date hereof, no awards have been granted under the 2018 Equity Incentive Plan.

Vote Required and Recommendation of the Board

The approval of the 2018 Equity Incentive Plan will require the affirmative vote of the holders of a majority of the Stellar Shares voting in person or represented by proxy on such proposal at the Special Meeting. In connection with execution of the Merger Agreement, certain Stellar shareholders holding an aggregate of 1,826,644 shares have entered into voting agreements. At November 2, 2018, there were 3,961,287 shares of Stellar outstanding. As a result, shares owned by the Initial Shareholders, including shares that are subject to the voting agreements, are sufficient for approving the 2018 Equity Incentive Plan Proposal and Stellar would not need any of the 1,851,720 Public Shares to be voted in favor of the Share Issuance 2018 Equity Incentive Plan Proposal (assuming all outstanding shares are voted) in order to have such proposal approved. Abstentions and broker non-votes will have no effect on the 2018 Equity Incentive Plan Proposal.

If the Redomestication Proposal or the Stellar Business Combination Proposal is not approved, the 2018 Equity Incentive Plan Proposal will not be presented at the meeting. The 2018 Equity Incentive Plan will only become effective if the Business Combination is consummated.

THE STELLAR BOARD UNANIMOUSLY RECOMMENDS THAT THE STELLAR SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE 2018 Equity Incentive Plan PROPOSAL.

STELLAR PROPOSAL 4: THE 2018 ESPP PROPOSAL

The holders of Stellar Shares are being asked to approve the Phunware, Inc. 2018 Employee Stock Purchase Plan (the “2018 ESPP”). The Phunware board of directors intends to adopt the 2018 ESPP, subject to approval from the holders of Stellar Shares. Where the interests of Phunware (before the Closing) and the interests of the Successor (following the Closing) are the same with respect to the 2018 ESPP, the term “Successor” will be used.

Even if approved, the Successor has chosen to delay commencing the 2018 ESPP until such date in the future, if ever, following the Closing that the Successor’s board of directors determines in its sole discretion that it is in the Successor’s best interest to do so. The 2018 ESPP administrator will determine who is eligible to participate in the 2018 ESPP, which may include the Successor’s executive officers, should the Successor ever decide to commence offerings under it.

Summary of the Plan

The following summary is not a complete statement of the 2018 ESPP and is qualified in its entirety by reference to the complete text of the 2018 ESPP, a copy of which is attached hereto as Annex E.

Purpose. The purpose of the 2018 ESPP is to provide eligible employees with an opportunity to purchase shares of the Successor’s common stock through accumulated contributions, which generally will be made through payroll deductions. The 2018 ESPP permits the administrator (as discussed below) to grant purchase rights that qualify for preferential tax treatment under Code Section 423. In addition, the 2018 ESPP authorizes the grant of purchase rights that do not qualify under Code Section 423 pursuant to rules, procedures or sub-plans adopted by the administrator that are designed to achieve desired tax or other objectives.

Authorized Shares. 1% of the post-closing outstanding shares of Successor common stock will be made available for sale under the 2018 ESPP. The number of shares of the Successor’s common stock that may be made available for sale under the 2018 ESPP also includes an annual increase on the first day of each fiscal year beginning for the fiscal year following the fiscal year in which the first enrollment date (if any) occurs equal to the least of:

●	3% of the expected post-closing outstanding shares of Successor common stock;

●	1.5% of the outstanding shares of the Successor’s common stock on the last day of the immediately preceding fiscal year; or

●	such other amount as the administrator may determine.

2018 ESPP Administration. The 2018 ESPP will be administered by the Successor’s board of directors or a committee appointed by the board (the “administrator”). The administrator has full and exclusive discretionary authority to construe, interpret, and apply the terms of the 2018 ESPP, to designate separate offerings under the 2018 ESPP, to adjudicate disputed claims under the 2018 ESPP, and to establish such procedures that it deems necessary for the administration of the 2018 ESPP. The administrator is specifically authorized to adopt rules and procedures regarding eligibility to participate, the definition of “compensation,” handling of contributions, and making of contributions to the 2018 ESPP, among other responsibilities. Every finding, decision and determination made by the administrator will, to the full extent permitted by law, be final and binding upon all parties.

Eligibility. Any eligible employee on a given enrollment date will be eligible to participate in the 2018 ESPP. Generally, all of the Successor’s employees will be eligible to participate if they are employed by the Successor, or any participating subsidiary, for at least 20 hours per week and more than five months in any calendar year. However, an employee may not be granted rights to purchase shares of the Successor’s common stock under the 2018 ESPP if such employee:

●	immediately after the grant would own capital stock and/or hold outstanding options to purchase 5% or more of the total combined voting power or value of all classes of the Successor’s capital stock; or

●	hold rights to purchase shares of the Successor’s common stock under all of the Successor’s employee stock purchase plans that accrue at a rate that exceeds $25,000 worth of shares of the Successor’s common stock for each calendar year.

Offering Periods. The offering periods under the 2018 ESPP will begin on such date as determined by the administrator and expire on the earliest to occur of (a) the completion of the purchase of shares on the last exercise date occurring within 27 months of the applicable enrollment date of the offering period on which the purchase right was granted, or (b) a shorter period established by the administrator prior to an enrollment date for all options to be granted on such enrollment date.

An eligible employee may participate in the 2018 ESPP by timely submitting a properly completed subscription agreement or following an electronic or other enrollment procedure determined by the administrator. On the enrollment date of each offering period, each participant automatically is granted a right to purchase shares of the Successor’s common stock. This purchase right is exercised on each purchase date during an offering period to the extent of the contributions made during such offering period, unless the purchase right has expired (upon termination of a participant’s employment) or the participant has withdrawn from the 2018 ESPP, as described in further detail below.

Once an employee becomes a participant in the 2018 ESPP, the employee automatically will participate in each successive offering period until the employee withdraws from the 2018 ESPP or the employee’s employment with the Successor or one of the Successor’s designated subsidiaries terminates.

Contributions. The 2018 ESPP permits participants to purchase shares of the Successor’s common stock through contributions (generally in the form of payroll deductions) of up to an amount of their eligible compensation determined by the administrator. Eligible compensation includes a participant’s base straight time gross earnings, but exclusive of payments for incentive compensation, bonuses, payments for overtime and shift premium, equity compensation income and other similar compensation. Unless otherwise determined by the administrator, a participant may purchase a maximum of 2,000 shares of the Successor’s common stock during a purchase period.

Exercise of Purchase Right. Amounts deducted and accumulated by the participant are used to purchase shares of the Successor’s common stock on each exercise date. The purchase price of the shares will determined by the administrator but in no event will be less than 85% of the lower of the fair market value of the Successor’s common stock on the enrollment date or on the exercise date. Participants may end their participation at any time during an offering period and will be paid their accrued contributions that have not yet been used to purchase shares of the Successor’s common stock. Participation ends automatically upon termination of employment with the Successor.

Non-Transferability. Neither contributions credited to a participant’s account nor any rights with regard to the exercise of a purchase right or to receive shares under the 2018 ESPP may be assigned, transferred, pledged or otherwise disposed of in any way, other than by will, the laws of descent and distribution or as otherwise provided under the 2018 ESPP.

Changes in Capitalization. If there is any dividend or other distribution (whether in the form of cash, common stock, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of common stock or other securities of the Successor, or other change in the corporate structure of the Successor affecting the Successor’s common stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the 2018 ESPP, then the administrator will adjust the number and class of common stock that may be delivered under the 2018 ESPP, the purchase price per share, the number of shares of common stock covered by each right to purchase shares under the 2018 ESPP that has not yet been exercised, and the numerical limitations set forth in the 2018 ESPP.

Dissolution or Liquidation. In the event of the Successor’s proposed dissolution or liquidation, any offering period then in progress will be shortened by setting a new purchase date and any offering periods will end on the new purchase date. The new purchase date will be prior to the proposed dissolution or liquidation. The administrator will notify each participant in writing or electronically prior to the new purchase date that the purchase date has been changed to the new purchase date and that the right to purchase shares under the 2018 ESPP will be exercised automatically on the new purchase date, unless the participant has already withdrawn from the offering period prior to such date.

Change in Control. If there is a merger or “change in control,” as defined in the 2018 ESPP, each right to purchase shares under the 2018 ESPP will be assumed or an equivalent right to purchase shares will be substituted by the successor corporation or a parent or subsidiary of such successor corporation. If the successor corporation refuses to assume or substitute for the 2018 ESPP purchase rights, the offering period covered by such 2018 ESPP purchase right by setting a new purchase date on which such offering period will end. The new purchase date will be before the proposed merger or change in control. The administrator will notify each participant in writing or electronically prior to the new purchase date that the purchase date has been changed to the new purchase date and that the right to purchase shares under the 2018 ESPP will be exercised automatically on the new purchase date, unless the participant has already withdrawn from the offering period prior to such date.

Amendment; Termination. The administrator, in its sole discretion, may amend, suspend or terminate the 2018 ESPP, subject to its terms. The 2018 ESPP automatically will terminate in 2038, unless the Successor terminates it sooner.

Summary of U.S. Federal Income Tax Consequences

The following brief summary of the effect of the U.S. federal income taxation upon the participant and the Successor with respect to the shares purchased under the 2018 ESPP does not purport to be complete and does not discuss the tax consequences of a participant’s death or the income tax laws of any state or foreign country in which the participant may reside.

The 2018 ESPP, and the right of U.S. participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Code. Under these provisions, no income will be taxable to a participant until the shares purchased under the 2018 ESPP are sold or otherwise disposed of. Upon sale or other disposition of the shares, the participant will generally be subject to tax in an amount that depends upon the holding period. If the shares are sold or otherwise disposed of more than two years from the first day of the applicable offering period and more than one year from the applicable date of purchase, the participant will recognize ordinary income measured as the lesser of (i) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price or (ii) an amount equal to 15% of the fair market value of the shares as of the first day of the applicable offering period. Any additional gain will be treated as long-term capital gain. If the shares are sold or otherwise disposed of before the expiration of both of these holding periods, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on how long the shares have been held from the date of purchase. The Successor generally is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income recognized by participants upon a sale or disposition of shares before the expiration of the holding periods described above.

THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF THE U.S. FEDERAL INCOME TAXATION UPON PARTICIPANTS AND THE SUCCESSOR UNDER THE 2018 ESPP. IT DOES NOT PURPORT TO BE COMPLETE AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF A PARTICIPANT’S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE, OR FOREIGN COUNTRY IN WHICH THE PARTICIPANT MAY RESIDE.

New Plan Benefits

Participation in the 2018 ESPP is voluntary and is dependent on each eligible employee’s election to participate and his or her determination as to the level of contributions. Accordingly, future purchases under the 2018 ESPP are not determinable. As of the date hereof, no rights to purchase shares of the Successor’s common stock have been granted pursuant to the 2018 ESPP.

Vote Required and Recommendation of the Board

The approval of the 2018 ESPP Proposal will require the affirmative vote of the holders of a majority of the holders of Stellar Shares voting in person or represented by proxy on such proposal at the Special Meeting. At November 2, 2018, there were 3,961,287 shares of Stellar outstanding. As a result, shares owned by the Initial Shareholders, including shares that are subject to the voting agreements will be sufficient to approve the 2018 ESPP Proposal and Stellar would not need any of the 1,851,720 Public Shares to be voted in favor of the Share Issuance 2018 ESPP Proposal (assuming all outstanding shares are voted) in order to have such proposal approved. If the Redomestication Proposal or the Stellar Business Combination Proposal is not approved, the 2018 ESPP Proposal will not be presented at the meeting. The 2018 ESPP will only become effective if the Business Combination is consummated. Abstentions and broker non-votes will have no effect on the 2018 ESPP Proposal.

THE STELLAR BOARD UNANIMOUSLY RECOMMENDS THAT THE STELLAR SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE 2018 ESPP PROPOSAL.

STELLAR PROPOSAL 5: THE SHARE ISSUANCE PROPOSAL

At the Stellar Special Meeting, Stellar will ask its shareholders to vote upon and approve, for purposes of complying with applicable NASDAQ Stock Market LLC listing rules, the issuance of securities that exceed 20% of Stellar’s issued and outstanding common stock.

NASDAQ Listing Rule 5635(a) requires stockholder approval where, among other things, the issuance of securities in a transaction exceeds 20% of the number of shares of common stock or the voting power outstanding before the transaction. We currently have 3,961,287 shares of Common Stock outstanding.

Since the issuance of securities in connection with the Business Combination and potential financing transactions in connection therewith, will exceed 20% of Stellar’s currently outstanding shares of common stock, Stellar is required to obtain approval of its shareholders under NASDAQ Listing Rule 5635(a).

Vote Required and Recommendation of the Board

The Share Issuance Proposal must be approved by the affirmative vote of the holders of a majority of the Stellar Shares entitled to vote and voted in person or by proxy on such proposal at the Stellar Special Meeting. At November 2, 2018, there were 3,961,287 shares of Stellar outstanding. As a result, shares owned by the Initial Shareholders, including shares that are subject to the voting agreements would be sufficient for approving the Share Issuance Proposal and Stellar would not need any of the 1,851,720 Public Shares to be voted in favor of the Share Issuance Proposal (assuming all outstanding shares are voted) in order to have such proposal approved. Abstentions and broker non-votes will no effect on such proposal.

The Share Issuance Proposal will not be submitted if the Redomestication Proposal or the Stellar Business Combination Proposal is not approved. Approval of the Share Issuance Proposal may be necessary to enable Stellar to meet its obligations under the Merger Agreement.

THE Stellar BOARD UNANIMOUSLY RECOMMENDS THAT Stellar SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE share issuance PROPOSAL.

STELLAR PROPOSAL 6: THE DIRECTOR ELECTION PROPOSAL

Election of Directors

Pursuant to the Merger Agreement, Stellar has agreed to take all necessary action, including causing the directors of Stellar to resign, so that effective at the Closing, the entire board of directors of the Successor will consist of seven individuals, a majority of whom shall be independent directors in accordance with the requirements of the securities exchange on which the Successor shares are to be listed. The directors will be classified into three classes, with each director holding office for a three-year term or until the next annual meeting of stockholders at which such director’s class is up for election and where his or her successor is elected and qualified (provided that certain of directors elected at the Stellar Special Meeting shall hold office for shorter terms in order to effect the director classification and also that the first annual meeting of stockholders after the Stellar Special Meeting will not be held prior to the one year anniversary after the Effective Time).

Stellar is proposing the election by shareholders of the following seven individuals, who will take office immediately following the Closing and who will constitute all the members of the board of directors of the Successor: Alan Knitowski, Prokopios (Akis) Tsirigakis, George Syllantavos, Randall Crowder, Lori Tauber Marcus, Keith Cowan and Kathy Mayor.

Pursuant to the Merger Agreement, Stellar is entitled to nominate two directors and Phunware is entitled to nominate five directors to the board of directors of the Successor. Stellar has nominated Mr. Tsirigakis and Mr. Syllantavos and Phunware has nominated Mr. Knitowski, Ms. Marcus, Mr. Crowder, Mr. Cowan and Ms. Mayor to serve on the board of directors of the Successor.

If elected, Mr. Tsirigakis and Mr. Cowan, will serve until the annual meeting of stockholders of the Successor to be held in 2019; Ms. Marcus and Ms. Mayor will serve until the annual meeting of stockholders of the Successor to be held in 2020; and Mr. Syllantavos, Mr. Knitowski and Mr. Crowder will serve until the annual meeting of stockholders of the Successor to be held in 2021. In addition, it is anticipated that ____________will be designated as Chairman. Pursuant to the Merger Agreement, the 2019 annual meeting of stockholders may not be held prior to the first anniversary of the Effective Date of the Merger. Each of Messrs. Tsirigakis, Syllantavos, Cowan and Ms. Marcus, and Ms. Mayor qualify as an independent director under the Nasdaq’s listing standards. Notwithstanding the foregoing, pursuant to the Merger Agreement, in the event that a majority of the board of directors of the Successor is determined not to be independent, then the size of the board of directors shall be increased to nine (9) individuals, and the two (2) new individuals shall be mutually agreed to by Stellar and Phunware.

There are no family relationships among any of our directors and executive officers.

Under the Successor’s Certificate of Incorporation, the minimum number of directors is one, provided, however, that the Successor may by vote of the stockholders increase or reduce the limits in the number of directors.

Subject to other provisions in the Successor’s Certificate of Incorporation, the number of directors that constitutes the entire Board of Directors of the Successor shall be fixed solely by resolution of its Board of Directors. Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, each director of the Successor shall hold office until the expiration of the term for which he or she is elected and until his or her successor has been duly elected and qualified or until his or her earlier resignation, death, disqualification or removal.

Under the Successor’s Certificate of Incorporation, and subject to the rights of holders of Preferred Stock with respect to the election of directors, the directors of the Successor shall be divided into three classes as nearly equal in size as is practicable, hereby designated Class I, Class II and Class III. The Successor’s Board of Directors may assign members of the Board of Directors already in office to such classes at the time such classification becomes effective. The term of office of the initial Class I directors of Successor shall expire at the first regularly-scheduled annual meeting of its stockholders, the term of office of the initial Class II directors of Successor shall expire at the second annual meeting of its stockholders, and the term of office of the initial Class III directors of Successor shall expire at the third annual meeting of its stockholders. At each annual meeting of stockholders, commencing with the first regularly-scheduled annual meeting of stockholders, each of the successors elected to replace the directors of a class of director whose term shall have expired at such annual meeting shall be elected to hold office until the third annual meeting next succeeding his or her election and until his or her respective successor shall have been duly elected and qualified.

Subject to the rights of holders of any series of Preferred Stock of the Successor with respect to the election of its directors, if the number of directors is hereafter changed, any newly created directorships or decrease in directorships shall be so apportioned among the classes by the Successor’s Board of Directors as to make all classes as nearly equal in number as is practicable, provided that no decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors for so long as the board of the Successor is classified, any director may be removed from office by the stockholders of the Successor only for cause. Vacancies occurring on the Successor’s Board of Directors for any reason and newly created directorships resulting from an increase in the authorized number of directors may be filled only by vote of a majority of the remaining members of the Board of Directors of Successor, although less than a quorum, or by a sole remaining director, and not by stockholders of Successor. A person so elected by the Successor’s Board of Directors to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be duly elected and qualified.

If the Stellar Business Combination Proposal is not approved, the Director Election Proposal will not be presented at the meeting. The appointments of directors resulting from the election will only become effective if the Business Combination is consummated.

The Board knows of no reason why any of the nominees will be unavailable or decline to serve as a director. The information presented below is as of the Record Date and is based in part on information furnished by the nominees and in part from the Successor’s and Phunware’s records.

Information about Executive Officers, Directors and Nominees

At the Effective Time, in accordance with the terms of the Merger Agreement and assuming the election of the nominees set forth in this section, the Board and executive officers of the Successor will be as follows:

Name	Age	Position
Alan Knitowski	49	Chief Executive Officer and Director
Prokopios (Akis) Tsirigakis	63	Director
George Syllantavos	54	Director
Randall Crowder	37	Chief Operating Officer and Director
Lori Tauber Marcus	56	Director
Kathy Mayor	42	Director
Keith Cowan	62	Director

There is no arrangement or understanding between the persons described above and any other person pursuant to which the person was selected to his or her office or position. The biographies of Messrs. Tsirigakis and Syllantavos are set forth below in the section entitled “Management and Board of Directors of Stellar”. The biographies of Messrs. Knitowski and Crowder are set forth below in the section entitled “Information about Phunware – Executive Officers and Significant Employees of Phunware.”

Lori Tauber Marcus

Ms. Marcus combines strategic vision, strong business and general management acumen with direct-to-consumer expertise in e-commerce, digital marketing and social media to grow consumer-facing businesses worldwide. In 2018, Ms. Marcus joined the board of Golub Corporation, a large privately-held regional grocer. Since 2017, Ms. Marcus has served on the advisory board of Meural, Inc., a VC-backed, early stage digital art technology company. Since 2016, Ms. Marcus has served as on the board of DNA Diagnostics Center, a private equity backed leader in private DNA testing services, and she is currently the Chair of the board of directors. Since 2016, Ms. Marcus has served as a director for SHARE, a women’s cancer support organization. Since 2012, she served an advisor to the CEO and CMO of Carrington Farms. As Vice Chair of the board of directors of the Multiple Myeloma Research Foundation (MMRF), she serves as an ex officio member of the Audit, Board Development, Programming, and HR Committees. She has served on the MMRF board since 2004. Ms. Marcus founded Courtyard Connections, LLC in 2015 and since 2017 she has working with the Harvard Business School’s Kraft Precision Medicine Accelerator as Chair of the Direct-to-Patient Initiative. From 2015 to 2017, she was a member of the CMO Advisory Board for VentureBeat. In 2016, she served as Interim CMO for Peloton Interactive, where she was the leader of brand strategy, integrated marketing, public relations, acquisition marketing, loyalty, retention/engagement and email marketing, social media, creative services and advanced analytics. From 2013 to 2015, Ms. Marcus was the Executive Vice President and Chief Global Brand and Product Officer at Keurig Green Mountain, Inc (NASDAQ: GMCR). From 2011 to 2012, she was CMO at The Children’s Place (NASDAQ: PLCE). Ms. Marcus had a 24-year career with PepsiCo, from 1987 to 2011 that included holding national and global Senior Vice President and general management roles (2004 – 2011). Ms. Marcus holds a BSE from The Wharton School, University of Pennsylvania.

Kathy Tan Mayor

Ms. Mayor has held numerous leadership positions in business development, retail marketing, loyalty marketing, and digital marketing technology. She is currently the Chief Marketing Officer of BoxyCharm, a beauty subscription service company located in South Florida. From 2016 to 2018, Ms. Mayor was the Chief Digital Officer across the 10 portfolio brands of Carnival Corporation and the Chief Marketing Officer of Carnival Cruise Line. From 2008 to 2016, Ms. Mayor held a number of positions at Las Vegas Sands Corporation including a number of vice president and senior vice president roles in strategy and marketing. From 2005 – 2008, she held multiple director positions with Caesar Entertainment Corporation. Prior to that Ms. Mayor worked for McKinsey & Company and Proctor & Gamble in Southeast Asia. Ms. Mayor has a B.S. in Management Engineering from Ateneo de Manila University and a MBA from Harvard Business School.

Keith Cowan

Mr. Cowan is an experienced executive officer, board member, advisor and investor. Since 2013, he has been CEO of Cowan Consulting Corporation that provides strategic advisory services to various companies in multiple industries. From 2007 to 2013, Mr. Cowan was President of Strategic Planning and Corporate Initiatives for Sprint Corporation. From 1996 to 2006, he served in multiple roles at Bell South Corporation, including Chief Development Officer, President of Marketing & Product Management, and Chief Network Field Officer. From 1982 to 1996, Mr. Cowan was partner at Alston & Bird LLP. He had served as a board member of the YMCA of Metro Atlanta since 1999, Vice Chairman of Fox Theatre in Atlanta since 2006, Chairman of the Morehead-Cain Scholarship Fund since 2009, and a Trustee of the Loomis Chafee School since 2014. Mr. Cowan holds a BA in Economics and Political Science from the University of North Carolina at Chapel Hill and a JD, Law from the University of Virginia School of Law.

Committee Appointments

There are three standing committees of the Board: the Audit Committee, the Compensation Committee and the Nominating Committee. It is expected that the following appointments will be made:

Audit Committee: Keith Cowan, Kathy Tan Mayor and Prokopios (Akis) Tsirigakis,

Compensation Committee: Lori Tauber Marcus, Kathy Tan Mayor and George Syllantavos,

Nominating Committee: Keith Cowan, Lori Tauber Marcus and George Syllantavos,

All the nominees are “independent” under the revised listing standards of Nasdaq. Prokopios (Akis) Tsirigakis is also a “financial expert” under the listing requirements of Nasdaq.

Vote Required and Recommendation of the Board

The seven nominees receiving the highest number of affirmative votes shall be elected as directors. You may withhold votes from any or all nominees. In connection with execution of the Merger Agreement, certain Stellar shareholders holding an aggregate of 1,826,644 shares have entered into voting agreements, pursuant to which such Stellar shareholders will vote in factor of the election to the Board of Directors of each of the abovementioned nominees. If the Redomestication Proposal or the Stellar Business Combination Proposal is not approved, the Director Election Proposal will not be presented at the meeting. The Director Election Proposal will only become effective if the Business Combination is consummated.

THE STELLAR BOARD UNANIMOUSLY RECOMMENDS THAT STELLAR’S SHAREHOLDERS VOTE “FOR” EACH OF THE NOMINEES LISTED IN THIS JOINT PROXY STATEMENT/PROSPECTUS.

STELLAR PROPOSAL 7: THE STELLAR ADJOURNMENT PROPOSAL

At the Stellar Special Meeting, Stellar will ask its shareholders to consider and vote upon a proposal to adjourn the Stellar Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote or elections to convert at the time of the Stellar Special Meeting, Stellar is not authorized to consummate the Business Combination if the Closing conditions under the Merger Agreement are not met. In no event will Stellar solicit proxies to adjourn the Stellar Special Meeting or consummate the Business Combination beyond the date by which it may properly do so.

Purpose of the Stellar Adjournment Proposal

The purpose of the Stellar Adjournment Proposal is to provide more time for the Initial Shareholders and/or their respective affiliates and financial advisors to make arrangements that would increase the likelihood of obtaining a favorable vote on the Stellar Business Combination proposal and to meet the requirement that immediately prior to Closing and after payments for Redemptions, Stellar has net tangible assets of at least $5,000,001. Stellar estimates that the latter condition will be met if holders of no more than 1,123,870 of the Public Shares (representing approximately 61% of the Public Shares) properly demand Redemption of their shares into cash.

In addition to an adjournment of the Stellar Special Meeting upon approval of the Stellar Adjournment Proposal, the Board is empowered under the BCA to postpone the meeting at any time prior to the meeting being called to order. In such event, Stellar will issue a press release and take such other steps as it believes are necessary and practical in the circumstances to inform its shareholders of the postponement.

Consequences if the Stellar Adjournment Proposal is Not Approved

If an Adjournment Proposal is presented to the meeting and is not approved by the shareholders, the Board may not be able to adjourn the Stellar Special Meeting to a later date in the event that, based on the tabulated votes or elections to convert at the time of the Stellar Special Meeting, there are not sufficient votes at the time of the Stellar Special Meeting to approve the consummation of the Business Combination or as a result of Redemptions Stellar would have net tangible assets of less than US$5,000,001 immediately prior to the consummation of the Business Combination, after giving effect to payments to Public Shareholders who exercise their Redemption Rights. In any such event, the Business Combination would not be completed and, unless Stellar were able to consummate a business combination with another party no later than December 26, 2018 (or such later date approved by its shareholders), it would trigger Stellar’s automatic dissolution and liquidation. This has the same effect as if Stellar had formally gone through a voluntary liquidation procedure under the BCA.

Vote Required and Recommendation of the Board

The Stellar Adjournment Proposal must be approved by the affirmative vote of the holders of a majority of the Stellar Shares entitled to vote and voted in person or by proxy on such proposal at the Stellar Special Meeting. At November 2, 2018, there were 3,961,287 shares of Stellar outstanding. As a result, shares owned by the Initial Shareholders, including shares that are subject to the voting agreements, would be sufficient for approving the Stellar Adjournment Proposal, and Stellar would not need any of the 1,851,720 Public Shares to be voted in favor of the Stellar Adjournment Proposal (assuming all outstanding shares are voted) in order to have such proposal approved. Abstentions and broker non-votes will have no effect on the Stellar Adjournment Proposal.

The Stellar Adjournment Proposal will not be submitted if the Stellar Business Combination Proposal and the other proposals for the Stellar Special Meeting is approved.

THE Stellar BOARD UNANIMOUSLY RECOMMENDS THAT Stellar SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE STELLAR ADJOURNMENT PROPOSAL.

SPECIAL MEETING OF PHUNWARE STOCKHOLDERS

General

Phunware is furnishing this joint proxy statement/prospectus to Phunware’s stockholders as part of the solicitation of proxies by Phunware’s board of directors for use at the special meeting of stockholders of Phunware to be held on __, 2018 and at any adjournment or postponement thereof (the “Phunware Special Meeting”). This joint proxy statement/prospectus is first being furnished to Phunware’s stockholders on or about __, 2018 in connection with the vote on the proposals described in this joint proxy statement/prospectus. This joint proxy statement/prospectus provides Phunware’s stockholders with information they need to know to be able to vote or instruct their vote to be cast at the Phunware Special Meeting.

Date, Time and Place

The Phunware Special Meeting of stockholders will be held on __, 2018, at __, Central Time, at 7800 Shoal Creek Blvd, Suite 230-S, Austin, TX 78757.

Purpose of the Phunware Special Meeting

At the Phunware Special Meeting, Phunware is asking holders of Phunware capital stock:

●	to consider and vote upon a proposal to approve and adopt the merger agreement, as may be amended or supplemented by time to time, which, among other things, provides for the merger of Stellar Sub becoming a wholly-owned subsidiary of Stellar, which proposal we refer to as the Phunware Business Combination Proposal;

●	to obtain the approval of the Phunware preferred stockholders to request the conversion of all outstanding shares of Phunware preferred stock into shares of Phunware common stock, effective as of immediately prior to the effectiveness of the merger, which proposal we refer to as the Preferred Stock Conversion Proposal; and

●	to consider and vote upon a proposal to adjourn the Phunware Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if it is determined by Phunware that more time is necessary or appropriate to consummate the Business Combination and/or the Preferred Stock Conversion, which proposal we refer to as the Phunware Adjournment Proposal.

Recommendation of Phunware Board of Directors

Phunware’s board of directors has determined that the Phunware Business Combination Proposal, the Preferred Stock Conversion Proposal and the Phunware Adjournment Proposal, if presented, are in the best interests of Phunware and its stockholders; has approved the Phunware Business Combination Proposal, the Preferred Stock Conversion Proposal and the Phunware Adjournment Proposal; and recommends that stockholders vote “FOR” the Phunware Business Combination Proposal, “FOR” the Preferred Stock Conversion Proposal and “FOR” the Phunware Adjournment Proposal, in each case, if presented to the Phunware Special Meeting.

The existence of any financial and personal interests of one or more of Phunware’s directors may be argued to result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of Phunware and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the proposals. See the section entitled “Phunware Business Combination Proposal — Interests of Phunware’s Directors and Officers in the Business Combination” for a further discussion of this.

Record Date; Who is Entitled to Vote

Phunware has fixed the close of business on October 31, 2018, as the “Record Date” for determining Phunware stockholders entitled to notice of and to attend and vote at the Phunware Special Meeting.

As of the close of business on the Record Date, there were outstanding and entitled to vote:

●	7,793,462 shares of Phunware common stock,

●	3,169,089 shares of Phunware Series A Preferred Stock

●	2,011,990 shares of Phunware Series B Preferred Stock

●	5,223,742 shares of Phunware Series C Preferred Stock

●	3,709,078 shares of Phunware Series D Preferred Stock

●	4,724,873 shares of Phunware Series D-1 Preferred Stock

●	10,097,720 shares of Phunware Series E Preferred Stock

●	12,078,948 shares of Phunware Series F Preferred Stock

●	3,277,159 shares of Phunware Series Alpha Preferred Stock

●	2,402,402 shares of Phunware Series Beta Preferred Stock

●	1,997,857 shares of Phunware Series Gamma Prime Preferred Stock.

●	Each share of Phunware common stock outstanding as of the Record Date is entitled to one vote per share at the Phunware Special Meeting;

●	Each share of Phunware Series A Preferred Stock outstanding as of the Record Date is entitled to the number of votes equal to the number of shares of common stock into which the shares of Phunware Series A Preferred Stock held by such holder could be converted as of the Record Date;

●	Each share of Phunware Series B Preferred Stock outstanding as of the Record Date is entitled to the number of votes equal to the number of shares of common stock into which the shares of Phunware Series B Preferred Stock held by such holder could be converted as of the Record Date;

●	Each share of Phunware Series C Preferred Stock outstanding as of the Record Date is entitled to the number of votes equal to the number of shares of common stock into which the shares of Phunware Series C Preferred Stock held by such holder could be converted as of the Record Date;

●	Each share of Phunware Series D Preferred Stock outstanding as of the Record Date is entitled to the number of votes equal to the number of shares of common stock into which the shares of Phunware Series D Preferred Stock held by such holder could be converted as of the Record Date;

●	Each share of Phunware Series D-1 Preferred Stock outstanding as of the Record Date is entitled to the number of votes equal to the number of shares of common stock into which the shares of Phunware Series D-1 Preferred Stock held by such holder could be converted as of the Record Date;

●	Each share of Phunware Series E Preferred Stock outstanding as of the Record Date is entitled to the number of votes equal to the number of shares of common stock into which the shares of Phunware Series E Preferred Stock held by such holder could be converted as of the Record Date;

●	Each share of Phunware Series F Preferred Stock outstanding as of the Record Date is entitled to the number of votes equal to the number of shares of common stock into which the shares of Phunware Series F Preferred Stock held by such holder could be converted as of the Record Date;

●	Each share of Phunware Series Alpha Preferred Stock outstanding as of the Record Date is entitled to the number of votes equal to the number of shares of common stock into which the shares of Phunware Series Alpha Preferred Stock held by such holder could be converted as of the Record Date;

●	Each share of Phunware Series Beta Preferred Stock outstanding as of the Record Date is entitled to the number of votes equal to the number of shares of common stock into which the shares of Phunware Series Beta Preferred Stock held by such holder could be converted as of the Record Date; and

●	Each share of Phunware Series Gamma Prime Preferred Stock outstanding as of the Record Date is entitled to the number of votes equal to the number of shares of common stock into which the shares of Phunware Series Gamma Prime Preferred Stock held by such holder could be converted as of the Record Date.

As of the Record Date,

●	Each share of Phunware Series A Preferred Stock was convertible into one share of Phunware common stock;

●	Each share of Phunware Series B Preferred Stock was convertible into one share of Phunware common stock;

●	Each share of Phunware Series C Preferred Stock was convertible into one share of Phunware common stock;

●	Each share of Phunware Series D Preferred Stock was convertible into one share of Phunware common stock;

●	Each share of Phunware Series D-1 Preferred Stock was convertible into one share of Phunware common stock;

●	Each share of Phunware Series E Preferred Stock was convertible into one share of Phunware common stock;

●	Each share of Phunware Series F Preferred Stock was convertible into one share of Phunware common stock;

●	Each share of Phunware Series Alpha Preferred Stock was convertible into one share of Phunware common stock;

●	Each share of Phunware Series Beta Preferred Stock was convertible into one share of Phunware common stock; and

●	Each share of Phunware Series Gamma Prime Preferred Stock was convertible into one share of Phunware common stock.

As of       , the Phunware stockholders, representing approximately the following issued and outstanding shares have agreed to vote in favor of the Phunware Proposals:

●	shares of Series Preferred Stock

●	shares of Series Preferred Stock

●	shares of Series Preferred Stock

Quorum

A quorum of Phunware stockholders is necessary to hold a valid meeting. The presence, in person or by proxy, of a majority of the votes which could be cast by the holders of all outstanding shares of stock entitled to vote at the meeting shall be necessary and sufficient to constitute a quorum at the Phunware Special Meeting, including a majority of the outstanding shares of any class or series or classes or series, present in person or represented by proxy, where a separate vote by such class or series or classes or series is required. Abstentions, while considered present for the purposes of establishing a quorum, will not count as a vote cast at the Phunware Special Meeting.

As of the Record Date for the Phunware Special Meeting, the following shares of Phunware representing the following classes and series would be required to achieve a quorum:

●	28,243,161 shares of Common Stock and Preferred Stock, voting together as a single class on an as-converted basis

●	24,346,429 shares of Preferred Stock, voting together as a single class on an as-converted basis

●	6,039,475 shares of Series F Preferred Stock

Abstentions

Proxies that are marked “abstain” will be treated as shares present for purposes of determining the presence of a quorum on all matters. They will not be treated as shares voted on the matter but will have the effect of a vote against the matter.

Vote Required for Approval

The Phunware Proposals presented at the Phunware Special Meeting require the following approvals: (A) the Phunware Business Combination Proposal requires the approval of (x) a majority of the shares of outstanding capital stock of Phunware, voting together as a single class on an as-converted basis, (y) a majority of the outstanding shares of Preferred Stock of Phunware, voting together as a single class on an as-converted basis, and (z) a majority of the outstanding shares of Phunware Series F Preferred Stock, voting exclusively as a single class, (B) the Preferred Stock Conversion Proposal requires the approval of (y) a majority of the outstanding shares of Preferred Stock of Phunware, voting together as a single class on an as-converted basis, and (z) a majority of the outstanding shares of Phunware Series F Preferred Stock, voting exclusively as a single class and (C) the Adjournment Proposal requires the affirmative vote of the holders of a majority of the shares of Phunware stock.

In each case, abstentions, while considered present for the purposes of establishing a quorum, will not count as a vote cast at the Phunware Special Meeting.

Voting Your Shares

Each share of Phunware capital stock that you own in your name as of the Record Date entitles you to the number of votes detailed in the section entitled “— Record Date; Who is Entitled to Vote.”

There are two ways to vote your shares of Phunware capital stock at the Phunware Special Meeting:

●	You Can Vote By Signing and Returning the Enclosed Proxy Card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by Phunware’s board “FOR” the Phunware Business Combination Proposal, “FOR” the Preferred Stock Conversion Proposal and “FOR” the Phunware Adjournment Proposal, in each case, if presented at the Phunware Special Meeting. Votes received after a matter has been voted upon at the Phunware Special Meeting will not be counted.

●	You Can Attend the Phunware Special Meeting and Vote in Person or by Proxy. You will receive a ballot when you arrive.

Revoking Your Proxy

If you are a Phunware stockholder and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

●	you may send another proxy card with a later date;

●	you may notify Phunware in writing at 7800 Shoal Creek Blvd, Suite 230-S, Austin, TX 78757, Attention: Investor Relations before the Phunware Special Meeting that you have revoked your proxy; or

●	you may attend the Phunware Special Meeting, revoke your proxy and vote in person or by Proxy, as indicated above.

Who Can Answer Your Questions About Voting Your Shares

If you have any questions about how to vote or direct a vote in respect of your shares of Phunware capital stock, you may contact Phunware at 7800 Shoal Creek Blvd, Suite 230-S, Austin, TX 78757, Attention: Investor Relations.

Appraisal Rights

Phunware stockholders will be entitled to dissenters’ rights but only if they comply with the Delaware law procedures summarized in the section entitled “Appraisal Rights.” The entirety of section 262 of the DGCL is provided on Annex F to this joint proxy statement/prospectus. Upon effectiveness of the business combination, any Phunware stockholder who has perfected its dissenters’ rights have the right to object and have a court in Delaware determine the value of each share of stock and to be paid the appraised value determined by the court, which could be more or less than the merger consideration.

Proxy Solicitation Costs

Phunware is soliciting proxies on behalf of its board of directors. This solicitation is being made by mail but also may be made by telephone or in person. Phunware and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. Phunware will bear the cost of the solicitation.

phunware BUSINESS COMBINATION PROPOSAL

We are asking Phunware stockholders to approve and adopt the Merger Agreement and the transactions contemplated thereby. Phunware stockholders should read carefully this joint proxy statement/prospectus in its entirety for more detailed information concerning the Merger Agreement, which is attached as Annex C to this joint proxy statement/prospectus.

The terms of, reasons for and other aspects of the Merger Agreement and the business combination are described in detail in the other sections in this joint proxy statement/prospectus. Phunware stockholders are urged to read carefully the Merger Agreement in its entirety before voting on this proposal.

Phunware’s Board of Directors’ Reasons for the Business Combination

The board of directors of Phunware approved the Merger Agreement and the transactions contemplated thereby and determined the business combination, on the terms and conditions set forth in the Merger Agreement and other related documents, is advisable and fair to and in the best interests of, Phunware’s stockholders. The reasons for its determination include the following, among others, not listed in any relative order of importance:

●	Merging with Stellar offers a cleaner, faster, less costly and more certain route to the public markets than a traditional IPO. The transaction will create a path to liquidity for Phunware stockholders in the public markets and a public currency Phunware can potentially use for inorganic growth via mergers and acquisitions to supplement its core organic growth initiatives.

●	Merging with Stellar addresses Phunware’s financing needs, including a minimum of $19 million in cash at closing against $72 million in trust and an incremental potential for up to $80 million in additional financing via embedded warrants in the deal.

●	The transaction would also provide an easier path for Phunware’s future equity and debt financing as the business scales and matures internationally.

●	With a fully diluted valuation of $301 million (excluding any TGE proceeds), the transaction is structured to be attractive to Phunware stockholders relative to past financings in the private markets.

●	The governance structure and composition provided by the transaction will be advantageous to Phunware’s strategic growth initiatives. Merging with Stellar will give Phunware a public company platform that offers public market investors a “pure play” investment opportunity at the intersection of mobile, cloud, big data and cryptocurrency.

●	The transaction between Stellar and Phunware will be a branding, recruitment and retention event, offering public market visibility and liquidity on NASDAQ that can facilitate Phunware’s market growth and traction with global customers, partners, employees and investors.

In reaching its conclusion regarding the fairness of the business combination to Phunware’s stockholders and its decision to approve the Merger Agreement, the board of directors of Phunware also considered the following factors, among others (not listed in any relative order of importance):

●	Phunware’s business, financial condition, results of operations, assets, management, competitive position, operating performance and prospects, including Phunware’s prospects and risks to the business if it were to continue development of its business as a private company;

●	Phunware’s forecasts of operating performance and financial condition;

●	current industry, market and economic conditions, including the state of the financial markets;

●	Phunware’s anticipated requirements for additional capital if it continued development of its business as an independent company, including the prospects of raising such capital in the public markets or from private sources;

●	the potential for PHUN to access additional capital from the public markets;

●	Phunware’s experience and previous attempts to consummate an initial public offering;

●	the valuations at which Phunware might raise additional capital (and the potential sources of such capital), compared to the consideration being paid by Stellar pursuant to the Merger Agreement;

●	the potential dilution to the existing equity interests of Phunware in connection with alternative strategic transactions, compared to anticipated dilution to the existing equity interests of Phunware that would result from the consummation of the business combination (including the closing of any third party equity financing contingent upon the closing of the business combination);

●	the opportunity for liquidity for Phunware stockholders;

●	the terms and conditions of the merger agreement and the transactions contemplated thereby;

●	the determination by the board of directors of Phunware that the aggregate merger consideration represents a fair value for Phunware and its stockholders as a whole, including a consideration of the likelihood of securing an alternative transaction and the risks that Phunware’s prospects could become less attractive to potential buyers or that macroeconomic changes would result in potential buyers not being interested in any strategic transaction with Phunware;

●	the impact of the adjustments to the merger consideration for indebtedness, cash and unpaid transaction expenses and the amount of consideration held back pursuant to the escrow agreement;

●	Stellar’s cash position of at least $19 million (including cash held in Stellar’s Trust Account plus cash available to Stellar in connection with the consummation of third-party equity financing contingent upon the closing of the business combination and net of its unpaid expenses and liabilities) that would be available to the surviving entity in the mergers for the working capital and business development needs;

●	the likelihood that the business combination will be consummated in light of the conditions to Stellar’s obligations to consummate the transactions contemplated by the Merger Agreement and the likelihood of obtaining any necessary regulatory approvals.

The board of directors of Phunware also considered a variety of risks and other potentially negative factors concerning the merger agreement and the business combination, including the following:

●	the likelihood that the business combination would be completed compared to the risks in executing alternatives;

●	the risk that the business combination may not be completed in a timely manner, or at all;

●	the risks and costs to Phunware if transactions contemplated by the Merger Agreement are not consummated, including the diversion of management and employee attention, the potential effect on business and customer relationships and the transaction costs including legal fees incurred in connection with the business combination;

●	the fact that Phunware entered into the merger agreement with a “blank check” corporation organized to effect a business combination with one or more businesses;

●	the indemnification obligations of Phunware’s stockholders pursuant to the Merger Agreement and the escrow agreement; and

●	the restrictions on the conduct of Phunware’s business prior to the consummation of the business combination, including a requirement that Phunware conduct its business only in the ordinary course, subject to specific limitations or Stellar consent, which may delay or prevent Phunware from undertaking business opportunities that may arise pending completion of the business combination.

The foregoing discussion of the information and factors considered by the board of directors of Phunware is not intended to be exhaustive but includes a number of the material factors considered by it. The board of directors of Phunware approved the Merger Agreement, the mergers and the other transactions contemplated thereby. In arriving at their decision, the members of the board of directors of Phunware also considered the interests that certain executive officers of Phunware may have with respect to the business combination that differ from, or are in addition to, their interests as stockholders generally, as described below under “Interests of Phunware Directors and Officers in the Business Combination.”

Background of the Business Combination Transaction

Phunware was initially seeking financing to accelerate its growth and pursue strategic options.

BTIG, LLC (“BTIG”) was introduced to Phunware on June 6, 2017 by representatives of Khazanah Nasional Berhad (“Khazanah”). Khazanah had led the prior $40 million investment in Phunware, and indicated the company was seeking to raise additional capital and evaluate strategic and financing options.

BTIG executed an advisory engagement agreement with Phunware on July 18, 2017 to evaluate strategic options for Phunware including a private capital raise, sale, merger, or other business combination.

BTIG introduced the company to institutional investors and potential acquirers from July 2017 through October 2017. On October 17, 2017, BTIG proposed to Phunware to reach out to several special purpose acquisition companies (each, a “SPAC”) that were actively seeking acquisition targets. BTIG representatives provided Phunware with a list of potential SPAC candidates, which included Stellar.

On November 9, 2017, BTIG contacted George Syllantavos, co-CEO of Stellar, regarding a possible business combination with Phunware. George Syllantavos responded to the email and expressed interest in Phunware, and proposed scheduling a call to discuss the opportunity for the week of November 13, 2017. Following entry into a nondisclosure agreement, the parties shared non-confidential company overview materials with George Syllantavos, Prokopios (Akis) Tsirigakis, and Anastasios (Tassos) Chrysostomidis of Stellar. George Syllantavos followed up with a call to BTIG to discuss the transaction in more detail.

On November 13, 2017, BTIG hosted a conference call with George Syllantavos and Prokopios (Akis) Tsirigakis of Stellar, and Alan Knitowski and Matt Aune of Phunware, to provide an overview of Phunware’s business and explore a potential transaction with Stellar. As a next step, George Syllantavos proposed scheduling an in-person two-day meeting with the Stellar and Phunware executive teams at Phunware’s headquarters in Austin, Texas. On November 17, 2017, BTIG coordinated the execution of a mutual non-disclosure agreement between Stellar and Phunware and provided Stellar access to the Phunware data room.

On November 29, 2017, Stellar, Phunware, BTIG, and the Maxim Group, LLC (“Maxim”) representative Lawrence Glasberg held a full day in-person meeting at Phunware’s headquarters in Austin, Texas to discuss a proposed transaction.

On November 30, 2017, Prokopios (Akis) Tsirigakis delivered a letter of intent to BTIG via email that outlined the key terms and transaction structure for a combination with Phunware. Stellar, Phunware and BTIG negotiated the terms of the letter of intent in person at a second full day meeting at Phunware’s headquarters in Austin, Texas. In this meeting the parties initiated detailed discussions regarding their understanding of valuation, transaction structure, process timing, and other related transaction matters.

On December 1, 2017, the Board met and discussed the revised letter of intent and the Business Combination.

On December 4, 2017, BTIG delivered a set of public comparables for Phunware to Stellar for review. On December 5, 2017 BTIG delivered a sum of the parts analysis for Phunware to Stellar management for review. On December 7, 2017 BTIG held a call with Prokopios (Akis) Tsirigakis and George Syllantavos to discuss the transaction terms and valuation.

On December 8, 2017, George Syllantavos delivered a revised letter of intent to Alan Knitowski and BTIG. On December 9, 2017 George Syllantavos delivered an analysis of the transaction structure to Alan Knitowski and BTIG and held a call to discuss the transaction structure.

On December 13, 2017, George Syllantavos delivered a further revised letter of intent to Alan Knitowski and BTIG based on the feedback from the previous call.

On December 18, 2017, Stellar, Phunware, and BTIG held a call to discuss the revisions to the letter of intent.

On December 18, 2017, BTIG held a call with Sundhiraj Sharma to discuss the proposal and ownership breakdown post transaction. BTIG provided an analysis of the transaction structure and post-transaction ownership to Sundhiraj Sharma in advance of the call.

On December 18, 2017, Alan Knitowski introduced BTIG to Matthew Carbonara, board observer representing Cisco Systems and proposed they schedule a call to discuss the structure and key deal points of the merger.

On December 19, 2017, Matthew Carbonara scheduled a call with BTIG to discuss the transaction.

On December 19, 2017, Alan Knitowski introduced BTIG to Eric Manlunas, board member and investor in Phunware, to schedule a call to discuss the relevant deal points.

On December 20, 2017, Eric Manlunas and BTIG held a call to discuss the structure and key deal points of the merger.

On December 21, 2017, BTIG held a conference call with the Phunware board to review the proposed transaction and discuss the relevant deal points and transaction structure. The Phunware board discussed transaction terms and evaluated the business combination on this call. BTIG provided a presentation to the Board regarding BTIG’s financial analysis with respect to Stellar, Phunware, and the business combination.

On December 21, 2017, Prokopios (Akis) Tsirigakis delivered a revised version of the letter of intent incorporating feedback from Phunware to BTIG.

On December 21, 2017, the Phunware Board held another meeting to further discuss the Business Combination. BTIG was present and provided responses to Board questions.

On December 26, 2017, the Phunware Board reviewed and discussed the revised letter of intent. The Board created a new special committee consisting of Winston Damarillo, John Kahan, and Sundhiraj Sharma to evaluate and negotiate the proposed business combination.

Over the course of the next few days, the special committee communicated regarding the proposed terms of the Business Combination.

On December 28, 2017, the Phunware Board met telephonically to consider a motion to approve the execution of the letter of intent and during the meeting, the motion was passed.

On December 29, 2017, the letter of intent was signed by both Stellar and Phunware.

From December 30, 2017, to February 27, 2018, negotiations and conference calls were held between Stellar, Phunware, the representatives from Maxim Group and BTIG, as well as representatives of Ellenoff Grossman & Schole LLP, counsel to Stellar, and Wilson Sonsini Goodrich & Rosati, P.C. (“WSGR”), counsel to Phunware, to complete the definitive agreements.

On January 31, 2018, February 7, 2018, and February 21, 2018, the Phunware Board met and discussed the status of the Business Combination and the definitive transaction documents. WSGR reviewed the relevant open points with the directors during these meetings and presented the material deal terms.

On February 15, 16 and 19 the Stellar Board discussed the transaction and the elements of the Merger Agreement and on February 21, the Stellar Board approved the Merger Agreement with Phunware.

On February 27, 2018, the Phunware Board approved the Merger Agreement.

Stellar and Phunware signed the definitive Merger Agreement later in the day on February 27, 2018.

Stellar and Phunware announced the transaction publicly in a press release on February 28, 2018.

Beginning on October 24, 2018 and through November 2, 2018, Stellar and Phunware engaged in discussions regarding amendment of the Merger Agreement.

The Board of Directors of Phunware met on October 26, 2018 to discuss amending the Merger Agreement in order to revise the conditions necessary to consummate the transaction.

On November 2, 2018, the Merger Agreement was formally amended.

Interests of Phunware’s Directors and Officers in the Business Combination

When you consider the recommendation of Phunware’s board of directors in favor of approval of the Phunware Business Combination Proposal, Preferred Stock Conversion Proposal and Phunware Adjournment Proposal, you should keep in mind that Phunware’s directors and executive officers may be argued to have interests in such proposal that are different from, or in addition to those of Phunware stockholders generally. The boards of directors of both companies were aware of these interests and considered them in approving the business combination and the Merger Agreement. These interests include, among other things:

●	The fact that certain of Phunware’s directors and officers will continue to be directors and executive officers of the Successor after the consummation of the Business Combination. As such, in the future they will receive any cash fees, stock options or stock awards that the Successor board of directors determines to pay to its directors and officers.

●	Upon completion of the Business Combination and the issuance of Successor common stock in the business combination, the directors and officers of Phunware will collectively beneficially own approximately % of the outstanding stock of the Successor.

As a result of, or in connection with, the Business Combination, Phunware’s directors and officers may be argued to be more likely to vote to approve the Phunware Business Combination Proposal, the Phunware Preferred Stock Conversion Proposal and the Phunware Adjournment Proposal than Phunware stockholders generally.

Recommendation of Phunware Board of Directors

THE PHUNWARE BOARD OF DIRECTORS RECOMMENDS THAT THE PHUNWARE STOCKHOLDERS VOTE “FOR” THE PHUNWARE BUSINESS COMBINATION PROPOSAL.

The existence of any financial and personal interests of one or more of Phunware’s directors may be argued to result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Phunware and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the proposals. See the section entitled “— Interests of Phunware’s Directors and Officers in the Business Combination” for a further discussion of this.

phunware PREFERRED STOCK CONVERSION PROPOSAL

Pursuant to the Merger Agreement, the holders of Phunware common stock will be entitled to the right to receive the applicable portion of merger consideration. As a result, in order to participate in the merger consideration provided to the holders of Phunware common stock, the holders of Phunware preferred stock will effectuate the automatic conversion of all outstanding shares of Phunware preferred stock into shares of Phunware common stock. We are asking the holders of Phunware preferred stock to vote “FOR” the following resolution at the Phunware Special Meeting:

“RESOLVED, that, pursuant to Article V, Section 3(c)(ii) of the Phunware Amended and Restated Certificate of Incorporation (the “Certificate”), the holders of both (i) at least a majority of the Preferred Stock then outstanding (voting together as a single class on an as-converted basis), and (ii) at least a majority of the Series F Preferred Stock then outstanding (voting as a separate class), hereby request the automatic conversion of each outstanding share of Phunware Preferred Stock into one share of Phunware common stock, effective as of immediately prior to the effectiveness of the merger.”

Vote Required for Approval

Presuming a quorum is present, the affirmative vote of the holders of (x) a majority of the outstanding shares of Preferred Stock of Phunware, voting together as a single class on an as-converted basis, and (y) a majority of the outstanding shares of Phunware Series F Preferred Stock, voting exclusively as a single class, present in person or represented by proxy at the Phunware Special Meeting is required to approve the Preferred Stock Conversion Proposal.

Recommendation of Phunware Board of Directors

THE PHUNWARE BOARD OF DIRECTORS RECOMMENDS THAT THE PHUNWARE STOCKHOLDERS VOTE “FOR” THE PREFERRED STOCK CONVERSION PROPOSAL.

The existence of any financial and personal interests of one or more of Phunware’s directors may be argued to result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Phunware and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the proposals. See the section entitled “Phunware Business Combination Proposal — Interests of Phunware’s Directors and Officers in the Business Combination” for a further discussion of this.

PHUNWARE ADJOURNMENT PROPOSAL

At the Phunware Special Meeting, Phunware will ask its stockholders to consider and vote upon a proposal to adjourn the Phunware Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote or elections to convert at the time of the Phunware Special Meeting, Phunware is not authorized to consummate the Business Combination or the Preferred Stock Conversion. In no event will Phunware solicit proxies to adjourn the Phunware Special Meeting or consummate the Business Combination beyond the date by which it may properly do so.

Purpose of the Phunware Adjournment Proposal

The purpose of the Phunware Adjournment Proposal is to provide more time for the Phunware stockholders to make arrangements that would increase the likelihood of obtaining a favorable vote on the Phunware Business Combination Proposal and the Preferred Stock Conversion Proposal and to approve the Business Combination and the Preferred Stock Conversion.

Consequences if the Phunware Adjournment Proposal is Not Approved

If a Phunware Adjournment Proposal is presented to the meeting and is not approved by the Phunware stockholders, the Board may not be able to adjourn the Phunware Special Meeting to a later date in the event that, based on the tabulated votes or elections to convert at the time of the Phunware Special Meeting, there are not sufficient votes at the time of the Phunware Special Meeting to approve the consummation of the Business Combination and to approve the Preferred Stock Conversion. At the adjourned meeting, Phunware may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each Phunware stockholder of record entitled to vote at the meeting.

Recommendation and Vote Required

The Phunware Adjournment Proposal must be approved by the affirmative vote of the holders of a majority of the shares of Phunware stock entitled to vote and voting in person or by proxy on such proposal at the Phunware Special Meeting.

The Phunware Adjournment Proposal will not be submitted if the Phunware Business Combination Proposal and the Preferred Stock Conversion Proposal are approved.

THE PHUNWARE BOARD UNANIMOUSLY RECOMMENDS THAT PHUNWARE STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE PHUNWARE ADJOURNMENT PROPOSAL.

STELLAR AND PHUNWARE UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL STATEMENTS

Introduction

Phunware is providing the following unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of the Business Combination.

The following unaudited pro forma condensed combined balance sheet as of June 30, 2018 combines the unaudited historical consolidated balance sheet of Stellar as of August 31, 2018 with the unaudited historical condensed consolidated balance sheet of Phunware as of June 30, 2018, giving effect to the Business Combination as if it had been consummated as of that date.

The following unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2018 combines the unaudited historical condensed consolidated statement of operations of Stellar for the nine months ended August 31, 2018 with the unaudited historical condensed consolidated statement of operations of Phunware for the six months ended June 30, 2018, giving effect to the Business Combination as if it had occurred as of the beginning of the earliest period presented.

The following unaudited pro forma condensed combined income statement for year ended December 31, 2017 combines the audited historical consolidated statement of income of Stellar for year ended November 30, 2017 with the audited historical consolidated statement of operations of Phunware for year ended December 31, 2017, giving effect to the Business Combination as if it had occurred as of the beginning of the earliest period presented.

The historical financial information of Stellar was derived from the audited consolidated financial statements of Stellar for the year ended November 30, 2017, included elsewhere in this proxy statement/prospectus statement. The historical financial information of Phunware was derived from the audited financial statements of Phunware for the year ended December 31, 2017, included elsewhere in this proxy statement/prospectus. This information should be read together with Stellar’s and Phunware’s audited financial statements and related notes, the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Stellar,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Phunware,” and other financial information included elsewhere in this proxy statement/prospectus.

Description of the Merger

Stellar entered into the Merger Agreement with Phunware and Merger Sub. The Merger Agreement provides for the merger of Merger Sub with and into Phunware (the “Merger”), with Phunware continuing as the surviving corporation in the Merger. Prior to the consummation of the Merger and the other transactions contemplated by the Merger Agreement (the “Closing”), the holders of Phunware’s preferred stock will convert all of their issued and outstanding shares of preferred stock into shares of Phunware common stock at a conversion ratio of one share of common stock for each share of preferred stock (the “Preferred Stock Exchange”). Subject to the terms and conditions set forth in the Merger Agreement, at the effective time of the Merger (the “Effective Time”): (i) all shares of Phunware common stock and preferred stock (the “Phunware Stock”) issued and outstanding immediately prior to the Effective Time (after giving effect to the Preferred Stock Exchange) will be converted into the right to receive the Stockholder Merger Consideration (as defined below); (ii) each outstanding warrant to acquire shares of Phunware Stock will be cancelled, retired and terminated in exchange for the right to receive from the Successor a new warrant for shares of Successor common stock with its price and number of shares equitably adjusted based on the conversion of the shares of Phunware Stock into the Stockholder Merger Consideration, but with terms otherwise the same as the Phunware warrant (each, a “Replacement Warrant”); and (iii) each outstanding option to acquire Phunware Stock (whether vested or unvested) shall be assumed by the Successor and automatically converted into an option to acquire shares of Successor common stock, with its price and number of shares equitably adjusted based on the conversion of the shares of Phunware Stock into the Stockholder Merger Consideration (each, an “Assumed Option”).

The Merger Agreement also provides that, immediately prior to the Closing, Stellar will redomesticate from a Republic of the Marshall Islands corporation into a Delaware corporation, whether by reincorporation, statutory conversion or otherwise (the “Conversion”). At the Closing, Phunware will change its corporate name to “Phunware OpCo, Inc.” and thereafter, Stellar will change its name to “Phunware, Inc.”

Merger Consideration

The aggregate merger consideration to be paid pursuant to the Merger Agreement to Phunware stockholders as of immediately prior to the Effective Time will be an amount equal to $301,000,000 (the “Merger Consideration”).

By default, the Merger Consideration to be paid to Phunware stockholders will be paid in the form of a number shares of Successor common stock, valued at a price per share equal to the price at which each share of Stellar common stock is redeemed or converted pursuant to the redemption by Stellar of its public stockholders in connection with Stellar’s initial business combination, as required by its amended and restated certificate of incorporation (the “Redemption”).

In addition to the right to receive only shares of Successor common stock as Stockholder Merger Consideration, each holder of Phunware Stock shall be entitled to elect to receive such holder’s pro rata share of up to an aggregate of 3,985,244 but not less than 2,450,000 warrants to purchase shares of Successor common stock in exchange for the Private Placement Warrants that are currently held by The Sponsors (the “Transferred Sponsor Warrants”). The number of shares of Successor common stock that a stockholder would otherwise be entitled to receive as part of the Merger Consideration shall be reduced by an amount equal to the value of the Transferred Sponsor Warrants that the Phunware stockholder elects to receive at $0.50 per warrant. In the event that there are any Transferred Sponsor Warrants that other holders of shares of Phunware Stock elect not to receive (the “Undersubscribed Sponsor Warrants”), each holder will also have the right to purchase up to its pro rata share of such Undersubscribed Sponsor Warrants. The shares of Successor common stock and the Transferred Sponsor Warrants to be transferred to Phunware stockholders are collectively referred to as “Stockholder Merger Consideration”.

As part of the Merger Consideration, holders of Phunware warrants will receive the Replacement Warrants and holders of Phunware options will receive the Assumed Options.

Accounting for the Merger

The merger will be accounted for, in accordance with U.S. GAAP, as a “reverse merger” and recapitalization at the date of the consummation of the transaction since the stockholders of Phunware will own at least 50.1% of the outstanding common stock of Stellar immediately following the completion of the merger, Phunware will have its current officers assuming all corporate and day-to-day management offices of Stellar, including chief executive officer and chief financial officer, and board members appointed by Phunware will constitute a majority of the board of the Successor after the Business Combination. Accordingly, Phunware will be deemed to be the accounting acquirer in the transaction and, consequently, the transaction is treated as a recapitalization of Phunware. Accordingly, the assets and liabilities and the historical operations that will be reflected in the Stellar financial statements after consummation of the merger will be those of Phunware and will be recorded at the historical cost basis of Phunware. Stellar’s assets, liabilities and results of operations will be consolidated with the assets, liabilities and results of operations of Phunware upon consummation of the merger.

Basis of Pro Forma Presentation

The historical financial information has been adjusted to give pro forma effect to events that are related and/or directly attributable to the Business Combination, are factually supportable and are expected to have a continuing impact on the results of the combined company. The adjustments presented on the unaudited pro forma condensed combined financial statements have been identified and presented to provide relevant information necessary for an accurate understanding of the combined company upon consummation of the Business Combination.

The unaudited pro forma condensed combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience. Stellar and Phunware have not had any historical relationship prior to the Business Combination, except the note receivables of $201,268, $62,082, $62,082, $62,082, $37,034, $37,074 and $37,034 provided by Stellar to Phunware related to the extension paid to the trust on February 24, 2018, May 23, 2018, June 21, 2018, July 20, 2018, August 23, 2018, September 24, 2018 and October 24, 2018 respectively. Accordingly, no pro forma adjustments were required to eliminate activities between the companies, other than the elimination of the notes receivable.

On May 24, 2018, 3,353,060 Public Shares of Stellar common stock exercised their right to redeem such Public Shares. An aggregate amount of $34,787,998 was removed from Stellar’s Trust Account to pay such redemptions. On August 22, 2018, 1,695,830 Public Shares of Stellar common stock exercised their right to redeem such Public Shares. An aggregate amount of $17,772,299 was removed from Stellar’s Trust Account to pay such redemptions. For each additional Stellar Public Share redemption, the additional cash redemption amount is $10.60 per share.

As a result of the Business Combination, assuming no additional Stellar shareholders elect to redeem shares, Phunware stockholders will own approximately 87.4% of the Successor’s Common Stock to be outstanding immediately after the Business Combination, Stellar’s shareholders will own approximately 12.6% of Successor’s Common Stock based on the number of shares of Phunware’s Common and Preferred Stock outstanding as of June 30, 2018 (not giving effect to any shares issuable to them upon exercise of warrants).

Included in the shares outstanding and weighted average shares outstanding as presented in the pro forma condensed combined financial statements are 28,396,226 shares of Common Stock to be issued to Phunware’s stockholders.

PRO FORMA CONDENSED COMBINED BALANCE SHEET AS OF JUNE 30, 2018

(UNAUDITED)

(in thousands, except share amounts)

	(A) Phunware	(B) Stellar	(C) Other Financing Transactions		(D) Pro Forma Adjustments		Pro Forma Balance Sheet
Assets
Current assets:
Cash	$221	$19	$(173	)(1)	$19,637	(4)	$14,185
					(4,224	)(5)
					(1,225	)(7)
					(70	)(9)
Accounts receivable, net	4,635	-	-		-		4,635
Prepaid expenses and other current assets	267	43	-		-		310
Digital currencies	769						769
Unsecured promissory note receivable - related parties	325		173	(1)
		-			(498	)(6)	-
Total current assets	6,217	62	-		13,620		19,899
Cash and investments held in the Trust Account	-	19,489
			74	(2)
			74	(3)
					(19,637	)(4)	-
Property and equipment, net	96	-	-		-		96
Goodwill	25,860	-	-		-		25,860
Intangible assets, net	688	-	-		-		688
Non-current deferred tax assets	-	-	-		-		-
Other assets	1,044	-	-		(857	)(5)	187
Total assets	$33,905	$19,551	$148		$(6,874)		$46,730
Liabilities, convertible preferred stock, and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$5,614	$776	$-		$(776	)(5)	$4,757
					(857	)(5)
Accrued expenses	3,226	-			1,276	(8)
					(1,726	)(10)	2,776
Deferred revenue	1,901	-	-		-		1,901
Preferred stock subscription payable	-	-	-		-		-
Factor financing liability	2,337	-	-		-		2,337
Unsecured promissory notes - related parties	-	995	74	(3)	(1,069	)(6)	-
Unsecured promissory notes - Phunware	-	424	74	(2)	(498	)(6)	-
Advances - related party	-	70			(70	)(9)	-
							-
Total current liabilities	13,078	2,265	148		(3,720)		11,771
Deferred underwriting fees	-	463			(463	)(5)	-
Deferred tax liabilities	387	-	-		-		387
Deferred revenue	5,302	-	-		-		5,302
Deferred rent	40	-	-		-		40
Total liabilities	18,807	2,728	148		(4,183)		17,500
Commitments and contingencies
Common stock subject to possible redemption	-	11,823	-		(11,823	)(10)	-
Convertible preferred stock	116,979	-			(116,979	)(10)	-

Stockholders' equity (deficit)
Common stock	8	-	-		(8	)(10)
					3	(10)	3
Additional paid in capital	3,194	6,159	-
					(2,985	)(5)
					1,069	(6)
					(1,225	)(7)
					11,823	(10)
					116,987	(10)
					1,726	(10)
					(54	)(10)
					(1,159	)(10)
					(3	)(10)	135,532
Accumulated other comprehensive loss	(374)	-	-		-		(374)
Accumulated deficit	(104,709)	(1,159)	-		54	(10)
					(1,276	)(8)
					1,159	(10)	(105,931)
Total stockholders' equity (deficit)	(101,881)	5,000	-		126,111		29,230
Total liabilities, convertible preferred stock and stockholders' equity (deficit)	$33,905	$19,551	$148		$(6,874)		$46,730

Pro Forma Adjustments to the Unaudited Condensed Combined Balance Sheet

(A)	Derived from the unaudited consolidated balance sheet of Phunware as of June 30, 2018.

(B)	Derived from the unaudited condensed balance sheet of Stellar as of August 31, 2018.

(C)	Financing transactions occurring subsequent to the respective balance sheet dates but prior to the consummation of the Merger, including:

(1)	To record transactions related to the July 20, 2018, August 23, 2018, September 24, 2018 and October 24, 2018 extensions, whereas payments of $62, $37, $37 and $37, respectively, by Phunware were made in exchange for an unsecured promissory note issued by Stellar. Stellar deposited the proceeds received from the note issuances in the Trust Account and accrued it in unsecured promissory notes – Phunware.

(2)	To record transactions related to September 24, 2018 and October 24, 2018 notes issued by Stellar (to Phunware), and deposited the proceeds received from the note issuances in the Trust Account and accrued it in unsecured promissory notes – Phunware.

(3)	To record extension payments to the Trust Account made by Stellar for September and October 2018 in the aggregate of $74, and the related notes issued in unsecured promissory notes - related parties.

(D)	Pro forma adjustments relating to the consummation of the Merger, including:

(4)	To reflect the release of cash from investments held in the Trust Account.

(5)	To reflect the payment of $4,224, including estimated legal, financial advisory, and other professional fees of $3,761* related to the merger, $463 of accrued underwriting fees of Stellar, and the reclassification of Phunware's deferred transaction costs of $857 as a reduction of paid in capital at closing.

*	Fees include a variable fee for the financial advisors, BTIG, based upon the actual net cash provided to Phunware from the result of this transaction.

(6)	To reflect the issuance of warrants issued to Stellar sponsors for the repayment of unsecured promissory notes and the elimination of note payable by Stellar to Phunware that originated in connection with funding the extension payment.

(7)	To reflect the payment by Phunware for the purchase of the minimum amount of Transfer Sponsor Warrants at closing (2,450,000 warrants at $0.50 per warrant). An additional amount of 1,535,244 warrants may be purchased at $0.50 per warrant by Phunware at closing by issuing a promissory note to Stellar sponsors, which is not reflected in the pro forma balance sheet.

(8)	To adjust the fair value of Phunware Series F convertible preferred stock warrants that would be marked to market at the closing date of the merger.

(9)	To reflect the repayment of $70 to a Stellar related party at closing.

(10)	To reflect the recapitalization of Phunware through the contribution of all the share capital in Phunware to Stellar, and the issuance of 28,396,226 shares of Common Stock to existing Phunware shareholders and the elimination of the historical accumulated deficit of Stellar, the legal acquirer. Pro forma weighted average shares outstanding, basic is 32,490,696 at June 30, 2018.

PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS SIX MONTHS ENDED JUNE 30, 2018 (UNAUDITED)

(in thousands, except share amounts)

	(A)	(B)	Pro Forma		Pro Forma Statement of
	Phunware	Stellar	Adjustments		Operations
Net revenues	$19,165	$-	$-		$19,165
Cost of revenues	5,936	-	-		5,936
Gross profit	13,229	-	-		13,229
Operating expenses:
Sales and marketing	3,332	-	-		3,332
General and administrative	7,807	1,421	-		9,228
Research and development	4,018	-	-		4,018
Total operating expenses	15,157	1,421	-		16,578
Operating loss	(1,928)	(1,421)	-		(3,349)
Other (expense) income:
Interest expense	(385)	-	-		(385)
Fair value adjustment for warrant liabilities	(54)	-	54	(1)	-
Fair value adjustment for digital currencies	(334)	-	-		(334)
Other income (expense)	9	660	(660	)(2)	9
Total other expense	(764)	660	(606)		(710)
Loss before taxes	(2,692)	(762)	(606)		(4,059)
Income tax benefit (expense)	-	-	-		-
Net loss	$(2,692)	$(762)	$(606)		$(4,059)
Weighted average shares outstanding, basic		2,840,600	29,650,096	(3)	32,490,696
Basic net loss per share		$(0.27)			$(0.12)

PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2017
(UNAUDITED)
(in thousands, except share amounts)

	(C) Phunware	(D) Stellar	Pro Forma Adjustments		Pro Forma Statement of Operations
Net revenues	$26,722	$—	$—		$26,722
Cost of revenues	15,714	—	—		15,714
Gross profit	11,008	—	—		11,008
Operating expenses:
Sales and marketing	10,721	—	—		10,721
General and administrative	14,795	862	—		15,657
Research and development	11,108	—	—		11,108
Total operating expenses	36,624	862	—		37,486
Operating loss	(25,616)	(862)	—		(26,478)
Other income (expense):
Interest expense	(397)	—	—		(397)
Fair value adjustment for warrant liabilities	—	—	—		—
Impairment of digital currencies	—	—	—		—
Other income (expense)	(13)	555	(555	)(2)	(13)
Total other income (expense)	(410)	555	(555)		(410)
Loss, before taxes	(26,026)	(307)	(555)		(26,888)
Income tax benefit (expense)	88	—	—		88
Net loss	$(25,938)	$(307)	$(555)		$(26,800)
Weighted average shares outstanding, basic		2,737,367	29,650,096	(3)	32,387,463
Basic net loss per share		$(0.11)			$(0.83)

(4)	Pro Forma Adjustments to the Unaudited Condensed Combined Income Statements

(A)	Derived from the unaudited consolidated statement of operations of Phunware for the six months ended June 30, 2018.

(B)	Derived from the unaudited consolidated statement of operations of Stellar for the nine months ended August 31, 2018.

(C)	Derived from the audited consolidated statements of operations of Phunware for the year ended December 31, 2017.

(D)	Derived from the audited consolidated statements of operations of Stellar for the year ended November 30, 2017.

(1)	Represents an adjustment to eliminate the $54 valuation adjustment for the Phunware Series F convertible preferred stock warrants recorded by Phunware during the period.

(2)	Represents an adjustment to eliminate interest income and unrealized gain on marketable securities held in the Trust Account as of the beginning of the period.

(3)	As the Business Combination is being reflected as if it had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic net loss per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire period presented. If the maximum number of shares are redeemed, this calculation is retroactively adjusted to eliminate such shares for the entire period. Weighted average common shares outstanding basic are calculated as follows:

	Six Months Ended	Year Ended
	June 30, 2018	December 31, 2017
Weighted average shares calculation, basic
Stellar weighted average Public Shares outstanding	2,840,600	2,737,367
Stellar representative shares	130,000	130,000
Stellar shares subject to the redemption reclassified to equity	1,123,870	1,123,870
Stellar shares issued in Business Combination	28,396,226	28,396,226
Weighted average shares outstanding, basic	32,490,696	32,387,463
Percent of shares owned by Phunware Holders *	87.4%	87.7%
Percent of shares owned by Stellar holders	12.6%	12.3%

*	Assumes no Phunware shareholders elect to exchange shares for Warrants. Phunware holders have rights to exchange up to 187,983 shares for warrants.

	Six Months Ended	Year Ended
	June 30, 2018	December 31, 2017
Weighted average shares calculation, basic
Existing Stellar Holders	4,094,470	3,991,237
Phunware Holders*	28,396,226	28,396,226
Weighted average shares outstanding, basic	32,490,696	32,387,463

*	Assumes no Phunware shareholders elect to exchange shares for warrants. Phunware holders have rights to exchange up to 187,983 shares for warrants.

INFORMATION ABOUT STELLAR

Overview

Stellar is a blank check company incorporated under the laws of the Republic of the Marshall Islands on December 8, 2015.

Significant Activities Since Inception

On August 24, 2016, Stellar consummated its IPO of 6,500,000 units. Each unit consisted of one share of common stock and one warrant to purchase one share of common stock at an exercise price of $11.50 per share. The units were sold at an offering price of $10.00 per unit, generating gross proceeds of $65,000,000. On August 24, 2016, simultaneously with the consummation of such offering, Stellar completed a private placement of an aggregate of 7,650,000 warrants to its Sponsor, generating gross proceeds of $3,825,000.

The underwriters exercised their over-allotment option in part and, on September 28, 2016, the underwriters purchased 400,610 units, which were sold at an offering price of $10.00 per unit, generating gross proceeds of $4,006,100. On September 28, 2016, simultaneously with the sale of such units, Stellar consummated the private sale of an additional 320,488 Private Placement Warrants to our Sponsor, generating gross proceeds of $160,244. In connection with the partial over-allotment exercise, certain of the Initial Shareholders forfeited an aggregate of 166,758 Founder Shares.

A total of $70,386,222 of the net proceeds from Stellar’s IPO (including the partial exercise of the over-allotment option) and the private placements was deposited in a Trust Account established for the benefit of our Public Shareholders.

On August 24, 2017, Stellar issued unsecured promissory notes in the aggregate amount of $303,300 to the Sponsors. The Sponsors deposited into Stellar’s Trust Account an aggregate of $303,300 and Stellar instructed the Trust Agent to apply toward the principal held in the Trust Account $99,236 of interest earned on the funds in the Trust Account available for withdrawal, representing an aggregate of $402,536, or $0.058 per public share, as described in the prospectus filed by Stellar in connection with its IPO. As a result, the period of time Stellar had to consummate a business combination was extended by three months to November 24, 2017. The notes bear no interest and are repayable in full upon consummation of the Company’s initial business combination.

On November 24, 2017, Stellar issued additional unsecured promissory notes to the Sponsors. The Sponsors deposited into Stellar’s Trust Account an aggregate of $301,000 and Stellar instructed the Trust Agent to apply toward the principal held in the Trust Account $101,536 of interest earned on the funds in the Trust Account available for withdrawal, representing an aggregate of $402,536, or $0.058 per Public Share. As a result, the period of time the Company had to consummate a business combination was extended by three months to February 24, 2018.

On February 24, 2018, Stellar issued additional unsecured promissory notes to the Sponsors. The Sponsors deposited into Stellar’s Trust Account an aggregate of $167,100 and Stellar instructed the Trust Agent to apply toward the principal held in the Trust Account $34,168 of interest earned on the funds in the Trust Account available for withdrawal, representing an aggregate of $201,268. In addition, Phunware deposited into Stellar’s Trust Account an aggregate of $201,268 in exchange for an unsecured promissory note to Phunware. The aggregate of the Sponsors and Phunware contributions to the Trust Account amounted to $402,536, or $0.058 per Public Share. As a result, the period of time Stellar has to consummate a business combination was extended by three months to May 24, 2018.

The above notes to the Sponsors bear no interest and are repayable in full upon consummation of Stellar’s initial business combination. The Sponsors have the option to convert any unpaid balance of such notes into warrants exercisable for shares of the Stellar’s common stock, based on a conversion price of $0.50 per warrant. The terms of any such warrants shall be identical to the terms of the warrants issued pursuant to the private placement that was consummated by the Company in connection with Stellar’s IPO.

The note to Phunware bears no interest and is repayable in full upon consummation of Stellar’s initial business combination.

On May 22, 2018, Stellar held a special meeting of shareholders (the “May 2018 Extension Meeting”), at which its shareholders approved (i) an amendment to Stellar’s Second Amended and Restated Articles of Incorporation, extending the date by which Stellar must consummate its initial business combination from May 24, 2018 to August 24, 2018 or such earlier date as determined by its board of directors; and (ii) the amendment and restatement of that certain Investment Management Trust Agreement, dated as of August 18, 2016, by and between Stellar and Continental Stock Transfer & Trust Company (“Continental”), to extend the date on which Continental must liquidate the Trust Account if Stellar has not completed an initial business combination, from May 24, 2018 to August 24, 2018, and to permit the withdrawal of funds from the Trust Account to pay shareholders who properly exercise their redemption rights in connection with such amendment. Shareholders holding 3,353,060 Public Shares exercised their right to redeem such Public Shares into a pro rata portion of the Trust Account. As a result, an aggregate of approximately $34,787,998 (or approximately $10.375 per share) were removed from the Trust Account to pay such holders.

In addition, The Sponsors agreed to contribute to Stellar as a loan $0.035 for each Public Share that was not redeemed, for each calendar month (commencing on May 24, 2018 and on the 24th day of each subsequent month), or portion thereof, that is needed by Stellar to complete a business combination from May 24, 2018 until August 24, 2018, to be deposited in the Trust Account. Accordingly, The Sponsors will contribute an aggregate of approximately $124,164 (the “Contribution”) to Stellar by the 24th day of each such calendar month (or portion thereof), with the initial Contribution been on May 24, 2018. Since Stellar took the full time through August 24, 2018 to complete the initial business combination, the redemption amount per share at the meeting for such business combination or Stellar’s subsequent liquidation was approximately $10.48 per share. The amount of the Contribution did not bear interest and will be repayable by Stellar to the Sponsors upon consummation of an initial business combination.

On August 22, 2018, Stellar held a special meeting of shareholders (the “August 2018 Extension Meeting”), at which its shareholders approved (i) an amendment to the Company’s Second Amended and Restated Articles of Incorporation, extending the date by which Stellar must consummate its initial business combination from August 24, 2018 to December 26, 2018 or such earlier date as determined by Stellar’s board of directors, and (ii) the amendment and restatement of that certain Amended and Restated Investment Management Trust Agreement, dated as of May 23, 2018, by and between Stellar and Continental, to extend the date on which Continental must liquidate the Trust Account to permit the withdrawal of funds from the Trust Account to pay shareholders who properly exercise their redemption rights in connection with such extension. Shareholders holding 1,695,830 Public Shares exercised their right to redeem such Public Shares into a pro rata portion of the Trust Account. As a result, an aggregate of approximately $17,772,299 (or approximately $10.48 per share) were removed from the Trust Account to pay such holders.

In connection with the August 2018 Extension Meeting, The Sponsors agreed to contribute to Stellar as a loan $0.04 for each Public Share that was not redeemed, for each calendar month (commencing on August 24, 2018 and on the 24th day of each subsequent month), or portion thereof, that is needed by Stellar to complete a business combination from August 24, 2018 until December 26, 2018, to be deposited in the Trust Account. Accordingly, The Sponsors will contribute an aggregate of approximately $158,452 (the “August Contribution”) to Stellar within five calendar days from the beginning of each such calendar month (or portion thereof), with the initial contribution contributed by August 29, 2018. If the Company takes the full time through December 26, 2018 to complete the initial business combination, the redemption amount per share at the meeting for such business combination or Stellar’s subsequent liquidation will be approximately $10.64 per share. The amount of the August Contribution will not bear interest and will be repayable by Stellar to the Sponsors upon consummation of an initial business combination. For detailed discussions on outstanding Sponsor Notes, please see section titled “Stellar Business Combination Proposal — Interests of Stellar’s officers and Directors and Others in the Business Combination.”

In connection with such extensions, the per Public Share amount in Stellar’s Trust Account increased from $10.20 (as of the closing of its IPO) to $10.60 (as of the date of this joint proxy statement/prospectus).

Effecting a Business Combination

General

Stellar is not presently engaged in and Stellar will not engage in, any substantive commercial business until it completes the business combination with Phunware or another target business.

Fair Market Value of Target Business

Pursuant to Nasdaq listing rules, the target business or businesses that Stellar acquires must collectively have a fair market value equal to at least 80% of the balance of the funds in the Trust Account at the time of the execution of a definitive agreement for Stellar’s initial business combination. The Board determined that this test was met in connection with its Business Combination.

Shareholder Approval of Business Combination

In connection with the Business Combination (or any other proposed business combination, if such business combination is not completed), Stellar must seek shareholder approval of such Business Combination at a meeting called for such purpose at which shareholders may seek to convert their shares, regardless of whether they vote for or against the proposed Business Combination, into their pro rata share of the aggregate amount then on deposit in the Trust Account, less any taxes then due but not yet paid. Such conversion rights must be effected under the Articles of Incorporation and the laws of the Republic of the Marshall Islands as repurchases. Accordingly, Stellar is seeking shareholder approval of the Business Combination at the Stellar Special Meeting to which this joint proxy statement/prospectus relates and, in connection with such meeting, holders of Public Shares may convert their shares into cash in accordance with the procedures described in this joint proxy statement/prospectus.

Stellar will consummate the Business Combination (or any other proposed business combination, if such business combination is not completed) only if it has combined net tangible assets of at least $5,000,001 immediately prior to such consummation, after giving effect to payments to Public Shareholders who exercise their conversion rights and a majority of the outstanding Stellar Shares voted are voted in favor of the Business Combination. Stellar estimates that the net tangible assets condition and minimum cash requirement will be met if holders of no more than 1,123,870 of the Public Shares (representing approximately 61% of the Public Shares) properly demand conversion of their shares into cash. Stellar chose the net tangible asset threshold of $5,000,001 to ensure that it would avoid being subject to Rule 419 promulgated under the Securities Act of 1933, as amended. Stellar cannot assure you that the net tangible assets condition or the other conditions to the Business Combination will be met. As a result, Stellar may not be able to consummate the Business Combination and it may not be able to locate another suitable target within the applicable time period, if at all. Public Shareholders may therefore have to wait until December 26, 2018 in order to be able to receive a pro rata share of the Trust Account.

The Initial Shareholders and Stellar’s officers and directors have agreed (1) to vote any Stellar Shares owned by them in favor of any proposed business combination, including the Business Combination and (2) not to convert any Stellar Shares in connection with a shareholder vote to approve a proposed initial business combination, including the Business Combination, or a vote to amend the provisions of the Articles of Incorporation relating to shareholders’ rights or pre-business combination activity.

Liquidation if No Business Combination

Unless Stellar submits and Stellar shareholders approve a further extension, if the Business Combination (or combination with another target business) is not completed by December 26, 2018 (or such earlier date as determined by Stellar’s board of directors), such condition will trigger Stellar’s automatic winding up, dissolution and liquidation pursuant to the terms of the Articles of Incorporation. As a result, this has the same effect as if Stellar had formally gone through a voluntary liquidation procedure under the BCA. Accordingly, no vote would be required from Stellar’s shareholders to commence such a voluntary winding up, dissolution and liquidation.

The amount in the Trust Account (less approximately $355 representing the aggregate nominal par value of the Public Shares) under the BCA will be treated as share premium which is distributable under the BCA provided that immediately following the date on which the proposed distribution is proposed to be made, Stellar is able to pay its debts as they fall due in the ordinary course of business. If Stellar is forced to liquidate the Trust Account, Stellar anticipates that it would distribute to its Public Shareholders the amount in the Trust Account calculated as of the date that is two days prior to the distribution date (including any accrued interest). Prior to such distribution, Stellar would be required to assess all claims that may be potentially brought against it by its creditors for amounts they are actually owed and make provision for such amounts, as creditors take priority over the Public Shareholders with respect to amounts that are owed to them. Stellar cannot assure you that it will properly assess all claims that may be potentially brought against it. As such, shareholders could potentially be liable for any claims of creditors to the extent of distributions received by them as an unlawful payment in the event Stellar enters an insolvent liquidation. Furthermore, while Stellar has obtained and it will continue to seek to have all vendors and service providers (which would include any third parties it engaged to assist it in any way in connection with its search for a target business) and prospective target businesses execute agreements with Stellar waiving any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account, there is no guarantee that they will execute such agreements. Nor is there any guarantee that, even if such entities execute such agreements with Stellar, they will not seek recourse against the Trust Account or that a court would conclude that such agreements are legally enforceable.

The Initial Shareholders and Stellar’s officers and directors have agreed to waive their rights to participate in any liquidation of Stellar’s Trust Account or other assets with respect to the Founder Shares held by them and to vote their Founder Shares in favor of any dissolution and plan of distribution which Stellar submits to a vote of shareholders. There will be no distribution from the Trust Account with respect to Stellar’s Warrants, which will expire worthless.

If Stellar is unable to complete the Business Combination and expends all of the net proceeds of Stellar’s IPO, other than the proceeds deposited in the Trust Account and without taking into account interest, if any, earned on the Trust Account, the per-share distribution from the Trust Account would be approximately $10.60 based on the value of the Trust Account as of November 2, 2018.

The proceeds deposited in the Trust Account could, however, become subject to the claims of Stellar’s creditors which would be prior to the claims of the Public Shareholders. Although Stellar has obtained and will continue to seek to have all vendors, including lenders for money borrowed, prospective target businesses or other entities Stellar engages execute agreements with Stellar waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of the Public Shareholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account, including but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with a claim against Stellar’s assets, including the funds held in the Trust Account.

Prokopios (Akis) Tsirigakis, Stellar’s Chairman and co-Chief Executive Officer, and George Syllantavos, Stellar’s co-Chief Executive Officer, Chief Financial Officer, Secretary and Director, have agreed that they will be jointly liable to us if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.60 per Public Share (or such higher amount then held in trust) or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes and working capital, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under Stellar’s indemnity of the underwriters of Stellar’s IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, Messrs. Tsirigakis and Syllantavos will not be responsible to the extent of any liability for such third party claims. Additionally, if Stellar is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law and may be included in Stellar’s bankruptcy estate and subject to the claims of third parties with priority over the claims of the shareholders. To the extent any bankruptcy claims deplete the Trust Account, Stellar cannot assure you it will be able to return to the Public Shareholders at least $10.60 per Public Share (or such higher amount then held in trust).

Employees

Stellar has two executive officers who are its only employees. These individuals are not obligated to devote any specific number of hours to Stellar’s matters and intend to devote only as much time as they deem necessary to its affairs. Stellar does not intend to have any full-time employees prior to the consummation of a business combination. Upon consummation of the Business Combination, the employment of the two executive employees will terminate.

Facilities

Stellar maintains its principal executive offices at 90 Kifissias Avenue, Maroussi Athens, Greece. Stellar considers its current office space, combined with the other office space otherwise available to its executive officers, adequate for its current operations. Upon consummation of the Business Combination, the principal executive offices of the Successor will be located at 7800 Shoal Creek Blvd, Suite 230-S, Austin, TX 78757.

Legal Proceedings

There are no legal proceedings pending against Stellar.

DIRECTORS, EXECUTIVE OFFICERS, EXECUTIVE COMPENSATION AND CORPORATE GOVERNANCE OF STELLAR

Management and Board of Directors of Stellar

Stellar’s current directors and executive officers are as follows:

Name	Age	Title
Prokopios (Akis) Tsirigakis	62	Chairman of the Board, co-Chief Executive Officer and President
George Syllantavos	53	co-Chief Executive Officer, Chief Financial Officer, Secretary and Director
Alexandros Argyros	37	Director
Tiziano Paravagna	39	Director
Eleonora (Liona) Bacha	52	Director

Prokopios (Akis) Tsirigakis has served as Stellar’s Chairman of the Board of Directors, President and co-Chief Executive Officer since December 2015. From May 2011 until October 2013, Mr. Tsirigakis co-founded and served as Chairman and Co-CEO of Nautilus Marine, a special purpose acquisition company that completed an initial public offering on July 16, 2011 and was listed on Nasdaq. Mr. Tsirigakis has served as the CEO of Nautilus Offshore Services Inc., an offshore service vessel owner and the successor of Nautilus Marine, since October 2013 and as a Vice President of Dryships, Inc. (Nasdaq: DRYS), which acquired Nautilus Offshore Services Inc., since December 2015. From May 2005 to November 2007, he co-founded and served as Chairman of the Board, Chief Executive Officer and President of, Star Maritime (AMEX:SEA), a blank check company. From November 2007 until February 2011, he was the President and Chief Executive Officer of, Star Bulk Carriers Corp., a dry-bulk ship-owning company and the successor of Star Maritime. From November 2003 until November 2007, he served as Managing Director of Oceanbulk Maritime S.A., a company that operated and managed dry bulk vessels. From November 1998 to November 2007, Mr. Tsirigakis established and served as the Managing Director of Combine Marine Inc., a company providing ship management services to third parties. From 1991 to 1998, Mr. Tsirigakis was the Vice-President and Technical Director of Konkar Shipping Agencies S.A. of Athens, after having served as Konkar’s Technical Director from 1984 to 1991. From 1981 to 1984, Mr. Tsirigakis was the Technical Manager of Konkar’s affiliate, Arkon Shipping Agencies Inc. of New York. From 2011 to 2015, Mr. Tsirigakis served as a director of Ocean Rig UDW Inc. (Nasdaq: ORIG). Mr. Tsirigakis received his Master’s Degree (1979) and B.Sc. in Naval Architecture from The University of Michigan, Ann Arbor, USA. We believe Mr. Tsirigakis is well-qualified to serve as a member of the Board due to his public company experience, business leadership, operational experience and experience in a prior blank check offering, such as Star Maritime and Nautilus Marine.

George Syllantavos has served as Stellar’s co-Chief Executive Officer, Chief Financial Officer, Secretary and Director since December 2015. Mr. Syllantavos co-founded in February 2013 and is Chief Executive Officer of, Nautilus Energy Management Corp. (not affiliated with Nautilus Offshore Services Inc.), a maritime energy services company involved in maritime project business development and ship management focusing on the offshore supply and gas sectors. From September 2009 to December 2016, he was the President, Secretary, Treasurer and sole director of BTHC X, Inc. (OTCBB: BTXI) and has been serving on the company’s board of directors since its merger with iOra Software Ltd. From May 2011 until February 2013, Mr. Syllantavos co-founded and served as Co-CEO and CFO of Nautilus Marine, a special purpose acquisition company that completed an initial public offering on July 16, 2011 and was listed on Nasdaq. He served as the CFO of Nautilus Offshore Services Inc., an offshore service vessel owner and the successor of Nautilus Marine, from February 2013 until April 2014. From November 2007 to August 2011, he served as Chief Financial Officer, Secretary and Director of Star Bulk Carriers Corp., a dry-bulk ship-owning company. From May 2005 to November 2007, he served as the Chief Financial Officer, Secretary and Director of Star Maritime (AMEX:SEA), its predecessor, which was a blank check company. From May 1999 to December 2007, he was the President and General Manager of Vortex Ltd., an aviation consulting firm specializing in strategic analysis, fleet planning and asset management. From January 1998 to April 1999, he served as a financial advisor to Hellenic Telecommunications Organization S.A., where, on behalf of the Chief Executive Officer, he coordinated and led the company’s listing on the New York Stock Exchange (NYSE:OTE) and where he had responsibilities for the strategic planning and implementation of multiple acquisitions of fixed-line telecommunications companies. Mr. Syllantavos served as a financial and strategic advisor to both the Greek Ministry of Industry & Energy (from June 1995 to May 1996) and the Greek Ministry of Health (from May 1996 to January 1998), where, in 1997 and 1998, he helped structure the equivalent of a US$700 million bond issuance for the payment of outstanding debts to the suppliers of the Greek National Health System. From 1998 to 2004, he served as a member of the Investment Committee of a merchant banking firm, where he reviewed and analyzed many acquisition targets of small or medium sized privately-held manufacturing firms in the U.S. and internationally, of which he assisted in negotiating, structuring and implementing the acquisition of several such firms. Before that, he served for almost 5 years as an aviation consultant specializing in strategic planning and fleet asset management. Mr. Syllantavos has a B.Sc. in Industrial Engineering from Roosevelt University in Chicago and an MBA in Operations Management, International Finance and Transportation Management from the Kellogg Graduate School of Management at Northwestern University (USA). We believe Mr. Syllantavos is well-qualified to serve as a member of the Board due to his public company experience, business leadership, operational experience and experience in a prior blank check offering, such as Star Maritime and Nautilus Marine.

Alexandros Argyros has served as one of Stellar’s independent directors since August 2016. Since March 2010, he has been with Axia Ventures Group serving as Managing Director and Head of the firm’s Investment Banking Division. From May 2011 until February 2013, Mr. Argyros served as a Director of Nautilus Marine, a special purpose acquisition company that completed an initial public offering on July 16, 2011 and was listed on Nasdaq. From early 2009 to March 2010, Mr. Argyros was a director of FiliaGroup, a private equity fund focusing on investments in the Environmental and Alternative Energy sectors. Prior to 2009, he spent seven years, from 2002 to 2009 with Morgan Stanley, three years, from June 2002 to August 2005 with the Global Industrials Group in New York and London and four years, from February 2006 to February 2010 with the Southeastern Europe/Greek coverage team focusing mainly on transactions involving companies, both public and private, in the commercial shipping sector. He currently sits, since 2010 on the Board of Directors of Filia Environmental Industries S.A. and FiliaCom S.A., both private companies active in the Environmental and Alternative Energy fields. Alexandros holds a BA. in Economics from Amherst College (USA). We believe Mr. Argyros is well qualified to serve as a member of the Board due to his investment banking experience with Axia, Morgan Stanley and other international financial institutions.

Tiziano Paravagna has served as one of Stellar’s independent directors since August 2016. He is Head of Sale and Purchase and Projects department since March 2007 at IFCHOR SA, a major brokerage and advisory company in the maritime industry headquartered in Lausanne, Switzerland. He specializes in putting together large long-period chartering deals of major international charterers and commodity houses, especially Japanese ones, with international ship-owning groups. He created and established the Sale and Purchase and Projects department with offices in Lausanne, Switzerland and Athens, Greece. From 2004 to March 2007, Mr. Paravagna was employed as a Sale & Purchase and Projects broker for Genoa Sea Brokers S.p.A., in Genoa, Italy. Due to the nature of his work, Mr. Paravagna has developed an extensive and valuable network within the energy and transportation sectors. Mr. Paravagna has extensive experience in asset transactions in the energy and transportation sector, while during the last 10 years he has been involved in numerous transactions with an aggregate value exceeding $1.2 billion. Mr. Paravagna holds a Doctorate in Naval Architecture and Engineering from Genoa University (Italy) and was an Erasmus exchange student at Strathclyde University (Glasgow). We believe Mr. Paravagna is well qualified to serve as a member of the Board due to his experience in top management level of one of the most prominent maritime/energy project development and brokering organizations worldwide.

Eleonora (Liona) Bacha has served as one of Stellar’s independent directors since August 2016. Ms. Bacha founded Hellaschart Ltd. in 2000, where she currently holds the position of Managing Director. Hellaschart is a chartering and brokering company serving charterers, ship owners and terminal operators worldwide. Ms. Bacha was honored with the Lloyds’ List “Shipbroker of the Year 2011” award. Prior to that, since 1990, Ms. Bacha was an executive at Hellastir Shipping Agencies, the exclusive Chartering Partner for Zim Israel Navigation within the Greek market. Ms. Bacha served as secretary of the Greece-Israel Friendship League for 3 years, from 1993 to 1996, while since 1990 she is a member of the Hellenic Shipbrokers Association, where she serves as elected member and vice president of the Board of Directors since March 2015. Since January 2016 she is a member of the W.I.B. (women in business) committee of the Hellenic-American Chamber of Commerce. She is a founding member of the Greek Shipbrokers Shipping Companies Association, a founding member of the Women International Shipping and Trading Association (WISTA), where she served as secretary for 4 years from 1992 to 1996. She is a founding member of the Newbuilding Club, where she served as treasurer from 1988 to 1990 and a member of The Propeller Club of the United States since 1995. Ms. Bacha received her Bachelor in Economics and Political Sciences from Athens University and her Masters in Shipping, Trade and Finance from City University Business School (CASS), London. We believe Ms. Bacha is well qualified to serve as a member of the Board due to her high-level experience in maritime transportation as well as with a multinational organization involved in port and energy facilities infrastructure and development.

Corporate Governance

Number and Terms of Office of Officers and Directors

The Stellar Board is divided into two classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to Stellar’s first annual meeting of shareholders) serving a two-year term. The term of office of the first class of directors, consisting of Messrs. Argyros and Paravagna and Ms. Bacha, will expire at 2019 Annual Meeting of shareholders. The term of office of the second class of directors, consisting of Messrs. Tsirigakis and Syllantavos, will expire at the 2018 annual meeting of shareholders.

Stellar’s officers are elected by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Stellar’s Board is authorized to appoint persons to the offices set forth in our bylaws as it deems appropriate. Stellar’s bylaws provide that its officers may consist of a Chief Executive Officer, President, Chief Financial Officer, Vice Presidents, Secretary, Assistant Secretaries, Treasurer and such other offices as may be determined by the board of directors.

Committees of Stellar’s Board of Directors

Stellar’s Board has two standing committees: an audit committee and a compensation committee. Both the audit committee and the compensation committee are composed solely of independent directors.

Audit Committee

Stellar has established an audit committee of the Board. Messrs. Argyros and Paravagna and Ms. Bacha serve as members of our Stellar’s audit committee. Mr. Argyros serves as chairman of the audit committee. Under NASDAQ listing standards and applicable SEC rules, we are required to have three members of the audit committee, all of whom must be independent. Messrs. Argyros and Paravagna and Ms. Bacha are independent.

Each member of the audit committee is financially literate and Stellar’s board of directors has determined that Mr. Argyros qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

Responsibilities of the audit committee include:

●	the appointment, compensation, retention, replacement and oversight of the work of the independent auditors and any other independent registered public accounting firm engaged by us;

●	pre-approving all audit and non-audit services to be provided by the independent auditors or any other registered public accounting firm engaged by us and establishing pre-approval policies and procedures;

●	reviewing and discussing with the independent auditors all relationships the auditors have with us in order to evaluate their continued independence;

●	setting clear hiring policies for employees or former employees of the independent auditors;

●	setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

●	obtaining and reviewing a report, at least annually, from the independent auditors describing (i) the independent auditor’s internal quality-control procedures and (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within, the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

●	reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

●	reviewing with management, the independent auditors and Stellar’s legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding Stellar’s financial statements or accounting policies and any significant changes in accounting standards promulgated by the Financial Accounting Standards Board, or the rules of the SEC or other regulatory authorities.

Compensation Committee

Stellar has established a compensation committee of the Board. The members of Stellar’s compensation committee are Messrs. Argyros and Paravagna and Ms. Bacha. Mr. Paravagna serves as chairman of the compensation committee. Stellar has adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

●	reviewing and approving on an annual basis the corporate goals and objectives relevant to Stellar’s co-Chief Executive Officers’ compensation, evaluating their performance in light of such goals and objectives and determining and approving their remuneration (if any) based on such evaluation in executive sessions at which they are not present;

●	reviewing and approving the compensation of all of Stellar’s other executive officers;

●	reviewing Stellar’s executive compensation policies and plans;

●	implementing and administering Stellar’s incentive compensation equity-based remuneration plans;

●	assisting management in complying with Stellar’s proxy statement and annual report disclosure requirements;

●	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for Stellar’s executive officers and employees;

●	producing a report on executive compensation to be included in Stellar’s annual proxy statement; and

●	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by NASDAQ and the SEC.

Board Leadership Structure and Role in Risk Oversight

Stellar’s Board recognizes that the leadership structure and combination or separation of the Chief Executive Officer and Chairman roles is driven by the needs of Stellar at any point in time. As a result, no policy exists requiring combination or separation of leadership roles and Stellar’s governing documents do not mandate a particular structure. This has allowed Stellar’s Board the flexibility to establish the most appropriate structure for the company at any given time.

Stellar’s Board is actively involved in overseeing its risk management processes. The Board focuses on general risk management strategy and ensures that appropriate risk mitigation strategies are implemented by management. Further, operational and strategic presentations by management to Stellar’s Board include consideration of the challenges and risks of its businesses and Stellar’s Board and management actively engage in discussion on these topics. In addition, each of the committees of Stellar’s Board considers risk within its area of responsibility.

Compensation Committee Interlocks and Insider Participation

None of Stellar’s executive officers currently serves and in the past year none of its executive officers has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on Stellar’s Board.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Stellar’s officers, directors and persons who beneficially own more than ten percent of its common stock to file reports of ownership and changes in ownership with the SEC. These reporting persons are also required to furnish us with copies of all Section 16(a) forms they file. Based solely upon a review of such forms, Stellar believes that during the year ended November 30, 2017, there were no delinquent filers.

Code of Ethics

Stellar has adopted a code of ethics that applies to its officers and directors. It has filed copies of its code of ethics, audit committee charter and compensation committee charter as exhibits to its registration statement in connection with its IPO. You may review these documents by accessing Stellar’s public filings at the SEC’s web site at www.sec.gov.

Executive Compensation

None of Stellar’s executive officers or directors has received any cash (or non-cash) compensation for services rendered to us. Commencing in August 2016, Stellar has paid an affiliate of our executive officers a total of $10,000 per month for office space, utilities and secretarial support. The Sponsors, executive officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on its behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Stellar’s independent directors review on a quarterly basis all payments that were made to our sponsors, officers, directors or our or their affiliates.

After the completion of Stellar’s initial business combination, directors or members of its management team who remain with the Successor may be paid consulting, management or other fees from the combined company. All of these fees will be fully disclosed to shareholders, to the extent then known, in the tender offer materials or proxy solicitation materials furnished to its shareholders in connection with a proposed business combination. It is unlikely the amount of such compensation will be known at the time, because the directors of the post-combination business will be responsible for determining executive and director compensation. Any compensation to be paid to its officers will be determined by our compensation committee.

Stellar does not intend to take any action to ensure that members of its management team maintain their positions with us after the consummation of its initial business combination, although it is possible that some or all of its executive officers and directors may negotiate employment or consulting arrangements to remain with the company after the initial business combination. The existence or terms of any such employment or consulting arrangements to retain their positions with the company may influence its management’s motivation in identifying or selecting a target business but Stellar does not believe that the ability of its management to remain with the company after the consummation of its initial business combination will be a determining factor in its decision to proceed with any potential business combination. Stellar is not party to any agreements with its executive officers and directors that provide for benefits upon termination of employment.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS OF STELLAR

References to the “Company,” “us” or “we” refer to Stellar Acquisition III Inc. The following discussion and analysis of the Company’s financial condition and results of operations should be read in conjunction with the consolidated financial statements and the notes thereto contained elsewhere in this report.

Special Note Regarding Forward-Looking Statements

All statements other than statements of historical fact included in this Form 10-Q including, without limitation, statements under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” regarding the Company’s financial position, business strategy and the plans and objectives of management for future operations, are forward-looking statements. When used in this Form 10-Q, words such as “anticipate,” “believe,” “estimate,” “expect,” “intend” and similar expressions, as they relate to us or the Company’s management, identify forward-looking statements. Such forward-looking statements are based on the beliefs of management, as well as assumptions made by, and information currently available to, the Company’s management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors detailed in our filings with the SEC.

Overview

We are a blank check company incorporated pursuant to the laws of the Republic of the Marshall Islands on December 8, 2015 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar Business Combination with one or more businesses. We intend to effectuate our Business Combination using cash from the proceeds of a public offering (the “Public Offering”) and a sale of Warrants in a private placement that occurred simultaneously with the completion of the Public Offering (the “Private Placement Warrants”), our capital stock, debt or a combination of cash, stock and debt.

On February 27, 2018, Stellar entered into the Merger Agreement with Phunware Inc., a Delaware company (“Phunware”) and STLR Merger Subsidiary Inc., a Delaware corporation and a wholly-owned subsidiary of Stellar (“Merger Sub”). The Merger Agreement provides for the merger of Merger Sub with and into Phunware (the “Merger”), with Phunware continuing as the surviving corporation in the Merger. On or prior to the consummation of the transactions contemplated by the Merger Agreement (the “Closing”), the holders of Phunware’s preferred stock will convert all of their issued and outstanding shares of preferred stock into shares of Phunware common stock at a conversion ratio of one share of common stock for each share of preferred stock (the “Preferred Stock Exchange”). Subject to the terms and conditions set forth in the Merger Agreement, at the effective time of the Merger (the “Effective Time”): (i) all shares of Phunware common stock and preferred stock (the “Phunware Stock”) issued and outstanding immediately prior to the Effective Time (after giving effect to the Preferred Stock Exchange) will automatically be cancelled and cease to exist in exchange for the right to receive the Stockholder Merger Consideration (as defined below), without interest; (ii) each outstanding warrant to acquire shares of Phunware Stock will be cancelled, retired and terminated and cease to represent the right to acquire shares of Phunware Stock in exchange for the right to receive from the Successor a new warrant for shares of Successor common stock with its price and number of shares equitably adjusted based on the conversion of the shares of Phunware Stock into the Stockholder Merger Consideration, but with terms otherwise the same as the Phunware warrant; and (iii) each outstanding option to acquire Phunware Stock (whether vested or unvested) shall be assumed by the Successor and automatically converted into an option to acquire shares of Successor common stock, with its price and number of shares equitably adjusted based on the conversion of the shares of Phunware Stock into the Stockholder Merger Consideration. On April 11, 2018, Stellar filed with the SEC a registration statement on Form S-4 in connection with the Business Combination. On June 11, 2018, the Company filed an amendment to the aforementioned registration statement. Phunware anticipates having a shareholder vote and closing the transaction before the end of 2018.

The Merger Agreement also provides that, immediately prior to the Effective Time, Stellar will convert from a Republic of the Marshall Islands corporation to a Delaware corporation, whether by reincorporation, statutory conversion, merger or otherwise and in accordance with the applicable provisions of the Republic of the Marshall Islands Associations Law, as amended, and the applicable provisions of the DGCL (the “Conversion”). At the Closing, Stellar will change its name to “Phunware, Inc.”.

Phunware, Inc. offers a fully integrated software platform that equips companies with the products, solutions and services necessary to engage, manage and monetize their mobile application portfolios globally at scale. Phunware’s Multiscreen as a Service (MaaS) platform provides the entire mobile lifecycle of applications, media and data in one login through one procurement relationship. Its offerings include:

●	Enterprise mobile software including content management, location-based services, marketing automation, business intelligence and analytics, alerts, notifications and messaging, audience engagement, audience monetization, vertical solutions and cryptonetworking, as well as an Application Framework for developers and publishers building their own mobile applications in-house;

●	Media for mobile audience building and activation, application discovery, brand awareness, user engagement, user monetization and more; and

●	Data for audience insights, campaign engagement and business process optimization.

Additionally, Phunware plans to launch PhunCoin, a blockchain-powered token and ecosystem that enables consumers, brands and application developers to transact directly and create a value-based and voluntary data exchange.

Under the terms of the Merger Agreement, Phunware shareholders will receive consideration in the form of newly issued Stellar equity securities, valued based on an enterprise value of $301 million for Phunware and subject to customary adjustments for cash and debt and, at the election of Phunware’s shareholders, acquire from Stellar sponsors up to 3,985,244 but not less than 2,450,000 warrants to purchase Successor common stock in exchange for the Private Placement Warrants currently owned by the Sponsors at $0.50 per warrant. In addition, all Phunware stock options and warrants will be assumed by Stellar in the transaction as part of the merger consideration. Cash proceeds released from Stellar’s Trust Account after any shareholder redemptions and payment of transaction expenses and other Stellar liabilities shall remain with the combined company, and Phunware intends to use the cash proceeds from the Trust Account to grow its business, fund inorganic growth initiatives and for working capital.

The issuance of additional shares of our stock in a Business Combination:

●	may significantly dilute the equity interest of our stockholders;

●	may subordinate the rights of holders of common stock if preferred stock is issued with rights senior to those afforded our common stock;

●	could cause a change of control if a substantial number of shares of our common stock are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and could result in the resignation or removal of our present officers and directors;

●	may have the effect of delaying or preventing a change of control of us by diluting the stock ownership or voting rights of a person seeking to obtain control of us; and

●	may decrease prevailing market prices for our common stock and/or Warrants.

Similarly, if we issue debt securities, it could result in:

●	a decrease in the prevailing market prices for our common stock and/or Warrants.

●	default and foreclosure on our assets if our operating revenues after an initial Business Combination are insufficient to repay our debt obligations;

●	acceleration of our obligations to repay the indebtedness even if we make all principal and interest payments when due if we breach certain covenants that require the maintenance of certain financial ratios or reserves without a waiver or renegotiation of that covenant;

●	our immediate payment of all principal and accrued interest, if any, if the debt security is payable on demand;

●	our inability to obtain necessary additional financing if the debt security contains covenants restricting our ability to obtain such financing while the debt security is outstanding;

●	our inability to pay dividends on our common stock;

●	using a substantial portion of our cash flow to pay principal and interest on our debt, which will reduce the funds available for dividends on our common stock if declared, expenses, capital expenditures, acquisitions and other general corporate purposes;

●	limitations on our flexibility in planning for and reacting to changes in our business and in the industry in which we operate;

●	increased vulnerability to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation; and

●	limitations on our ability to borrow additional amounts for expenses, capital expenditures, acquisitions, debt service requirements, execution of our strategy and other purposes and other disadvantages compared to our competitors who have less debt.

As indicated in the accompanying consolidated financial statements, at August 31, 2018, the Trust Account consisted of US treasury bills yielding interest of approximately 1.9% per annum, with a total value of $19,487,416 and another $1,454 held as cash and cash equivalents. We expect to incur significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to complete our initial Business Combination will be successful.

Results of Operations

For the period from December 8, 2015 (inception) through August 31, 2018, our activities consisted of formation and preparation for the Public Offering and subsequent to the Public Offering, and efforts directed toward locating and completing a suitable Business Combination. Our operating costs for those periods include our search for a Business Combination and are largely associated with our governance and public reporting, and charges of $10,000 per month payable to an affiliate of our Sponsor for administrative services.

Liquidity and Capital Resources

In August 2016, we consummated the Public Offering of an aggregate of 6,500,000 units at a price of $10.00 per unit generating gross proceeds of approximately $65,000,000 before underwriting discounts and expenses. Simultaneously with the consummation of the Public Offering, we consummated the private placement of 7,650,000 Private Placement Warrants, each exercisable to purchase one share of our common stock at $11.50 per share, to the Sponsor, at a price of $0.50 per Private Placement Warrant, generating gross proceeds, before expenses, of approximately $3,825,000. We received net proceeds from the Public Offering and the sale of the Private Placement Warrants of approximately $66,906,000, net of the non-deferred portion of the underwriting commissions of $1,300,000 and offering costs and other expenses of approximately $619,000. Following the partial exercise of the underwriters’ overallotment option on September 28, 2016, the Company sold an additional 400,610 units at a price of $10.00 per unit generating gross proceeds of approximately $4,006,100 before underwriting discounts and expenses. Simultaneously, the Sponsor purchased an additional 320,488 Private Placement Warrants at a price of $0.50 per Private Placement Warrant, generating gross proceeds, of approximately $160,244. The non-deferred portion of the underwriting commissions paid by the Company amounted to $80,122, while the Company incurred additional expenses related to the partial exercise of the overallotment option of $11,709. Of the aforementioned proceeds, $70,386,222 was deposited in the Trust Account and is not available to us for operations (except amounts designated for working capital and amounts to pay taxes and working capital). At August 31, 2018, we had approximately $19,223 of cash available outside of the Trust Account to fund our activities to search for a Business Combination.

Until the consummation of the Public Offering, the Company’s only sources of liquidity were an initial purchase of shares of our common stock (“Founder Shares”) for $25,000 by Messrs. Tsirigakis and Syllantavos, and a total of approximately $208,000 loaned by three of the Company’s Sponsors, Firmus Investments Inc., Astra Maritime, Inc. and Magellan Investments Corp. against the issuance of an unsecured promissory note (the “Note”). These loans were non-interest bearing and were paid in full on August 24, 2016 in connection with the closing of the Public Offering.

On August 24, 2017, the Company issued unsecured promissory notes (the “First Extension Notes”) in the aggregate amount of $303,300 to three of the Company’s Sponsors, Firmus Investments Inc., Astra Maritime, Inc. and Magellan Investments Corp., affiliates of our co-CEOs, Mr. Prokopios (Akis) Tsirigakis, and of Mr. George Syllantavos. The Trust Account was funded properly for the extension. These funds, which were deposited into the Trust Account, were used to extend the period of time the Company has to consummate a business combination by three months to November 24, 2017.

On November 23, 2017, the Company issued unsecured promissory notes (the “Second Extension Notes”) in the aggregate amount of $301,000 to three of the Company’s Sponsors, Firmus Investments Inc., Astra Maritime, Inc. and Magellan Investments Corp., affiliates of our co-CEOs, Mr. Prokopios (Akis) Tsirigakis, and of Mr. George Syllantavos. These funds, which were deposited into the Trust Account, were used to extend the period of time the Company has to consummate a business combination by three months to February 24, 2018.

On February 23, 2018, the Company issued unsecured promissory notes in the aggregate amount of $167,100 to three of the Company’s Sponsors, Firmus Investments Inc., Astra Maritime, Inc. and Magellan Investments Corp., affiliates of our co-CEOs, Mr. Prokopios (Akis) Tsirigakis, and of Mr. George Syllantavos. Additionally, on February 22, 2018, the Company issued a promissory note in the aggregate amount of $201,268 to Phunware. The aggregate funds from the four aforementioned promissory notes (in aggregate the “Third Extension Notes”), which were deposited into the Trust Account, were used to extend the period of time the Company has to consummate a business combination by three months to May 24, 2018.

On May 22, 2018, Stellar’s shareholders approved an amendment to its extending the date by which Stellar must consummate its initial business combination to August 24, 2018. Concurrently, 3,353,060 Public Shares exercised their right to redeem such Public Shares. An aggregate $34,787,998 was removed from Stellar’s Trust Account to pay such redemptions. These redemptions thus caused the balance of the Trust Account to fall below the Minimum Cash Asset Level as defined in the Merger Agreement. On each of May 22, 2018, June 22, 2018, and July 23, 2018, Stellar issued unsecured promissory notes in the aggregate amount of $62,082 each time to three of the Company’s Sponsors, Firmus Investments Inc., Astra Maritime, Inc. and Magellan Investments Corp., affiliates of our co-CEOs, Mr. Prokopios (Akis) Tsirigakis, and of Mr. George Syllantavos. Additionally, on each of May 22, 2018, June 22, 2018, and July 23, 2018, the Company issued promissory notes in the aggregate amount of $62,082 each time to Phunware (in aggregate the “Fourth Extension Notes”).

On August 22, 2018, Stellar’s shareholders approved an amendment to the Company’s Second Amended and Restated Articles of Incorporation, extending the date by which Stellar must consummate its initial business combination to December 26, 2018. Concurrently, 1,695,830 Public Shares exercised their right to redeem such Public Shares. An aggregate $17,772,298 was removed from Stellar’s Trust Account to pay for such redemptions. On each of August 23, 2018, and September 24, 2018, Stellar issued unsecured promissory notes in the aggregate amount of $37,034 to three of the Company’s Sponsors, Firmus Investments Inc., Astra Maritime, Inc. and Magellan Investments Corp., affiliates of our co-CEOs, Mr. Prokopios (Akis) Tsirigakis, and of Mr. George Syllantavos. Additionally, on each of August 23, 2018, and September 24, 2018, the Company issued promissory notes in the aggregate amount of $37,034 each time to Phunware (collectively the “Fifth Extension Notes”).

As of August 31, 2018, the outstanding loans to related parties amounted to $994,681and the outstanding loans to Phunware amounted to $424,549.

As of August 31, 2018, the Company had $70,000 of outstanding invoices to Nautilus Energy Management Corp.

Critical Accounting Policies

Off-balance sheet financing arrangements

We have no obligations, assets or liabilities which would be considered off-balance sheet arrangements. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements.

We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or entered into any non-financial assets.

Contractual obligations

At August 31, 2018, we did not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities. The Company has agreed to pay $10,000 a month for office space, administrative services and secretarial support to Nautilus Energy Management Corp., an affiliate of our co-Chief Executive Officers. Services commenced on the date the securities were first listed on the NASDAQ Capital Market on August 19, 2016 and will terminate upon the earlier of the consummation by the Company of an initial Business Combination or the liquidation of the Company.

Critical Accounting Policies

The preparation of consolidated financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. The Company has identified the following as its critical accounting policies:

Emerging Growth Company

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

Income (Loss) Per Common Share

Net income (loss) per common share is computed by dividing net loss applicable to common stockholders by the weighted average number of shares of common stock outstanding during the period, plus to the extent dilutive the incremental number of shares of common stock to settle Warrants, as calculated using the treasury stock method. At August 31, 2018, the Company had outstanding Warrants to purchase 14,871,098 shares of common stock. For all periods presented, these shares were excluded from the calculation of diluted loss per share of common stock because their inclusion would have been anti-dilutive. As a result, diluted loss per common share is the same as basic loss per common share for the period.

Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the accompanying consolidated balance sheets.

Income Taxes

There is, at present, no direct taxation in the Marshall Islands and interest, dividends, and gains payable to the Company are received free of all Marshall Islands taxes. The Company is registered as an “exempted company” pursuant to the Marshall Islands Business Corporations Act (as amended). As the Company proceeds with making investments in various jurisdictions, tax considerations outside the Marshall Islands may arise. Although the Company intends to pursue tax-efficient investments, it may be subject to income tax, withholding tax, capital gains tax, and other taxes imposed by tax authorities in other jurisdictions. For U.S. tax purposes, the Company expects to be treated as a passive foreign investment company by its U.S. shareholders. The Company does not expect to be subject to direct taxation based on net income in the U.S. as long as it maintains its non-U.S. trade or business status. The Company does not expect to invest in any U.S. obligation that will be subject to U.S. withholding taxes.

The Company follows the provisions of ASC 740-10 which prescribes a recognition threshold and measurement attribute for how a company should recognize, measure, present and disclose in its consolidated financial statements uncertain tax positions that the Company has taken or expects to take on its tax return. ASC 740-10 requires that the consolidated financial statements reflect expected future tax consequences of such positions presuming the taxing authorities’ full knowledge of the position and all relevant facts, but without considering time values. As of August 31, 2018, the Company has not commenced operations and thus has no uncertain tax positions.

Redeemable common stock

All of the 6,900,610 shares of common stock sold as part of the Units in the Public Offering contain a redemption feature which allows for the redemption of such common stock under the Company’s liquidation or tender offer/stockholder approval provisions. In accordance with ASC 480, redemption provisions not solely within the control of the Company require the security to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of ASC 480. Although the Company does not specify a maximum redemption threshold, its amended and restated certificate of incorporation provides that in no event will the Company redeem its Public Shares in an amount that would cause its net tangible assets (stockholders’ equity) to be less than $5,000,001.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of the security to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable common stock are affected by charges against additional paid-in capital.

At August 31, 2018, 1,123,870 of the 3,961,287 Public Shares were classified outside of permanent equity at redemption value of $10.52 per share.

Recent Accounting Pronouncements

Management does not believe that there are any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s consolidated financial statements.

DESCRIPTION OF STELLAR AND THE SUCCESSOR’S SECURITIES

Stellar

General

Stellar is authorized to issue 210,000,000 shares of capital stock consisting of 200,000,000 shares of common stock, par value $0.0001 per share and 10,000,000 shares of undesignated preferred stock, par value $0.0001 per share. As of the Record Date, 3,961,287 shares of common stock are outstanding, held by 14 shareholders of record and no preferred shares are outstanding.

Units

Each unit consists of one share of common stock and one warrant. Each warrant entitles the holder to purchase one share of common stock at a price of $11.50 per share. Each warrant entitles the holder thereof to purchase one share of Stellar’s common stock at, subject to adjustment as described in this prospectus.

Common Stock

Stellar’s shareholders of record are entitled to one vote for each share held on all matters to be voted on by shareholders. In connection with any vote held to approve an initial business combination, all of Initial Shareholders, as well as all of its officers and directors, have agreed to vote their respective Founder Shares in favor of the proposed business combination.

Stellar will proceed with the business combination only if Stellar has net tangible assets of at least US$5,000,001 immediately prior to consummation of such business combination and a majority of the shares voted are voted in favor of the business combination. At least ten days’ notice must be given for each general meeting (although Stellar will provide whatever minimum number of days are required under Federal securities laws). Shareholders may vote at meetings in person or by proxy.

The Board is divided into two classes, each of which will generally serve for a term of two years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares eligible to vote for the election of directors can elect all of the directors.

Pursuant to Stellar’s Amended and Restated Articles of Incorporation, if Stellar does not consummate a business combination by December 26, 2018 (or such earlier date as determined by Stellar’s board of directors), it will trigger Stellar’s automatic winding up, dissolution and liquidation, unless Stellar submits and its shareholders approve a further extension. The Initial Shareholders have agreed to waive their rights to share in any distribution from the Trust Account with respect to their Founder Shares upon Stellar’s winding up, dissolution and liquidation.

Stellar’s shareholders have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the shares, except that Public Shareholders have the right to have their shares converted to cash if they vote on the proposed Business Combination, properly demand Redemption of their shares as described in this joint proxy statement/prospectus and the Business Combination is completed. Public Shareholders who convert their shares still have the right to exercise the warrants that they received as part of the units.

Register of Shareholders

Under the laws of the Republic of the Marshall Islands Stellar must keep a register of shareholders and there shall be entered therein:

(a)	the names and addresses of the shareholders, a statement of the shares held by each shareholder and of the amount paid or agreed to be considered as paid, on the shares of each shareholder;

(b)	the date on which the name of any person was entered on the register as a shareholder; and

(c)	the date on which any person ceased to be a shareholder.

Under the laws of the Republic of the Marshall Islands, the register of shareholders of Stellar is prima facie evidence of the matters set out therein (i.e. the register of shareholders will raise a presumption of fact on the matters referred to above unless rebutted) and a shareholder registered in the register of shareholder shall be deemed as a matter of law to have legal title to the shares as set against its name in the register of members. The register of shareholders is immediately updated to reflect the issue of any shares by Stellar. Once the register of shareholders has been updated, the shareholders recorded in the register of shareholders shall be deemed to have legal title to the shares set against their name.

However, there are certain limited circumstances where an application may be made to a court in the Republic of the Marshall Islands for a determination on whether the register of shareholders reflects the correct legal position. For example, if the name of any person is incorrectly entered in or omitted from Stellar’s register of shareholders, or if there is any default or unnecessary delay in entering on the register the fact of any person having ceased to be a shareholder of Stellar, the person or shareholder aggrieved (or any shareholder of Stellar or Stellar itself) may apply to the High Court of the Republic of the Marshall Islands for an order that the register be rectified and the Court may either refuse such application or it may, if satisfied of the justice of the case, make an order for the rectification of the register.

Preferred Stock

Stellar’s Articles of Incorporation authorize the issuance of 10,000,000 shares of preferred stock, with such designation, rights and preferences as may be determined from time to time by the Board. Accordingly, the Board is empowered, without shareholder approval, to issue preferred shares with dividend, liquidation, redemption, voting or other rights which could adversely affect the voting power or other rights of the holders of shares. However, the underwriting agreement for Stellar’s IPO prohibits it, prior to a business combination, from issuing shares of preferred stock which participate in any manner in the proceeds of the Trust Account, or which vote as a class with the shares of common stock on a business combination. Stellar may issue some or all of the shares of preferred stock to effect a business combination, but is not issuing any shares of preferred stock in connection with the business combination with Phunware. In addition, the shares of preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control of Stellar. Although Stellar does not currently intend to issue any shares of preferred stock, it cannot assure you that it will not do so in the future.

Warrants

As of the Record Date, 14,871,098 warrants were outstanding, including 6,900,610 public warrants and 7,970,488 Private Placement Warrants, held by three holders of record. Each public warrant entitles the registered holder to purchase one share of common stock at a price of US$11.50 per full share, subject to adjustment as discussed below, at any time commencing upon the completion of a business combination. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of shares. This means that only an even number of warrants may be exercised at any given time by a warrant holder. However, except as set forth below, no public warrants will be exercisable for cash unless Stellar has an effective and current registration statement covering the shares of common stock issuable upon exercise of the warrants and a current prospectus relating to such shares of common stock. Notwithstanding the foregoing, if a registration statement covering the shares of common stock issuable upon exercise of the public warrants is not effective within 90 days from the consummation of Stellar’s initial business combination, warrant holders may, until such time as there is an effective registration statement and during any period when Stellar shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act. If an exemption from registration is not available, holders will not be able to exercise their warrants on a cashless basis. The warrants will expire five years from the consummation of an initial business combination at 5:00 p.m., New York City time.

The Private Placement Warrants are identical to the public warrants except that the Private Placement Warrants (including the common stock issuable upon exercise of the Private Placement Warrants) will not be transferable, assignable or salable until 30 days after the completion of Stellar’s initial business combination and such warrants will be exercisable for cash (even if a registration statement covering the common stock issuable upon exercise of such warrants is not effective) or on a cashless basis, at the holder’s option and will not be redeemable by Stellar, in each case so long as they are still held by the initial purchasers or their affiliates.

Stellar may call the warrants for redemption (excluding the Private Placement Warrants), in whole and not in part, at a price of US$0.01 per warrant,

●	at any time while the warrants are exercisable,

●	upon not less than 30 days’ prior written notice of redemption to each warrant holder,

●	if and only if, the reported last sale price of the shares of common stock equals or exceeds US$21.00 per share, for any 20 trading days within a 30-day trading period ending on the third business day prior to the notice of redemption to warrant holders, and

●	if and only if, there is a current registration statement in effect with respect to the common stock underlying such warrants at the redemption date and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

The right to exercise will be forfeited unless the warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a warrant will have no further rights except to receive the redemption price for such holder’s warrant upon surrender of such warrant.

The redemption criteria for Stellar’s warrants have been established at a price which is intended to provide warrant holders a reasonable premium to the initial exercise price and provide a sufficient differential between the then-prevailing share price and the warrant exercise price so that if the share price declines as a result of Stellar’s redemption call, the redemption will not cause the share price to drop below the exercise price of the warrants.

If Stellar calls the warrants for redemption as described above, its management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. Whether Stellar will exercise its option to require all holders to exercise their warrants on a “cashless basis” will depend on a variety of factors including the price of the common stock at the time the warrants are called for redemption, Stellar’s cash needs at such time and concerns regarding dilutive share issuances.

The warrants are issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent and Stellar. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval, by written consent or vote, of the holders of a majority of the then outstanding public warrants in order to make any change that adversely affects the interests of the registered holders.

The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or Stellar’s recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of common stock at a price below their respective exercise prices. Stellar is also permitted, in its sole discretion, to lower the exercise price (but not below the par value of a share of common stock) at any time prior to the expiration date for a period of not less than 10 business days; provided, however, that Stellar provides at least 10 business days prior written notice of such reduction to registered holders of the warrants and that any such reduction will be applied consistently to all of the warrants. Any such reduction in the exercise price will comply with any applicable regulations under the Federal securities laws, including Rule 13e-4 under the Exchange Act generally and Rule 13e-4(f)(1)(i) specifically.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to Stellar, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive common stock. After the issuance of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

Except as described above, no public warrants will be exercisable and Stellar will not be obligated to issue common stock unless at the time a holder seeks to exercise such warrant, a prospectus relating to the common stock issuable upon exercise of the warrants is current and the common stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the warrant agreement, Stellar has agreed to use its best efforts to meet these conditions and to maintain a current prospectus relating to the common stock issuable upon exercise of the warrants until the expiration of the warrants. However, Stellar cannot assure you that it will be able to do so and, if it does not maintain a current prospectus relating to the common stock issuable upon exercise of the warrants, holders will be unable to exercise their warrants and Stellar will not be required to settle any such warrant. If the prospectus relating to the common stock issuable upon the exercise of the warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside, Stellar will not be required to net cash settle or cash settle the warrant exercise, the warrants may have no value, the market for the warrants may be limited and the warrants may expire worthless.

Warrant holders may elect, at their sole option and discretion, to be subject to a restriction on the exercise of their warrants such that an electing warrant holder (and his, her or its affiliates) would not be able to exercise their warrants to the extent that, after giving effect to such exercise, such holder (and his, her or its affiliates) would beneficially own in excess of 9.8% of the shares of common stock outstanding. Notwithstanding the foregoing, any person who acquires a warrant with the purpose or effect of changing or influencing the control of Stellar, or in connection with or as a participant in any transaction having such purpose or effect, immediately upon such acquisition will be deemed to be the beneficial owner of the underlying shares of common stock and not be able to take advantage of this provision.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share (as a result of a subsequent share dividend payable in shares of common stock, or by a split up of the common stock or other similar event), Stellar will, upon exercise, round up or down to the nearest whole number the number of shares of common stock to be issued to the warrant holder.

Contractual Arrangements with respect to Certain Warrants

Stellar has agreed that so long as the warrants underlying the private units are still held by the initial purchasers or their affiliates, Stellar will not redeem such warrants, Stellar will allow the holders to exercise such warrants on a cashless basis and such warrants may be exercisable for cash (even if a registration statement covering the common stock issuable upon exercise of such warrants is not effective).

Dividends

Stellar has not paid any cash dividends on its common stock to date and does not intend to pay cash dividends prior to the business combination. The payment of cash dividends in the future, including after the Business Combination with Phunware, will be dependent upon Stellar’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the business combination. The payment of any dividends subsequent to the business combination will be within the discretion of Stellar’s then board of directors. It is the present intention of the Board to retain all earnings, if any, for use in Stellar’s business operations and, accordingly, the board does not anticipate declaring any dividends in the foreseeable future.

Transfer Agent, Rights Agent and Warrant Agent

The transfer agent for Stellar Shares, rights agent for Stellar’s rights and warrant agent for its warrants is Continental Stock Transfer & Trust Company, 1 State Street, 30th Floor, New York, NY 10004.

Listing of Stellar’s Securities

Stellar’s units, common stock and warrants are listed on Nasdaq under the symbols “STLRU,” “STLR” and “STLRW”, respectively. At the closing of the Business Combination. Stellar's units will separate into their component shares of common stock and warrants so that the units will no longer trade separately under “STLRU”. Stellar cannot assure you that the Successor’s securities will continue to be listed on Nasdaq as it might not in the future meet certain continued listing standards.

Certain Differences in Corporate Law

Corporations incorporated in the Republic of the Marshall Islands are governed by the Business Corporations Act (“BCA”). The BCA differs from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of the material differences between the provisions of the BCA applicable to Stellar and the Delaware corporate law. For a description of the differences between the laws of the Republic of the Marshall Islands and Delaware law see the section entitled “The Redomestication Proposal —Comparison of Shareholder Rights Before and After the Redomestication.”

Stellar’s Amended and Restated Articles of Incorporation and Bylaws

Stellar’s Amended and Restated Articles of Incorporation and Bylaws contain provisions designed to provide certain rights and protections to its shareholders prior to the consummation of a business combination. The following are the material rights and protections contained in Stellar’s Articles of Incorporation and/or Bylaws:

●	the right of Public Shareholders to exercise Redemption Rights and surrender their shares in lieu of participating in a proposed business combination;

●	a requirement that if Stellar seeks shareholder approval of any business combination, a majority of the outstanding shares of common stock voted must be voted in favor of such business combination;

●	the separation of the Board into three classes and the establishment of related procedures regarding the standing and election of such directors;

●	a requirement that directors may call general meetings on their own accord and are required to call a special meeting if holders of not less than 10% in par value of the issued shares request such a meeting;

●	a prohibition, prior to a business combination, against Stellar issuing (i) any shares of common stock or any securities convertible into common stock or (ii) any other securities (including preferred shares) which participate in or are otherwise entitled in any manner to any of the proceeds in the Trust Account or which vote as a class with the common stock on a business combination;

●	a requirement that Stellar’s management take all actions necessary to liquidate Stellar’s Trust Account in the event Stellar does not consummate a business combination by August 24, 2018 (or such earlier date as determined by Stellar’s board of directors); and

●	limitation on shareholders’ rights to receive a portion of the Trust Account.

The BCA permits a company incorporated in the Republic of the Marshall Islands to amend its Articles of Incorporation with the approval of the holders of at least two-thirds of such company’s outstanding common stock. A company’s articles of incorporation may specify that the approval of a higher majority is required but, provided the approval of the required majority is obtained, any Republic of the Marshall Islands corporation may amend its Articles of Incorporation regardless of whether its articles of incorporation provide otherwise. Accordingly, although Stellar could amend any of the provisions relating to its structure and business plan which are contained in its amended and restated articles of incorporation, Stellar views all of these provisions as binding obligations to its shareholders and neither Stellar, nor its officers or directors, will take any action to amend or waive any of these provisions prior to the consummation of an initial business combination.

Capital Stock of the Successor after the Merger

Immediately prior to the effective time of the Merger, Stellar will be redomesticated into a Delaware corporation and the material terms of the Successor’s capital stock and the provisions of Successor’s Certificate of Incorporation and Bylaws will be governed by Delaware law. See the section entitled “The Redomestication Proposal — Comparison of Shareholder Rights Before and After the Redomestication.”

General

The Successor’s authorized capital stock will consist of 1,000,000,000 shares of common stock, par value $0.0001 per share and 100,000,000 shares of preferred stock, par value $0.0001 per share. The Successor’s board of directors may establish the rights and preferences of the preferred stock from time to time as set forth in the Successor’s Certificate of Incorporation. The Successor’s Certificate of Incorporation does not authorize any other classes of capital stock.

The Successor intends to adopt and maintain equity incentive plans pursuant to which the Successor will be authorized to issue stock options, restricted stock and other stock-based incentives to employees and directors.

Common Stock

Dividend Rights

Subject to preferences that may apply to any shares of redeemable convertible preferred stock outstanding at the time, the holders of the Successor’s common stock will be entitled to receive dividends out of funds legally available if Successor’s board of directors, in its discretion, determines to issue dividends and then only at the times and in the amounts that Successor’s board of directors may determine.

Voting Rights

Holders of the Successor’s common stock will be entitled to one vote for each share held on all matters submitted to a vote of stockholders. The Successor will not provide for cumulative voting for the election of directors in its amended and restated certificate of incorporation. The Successor’s amended and restated certificate of incorporation will establish a classified board of directors that will be divided into three classes with staggered three-year terms. Only the directors in one class will be subject to election by a plurality of the votes cast at each annual meeting of the Successor’s stockholders, with the directors in the other classes continuing for the remainder of their respective three-year terms.

No Preemptive or Similar Rights

The Successor’s common stock will not entitled to preemptive rights, and will not be subject to conversion, redemption, or sinking fund provisions.

Right to Receive Liquidation Distributions

If the Successor becomes subject to a liquidation, dissolution, or winding-up, the assets legally available for distribution to its stockholders would be distributed ratably among the holders of its common stock and any participating preferred stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of preferred stock.

Preferred Stock

Pursuant to the Successor’s amended and restated certificate of incorporation that will be effective upon the completion of the Business Combination, its board of directors will be authorized, subject to limitations prescribed by Delaware law, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series, and to fix the designation, powers, preferences, and rights of the shares of each series and any of its qualifications, limitations, or restrictions, in each case without further vote or action by the Successor’s stockholders. The Successor’s board of directors will also be able to increase or decrease the number of shares of any series of preferred stock, but not below the number of shares of that series then outstanding, without any further vote or action by its stockholders. The Successor’s board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of its common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring, or preventing a change in control of the Successor and might adversely affect the market price of its common stock and the voting and other rights of the holders of its common stock.

Warrants

The rights and terms of the Successor’s warrants will be the same as the public warrants of Stellar described above.

Anti-Takeover Effects of Various Provisions of Delaware Law and the Successor’s Certificate of Incorporation and Bylaws after the Business Combination

The Successor’s amended and restated certificate of incorporation and amended and restated bylaws to be effective upon the completion of the Business Combination will contain provisions that could have the effect of delaying, deferring, or discouraging another party from acquiring control of it. These provisions and certain provisions of Delaware law, which are summarized below, could discourage takeovers, coercive or otherwise. These provisions are also designed, in part, to encourage persons seeking to acquire control of the Successor to negotiate first with its board of directors. The benefits of increased protection of the Successor’s potential ability to negotiate with an unfriendly or unsolicited acquirer may outweigh the disadvantages of discouraging a proposal to acquire it.

Undesignated Preferred Stock. As discussed above under the section titled “— Preferred Stock,” the Successor’s board of directors will have the ability to designate and issue preferred stock with voting or other rights or preferences that could deter hostile takeovers or delay changes in its control or management.

Limits on Ability of Stockholders to Act by Written Consent or Call a Special Meeting. The Successor’s amended and restated certificate of incorporation to be effective upon the completion of the Business Combination will provide that its stockholders may not act by written consent. This limit on the ability of stockholders to act by written consent may lengthen the amount of time required to take stockholder actions. As a result, the holders of a majority of the Successor’s capital stock would not be able to amend the amended and restated bylaws or remove directors without holding a meeting of stockholders called in accordance with the amended and restated bylaws that will be effective upon the completion of the Business Combination.

In addition, the Successor’s amended and restated bylaws will provide that special meetings of the stockholders may be called only by its board of directors, chairperson of its board of directors, the chief executive officer, or the president (in the absence of a chief executive officer). A stockholder may not call a special meeting, which may delay the ability of the Successor’s stockholders to force consideration of a proposal or for holders controlling a majority of its capital stock to take any action, including the removal of directors.

Requirements for Advance Notification of Stockholder Nominations and Proposals. The Successor’s amended and restated bylaws to be effective upon the completion of the Business Combination will establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Successor’s board of directors or a committee of the board of directors. These advance notice procedures may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed and may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempt to obtain control of the Successor.

Board Classification. The Successor’s board of directors will be divided into three classes. The directors in each class will serve for a three-year term, one class being elected each year by the Successor’s stockholders. This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of the Successor, because it generally makes it more difficult for stockholders to replace a majority of the directors.

Directors Removed Only for Cause. The Successor’s amended and restated certificate of incorporation will provide that stockholders may remove directors only for cause.

Amendments of Charter and Bylaw Provisions. Amendments to the Successor’s amended and restated certificate of incorporation and the Successor’s amended and restated bylaws will require approval by holders of at least 66-2/3% of our then outstanding capital stock.

Delaware Anti-Takeover Statute. The Successor will be subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, Section 203 restricts a publicly-held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

●	prior to the date of the transaction, the Successor’s board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

●	upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock (as defined in Section 203) of the Successor outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding but not the outstanding voting stock owned by the interested stockholder, (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●	at or subsequent to the date of the transaction, the business combination is approved by the Successor’s board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns (within the definition of Section 203) or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. The existence of this provision may have an anti-takeover effect with respect to transactions the Successor’s board of directors does not approve in advance.

The provisions of Delaware law and the provisions of the Successor’s amended and restated certificate of incorporation and amended and restated bylaws could have the effect of discouraging others from attempting hostile takeovers and as a consequence, it might also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions might also have the effect of preventing or delaying changes in the Successor’s management. It is also possible that these provisions could make it more difficult to accomplish transactions that stockholders might otherwise deem to be in their best interests.

Limitations on Liability and Indemnification of Officers and Directors after the Merger

The DGCL permits a certificate of incorporation to limit or eliminate the personal liability of directors to corporations and their stockholders for certain monetary damages for breaches of directors’ fiduciary duties as directors but the DGCL provides that a director’s personal liability cannot be limited for:

●	any breach of a director’s duty of loyalty to us or to our stockholders;

●	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

●	unlawful payment of dividends or unlawful stock repurchases or redemptions; and

●	any transaction from which a director derived an improper personal benefit.

The Successor’s Certificate of Incorporation and the Successor’s Bylaws will include provisions that generally require the Successor to indemnify, to the fullest extent allowable under the DGCL, directors or officers against monetary damages for actions taken as a director or officer of the Successor, or for serving at the Successor’s request as a director or officer or another position at another corporation or enterprise, as the case may be. The Successor’s Certificate of Incorporation and Bylaws will also provide that the Successor must indemnify and advance reasonable expenses to the Successor directors and officers, subject to the Successor’s receipt of an undertaking from the indemnified party as may be required under the DGCL. The Successor will also be expressly authorized to carry directors’ and officers’ insurance to protect the Successor, the Successor’s directors, officers and certain employees for some liabilities.

The limitation of liability provisions under the DGCL and in the Successor’s Certificate of Incorporation and Bylaws may in some circumstances discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. The provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers in some circumstances, even though such an action, if successful, might otherwise benefit the Successor and the Successor’s stockholders. However, these provisions do not limit or eliminate the Successor’s rights, or those of any stockholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director’s fiduciary duties. Moreover, the provisions do not alter the liability of directors under the federal securities laws or in the case of other exceptions described above. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, the Successor pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

BENEFICIAL OWNERSHIP OF SECURITIES OF STELLAR

The following table sets forth information regarding the beneficial ownership of Stellar as of the date of this joint proxy statement/prospectus (pre-Business Combination) and, immediately following consummation of the Business Combination, ownership of shares of Successor’s common stock, by:

●	each person known by Stellar to be the beneficial owner of more than 5% of Stellar Shares on the date of this joint proxy statement/prospectus (pre-Business Combination) or of shares of the Successor’s common stock after the Closing;

●	each of Stellar’s officers and directors;

●	each person who will become an executive officer or director of the Successor upon consummation of the Business Combination; and

●	all executive officers and directors of the Successor as a group after consummation of the Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

The beneficial ownership of shares of the Successor’s common stock immediately following consummation of the Business Combination is based on 34,669,165 shares to be outstanding and has been determined on the assumption that (i) no Stellar shareholder has exercised its redemption rights to receive cash from the Trust Account in exchange for their Stellar Shares subsequent to the date hereof (ii) 28,503,787 shares of the Successor’s common stock are issued to holders of Phunware capital stock and options to purchase Phunware common stock as part of their merger consideration.

Unless otherwise indicated, Stellar believes that all persons named in the table have sole voting and investment power with respect to all Stellar Shares beneficially owned by them.

	Stellar Shares		Successor Post-Business Combination
Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned	Approximate Percentage of Voting Control	Number of Shares Beneficially Owned	Approximate Percentage of Voting Control
Astra Maritime Corp.(2)	423,149	10.7%	423,149	1.5%
Dominion Investments Inc.(2)	500,176	12.6%	500,176	1.7%
Magellan Investments Corp.(3)	443,157	11.2%	443,157	1.5%
Firmus Investments Inc.(3)	460,162	11.6%	460,162	1.6%
Prokopios Tsirigakis(2)	923,325	23.3%	923,325	3.4%
George Syllantavos(2)	903,319	22.8%	903,319	3.1%
Hudson Bay Capital Management LP(4)	625,000	15.8%	625,000	1.8%

All directors and executive officers as a group (5 individuals)	1,858,494	46.9%	1,858,494	6.4%

*	Less than one percent.

(1)	Unless otherwise indicated, the business address of each of the shareholders is 90 Kifissias Avenue, Maroussi 15125, Athens, Greece.

(2)	Mr. Tsirigakis is the sole shareholder of Astra Maritime Corp. and of Dominium Investments Inc. As a result, Mr. Tsirigakis may be deemed to be beneficial owner of any shares deemed to be beneficially owned by Astra Maritime Corp. and by Dominium Investments Inc.

(3)	Mr. Syllantavos is the sole shareholder of Magellan Investments Corp. and of Firmus Investments Inc. As a result, Mr. Syllantavos may be deemed to be beneficial owner of any shares deemed to be beneficially owned by Magellan Investments Inc. and Firmus Investments Inc.

(4)	According to a Schedule 13G filed with the SEC on May 31, 2018 on behalf of Hudson Bay Capital Management LP., a Delaware limited partnership, such entity is the beneficial owner of and has sole voting and dispositive power with respect to the these securities. Mr. Sander Gerber serves as the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Mr. Gerber disclaims beneficial ownership of these securities. The address of such entity is 777 Third Avenue, 30th Floor, New York, NY 10017.

The table above does not include the shares of common stock underlying the Private Placement Warrants held or to be held by Stellar’s officers or sponsor because these securities are not exercisable within 60 days of this prospectus.

Stellar Equity Compensation Plans

As of the date of this joint proxy statement/prospectus, Stellar had no compensation plans (including individual compensation arrangements) under which equity securities were authorized for issuance.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS OF STELLAR

The Initial Shareholders currently own 2,003,403 shares of common stock. 2,300,000 shares were initially purchased by Messrs. Tsirigakis and Syllantavos in January 2016 for an aggregate of $25,000. In January 2016, Messrs. Tsirigakis and Syllantavos collectively transferred an aggregate of 2,099,900 shares to The Sponsors and an aggregate of 34,500 shares to our director nominees. In addition, in January 2016, Messrs. Tsirigakis and Syllantavos collectively transferred an aggregate of 165,600 shares to our other initial shareholders. In August 2016, The Sponsors returned to Stellar, at no cost, an aggregate of 129,839 Founder Shares, which were cancelled, leaving an aggregate of 2,170,161 Founder Shares outstanding. In connection with the partial over-allotment exercise in October 2016, certain of The Initial Shareholders forfeited an aggregate of 166,758 shares of common stock.

Dominium Investments Inc. and Firmus Investments Inc. have purchased an aggregate of 7,970,488 Private Placement Warrants for a purchase price of $0.50 per warrant in private placements that occurred simultaneously with the closings of Stellar’s IPO (including the over-allotment exercise). Each private placement warrant entitles the holder to purchase one share of our common stock at $11.50 per share. Warrants may be exercised only for a whole number of shares of common stock. The Private Placement Warrants (including the common stock issuable upon exercise of the Private Placement Warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by it until 30 days after the completion of our initial business combination.

If any of Stellar’s officers or directors becomes aware of a business combination opportunity that falls within the line of business of any entity to which he or she has then current fiduciary or contractual obligations, he or she may be required to present such business combination opportunity to such entity prior to presenting such business combination opportunity to us. Stellar’s executive officers and directors currently have certain relevant fiduciary duties or contractual obligations that may take priority over their duties to Stellar.

Stellar has entered into an Administrative Services Agreement with Nautilus Energy Management Corp., an affiliate of Stellar’s executive officers, pursuant to which Stellar pays a total of $10,000 per month for office space, utilities and secretarial support. Upon completion of its initial business combination or its liquidation, Stellar will cease paying these monthly fees.

The Sponsors, executive officers and directors, or any of their respective affiliates, are reimbursed for any out-of-pocket expenses incurred in connection with activities on its behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Stellar’s audit committee reviews on a quarterly basis all payments that were made to the Sponsors, officers, directors or their affiliates and determines which expenses and the amount of expenses that are to be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on Stellar’s behalf.

Three of The Sponsors, Firmus Investments Inc., Astra Maritime Corp. and Magellan Investments Corp., loaned us up to $100,000, $75,000 and $75,000, respectively, or up to $250,000 in the aggregate, to be used for a portion of the expenses of its IPO. These loans were repaid upon the closing of its IPO out of the $725,000 of offering proceeds that was allocated to the payment of offering expenses.

In addition, in order to finance transaction costs in connection with an intended initial business combination, The Sponsors or an affiliate of the Sponsors or certain of its officers and directors may, but are not obligated to, loan funds to Stellar as may be required. If Stellar completes an initial business combination, it would repay such loaned amounts. In the event that the initial business combination does not close, Stellar may use a portion of the working capital held outside the Trust Account, including interest permitted to be withdrawn, to repay such loaned amounts but no other proceeds from Stellar’s Trust Account would be used for such repayment. Up to $2,000,000 of such loans (including any loans made in connection with the extension of the time available for us to consummate our initial business combination) may be convertible into warrants of the post-business combination entity at a price of $0.50 per warrant at the option of the lender. The warrants would be identical to the Private Placement Warrants. All other terms of such loans by Stellar’s officers and directors, if any, have not been determined and no written agreements exist with respect to such loans. As of the date of this joint proxy statement/prospectus, no such loan is outstanding.

On each of August 24, 2017, November 24, 2017 and February 23, 2018, we issued unsecured promissory notes in the aggregate amount of $303,300, $301,000 and $167,100, respectively, to three of our sponsors. The Sponsor Notes bear no interest and are repayable in full upon consummation of Stellar’s initial business combination. The Sponsors have the option to convert any unpaid balance of the Sponsor Notes into warrants exercisable for shares of our common stock, based on a conversion price of $0.50 per warrant. The terms of any such warrants shall be identical to the terms of the warrants issued pursuant to the private placement that was consummated by us in connection with Stellar’s IPO. Additionally, on February 22, 2018, Stellar issued a promissory note in the aggregate amount of $201,268 to Phunware.

On each of August 24, 2017 and November 24, 2017, The Sponsors, and on February 23, 2018, The Sponsors and Phunware, deposited cash into the Trust Account and Stellar also instructed the trust agent to apply interest earned on the funds available for withdrawal toward the principal held in the Trust Account, representing an aggregate of $402,536, or $0.058 per Public Share. In February 2018, Stellar also issued a note to Phunware with a principal amount of $201,268. Both The Sponsors and Phunware deposited cash into the Trust Account and also instructed the trust agent to apply interest earned on the funds available for withdrawal toward the principal held in the Trust Account, representing an aggregate of $402,536, or $0.058 per Public Share. As such, Stellar extended the period of time to consummate a business combination three times, each for three months, to May 24, 2018.

At the May 2018 Extension Meeting, Stellar’s shareholders approved (i) an amendment to Stellar’s Second Amended and Restated Articles of Incorporation, extending the date by which Stellar must consummate its initial business combination from May 24, 2018 to August 24, 2018 or such earlier date as determined by its board of directors; and (ii) the amendment and restatement of that certain Investment Management Trust Agreement, dated as of August 18, 2016, by and between Stellar and Continental Stock Transfer & Trust Company (“Continental”), to extend the date on which Continental must liquidate the Trust Account if Stellar has not completed an initial business combination, from May 24, 2018 to August 24, 2018, and to permit the withdrawal of funds from the Trust Account to pay shareholders who properly exercise their redemption rights in connection with such amendment. Shareholders holding 3,353,060 Public Shares exercised their right to redeem such Public Shares into a pro rata portion of the Trust Account. As a result, an aggregate of approximately $34,787,998 (or approximately $10.375 per share) were removed from the Trust Account to pay such holders.

In addition, The Sponsors agreed to contribute to Stellar as a loan $0.035 for each Public Share that was not redeemed, for each calendar month (commencing on May 24, 2018 and on the 24th day of each subsequent month), or portion thereof, that is needed by Stellar to complete a business combination from May 24, 2018 until August 24, 2018, to be deposited in the Trust Account. Accordingly, The Sponsors will contribute an aggregate of approximately $124,164 (the “Contribution”) to Stellar by the 24th day of each such calendar month (or portion thereof), with the initial Contribution been on May 24, 2018. Since Stellar took the full time through August 24, 2018 to complete the initial business combination, the redemption amount per share at the meeting for such business combination or Stellar’s subsequent liquidation was approximately $10.48 per share. The amount of the Contribution did not bear interest and will be repayable by Stellar to the Sponsors upon consummation of an initial business combination.

At the August 2018 Extension Meeting, Stellar’s shareholders approved (i) an amendment to the Company’s Second Amended and Restated Articles of Incorporation, extending the date by which Stellar must consummate its initial business combination from August 24, 2018 to December 26, 2018 or such earlier date as determined by Stellar’s board of directors, and (ii) the amendment and restatement of that certain Amended and Restated Investment Management Trust Agreement, dated as of May 23, 2018, by and between Stellar and Continental, to extend the date on which Continental must liquidate the Trust Account to permit the withdrawal of funds from the Trust Account to pay shareholders who properly exercise their redemption rights in connection with such extension. Shareholders holding 1,695,830 Public Shares exercised their right to redeem such Public Shares into a pro rata portion of the Trust Account. As a result, an aggregate of approximately $17,772,299 (or approximately $10.48 per share) were removed from the Trust Account to pay such holders.

In connection with the August 2018 Extension Meeting, The Sponsors agreed to contribute to Stellar as a loan $0.04 for each Public Share that was not redeemed, for each calendar month (commencing on August 24, 2018 and on the 24th day of each subsequent month), or portion thereof, that is needed by Stellar to complete a business combination from August 24, 2018 until December 26, 2018, to be deposited in the Trust Account. Accordingly, The Sponsors will contribute an aggregate of approximately $158,452 (the “August Contribution”) to Stellar within five calendar days from the beginning of each such calendar month (or portion thereof), with the initial contribution contributed by August 29, 2018. If the Company takes the full time through December 26, 2018 to complete the initial business combination, the redemption amount per share at the meeting for such business combination or Stellar’s subsequent liquidation will be approximately $10.64 per share. The amount of the August Contribution will not bear interest and will be repayable by Stellar to the sponsor upon consummation of an initial business combination.

In connection with such extensions, the per Public Share amount in Stellar’s Trust Account increased from $10.20 (as of the closing of its IPO) to $10.60 (as of the date of this joint proxy statement/prospectus).

After Stellar’s initial business combination, members of its management team who remain with us may be paid consulting, management or other fees from the combined company with any and all amounts being fully disclosed to our shareholders, to the extent then known, in the tender offer or proxy solicitation materials, as applicable, furnished to our shareholders. It is unlikely the amount of such compensation will be known at the time of distribution of such tender offer materials or at the time of a shareholder meeting held to consider our initial business combination, as applicable, as it will be up to the directors of the post-combination business to determine executive and director compensation.

Stellar has entered into a Registration Rights Agreement, dated August 18, 2016, with respect to the Founder Shares and Private Placement Warrants. The holders of the Founder Shares and Private Placement Warrants have registration rights to require us to register a sale of any of our securities held by them. These holders will be entitled to make up to three demands, excluding short form registration demands, that Stellar register such securities for sale under the Securities Act. In addition, these holders will have “piggy-back” registration rights to include such securities in other registration statements filed by Stellar and rights to require us to register for resale such securities pursuant to Rule 415 under the Securities Act. Stellar will bear the costs and expenses of filing any such registration statements.

Stellar’s audit committee must review and approve any related person transaction it proposes to enter into. Its audit committee charter details the policies and procedures relating to transactions that may present actual, potential or perceived conflicts of interest and may raise questions as to whether such transactions are consistent with the best interest of Stellar and its shareholders. A summary of such policies and procedures is set forth below.

Any potential related party transaction that is brought to the audit committee’s attention will be analyzed by the audit committee, in consultation with outside counsel or members of management, as appropriate, to determine whether the transaction or relationship does, in fact, constitute a related party transaction. At its meetings, the audit committee will be provided with the details of each new, existing or proposed related party transaction, including the terms of the transaction, the business purpose of the transaction and the benefits to us and to the relevant related party.

In determining whether to approve a related party transaction, the audit committee must consider, among other factors, the following factors to the extent relevant:

●	whether the terms of the transaction are fair to us and on the same basis as would apply if the transaction did not involve a related party;

●	whether there are business reasons for us to enter into the transaction;

●	whether the transaction would impair the independence of an outside director; and

●	whether the transaction would present an improper conflict of interest for any director or executive officer.

Any member of the audit committee who has an interest in the transaction under discussion must abstain from any voting regarding the transaction, but may, if so requested by the chairman of the audit committee, participate in some or all of the audit committee’s discussions of the transaction. Upon completion of its review of the transaction, the audit committee may determine to permit or to prohibit the transaction.

INFORMATION ABOUT PHUNWARE

References in this section to “Phunware”, “we”, “our”, “us” or “the Company” refer to Phunware, Inc.

Overview

Phunware Inc. offers a fully integrated software platform that equips companies with the products, solutions and services necessary to engage, manage and monetize their mobile application portfolios globally at scale. According to comScore’s 2017 Mobile App Report, consumers spend 66% of their total digital time with mobile devices (smartphones and tablets), and 87% of their mobile time in mobile apps (vs. on mobile web). (Source: comScore 2017 Mobile App Report) Given this reality, brands must establish a strong identity on mobile, especially on devices and platforms specific to the Apple iOS and Google Android operating systems and ecosystems. We help brands define, create, launch, promote, monetize and scale their mobile identities as a means to anchor the digital transformation of their customers’ journeys and brand interactions. Our Multiscreen as a Service (“MaaS”) platform provides the entire mobile lifecycle of applications, media and data in one login through one procurement relationship.

We create, license and manage category-defining mobile experiences for brands and their application users worldwide. We have successfully expanded our addressable market reach into various important and fast-growing markets: mobile cloud software, media, data science and cryptonetworking. Since our founding in 2009, our goal has been to use our software platform within the application portfolios of the world’s largest companies and brands to create a massive database of proprietary Phunware IDs. Phunware IDs are unique identifiers assigned to a mobile device when it becomes first visible across our network of mobile application portfolios. We measure and accumulate Phunware IDs every month through queries that count unique devices that access our mobile application portfolio across our network of mobile applications that we have developed and/or support. The data collected from our Phunware IDs contributes to our data subscription services and application transaction revenue product lines by helping companies and brands boost campaign performance, target high-value users, maximize conversions and optimize spend.

We offer our platform as Software-as-a-Service (“SaaS”) Data-as-a-Service (“DaaS”) and application transactions media. Our business model includes recurring subscriptions, reoccurring transactions and services, often as one-year to five-year software or data licenses, or transaction-based media insertion orders. We prioritize our sales and marketing efforts first on recurring SaaS and DaaS subscriptions, second on reoccurring transactions and third on services. In years in which transactional engagements are not expected to be attractive for gross margins, they are either avoided or pursued opportunistically only. Our target customers are enterprise companies with large digital, mobile, marketing and information technology budgets and spending that are enacting digital transformation in their businesses. These include companies from all vertical markets, including, for example, Fox Networks Group in Media & Entertainment, Cedars Sinai in Healthcare, Kohl’s in Retail, Wynn Resorts in Hospitality, Ft. Lauderdale Airport in Aviation, Brickell City Center in Real Estate, AT&T in Sports and the City of Las Vegas in Government.

Our Industry

We participate in four rapidly evolving markets — mobile cloud software, media, big data and cryptonetworking — each driven by some combination of technological advancements including cloud, software-defined infrastructure, mobility, data analytics, IoT and decentralization.

Mobile Cloud Software — The mobile cloud software market includes SaaS-based mobile software for all businesses, brands and consumers. The mobile application market is enormous, with worldwide smartphone users downloading more than 175 billion apps — and spending over $86 billion on them — in 2017. (Source: App Annie, 2017 Retrospective). The number of apps available to Android and iOS users climbed over 6 million in 2017 as well, and the average number of apps on a user’s phone is approximately 80. (Source: App Annie, 2017 Retrospective). In 2018, the app economy is predicted to enter a new era and surpass $110 billion in app store spend (Source: App Annie, Top Predictions for the App Economy in 2018).

Media Market — The digital media market includes display, native, video and other types of paid media campaigns rendered on a connected device and used for audience building, audience engagement or audience monetization. According to eMarketer, digital media spending including mobile will top $225 billion and represent 49.6% of total media investment by 2021 (Source: eMarketer, “Worldwide Ad Spending eMarketer’s Updated Estimates and forecast for 2016-2021”). According to the Internet Advertising Bureau (IAB), users spend 66% of their online time on a mobile device and mobile advertising revenue now makes up 54% of all digital ad revenues (Source: Internet Advertising Bureau (IAB), “Digital Trends: Consumer Usage of Digital and its Influence on Ad Revenue”). In the first half of 2017, mobile advertising revenue was $21.7 billion in the US alone (Source: Internet Advertising Bureau (IAB), “Digital Trends: Consumer Usage of Digital and its Influence on Ad Revenue”) and Goodway Group predicts it will grow nearly 4% month-over-month with an expected overall price increase of over 45% by 2019. (Source: Goodway Group, “2018 Programmatic Pricing Guide Projects Big Price Increase for mobile Ads by 2019”).

Big Data Market — The big data market includes businesses engaged in the creation, consumption and/or processing of big data. IDC forecasts that this market will grow from $130 billion in 2016 to more than $203 billion in 2020 (Source: IDC, “Double-Digit Growth Forecast for the Worldwide Big Data and Business Analytics Market Through 2020 Led by Banking and Manufacturing Investments, According to IDC,” October 3, 2015). According to Cisco Systems, global mobile data traffic will grow from 7 exabytes per month in 2016 to 49 exabytes per month in 2021, a compound annual growth rate of 47 percent (Source: Source: Cisco Global Cloud Index: Forecast and Methodology, 2016-201 White Paper). Users are increasingly willing to share their data and participate in this market: 40% of broadband households are willing to share data with manufacturers for product monitoring and maintenance (Source: Parks and Associates, “More than three-fourths of U.S. broadband households use Wi-Fi for in-home connectivity,” May 31, 2017). Across 17 countries studied, 27% users are willing to share their personal data in exchange for benefits or rewards like lower costs or personalized service (Source: GFK Insights, “More people firmly agree with sharing personal data, in return for rewards, than firmly disagree,” January 27, 2017).

Cryptonetworking — The cryptonetworking market includes currencies and other tokens that use distributed ledger technology and cryptography to secure transactions and verify asset transfers. We believe that it grew exponentially over the course of 2017 and will continue to grow, and that cryptocurrencies are larger than many national currencies and other major payment networks.

Real-time cryptocurrency market capitalization information is available at the CoinMarketCap.com website.

PhunCoin

We have formed a wholly-owned subsidiary, PhunCoin, Inc. (“PhunCoin Sub”) that will be the issuer of our PhunCoin. PhunCoin will be designed for use within the PhunCoin Ecosystem, which is intended to be a rewards marketplace and data exchange whereby users receive PhunCoin in exchange for their information and PhunCoin can be redeemed by users for goods and services. The PhunCoin Ecosystem is currently in the development stage and is intended to enhance and augment our current mobile application platform, which enables businesses to engage, manage and monetize the information collected by end users and our customers from our consumers.

We currently anticipate that our products and technologies will be enhanced through the creation of the PhunCoin Ecosystem, and that users in the new PhunCoin Ecosystem will fall into three basic categories:

●	Manufacturers, consumer product companies, marketing firms, brands and other sellers of goods and services. We generally refer to this group as our “customers.”

●	Individuals that provide personally identifiable information to us and our customers. We generally refer to this group as “consumers.”

●	Application developers that will include the PhunCoin software development kits into their applications and other software developers and engineers that will help create and maintain the PhunCoin Ecosystem. We generally refer to this group as “developers.”

We anticipate that, when the PhunCoin Ecosystem becomes operational, our customers will generally continue to pay us cash for use of our technology and our consumers and developers generally will receive PhunCoin in exchange for providing services and information to us and our customers.

In accordance with the Merger Agreement, PhunCoin Sub has commenced an offering to raise capital to fund the development and creation of the PhunCoin Ecosystem through the issuance of rights to receive future PhunCoin (the “Rights”). These Rights will only be issued to accredited investors pursuant to an offering under Rule 506(c) of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”) that complies with know-your-customer (“KYC”), anti-money-laundering (“AML”) and accredited investor verification requirements.

Our current expectation is that the proceeds from the Rule 506(c) offering of Rights is anticipated to be used solely to fund development of the PhunCoin Ecosystem, with any additional amounts being used at the discretion of the Phunware or PhunCoin Sub. We currently estimate that the use of proceeds from the Rule 506(c) offering of Rights are anticipated to be used as follows:

●	35% — Sales & Marketing

●	35% — Research & Development

●	20% — Ecosystem Development

●	10% — General & Administrative

PhunCoin will be a digital asset built and transacted on top of an existing blockchain technology. We do not intend to create our own blockchain technology. As a part of research and development, we expect to evaluate several blockchain technologies to determine which of these providers meet the design specifications we require to create the PhunCoin Ecosystem. We are currently evaluating the feasibility of potential solutions such as Ethereum, Stellar, Cardano and EOS. For each blockchain technology, we expect to conduct technical evaluations, performance evaluations, user testing, and other analyses in order to determine the best technology for the PhunCoin Ecosystem. In addition, we will only launch on a blockchain technology that will enable us to comply with the registration and other requirements of the federal and state securities laws and other applicable laws and regulations.

When the PhunCoin Ecosystem is operational (i.e., the “Token Generation Event”), which we expect will be approximately one year after the Rule 506(c) offering for Rights has closed, PhunCoin Sub intends to issue PhunCoin pursuant to an offering either registered or eligible for exemption from registration under the Securities Act. However, there is no assurance that the offering of PhunCoin will be registered or eligible for an exemption from registration under the Securities Act. PhunCoin will initially be issued to holders of the Rights and also to holders of Phunware’s Series F Preferred Stock who were also issued warrants that entitle them to receive PhunCoin if the Token Generation Event occurs. These PhunCoin will have the same terms, other than price, as the PhunCoin being issued to holders of the Rights.

For securities law purposes, PhunCoin is deemed to have already been sold to the holders of the Rights and the warrants with respect to the Series F Preferred Stock. This means that, if and when issued, such PhunCoin will be restricted as to transfer and that any resale by such holders must be made pursuant to an exemption from registration or pursuant to an effective resale registration statement. Phunware does not believe that the PhunCoin issued to holders of the Rights and Series F Preferred Stock warrants will have any material impact on the amount of capital PhunCoin Sub (or Phunware) may be able to raise for the purposes of creating and operating the PhunCoin Ecosystem or other future capital needs. This is because PhunCoin Sub (i) does not currently contemplate using the proposed PhunCoin offering, as described below, to raise capital (although it could determine to do that as well) but rather, to allow PhunCoin to be distributed in exchange for data and services and (ii) Phunware and the PhunCoin Sub expect to be able to access other sources of capital, which may include debt financings and equity financings through additional private placements, or other offerings (including the current Rule 506(c) private placement which is offering up to $100 million of Rights).

As described in greater detail below, we expect consumers to provide their personally identifiable information and data in exchange for PhunCoin, that has been registered or eligible from an exemption from registration under the Securities Act. The PhunCoin Ecosystem will assist customers by better informing brands through enriching data by consumers providing additional information to build a more complete consumer profile and/or by consumers participating in marketing campaigns.

Once our proposed PhunCoin offering is either registered with the SEC or eligible for an exemption from registration under the Securities Act, we expect to distribute PhunCoin to developers in exchange for services, i.e. for the inclusion of the PhunCoin software development kit (i.e. SDK) into the developers’ applications and for the application usage data they provide to the PhunCoin Ecosystem. We also intend to distribute PhunCoin to consumers in exchange for their agreements to provide certain benefits to us, including, but not be limited to, enriching their data with additional information and participating in marketing campaigns that will assist us to deliver increased value to customers.

At this time, we have not taken any action to list PhunCoin on a trading platform. We intend to list and allow trading of PhunCoin in the future, but only on those platforms that comply with all applicable federal and state securities laws. Currently, no such trading platforms exist.

PhunCoin is intended to be a digital asset that entitles the holder to access the PhunCoin Ecosystem that we are building and to use PhunCoin in exchange for goods and services in the PhunCoin Ecosystem. Both PhunCoin and the PhunCoin Ecosystem are currently under development and, therefore, the specific legal and economic rights have not been finalized. However, we do not expect that PhunCoin will have any governance, voting, dividend or other rights with respect to either PhunCoin Sub or us, and that we expect that all holders of PhunCoin will have the same rights.

Our core business is as a mobile application platform enabling our customers to utilize the platform to engage, manage and monetize their interaction with consumers. Today, this takes the form of software modules such as location-based services, analytics, content management, marketing automation, and other customer engagement technology designed to create desired business outcomes for that customer. We expect to integrate PhunCoin into our core business platform as well as create new software and systems to support the PhunCoin Ecosystem. PhunCoin will complement and supplement our core business by adding new capabilities for our customers to use “cryptonetworking” to engage consumers, while at the same time creating a new ecosystem that allows those consumers to benefit from the provision and use of their data. Our core business enables the rapid integration of mobile solutions, but PhunCoin further enhances that capability by incentivizing customer and consumer engagement with these solutions.

Cryptonetworking is currently not available to Phunware customers. To make cryptonetworking available, Phunware intends to deploy a combination of standalone technology as well as integration into its MaaS platform such that customers could potentially use cryptonetworking as a reward for consumers taking action in an application built on the MaaS platform. Phunware is not currently generating, nor in the past has it generated, revenue from this product or solution offering. To the extent that this type of functionality may require the PhunCoin Ecosystem to become a registered broker-dealer and register as an alternative trading system with the SEC, PhunCoin Sub intends to undertake those registrations or revise the functionality in order to remain fully compliant with all applicable laws.

Each PhunCoin user account will be created using a technology called self-sovereign identity. This is an identity that is based on blockchain technology and gives the user full control over this identity without a central authority. Since our approach to this identity starts with an application and the user’s mobile device, the User who creates this identity will then be paired to the device through a relationship on that identity system. In addition, this identity will be paired with an account on the blockchain provider, which will then be the blockchain account at which the PhunCoin can be received via transactions. Key recovery functions and custody of private digital asset keys will be handled by the identity solution provider and integrated into the software system.

We do not intend to create our own self-sovereign identity system, but to evaluate other existing systems already proven in the market and to integrate them into the PhunCoin Ecosystem. Such providers include, but are not limited to, Sovrin/Everynm (i.e. www.sovrin.org), Veres.One (i.e. www.veres.one) and uPort (i.e. www.uport.me). As a part of research and development, we will evaluate an array of self-sovereign technology providers to determine which of these providers meet the design specifications we require to create the PhunCoin Ecosystem. For each provider, we will conduct technical evaluations, performance evaluations, user testing, etc. to determine the best technology for the PhunCoin Ecosystem. This will include evaluation and implementation of the technical architecture needed to validate ownership and approve transfer of PhunCoin in order to comply with applicable securities laws.

Where possible, we intend to use existing mobile security features, such as, but not limited to, Apple Touch ID to further secure and at the same time enable easy access to the PhunCoin application using biometric/fingerprint capabilities of those devices.

Our Solution

Our business model includes a combination of subscription, transaction and service offerings that enable customers to engage, manage and monetize their mobile application portfolios throughout the mobile application lifecycle, which occurs in four phases:

●	Strategize — We help brands define the application experience and determine the operating systems, feature sets and use cases they want their mobile application to support.

●	Create — We help brands build, buy or lease their application portfolio.

●	Launch — We help brands launch their applications and build their mobile audience.

●	Engage, Monetize and Optimize — We help brands activate, monetize and optimize their mobile application portfolios.

Our Offerings

Within the four core markets above, our MaaS platform, products and solutions include the following:

●	Software, including recurring one- to five-year software licensing for

●	MaaS software ingredients that are included inside mobile application portfolios such as Software Development Kits (“SDKs”), Application Programming Interfaces (“APIs”), scripts, portals, integrations, interfaces and other software tools, solutions and services that address

●	Business Intelligence & Analytics (SDK that provides data related to application use and engagement),

●	Content Management (SDK that allows application admins to create and manage app content in a cloud-based portal),

●	Alerts, Notifications & Messaging (SDK that enables brands to send messages to app users through the app),

●	Marketing Automation (SDK that enables location-triggered messages and workflow);

●	Advertising (SDK that enables in-app audience monetization);

●	Loyalty & Rewards,

●	Commerce,

●	Location-Based Services (module that include Mapping, Navigation, Way finding, Workflow, Asset Management and Policy Enforcement), and

●	Support & Maintenance of the application;

●	MaaS software application frameworks that pre-integrate all of our MaaS software ingredients for use within mobile application portfolios, solutions and services; and

●	MaaS vertical solutions, which are off-the-shelf, iOS- and Android-based mobile application portfolios, solutions and services that address

●	the patient experience for healthcare,

●	the shopper experience for retail,

●	the fan experience for sports,

●	the traveler experience for aviation,

●	the luxury resident experience for real estate,

●	the luxury guest experience for hospitality,

●	the student experience for education and

●	the generic user experience for all other verticals and applications.

●	Application transactions, including re-occurring and one-time transactional media purchases, often via insertion orders, for

●	application discovery, user acquisition and audience building,

●	audience engagement, and

●	audience monetization;

●	Data, including re-occurring and one-time application transaction media campaigns and recurring one to five year data licensing for one-to-one, indoor and outdoor, consumer targeting across

●	and virtual beacons; and

●	Cryptonetworking, including a PhunCoin™ crypto ecosystem that directly connects and rewards mobile application users and user segments worldwide with the businesses that want to reach them locally, regionally or globally at scale. Cryptonetworking and PhunCoin is not currently available to our customers, as the Phunware is evaluating blockchain technologies for its PhunCoin Ecosystem.

Our Competitive Strengths

Fully integrated and comprehensive solutions: Our comprehensive solutions can be used across mobile application experience definition, application portfolio creation, user discovery, user acquisition, user engagement and user monetization. Data from application analytics and our database of over one petabyte can be used to inform business decisions related to mobile strategy, marketing, operations and more.

Data reach and scale: Since Phunware’s founding in 2009, our goal has been to use our software platform within the application portfolios of the world’s largest companies and brands to create a massive database of proprietary Phunware IDs for every device touching networks globally to then reach everyone, everywhere, indoors and outdoors, in real time, on a 1-to-1 basis.

Built to be mobile-first, native-first, cloud-based: Phunware was built from the ground up to focus on native mobile development, while other companies in the mobile space have attempted to create shortcuts with “write once, run anywhere” software. The result is almost a decade of platform-specific mobile expertise, a major competitive differentiator.

Results-driven culture: Our employees are granted stock options upon hire and are encouraged to think of Phunware as a company they own rather than a company for which they work. We also promote from within to reward top performers and encourage leadership development. The result is an employee base singularly focused on solving problems and driving results.

Intellectual property portfolio development and world-class engineering resources: Through our world-class in-house technical and engineering organization, we have focused developing our intellectual property, including methods of accessing wireless account information, rendering content on a wireless device, indoor navigation with a mobile device and more. We are developing creative solutions to solve complex technical problems and create competitive advantages for our customers.

Consumer-first mindset: As news stories about improper use and abuse of consumer data by social networks and app developers continue to surface, we are in a unique position to capitalize on other technology companies’ lack of foresight. The PhunCoin crypto token will empower users to control and be compensated for the data they contribute to the PhunCoin Ecosystem, and it will prevent traditional security breach concerns by storing and biometrically protecting data and self-sovereign identity client-side (versus in the cloud).

Our Growth Strategy

Key elements of our growth strategy include:

Expand mobile products and services. Mobile applications, media and data are among the fastest-growing and complex technology markets. We have made significant investments in research and development and plan to continue extending the functionality and breadth of our applications in the future.

Deepen existing customer relationships. We believe that we are well positioned to identify new opportunities or enhance existing services and solutions within our existing customers. We create cross and upsell opportunity between subscription, media and data customers as each customer seeks to deepen its approach to mobile application lifecycle management.

Develop new relationships to expand our customer base. We intend to continue to grow our customer base by expanding our team of sales professionals and developing our indirect channel relationships. We are able to leverage our mobile expertise and capabilities to compete effectively for new customers both directly and indirectly. Primary indirect channels include hardware, software, carriers and systems integrators/consultancies.

Continue to grow our strong domestic footprint and expand internationally. We have a strong and growing presence in the United States and we believe there are significant opportunities for further domestic expansion. We believe there are multiple attractive market opportunities, both domestically and internationally, into which we will continue to opportunistically expand. Top expansion targets include entertainment, healthcare, retail and real estate — all verticals that benefit from our integrated solutions, comprehensive lifecycle approach and ability to engage users in both digital and physical worlds.

Add new capabilities and geographic regions through strategic acquisition. We operate in a fragmented market that offers significant consolidation opportunities. We will continue to evaluate strategic acquisitions and partnerships that enhance our capabilities and expand our geographic footprint, both domestically and internationally.

Expand our partnership network with third-party providers of tools and services. We are able to leverage our mobile expertise and capabilities to compete effectively for new customers both directly and indirectly. Primary indirect channels include hardware, software, carriers and systems integrators/consultancies. We are focused on building our brand to grow within existing and target end markets where there is strong demand for the products and solutions we provide.

Our Customers

Our target customers are enterprise companies with consistent IT spending that are looking to enact digital transformation in their business — whether it is retail, healthcare, entertainment, real estate or any other industry. We provide technology and solutions to support these companies through every stage of the mobile application lifecycle.

We count many of the world’s most recognizable brands as our customers. Examples include: FOX Network Group, The CW, MD Anderson, Dignity Health, Verizon, WWE, AT&T Stadium, King, Zynga and many more.

We believe the multi-year contractual nature of our software and managed services provides revenue visibility. Our subscription agreements with our customers consist of standard services agreements that generally do not contain any minimum commitment terms that would guarantee business for us and do not impose obligations upon us such as exclusivity or other terms. These agreements provide standard terms relating to payment, liability, performance, cancellation and termination, confidentiality, and indemnification obligations, among other provisions. All of these agreements contain terms of service that generally are consistent across Phunware’s customers. These standard services agreements are, for the most part, governed by the standard terms and conditions from the Interactive Advertising Bureau’s (“IAB”) Standard Terms and Conditions for Internet Advertising for Media Buys One Year or Less, which provides that in the event that payments are not paid to the agency, then the media company, or us, agrees to hold the advertiser solely liable.

Concentration of Major Customers

During the year ended December 31, 2017, our sales were concentrated with Fox Networks Group (“Fox”) and Fetch Media, Ltd. (“Fetch”), which accounted for 44% and 11% of our net sales, respectively. During the year ended December 31, 2016, Fetch accounted for 49% of our net sales. As with our other subscriptions and services customers, our contractual arrangements with Fox are governed by standard terms of service and statements of work. Furthermore, our contractual arrangements with our application transaction customers, including Fetch, are governed by insertion orders, which in addition to being governed by our standard terms and conditions are also governed by IAB terms, including but not limited to payment liability and obligations. The revenue concentration of these customers is simply a function of the Company selling additional services and expanding the scope of work. Terms are consistent with our standard terms and contain no materially different terms or conditions.

Our agreements, including those with Fox and Fetch, are pursuant to standard services agreements. All of these agreements contain standard terms of service that generally are consistent across Phunware’s customers.

Our application transaction agreements, also known as insertion orders, are typically governed by the IAB Standard Terms and Conditions for Internet Adverting for Media Buys One Year or Less (V3.0) (the “IAB Terms”), which can be found on the IAB’s website. The IAB Terms in Section III.c provide that in the event that payments are not paid to the agency, then the media company, or us, agrees to hold the advertiser solely liable . Phunware views the agreements as contracts that ordinarily accompany the business conducted by Phunware and, because of the lack of any commitments to provide a certain amount of business, Phunware is not substantially dependent on the agreements.

Technology Infrastructure and Operations

Our hybrid SaaS solutions enable us to develop and deliver products to customers at large scale with best-fit cost efficiencies. Our customers are served from geographically disperse datacenter and cloud hosting providers primarily located on the United States West and East coasts, Ireland, and Tokyo, along with content delivery network (“CDN”) providers located throughout the world.

Each hosting facility has multiple compliance accreditations including ISO 27001, 27017, 27018, SOC 1-3, SSAE-16, HIPAA and PCI-DSS. All facilities have 24x7 on-site security staff, biometric access control, security cameras and pre-approved and escorted access controls. Our facilities feature redundant power, battery backup, air conditioning systems and diesel generators to ensure our uptime and availability.

Our solutions are built using service and micro-service oriented architecture principles, utilizing open source and commercially available software. All of our products are built with scale, fault tolerance and redundancy as foundational pillars. Our operations teams are on-call and staffed 24x7x365 ensuring we can meet the high levels of uptime and performance demanded by our customers, and to meet or exceed our 99.9% SLA availability commitment outside of planned maintenance windows.

We believe application security is paramount to the foundational design for all the software we write. Our software architects treat code security as a core requirement and our development teams follow security standards at each stage of our Secure Development Lifecycle (“SDLC”). Our products contain numerous features designed to keep our platform and products secure, including encrypted data transportation (“HTTPs”), multi-factor authentication, API/SDK authentication and authorization, role-based access controls, and encrypted data at rest. We implement manual code reviews, static application security testing (“SAST”), open source analysis (“OSA”), in-house QA/QC engineering and third party security assessments to ensure our technology infrastructure is secure.

Competition

The market for technology and solutions related to mobile application lifecycle management is evolving, highly competitive and significantly fragmented. With the introduction of new technologies and the potential entry of new competitors into the market, we expect competition to increase and intensify in the future, which could harm our ability to increase sales, maintain or increase renewals and maintain our prices.

We compete primarily with companies offering cloud-based software solutions for location-based services, mobile marketing automation, content management, analytics and audience monetization, as well as data and campaign management for audience building and engagement. We also sometimes compete with application development agencies, in-house mobile teams and products developed by software providers that allow customers to build and scale new mobile applications. Our competitors include Adobe, Oracle, Urban Airship, Chaotic Moon, Adroll and many more.

We believe the principal competitive factors in our market include the following:

●	product features and functionality;

●	location accuracy and latency;

●	technology architecture;

●	level of customer satisfaction;

●	ease of use;

●	deployment options and hardware flexibility;

●	breadth and depth of application functionality;

●	professional services and customer support;

●	total costs of ownership;

●	brand awareness and reputation;

●	sophistication of technology platform;

●	actionable insights through big data analytics;

●	capability for customization, configurability, integration, security, scalability and reliability of applications;

●	ability to innovate and respond to customer needs rapidly;

●	domain expertise;

●	global reach;

●	size of customer base and level of user adoption; and

●	ability to integrate with legacy enterprise infrastructures and third-party applications.

Some of our current competitors have, and future competitors may have, greater financial, technical, marketing and other resources, greater resources to devote to the development, promotion, sale and support of their products and services, more extensive customer bases and broader customer relationships, and/or longer operating histories and greater name recognition. As a result, these competitors may be better able to respond quickly to new technologies and to undertake more extensive marketing campaigns. In a few cases, some competitors may also be able to offer competing solutions at little or no additional cost by bundling them with their existing suite of solutions.

Government Regulation

We are subject to numerous U.S. and foreign laws and regulations that are applicable to companies engaged in the business of advertising on mobile devices. In addition, many areas of law that apply to our business are still evolving and could potentially affect our business to the extent they restrict our business practices or impose a greater risk of liability.

Given the nascent stage of mobile advertising, industry practices are rapidly evolving. We participate in the Digital Advertising Alliance and other industry groups that are developing best practices for the mobile advertising industry.

Privacy and Data Protection

Privacy and data protection laws play a significant role in our business. In the United States, at both the state and federal level, there are laws that govern activities such as the collection and use of data by companies like us and privacy and data protection issues generally have gained wide media and public attention recently. Online advertising activities in the United States have primarily been subject to regulation by the Federal Trade Commission, which has regularly relied upon Section 5 of the Federal Trade Commission Act to enforce against unfair and deceptive trade practices. Section 5 has been the primary regulatory tool used to enforce against alleged violations of online privacy policies and would apply to privacy practices in the mobile advertising industry. In December 2012, the Federal Trade Commission adopted amendments to rules under the Children’s Online Privacy Protection Act, or COPPA, which went into effect in July 2013. These amendments broadened the potential applicability of COPPA compliance obligations to our activities and those of our clients. Further, Europe’s new General Data Protection Regulation (“GDPR”) (which comes into force in May 2018) extends the jurisdictional scope of European data protection law. As a result, we will be subject to the GDPR when we provide our media and data services in Europe. The GDPR imposes stricter data protection requirements that may necessitate changes to our services and business practices.

The issue of privacy in the mobile advertising industry is still evolving. Federal legislation and rulemaking has been proposed from time to time that would govern certain advertising practices as they relate to mobile devices, including the use of precise geolocation data. Although such legislation has not been enacted, it remains a possibility that such federal and state laws may be passed in the future.

There have been numerous civil lawsuits, including class action lawsuits, filed against companies that conduct business in the mobile device industry, including makers of mobile devices, mobile application providers, mobile operating system providers and mobile third-party networks. Plaintiffs in these lawsuits have alleged a range of violations of federal, state and common laws, including computer trespass and violation of privacy laws.

In addition, mobile services are generally not restricted by geographic boundaries and our services reach mobile devices throughout the world. We transact business with our customers in Europe and Southeast Asia and, as a result, some of our activities may also be subject to the laws of foreign jurisdictions. In particular, European data protection laws can be more restrictive regarding the collection and use of data than those in U.S. jurisdictions. As we continue to expand into other foreign countries and jurisdictions, we may be subject to additional laws and regulations that may affect how we conduct business.

Research and Development

Our ability to compete depends in large part on our continuous commitment to research and development and our ability to rapidly introduce new applications, technologies, features and functionality into our solutions. Our research and development efforts are focused on improving and enhancing our existing service offerings by working closely with our customers, conducting quality assurance testing and improving our core technology as well as developing new proprietary services and solutions. Performance, security, functional depth and breadth, and usability of our solutions drive our technology decisions and product development.

We have a proven research and development culture that rapidly and consistently delivers high-quality products. Our research and development organization is primarily responsible for design, development, testing, and delivery of our products and platform. As of June 30, 2018, we had a total of 37 employees primarily engaged in research and development functions. We believe that our nine-year operating history and our ability to attract and retain a pool of engineering talent help us to scale our business cost-effectively.

As a company, we invest substantial resources in research and development to drive core technology innovation and bring new products to market. Our research and development expense was $1.7 million, and $3.0 million for the three months ended June 30, 2018 and 2017, respectively, and $4.0 million and $5.9 million for the six months ended June 30, 2018 and 2018, respectively. During 2017 and 2016, research and development expense was $11.1 million and $9.9 million, respectively.

Intellectual Property

Our ability to protect our intellectual property, including our technologies, is an important factor in the success and continued growth of our business. We protect our intellectual property through trade secrets law, patents, copyrights, trademarks and contracts. We have established business procedures designed to maintain the confidentiality of our proprietary information such as the use of our license agreements with customers and our use of our confidentiality agreements and intellectual property assignment agreements with our employees, consultants, business partners and advisors where appropriate. Some of our technologies rely upon third party licensed intellectual property.

In the United States, we have 11 patents issued, 8 non-provisional patent applications pending and one provisional patent application pending. The issued patents expire between the years 2027 and 2036. In addition, we have registered “Phunware” as a trademark in the United States and Canada. We cannot assure you that any of our patent applications will result in the issuance of a patent or whether the examination process will require us to narrow our claims. Furthermore, even if a patent is issued, we cannot assure you that such patent will be adequate to protect our business. We also license software from third parties for integration into our solutions, including open source software and other software available on commercially reasonable terms.

Despite our efforts to protect our technology and proprietary rights through intellectual property rights, licenses and confidentiality agreements, unauthorized parties may still copy or otherwise obtain and use our software and other technology. In addition, we intend to expand our international operations, and effective patent, copyright, trademark, and trade secret protection may not be available or may be limited in foreign countries.

Our industry is characterized by the existence of a large number of patents and claims and related litigation regarding patent and other intellectual property rights. In particular, leading companies in our markets have extensive patent portfolios and are regularly involved in litigation. From time to time, third parties, including certain of these leading companies, may assert patent, copyright, trade secret, and other intellectual property rights against us, our channel partners or our customers. Our standard license and other agreements may obligate us to indemnify our channel partners and customers against such claims. Successful claims of infringement by a third party could prevent us from continuing to offer our solution or performing certain services, require us to expend time and money to develop non-infringing solutions, or force us to pay substantial damages, including treble damages if we are found to have willfully infringed patents or copyrights, royalties or other fees. Competitors may also be more likely to claim that our solutions infringe their proprietary rights and seek an injunction against us from continuing to offer our platform. We cannot assure you that we do not currently infringe, or that we will not in the future infringe, upon any third-party patents or other proprietary rights.

Employees

We leverage our employees’ long-standing, deep customer relationships and strong technical expertise to deliver complex solutions that meet customer needs and advance mobile technology. As of September 30, 2018, we had 160 employees, including 110 software developers, engineers, QA engineers and product managers. We employed a sales and marketing force of approximately 27 professionals.

We believe it is as the result of its employee base that we have long-standing customer engagements and strong financial performance. None of our employees are currently covered under any collective bargaining agreements. We believe our relations with our employees are good.

Facilities

Our corporate headquarters is located in Austin, Texas, where we currently lease approximately 10,600 square feet under the lease agreement set to expire in 2020. We also lease facilities in Newport Beach, California; San Diego, California; and Miami, Florida. We believe our current facilities are adequate to meet our ongoing needs and that, to accommodate growth, we will seek additional facilities as needed to satisfy our growth.

Legal Proceedings

From time to time we may be involved in litigation relating to claims arising out of our operations in the normal course of business, including commercial disputes from time to time.

On September 26, 2017, we filed a breach of contract complaint against Uber Technologies, Inc. (“Uber”) seeking approximately $3 million (plus interest) for unpaid invoices for advertising campaign services provided for Uber in the first quarter of 2017. The case, captioned Phunware, Inc. v. Uber Technologies, Inc., Case No. CGC-17-561546 was filed in the Superior Court of the State of California County of San Francisco. On November 13, 2017, Uber generally denied the allegations in our complaint and also filed a cross-complaint against us and Fetch Media, Ltd. (“Fetch”) — the advertising agency Uber retained to run its mobile advertising campaign for the period 2014 through the first quarter of 2017 (the “Fetch Campaign”), asserting numerous fraud and contract-based claims. All the claims stem from Uber’s assertion that Fetch and/or We (and/or other-as-yet-unidentified ad networks and publishers) are liable for the fraud-infested Fetch Campaign, under which Uber overpaid Fetch and mobile advertising providers due to fraudulent attribution for installments of the Uber application. Uber does not allege any specific dollar amount that it is seeking in damages against either of the named cross-defendants (Fetch and Phunware). We filed a motion to dismiss the cross-complaint, which was heard on February 7, 2018. The motion was granted in part and denied in part by the Court. On April 16, 2018, the action was designated complex, and the matter has been assigned for all purposes to Judge Wiss of the Superior Court of California, San Francisco County (Department 305). The parties have begun to exchange documents in discovery and further discovery is anticipated, and this is a process that will take many months to complete and may involve motion practice. We maintain that our claims against Uber are meritorious and that Uber’s claims against us are not. However, we make no predictions on the likelihood of success of prevailing on our contract action against Uber or on the likelihood of defeating Uber’s claims against us.

On September 8, 2017, we and Greater Houston Convention and Visitors Bureau (“GHCVB”) initiated litigation in a breach of contract dispute. The case is captioned Greater Houston Convention and Visitors Bureau v. Phunware, Inc., Cause No. 2017-58894, in the District Court of Harris County, Texas. The dispute concerns an October 2016 agreement for us to develop a mobile application and advertising campaign for GHCVB. In April 2018, the parties mediated this dispute with the assistance of a private mediator. The mediation was successful and Phunware was awarded $485,000, which was paid to us in April 2018. Each side was responsible for their own attorneys’ fees.

Executive Officers and Significant Employees of Phunware

As of the date of this joint proxy statement/prospectus, Phunware’s executive officers are as follows:

Name	Age	Position
Executive Officers
Alan S. Knitowski	49	Chief Executive Officer
Matt Aune	43	Chief Financial Officer
Randall Crowder	38	Chief Operating Officer
Luan Dang	47	Chief Technology Officer

Significant Employees
Barbary Brunner	53	Chief Marketing Officer
Matthew Lindenberger	40	Executive Vice President of Engineering
Tushar Patel	51	Executive Vice President of Corporate Development

Executive Officers

Alan Knitowski co-founded Phunware and has served as its Chief Executive Officer and a member of the board of directors since inception. Prior to co-founding Phunware, Mr. Knitowski served as President of Strategic Investments and Managing Director for Trymetris Capital Management, LLC, or Trymetris, a hedge fund sponsor, from April 2004 to February 2009. Mr. Knitowski holds a B.S. in Industrial Engineering from The University of Miami, an M.S. in Industrial Engineering from the Georgia Institute of Technology and an M.B.A from the Haas School of Business at the University of California, Berkeley.

Matt Aune has served as Phunware’s Chief Financial Officer since August 2013. Mr. Aune previously served as its Director of Finance and Accounting from August 2011 to August 2013. Prior to joining Phunware, Mr. Aune was employed by Sony Computer Entertainment America as Senior Business Finance and Operations Analyst from July 2010 to August 2011. From 2003 to 2009, Mr. Aune served in a variety of roles at Midway Games, a video game developer and publisher, with his final role as the Senior Manager of Financial Planning and Analysis for Worldwide Product Development. Mr. Aune holds a B.A. in Economics from the University of California, San Diego and an M.B.A. from San Diego State University.

Randall Crowder has served as Phunware’s Chief Operating Officer since February 2018. In September 2017, he founded and continues to serve as the Managing Partner at Nove¯ Ventures, a venture capital firm, which focuses on investing in established companies like Phunware that are looking to leverage blockchain technology to complement their core business model. Since August 2009, Mr. Crowder has also been a co-founder and Managing Partner at TEXO Ventures, which focuses primarily on tech-enabled health services. Mr. Crowder holds a B.S. in General Management from the United States Military Academy at West Point and an M.B.A. from the McCombs School of Business at the University of Texas at Austin.

Luan Dang co-founded our Phunware and has served as its Chief Technology Officer since February 2009. Prior to co-founding Phunware, he served as President of Alternative Investments for Trymetris from April 2004 to February 2009. Mr. Dang holds a B.S. in Computer Engineering from the University of California at San Diego and an M.S. in Computer Science from Stanford University.

Significant Employees

Barbary Brunner has served as its Chief Marketing Officer since May 2018. Prior to joining Phunware, she served as Chief Executive Officer of the Austin Technology Council from March 2016 to May 2018. From 2011 to 2016, Ms. Brunner was a principal for Promoveo, which focuses on business growth and organizational optimization. From 2009 to 2010, Ms. Brunner was Chief Marketing Officer and Senior Vice President of PriceGrabber.com, and from 2007 to 2009 she served as Chief Marketing Officer of the Media Division of Yahoo. Ms. Brunner attended Reed University.

Matthew Lindenberger has been our Executive Vice President of Engineering since April 2018. Prior to that, he was our Vice President of Engineering since the Simplikate acquisition in June 2014. While at Simplikate, Mr. Lindenberger was their President and Chief Technology Officer from June 2003 to June 2014.

Tushar Patel has been our Executive Vice President of Corporate Development since the acquisition of Simplikate in June 2014. Prior to that, Mr. Patel was founder and CEO of Simplikate since Feb 2002. Mr. Patel holds a B.B.A in Management from the University of Texas at Austin.

Phunware Related Person Transactions

Other than compensation arrangements with the Phunware directors and executive officers, the following is a description of certain relationships and transactions during the last three years involving our directors, executive officers, beneficial holders of more than 5% of our capital stock, or entities affiliated with them.

2015 Bridge Note Financing

On September 4, 2015, Phunware issued an aggregate of $7,000,000 in principal of convertible promissory notes at an annual interest rate of 8%, due and payable by Phunware on December 15, 2015. The following table summarizes issuances of such notes to related persons:

Name of Stockholder	Total Principal
Entities affiliated with Maxima Capital Management, Inc.(1)	$1,100,000.00

(1)	Affiliates of Maxima Capital Management, Inc.(“Maxima”) holding our securities whose shares are aggregated for purposes of reporting share ownership information are Maxima Ventures II, Inc. and Eagle China Holdings Limited. Entities affiliated with Maxima together hold more than 5% of our outstanding capital stock.

Series F Convertible Preferred Stock Financing

On December 18, 2015, Phunware sold an aggregate of 4,549,827 shares of its Series F convertible preferred stock at a purchase price of approximately $4.23 per share, for an aggregate purchase price of approximately $19,246,011. The following table summarizes purchases of Phunware’s Series F convertible preferred stock by related persons:

Name of Stockholder	Shares of Series F Preferred Stock	Total Purchase Price
Entities affiliated with Maxima Capital Management, Inc.(1)	272,099	$1,150,980.83

(1)	Affiliates of Maxima holding our securities whose shares are aggregated for purposes of reporting share ownership information are Maxima Ventures II, Inc. and Eagle China Holdings Limited. Entities affiliated with Maxima together hold more than 5% of our outstanding capital stock.

Investors’ Rights Agreement

Phunware is party to an investors’ rights agreement that provides, among other things, that holders of Phunware’s preferred stock, including stockholders affiliated with some of its directors, have the right to demand that Phunware file a registration statement or request that their shares be covered by a registration statement that it is otherwise filing. For a more detailed description of these registration rights, see the section entitled “Description of Phunware, Inc. Securities — Registration Rights.”

Maxima Capital Management Transactions

On August 26, 2015, we entered into a consulting agreement with Maxima, one of our investors. Pursuant to such agreement, Maxima was paid $50,000 per month for twelve months. We recognized consulting expense of $450,000 and $150,000 during the years ended December 31, 2016 and 2015, respectively, related to this agreement. On September 4, 2015, entities affiliated with Maxima invested $1,100,000 in our convertible promissory notes pursuant to a note subscription agreement. Additionally, entities affiliated with Maxima have invested in our Series B, C, E and F convertible preferred stock financings. We owed Maxima $150,000 at December 31, 2016 and this balance was subsequently paid.

Phunware Related Person Policy

As a privately held company, Phunware was not required to maintain a Related Person Policy. Following consummation of the Business Combination, Phunware will be subject to Successor’s Related Person Policy described below.

With respect to the consolidated financial statements of Phunware and subsidiaries contained elsewhere in this joint proxy statement/prospectus, Phunware is subject to Auditing Standard No. 18 of the Public Company Accounting Oversight Board, which requires auditors to evaluate a company’s identification of, accounting for and disclosure of related party relationships and transactions.

Related Person Policy of the Successor

The Successor will adopt a formal written policy that will be effective upon the business combination providing that the Successor’s executive officers, directors, nominees for election as directors, beneficial owners of more than 5% of any class of the Successor’s capital stock, any member of the immediate family of any of the foregoing persons and any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest, are not permitted to enter into a related party transaction with us without the approval of the Successor’s nominating and corporate governance committee, subject to the exceptions described below.

A related person transaction is a transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which the Successor and any related person are, were or will be participants in which the amount involves exceeds $120,000. Transactions involving compensation for services provided to the Successor as an employee or director are not covered by this policy.

Under the policy, we will collect information that the Successor deems reasonably necessary from each director, executive officer and, to the extent feasible, significant stockholder to enable us to identify any existing or potential related-person transactions and to effectuate the terms of the policy. In addition, under our Code of Conduct, our employees and directors have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest. In considering related person transactions, the Successor’s nominating and corporate governance committee, or other independent body of the Successor’s board of directors, will take into account the relevant available facts and circumstances including, but not limited to:

●	the risks, costs and benefits to us;

●	the impact on a director’s independence in the event that the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

●	the availability of other sources for comparable services or products; and

●	the terms available to or from, as the case may be, unrelated third parties or to or from employees generally.

The policy requires that, in determining whether to approve, ratify or reject a related person transaction, the Successor’s nominating and corporate governance committee, or other independent body of the Successor’s board of directors, must consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, the Successor’s best interests and those of the Successor’s stockholders, as the Successor’s nominating and corporate governance committee, or other independent body of the Successor’s board of directors, determines in the good faith exercise of its discretion.

The Successor’s nominating and corporate governance committee has determined that certain transactions will not require the approval of the nominating and corporate governance committee, including certain employment arrangements of executive officers, director compensation, transactions with another company at which a related party’s only relationship is as a director, non-executive employee or beneficial owner of less than 10% of that company’s outstanding capital stock, transactions where a related party’s interest arises solely from the ownership of the Successor’s common stock and all holders of the Successor’s common stock received the same benefit on a pro rata basis and transactions available to all employees generally.

Material U.S. Federal Income Tax Considerations of the Merger

The following summary is a discussion of the material U.S. federal income tax considerations of the Merger applicable to U.S. Holders (as defined below) of Phunware capital stock. This summary is based upon the Code, the regulations promulgated by the U.S. Treasury Department, current administrative interpretations and practices of the IRS (including administrative interpretations and practices expressed in private letter rulings which are binding on the IRS only with respect to the particular taxpayers who requested and received those rulings) and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax considerations described below. No advance ruling has been or will be sought from the IRS regarding any matter discussed in this summary. This discussion does not address any tax laws other than the U.S. federal income tax law, such as gift or estate tax laws, state, local or non-U.S. tax laws. This summary is for general information only and does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular shareholder in light of its investment or tax circumstances or to shareholders subject to special tax rules, such as:

●	certain U.S. expatriates;

●	traders in securities that elect mark-to-market treatment;

●	S corporations;

●	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

●	financial institutions;

●	mutual funds;

●	qualified plans, such as 401(k) plans, individual retirement accounts, etc.;

●	insurance companies;

●	broker-dealers;

●	regulated investment companies (“RICs”);

●	real estate investment trusts (“REITs”);

●	persons holding Phunware capital stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;

●	persons subject to the alternative minimum tax provisions of the Code;

●	persons holding their interest in Phunware through a partnership or similar pass-through entity;

●	tax-exempt organizations;

●	shareholders who receive Phunware capital stock through the exercise of employee stock options or otherwise as compensation;

●	shareholders who are subject to the 3.8% tax on all or a portion of their “net investment income” or “undistributed net investment income;”

●	persons that actually or constructively own 5 percent or more of Phunware capital stock;

●	persons exercising dissenters’ rights of approval;

●	controlled foreign corporations;

●	passive foreign investment companies;

●	persons or entities that are not U.S. Holders; and

●	any of the Initial Shareholders and their affiliates.

This summary assumes that shareholders hold Phunware capital stock as capital assets, which generally means as property held for investment. In addition, this summary assumes that rights to receive future PhunCoin or any amounts received by Phunware or its affiliates related to the offering by PhunCoin Sub of rights to receive future PhunCoin are not treated as equity in Phunware for U.S. federal income tax purposes.

BECAUSE OF THE COMPLEXITY OF THE TAX LAWS AND BECAUSE THE TAX CONSEQUENCES TO ANY PARTICULAR HOLDER OF PHUNWARE CAPITAL STOCK MAY BE AFFECTED BY MATTERS NOT DISCUSSED HEREIN, EACH HOLDER OF PHUNWARE CAPITAL STOCK IS URGED TO CONSULT WITH ITS OWN TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES TO SUCH HOLDER OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, AND NON-U.S. TAX LAWS, AS WELL AS U.S. FEDERAL TAX LAWS AND ANY APPLICABLE TAX TREATIES.

As used herein, the term “U.S. Holder” means any beneficial owner of Phunware capital stock that is, for U.S. federal income tax purposes, (i) an individual citizen or resident of the United States; (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control the trust or (B) it has a valid election in place to be treated as a U.S. person.

Effects of the Merger to U.S. Holders

It is intended that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the discussion below assumes such qualification. The parties intend to report the Merger in a manner consistent with such qualification, however, the closing of the Merger is not conditioned upon the receipt of an opinion of counsel that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In the event that the Merger does not so qualify, different tax consequences would result. All U.S. Holders are urged to consult a tax advisor as to the tax consequences to them in such a situation.

Phunware Stockholders

Assuming the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, U.S. Holders of Phunware capital stock generally will not recognize gain or loss on the exchange of their Phunware capital stock solely for Successor’s Shares and Transferred Sponsor Warrants in the Merger and their basis in and holding periods for their Phunware capital stock will generally carry over to the Successor’s Shares and Transferred Sponsor Warrants received in exchange therefor in the Merger. Phunware stockholders should consult their tax advisors with respect to the proper allocation of the tax basis and holding periods of its Phunware capital stock among the Successor’s Shares and Transferred Sponsor Warrants received in the Merger.

Certain Tax Reporting Rules

U.S. Holders of Phunware capital stock that are considered “significant holders” generally will be required to comply with certain reporting requirements. A U.S. Holder of Phunware capital stock would be viewed as a “significant holder” if, immediately before the Merger, such holder held 1% or more, by vote or value, of the total outstanding Phunware capital stock. Significant holders generally are required to file a statement with their U.S. federal income tax return for the taxable year that includes the consummation of the Merger. That statement must set forth the U.S. Holder’s tax basis in, and the fair market value of, the shares of Phunware capital stock surrendered in the Merger (both as determined immediately before the surrender of shares), the date of the Merger, and the name and employer identification numbers of Phunware, Stellar, Merger Sub and the U.S. Holder will be required to retain permanent records of these facts. U.S. Holders of Phunware capital stock should consult their tax advisors as to whether they may be treated as a “significant holder”.

The Successor Stockholders

The Successor’s stockholders that receive the Successor’s common stock in the Redomestication (i.e., former Stellar shareholders that do not exercise redemption rights with respect to their Stellar Shares) will not recognize gain or loss for U.S. federal income tax purposes solely as a result of the Merger.

Backup Withholding

In general, cash proceeds, if any, received in connection with the Merger will be subject to backup withholding for a non-corporate U.S. Holder that:

●	fails to provide an accurate taxpayer identification number;

●	is notified by the IRS regarding a failure to report all interest or dividends required to be shown on his or her federal income tax returns; or

●	in certain circumstances, fails to comply with applicable certification requirements.

Any amount withheld under these rules may be creditable against such the U.S. Holder’s U.S. federal income tax liability or refundable to the extent that it exceeds this liability, provided that the required information is timely furnished to the IRS and other applicable requirements are met.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends in respect of, and, after December 31, 2018, gross proceeds from the sale or other disposition of, securities (including Successor’s Shares) which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which Successor’s Shares are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and, after December 31, 2018, gross proceeds from the sale or other disposition of, Successor’s Shares held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (i) certifies to the applicable withholding agent that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners”, which will in turn be provided to the U.S. Department of Treasury. All holders should consult their tax advisors regarding the possible implications of FATCA on their investment in Successor’s Shares.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF PHUNWARE

The following discussion and analysis of Phunware’s financial condition and results of operations should be read in conjunction with its consolidated financial statements and related notes that appear elsewhere in this prospectus. In addition to historical consolidated financial information, the following discussion contains forward-looking statements that reflect Phunware’s plans, estimates and beliefs. Phunware’s actual results could differ materially from those discussed in the forward-looking statements. Please see the section entitled “Cautionary Note Regarding Forward-Looking Statements” in this joint proxy statement/prospectus. Factors that could cause or contribute to these differences include those discussed below and elsewhere, particularly in the section entitled “Risk Factors” and elsewhere in this prospectus.

Certain figures, such as interest rates and other percentages, included in this section have been rounded for ease of presentation. Percentage figures included in this section have not in all cases been calculated on the basis of such rounded figures but on the basis of such amounts prior to rounding. For this reason, percentage amounts in this section may vary slightly from those obtained by performing the same calculations using the figures in our consolidated financial statements or in the associated text. Certain other amounts that appear in this section may similarly not sum due to rounding.

Unlike in certain other sections of this joint proxy statement/prospectus, in this section, references to “we”, the “Company”, “us” and “our” are references to Phunware, Inc.

Overview

Phunware offers a fully integrated software platform that equips companies with the products, solutions and services necessary to engage, manage and monetize their mobile application portfolios globally at scale. According to comScore’s 2017 Mobile App Report, consumers spend 66% of their total digital time with mobile devices (smartphones and tablets), and 87% of their mobile time in mobile apps (vs. on mobile web). (Source: comScore 2017 Mobile App Report) Given this reality, brands must establish a strong identity on mobile, especially on devices and platforms specific to the Apple iOS and Google Android operating systems and ecosystems. We help brands define, create, launch, promote, monetize and scale their mobile identities as a means to anchor the digital transformation of their customers’ journeys and brand interactions. Our MaaS platform provides the entire mobile lifecycle of applications, media and data in one login through one procurement relationship.

We create, license and manage category-defining mobile experiences for brands and their application users worldwide. We have successfully expanded our addressable market reach into various important and fast-growing markets: mobile cloud software, media, data science and cryptonetworking. Since our founding in 2009, our goal has been to use our software platform within the application portfolios of the world’s largest companies and brands to create a massive database of proprietary Phunware IDs. Phunware IDs are unique identifiers assigned to a mobile device when it becomes first visible across our network of mobile application portfolios. We measure and accumulate Phunware IDs every month through queries that count unique devices that access our mobile application portfolio across our network of mobile applications that we have developed and/or support. The data collected from our Phunware IDs contributes to our data subscription services and application transaction revenue product lines by helping companies and brands boost campaign performance, target high-value users, maximize conversions and optimize spend.

We offer our platform as SaaS, DaaS and application transactions. Our business model includes recurring subscriptions, reoccurring application transactions and services, often as one-year to five-year software or data licenses, or transaction-based media insertion orders. We prioritize our sales and marketing efforts first on recurring SaaS and DaaS subscriptions, second on reoccurring transactions and third on application transactions. Our target customers are enterprise companies with large digital, mobile, marketing and information technology budgets and spending that are enacting digital transformation in their businesses. These include companies from all vertical markets, including, for example, Fox Networks Group in Media and Entertainment, Cedars Sinai in Healthcare, Kohl’s in retail, Ft. Lauderdale Airport in Aviation, Brickell City Center in Real Estate, AT&T in Sports and the City of Las Vegas in Government.

Acquisition History

We have a history of acquisitions enhancing our MaaS platform, media and data capabilities including GoTV Networks, Inc. in 2011; TapIt Media Group, Inc. in 2012; and 30 Second Software, Inc. (DBA Digby), Simplikate Systems, LLC and Odyssey Mobile Marketing, Ltd. in 2014. The purchase prices of acquired businesses have been allocated to the tangible and intangible assets acquired and liabilities assumed, based upon their estimated fair value at the date of purchase. The difference between the purchase price and the fair value of the net assets acquired is recorded as goodwill.

Most of the businesses we have acquired did not have a significant amount of tangible assets. The majority of our identifiable intangible assets from these acquisitions were from trade names, customer relationships and technology acquired. We utilized a third-party valuation firm to assist us in the valuation of the acquired intangibles and the resulting allocation of purchase price for all acquisitions. There are three basic approaches to determining the fair value of an asset: the income approach, the market approach and the cost approach. In making assumptions about valuation and useful lives, we considered the unique nature of each acquisition. As of December 31, 2017, we had $0.9 million in intangible assets (net of accumulated amortization) and $25.9 million in goodwill.

Application of these approaches involves the use of estimates, judgment and assumptions, such as future cash flows and selection of comparable companies. Future changes in our assumptions or the interrelationship of those assumptions may negatively impact future valuations. In the future, measurements of fair value and adverse changes in discounted cash flow assumptions could result in an impairment of goodwill or intangible assets that would require a non-cash charge to the combined consolidated statements of operations and may have a material effect on our financial condition and operating results.

Intangible assets, including trade names, customer relationships, and technology acquired are recorded at cost less accumulated amortization and our definite-lived intangibles are amortized using a method that reflects our best estimate of the pattern in which the economic benefit of the related intangible asset is utilized.

Intangible assets deemed to have indefinite useful lives are not amortized and are subject to impairment tests on an annual basis or whenever events or circumstances indicate impairment may have occurred. Impairment exists if the carrying value of goodwill or the indefinite-lived intangible asset exceeds its fair value. For other intangible assets subject to amortization, impairment is recognized if the carrying amount is not recoverable and the carrying amount exceeds the fair value of the intangible asset.

We perform our annual impairment testing of goodwill and intangibles with indefinite lives as of October 1 of each year, and whenever events or circumstances indicate that impairment may have occurred. Events or circumstances that could trigger an impairment review include, but are not limited to, a significant adverse change in legal factors or in the business climate, an adverse action or assessment by a regulator, unanticipated competition, significant changes in our use of the acquired assets or the strategy for our overall business, significant negative industry or economic trends or significant underperformance relative to expected historical or projected future results of operations.

We have determined that we have one reporting unit, and we have made assumptions about revenue, expenses, and growth rates, based on our forecasts, business plans, economic projections, anticipated future cash flows and marketplace data. To date, our tests have indicated that there have been no impairment of intangibles and no impairment of goodwill related to our business combinations.

We may choose in the future to expand by making acquisitions that could be material to the business. However, we do not have agreements or commitments for any further material acquisitions at this time. We cannot specify with certainty the particular uses for any acquisitions we have made or may make.

Key Business Metrics

Our management regularly monitors certain financial measures to track the progress of its business against internal goals and targets. We believe that the most important of these measures include backlog and deferred revenue and dollar-based revenue retention rate.

Backlog and Deferred Revenue. Backlog represents future amounts to be invoiced under our current agreements. We generally sign multiple-year platform subscriptions and services contracts and invoice an initial annual amount at contract signing followed by subsequent annual invoices. At any point in the contract term, there can be amounts that we have not yet been contractually able to invoice. Until such time as these amounts are invoiced, they are not recorded in revenues, deferred revenue, accounts receivable or elsewhere in our consolidated financial statements, and are considered by us to be backlog. We expect backlog to fluctuate up or down from period to period for several reasons, including the timing and duration of customer contracts, varying billing cycles and the timing and duration of customer renewals. We reasonably expect approximately half of our backlog as of June 30, 2018 and December 31, 2017 will be invoiced during the subsequent 12-month period, primarily due to the fact that our contracts are typically two to three years in length.

In addition, our deferred revenue consists of amounts that have been invoiced but that have not yet been recognized as revenues as of the end of a reporting period. The majority of our deferred revenue balance consists of platform subscription revenues that are recognized ratably over the contractual period. Together, the sum of deferred revenue and backlog represents the total billed and unbilled contract value yet to be recognized in revenues, and provides visibility into future revenue streams.

The following table sets forth the backlog and deferred revenue:

	Period Ended June 30,		Period Ended December 31,
	2018	2017	2017	2016
	(in thousands)		(in thousands)
Backlog	$9,542	$19,786	$20,307	$15,660
Deferred revenue	7,203	6,547	8,209	4,718
Total backlog and deferred revenue	$16,745	$26,333	$28,516	$20,378

Dollar-based Revenue Retention Rate, based on platform subscriptions and services revenue. Phunware calculated dollar-based revenue retention rate, based on platform subscriptions and services revenue, expressed as a percentage, by dividing (1) total revenue in the current 12-month period from those customers who were customers during the prior 12-month period by (2) total revenue from the customers in the prior 12-month period. Phunware believes that our ability to retain our customers and expand their use of our solutions over time is an indicator of the stability of our revenue base and the long-term value of our customer relationships. Our revenue retention rate provides insight into the impact on current period revenue of the number of new customers acquired during the prior 12-month period, the timing of our implementation of those new customers, growth in the usage of our solutions by our existing customers and customer attrition. If our revenue retention rate for a period exceeds 100%, this means that the revenue retained during the period including expansion and upsells more than offset the revenue that we lost from customers that did not renew their contracts during the period. Our revenue retention rate may decline or fluctuate as a result of a number of factors, including customers’ satisfaction or dissatisfaction with our platform, pricing, economic conditions or overall reductions in our customers’ spending levels.

The following table sets forth the dollar-based revenue retention rates:

	Period Ended June 30,		Period Ended December 31,
	2018	2017	2017	2016
Dollar-based revenue retention rate	132%	107%	141%	98%

Non-GAAP Financial Measures

Adjusted Gross Profit, Adjusted Gross Margin and Adjusted EBITDA

Adjusted Gross Profit, Adjusted Gross Margin and Adjusted EBITDA are non-GAAP financial measures. Management uses these measures (1) to compare operating performance on a consistent basis, (2) to calculate incentive compensation for its employees, (3) for planning purposes including the preparation of its internal annual operating budget, and (4) to evaluate the performance and effectiveness of operational strategies. Accordingly, we believe that these measures provide useful information to investors and others in understanding and evaluating our operating performance in the same manner as management.

For more information about Adjusted Gross Profit, Adjusted Gross Margin and Adjusted EBITDA and a reconciliation of net income (loss), the most directly comparable financial measure calculated and presented in accordance with GAAP, Adjusted Gross Profit, Adjusted Gross Margin and Adjusted EBITDA, see the section entitled “Selected Consolidated Financial and Other Data of Phunware—Use of Non-GAAP Financial Measures.”

	Three Months Ended June 30,		Six Months Ended June 30,		Year Ended December 31,
	2018	2017	2018	2017	2017	2016
	(in thousands)		(in thousands)		(in thousands)
Adjusted gross profit(1)	$11,143	$2,373	$13,275	$6,327	$11,771	$19,463
Adjusted gross margin(1)	78.6%	45.8%	69.3%	44.7%	44.0%	41.1%
Adjusted EBITDA(2)	$4,835	$(5,896)	$(1,854)	$(10,305)	$(24,073)	$(13,462)

(1)	Adjusted Gross Profit and Adjusted Gross Margin are non-GAAP financial measures. We believe that Adjusted Gross Profit and Adjusted Gross Margin provide supplemental information with respect to margin regarding ongoing performance. We define Adjusted Gross Profit as total revenue less cost of revenue, adjusted to exclude stock-based compensation and amortization of intangible assets. We define Adjusted Gross Margin as Adjusted Gross Profit as a percentage of total revenue.

(2)	Adjusted EBITDA is a non-GAAP financial measure. We believe Adjusted EBITDA provides helpful information with respect to operating performance as viewed by management, including a view of our business that is not dependent on (i) the impact of our capitalization structure and (ii) items that are not part of day-to-day operations. We define Adjusted EBITDA as net income (loss) plus (1) interest expense, (2) income tax benefit (expense), (3) depreciation, (4) amortization, and further adjusted for (5) stock-based compensation expense. The reconciliation of net income (loss), the most directly comparable financial measure calculated and presented in accordance with GAAP, to Adjusted EBITDA for each of the periods presented is as follows. See “—Use of Non-GAAP Financial Measures” below for additional information.

The following tables present a reconciliation of Adjusted Gross Profit, Adjusted Gross Margin and Adjusted EBITDA to gross profit and net loss, the most directly comparable financial measures calculated in accordance with GAAP:

	Three Months Ended June 30,		Six Months Ended June 30,		Year Ended December 31,
	2018	2017	2018	2017	2017	2016
	(in thousands)		(in thousands)		(in thousands)
Gross profit	$11,116	$2,182	$13,229	$5,935	$11,008	$18,542
Add back: Amortization of intangibles	13	186	28	380	740	882
Add back: Stock-based compensation	14	5	18	12	23	39
Adjusted gross profit	11,143	2,373	13,275	6,327	11,771	19,463
Adjusted gross margin	78.6%	45.8%	69.3%	44.7%	44.0%	41.1%

	Three Months Ended June 30,		Six Months Ended June 30,		Year Ended December 31,
	2018	2017	2018	2017	2017	2016
	(in thousands)		(in thousands)		(in thousands)
Net income (loss)	$4,472	$(6,301)	$(2,692)	$(11,164)	$(25,938)	$(16,297)
Add back: Depreciation and amortization	118	383	242	780	1,438	1,834
Less: Interest expense	(183)	(1)	(385)	(18)	(397)	(686)
Less: Income tax benefit (expense)	—	—	—	—	88	(68)
EBITDA	4,773	(5,917)	(2,065)	(10,366)	(24,191)	(13,709)
Add Back: Stock-based compensation	62	21	211	61	118	247
Adjusted EBITDA	$4,835	$(5,896)	$(1,854)	$(10,305)	$(24,073)	$(13,462)

Use of Non-GAAP Financial Measures

Adjusted Gross Profit, Adjusted Gross Margin and Adjusted EBITDA should be considered in addition to, not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. They are not measurements of our financial performance under GAAP and should not be considered as alternatives to revenue or net income (loss), as applicable, or any other performance measures derived in accordance with GAAP and may not be comparable to other similarly titled measures of other businesses. Adjusted Gross Profit, Adjusted Gross Margin and Adjusted EBITDA have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of our operating results as reported under GAAP. Some of these limitations include;

●	Non-cash compensation is and will remain a key element of our overall long-term incentive compensation package, although we exclude it as an expense when evaluating its ongoing operating performance for a particular period;

●	Adjusted Gross Profit, Adjusted Gross Margin and Adjusted EBITDA do not reflect the impact of certain cash charges resulting from matters we consider not to be indicative of ongoing operations, and;

●	other companies in our industry may calculate Adjusted Gross Profit, Adjusted Gross Margin and Adjusted EBITDA differently than we do, limiting their usefulness as comparative measures.

We compensate for these limitations to Adjusted Gross Profit, Adjusted Gross Margin and Adjusted EBITDA by relying primarily on its GAAP results and using Adjusted Gross Profit, Adjusted Gross Margin and Adjusted EBITDA only for supplemental purposes. Adjusted Gross Profit, Adjusted Gross Margin and Adjusted EBITDA include adjustments for items that may not occur in future periods. However, we believe these adjustments are appropriate because the amounts recognized can vary significantly from period to period, do not directly relate to the ongoing operations of our business and complicate comparisons of our internal operating results and operating results of other peer companies over time. For example, it is useful to exclude non-cash, stock-based compensation expenses because the amount of such expenses in any specific period may not directly correlate to the underlying performance of our business operations and these expenses can vary significantly across periods due to timing of new stock-based awards. We may also exclude certain discrete, unusual, one-time, or non-cash costs, including transaction costs and the income tax impact of adjustments in order to facilitate a more useful period-over-period comparison of its financial performance. Each of the normal recurring adjustments and other adjustments described in this paragraph help management with a measure of our operating performance over time by removing items that are not related to day-to-day operations or are non-cash expenses.

Components of Results of Operations

There are a number of factors that impact the revenue and margin profile of the services and technology offerings we provide, including, but not limited to, solution and technology complexity, technical expertise requiring the combination of products and types of services provided, as well as other elements that may be specific to a particular client solution.

Revenue and Gross Profit

Platform Subscriptions and Services Revenue. Subscription revenue is derived from software license fees, which comprise subscription fees from customers licensing our MaaS modules, which includes accessing the MaaS platform and/or MaaS platform data; application development service revenue from the development of customer applications, or apps, which are built and delivered to customers; and support fees, which comprise support and maintenance fees of their applications, software updates, and technical support for software products (post-contract customer support, or PCS) for an initial term. License subscription and app development arrangements are typically accompanied by support agreements, with terms ranging from 6 to 60 months and are non-cancelable, though customers typically have the right to terminate their contracts for cause if the Company materially fails to perform.

We typically receive cash payments from customers in advance of when the PCS services are performed under the arrangements with the customer and records this as deferred revenue. These arrangements obligate us to provide PCS over a fixed term. We are unable to establish vendor-specific objective evidence (VSOE) of fair value for all undelivered elements in certain arrangements that include licenses, support, and services, due to the lack of VSOE for support bundled with the software license and application development. Because VSOE of fair value of the PCS included in the arrangement does not exist, the PCS cannot be accounted for separately from the software and customization efforts. Once the PCS period commences, we recognize revenue ratably over the remaining PCS period. In these instances, revenue is recognized ratably over the period that the services are expected to be performed, which is generally the support period.

From time to time, we also provide professional services by outsourcing employees’ time and materials to customers. Such amounts are typically recorded as the services are delivered.

Platform subscriptions and services gross profit is equal to subscriptions and services revenue less the cost of personnel and related costs for our support and professional services employees, external consultants, stock-based compensation and allocated overhead. Costs associated with our development and project management teams are generally recognized as incurred. As a result, platform subscriptions and services gross profit may fluctuate from period to period.

Application Transaction Revenue. We also generate revenue by charging advertisers to deliver advertisements (ads) to users of mobile connected devices. Depending on the specific terms of each advertising contract, we generally recognize revenue based on the activity of mobile users viewing these ads. Fees from advertisers are commonly based on the number of ads delivered or views, clicks, or actions by users on mobile advertisements delivered, and we recognize revenue at the time the user views, clicks, or otherwise acts on the ad. We sell ads through several offerings: cost per thousand impressions, cost per click, and cost per action. In addition, we generate application transaction revenue thru in-app purchases from application on our platform. At that time, services have been provided, the fees charged are fixed or determinable, persuasive evidence of an arrangement exists, and collectability is reasonably assured.

Application transaction gross profit is equal to application transaction revenue less cost of revenue associated with application transactions. Application transaction gross profit is impacted by the cost of direct premium, performance and network cost as well as based on the activity of mobile users viewing ads and marketing engagements through mobile applications. As a result, our application transaction gross profit may fluctuate from period to period due to variable activity of mobile users.

Gross Margin

Gross margin measures gross profit as a percentage of revenue. Gross margin is generally impacted by the same factors that affect changes in the mix of subscriptions and services and application transactions with generally higher gross margins coming from the sale of platform subscriptions and services.

Operating Expenses

Our operating expenses include sales and marketing expenses, general and administrative expenses, research and development expenses and amortization of acquired intangible assets.

Sales and Marketing Expense. Sales and marketing expense is comprised of compensation, commission expense, variable incentive pay and benefits related to sales personnel, along with travel expenses, other employee related costs, including share based compensation and expenses related to marketing programs and promotional activities. We immediately expense sales commissions related to acquiring new customers and expansion or upsells from existing customers.

General and Administrative Expense. General and administrative expense is comprised of compensation and benefits of administrative personnel, including variable incentive pay and share-based compensation, bad debt expenses and other administrative costs such as facilities expenses, professional fees and travel expenses. Following the completion of this offering, we expect to incur additional general and administrative expenses as a result of operating as a public company, including expenses related to compliance with the rules and regulations of the SEC and listing standards of NASDAQ, additional insurance expenses, investor relations activities and other administrative and professional services. We also expect to increase the size of our general and administrative function to support the growth of our business. As a result, we expect that our general and administrative expenses will increase in absolute dollars but may fluctuate as a percentage of our total revenue from period to period.

Research and Development Expense. Research and development expenses consist primarily of employee compensation costs and overhead allocation. We believe that continued investment in our platform is important for our growth. We expect our research and development expenses will increase as our business grows.

Interest Expense and Other Income (Expense)

Interest expense and other income (expense) include interest expense associated with our outstanding debt and costs associated with this debt, which may include debt extinguishment cost and a factoring financing arrangement. We also may seek to finance strategic acquisitions in the future with the proceeds from additional debt incurrences, which may have an impact on its interest expense.

Income Tax Benefit (Expense)

We are subject to U.S. federal income taxes, state income taxes net of federal income tax effect and nondeductible expenses. Our effective tax rate will vary depending on permanent non-deductible expenses and other factors.

Results of Operations

The following tables set forth our consolidated financial data in dollar amounts and as a percentage of total revenue.

	Three Months Ended June 30,		Six Months Ended June 30,		Year Ended December 31,
	2018	2017	2018	2017	2017	2016
	(in thousands)		(in thousands)		(in thousands)
Net revenues	$14,185	$5,185	$19,165	$14,158	$26,722	$47,370
Cost of revenues	3,069	3,003	5,936	8,223	15,714	28,828
Goss profit	11,116	2,182	13,229	5,935	11,008	18,542
Operating expenses
Sales and marketing	1,414	2,610	3,332	5,688	10,721	12,832
General and administrative	3,318	2,906	7,807	5,540	14,795	11,269
Research and development	1,718	2,970	4,018	5,858	11,108	9,877
Total operating expenses	6,450	8,486	15,157	17,086	36,624	33,978
Operating income (loss)	4,666	(6,304)	(1,928)	(11,151)	(25,616)	(15,436)
Other income (expense):
Interest expense	(183)	(1)	(385)	(18)	(397)	(686)
Fair value adjustment for warrant liabilities	—	—	(54)	—	—	—
Impairment of digital currencies	(21)	—	(334)	—	—	—
Other income (expense)	10	4	9	5	(13)	(107)
Total other income (expense)	(194)	3	(764)	(13)	(410)	(793)
Income (loss) before taxes	4,472	(6,301)	(2,692)	(11,164)	(26,026)	(16,229)
Income tax benefit (expense)	—	—	—	—	88	(68)
Net income (loss)	4,472	(6,301)	(2,692)	(11,164)	(25,938)	(16,297)
Cumulative translation adjustment	(81)	62	(27)	74	127	(327)
Comprehensive income (loss)	$4,391	$(6,239)	$(2,719)	$(11,090)	$(25,811)	$(16,624)

	Three Months Ended June 30,		Six Months Ended June 30,		Year Ended December 31,
	2018	2017	2018	2017	2017	2016
Net revenues	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
Cost of Revenues	21.6	57.9	31.0	58.1	58.8	60.9
Gross profit	78.4%	42.1%	69.0%	41.9%	41.2%	39.1%

Comparison of Three and Six Months Ended June 30, 2018 and 2017

Revenue

	Three Months Ended June 30,		Change
	2018	2017	Amount	%
Revenue	(in thousands)
Platform subscriptions and services	$6,448	$3,493	$2,955	84.6%
Application transaction	7,737	1,692	6,045	357.3%
Total revenue	$14,185	$5,185	$9,000	173.6%
Platform subscriptions and services as a percentage of total revenue	45.5%	67.4%
Application transactions as a percentage of total revenue	54.5%	32.6%

	Six Months Ended June 30,		Change
	2018	2017	Amount	%
Revenue	(in thousands)
Platform subscriptions and services	$10,452	$7,053	$3,399	48.2%
Application transaction	8,713	7,105	1,608	22.6%
Total revenue	$19,165	$14,158	$5,007	35.4%
Platform subscriptions and services as a percentage of total revenue	54.5%	49.8%
Application transactions as a percentage of total revenue	45.5%	50.2%

Total revenue increased $9.0 million, or 173.6%, and $5.0 million, or 35.4%, in the three and six months ended June 30, 2018, respectively, compared to the corresponding periods of 2017, primarily driven by expansion of subscriptions and services to existing customers and an increase of $6.0 million of application transaction revenue in the three months ended June 30, 2018.

Application transaction revenue increased $6.0 million, or 357.3%, and $1.6 million, or 22.6%, in the three and six months ended June 30, 2018, respectively, compared to the corresponding periods of 2017 primarily due to the Company being released from a revenue share liability of $6.3 million from an application transaction partner.

Platform subscriptions and services revenue increased $3.0 million, or 84.6%, and $3.4 million, or 48.2% in the three and six months ended June 30, 2018, respectively, compared to the corresponding periods of 2017, primarily driven by expansion of subscriptions and services to existing customers.

Cost of Revenue, Gross Profit and Gross Margin

	Three Months Ended June 30,		Change
	2018	2017	Amount	%
Cost of Revenue	(in thousands)
Platform subscriptions and services	$2,369	$1,568	$801	51.1%
Application transaction	700	1,435	(735)	(51.2)%
Total cost of revenue	$3,069	$3,003	$66	2.2%
Gross Profit
Platform subscriptions and services	$4,079	$1,925	$2,154	111.9%
Application transaction	7,037	257	6,780	2,638.1%
Total gross profit	$11,116	$2,182	$8,934	409.4%

Gross Margin
Platform subscriptions and services	63.3%	55.1%
Application transaction	91.0%	15.2%
Total gross margin	78.4%	42.1%

	Six Months Ended June 30,		Change
	2018	2017	Amount	%
Cost of Revenue	(in thousands)
Platform subscriptions and services	$4,768	$3,145	$1,623	51.6%
Application transaction	1,168	5,078	(3,910)	(77.0)%
Total cost of revenue	$5,936	$8,223	$(2,287)	(27.8)%
Gross Profit
Platform subscriptions and services	$5,684	$3,908	$1,776	45.4%
Application transaction	7,545	2,027	5,518	272.2%
Total gross profit	$13,229	$5,935	$7,294	122.9%
Gross Margin
Platform subscriptions and services	54.4%	55.4%
Application transaction	86.6%	28.5%
Total gross margin	69.0%	41.9%

Total gross profit increased $8.9 million, or 409.4% and $7.3 million, or 122.9%, in the three and six months ended June 30, 2018, respectively, compared to the corresponding periods of 2017 primarily attributable to an application transaction partner release the Company from its liability to them in the amount of $6.3 million.

Platform subscriptions and services gross margin increased from 55.1% to 63.3% and decreased from 55.4% to 54.4% for the three and six months ended June 30, 2018, respectively, compared to the corresponding periods of 2017. The increase during the three months ended June 30, 2018 was due $485 thousand settlement from Greater Houston Convention and Visitors Bureau, as well as timing of revenue recognition related to subscription and service releases that occurred during the second quarter.

Application transaction gross margin increased from 15.2% to 91.0% and from 41.9% to 69.0% for the three and six months ended June 30, 2018, respectively, compared to the corresponding periods of 2017 primarily attributable to an application transaction partner release the Company from its liability to them in the amount of $6.3 million.

Operating Expenses

	Three Months Ended June 30,		Change
	2018	2017	Amount	%
Operating expenses	(in thousands)
Sales and marketing	$1,414	$2,610	$(1,196)	(45.8)%
General and administrative	3,318	2,906	412	14.2%
Research and development	1,718	2,970	(1,252)	(42.2)%
Total operating expenses	$6,450	$8,486	$(2,036)	(24.0)%

	Six Months Ended June 30,		Change
	2018	2017	Amount	%
Operating expenses	(in thousands)
Sales and marketing	$3,332	$5,688	$(2,356)	(41.4)%
General and administrative	7,807	5,540	2,267	40.9%
Research and development	4,018	5,858	(1,840)	(31.4)%
Total operating expenses	$15,157	$17,086	$(1,929)	(11.3)%

Sales and Marketing

Sales and marketing expense decreased $1.2 million, or (45.8%), and $2.4 million, or (41.4%), in the three and six months ended June 30, 2018, respectively, compared to the corresponding periods of 2017 primarily due to lower commissions as a result of lower application transaction revenues and reduced employee compensation costs due to lower headcount.

General and Administrative

General and administrative expense increased $0.4 million, or 14.2%, and $2.3 million, or 40.9%, in the three and six months ended June 30, 2018, respectively, compared to the corresponding periods of 2017 primarily due to an increase professional fees related to exploration of strategic alternatives leading up to the execution of the Merger and litigation related to the dispute with two customers.

Research and Development

Research and development expense decreased $1.3 million, or (42.2%), and $1.8 million, or (31.4%), in the three and six months ended June 30, 2018, respectively, compared to the corresponding periods of 2017 as a result of decreased employee and contract headcount dedicated to research and development initiatives.

Other income (expense)

	Three Months Ended June 30,		Change
	2018	2017	Amount	%
Other income (expense)	(in thousands)
Interest expense	$(183)	$(1)	$(182)	18,200.0%
Fair value adjustment for warrant liabilities	—	—	—	—%
Impairment of digital currencies	(21)	—	(21)	—%
Other income	10	4	6	150.0%
Total other income (expense)	$(194)	$3	$(197)	(6,566.7)%

	Six Months Ended June 30,		Change
	2018	2017	Amount	%
	(in thousands)
Other income (expense)
Interest expense	$(385)	$(18)	$(367)	2,038.9%
Fair value adjustment for warrant liabilities	(54)	—	(54)	—%
Impairment of digital currencies	(334)	—	(334)	—%
Other income	9	5	4	80.0%
Total other income (expense)	$(764)	$(13)	$(751)	5,776.9%

Interest expense increased $182 thousand and $367 thousand in the three and six months ended June 30, 2018, respectively, compared to the corresponding periods of 2017, primarily related to the increased amount of financing used under our factoring financing arrangement.

Other income (expense) increased $197 thousand and $751 thousand in the three and six months ended June 30, 2018, respectively, compared to the corresponding periods of 2017 primarily related to the unrealized loss on digital currency and a loss on the fair value of Series F convertible preferred stock.

Comparison of the years ended December 31, 2017 and 2016

Revenue

	Year Ended December 31,		Change
	2017	2016	Amount	%
	(in thousands)
Platform subscriptions and services	$16,488	$11,645	$4,843	41.6%
Application transaction	10,234	35,725	(25,491)	-71.4%
Total revenue	$26,722	$47,370	$(20,648)	-43.6%
Platform subscriptions and services as a percentage of total revenue	61.7%	24.6%
Application transactions as a percentage of total revenue	38.3%	75.4%

Total revenue decreased $20.6 million, or (43.6%), primarily by a $25.5 million decrease in application transaction revenue and partially offset by a $4.8 million increase in platform subscriptions and services revenue.

Application transaction revenue decreased $25.5 million, or (71.4%), primarily due to a decrease in sales of $20.2 million to Fetch Media, Ltd. During 2017, a customer of Fetch Media, Ltd., which is a customer of ours, discontinued an ongoing ad campaign with Fetch Media, Ltd. As a result, our application transaction revenue with that ad agency and overall application transaction revenue during 2017 declined significantly. Further, the Fetch Media, Ltd. customer has refused to pay on certain invoices during 2017, which in turn has caused Fetch Media, Ltd. to withhold payment from Phunware. Phunware believes it has delivered services in good faith and is pursuing payments with our customers customer in accordance with Internet Advertising Bureau (IAB) rules. However, as a result of ongoing negotiation and litigation, management has determined that collectability is uncertain and $3.1 million has been reserved as of December 31, 2017. The reserve for this customer was 93% of their outstanding gross accounts receivable balance as of December 31, 2017.

Platform subscriptions and services revenue increased $4.8 million, or 41.6%, primarily driven by expansion of platform subscription and services to existing customers in the year ended December 31, 2017.

Cost of Revenue, Gross Profit and Gross Margin

	Year Ended December 31,		Change
	2017	2016	Amount	%
Cost of Revenue	(in thousands)
Platform subscriptions and services	$7,757	$4,901	$2,856	58.3%
Application transaction	7,957	23,927	(15,970)	-66.7%
Total cost of revenue	$15,714	$28,828	$(13,114)	-45.5%

Gross Profit
Platform subscriptions and services	$8,732	$6,744	$1,988	29.5%
Application transaction	2,276	11,798	(9,522)	-80.7%
Total gross profit	$11,008	$18,542	$(7,534)	-40.6%

Gross Margin
Platform subscriptions and services	53.0%	57.9%
Application transaction	22.2%	33.0%
Total gross margin	41.2%	39.1%

Total gross profit decreased $7.5 million, or (40.6%), and total gross margin increased from 39.1% of total revenue for the year ended December 31, 2016 to 41.2% for the year ended December 31, 2017, respectively. This was primarily attributable to an increase of the ratio of subscriptions and services revenue over application transaction revenue during the period.

Platform subscriptions and services gross margin decreased from 57.9% for the year ended December 31, 2016 to 53.0% for the year ended December 31, 2017 primarily due to increased salaries and contract labor cost used to develop applications for new customer contracts that were not yet fully deployed.

Application transaction gross margin decreased from 33.0% for the year ended December 31, 2016 to 22.2% for the year ended December 31, 2017, primarily due to decreased margin from Fetch Media, Ltd. as mentioned previously.

Operating Expenses

	Year Ended December 31,		Change
	2017	2016	Amount	%
Operating Expenses:	(in thousands)
Sales and marketing	$10,721	$12,832	$(2,111)	-16.5%
General and administrative	14,795	11,269	3,526	31.3%
Research and development	11,108	9,877	1,231	12.5%
Total operating expenses	$36,624	$33,978	$2,646	7.8%

Sales and Marketing Expense

Sales and marketing expense decreased $2.1 million, or (16.5%), from $12.8 million for the year ended December 31, 2016 to $10.7 million for the year ended December 31, 2017. The decrease in sales and marketing expense was primarily due to lower commissions as a result of lower application transaction revenues partially offset by increased commissions as a result of higher platform subscriptions and services revenue.

General and Administrative Expense

General and administrative expense increased $3.5 million, or 31.3%, from $11.3 million for the year ended December 31, 2016 to $14.8 million for the year ended December 31, 2017. The increase was primarily due to a $3.1 million increase in bad debt expense from a single customer.

Amortization expense, included in general and administrative expenses, decreased $0.1 million, or (14%), from $0.7 million year ended December 31, 2016 to $0.6 million for the year ended December 31, 2017. The non-material decrease was primarily due to changes in intangible asset levels.

Research and Development Expense

Research and development expense increased $1.2 million, or 12.5%, from $9.9 million for the year ended December 31, 2016 to $11.1 million for the year ended December 31, 2017. The increase was primarily due our investment in engineering headcount which resulted in a $1.8 million increase in compensation.

Other Income (Expense)

	Year Ended December 31,		Change
	2017	2016	Amount	%
Other Income (Expense)	(in thousands )
Interest expense	$(397)	$(686)	$289	-42.1%
Other income (expense)	(13)	(107)	94	-87.9%
Total other income (expense)	$(410)	$(793)	$383	-48.3%

Other income (expense) decreased $0.4 million, or (48.3%), from $0.8 million in the year ended December 31, 2016 to $0.4 million for the year ended December 31, 2017. The decrease was primarily related to the decreased amount of financing used under our factoring financing arrangement.

Income Tax Benefit (Expense)

	Year Ended December 31,		Change
	2017	2016	Amount	%
	(in thousands)
Income tax benefit (Expense)	$88	$(68)	$156	-229.4%

Income tax expense decreased $0.2 million, or (229.4%), from ($0.1) million for the year ended December 31, 2016 to $0.1 million for the year ended December 31, 2017.

Liquidity and Capital Resources

Our principal sources of liquidity are our cash and cash equivalents. As of June 30, 2018, we had $0.2 million in cash and cash equivalents. Cash held internationally as of June 30, 2018 totaled a nominal amount of $0.04 million.

In 2016, Phunware entered into a factoring agreement with CSNK Working Capital Finance Corp. (d/b/a Bay View Funding, “Bay View”) whereby it sells select accounts receivable with recourse.

Under the terms of the agreement, Bay View may make advances to the Company of amounts representing up to 80% of the net amount of eligible accounts receivable. The factor facility was collateralized by a general security agreement over all the Company’s personal property and interests. Fees paid to Bay View for factored receivables are 1.80% for the first 30 days and is and 0.65% for every ten days thereafter, to a maximum of 90 days total outstanding. The Company bears the risk of credit loss on the receivables. These receivables are accounted for as a secured borrowing arrangement and not as a sale of financial assets.

Factor expense of $380 and $14 for the six months ended June 30, 2018 and 2017 and $391 and $561 for the years ended December 31, 2017 and 2016 respectively, is recorded as interest expense in other expense on the consolidated statement of comprehensive loss. The amount of the factored receivables outstanding was $2,337 and $1,816 as of June 30, 2018 and December 31, 2017, respectively. There was $663 available for future advances as of June 30, 2018.

During 2017, a customer of Fetch Media, Ltd., which is a customer of ours, discontinued an ongoing ad campaign with Fetch Media, Ltd. Further, the Fetch Media, Ltd. customer has refused to pay on certain invoices during 2017, which in turn has caused Fetch Media, Ltd.to withhold payment from Phunware. We believe we have delivered services in good faith and is pursuing payments with our customer in accordance with Internet Advertising Bureau (IAB) rules. However, as a result of ongoing negotiation and litigation, management has determined that collectability is uncertain and $3.1 million was reserved at December 31, 2017 and remains unchanged as of June 30, 2018. The reserve for this customer is 100% and 93% of their outstanding gross accounts receivable balance as of June 30, 2018 and December 31, 2017. Our continued financial impact in the near future is expected to be related to legal expenses surrounding the non-payment of $3.1 million.

Our future capital requirements will depend on many factors, including our rate of revenue growth, the cost of maintaining and improving our technologies and our operating expenses related to the development and marketing of our solutions. We believe that our existing cash, cash equivalents and marketable securities balance will not be sufficient to meet our anticipated cash requirements through at least the next 12 months. Marcum LLP have indicated in their report on our financial statements for the fiscal year ended December 31, 2017 that conditions exist that raise substantial doubt about our ability to continue as a going concern due to our recurring losses from operations and substantial decline in our working capital. A “going concern” opinion could impair our ability to finance our operations through the sale of equity, incurring debt, or other financing alternatives. Our ability to continue as a growing concern will depend upon the availability and terms of future funding, continued growth in services, improved operating margins and our ability to profitably meet our after-sale service commitments with existing customers. However, our liquidity assumptions may prove to be incorrect and we could utilize our available financial resources sooner than we currently expect. In addition, we may elect to raise additional funds at any time through equity, equity-linked or debt financing arrangements.

On December 29, 2017, Phunware signed a letter of intent with Stellar to acquire the Company with an enterprise value of $301 million and a subsequent Agreement and Plan of Merger on February 27, 2018. The merger will be accounted for, in accordance with U.S. GAAP, as a “reverse merger” and recapitalization at the date of the consummation of the transaction since the security holders of Phunware will own at least 50.1% of the outstanding common shares of Stellar immediately following the completion of the merger, will have its current officers assuming all corporate and day-to-day management offices of Stellar, including chief executive officer and chief financial officer, and prior board members of Phunware will constitute a majority of the board after the Business Combination. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” elsewhere in this Form S-4.

As of December 31, 2016, we adopted the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 205-40, Presentation of Financial Statements — Going Concern (ASC 205-40), which requires management to assess our ability to continue as a going concern for one year after the date the financial statements are issued. Under ASC 205-40, management has the responsibility to evaluate whether conditions and/or events raise substantial doubt about our ability to meet our future financial obligations as they become due within one year after the date that the financial statements are issued. There can be no assurance that the Merger with Stellar and Phunware will close, or that Phunware will be able to obtain additional funding on satisfactory terms or at all. In addition, no assurance can be given that any such financing, if obtained, will be adequate to meet Phunware’s capital needs and support its growth.

Our future capital requirements and the adequacy of available funds will depend on many factors, including those set forth in the section entitled “Risk Factors” in this joint proxy statement/prospectus. We may not be able to secure additional financing to meet our operating requirements on acceptable terms, or at all. If we raise additional funds by issuing equity or equity-linked securities, the ownership of our existing stockholders will be diluted. If we raise additional financing by the incurrence of indebtedness, we will be subject to increased fixed payment obligations and could also be subject to restrictive covenants, such as limitations on our ability to incur additional debt and other operating restrictions that could adversely impact our ability to conduct our business. If we are unable to obtain needed additional funds, we will have to reduce our operating expenses, which would impair our growth prospects and could otherwise negatively impact our business. We have therefore concluded there is substantial doubt about our ability to continue as a going concern through one year from the issuance of these financial statements.

Statements of Cash Flows

Comparison of Six Months Ended June 30, 2018 and 2017

The following table summarizes our unaudited cash flows for the six months ended June 30, 2018 and 2017 (in thousands):

	Six Months Ended June 30,
	2018	2017
Consolidated Statement of Cash Flows
Net cash provided by (used in) operating activities	$(6,019)	$(9,768)
Net cash provided by (used in) investing activities	(150)	(27)
Net cash provided by (used in) financing activities	6,108	(458)

Operating Activities

Our primary source of cash from operating activities is receipts from the sale of our platform subscriptions and services and application transactions to our customers. Our primary uses of cash from operating activities are payments to employee for compensation and related expenses, publishers and other vendors for the purchase of digital media inventory and related costs, sales and marketing expenses and general operating expenses.

In the six months ended June 30, 2018, we used $6.0 million of cash for operating activities compared to a use of $9.8 million in the corresponding period of the prior year. We incurred a net loss of $2.7 million in the six months ended June 30, 2018 compared to a net loss of $11.2 million in the corresponding period of 2017. The net loss included non-cash charges of $900 thousand, primarily due to an impairment of our digital currency assets, stock-based compensation and amortization of intangibles expense, compared to $841 thousand in the six months ended June 30, 2017. Changes in operating assets and liabilities, as sources of cash, consisted of a $1.5 million increase in accounts receivable, a $1.0 million decrease in deferred revenue and an $4.0 million decrease in accounts payable, accrued expenses and other liabilities, that were partially offset by changes in other current and non-current assets of $739 thousand that used cash.

In the six months ended June 30, 2017, we used $9.8 million of cash for operating activities. We incurred a net loss of $11.2 million in the six months ended June 30, 2017. The net loss included non-cash charges of $841 thousand, primarily due to depreciation, stock-based compensation and amortization of intangibles expense. Changes in operating assets and liabilities, as sources of cash, consisted of a $422 thousand increase in accounts receivable, a $1.8 million increase in deferred revenue and an $1.7 million decrease in accounts payable, accrued expenses and other liabilities, that were partially offset by changes in other current and non-current assets of $46 thousand that used cash.

Investing Activities

In the six months ended June 30, 2018, we invested $325 through a note receivable in Stellar partially offset by $175 thousand from the sale of digital currencies. During the six months ended June 30, 2017, our investing activities of $27 thousand consisted solely of purchases of office and computer equipment.

Financing Activities

Our financing activities during the six months ended June 30, 2018, consist primarily of proceeds from preferred stock subscriptions and our financing factoring agreement. We acquired $6.1 million of cash from financing activities during the six months ended June 30, 2018, primarily as follows:

●	$5.5 million provided by preferred stock subscriptions;

●	$0.5 million provided by net proceeds from our factoring financing agreement;

We used $0.4 million of cash in financing activities during the six months ended June 30, 2017, primarily from the net repayment of the factoring agreement of $0.8 million, offset by $0.4 million of proceeds from preferred stock subscriptions.

Comparison of the Years Ended December 31, 2017 and 2016

The following table summarizes our cash flows for the periods presented:

	Year Ended December 31,
	2017	2016
	(in thousands)
Consolidated Statement of Cash Flows:
Net cash provided by (used in) operating activities	$(16,990)	$(10,604)
Net cash provided by (used in) investing activities	(27)	(27)
Net cash provided by (used in) financing activities	4,616	18,447

Operating Activities

Our primary source of cash from operating activities is receipts from the sale of our platform subscriptions and services and application transactions to our customers. Our primary uses of cash from operating activities are payments to employee for compensation and related expenses, publishers and other vendors for the purchase of digital media inventory and related costs, sales and marketing expenses and general operating expenses.

We utilized $17.0 million of cash from operating activities during 2017, primarily resulting from a net loss of $25.9 million, as adjusted for non-cash charges related to:

●	Depreciation and amortization of $0.2 million;

●	Stock-based compensation of $0.1 million;

●	Allowance for doubtful receivables of $3.1 million; and

●	Amortization of acquired intangibles of $1.3 million.

In addition, during 2017 certain changes in our operating assets and liabilities resulted in significant cash increases (decreases) as follows:

●	($1.2) million from an increase in accounts receivable due to the timing of payments received;

●	$3.5 million from an increase in deferred revenue;

●	$3.0 million from an increase in accrued expenses; and

●	($0.9) million from a decrease in accounts payable and other accrued liabilities as a result of the timing of payments to our vendors.

We used $10.6 million of cash in operating activities during 2016, primarily resulting from a net loss of $16.3 million, as adjusted for non-cash charges related to:

●	Depreciation and amortization of $0.3 million;

●	Stock-based compensation of $0.2 million;

●	Allowance for doubtful receivables of $0.1 million; and

●	Amortization of acquired intangibles of $1.6 million.

In addition, certain changes in our operating assets and liabilities during 2016 resulted in significant cash increases (decreases) as follows:

●	$0.2 million from a decrease in accounts receivable due to the timing of payments received;

●	$0.6 million from an increase in deferred revenue;

●	$3.0 million from an increase in accrued expenses and a reclassification of capital lease expense; and

●	($0.6) million from a decrease in accounts payable and other accrued liabilities as a result of the timing of payments to our vendors.

Investing Activities

Our primary investing activities consist of purchases of office and computer equipment. Purchases of property and equipment may vary from period to period due to the timing of the expansion of our operations and website and internal-use software and development.

Financing Activities

Our financing activities during 2017 consist primarily of the issuance of convertible preferred stock and our financing factoring agreement. We acquired $4.6 million of cash from financing activities during 2017, primarily as follows:

●	$3.2 million provided by convertible preferred stock subscriptions;

●	$1.0 million provided by net proceeds from our factoring financing agreement;

●	$0.4 million of proceeds from the sale of convertible preferred stock shares; and

●	($0.1) million used in payments of capital leases.

We generated $18.5 million of cash from financing activities during 2016 primarily from the sale of convertible preferred stock and offset by use funds to repay a line of credit. Cash provided from financing activities during 2016 was primarily as follows:

●	$0.8 million provided by net proceeds from our financing factoring agreement;

●	($4.3) million was utilized to repay a line of credit;

●	$22.2 million of proceeds from the sale of convertible preferred stock; and

●	($0.2) million used in payments of capital leases.

Off-Balance Sheet Arrangements

During 2017 and 2016 and for the six months ending June 30, 2018, we did not have any off-balance sheet arrangements, as defined in Item 303(a)(4)(ii) of SEC Regulation S-K, such as the use of unconsolidated subsidiaries, structured finance, special purpose entities or variable interest entities.

Indemnification Agreements

In the ordinary course of business, we provide indemnifications of varying scope and terms to customers, vendors, lessors, business partners and other parties with respect to certain matters, including, but not limited to, losses arising out of breach of such agreements, solutions to be provided by us or from intellectual property infringement claims made by third parties. In addition, we have entered into indemnification agreements with directors and certain officers and employees that will require us, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors, officers or employees.

Contractual Obligations

We lease various office facilities, including our corporate headquarters in Texas and offices in California and Florida, under non-cancellable operating lease agreements that expire through 2020. The terms of the lease agreements provide for rental payments on a graduated basis. We recognize rent expense on a straight-line basis over the lease periods. Rent expense under operating leases totaled $0.2 million for the three months ended March 31, 2018 and 2017. Rent expense under operating leases totaled $0.6 million and $0.7 million for the years ended December 31, 2017 and 2016, respectively.

The following table summarizes our contractual obligations as of December 31, 2017 (in thousands):

	Payments due by period
Contractual obligations	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Operating Lease Obligations	$1,260	$689	$571	—	—
Total	$1,260	$689	$571	—	—

Future minimum lease obligations Years ended December 31,	Lease obligations
2018	$689
2019	520
2020	51
2021	—
2022	—
Thereafter	—
Total	$1,260

Quantitative and Qualitative Disclosures about Market Risk

We are exposed to market risk in the ordinary course of our business. Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. Our market risk exposure is primarily a result of fluctuations in foreign currency exchange rates and interest rates. We do not hold or issue financial instruments for trading purposes.

Foreign Currency Risk

The functional currency of our foreign subsidiaries is generally the local currency. Most of our sales are denominated in U.S. dollars, and therefore our revenue is not currently subject to significant foreign currency risk. Our operating expenses are denominated in the currencies of the countries in which our operations are located, which are primarily in the U.S., the United Kingdom and India. Our consolidated results of operations and cash flows are, therefore, subject to fluctuations due to changes in foreign currency exchange rates and may be adversely affected in the future due to changes in foreign exchange rates. The Company typically has nominal cash balances held in foreign accounts. To date, we have not entered into any hedging arrangements with respect to foreign currency risk or other derivative financial instruments. During the fiscal years ended December 31, 2016 and 2017, and the six months ended June 30, 2018, the effect of a hypothetical 10% change in foreign currency exchange rates applicable to our business would not have had a material impact on our consolidated financial statements.

Interest Rate Sensitivity

We have historically had no cash equivalents balances, only cash balances. In the future we expect our cash and cash equivalents to be held in cash and short-term money market funds. Due to the short-term nature of these instruments, we believe that we will not have any material exposure to changes in the fair value of our investment portfolio as a result of changes in interest rates. Declines in interest rates, however, would reduce future interest income. During the fiscal years ended December 31, 2016 and 2017, and the six months ended June 30, 2018, the effect of a hypothetical 10% increase or decrease in overall interest rates would not have had a material impact on our interest income. A hypothetical increase or decrease in overall interest rates is not expected to have a material impact on our interest expense.

Recent Accounting Pronouncements

In May 2014, the FASB and the International Accounting Standards Board jointly issued Accounting Standards Update No. (“ASU”) 2014-09, Revenue from Contracts with Customers, which supersedes the revenue recognition requirements in ASC 605, Revenue Recognition. ASU 2014-09 is a comprehensive new revenue recognition standard that will supersede nearly all existing revenue recognition guidance under U.S. GAAP and International Financial Reporting Standards. The standard’s core principle is that a company will recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. In doing so, companies will need to use more judgment and make more estimates than under current authoritative guidance. These may include identifying performance obligations in the contract, estimating the amount of variable consideration to include in the transaction price, and allocating the transaction price to each separate performance obligation.

This standard is effective for public entities for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. There is a one-year deferral for non-public companies, but some companies that consider themselves private may have to follow the public company effective date if they meet certain requirements. Early adoption is not permitted under U.S. GAAP, but non-public companies may adopt the new standard as of the public entity effective date. This standard will impact those arrangements historically accounted for under ASC 985-605. VSOE of fair value is not a requirement for separation under the new standard. As a result, certain amounts required to be deferred under ASC 985-605 may be recognized as revenue sooner. The Company has elected to take advantage of the extended transition period provided in Securities Act Section 7(a)(2)(B) for complying with new or revised accounting standards. The Company will adopt the new standard effective January 1, 2019. The Company is currently evaluating the financial statement impact, if any, of the new revenue recognition standard on its consolidated financial statements.

In 2015, the FASB issued ASU No. 2015-17, Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes, which eliminates the current requirement for organizations to present deferred tax liabilities and assets as current and non-current in a classified balance sheet. Instead, organizations will be required to classify all deferred tax assets and liabilities as non-current. ASU 2015-17 is effective for consolidated financial statements issued for annual periods beginning after December 15, 2017. The amendments may be applied prospectively to all deferred tax liabilities and assets or retrospectively to all periods presented. Effective January 1, 2018, the Company is adopting this guidance on its financial statements.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). The core principle of Topic 842 is that a lessee should recognize the assets and liabilities that arise from leases. For operating leases, a lessee is required to recognize a right-of-use asset and a lease liability, initially measured at the present value of the lease payments, in the statement of financial position. For leases with a term of 12 months or less, a lessee is permitted to make an accounting policy election by class of underlying asset not to recognize lease assets and lease liabilities. The accounting applied by a lessor is largely unchanged from that applied under previous generally accepted accounting principles. This ASU is effective for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years. Earlier application is permitted. In transition, lessees and lessors are required to recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach. The Company is currently evaluating the effect that the adoption of this ASU will have on its financial statements.

In March 2016, the FASB issued ASU 2016-09 Compensation-Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting (ASU 2016-09). The amendment simplifies several aspects of the accounting for share-based payments, including immediate recognition of all excess tax benefits and deficiencies in the income statement, changing the threshold to qualify for equity classification up to the employees’ maximum statutory tax rates, allowing an entity-wide accounting policy election to either estimate the number of awards that are expected to vest or account for forfeitures as they occur, and clarifying the classification on the statement of cash flows for the excess tax benefit and employee taxes paid when an employer withholds shares for tax-withholding purposes. ASU 2016-09 is effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption is permitted in any interim or annual period. The Company has chosen to early adopt ASU 2016-09 on a prospective basis. There was no material impact to the consolidated financial statements upon adoption.

Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make certain estimates and assumptions that affect the reported amounts in the Company’s financial statements and accompanying notes. Actual results could differ from those estimates. Items subject to the use of estimates include revenue recognition for contract completion, useful lives of long-lived assets including intangibles, valuation of intangible assets acquired in business combinations, reserves and certain accrued liabilities, determination of the provision for income taxes, and fair value of equity instruments.

Revenue Recognition

Revenue is recognized when all four of the following criteria are met:

●	Persuasive evidence of an arrangement exists;

●	The service has been completed or services are actively being provided to the customer;

●	The amount of fees to be paid by the customer is fixed or determinable; and

●	The collection of fees is reasonably assured.

Platform Subscriptions and Services Revenue

The Company derives subscription revenue from software license fees, which comprise subscription fees from customers licensing the Company’s MaaS modules, which includes accessing the MaaS platform and/or MaaS platform data; application development service revenue from the development of customer applications, or apps, which are built and delivered to customers; and support fees, which comprise support and maintenance fees of their applications, software updates, and technical support for software products (post-contract customer support, or PCS) for an initial term. License subscription and app development arrangements are typically accompanied by support agreements, with terms ranging from 6 to 60 months and are non-cancelable, though customers typically have the right to terminate their contracts for cause if the Company materially fails to perform.

These application development, license and support fee arrangements represent software arrangements that are accounted for pursuant to the software revenue recognition guidance of Accounting Standards Codification Topic (ASC) 985-605, Software — Revenue Recognition.

The Company typically receives cash payments from customers in advance of when the PCS services are performed under the arrangements with the customer and records this as deferred revenue. These arrangements obligate the Company to provide PCS over a fixed term. The Company is unable to establish vendor-specific objective evidence (VSOE) of fair value for all undelivered elements in certain arrangements that include licenses, support, and services, due to the lack of VSOE for support bundled with the software license and application development. Because VSOE of fair value of the PCS included in the arrangement does not exist, the PCS cannot be accounted for separately from the software and customization efforts. Once the PCS period commences, the Company recognizes revenue ratably over the remaining PCS period. In these instances, revenue is recognized ratably over the period that the services are expected to be performed, which is generally the support period.

From time to time, the Company also provides professional services by outsourcing employees’ time and materials to customers. Such amounts are typically recorded as the services are delivered.

Application Transaction Revenue

The Company also generates revenue by charging advertisers to deliver advertisements (ads) to users of mobile connected devices. Depending on the specific terms of each advertising contract, the Company generally recognizes revenue based on the activity of mobile users viewing these ads. Fees from advertisers are commonly based on the number of ads delivered or views, clicks, or actions by users on mobile advertisements delivered, and the Company recognizes revenue at the time the user views, clicks, or otherwise acts on the ad. The Company sells ads through several offerings: cost per thousand impressions, on which advertisers are charged for each ad delivered to 1,000 consumers; cost per click, on which advertisers are charged for each ad clicked or touched on by a user; and cost per action, on which advertisers are charged each time a consumer takes a specified action, such as downloading an app. In addition, the Company generates application transaction revenue thru in-app purchases from application on our platform. At that time, services have been provided, the fees charged are fixed or determinable, persuasive evidence of an arrangement exists, and collectability is reasonably assured.

In the normal course of business, the Company acts as an intermediary in executing transactions with third parties. The determination of whether revenue should be reported on a gross or net basis is based on an assessment of whether the Company is acting as the principal or an agent in its transactions with advertisers. The determination of whether the Company is acting as a principal or an agent in a transaction involves judgment and is based on an evaluation of the terms of each arrangement. While none of the factors individually are considered presumptive or determinative in reaching a conclusion on gross versus net revenue recognition, the Company places the most weight on the analysis of whether it is the primary obligor in the arrangement. To date, the Company has determined that it is the primary obligor in all advertising arrangements because it is responsible for identifying and contracting with third-party advertisers, which include both advertising agencies or companies; establishing the selling prices of the advertisements sold; performing all billing and collection activities, including retaining credit risk; and bearing sole responsibility for the suitability and fulfillment of the advertising. Accordingly, the Company acts as the principal in all advertising arrangements and therefore reports revenue earned and costs incurred related to these transactions on a gross basis.

The Company records deferred revenue when it receives cash payments from advertiser clients in advance of when the services are performed under the arrangements with the customer. The Company recognizes deferred revenue as revenue only when the revenue recognition criteria are met.

Fair Value of Financial Instruments

Authoritative guidance on fair value measurements defines fair value, establishes a consistent framework for measuring fair value, and expands disclosures for each major asset and liability category measured at fair value on either a recurring or non-recurring basis. Fair value is an exit price representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, the authoritative guidance establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1 — Observable inputs such as quoted prices in active markets.

Level 2 — Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly.

Level 3 — Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

The carrying value of accounts receivable, prepaid expenses, other current assets, accounts payable, and accrued expenses are considered to be representative of their respective fair values because of the short-term nature of those instruments.

Concentrations of Credit Risk

The Company’s financial instruments that are exposed to concentrations of credit risk consist primarily of cash and trade accounts receivable. Although the Company limits its exposure to credit loss by depositing its cash with established financial institutions that management believes have good credit ratings and represent minimal risk of loss of principal, its deposits, at times, may exceed federally insured limits. Collateral is not required for accounts receivable, and the Company believes the carrying value approximates fair value.

The following schedule sets forth the Company’s concentration of revenue sources as a percentage of total net revenues.

	Three Months Ended		Six Months Ended
	June 30, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Customer A	22%	46%	33%	31%
Customer B	45%	0%	33%	26%
Customer C	12%	0%	9%	0%

The following schedule sets forth the concentration of accounts receivable, net of specific allowances for doubtful accounts.

	June 30, 2018	December 31, 2017
Customer A	44%	24%
Customer D	12%	9%

See “Concentration of Credit Risk” in note 2 to Phunware’s consolidated financial statements for further information.

Cash

The Company considers all investments with a maturity of three months or less from the date of acquisition to be cash equivalents. The Company had no cash equivalents at June 30, 2018 or December 31, 2017.

Accounts Receivable and Reserves

Accounts receivable are presented net of allowances. The Company considers receivables past due based on the contractual payment terms. The Company makes judgments as to its ability to collect outstanding receivables and records a bad debt allowance for receivables when collection becomes doubtful. The allowances are based upon historical loss patterns, current and prior trends in its aged receivables, credit memo activity, and specific circumstances of individual receivable balances.

Property and Equipment

Property and equipment are stated at cost, net of accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets, generally ranging from three to seven years. Leasehold improvements are amortized over the shorter of their useful lives or the remaining terms of the related leases.

Goodwill and Intangible Assets

Goodwill arises from purchase business combinations and is measured as the excess of the cost of the business acquired over the sum of the acquisition-date fair values of tangible and identifiable intangible assets acquired, less any liabilities assumed.

In accordance with ASC 350, Intangibles — Goodwill and Other, the Company does not amortize goodwill or intangible assets with indefinite lives but rather assesses their carrying value for indications of impairment annually, or more frequently if events or changes in circumstances indicate that the carrying amount may be impaired.

The goodwill impairment test required by ASC 350 is a two-step process. The first step of the goodwill impairment test, used to identify potential impairment, compares the fair value of a reporting unit with its carrying amount, or the net book value of the company or reporting unit, including goodwill. If the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is considered not impaired; thus, the second step of the impairment test is unnecessary. If the carrying amount of a reporting unit exceeds its fair value, the second step of the goodwill impairment test shall be performed to measure the amount of impairment loss, if any. The Company attributes goodwill to its sole reporting unit for impairment testing.

The enterprise fair value used by the Company was derived from valuations utilizing a blending of both the income approach, whereby current and future estimated discounted cash flows were utilized to calculate an operating value of the Company on a controlling interest basis, and the market approach, whereby comparable company results are used to derive a fair value of the Company. The determination of whether goodwill has become impaired involves a significant level of judgment in the assumptions underlying the approach used to determine the value of the reporting unit. Changes in the Company’s strategy and/or market conditions could significantly impact these judgments and require adjustments to recorded amounts of goodwill.

Identifiable intangible assets consist of acquired trade names, customer lists, technology, in-process research and development, and order backlog associated with the acquired businesses.

ASC 350 requires that intangible assets with definite lives be amortized over their estimated useful lives and reviewed for impairment whenever events or changes in circumstances indicate that an asset’s carrying value may not be recoverable in accordance with ASC 360, Property, Plant, and Equipment.

Amortization of finite-lived intangible assets is calculated using either the straight-line or accelerated amortization model based on the Company’s best estimate of the distribution of the economic value of the identifiable intangible assets. The Company did not recognize any goodwill or intangible impairment losses in the six months ending June 30, 2018 or for the years ended December 31, 2017 or 2016.

Long-Lived Assets

In accordance with authoritative guidance, the Company periodically re-evaluates the original assumptions and rationale utilized in the establishment of the carrying value and estimated lives of all of its long-lived assets, including property and equipment. The determinants used for this evaluation include management’s estimate of the asset’s ability to generate positive income from operations and positive cash flow in future periods as well as the strategic significance of the asset to the Company’s business objective. The Company did not recognize any impairment losses during the six months ending June 30, 2018 or for the years ended December 31, 2017 or 2016.

Leases

Leases are reviewed and classified as capital or operating at their inception. For leases that contain rent escalations or periods during the lease term where rent is not required, the Company recognizes rent expense based on allocating the total rent payable on a straight-line basis over the term of the lease excluding lease extension periods. The difference between rent payments and straight-line rent expense is recorded as deferred rent on the consolidated balance sheets. Deferred rent that will be recognized during the succeeding 12-month period is recorded as the current portion of deferred rent and the remainder is recorded as long-term deferred rent.

Under certain leases, the Company also receives incentives for leasehold improvements, which are recognized as deferred rent if the Company determines they are owned by the Company. Leasehold improvement incentives are amortized on a straight-line basis over the shorter of the lease term or estimated useful life as a reduction to rent expense. The leasehold improvements are included in property and equipment, net and are amortized to depreciation expense.

Advertising Costs

Advertising costs are expensed as incurred and were included in sales and marketing expenses on the consolidated statements of operations and comprehensive loss.

Retirement Plan

The Company administered one employee savings plan that qualified as a deferred salary arrangement under Section 401(k) of the Code. Under the savings plan, participating employees may contribute a portion of their pretax earnings, up to the Internal Revenue Service annual contribution limit. No employer matching contributions were made to the savings plan during the six months ending June 30, 2018 or for the years ended December 31, 2017 or 2016.

Income Taxes

The Company accounts for income taxes in accordance with FASB ASC 740, Income Taxes. Under ASC 740, deferred tax assets and liabilities reflect the future tax consequences of the differences between the financial reporting and tax bases of assets and liabilities using current enacted tax rates. Valuation allowances are recorded when the realizability of such deferred tax assets does not meet the more-likely-than-not threshold under ASC 740.

The accounting guidance on accounting for uncertainty in income taxes prescribes a recognition threshold and measurement attribute criterion for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company has not recognized interest or penalties on the consolidated balance sheets or statements of operations and comprehensive loss.

Non-Marketable Equity Investment

During December 2013, the Company invested $150 for a non-controlling equity investment in a privately held company. The Company’s investment in the privately held company is reported using the cost method of accounting or marked down to fair value when an event or circumstance indicates an other-than-temporary decline in value has occurred. During 2016, the Company determined an impairment of the investment existed. As a result, the Company recorded a $75 impairment charge, which is included in other expenses in the consolidated statement of operations and comprehensive income. The net investment is recorded in other non-current assets on the consolidated balance sheet.

Comprehensive Loss

The Company utilizes the guidance in ASC 220, Comprehensive Income, for the reporting and display of comprehensive loss and its components in the consolidated financial statements. Comprehensive loss comprises net loss and cumulative foreign currency translation adjustments. The accumulated comprehensive loss at June 30, 2018 and December 31, 2017, was due to foreign currency translation adjustments.

MANAGEMENT OF THE SUCCESSOR FOLLOWING THE BUSINESS COMBINATION

Our board of directors following the business combination is expected to be comprised of seven directors, five of which will be designated by Phunware prior to the closing of the Business Combination and two will be designated by Stellar prior to the closing of the Business Combination. Each director will hold office until his or her term expires at the next annual meeting of stockholders or until his or her death, resignation, removal or the earlier termination of his or her term of office.

Currently, Phunware’s management team is comprised of Alan S. Knitowski, Luan Dang, Matt Aune, Randall Crowder, Barbary Brunner, Matthew Lindenberger and Tushar Patel.

Our management team following the business combination is expected to be comprised of Alan S. Knitowski, Luan Dang, Matt Aune, Randall Crowder, Barbary Brunner, Matthew Lindenberger and Tushar Patel.

Our officers and board of directors are well qualified as leaders. In their prior positions they have gained experience in core management skills, such as strategic and financial planning, public company financial reporting, compliance, risk management, and leadership development. Our officers and directors also have experience serving on boards of directors and board committees of other public companies and private companies, and have an understanding of corporate governance practices and trends, which provides an understanding of different business processes, challenges, and strategies. Further, certain of our officers and directors have other experience that makes them valuable, such as prior experience in mergers and acquisitions, in financial instruments, managing and investing in assets.

We, along with our officers and directors, believe that the above-mentioned attributes, along with the leadership skills and other experiences of our officers and board members described below, provide us with a diverse range of perspectives and judgment necessary to facilitate the goals of the Company and be good stewards of capital.

The following table sets forth certain information, as of the date of this joint proxy statement/prospectus, concerning the persons who are expected to serve as our directors, executive officers and significant employees following the consummation of the business combination.

Name	Age	Position
Executive Officers
Alan S. Knitowski	49	Chief Executive Officer and Director
Luan Dang	47	Chief Technical Officer
Matt Aune	43	Chief Financial Officer
Randall Crowder	38	Chief Operating Officer and Director
Significant Employees
Barbary Brunner	53	Chief Marketing Officer
Matthew Lindenberger	40	Executive Vice President of Engineering
Tushar Patel	51	Executive Vice President of Corporate Development
Non-Employee Directors
Prokopios (Akis) Tsirigakis	63	Director
George Syllantavos	54	Director
Lori Tauber Marcus	56	Director
Keith Cowan	42	Director
Kathy Mayor	62	Director

(1)	Member of the audit committee

(2)	Member of the compensation committee

(3)	Member of the nominating and corporate governance committee

Executive Officers, Directors and Key Employees

Alan S. Knitowski

The biography of Mr. Knitowski is set forth in the section entitled “Information about Phunware — Executive Officers and Significant Employees of Phunware — Alan S. Knitowski.”

We believe that Mr. Knitowski is qualified to serve as a member of our board of directors because of the perspective and experience he provides as Phunware’s Chief Executive Officer, as well as his deep understanding of Phunware’s business as it has evolved over time and his extensive senior management expertise in the software maintenance and support services industry.

Luan Dang

The biography of Mr. Dang is set forth in the section entitled “Information about Phunware — Executive Officers and Significant Employees of Phunware — Luan Dang.”

Matt Aune

The biography of Mr. Aune is set forth in the section entitled “Information about Phunware — Executive Officers and Significant Employees of Phunware — Matt Aune.”

Randall Crowder

The biography of Mr. Crowder is set forth in the section entitled “Information about Phunware — Executive Officers and Significant Employees of Phunware — Randall Crowder.”

Barbary Brunner

The biography of Ms. Brunner is set forth in the section entitled “Information about Phunware — Executive Officers and Significant Employees of Phunware — Barbary Brunner.”

Matthew Lindenberger

The biography of Mr. Lindenberger is set forth in the section entitled “Information about Phunware — Executive Officers and Significant Employees of Phunware — Matthew Lindenberger.”

Tushar Patel

The biography of Mr. Patel is set forth in the section entitled “Information about Phunware — Executive Officers and Significant Employees of Phunware — Tushar Patel.”

Prokopios (Akis) Tsirigakis

The biography of Mr. Tsirigakis is set forth in the section entitled “Directors, Executive Officers, Executive Compensation And Corporate Governance of Stellar — Management and Board of Directors of Stellar — Prokopios (Akis) Tsirigakis.”

We believe Mr. Tsirigakis is qualified to serve as a member of our board of directors because of his extensive leadership experience in serving as an executive officer of several public companies and experience serving on the boards of directors and audit committees of several public companies. We believe Mr. Tsirigakis’ experience on several audit committees over the years will help us implement sound corporate governance policies and streamlined corporate processes that will optimize our internal processes both in terms of efficiency and implementing checks and balances.

George Syllantavos

The biography of Mr. Syllantavos is set forth in the section entitled “Directors, Executive Officers, Executive Compensation And Corporate Governance Of Stellar — Management and Board of Directors of Stellar — George Syllantavos.”

We believe Mr. Syllantavos is qualified to serve as a member of our board of directors because of his experience serving as a chief financial officer of a public company and on the board of directors of a public company, as well as his experience developing and implementing from inception several SarbOx systems. Mr. Syllantavos’ experience will contribute towards implementing sound corporate governance policies and streamlined corporate processes that will also optimize the internal processes both in terms of efficiency and implementing checks and balances.

Lori Tauber Marcus

The biography of Ms. Marcus is set forth in the section entitled “Stellar Proposal 6: The Director Election Proposal — Information about Executive Officers, Directors and Nominees — Lori Tauber Marcus.”

Kathy Tan Mayor

The biography of Ms. Mayor is set forth in the section entitled “Stellar Proposal 6: The Director Election Proposal — Information about Executive Officers, Directors and Nominees — Kathy Tan Mayor.”

Keith Cowan

The biography of Mr. Cowan is set forth in the section entitled “Stellar Proposal 6: The Director Election Proposal — Information about Executive Officers, Directors and Nominees — Keith Cowan.”

Corporate Governance Guidelines and Code of Business Conduct

The Successor’s board of directors will adopt Corporate Governance Guidelines that address items such as the qualifications and responsibilities of its directors and director candidates and corporate governance policies and standards applicable to it in general. In addition, the Successor’s board of directors will adopt a Code of Business Conduct and Ethics that applies to all of its employees, officers and directors, including its Chief Executive Officer, Chief Financial Officer and other executive and senior financial officers. The full text of the Successor’s Corporate Governance Guidelines and its Code of Business Conduct and Ethics will be posted on the Corporate Governance portion of the Successor’s website. The Successor will post amendments to its Code of Business Conduct and Ethics or waivers of its Code of Business Conduct and Ethics for directors and executive officers on the same website.

Board Composition

The Successor’s business affairs will be managed under the direction of its board of directors. The Successor’s board of directors will consist of seven members, at least four of whom will qualify as independent within the meaning of the independent director guidelines of Nasdaq. Alan S. Knitowski will not be considered independent.

The Successor’s board of directors will be divided into three staggered classes of directors. At each annual meeting of its stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring, as follows:

the Class I directors will be Keith Cowan and Prokopios (Akis) Tsirigakis and their terms will expire at the annual meeting of stockholders to be held in 2019;

the Class II directors will be Lori Tauber Marcus and Kathy Tan Mayor and their terms will expire at the annual meeting of stockholders to be held in 2020; and

the Class III directors will be Alan S. Knitowski, Randall Crowder and George Syllantavos and their terms will expire at the annual meeting of stockholders to be held in 2021.

The Successor’s certificate of incorporation will provide that the number of directors shall consist of one or more members, and may be increased or decreased from time to time by a resolution of our board of directors. Each director’s term continues until the election and qualification of his or her successor, or his or her earlier death, resignation, or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the total number of directors. This classification of the Successor’s Board of Directors may have the effect of delaying or preventing changes in control of the Successor.

Each of the Successor’s executive officers will serve at the discretion of its board of directors and will hold office until his or her successor is duly appointed and qualified or until his or her earlier resignation or removal. There will be no family relationships among any of our directors or executive officers.

Director Independence

In connection with the Business Combination, the Successor’s common stock will be listed on NASDAQ. Under the rules of NASDAQ, independent directors must comprise a majority of a listed company’s board of directors. In addition, the rules of NASDAQ require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent. Under the rules of NASDAQ, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Audit committee members must also satisfy the additional independence criteria set forth in Rule 10A-3 under the Exchange Act and the rules of NASDAQ. Compensation committee members must also satisfy the additional independence criteria set forth in Rule 10C-1 under the Exchange Act and the rules of NASDAQ.

In order to be considered independent for purposes of Rule 10A-3 and under the rules of NASDAQ, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the committee, the board of directors, or any other board committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.

To be considered independent for purposes of Rule 10C-1 and under the rules of NASDAQ, the board of directors must affirmatively determine that the member of the compensation committee is independent, including a consideration of all factors specifically relevant to determining whether the director has a relationship to the company which is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to: (i) the source of compensation of such director, including any consulting, advisory or other compensatory fee paid by the company to such director; and (ii) whether such director is affiliated with the company, a subsidiary of the company or an affiliate of a subsidiary of the company.

Stellar’s board of directors has undertaken a review of the independence of each director and considered whether each director of the Successor has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. As a result of this review, we determined that Prokopiod (Akis) Tsirigakis, George Syllantavos, representing two of the Successor’s initial three directors, will be considered “independent directors” as defined under the applicable rules and regulations of the SEC and the listing requirements and rules of NASDAQ. We intend to rely on the phase-in rules of NASDAQ with respect to the independence of our board of directors.

Board Leadership Structure

We believe that the structure of the Successor’s board of directors and its committees will provide strong overall management of the Successor. The Chair of the Successor’s board of directors and its Chief Executive Officer roles will be separate. Mr. Knitowski will serve as the Successor’s Chief Executive Officer and Mr. Prokopios (Akis) Tsirigakis will serve as Chair of the Successor’s board of directors. This structure will enable each person to focus on different aspects of company leadership. The Successor’s Chief Executive Officer will be responsible for setting the strategic direction of our company, the general management and operation of the business and the guidance and oversight of senior management. The Chair of the Successor’s board of directors will monitor the content, quality and timeliness of information sent to the Successor’s board of directors and will be available for consultation with the Successor’s board of directors regarding the oversight of its business affairs. The Successor’s independent directors will bring experience, oversight and expertise from outside of the Successor, while Mr. Knitowski will bring company-specific experience and expertise. As one of the founders of Phunware, Mr. Knitowski is best positioned to identify strategic priorities, lead critical discussion and execute the Successor’s business plans.

Committees of the Board of Directors

The Successor’s board of directors will have an audit committee, compensation committee and nominating and corporate governance committee. The composition and responsibilities of each of the committees of our board of directors is described below. Members will serve on these committees until their resignation or until as otherwise determined by the Successor’s board of directors.

Audit Committee

Each of the members of the Successor’s audit committee will satisfy the requirements for independence and financial literacy under the applicable rules and regulations of the SEC and rules of NASDAQ. The Successor will also determine that a member of the audit committee will qualify as an “audit committee financial expert” as defined in the SEC rules and will satisfy the financial sophistication requirements of NASDAQ. The Successor’s audit committee will be responsible for, among other things:

●	selecting a qualified firm to serve as the independent registered public accounting firm to audit the Successor’s financial statements;

●	helping to ensure the independence and performance of the independent registered public accounting firm;

●	discussing the scope and results of the audit with the independent registered public accounting firm and reviewing, with management and the independent registered public accounting firm, the Successor’s interim and year-end financial statements;

●	developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

●	reviewing the Successor’s policies on and oversees risk assessment and risk management, including enterprise risk management;

●	reviewing the adequacy and effectiveness of our internal control policies and procedures and the Successor’s disclosure controls and procedures;

●	reviewing related person transactions; and

●	approving or, as required, pre-approving, all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm.

The Successor’s board of directors will adopt a written charter for the audit committee which will be available on the Successor’s website upon the completion of the Business Combination.

Compensation Committee

Each of the members of the Successor’s compensation committee will meet the requirements for independence under the under the applicable rules and regulations of the SEC and rules of NASDAQ. Each member of the Successor’s compensation committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act. The Successor’s compensation committee will be responsible for, among other things:

●	reviewing, approving and determining the compensation of the Successor’s executive officers and key employees;

●	reviewing, approving and determining compensation and benefits, including equity awards, to directors for service on the board of directors or any committee thereof;

●	administering the Successor’s equity compensation plans;

●	reviewing, approving and making recommendations to the Successor’s board of directors regarding incentive compensation and equity compensation plans; and

●	establishing and reviewing general policies relating to compensation and benefits of the Successor’s employees.

The Successor’s board of directors will adopt a written charter for the compensation committee which will be available on its website upon the completion of the Business Combination.

Nominating and Corporate Governance Committee

Each of the members of our nominating and corporate governance committee will meet the requirements for independence under the applicable rules and regulations of the SEC and rules of NASDAQ. Our nominating and corporate governance committee will be responsible for, among other things:

●	identifying, evaluating and selecting, or making recommendations to our board of directors regarding, nominees for election to our board of directors and its committees;

●	evaluating the performance of our board of directors and of individual directors;

●	considering, and making recommendations to our board of directors regarding, the composition of our board of directors and its committees;

●	reviewing developments in corporate governance practices;

●	evaluating the adequacy of our corporate governance practices and reporting; and

●	developing, and making recommendations to our board of directors regarding, corporate governance guidelines and matters.

The Successor’s board of directors will adopt a written charter for the nominating and corporate governance committee which will be available on its website upon the completion of the Business Combination.

Compensation Committee Interlocks and Insider Participation

None of the members of the Successor’s compensation committee is or has been an officer or employee of Stellar or Phunware. None of the Successor’s executive officers will concurrently serve, or will have served in the year prior to service, as a member of the compensation committee or director (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any entity that has one or more executive officers serving on Stellar’s or Phunware’s compensation committee or board of directors.

EXECUTIVE COMPENSATION IN RELATION TO PHUNWARE, INC.

Unlike in certain other sections of this joint proxy statement/prospectus, in this section, references to “we”, the “Company”, “us” and “our” are references to Phunware, Inc.

Phunware’s named executive officers for 2017, which consist of the person who served as our principal executive officer during 2017 and the next two most highly compensated executive officers who served as executive officers in 2017, are as follows:

Alan Knitowski, our Chief Executive Officer;

Luan Dang, our Chief Technology Officer; and

Scott Kenyon, our former Chief Operating Officer, who served in that position through February 2, 2018.

Summary Compensation Table

The following table sets forth information regarding the total compensation of our named executive officers for the year ended December 31, 2017:

Name and Principal Position	Year	Salary	Non-Equity Incentive Plan Compensation(1)	All Other Compensation		Total
Alan Knitowski Chief Executive Officer	2017	$310,000	$123,644	$19,051	(2)	$452,695
Luan Dang Chief Technology Officer	2017	$200,000	$66,475	$25,358	(3)	$291,833
Scott Kenyon Former Chief Operating Officer	2017	$250,000	$83,094	$14,749	(4)	$347,843

(1)	The reported amounts represent payments earned under the 2017 Senior Staff Bonus Plan which were paid as discussed under the section entitled “Executive Compensation in Relation to Phunware, Inc. — Executive Bonus Plan.”
(2)	The amount disclosed reflects the aggregate incremental costs of perquisites and other personal benefits, including, among other things, $16,818 paid by Phunware to Mr. Knitowski with respect to Phunware's medical benefits policy.
(3)	The amount disclosed reflects the aggregate incremental costs of perquisites and other personal benefits, including, among other things, $23,125 paid by Phunware to Mr. Dang with respect to Phunware's medical benefits policy.
(4)	The amount disclosed reflects the aggregate incremental costs of perquisites and other personal benefits, including, among other things, $12,516 paid by Phunware to Mr. Kenyon with respect to Phunware's medical benefits policy.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding outstanding stock options and other equity awards held by each of our named executive officers as of December 31, 2017:

	Option Awards
	Grant	Number of Securities Underlying Unexercised Options			Option Exercise	Option Expiration
Name	Date	Exercisable		Unexercisable	Price	Date
Alan Knitowski	2/24/2013	500,000	(1)	—	$0.2539	2/24/2023
Luan Dang	—	—		—	—	—
Scott Kenyon	5/30/2014	40,000	(2)	—	$0.29	5/30/2024
	10/20/2015	125,000	(3)	—	$0.24	10/20/2025

(1)	Shares subject to the option are fully vested and immediately exercisable.
(2)	The option is subject to an early exercise provision and is immediately exercisable. The remaining 4,167 unvested shares vest in five equal monthly installments beginning on January 1, 2018, subject to continued service to us. Mr. Kenyon resigned effective as of February 2, 2018 and as such, 37,500 of his vested shares remain exercisable until May 2, 2018.
(3)	The option is subject to an early exercise provision and is immediately exercisable. The remaining 54,688 unvested shares vest 21 equal monthly installments beginning on January 21, 2018, subject to continued service to us. Mr. Kenyon resigned from his position as an executive officer of Phunware effective February 2, 2018. Mr. Kenyon resigned effective as of February 2, 2018 and as such, 72,916 of his vested shares remain exercisable until May 2, 2018.

Executive Employment Agreements

Phunware expects to enter into employment agreements with Alan Knitowski and Luan Dang, effective on or after the Closing, with terms to be decided. Phunware did not have an employment agreement or offer letter in place with Scott Kenyon, whose at-will employment with Phunware terminated as of February 2, 2018.

Executive Bonus Plan

Each of our named executive officers participated in our 2017 Senior Staff Bonus Plan. The 2017 Senior Staff Bonus Plan provided for bonus payments to eligible employees determined based upon our achievement of annual performance objectives. Funding of the 2017 Senior Staff Bonus Plan was based upon our achievement of performance targets that measured revenue, gross margin percentage, subscription and services bookings, and Adjusted EBITDA, as well as the achievement by the employee of his or her performance goals or objectives, adjusted upward or downward to the extent that the Company exceeded or did not meet these targets. Bonus payments were conditioned on the Company achieving a minimum percentage threshold of these targets, and funding of the 2017 Senior Staff Bonus Plan scaled upward to the extent the Company exceeded these minimum percentages. Payments were made annually for the 2017 Senior Staff Bonus Plan. The target bonuses at 100% funding for each named executive officer under the 2017 Senior Staff Bonus Plan were: Mr. Knitowski: $186,000; Mr. Dang: $100,000; and Mr. Kenyon: $125,000. The annual payments made under the 2017 Senior Staff Bonus Plan to each named executive officer are reflected above under “Executive Compensation in Relation to Phunware, Inc. — Summary Compensation Table.”

Employee Benefit and Stock Plans

2018 Equity Incentive Plan

Please see the “Proposal Three: The 2018 Equity Incentive Plan Proposal” for a description of the 2018 Equity Incentive Plan.

2018 Employee Stock Purchase Plan

Please see “Proposal Four: The 2018 ESPP Proposal” for a description of the 2018 Employee Stock Purchase Plan.

2009 Equity Incentive Plan

In February 2009, the Phunware board of directors adopted, and the Phunware stockholders approved, the 2009 Equity Incentive Plan (the “2009 Plan”). The 2009 Plan was most recently amended in December 2017. The 2009 Plan permits the grant of incentive stock options, within the meaning of Section 422 of the Code, to Phunware employees and any parent and subsidiary corporations’ employees, and for the grant of nonstatutory stock options, stock appreciation rights, restricted stock, and restricted stock units to Phunware employees, directors and consultants and Phunware’s parent and subsidiary corporations’ employees and consultants. In addition, the 2009 Plan permits the grant of EMI stock options, which are options granted under the 2009 Plan to an eligible employee which is a qualifying option as defined in paragraph 1(2) of Schedule 5 (“Schedule 5”), to the United Kingdom Income Tax (Earnings and Pensions) Act 2003 (“ITEPA 2003”). EMI stock options (“EMI Options”), may only be granted to Phunware employees and any parent and subsidiary corporations’ employees whose time the employee is required to spend on Phunware business or that of any subsidiary (including any time which the employee would have been so required to spend but for permitted absence (as such term is defined in the 2009 Plan)) is not less than twenty-five (25) hours per week, or, if less, 75% of this working time and who does not have a material interest (as such term is defined in the 2009 Plan) in Phunware or any subsidiary corporation.

Authorized Shares. The 2009 Plan will be terminated in connection with the Closing, and accordingly, no shares will be available for issuance under the 2009 Plan following the Closing. The 2009 Plan will continue to govern outstanding awards granted thereunder. As of March 31, 2018, options to purchase 4,509,158 shares of Phunware common stock remained outstanding under the 2009 Plan.

Plan Administration. Phunware’s board of directors or one or more committees appointed by the Phunware board of directors administers the 2009 Plan (the “administrator”). Subject to the provisions of the 2009 Plan, the administrator has the power to administer the 2009 Plan, including but not limited to, the power to interpret the terms of the 2009 Plan and awards granted under it, to prescribe, amend and rescind rules relating to the 2009 Plan, including creating sub-plans, and to determine the terms of the awards, including the exercise price, the number of shares of Phunware’s common stock subject to each such award, the exercisability of the awards, any conditions attaching to the shares under an award which makes the shares “restricted securities” or “restricted interest in securities” within the meaning of ITEPA 2003 (if applicable), and the form of consideration, if any, payable upon exercise. The administrator also has the authority to amend existing awards, including the power to extend the post-termination exercisability period of awards and to extend the maximum term of an option and to allow participants to defer the receipt of the payment of cash or the delivery of shares that otherwise would be due to such participant under an award. The administrator also has the authority to amend existing awards to reduce or increase their exercise prices, to allow participants the opportunity to transfer outstanding awards to a financial institution or other person or entity selected by the administrator and to institute an exchange program by which outstanding awards may be surrendered or cancelled in exchange for awards of the same type which may have a higher or lower exercise price or different terms, awards of a different type and/or cash and to make all other determinations the administrator deems necessary or advisable for administering the 2009 Plan.

Options (other than EMI Options). Stock options may be granted under the 2009 Plan. The exercise price of options granted under the 2009 Plan must at least be equal to the fair market value of Phunware’s common stock on the date of grant. The term of an option may not exceed ten years, except that with respect to incentive stock options, any participant who owns more than 10% of the voting power of all classes of Phunware’s outstanding stock, the term must not exceed five years and the exercise price must equal at least 110% of the fair market value on the grant date. The administrator will determine the methods of payment of the exercise price of an option, which may include cash, shares or other property acceptable to the administrator, as well as other types of consideration permitted by applicable law. After termination of an employee, director or consultant, he or she may exercise his or her option for the period of time as specified in the applicable option agreement. If termination is due to death or disability, the option generally will remain exercisable for at least 12 months. In all other cases, the option will generally remain exercisable for at least three months. However, in no event may an option be exercised later than the expiration of its term. Subject to the provisions of the 2009 Plan, the administrator determines the other terms of options.

EMI Options. EMI Options may be granted under the 2009 Plan. An option may only be an EMI Option if Phunware was a qualifying company, within the meaning of Schedule 5, on the date of grant and if the option is granted for commercial reasons in order to recruit or retain an eligible employee (as such term is defined in the 2009 Plan) and not as part of a scheme or arrangement for the main purpose (or one of the main purposes) of which is the avoidance of tax. In addition, certain limitations, as described in the 2009 Plan, with respect to the total value of shares that may be treated as EMI Options apply. If an option does not comply with the requirements of Schedule 5 and as a result, the option is not an EMI Option, or the extent the limits described in the 2009 Plan are not met, the option will be a nonstatutory stock option. Except as noted herein, the provisions applicable to nonstatutory stock options described above will also apply to EMI Options.

Stock Appreciation Rights. Stock appreciation rights may be granted under the 2009 Plan. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of Phunware common stock between the exercise date and the date of grant. Stock appreciation rights may not have a term exceeding ten years. After the termination of service of an employee, director or consultant, he or she may exercise his or her stock appreciation right for the period of time stated in his or her award agreement. However, in no event may a stock appreciation right be exercised later than the expiration of its term. Subject to the provisions of the 2009 Plan, the administrator determines the other terms of stock appreciation rights, including when such rights become exercisable and whether to pay any increased appreciation in cash or with shares of Phunware common stock, or a combination thereof, except that the per share exercise price for the shares of Phunware common stock to be issued pursuant to the exercise of a stock appreciation right will be no less than 100% of the fair market value per share on the date of grant.

Restricted Stock. Restricted stock may be granted under the 2009 Plan. Restricted stock awards are grants of shares of Phunware common stock that vest in accordance with terms and conditions established by the administrator. The administrator will determine the number of shares of restricted stock granted to any employee, director or consultant and, subject to the provisions of the 2009 Plan, will determine the terms and conditions of such awards. The administrator may impose whatever conditions for lapse of the restriction on the shares it determines to be appropriate (for example, the administrator may set restrictions based on the achievement of specific performance goals or continued service); provided, however, that the administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed. Recipients of restricted stock awards generally will have voting and dividend rights with respect to such shares upon grant without regard to the restriction, unless the administrator provides otherwise. Shares of restricted stock as to which the restrictions have not lapsed are subject to Phunware’s right of repurchase or forfeiture.

Restricted Stock Units. Restricted stock units may be granted under the 2009 Plan. Restricted stock units are bookkeeping entries representing an amount equal to the fair market value of one share Phunware’s common stock. Subject to the provisions of the 2009, the administrator will determine the terms and conditions of restricted stock units, including the vesting criteria (which may include accomplishing specified performance criteria or continued service) and the form and timing of payment. Notwithstanding the foregoing, the administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout.

Non-Transferability of Awards. Unless the administrator provides otherwise (excluding EMI Options), the 2009 Plan generally does not allow for the transfer of awards and only the recipient of an award may exercise an award during his or her lifetime. An EMI Option is personal to the participant and may not be transferred and only the recipient of an EMI Option may exercise such award during his or her lifetime.

Certain Adjustments. In the event of certain changes in Phunware’s capitalization, to prevent diminution or enlargement of the benefits or potential benefits available under the 2009 Plan, the administrator will adjust the number and class of shares that may be delivered under the 2009 Plan and/or the number, class and price of shares covered by each outstanding award.

Dissolution or Liquidation. In the event of Phunware’s proposed liquidation or dissolution, the administrator will notify participants as soon as practicable prior to the date of such proposed action and, to the extent not exercised, all awards will terminate immediately prior to the consummation of such proposed transaction.

Merger or Change in Control. The 2009 Plan provides that in the event of a merger or change in control, as defined under the 2009 Plan, each outstanding award will be treated as the administrator determines If a successor corporation or its parent or subsidiary does not assume or substitute an equivalent award for any outstanding award, then such award will fully vest, all restrictions on the shares subject to such award will lapse, all performance goals or other vesting criteria applicable to the shares subject to such award will be deemed achieved at 100% of target levels and all of the shares subject to such award will become fully exercisable, if applicable, for a specified period prior to the transaction. The award will then terminate upon the expiration of the specified period of time. If an option or stock appreciation right becomes fully vested and exercisable in connection with a change in control due to the successor corporation’s refusal to assume the award, the administrator will notify the applicable participant in writing or electronically that the award will be exercisable for a period of time determined by the administrator, and the option or stock appreciation right will terminate upon the expiration of such period.

Amendment; Termination. The Phunware board of directors has the authority to amend, alter, suspend or terminate the 2009 Plan, provided such action will not impair the existing rights of any participant, unless mutually agreed to in writing between the participant and the administrator. As noted above, upon the Closing, the 2009 Plan will be terminated and no further awards will be granted thereunder. All outstanding awards will continue to be governed by their existing terms.

Executive Incentive Compensation Plan

The Phunware board of directors intends to adopt an Executive Incentive Compensation Plan (the “Incentive Compensation Plan”). The Incentive Compensation Plan allows a committee appointed by the board of directors to provide cash incentive awards to employees selected by the committee, including the named executive officers, based upon performance goals established by the committee.

Under the Incentive Compensation Plan, the committee determines the performance goals applicable to any award, which goals may include, without limitation, the attainment of research and development milestones, sales bookings, business divestitures and acquisitions, cash flow, cash position, earnings (which may include any calculation of earnings, including but not limited to earnings before interest and taxes, earnings before taxes, earnings before interest, taxes, depreciation and amortization and net earnings), earnings per share, net income, net profit, net sales, operating cash flow, operating expenses, operating income, operating margin, overhead or other expense reduction, product defect measures, product release timelines, productivity, profit, return on assets, return on capital, return on equity, return on investment, return on sales, revenue, revenue growth, sales results, sales growth, stock price, time to market, total stockholder return, working capital and individual objectives such as peer reviews or other subjective or objective criteria. The performance goals may differ from participant to participant and from award to award.

The Successor’s compensation committee is expected to administer the Incentive Compensation Plan. The administrator of the Incentive Compensation Plan may, in its sole discretion and at any time, increase, reduce or eliminate a participant’s actual award, and/or increase, reduce or eliminate the amount allocated to the bonus pool for a particular performance period. The actual award may be below, at or above a participant’s target award, in the discretion of the administrator. The administrator may determine the amount of any reduction on the basis of such factors as it deems relevant, and it is not required to establish any allocation or weighting with respect to the factors it considers.

Actual awards are paid in cash only after they are earned, which usually requires continued employment through the last day of the performance period. Payment of awards occurs as soon as practicable after the performance period during which the award is earned, but no later than the dates set forth in the Incentive Compensation Plan.

The board of directors has the authority to amend or terminate the Incentive Compensation Plan, provided such action does not impair the existing rights of any participant with respect to any earned awards.

LIMITATION ON LIABILITY AND INDEMNIFICATION MATTERS IN RELATION TO PHUNWARE, INC.

As permitted under Delaware law, our amended and restated certificate of incorporation and amended and restated bylaws provide that we will indemnify our directors and officers and may indemnify our employees and other agents, to the fullest extent permitted by Delaware law. Delaware law prohibits our amended and restated certificate of incorporation from limiting the liability of our directors for any of the following:

●	any breach of a director’s duty of loyalty to us or to our stockholders;

●	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

●	unlawful payment of dividends or unlawful stock repurchases or redemptions; and

●	any transaction from which a director derived an improper personal benefit.

If Delaware law is amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law, as so amended. Our amended and restated certificate of incorporation will not eliminate a director’s duty of care and, in appropriate circumstances, equitable remedies, such as injunctive or other forms of non-monetary relief, remain available under Delaware law. This provision also will not affect a director’s responsibilities under any other laws, such as the federal securities laws or other state or federal laws. Under our amended and restated bylaws, we will also be empowered to purchase insurance on behalf of any person whom we are required or permitted to indemnify.

In addition to the indemnification required in our amended and restated certificate of incorporation and amended and restated bylaws, we have entered into an indemnification agreement with each member of our board of directors. These agreements provide for the indemnification of our directors, officers and some employees for certain expenses and liabilities incurred in connection with any action, suit, proceeding or alternative dispute resolution mechanism, or hearing, inquiry or investigation that may lead to the foregoing, to which they are a party, or are threatened to be made a party, by reason of the fact that they are or were a director, officer, employee, agent or fiduciary of our company, or any of our subsidiaries, by reason of any action or inaction by them while serving as a director, officer, employee, agent or fiduciary, or by reason of the fact that they were serving at our request as a director, officer, employee, agent or fiduciary of another entity. In the case of an action or proceeding by or in the right of our company or any of our subsidiaries, no indemnification will be provided for any claim where a court determines that the indemnified party is prohibited from receiving indemnification. We believe that these charter and bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. Moreover, a stockholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. There is no pending litigation or proceeding naming any of our directors or officers as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

DIRECTOR COMPENSATION OF PHUNWARE, INC. DIRECTORS

Fiscal 2017 Director Compensation Table

The following table presents for each of our directors serving during fiscal 2017, other than those who are Named Executive Officers, information regarding their compensation paid to them for their services as directors for the year ended December 31, 2017. Other than as set forth in the table, we did not pay any compensation, make any equity awards or non-equity awards to or pay any other compensation to any of our non-employee directors in 2017.

Name	Fees Earned or Paid in Cash ($)	Stock Option Awards ($)(1)	Total ($)
Winston Damarillo	—	—	—
Chase Fraser	—	—	—
John Kahan(2)	16,846	31,095	47,941
Eric Manlunas	—	—	—
Kevin Landis(3)	—	—	—
Sundhiraj Sharma(3)	—	—	—

(1)	This column reflects the aggregate grant date fair value of stock options granted during 2017 computed in accordance with the provisions of Accounting Standards Codification (ASC) 718, Compensation—Stock Compensation. The assumptions that we used to calculate these amounts are discussed in the notes to Phunware’s audited consolidated financial statements for the year ended December 31, 2017. These amounts do not reflect the actual economic value that will be realized by the director upon the vesting of the stock options, the exercise of the stock options, or the sale of the common stock underlying such stock options.
(2)	As of December 31, 2017, Mr. Kahan held options to purchase a total of 175,000 shares of Phunware common stock. The option is subject to an early exercise provision and is immediately exercisable. Shares subject to the option vest in 48 equal monthly installments beginning on June 1, 2017, subject to continued service to us.
(3)	Messrs. Landis and Sharma resigned from our board of directors on February 26, 2018 on February 7, 2018, respectively.

Cash Compensation

In 2017, Mr. Kahan received a fee of $16,846 in cash for serving on our board of directors. We also reimbursed our directors for reasonable travel expenses associated with attending meetings of our board and meetings of committees of our board.

We expect the Successor will adopt an outside director compensation policy in connection with the consummation of the business combination.

BENEFICIAL OWNERSHIP OF SECURITIES OF PHUNWARE

The following table sets forth information regarding the beneficial ownership of Phunware as of June 30, 2018 (pre-Business Combination) and, immediately following consummation of the Business Combination, ownership of shares of Successor’s common stock, by:

●	each person known by Phunware to be the beneficial owner of more than 5% of Phunware Shares on June 30, 2018 (pre-Business Combination) or of shares of the Successor’s common stock after the Closing;

●	each of Phunware’s named executive officers and directors;

●	all current executive officer and directors of Phunware as a group;

●	each person who will become an executive officer or director of the Successor upon consummation of the Business Combination; and

●	all executive officers and directors of the Successor as a group after consummation of the Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

Applicable pre-business combination percentage ownership is based on 56,486,320 shares of Phunware’s common stock outstanding on an as converted basis as of September 30, 2018. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of such person, all shares of Phunware common stock subject to outstanding options held by the person that are currently exercisable or exercisable within 60 days of September 30, 2018 and warrants exercisable held by the person that are currently exercisable or exercisable within 60 days of September 30, 2018. However, we did not deem such shares of our common stock outstanding for the purpose of computing the percentage ownership of any other person.

The beneficial ownership of shares of the Successor’s common stock immediately following consummation of the Business Combination is based on 33,286,858 shares to be outstanding and has been determined on the assumption that (i) no additional Stellar shareholders have exercised redemption rights to receive cash from the Trust Account in exchange for their Stellar Shares (ii) 29,325,571 shares of the Successor’s common stock are issued to holders of Phunware capital stock and options to purchase Phunware common stock as part of their merger consideration. Applicable ownership percentage is based on an estimated 29,718,851 shares outstanding immediately following the business combination.

Unless otherwise indicated, Phunware believes that all persons named in the table have sole voting and investment power with respect to all Phunware Shares beneficially owned by them.

	Phunware Shares		Successor Post-Business Combination
Name Beneficial Owner(1)	Number of Shares Beneficially Owned	Approximate Percentage of Voting Control	Number of Shares Beneficially Owned	Approximate Percentage of Voting Control
5% Holders:
Mount Raya Investments Limited(2)	4,805,852	8.5
Max Fang(3)	4,720,319	8.4
Giancarlo Maniaci	3,444,711	6.1
Fraser McCombs Ventures LP(4)	3,401,941	6.0
Firsthand Ventures Investors(5)	3,257,328	5.8

Named Executive Officers and Directors:
Alan S. Knitowski(6)	1,720,752	3.0
Luan Dang(7)	1,875,000	3.3
Scott Kenyon(8)	359,642	*
Winston Damarillo(9)	1,918,714	3.4
Chase Fraser(10)	3,401,941	6.0
John Kahan(11)	—	*
Eric Manlunas(12)	1,887,736	3.3
Randall Crowder(13)	1,786,684	3.2
Current executive officers and directors as a group (8 persons)(14)	12,834,790	22.4

Executive Officers and Directors of Phunware Following the Business Combination
Alan S. Knitowski			784,660	2.6%
Luan Dang			855,000	2.9%
Matt Aune			178,669	*
Randall Crowder			814,727	2.7%
Barbary Brunner			136,800	*
Prokopios (Akis) Tsirigakis			923,325	3.4%
George Syllantavos			903,319	3.1%
Lori Tauber Marcus			—	*
Kathy Tan Mayor			—	*
Keith Cowan			—	*
All executive officers and directors as a group (10 persons)			4,596,500	15.5%

*	Less than one percent.
(1)	Unless otherwise indicated, the business address of each of the stockholders is 7800 Shoal Creek Blvd, Suite 230-S, Austin, Texas 78757.
(2)	All of the shares are held of record by Mount Raya Investments Limited, an entity wholly controlled by Khazanah Nasional Berhad, a strategic investment fund of the Government of Malaysia. The address for this entity is c/o Khazanah Americas Incorporated, 101 California Street, Suite 4550, San Francisco, California 94111.
(3)	Includes (i) 1,868,210 shares held of record by Maxima Ventures II, Inc. for which Mr. Fang serves as General Manager; (ii) 1,305,937 shares held of record by Maxima Ventures Services II, Inc. for which Mr. Fang serves as a director; (iii) 870,625 shares held of record by TC-1 Culture Fund for which Mr. Fang serves as General Manager; (iv) 345,174 Eagle China Holdings Limited; and (v) 330,373 shares held of record by Maxima Ventures Services IV, Inc. for which Mr. Fang serves as a director. The address for these entities is No. 16, Lane 66, Sec. 4, Heping East Road, Wenshan Dist., Taipei City 116, Taipei City, Taiwan.
(4)	All of the shares are held of record by Fraser McCombs Ventures LP (FMV LP). Chase Frazier, a director of Phunware, serves as the Managing Member of Frazier McCombs Capital Management LLC, the general partner of FMV LP. The address for these entities is 1035 Pearl Street, Suite 401, Boulder, Colorado 80302.
(5)	All of the shares are held of record by Firsthand Ventures Investors, a fully owned and controlled subsidiary of Firsthand Technology Value Fund, Inc. The address for these entities is 150 Almaden Boulevard, Suite 1250, San Jose, California 95113.

(6)	Includes (i) 750,000 shares held of record by Cane Capital, LLC for which Mr. Knitowski serves as president; (ii) 9,832 shares and 5,910 warrants exercisable with 60 days held of record by Cane Capital, LLC for which Mr. Knitowski serves as president; (iii) 5,910 shares held of record by Curo Capital Appreciation Fund I, LLC (#1) for which Mr. Knitowski serves as president; (iv) 5,910 shares and 5,910 warrants exercisable within 60 days held of record by Curo Capital Appreciation Fund I, LLC (Fund 1) for which Mr. Knitowski services as president; (v) 23,640 shares and 23,640 warrants exercisable within 60 days held of record by Curo Capital Appreciation Fund I, LLC (Fund 2) for which Mr. Knitowski serves as president; and (vi) 890,000 shares subject to options exercisable within 60 days of which 490,000 have vested as of such date.
(7)	Includes (i) 1,500,000 shares held of record by Mr. Dang and (ii) 375,000 shares subject to options exercisable within 60 days of which 117,187 have vested as of such date.
(8)	Includes (i) 114,671 shares held of record by Mr. Kenyon; (ii) 239,061 shares subject to options exercisable within 60 days all of which have vested as of such date; and (iii) 5,910 warrants exercisable within 60 days held of record by Mr. Kenyon.
(9)	Consists of 1,918,714 shares held of record by PLDT, Inc., for which Mr. Damarillo serves as Chief Strategy Officer.
(10)	Consists of the shares listed in footnote (4) above.
(11)	Consists of 175,000 shares subject to options exercisable within 60 days of which 47,395 have vested as of such date.
(12)	Includes (i) 797,522 shares held of record by Wavemaker Partners II LP (f/k/a Siemer Ventures II LP) for which Mr. Manlunas serves as Managing Partner; (ii) 472,813 shares held of record by Kmeleon International Limited for which Mr. Manlunas serves as Managing Partner; (iii) 354,610 shares held of record by Wavemaker Phunware Partners LP for which Mr. Manlunas serves as Managing Partner; and (iv) 191,870 shares and 70,921 warrants exercisable within 60 days held of record by Wavemaker Partners III LP for which Mr. Manlunas serves as Managing Partner. The address for these entities is 1333 Second Street, Suite 600, Santa Monica, California 90401.
(13)	Includes (i) 643,342 shares and 643,342 warrants exercisable within 60 days held of record by Nove PW I LP for which Mr. Crowder is founder and managing partner; and (ii) 500,000 shares subject to option exercisable within 60 days of which none have vested as of such date.
(14)	Consists of (i) 10,526,666 shares held of record by our current executive officers and directors; (ii) 2,600,000 shares subject to options exercisable within 60 days of which 866,145 have vested as of such date; and (iii) 690,623 warrants exercisable within 60 days.

DESCRIPTION OF PHUNWARE, INC. SECURITIES

The following description of the Phunware capital stock (common and preferred) reflects Phunware’s capital stock as it existed prior to f the effective time of the Business Combination. The Phunware capital stock is governed by Phunware’s existing certificate of incorporation and bylaws and the DGCL. This description is a summary and is not complete. The following summary should be read in conjunction with the section entitled “Comparison of Corporate Governance and Stockholder Rights.”

General

Phunware is a company that was incorporated as a Delaware corporation in 2009. In connection with the Business Combination, Phunware will continue to exist as a Delaware corporation and a wholly-owned subsidiary of the Successor, and will change its name, in connection with the effectiveness of the Business Combination, to “Phunware OpCo, Inc.”

Common Stock

Number of Authorized and Outstanding Shares

Phunware’s authorized capital stock consists of 126,390,891 shares, $0.001, par value, of which:

●	75,000,000 shares are designated Common Stock;

●	3,400,000 shares are designated Series Alpha Preferred Stock;

●	2,402,402 shares are designated Series Beta Preferred Stock;

●	2,176,616 shares are designated Series Gamma Prime Preferred Stock;

●	3,169,089 shares are designated Series A Preferred Stock;

●	2,011,990 shares are designated Series B Preferred Stock;

●	5,223,742 shares are designated Series C Preferred Stock;

●	3,709,078 shares are designated Series D Preferred Stock;

●	4,757,261 shares are designated Series D-1 Preferred Stock;

●	10,097,720 shares are designated Series E Preferred Stock; and

●	14,442,993 shares are designated Series F Preferred Stock.

As of the close of business on the Record Date, there were 7,793,462 shares of Phunware common stock, 3,169,089 shares of Phunware Series A Preferred Stock, 2,011,990 shares of Phunware Series B Preferred Stock, 5,223,752 shares of Phunware Series C Preferred Stock, 3,709,078 shares of Phunware Series D Preferred Stock, 4,724,873 shares of Phunware Series D-1 Preferred Stock, 10,097,720 shares of Phunware Series E Preferred Stock, 12,078,948 shares of Phunware Series F Preferred Stock, 3,277,159 shares of Phunware Series Alpha Preferred Stock, 2,402,402 shares of Phunware Series Beta Preferred Stock and 1,977,857 shares of Phunware Series Gamma Prime Preferred Stock outstanding and entitled to vote.

Dividend Rights

In any calendar year, the holders of Phunware capital stock are entitled to receive dividends out of any assets of the company at the time legally available, when and as declared by the Phunware Board of Directors, at the respective dividend rate for such series or class of capital stock, as follows:

●	first, to the holders of outstanding shares of Series F Preferred Stock, on a pro rata, pari passu basis;

●	second, to the holders of outstanding shares of Series F Preferred Stock, on a pro rata, pari passu basis;

●	third, to the holders of outstanding shares of Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock and the Series D-1 Preferred Stock, on a pro rata, pari passu basis;

●	fourth, to the holders of outstanding shares of Series Alpha Preferred Stock, the Series Beta Preferred Stock, and the Series Gamma Prime Preferred Stock, on a pro rata, pari passu basis; and

●	fifth, to the holders of the outstanding shares of Common Stock and Preferred Stock in proportion to the number of shares of Common Stock that would be held by each such holder if all shares of Preferred Stock were converted to Common Stock at the then effective applicable conversion rate.

The right to receive dividends on shares of Phunware capital stock shall not be cumulative, and no right to such dividends shall accrue to holders of Phunware capital stock by reason of the fact that dividends on said shares are not declared or paid in any calendar year.

Voting Rights

The holders of Preferred Stock (and each series thereof) and the holders of Common Stock shall vote together and not as separate classes, except as required by law or pursuant to Phunware’s Amended and Restated Certificate of Incorporation. Each holder of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which the shares of Preferred Stock held by such holder could be converted immediately after the close of business on the record date fixed for a stockholders meeting or the effective date of a written consent. The holders of shares of Preferred Stock shall be entitled to vote on all matters on which the Common Stock shall be entitled to vote and may act by written consent in the same manner as the Common Stock. Holders of Preferred Stock shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of Phunware.

Phunware’s Amended and Restated Certificate of Incorporation provides that as long as at least 1,500,000 shares of Preferred Stock are issued and outstanding, Phunware shall not, without first obtaining the approval (by vote or written consent as provided by law) of the holders of at least a majority of the outstanding shares of Preferred Stock (voting as a single class and on an as-converted basis) authorize, approve or effect any of the following:

●	increase or decrease (other than for decreases resulting from conversion of the Preferred Stock) the authorized number of shares of Preferred Stock or Common Stock;

●	amend, alter, waive or repeal any provision of the Amended and Restated Certificate of Incorporation of Phunware, or its bylaws, whether by merger, consolidation or otherwise;

●	authorize or create (by reclassification, merger or otherwise) any new class or series of shares having rights, preferences or privileges with respect to dividends, or payments upon liquidation senior to the Preferred Stock;

●	close any merger, reorganization or sale of Phunware; or

●	enter into any transaction or series of related transactions resulting in any liquidation, dissolution or winding up of Phunware.

Phunware’s Amended and Restated Certificate of Incorporation provides that as long as any shares of Series F Preferred Stock are issued and outstanding, Phunware shall not, without first obtaining the approval (by vote or written consent as provided by law) of the holders of at least a majority of the outstanding shares of Series F Preferred Stock (voting as a single class and on an as-converted basis) authorize, approve or effect any of the following:

●	the redemption, repurchase or other acquisition, or payment of dividends or other distributions, by Phunware with respect to any securities of Phunware, other than repurchases of shares of Common Stock issued to or held by employees, consultants, officers and directors of Phunware at a price not greater than the amount paid by such persons for such shares upon the termination of their employment or services pursuant to agreements approved by the Phunware Board of Directors;

●	any voluntary dissolution, liquidation or winding up of Phunware;

●	any authorization, designation, recapitalization, whether by reclassification, by merger or otherwise, or issuance of any new class or series of stock or any other securities convertible into equity securities of Phunware;

●	any consolidation or merger of Phunware with or into any other corporation or other entity or person, or any other corporate reorganization, in which the stockholders of Phunware immediately prior to such consolidation, merger or reorganization, own less than 50% of Phunware’s voting power immediately after such consolidation, merger or reorganization, or any other transaction or series of transactions that would constitute a liquidation, dissolution or winding up of Phunware pursuant to its Amended and Restated Certificate of Incorporation;

●	any sale, transfer or other disposition of or granting a lien on all or substantially all or any material portion of the assets, technology, intellectual property or business of Phunware;

●	any change in the principal line of business of Phunware;

●	any increase in the authorized number of shares of Preferred Stock or Common Stock;

●	any increase or decrease in the size of the Phunware Board of Directors;

●	any creation or holding of capital stock or ownership interests in any subsidiary that is not a wholly-owned subsidiary of Phunware or any disposal of any capital stock, ownership interests or all or substantially all of the assets of any subsidiary of Phunware;

●	any amendment, alteration or repeal of any provision of Phunware’s Certificate of Incorporation or its bylaws in a manner adverse to the Series F Preferred Stock;

●	any amendment, alteration or repeal of any provision of Phunware’s Certificate of Incorporation or its bylaws altering the requirement that it maintain the Audit, Nominating and Compensation Committees of the Phunware Board of Directors, or altering the notice requirements for meetings of the Board of Directors or any Committee, or provisions for appointing the chairs of such committees;

●	the creation or authorization of any debt security or other form of indebtedness, except for trade accounts of Phunware or any subsidiary arising in the ordinary course of business and consistent with past practice;

●	any guarantee of any indebtedness except for trade accounts of Phunware or any subsidiary arising in the ordinary course of business and consistent with past practice;

●	any increase in the number of shares reserved for issuance under any existing Phunware equity incentive plan or the adoption of any new equity incentive plan;

●	enter into any transaction (including compensation to employee stockholders) providing for terms more favorable than arms-length terms between Phunware, on the one hand, and its officers, directors, stockholders, employees or any of their respective affiliates or representatives, on the other hand, unless such transaction is approved by a majority of the disinterested members of the Phunware Board of Directors;

●	any material change in the nature of the business conducted by Phunware from the business conducted by Phunware at the time of the filing of its Amended and Restated Certificate of Incorporation;

●	any making of any binding agreement, arrangement or understanding with any other party regarding any of the foregoing actions, enter into any transaction or series of related transactions resulting in any liquidation, dissolution or winding up of Phunware.

In addition, Phunware and certain holders of its capital stock have entered into an Amended and Restated Voting Agreement dated October 25, 2016, pursuant to which, among other matters, the parties thereto have agreed to vote their shares (i) to maintain the size of the Phunware Board of Directors, (ii) designate and elect certain individuals to the Phunware Board of Directors, and (iii) to approve certain “Change of Control Transactions” (as defined therein), subject to certain restrictions.

Separately, in connection with entry into the Merger Agreement, certain of the Phunware stockholders affiliated with Phunware directors have entered into Voting Agreements pursuant to which they have agreed to support and vote all of their shares in favor of the foregoing Phunware Proposals.

Preemptive and Similar Rights

Pursuant to the Amended and Restated Investors’ Rights Agreement, dated as of October 25, 2016, the holders of Preferred Stock are entitled to certain preemptive rights over future offerings of Phunware’s securities as set forth therein.

Right to Receive Liquidation Distributions

In the event of any liquidation, dissolution or winding up of Phunware, either voluntary or involuntary, the holders of Phunware capital stock are entitled to receive, as a distribution from the assets or surplus funds of Phunware, an amount per share of capital stock as follows:

●	first, the holders of Series F Preferred Stock shall be entitled to receive, on a pari passu basis, an amount per share for each share of Series F Preferred Stock held by them equal to the sum of (i) the respective Liquidation Preference (as defined in the Amended and Restated Certificate of Incorporation) for such share of Series F Preferred Stock and (ii) all declared and unpaid dividends on such share of Series F Preferred Stock, if any, to be distributed with equal priority and pro rata among the holders of the Series F Preferred Stock in proportion to the full amounts they would otherwise be entitled to receive.

●	second, the holders of Series E Preferred Stock shall be entitled to receive, on a pari passu basis, an amount per share for each share of Series E Preferred Stock held by them equal to the sum of (i) the respective Liquidation Preference (as defined in the Amended and Restated Certificate of Incorporation) for such share of Series E Preferred Stock and (ii) all declared and unpaid dividends on such share of Series E Preferred Stock, if any, to be distributed with equal priority and pro rata among the holders of the Series E Preferred Stock in proportion to the full amounts they would otherwise be entitled to receive.

●	third, the holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series D-1 Preferred Stock shall be entitled to receive, on a pari passu basis, an amount per share for each share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series D-1 Preferred Stock held by them equal to the sum of (i) the respective Liquidation Preference (as defined in the Amended and Restated Certificate of Incorporation) for such share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series D-1 Preferred Stock and (ii) all declared and unpaid dividends on such share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series D-1 Preferred Stock, if any, to be distributed with equal priority and pro rata among the holders of such shares of Preferred Stock in proportion to the full amounts they would otherwise be entitled to receive.

●	fourth, the holders of Series Alpha Preferred Stock, Series Beta Preferred Stock, and Series Gamma Prime Preferred Stock shall be entitled to receive, on a pari passu basis, an amount per share for each share of Series Alpha Preferred Stock, Series Beta Preferred Stock, and Series Gamma Prime Preferred Stock held by them equal to the sum of (i) the respective Liquidation Preference (as defined in the Amended and Restated Certificate of Incorporation) for such share of Series Alpha Preferred Stock, Series Beta Preferred Stock, and Series Gamma Prime Preferred Stock and (ii) all declared and unpaid dividends on such share of Series Alpha Preferred Stock, Series Beta Preferred Stock, and Series Gamma Prime Preferred Stock, if any, to be distributed with equal priority and pro rata among the holders of such shares of Preferred Stock in proportion to the full amounts they would otherwise be entitled to receive.

Thereafter, the entire remaining assets of Phunware legally available for distribution shall be distributed pro rata to the holders of Common Stock, Series F Preferred Stock and Series E Preferred Stock in proportion to the number of shares of Common Stock held by them, with the shares of Series F Preferred Stock and Series E Preferred Stock being treated for this purpose as if they had been converted to shares of Common Stock at the then applicable Conversion Rate (as defined in the Amended and Restated Certificate of Incorporation) for such series of Preferred Stock. Notwithstanding the foregoing, the aggregate distributions made pursuant to the foregoing provisions with respect to any share of Series F Preferred Stock or Series E Preferred Stock shall not exceed an amount equal to two times (2x) the applicable Liquidation Preference (as defined in the Amended and Restated Certificate of Incorporation) for that share of Preferred Stock, plus any declared but unpaid dividends.

Outstanding Warrants

As at the date of this joint proxy statement/prospectus, there are outstanding warrants to acquire 32,388 shares of Series D-1 Preferred Stock of Phunware and 2,364,045 shares of Series F Preferred Stock.

The warrants to acquire Series D-1 Preferred Stock are each exercisable for one share of common stock at $2.54 per share. The warrants to acquire Series F Preferred Stock are each exercisable for one share of common stock at $4.23 per share.

Registration Rights

Certain Phunware equityholders are entitled to rights with respect to the registration of their shares under the Securities Act. These registration rights are contained in Phunware’s amended and restated investors’ rights agreement, or the IRA, dated as of October 25, 2016. The registration rights set forth in the IRA will expire the earlier of (i) such date, on or after the closing of the Phunware’s first registered public offering of its common stock, on which all shares of entitled to registration rights may immediately be sold continuously during a 90 day period without restriction under Rule 144, and (ii) five years after the closing of Phunware’s initial public offering; provided, however, that such five year period shall be extended under certain circumstances.

SECURITIES ACT RESTRICTIONS ON RESALE OF THE SUCCESSOR’S SECURITIES

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted Successor common stock or Successor warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of the Successor at the time of, or at any time during the three months preceding, a sale and (ii) the Successor is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the twelve months (or such shorter period as the Successor was required to file reports) preceding the sale.

Persons who have beneficially owned restricted Successor common stock shares or Successor warrants for at least six months but who are affiliates of the Successor at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

●	1% of the total number of Successor common stock then outstanding (as of the date of this joint proxy statement/prospectus, Stellar has 3,961,287 shares of common stock outstanding); or

●	the average weekly reported trading volume of the Successor common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale

Sales by affiliates of the Successor under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about the Successor.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

●	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

●	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

●	the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding twelve months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

●	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, our Initial Shareholders will be able to sell their Founder Shares and Private Placement Warrants, as applicable, pursuant to Rule 144 without registration one year after we have completed our initial business combination.

We anticipate that following the consummation of the Merger, the Successor will no longer be a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

Registration Rights

See “Description of Stellar and the Successor Securities — Registration Rights” above.

APPRAISAL RIGHTS

Stellar

Under the BCA shareholders of Stellar have a right to dissent from any plan of merger, consolidation or sale of all or substantially all assets not made in the usual course of business and receive payment of the fair value of their shares, subject to certain exceptions set forth thereunder, including but not limited to securities listed on an exchange or admitted for trading on an interdealer quotation syster or securities held by more than 2,000 holders of record. See “Stellar Proposal 1: The Redomestication Proposal – Comparison of Shareholder Rights Before and After the Redomestication — Dissenters’ Rights of Appraisal.”

Phunware

If the Business Combination is consummated, Phunware stockholders who have complied with the applicable requirements and procedures of Section 262 of the DGCL will be entitled to demand appraisal of their Phunware shares and receive in lieu of the Business Combination merger consideration a cash payment equal to the “fair value” of their Phunware shares, as determined by the Delaware Court of Chancery, in accordance with Section 262 of the DGCL, plus interest, if any, on the amount determined to be the fair value, subject to the provisions of Section 262 of the DGCL, as further described herein. Such appraised value may be greater than, the same as or less than the Business Combination merger consideration. Any Phunware stockholder contemplating the exercise of such appraisal rights should review carefully the provisions of Section 262 of the DGCL, particularly the procedural steps required to properly demand and perfect such rights and is encouraged to consult personal legal counsel.

THE FOLLOWING SUMMARY IS NOT A COMPLETE STATEMENT OF THE LAW PERTAINING TO APPRAISAL RIGHTS UNDER SECTION 262 OF THE DGCL AND IS QUALIFIED IN ITS ENTIRETY BY THE FULL TEXT OF SECTION 262 OF THE DGCL, WHICH IS ATTACHED TO THIS JOINT PROXY STATEMENT/PROSPECTUS AS ANNEX F AND IS INCORPORATED BY REFERENCE HEREIN. THE FOLLOWING SUMMARY DOES NOT CONSTITUTE ANY LEGAL OR OTHER ADVICE NOR DOES IT CONSTITUTE A RECOMMENDATION THAT PHUNWARE STOCKHOLDERS EXERCISE APPRAISAL RIGHTS UNDER SECTION 262 OF THE DGCL. ALL REFERENCES IN SECTION 262 OF THE DGCL AND IN THIS SUMMARY TO A “STOCKHOLDER” ARE TO THE RECORD HOLDER OF PHUNWARE SHARES UNLESS OTHERWISE NOTED HEREIN.

Under Section 262 of the DGCL, if the Business Combination is consummated, holders of record of Phunware shares immediately prior to the effective time who (i) do not cast their vote in favor of the Phunware Business Combination Proposal, (ii) continuously hold their Phunware shares through the effective time and (iii) comply with all of the procedures set forth in Section 262 of the DGCL will be entitled to have their Phunware shares appraised by the Court of Chancery and to receive in lieu of the Business Combination merger consideration, a cash payment equal to the “fair value” of such shares, exclusive of any element of value arising from the accomplishment or expectation of the Business Combination, together with interest, if any, on the amount determined to be the fair value, as determined by such court and subject to Section 262 of the DGCL, as further described herein. Pursuant to the Preferred Stock Conversion Proposal discussed elsewhere in this joint proxy statement/prospectus, all shares of Phunware Preferred Stock will be converted into fully-paid, non-assessable shares of Phunware common stock on a one-for-one basis, effective prior to the effective time of the Merger. Accordingly, stockholders seeing appraisal or dissenters’ rights will be seeking appraisal of shares of Phunware common stock.

Under Section 262 of the DGCL, Phunware is required not less than 20 days before the Phunware Special Meeting to notify each of the holders of Phunware shares who is entitled to exercise appraisal rights that appraisal rights are available for any or all of such Phunware shares, and is required to include in such notice a copy of Section 262 of the DGCL. This proxy statement/prospectus constitutes a formal notice of appraisal rights under Section 262 of the DGCL, and the full text of Section 262 of the DGCL is attached to this proxy statement/prospectus as Annex F. Any holder of Phunware shares who wishes to exercise such appraisal rights, or who wishes to preserve such holder’s right to do so, should review the following discussion and Annex F carefully because failure to comply exactly with all of the procedures specified may result in a termination or loss of appraisal rights under Section 262 of the DGCL.

Under Delaware law, the procedures to properly demand and perfect appraisal rights must be carried out by and in the name of those registered as the holders of record of Phunware shares with certain limited exceptions. Stockholders who are the beneficial owners but not the holders of record of Phunware shares (such as Phunware shares held in the name of a bank, broker or other nominee) and who wish to demand appraisal of their Phunware shares held beneficially but not of record, are advised to consult promptly with the holders of record as to the timely exercise of such rights and to cause such holders of record to make the appropriate demand and to otherwise comply with the requirements of Section 262 of the DGCL.

FAILURE TO COMPLY EXACTLY WITH ALL OF THE PROCEDURES SET FORTH IN SECTION 262 OF THE DGCL MAY RESULT IN A TERMINATION OR LOSS OF APPRAISAL RIGHTS UNDER SECTION 262 OF THE DGCL.

Any stockholder wishing to exercise appraisal rights is urged to consult legal counsel before attempting to exercise such rights.

If a stockholder elects to exercise appraisal rights under Section 262 of the DGCL, the record stockholder must do ALL of the following:

●	NOT vote such Phunware shares “FOR” the Phunware Business Combination Proposal;

●	deliver a written demand for appraisal of such Phunware shares that complies with Section 262 of the DGCL before the vote is taken on the Phunware Business Combination proposal at the Phunware Special Meeting, to Phunware at 7800 Shoal Creek Blvd, Suite 230-S, Austin, TX 78757, Attention: Investor Relations, which demand must reasonably inform Phunware of the identity of the stockholder and that the stockholder is demanding appraisal; and

●	continuously hold of record such Phunware shares through the effective time.

Any stockholder who votes “FOR” the Phunware Business Combination Proposal will not be entitled to exercise appraisal rights with respect thereto but rather, will receive the Business Combination merger consideration in respect of its Phunware shares, subject to the terms and conditions of the Merger Agreement.

The right to appraisal will be terminated or lost unless it is perfected by complying with all of the procedures set forth in Section 262 of the DGCL, the text of which is set forth in full in Annex F hereto. A separate written demand for appraisal must be properly executed by the record stockholder and delivered to Phunware as described herein.

Written Demand by the Record Holder

As provided under Section 262 of the DGCL, failure of a stockholder to make a written demand for appraisal (or failure of a beneficial owner of Phunware shares to cause the record holder of such Phunware shares to demand an appraisal of such Phunware shares) within the time limits provided in Section 262 of the DGCL will result in the loss of such stockholder’s appraisal rights. The written demand for appraisal must be executed by or for the stockholder of record. The demand should reasonably inform Phunware of the identity of the stockholder and that the stockholder is demanding appraisal. If such Phunware shares are owned of record in a fiduciary or representative capacity, such as by a trustee, executor, administrator, guardian or attorney-in-fact, execution of the demand must be made in such capacity, and if such Phunware shares are owned of record by more than one person, such as in a joint tenancy or tenancy in common, the demand must be executed by or for all joint owners. An authorized agent, including one of two or more joint owners, may execute the demand for appraisal for a stockholder of record; provided, however, that the agent must identify the record owner(s) and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the record owner(s).

Filing a Petition for Appraisal

Within 120 days after the effective time, any holder of Phunware shares who has complied with the provisions of Section 262 of the DGCL and is entitled to appraisal rights thereunder may commence an appraisal proceeding by filing a petition in the Court of Chancery, demanding a determination of the fair value of such Phunware shares. Accordingly, any Phunware stockholder who wishes to perfect such stockholder’s appraisal rights should initiate all necessary action to perfect their appraisal rights within the time and in the manner prescribed in Section 262 of the DGCL. Notwithstanding the foregoing, at any time within 60 days after the effective time, any Phunware stockholder who has not commenced an appraisal proceeding or joined such proceeding as a named party can withdraw his demand for appraisal and accept the Business Combination merger consideration.

Within 120 days after the effective time, any holder of Phunware shares who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from Phunware a statement setting forth the aggregate number of Phunware shares not voted in favor of the Phunware Business Combination Proposal with respect to which demands for appraisal have been received and the aggregate number of holders of such Phunware shares. Phunware must mail this statement to the requesting stockholder within ten days after receipt of the written request for such a statement or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later. A beneficial owner of Phunware shares held either in a voting trust or by a nominee on behalf of such beneficial owner may, in such beneficial owner’s own name, file a petition seeking appraisal or request from Phunware the foregoing statements. As noted, however, the demand for appraisal can only be made by a holder of record.

If a petition for an appraisal is timely filed with the Court of Chancery by a Phunware stockholder, service of a copy thereof must be made upon Phunware, which will then be obligated within 20 days after such service to file with the Register in Chancery of the Court of Chancery of the State of Delaware (referred to as the Register in Chancery) a duly verified list containing the names and addresses of all Phunware stockholders who have demanded payment for their Phunware shares and with whom agreements as to the value of their Phunware shares have not been reached. The Register in Chancery, if so ordered by the Court of Chancery, must give notice of the time and place fixed for the hearing of such petition to Phunware and all of the stockholders shown on such duly verified list in accordance with Section 262 of the DGCL. As required by Section 262 of the DGCL, the Court of Chancery is empowered to conduct a hearing on such petition to determine those Phunware stockholders who have complied with Section 262 of the DGCL and who have become entitled to exercise appraisal rights thereunder. The Court of Chancery may require the Phunware stockholders who have demanded appraisal of their Phunware shares to submit their stock certificates representing Phunware shares to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding and, if any such Phunware stockholder fails to comply with such direction, the Court of Chancery may dismiss the proceedings as to such stockholder.

Determination of Fair Value

After determining the stockholders entitled to appraisal, the Court of Chancery will appraise the “fair value” of the Phunware shares, exclusive of any element of value arising from the accomplishment or expectation of the Business Combination, together with interest, if any, to be paid upon the amount determined to be the fair value. Unless the Court of Chancery in its discretion determines otherwise for good cause shown, and except with respect to advance payments described below, interest on the amount determined to be the fair value must accrue from the effective time through the date of payment of the judgment, must be compounded quarterly, and must accrue at 5% over the Federal Reserve discount rate (including any surcharges) as established from time to time during the period between the effective time and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, Phunware may pay to each stockholder entitled to appraisal an amount in cash (which will be treated as an advance against the payment due to such holder of Phunware shares), in which case interest must accrue thereafter only upon the sum of  (1) the difference, if any, between the amount so paid and the fair value of the Phunware shares as determined by the Court of Chancery and (2) interest theretofore accrued, unless paid at that time. Phunware is under no obligation to make such voluntary cash payment prior to such entry of judgment.

Stockholders considering the exercise of appraisal rights should be aware that the fair value of their Phunware shares as determined under Section 262 of the DGCL could be greater than, the same as or less than the value of the Business Combination merger consideration. In determining “fair value”, the Court of Chancery must take into account all relevant factors.

In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the Court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

The costs of the appraisal proceeding (which do not include attorneys’ fees or the fees and expenses of expert witnesses) may be determined by the Court of Chancery and taxed upon the parties as the Court deems equitable under the circumstances. Upon application of a Phunware stockholder, the Court may also order that all or a portion of the expenses incurred by a Phunware stockholder in connection with an appraisal, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all the Phunware shares entitled to be appraised. Absent such an order, each party is responsible for his, her or its own expenses.

From the effective time, no stockholder who has demanded appraisal rights in compliance with Section 262 of the DGCL will be entitled to vote such Phunware shares for any purpose or to receive payment of dividends or other distributions on any Phunware shares (except dividends or other distributions, if any, payable to stockholders of record as of a record date prior to the effective time).

If any Phunware stockholder who demands appraisal of such stockholder’s Phunware shares under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses, such stockholder’s right to appraisal, as provided in the DGCL, the Phunware shares of such stockholder will be deemed converted at the effective time into the right to receive the Business Combination merger consideration, without interest thereon, subject to any taxes required to be withheld under applicable law and follow the applicable exchange procedures in order to receive payment of the Business Combination merger consideration.

If no petition for an appraisal is filed, or if the Phunware stockholder delivers to Phunware a written withdrawal of the demand for an appraisal and acceptance of the Business Combination merger consideration, either within 60 calendar days after the effective time or thereafter with the written approval of Phunware, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery will be dismissed as to any Phunware stockholders, however, without the approval of the Court of Chancery, which may be conditioned on such terms as the Court of Chancery deems just; provided, however, that such requirement will not affect the right of any Phunware stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered pursuant to the Business Combination within 60 calendar days after the effective time.

If you wish to exercise your appraisal rights, you must not vote your shares in favor of the Phunware Business Combination Proposal, and you must comply with the procedures set forth in Section 262 of the DGCL. If you fail to take any required step in connection with the exercise of appraisal rights, it may result in the termination or waiver of your appraisal rights.

The foregoing summary of the rights of Phunware stockholders to seek appraisal rights under Delaware law does not purport to be a complete statement of the procedures to be followed by Phunware stockholders desiring to exercise any appraisal rights available thereunder and is qualified in its entirety by reference to Section 262 of the DGCL. The proper exercise of appraisal rights requires adherence to the applicable provisions of the DGCL. A copy of Section 262 of the DGCL is included as Annex F to this proxy statement/prospectus and is incorporated herein by reference.

FAILURE TO COMPLY EXACTLY WITH ALL OF THE PROCEDURES SET FORTH IN SECTION 262 OF THE DGCL MAY RESULT IN A TERMINATION OR LOSS OF APPRAISAL RIGHTS UNDER SECTION 262 OF THE DGCL.

OTHER SHAREHOLDER COMMUNICATIONS

Shareholders and interested parties may communicate with the Stellar Board, any committee chairperson or the non-management directors as a group by writing to the Board or committee chairperson in care of Stellar at 90 Kifissias Avenue, Maroussi Athens, Greece 1512, (if sent before the Business Combination) or 7800 Shoal Creek Blvd., Suite 230-S, Austin, TX 78757 (if sent after the Business Combination). Each communication will be forwarded, depending on the subject matter, to the Board, the appropriate committee chairperson or all non-management directors.

Stockholders and interested parties may communicate with the Phunware Board, any committee chairperson or the non-management directors as a group by writing to the Board or committee chairperson in care of Phunware at 7800 Shoal Creek Blvd., Suite 230-S, Austin, TX 78757. Each communication will be forwarded, depending on the subject matter, to the Board, the appropriate committee chairperson or all non-management directors.

LEGAL MATTERS

The validity of the securities of the Successor to be issued in connection with the Redomestication and the Business Combination will be passed upon for the Registrant by Ellenoff Grossman & Schole LLP, New York, New York (“EGS”). EGS is acting as U.S. counsel to Stellar in connection with the Redomestication and the Business Combination and Reeder & Simpson, P.C., Republic of the Marshall Islands, is acting as Marshall Islands counsel to Stellar in connection with the Redomestication and the Business Combination.

EXPERTS

The consolidated financial statements of Phunware at December 31, 2016 and for the year ended December 31, 2016, appearing in this joint proxy statement, which is referred to and made part of this prospectus and registration statement, have been audited by Ernst & Young LLP (“E&Y”), independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about Phunware's ability to continue as a going concern as described in Note 1 to the consolidated financial statements) appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as an expert in auditing and accounting.

The consolidated financial statements of Phunware at December 31, 2017 and for the year ended December 31, 2017, appearing in this joint proxy statement/prospectus have been audited by Marcum LLP (“Marcum”), an independent registered public accounting firm, as set forth in their report and are included in reliance on such report given on the authority of such firm as an expert in auditing and accounting.

The financial statements of Stellar for the year ended November 30, 2017 and for the period from December 8, 2015 (inception) to November 30, 2016 appearing in this joint proxy statement/prospectus have been audited by WithumSmith+Brown, PC, independent registered public accounting firm, as set forth in their report and are included in reliance on such report given on the authority of such firm as an expert in auditing and accounting.

CHANGE IN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF PHUNWARE

On January 5, 2018, E&Y advised members of the audit committee that it declined to stand for reappointment as Phunware’s independent registered public accounting firm subsequent to the completion of its audit of Phunware’s financial statements as of and for the year ended December 31, 2016. On January 31, 2018, Marcum LLP (“Marcum”) was appointed as the new independent registered public accounting firm for Phunware. The decision to appoint Marcum was approved by Phunware’s Board of Directors. Prior to engaging Marcum on January 31, 2018, Phunware has not consulted Marcum regarding the application of accounting principles to a specified transaction, completed or proposed, the type of audit opinion that might be rendered on our financial statements or a reportable event, nor did Phunware consult with Marcum regarding any disagreements with Phunware’s prior auditor on any matter of accounting principles or practices, financial statement disclosure, or auditing scope of procedure, which disagreements, if not resolved to the satisfaction of the prior auditor, would have caused it to make a reference to the subject matter of the disagreements in connection with its reports.

The report of E&Y on Phunware’s financial statements as of December 31, 2016 and for the year then ended and in the subsequent period through January 5, 2018 did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles, except for the 2016 report which included an explanatory paragraph that described conditions that raised substantial doubt about Phunware’s ability to continue as a going concern as described in Note 1 to the financial statements.

In connection with the audit of Phunware’s financial statements as of December 31, 2016 and for the year then ended and in the subsequent period through January 5, 2018, there were no disagreements with E&Y on any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedures which, if not resolved to the satisfaction of E&Y would have caused E&Y to make reference to the matter in their report. Phunware has requested E&Y to furnish it a letter addressed to the SEC stating whether it agrees with the above statements. A copy of that letter, dated June 8, 2018 is filed as Exhibit 16.1 to the registration statement of which this joint proxy statement/prospectus forms part.

There were no “reportable events” as that term is described in Item 304(a)(1)(v) of Regulation S-K.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS

Pursuant to the rules of the SEC, Stellar and the services that it employs to deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of each of Stellar’s annual report to shareholders and Stellar’s joint proxy statement/prospectus. Upon written or oral request, Stellar will deliver a separate copy of the annual report to shareholder and/or joint proxy statement/prospectus to any shareholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents. Shareholders receiving multiple copies of such documents may likewise request that Stellar deliver single copies of such documents in the future. Shareholders receiving multiple copies of such documents may request that Stellar deliver single copies of such documents in the future. Shareholders may notify Stellar of their requests by calling or writing Stellar at 90 Kifissias Avenue, Maroussi Athens, Greece (if before the Business Combination) or 7800 Shoal Creek Blvd, Suite 230-S, Austin, TX 78757 (if after the Business Combination).

TRANSFER AGENT AND REGISTRAR

The transfer agent for Stellar’s securities is Continental Stock Transfer & Trust Company.

SUBMISSION OF SHAREHOLDER PROPOSALS OF STELLAR

The Stellar Board is aware of no other matter that may be brought before the Stellar Special Meeting. If any matter other than the Proposals or related matters should properly come before the Stellar Special Meeting, however, the persons named in the enclosed proxies will vote proxies in accordance with their judgment on those matters.

Under the laws of the Republic of the Marshall Islands, only business stated in the notice of a special meeting may be transacted at the Stellar Special Meeting.

FUTURE STOCKHOLDER PROPOSALS

If the Business Combination is completed, you will be entitled to attend and participate in Successor’s annual meetings of shareholders. If we hold a 2019 annual meeting of shareholders, we will provide notice of or otherwise publicly disclose the date on which the 2019 annual meeting will be held. If the 2019 annual meeting of shareholders is held, shareholder proposals will be eligible for consideration by the directors for inclusion in the proxy statement for the Company’s 2019 annual meeting of shareholders in accordance with Rule 14a-8 under the Exchange Act.

WHERE YOU CAN FIND MORE INFORMATION

Stellar files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information regarding Stellar at the SEC web site, which contains reports, proxy statements and other information, at: http://www.sec.gov.

Information and statements contained in this joint proxy statement/prospectus or any annex to this joint proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to this joint proxy statement/prospectus.

All information contained in this document relating to Stellar has been supplied by Stellar and all such information relating to Phunware has been supplied by Phunware. Information provided by Stellar or Phunware does not constitute any representation, estimate or projection of the other.

If you would like additional copies of this document or if you have questions about the matters to be considered at the Stellar Special Meeting, you should contact via phone or in writing:

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Stellar Acquisition III, Inc.

We have audited the accompanying balance sheets of Stellar Acquisition III Inc.(the ‘‘Company’’), as of November 30, 2017 and 2016 and the related statements of operations, changes in stockholders’ equity, and cash flows for the year ended November 30, 2017 and the period from December 8, 2015 (date of inception) through November 30, 2016, and the related notes (collectively referred to as the “financial statements”). These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above presents fairly, in all material respects, the financial position of Stellar Acquisition III Inc. as of November 30, 2017 and 2016, and the results of its operations and its cash flows for the year ended November 30, 2017 and the period from December 8, 2015 (date of inception) through November 30, 2016 in accordance with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements if the Company is unable to complete a Business Combination by February 24, 2018 (or by May 24, 2018 if the Company extends the period of time to consummate a Business Combination), then the Company will cease all operations except for the purpose of winding up and liquidating. This mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ WithumSmith+Brown, PC

New York, NY

February 9, 2018

Stellar Acquisition III Inc.
Balance Sheets

	November 30, 2017	November 30, 2016
Assets
Current assets
Cash on hand and in Bank	$117,205	$490,888
Prepaid expenses	16,869	32,219
Total current assets	134,074	523,107
Cash and investments held in the Trust Account	71,215,856	70,442,615
Total assets	$71,349,930	$70,965,722
Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$124,931	$24,750
Accrued liabilities	12,500	25,500
Unsecured promissory notes – related parties	604,300
Total current liabilities	741,731	50,250
Non-current liabilities
Deferred underwriting fees	1,725,153	1,725,153
Total non-current liabilities	1,725,153	1,725,153
Total Liabilities	2,466,884	1,775,403
Common stock subject to possible redemption: 6,192,221 and 6,293,168 shares on November 30, 2017 and November 30, 2016, respectively (at a redemption value of approximately $10.32 and $10.20, respectively)	63,883,039	64,190,314
Shareholders’ Equity
Preferred shares, $0.0001 par value, 10,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.0001 par value, 200,000,000 shares authorized, 2,817,956 and 2,717,009 shares issued and outstanding on November 30, 2017 and November 30, 2016, respectively (excluding 6,192,221 and 6,293,168 shares on November 30, 2017 and November 30, 2016, respectively subject to redemption)	282	272
Additional paid-in capital	5,397,188	5,089,922
Accumulated deficit	(397,463)	(90,189)
Total shareholders’ equity	5,000,007	5,000,005
Total liabilities and shareholders’ equity	$71,349,930	$70,965,722

See accompanying notes to financial statements.

Stellar Acquisition III Inc.
Statement of Operations

	Year ended November 30, 2017	Period from December 8, 2015 (inception) to November 30, 2016
Revenue	$—	$—
Operating expenses
Formation and operating costs	862,228	146,582
Loss from operations	(862,228)	(146,582)

Other income – Trust Account Investment income	554,954	56,393

Net loss attributable to common shares	$(307,274)	$(90,189)

Weighted average number of common shares outstanding (excluding shares subject to possible redemption)	2,737,367	2,093,974
Basic and diluted net loss per share (excluding shares subject to possible redemption)	$(0.11)	$(0.04)

See accompanying notes to financial statements.

Stellar Acquisition III Inc.

Statement of Changes in Shareholders’ Equity

For the year ended November 30, 2017 and period from December 8, 2015 (inception)
through November 30, 2016

	Shares of common stock		Additional paid-in	Accumulated	Shareholders’
	Shares	Amount	capital	Deficit	Equity
Balance at December 8, 2015	—	$—	$—	$—	$—
Shares of common stock issued at $50.00 per share	500	1	24,999	—	25,000
Effect of 4,600 to 1 stock split	2,299,500	229	(229)	—	—
Cancellation of Sponsors’ shares	(129,839)	(13)	13	—	—
Sale of August 24, 2016 of 6,500,000 units at $10 per unit,	6,500,000	650	64,999,350	—	65,000,000
Underwriters’ discount and offering expenses			(3,543,852)		(3,543,852)
Issuance of 100,000 shares to underwriters as compensation in connection with the initial public offering on August 24, 2016	100,000	10	(10)	—	—
Proceeds from sale of warrants to Sponsors	—	—	3,825,000	—	3,825,000
Proceeds from sale of 400,610 units at $10 per unit due to partial exercise of over-allotment on September 28, 2016	400,610	40	4,006,060	—	4,006,100
Proceeds from sale of warrants to Sponsors due to over-allotment	—	—	160,244	—	160,244
Underwriters’ discount and offering expenses (over-allotment)	—	—	(191,984)	—	(191,984)
Issuance of additional shares to underwriters (over-allotment)	6,164	1	(1)	—	—
Sponsors’ shares cancelled (over-allotment)	(166,758)	(17)	17	—	—
Change in shares subject to redemption	(6,293,168)	(629)	(64,189,685)	—	(64,190,314)
Net loss	—	—	—	(90,189)	(90,189)
Balance at November 30, 2016	2,717,009	$272	$5,089,922	$(90,189)	$5,000,005
Change in shares subject to redemption	100,947	10	307,266		307,276
Net loss	—	—	—	(307,274)	(307,274)
Balance at November 30, 2017	2,817,956	$282	$5,397,188	$(397,463)	$5,000,007

See accompanying notes to financial statements.

Stellar Acquisition III Inc.
Statement of Cash Flows

	Year ended November 30, 2017	Period from December 8, 2015 (inception) to November 30, 2016
Cash Flows from Operating Activities
Net loss	$(307,274)	$(90,189)
Adjustments to reconcile net loss to net cash used in operating activities:
Changes in operating assets and liabilities
Decrease (increase) in prepaid expenses	15,350	(32,219)
Increase in accounts payable	100,181	24,750
Increase (decrease) in accrued liabilities	(13,000)	25,500
Net cash used in operating activities	$(204,743)	$(72,158)
Net cash used in Investing Activities,	—
Cash deposited in Trust Account	(604,300)	(70,386,222)
Interest income earned on Trust Account	(554,954)	(56,393)
Interest withdrawn from Trust Account	386,014	—
Net cash used in investing activities	$(773,240)	$(70,442,615)
Cash Flows from Financing Activities	—
Proceeds from sale of Sponsors’ shares of common stock	—	25,000
Proceeds from sale of Public Offering Units, net of offering expenses paid	—	66,995,417
Proceeds from sale of Private Placement Warrants	—	3,985,244
Payments to related parties (including loans)	—	(250,535)
Funds from related parties (including loans)	604,300	250,535
Net cash provided by financing activities	$604,300	$71,005,661
Net (decrease)/increase in cash	(373,683)	490,888
Cash at beginning of period	490,888	—
Cash at end of period	$117,204	$490,888
Supplemental disclosure of non-cash investing and financing activities
Deferred underwriting fees	$—	$1,725,153
Common stock issued for additional underwriter compensation	$—	$1,061,640
Fair value of unit purchase option issued to underwriter	$—	$781,385
Interest contributed for extension	$200,772	$—

The accompanying notes are an integral part of the financial statements.

Stellar Acquisition III Inc.
Notes to Financial Statements

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Organization and General

Stellar Acquisition III Inc. (the “Company”) was incorporated pursuant to the laws of the Republic of the Marshall Islands on December 8, 2015. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, or the “Securities Act,” as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”).

At November 30, 2017, the Company had not commenced any operations. All activity for the period from December 8, 2015 (inception) through November 30, 2017 relates to the Company’s formation and the initial public offering (“Public Offering”) described below and since August 24, 2016 a search for a target business with which to complete a Business Combination. The Company will not generate any operating revenues until after completion of a Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Public Offering. The Company has selected November 30th as its fiscal year end.

Going Concern Consideration

Following the Company’s announcements on August 24, 2017, and November 27, 2017 regarding the first and second extension, respectively, the Company has until February 24, 2018 to consummate a Business Combination, however, the Company may extend the period of time to consummate a Business Combination by an additional three months (or until May 24, 2018 to complete a Business Combination). The Company’s Sponsors or their affiliates or designees have the option, but not the obligation, to extend the time to consummate a Business Combination. The Sponsors or their affiliates or designees, upon five days advance notice prior to the applicable deadline, must deposit into the Trust Account $402,536 ($0.058 per unit, the “Extension Funds”) on or prior to the date of the applicable deadline, for the three month extension.

As of the date of the issuance of these financial statements, the Company’s Sponsors intend to utilize these extensions, as and if necessary, in order to extend the period in which the Company has to complete a Business Combination.

In connection with the Company’s assessment of going concern considerations in accordance with FASB’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after May 24, 2018.

Sponsors and Public Financing:

The Company’s sponsors are Astra Maritime Inc. and Dominium Investments Inc., affiliated with the Company’s Chairman and co-Chief Executive Officer, and Magellan Investments Corp. and Firmus Investments Inc., affiliated with our co-Chief Executive Officer and Chief Financial Officer. All four companies were incorporated pursuant to the laws of the Republic of the Marshall Islands (the “Sponsors”). The registration statement (the “Registration Statement”) for the Public Offering (as described in Note 3) was declared effective by the United States Securities and Exchange Commission (the “SEC”) on August 18, 2016. The Company intends to finance a Business Combination with the net proceeds from the $69,006,100 raised in the Public Offering (Note 3) and the $3,985,244 private placement in each case including the partial exercise of the underwriter’s overallotment option. Upon the closing of the Public Offering and the private placement, $70,386,222 was deposited in a Trust Account with Continental Stock Transfer and Trust Company acting as trustee (the “Trust Account”) as discussed below. On August 24, 2017, and November 24, 2017, the period of time the Company has to consummate a business combination was extended by three months by increasing the minimum amount in the Trust Account by $402,536 each time, pursuant to the Company’s prospectus in connection with the Company’s initial public offering.

Stellar Acquisition III Inc.
Notes to Financial Statements

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

The Trust Account:

The Trust Account will be invested only in U.S. government treasury bills with a maturity of one hundred and eighty (180) days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940 which invest only in direct U.S. government obligations. Funds will remain in the Trust Account until the earlier of (i) the consummation of its initial Business Combination or (ii) the distribution of the Trust Account as described below. The remaining proceeds outside the Trust Account may be used to pay for business, legal and accounting due diligence expenses for prospective acquisition targets and continuing general and administrative expenses. The proceeds held from the Public Offering were used to invest in U.S. government treasury bills with a maturity of one hundred and eighty (180) days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940 which invest only in direct U.S. government obligations. At November 30, 2017, the Trust Account consisted of US treasury bills yielding interest of approximately 1.3% per annum, with a value of $71,215,004 and another $852 held as cash and cash equivalents.

The Company’s amended and restated articles of incorporation provides that, other than the withdrawal of interest to pay taxes, if any, or working capital expenses, none of the funds held in the Trust Account will be released until the earlier of: (i) the completion of the Business Combination; or (ii) the redemption of 100% of the shares of common stock included in the Units being sold in the Public Offering if the Company is unable to complete a Business Combination by February 24, 2018 (or by May 24, 2018 if the Company extends the period of time to consummate a Business Combination, in accordance with the terms of the Company’s charter) (subject to the requirements of law). On March 17, 2017, May 16, 2017, August 29, 2017 and October 3, 2017, the Company withdrew $55,000, $165,000, $60,000 and $106,000 of interest earned from the Trust Account to pay for working capital expenses, respectively. Additionally, $99,236 and $101,536 of interest was used for the first and second extension on August 24 and November 24, 2017, respectively.

Business Combination:

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Public Offering, although it initially intends to focus its efforts within the international energy logistics industry. Substantially all of the net proceeds of the Public Offering and the private placement are intended to be generally applied toward consummating a Business Combination with (or acquisition of) a Target Business. As used herein, “Target Business” means one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned) at the time of the Company signing a definitive agreement in connection with the Business Combination. There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company, after signing a definitive agreement for a Business Combination, will either (i) seek stockholder approval of the Business Combination at a meeting called for such purpose in connection with which shareholders may seek to redeem their shares, regardless of whether they vote for or against the Business Combination, for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the initial Business Combination, including interest but less taxes payable or amounts released to the Company for working capital, or (ii) provide shareholders with the opportunity to sell their shares to the Company by means of a tender offer (and thereby avoid the need for a stockholder vote) for an amount in cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to commencement of the tender offer, including interest but less taxes payable or amounts released to the Company for working capital. The decision as to whether the Company will seek stockholder approval of the Business Combination or will allow shareholders to redeem their shares in a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as whether the Company is a foreign private issuer, the timing of the transaction and whether the terms of the transaction would otherwise require the Company to seek stockholder approval unless a vote is required by NASDAQ rules. If the Company seeks stockholder approval, it will complete its Business Combination only if a majority of the outstanding shares of common stock voted are voted in favor of the Business Combination. However, in no event will the Company redeem its Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001 upon consummation of the initial Business Combination. In such case, the Company would not proceed with the redemption of its Public Shares and the related Business Combination, and instead may search for an alternate Business Combination.

Stellar Acquisition III Inc.
Notes to Financial Statements

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

If the Company holds a shareholder vote or there is a tender offer for shares in connection with a Business Combination, a public shareholder will have the right to redeem its shares for an amount in cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the initial Business Combination, including interest but less taxes payable or amounts released to the Company for working capital purposes. As a result, such shares of common stock have been recorded at redemption amount and classified as temporary equity upon the completion of the Public Offering, in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Update (“ASU”) 480, “Distinguishing Liabilities from Equity.” The amount in the Trust Account is initially $10.20 per public common share ($70,386,222 held in the Trust Account divided by 6,900,610 public common shares), subject to increase of up to an additional $0.175 per unit in the event that the Sponsors elect to extend the period of time to consummate a Business Combination, as described in more detail below. Following the first two extensions, the minimum amount in the Trust Account is $10.32 per public common share ($71,191,294 held in the Trust Account divided by 6,900,610 public common shares).

The Company has until February 24, 2018 to consummate a Business Combination. However, if the Company anticipates that it may not be able to consummate a Business Combination by then, the Company may extend the period of time to consummate a Business Combination by an additional three months (or by May 24, 2018, to complete a Business Combination). Pursuant to the terms of our amended and restated articles of incorporation and the trust agreement entered into between us and Continental Stock Transfer & Trust Company on August 18, 2016, and following the partial exercise of the underwriters’ overallotment option on September 28, 2016 in order to extend the time available for us to consummate our initial Business Combination, our Sponsors or their affiliates or designees, upon five days advance notice prior to the applicable deadline, must deposit into the Trust Account $402,536 ($0.058 per unit), on or prior to the date of the applicable deadline, for each three month extension. Our Sponsors and their affiliates or designees are not obligated to fund the Trust Account to extend the time for us to complete our initial Business Combination. To the extent that some, but not all, of our Sponsors, decide to extend the period of time to consummate our initial Business Combinations, such Sponsors (or their affiliates or designees) may deposit the entire $402,536 amount. In the event that interest in the trust is available for withdrawal for working capital purposes and has not been used to pay taxes or other working capital expenses, the Company may apply the accrued interest in the Trust Account or such withdrawn interest to the Sponsors’ obligation to loan the Company money in connection with an extension, and the amount that the Sponsors would be obligated to loan the Company in connection with such extension would be reduced by the amount of interest so applied. If the Company does not complete a Business Combination within this period of time, it shall (i) cease all operations except for the purposes of winding up; (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem the Public Shares of common stock for a per share pro rata portion of the Trust Account, including interest, but less taxes payable or amounts released to the Company for working capital (less up to $50,000 of such net interest to pay dissolution expenses) and (iii) as promptly as possible following such redemption, dissolve and liquidate the balance of the Company’s net assets to its remaining shareholders, as part of its plan of dissolution and liquidation. The initial shareholders have entered into letter agreements with the Company, pursuant to which they have waived their rights to participate in any redemption with respect to their founder shares; however, if the initial shareholders or any of the Company’s officers, directors or affiliates acquire shares of common stock in or after the Public Offering, they will be entitled to a pro rata share of the Trust Account upon the Company’s redemption or liquidation with respect to such shares in the event the Company does not complete a Business Combination within the required time period.

In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per Unit in the Public Offering.

Stellar Acquisition III Inc.
Notes to Financial Statements

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation:

The accompanying financial statements of the Company are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”).

Emerging Growth Company:

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

Net Loss per Ordinary Share

Net loss per common share is computed by dividing net loss applicable to common stockholders by the weighted average number of shares of common stock outstanding, ineligible for redemption, during the period, plus to the extent dilutive the incremental number of shares of common stock to settle Warrants, as calculated using the treasury stock method. At November 30, 2017 and 2016, the Company had outstanding Warrants to purchase 14,871,098 shares of common stock. For all periods presented, these shares were excluded from the calculation of diluted loss per share of common stock because their inclusion would have been antidilutive. As a result, diluted loss per common share is the same as basic loss per common share for the period.

Concentration of Credit Risk:

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution in Cyprus, which has no deposit insurance. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Fair Value of Financial Instruments:

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheet.

Use of Estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

Cash and securities held in Trust Account:

At November 30, 2017 and 2016, the assets held in the Trust Account were held in cash and U.S. Treasury Bills. On March 17, 2017, May 16, 2017, August 29, 2017 and October 3, 2017, the Company withdrew $55,000, $165,000, $60,000 and $106,000 of interest earned from the Trust Account to pay for working capital expenses, respectively. Additionally, $99,236 and $101,536 of interest was used for the first and second extension on August 24 and November 24, 2017, respectively.

Stellar Acquisition III Inc.
Notes to Financial Statements

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Income Taxes:

There is, at present, no direct taxation in the Marshall Islands and interest, dividends, and gains payable to the Company are received free of all Marshall Islands taxes. The Company is registered as an “exempted company” pursuant to the Marshall Islands Business Corporations Act (as amended). As the Company proceeds with making investments in various jurisdictions, tax considerations outside the Marshall Islands may arise. Although the Company intends to pursue tax-efficient investments, it may be subject to income tax, withholding tax, capital gains tax, and other taxes imposed by tax authorities in other jurisdictions. For U.S. tax purposes, the Company expects to be treated as a passive foreign investment company by its U.S. shareholders. The Company does not expect to be subject to direct taxation based on net income in the U.S. as long as it maintains its non-U.S. trade or business status. The Company does not expect to invest in any U.S. obligation that will be subject to U.S. withholding taxes. As of November 30, 2017 and 2016, the Company has not commenced operations and thus has no uncertain tax positions.

The Company follows the provisions of ASC 740-10 which prescribes a recognition threshold and measurement attribute for how a company should recognize, measure, present and disclose in its financial statements uncertain tax positions that the Company has taken or expects to take on its tax return. ASC 740-10 requires that the financial statements reflect expected future tax consequences of such positions presuming the taxing authorities’ full knowledge of the position and all relevant facts, but without considering time values. There were no adjustments related to uncertain tax positions recognized during the year ended November 30, 2017 and the period December 8, 2015 (inception) to November 30, 2016.

Redeemable Common Stock:

As discussed in Note 3, all common shares sold as part of a Unit in the Public Offering contain a redemption feature which allows for the redemption of common shares under the Company’s Liquidation or Tender offer/stockholder/approval provisions. In accordance with FASB ASC 480, redemption provisions not solely within the control of the Company require the security to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of an entity’s equity instruments, are excluded from the provisions of FASB ASC 480. Although the Company did not specify a maximum redemption threshold, its charter provides that in no event will it redeem its Public Shares in an amount that would cause its net tangible assets (shareholders’ equity) to be less than $5,000,001.

The Company recognizes changes in redemption value immediately as they occur and will adjust the carrying value of the security to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable common stock shall be affected by charges against additional paid-in capital.

Accordingly, at November 30, 2017 and 2016, 6,192,221 and 6,293,168 of the 6,900,410 Public Shares were classified outside of permanent equity at its redemption value.

Recent Accounting Pronouncements:

Management does not believe there are any recently issued, but not yet effective, accounting pronouncements, that if currently adopted, would have a material effect on the Company’s financial statements.

Subsequent Events:

Management has evaluated subsequent events to determine if events or transactions occurring after the date of the financial statements, require potential adjustment to or disclosure in the financial statements and has concluded that all such events that would require adjustment or disclosure have been recognized or disclosed.

Stellar Acquisition III Inc.
Notes to Financial Statements

NOTE 3 — PUBLIC OFFERING

On August 24, 2016, the Company closed the Public Offering for the sale of 6,500,000 units at a price of $10.00 per unit (the “Units”). Each Unit consists of one share of the Company’s common stock, $0.0001 par value (the “Public Shares”) and one redeemable common stock purchase warrant (the “Warrants”). Under the terms of a warrant agreement, the Company has agreed to use its best efforts to file a new registration statement under the Securities Act to register the shares of common stock underlying the Warrants, following the completion of the Business Combination. Each Warrant entitles the holder to purchase one share of common stock at a price of $11.50. No fractional shares will be issued upon exercise of the Warrants. If, upon exercise of the Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of common stock to be issued to the Warrant holder. Each Warrant will become exercisable on the later of 30 days after the completion of the Business Combination or 12 months from the closing of the Public Offering and will expire five years after the completion of the Business Combination or earlier upon redemption or liquidation. However, if the Company does not complete its initial Business Combination on or prior to the applicable time period to complete the Business Combination, the Warrants will expire at the end of such period. If the Company is unable to deliver registered shares of common stock to the holder upon exercise of Warrants issued in connection with the Company’s public Units during the exercise period, there will be no net cash settlement of these Warrants and the Warrants will expire worthless, unless they may be exercised on a cashless basis in the circumstances described in the warrant agreement. Once the Warrants become exercisable, the Company may redeem the outstanding Warrants in whole and not in part at a price of $0.01 per Warrant upon a minimum of 30 days’ prior written notice of redemption, only in the event that the last sale price of the Company’s shares of common stock equals or exceeds $21.00 per share for any 20 trading days within the 30-trading day period ending on the third trading day before the Company sends the notice of redemption to the Warrant holders.

The Company granted the underwriters an overallotment option to purchase an additional 975,000 Units at $10.00 for 45 days following the closing of the Public Offering. Following the partial exercise of the underwriters’ overallotment option on September 28, 2016, the Company sold an additional 400,610 Units at a price of $10.00 per unit generating additional gross proceeds of $4,006,100. The Company paid an underwriting fee of $1,300,000, equal to a 2.00% underwriting discount on the per Unit offering price to the underwriters, based on a sale of 6,500,000 Units, at the closing of the Public Offering and $80,122 based on a sale of 400,610 Units, following the partial exercise of the underwriters’ overallotment option on September 28, 2016. The Company will pay an additional fee (the “Deferred Discount”) of 2.5% of the gross offering proceeds payable to underwriters, reduced pro rata for any share redemptions, upon the Company’s completion of a Business Combination. The Deferred Discount will become payable to the underwriters from the amounts held in the Trust Account solely in the event the Company completes its initial Business Combination.

The Company issued the underwriters, as additional compensation for the Public Offering, 100,000 shares at the close of the Public Offering. Following the partial exercise of the underwriters’ overallotment option on September 28, 2016, the Company issued the underwriters, as additional compensation for the Public Offering, another 6,164 shares. The Company accounted for the fair value of these shares, as an expense of the Public Offering resulting in a charge directly to shareholders’ equity. The shares were issued at an estimated fair value of $1,061,640.

NOTE 4 — RELATED PARTY TRANSACTIONS

Founder Shares

The Company’s initial shareholders currently own 2,003,403 shares of common stock, following the partial exercise of the underwriters’ overallotment option on September 28, 2016. In January 2016, 2,300,000 shares were initially purchased by Messrs. Tsirigakis and Syllantavos for an aggregate of $25,000, up to 300,000 of which were subject to forfeiture. In January 2016, Messrs. Tsirigakis and Syllantavos collectively transferred an aggregate of 2,099,900 shares to the Sponsors and an aggregate of 34,500 shares to the Company’s director nominees. In addition, in January 2016, Messrs. Tsirigakis and Syllantavos collectively transferred an aggregate of 165,600 shares to the Company’s other initial shareholders. In August 2016, the Sponsors returned to the Company, at no cost, an aggregate of 129,839 founder shares, which the Company cancelled, leaving an aggregate of 2,170,161 founder shares outstanding. Following the partial exercise of the underwriters’ overallotment option on September 28, 2016, the Sponsors returned to the Company, at no cost, an aggregate of 166,758 founder shares, which the Company cancelled, leaving an aggregate of 2,003,403 founder shares outstanding. The founder shares are identical to the common stock included in the Units sold in the Public Offering except that the founder shares are subject to certain transfer restrictions, as described in more detail below. Our initial shareholders currently own 22.2% of the Company’s issued and outstanding shares of common stock.

Stellar Acquisition III Inc.
Notes to Financial Statements

NOTE 4 — RELATED PARTY TRANSACTIONS (cont.)

The Company’s initial shareholders have agreed not to transfer, assign or sell any of their founder shares until the earlier of (A) one year after the completion of the Business Combination, or earlier if, subsequent to the Business Combination, the last sale price of the Company’s common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination or (B) the date on which the Company completes a liquidation, merger, stock exchange or other similar transaction after the initial Business Combination that results in all of the Company’s shareholders having the right to exchange their shares of common stock for cash, securities or other property.

Private Placement Warrants

Upon the closing of the Public Offering on August 24, 2016, the Sponsors paid the Company $3,825,000 in a private placement for the purchase of an aggregate of 7,650,000 Warrants at a price of $0.50 per Warrant (the “Private Placement Warrants”). Following the partial exercise of the underwriters’ overallotment option on September 28, 2016, the Sponsors purchased 320,488 additional Private Placement Warrants for an aggregate price of $160,244. Each Private Placement Warrant entitles the holder to purchase one share of common stock at $11.50 per share. The purchase price of the Private Placement Warrants have been added to the proceeds from the Public Offering held in the Trust Account pending completion of the Business Combination. The Private Placement Warrants (including the common stock issuable upon exercise of the Private Placement Warrants) will not be transferable, assignable or salable until 30 days after the completion of the initial Business Combination and they will be non-redeemable so long as they are held by the Sponsors or their permitted transferees. If the Private Placement Warrants are held by someone other than the Sponsors or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Warrants included in the Units being sold in the Public Offering. Otherwise, the Private Placement Warrants have terms and provisions that are identical to those of the Warrants sold as part of the Units in the Public Offering and have no net cash settlement provisions.

If the Company does not complete a Business Combination, then the proceeds will be part of the liquidating distribution to the Public Shareholders and the Warrants issued to the Sponsors will expire worthless.

Registration Rights

The Company’s initial shareholders and holders of the Private Placement Warrants are entitled to registration rights pursuant to a registration rights agreement executed on August 18, 2016. The Company’s initial shareholders and holders of the Private Placement Warrants are entitled to make up to three demands, excluding short form registration demands, that the Company register such securities for sale under the Securities Act. In addition, these holders have “piggy-back” registration rights to include their securities in other registration statements filed by the Company. The Company will bear the expenses incurred in connection with the filing of any such registration statements. There are no penalties associated with delays in registering the securities under the registration rights agreement.

Stellar Acquisition III Inc.
Notes to Financial Statements

NOTE 4 — RELATED PARTY TRANSACTIONS (cont.)

Related Party Loans

As of January 15, 2016, three of the Company’s Sponsors, Firmus Investments Inc., Astra Maritime, Inc. and Magellan Investments Corp., have agreed to loan the Company an aggregate of $250,000 against the issuance of an unsecured promissory note (the “Note”) to cover expenses related to the Public Offering. Between January and August 2016, the Company borrowed approximately $207,985 under this loan from the three Sponsors. These loans were non-interest bearing and were paid in full on August 24, 2016. Additionally, between January and August 2016 Nautilus Energy Management Corp., an affiliate of our co-Chief Executive Officers paid for certain expenses related to the Company’s roadshow and offering amounting to $42,550. Nautilus Energy Management Corp. was reimbursed for these expenses in full on August 24, 2016.

On August 24, 2017 the Company issued unsecured promissory notes (the “First Extension Notes”) in the aggregate amount of $303,300 to three of the Company’s Sponsors, Firmus Investments Inc., Astra Maritime, Inc. and Magellan Investments Corp., affiliates of our co-CEOs, Mr. Prokopios (Akis) Tsirigakis, and of Mr. George Syllantavos. Of the aggregate amount of $303,300 received, $65,000 is held outside of a financial institution in cash on hand at the Company and is expected to be deposited in the Company’s operating cash account. The Trust Account was funded properly for the extension. These funds, which were deposited into the Trust Account, were used to extend the period of time the Company has to consummate a business combination by three months to November 24, 2017.

On November 23, 2017 the Company issued unsecured promissory notes (the “Second Extension Notes”) in the aggregate amount of $301,000 to three of the Company’s Sponsors, Firmus Investments Inc., Astra Maritime, Inc. and Magellan Investments Corp., affiliates of our co-CEOs, Mr. Prokopios (Akis) Tsirigakis, and of Mr. George Syllantavos. These funds, which were deposited into the Trust Account, were used to extend the period of time the Company has to consummate a business combination by three months to February 24, 2018.

As of November 30, 2017, the outstanding loans to related parties amounted to $604,300.

Both the First Extension Notes and the Second Extension Notes (the “Extension Notes”) bear no interest and are repayable in full upon consummation of the Company’s initial business combination. The Sponsors have the option to convert any unpaid balance of the Notes into warrants exercisable for shares of the Company’s common stock, based on a conversion price of $0.50 per warrant. The terms of any such warrants shall be identical to the terms of the warrants issued pursuant to the private placement that was consummated by the Company in connection with the Company’s initial public offering.

Administrative Service Agreement and Services Agreement

The Company has agreed to pay $10,000 a month for office space, administrative services and secretarial support to Nautilus Energy Management Corp., an affiliate of our co-Chief Executive Officers. Services commenced on the date the securities were first listed on the NASDAQ Capital Market on August 19, 2016 and will terminate upon the earlier of the consummation by the Company of an initial Business Combination or the liquidation of the Company. For the period from December 5, 2015 (inception) through November 30, 2017, the Company paid $154,194 under this agreement, $120,000 of which was for the year ended November 30, 2017.

NOTE 5 — COMMITMENTS AND CONTINGENCIES

The Company paid an underwriting fee of $1,300,000, equal to a 2.00% underwriting discount on the per Unit offering price to the underwriters, based on a sale of 6,500,000 Units, at the closing of the Public Offering, Following the partial exercise of the underwriters’ overallotment option on September 28, 2016, the Company paid an additional underwriting fee of $80,122. The Company will pay an additional fee (the “Deferred Discount”) of 2.5% of the gross offering proceeds payable to underwriters, reduced pro rata for any share redemptions, upon the Company’s completion of a Business Combination. The Deferred Discount will become payable to the underwriters from the amounts held in the Trust Account solely in the event the Company completes its initial Business Combination.

Stellar Acquisition III Inc.
Notes to Financial Statements

NOTE 5 — COMMITMENTS AND CONTINGENCIES (cont.)

The Company sold to the underwriters for $100, an option to purchase up to a total of 130,000 units, exercisable at $11.50 per unit (or an aggregate exercise price of $1,495,000) upon the closing of the Public Offering. The purchase option may be exercised for cash or on a cashless basis, at the holder’s option, at any time during the period commencing on the later of the first anniversary of the effective date of the Registration Statement and the closing of our initial Business Combination and terminating on the fifth anniversary of such effectiveness date. The units issuable upon exercise of this option are identical to those offered in the Public Offering. The Company accounted for the fair value of the unit purchase option, net of the receipt of the $100 cash payment, as an expense of the Public Offering resulting in a charge directly to shareholders’ equity. The Company estimates the fair value of this unit purchase option is $6.23 per unit (for a total fair value of approximately $781,000) using a Black-Scholes option-pricing model. The fair value of the unit purchase option granted to the underwriter is estimated as of the date of grant using the following assumptions: (1) expected volatility of 37.8% (2) risk-free interest rate of 1.83% and (3) expected life of 5 years. Because the Company’s units do not have a trading history, the volatility assumption is based on information currently available to management. The volatility assumption was calculated using the average volatility of stock prices of a selection of companies within the energy logistics space, which are representative of the sectors on which the company intends to focus for the initial business transaction, including: Arc Logistics Partners LP, Ardmore Shipping Corporation, Blueknight Energy Partners, L.P., Buckeye Partners, L.P., Cheniere Energy, Inc., DHT Holdings, Inc., Dorian LPG Ltd., EnLink Midstream, LLC, GasLog Ltd., Genesis Energy LP, Golar LNG Ltd., Kinder Morgan, Inc., Magellan Midstream Partners LP, Navigator Holdings Ltd., Nordic American Tankers Limited, NuStar GP Holdings, LLC, ONEOK Inc., PBF Logistics LP, Scorpio Tankers Inc., StealthGas, Inc., Teekay Tankers Ltd., Tsakos Energy Navigation Limited. The Company believes that the volatility estimate is a reasonable benchmark to use in estimating the expected volatility of the units. Although an expected life of five years was used in the calculation, if the Company does not consummate a Business Combination within the prescribed time period and it liquidates, the option will become worthless. The unit purchase option may be exercised for cash or on a “cashless” basis, at the holder’s option, such that the holder may use the appreciated value of the unit purchase option (the difference between the exercise prices of the unit purchase option and the underlying Warrants and the market price of the Units and underlying ordinary shares) to exercise the unit purchase option without the payment of cash.

The Company issued the underwriters, as additional compensation for the Public Offering, 100,000 shares at the close of the Public Offering. Following the partial exercise of the underwriters’ overallotment option on September 28, 2016, the Company issued the underwriters, as additional compensation for the Public Offering, another 6,164 shares. The Company accounted for the fair value of these shares, as an expense of the Public Offering resulting in a charge directly to shareholders’ equity. The shares were issued at an estimated fair value of $1,061,640.

Stellar Acquisition III Inc.
Notes to Financial Statements

NOTE 6 — TRUST ACCOUNT AND FAIR VALUE MEASUREMENTS

As of November 30, 2017, investment securities in the Company Trust Account consisted of $71,215,004 in United States Treasury Bills and another $852 held as cash and cash equivalents. As of November 30, 2016, investment securities in the Company Trust Account consisted of $70,441,676 in United States Treasury Bills and another $939 held as cash and cash equivalents. The Company classifies its Treasury Instruments and equivalent securities as held-to-maturity in accordance with FASB ASC 320 “Investments - Debt and Equity Securities”. Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost on the accompanying November 30, 2017 and 2016 balance sheets and adjusted for amortization or accretion of premiums or discounts. The following table presents information about the Company’s assets that are measured at fair value on a recurring basis as of November 30, 2017 and 2016 and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value. In addition, the table presents the carrying value under ASC 320, excluding accrued interest income and gross unrealized holding gain. Since all of the Company’s permitted investments consist of U.S. government treasury bills and cash, fair values of its investments are determined by Level 1 inputs utilizing quoted prices (unadjusted) in active markets for identical assets as follows:

	Carrying Value	Gross Unrealized Holding Losses	Quoted prices in Active Markets (Level 1)
U.S. Government Treasury Securities as of November 30, 2017 (maturing on February 22, 2018)	$71,215,004	$(14,157)	$71,229,161
U.S. Government Treasury Securities as of November 30, 2016	$70,441,676	$(5,598)	$70,436,078

NOTE 7 — STOCKHOLDERS’ EQUITY

Common Stock

The authorized common stock of the Company includes up to 200,000,000 shares. Holders of the Company’s common stock are entitled to one vote for each share of common stock. At November 30, 2017 and 2016, there were 9,010,177 shares of common stock issued and outstanding, including 6,192,221 and 6,293,168 shares subject to redemption, respectively.

Preferred Stock

The Company is authorized to issue 10,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors. At November 30, 2017 and 2016, there were no shares of preferred stock issued and outstanding.

Stellar Acquisition III Inc. and Subsidiary
Condensed Interim Consolidated Balance Sheets

	August 31, 2018 (unaudited)	November 30, 2017
Assets
Current assets
Cash	$19,223	$117,205
Prepaid expenses	43,165	16,869
Total current assets	62,388	134,074
Cash and investments held in the Trust Account	19,488,870	71,215,856
Total assets	$19,551,258	$71,349,930
Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$775,999	$124,931
Accrued liabilities	0	12,500
Unsecured promissory notes - related parties	994,681	604,300
Unsecured promissory note - Phunware	424,549	-
Advances - related party	70,000	-
Total current liabilities	2,265,229	741,731
Non-current liabilities
Deferred underwriting fees	462,930	1,725,153
Total non-current liabilities	462,930	1,725,153
Total Liabilities	2,728,159	2,466,884
Common stock subject to possible redemption: 1,123,870 and 6,192,221 shares on August 31, 2018 and November 30, 2017, respectively (at a redemption value of approximately $10.52 and $10.32 per share, respectively)	11,823,088	63,883,039
Shareholders’ Equity
Preferred shares, $0.0001 par value, 10,000,000 shares authorized, no shares issued and outstanding	-	-
Common stock, $0.0001 par value, 200,000,000 shares authorized, 2,837,417 and 2,817,956 shares issued and outstanding on August 31, 2018 and November 30, 2017, respectively (1,123,870 and 6,192,221 shares on August 31, 2018 and November 30, 2017, respectively subject to possible redemption)	284	282
Additional paid-in capital	6,159,042	5,397,188
Accumulated deficit	(1,159,315)	(397,463)
Total shareholders’ equity	5,000,011	5,000,007
Total liabilities and shareholders’ equity	$19,551,258	$71,349,930

See accompanying notes to unaudited condensed interim consolidated financial statements.

Stellar Acquisition III Inc. and Subsidiary
Condensed Interim Consolidated Statements of Operations (unaudited)

	Three months ended August 31, 2018	Three months ended August 31, 2017	Nine months ended August 31, 2018	Nine months ended August 31, 2017

Revenue	$-	$-	$-	$-
Operating expenses
Formation and Operating costs	552,385	234,351	1,421,213	629,569
Loss from operations	(552,385)	(234,351)	(1,421,213)	(629,569)

Other income –Trust Account investment income	163,299	168,320	659,361	368,766

Net loss	$(389,086)	$(66,031)	$(761,852)	$(260,803)

Weighted average number of common shares outstanding (excluding shares subject to possible redemption)	2,815,509	2,736,104	2,840,600	2,723,800
Basic and diluted net loss per share (excluding shares subject to possible redemption)	$(0.14)	$(0.02)	$(0.27)	$(0.10)

See accompanying notes to unaudited condensed interim consolidated financial statements.

Stellar Acquisition III Inc. and Subsidiary
Condensed Interim Consolidated Statements of Cash Flows (unaudited)

	Nine months ended August 31, 2018	Nine months ended August 31, 2017
Cash Flows from Operating Activities
Net loss	$(761,852)	$(260,803)
Adjustments to reconcile net loss to net cash used in operating activities:
Changes in operating assets and liabilities
Increase in prepaid expenses	(26,296)	11,644
Increase in accounts payable	651,068	63,142
Decrease /(increase) in accrued liabilities	(12,500)	(5,000)
Net cash used in operating activities	(149,580)	(191,017)
Net cash used in Investing Activities
Cash withdrawn from Trust Account	52,560,319	-
Interest withdrawn from Trust Account	640,959	280,000
Interest income earned on Trust Account	(659,361)	(368,766)
Net cash provided by/(used in) investing activities	52,541,917	(88,766)
Cash Flows from Financing Activities
Payments for common shares redeemed	(52,560,319)	-
Payments to related parties (including loans)	(15,246)	-
Contributions from related parties (including loans)	85,246	303,300
Net cash used in financing activities	(52,490,319)	303,300
Net decrease in cash	(97,982)	(279,783)
Cash at beginning of period	117,205	490,888
Cash at end of period	$19,223	$211,105

Supplemental disclosure of non-cash financing activities
Deferred underwriting fees reduction	$1,262,233	$-
Funds from related party promissory notes contributed for extension	$390,381	$-
Funds from Phunware promissory note contributed for extension	$424,549	$-

See accompanying notes to unaudited condensed interim consolidated financial statements.

Stellar Acquisition III Inc. and Subsidiary
Notes to Condensed Interim Consolidated Financial Statements
(unaudited)

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Organization and General:

Stellar Acquisition III Inc. (the “Company” or “Stellar”) was incorporated pursuant to the laws of the Republic of the Marshall Islands on December 8, 2015. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, or the “Securities Act,” as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”).

On February 27, 2018, Stellar entered into a merger agreement (the “Merger Agreement”) with Phunware Inc., a Delaware company (“Phunware”) and STLR Merger Subsidiary Inc., a Delaware corporation and a newly formed wholly-owned subsidiary of Stellar (“Merger Sub”). The Merger Agreement provides for the merger of Merger Sub with and into Phunware (the “Merger”), with Phunware continuing as the surviving corporation in the Merger. On or prior to the consummation of the transactions contemplated by the Merger Agreement (the “Closing”), the holders of Phunware’s preferred stock will convert all of their issued and outstanding shares of preferred stock into shares of Phunware common stock at a conversion ratio of one share of common stock for each share of preferred stock (the “Preferred Stock Exchange”). Subject to the terms and conditions set forth in the Merger Agreement, at the effective time of the Merger (the “Effective Time”): (i) all shares of Phunware common stock and preferred stock (the “Phunware Stock”) issued and outstanding immediately prior to the Effective Time (after giving effect to the Preferred Stock Exchange) will automatically be cancelled and cease to exist in exchange for the right to receive the Stockholder Merger Consideration, without interest; (ii) each outstanding warrant to acquire shares of Phunware Stock will be cancelled, retired and terminated and cease to represent the right to acquire shares of Phunware Stock in exchange for the right to receive from the Successor a new warrant for shares of Successor common stock with its price and number of shares equitably adjusted based on the conversion of the shares of Phunware Stock into the Stockholder Merger Consideration, but with terms otherwise the same as the Phunware warrant; and (iii) each outstanding option to acquire Phunware Stock (whether vested or unvested) shall be assumed by the Successor and automatically converted into an option to acquire shares of Successor common stock, with its price and number of shares equitably adjusted based on the conversion of the shares of Phunware Stock into the Stockholder Merger Consideration. The Merger Agreement states that the Company will use good faith efforts to achieve a minimum of $40 million in cash, including funds in the Trust Account and proceeds from any Backstop Financing, available to the post-transaction company. On November 1, 2018, the Company and Phunware entered into the First Amendment to the Merger Agreement, amending the cash available to the post-transaction company of $40 million to $19 million of cash in the Trust Account at closing (See Note 8). On April 11, 2018, Stellar filed with the SEC a registration statement on Form S-4 in connection with the Business Combination. On June 11, 2018, the Company filed an amendment to the aforementioned registration statement. On August 15, 2018, and October 2, 2018, the Company filed a second and third amendment to the aforementioned registration statement, respectively. The Company anticipates having a shareholder vote and closing the transaction before the end of 2018.

The Merger Agreement also provides that, immediately prior to the Effective Time, Stellar will convert from a Republic of the Marshall Islands corporation to a Delaware corporation, whether by reincorporation, statutory conversion, merger or otherwise and in accordance with the applicable provisions of the Republic of the Marshall Islands Associations Law, as amended, and the applicable provisions of the DGCL (the “Conversion”). At the Closing, Stellar will change its name to “Phunware, Inc.”.

Phunware, Inc. offers a fully integrated software platform that equips companies with the products, solutions and services necessary to engage, manage and monetize their mobile application portfolios globally at scale. Phunware’s Multiscreen as a Service (MaaS) platform provides the entire mobile lifecycle of applications, media and data in one login through one procurement relationship. Its offerings include:

●	Enterprise mobile software including content management, location-based services, marketing automation, business intelligence and analytics, alerts, notifications and messaging, audience engagement, audience monetization, vertical solutions and cryptonetworking, as well as an Application Framework for developers and publishers building their own mobile applications in-house;

Stellar Acquisition III Inc. and Subsidiary

Notes to Condensed Interim Consolidated Financial Statements

(unaudited)

●	Media for mobile audience building and activation, application discovery, brand awareness, user engagement, user monetization and more; and

●	Data for audience insights, campaign engagement and business process optimization.

Additionally, Phunware plans to launch PhunCoin, a blockchain-powered token and ecosystem that enables consumers, brands and application developers to transact directly and create a value-based and voluntary data exchange.

In connection with the proposed merger with Phunware, the Company formed a wholly-owned subsidiary, STLR Merger Subsidiary Inc., which was incorporated in Delaware in February 2018. Merger Sub did not have any activity as of August 31, 2018. At August 31, 2018, the Company had not commenced any operations. All activity for the period from December 8, 2015 (inception) through August 31, 2018 relates to the Company’s formation and the initial public offering (“Public Offering”) described below and since August 24, 2016 a search for a target business with which to complete a Business Combination and activities in connection with the proposed acquisition of Phunware. The Company will not generate any operating revenues until after completion of a Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Public Offering.

Going Concern:

Following the Company’s announcements on August 24, 2017, November 27, 2017 and February 27, 2018, regarding the first, second and third extensions, respectively, the Company extended its time to consummate a Business Combination until May 24, 2018. On May 22, 2018, Stellar’s shareholders approved an amendment to the Company’s Second Amended and Restated Articles of Incorporation, extending the date by which Stellar must consummate its initial business combination to August 24, 2018. On August 22, 2018, Stellar’s shareholders approved an amendment to the Company’s Second Amended and Restated Articles of Incorporation, extending the date by which Stellar must consummate its initial business combination to December 26, 2018.

In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after December 26, 2018.

Sponsors and Public Financing:

The Company’s sponsors are Astra Maritime Inc. and Dominium Investments Inc., affiliated with the Company’s Chairman and co-Chief Executive Officer, and Magellan Investments Corp. and Firmus Investments Inc., affiliated with our co-Chief Executive Officer and Chief Financial Officer. All four companies were incorporated pursuant to the laws of the Republic of the Marshall Islands (the “Sponsors”). The registration statement (the “Registration Statement”) for the Public Offering (as described in Note 3) was declared effective by the United States Securities and Exchange Commission (the “SEC”) on August 18, 2016. The Company intends to finance a Business Combination with the net proceeds from the $69,006,100 raised in the Public Offering (Note 3) and the $3,985,244 private placement in each case including the partial exercise of the underwriter’s overallotment option. Upon the closing of the Public Offering and the private placement, $70,386,222 was deposited in a Trust Account with Continental Stock Transfer and Trust Company acting as trustee (the “Trust Account”) as discussed below. On August 24, 2017, November 24, 2017, and February 27, 2018, the period of time the Company has to consummate a business combination was extended by three months by increasing the minimum amount in the Trust Account by $402,536 each time, pursuant to the Company’s prospectus in connection with the Company’s initial public offering. On May 22, 2018, Stellar’s shareholders approved an amendment to the Company’s Second Amended and Restated Articles of Incorporation, extending the date by which Stellar must consummate its initial business combination to August 24, 2018, or such earlier date as determined by the Company’s board of directors, by increasing the minimum amount in the Trust Account by $124,164 each month. Concurrently, 3,353,060 Public Shares exercised their right to redeem such Public Shares. An aggregate $34,787,998 was removed from Stellar’s Trust Account to pay for such redemptions. On August 22, 2018, Stellar’s shareholders approved an amendment to the Company’s Second Amended and Restated Articles of Incorporation, extending the date by which Stellar must consummate its initial business combination to December 26, 2018, or such earlier date as determined by the Company’s board of directors, by increasing the minimum amount in the Trust Account by $74,069 each month. Concurrently, 1,695,830 Public Shares exercised their right to redeem such Public Shares. An aggregate $17,772,298 was removed from Stellar’s Trust Account to pay for such redemptions.

Stellar Acquisition III Inc. and Subsidiary

Notes to Condensed Interim Consolidated Financial Statements

(unaudited)

The Trust Account:

The Trust Account will be invested only in U.S. government treasury bills with a maturity of one hundred and eighty (180) days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940 which invest only in direct U.S. government obligations. Funds will remain in the Trust Account until the earlier of (i) the consummation of its initial Business Combination or (ii) the distribution of the Trust Account as described below. The remaining proceeds outside the Trust Account may be used to pay for business, legal and accounting due diligence expenses for prospective acquisition targets and continuing general and administrative expenses. The proceeds held from the Public Offering were used to invest in U.S. government treasury bills with a maturity of one hundred and eighty (180) days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940 which invest only in direct U.S. government obligations. At August 31, 2018, the Trust Account consisted of US treasury bills yielding interest of approximately 1.9% per annum, with a value of $19,487,416 and another $1,454 held as cash and cash equivalents.

The Company’s amended and restated articles of incorporation provides that, other than the withdrawal of interest to pay taxes, if any, or working capital expenses, none of the funds held in the Trust Account will be released until the earlier of: (i) the completion of the Business Combination; or (ii) the redemption of 100% of the shares of common stock included in the Units being sold in the Public Offering if the Company is unable to complete a Business Combination by August 24, 2018 (subject to the requirements of law). Since March 17, 2017, the Company has withdrawn $1,025,325 of interest earned from the Trust Account to pay for working capital expenses, respectively. Additionally, $99,236, $101,536 and $34,168 of interest was used for the first, second and third extensions on August 24, 2017, November 24, 2017 and February 23, 2018, respectively.

Business Combination:

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Public Offering, although it initially intends to focus its efforts within the international energy logistics industry. Substantially all of the net proceeds of the Public Offering and the private placement are intended to be generally applied toward consummating a Business Combination with (or acquisition of) a Target Business. As used herein, “Target Business” means one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned) at the time of the Company signing a definitive agreement in connection with the Business Combination. There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company, after signing a definitive agreement for a Business Combination, will either (i) seek stockholder approval of the Business Combination at a meeting called for such purpose in connection with which shareholders may seek to redeem their shares, regardless of whether they vote for or against the Business Combination, for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the initial Business Combination, including interest but less taxes payable or amounts released to the Company for working capital, or (ii) provide shareholders with the opportunity to sell their shares to the Company by means of a tender offer (and thereby avoid the need for a stockholder vote) for an amount in cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to commencement of the tender offer, including interest but less taxes payable or amounts released to the Company for working capital. The decision as to whether the Company will seek stockholder approval of the Business Combination or will allow shareholders to redeem their shares in a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as whether the Company is a foreign private issuer, the timing of the transaction and whether the terms of the transaction would otherwise require the Company to seek stockholder approval unless a vote is required by NASDAQ rules. If the Company seeks stockholder approval, it will complete its Business Combination only if a majority of the outstanding shares of common stock voted are voted in favor of the Business Combination. However, in no event will the Company redeem its Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001 upon consummation of the initial Business Combination. In such case, the Company would not proceed with the redemption of its Public Shares and the related Business Combination, and instead may search for an alternate Business Combination.

Stellar Acquisition III Inc. and Subsidiary

Notes to Condensed Interim Consolidated Financial Statements

(unaudited)

If the Company holds a shareholder vote or there is a tender offer for shares in connection with a Business Combination, a public shareholder will have the right to redeem its shares for an amount in cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the initial Business Combination, including interest but less taxes payable or amounts released to the Company for working capital purposes. As a result, such shares of common stock have been recorded at redemption amount and classified as temporary equity upon the completion of the Public Offering, in accordance with FASB ASU 480, “Distinguishing Liabilities from Equity.” The amount in the Trust Account is initially $10.20 per public common share ($70,386,222 held in the Trust Account divided by 6,900,610 public common shares), subject to increase of up to an additional $0.175 per unit in the event that the Sponsors elect to extend the period of time to consummate a Business Combination, as described in more detail below. As of August 31, 2018, the minimum amount in the Trust Account was approximately $10.52 per public common share ($19,480,095 held in the Trust Account divided by 1,851,720 public common shares).

The Company has until December 26, 2018, to complete a Business Combination. If the Company does not complete a Business Combination within this period of time, it shall (i) cease all operations except for the purposes of winding up; (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem the Public Shares of common stock for a per share pro rata portion of the Trust Account, including interest, but less taxes payable or amounts released to the Company for working capital (less up to $50,000 of such net interest to pay dissolution expenses) and (iii) as promptly as possible following such redemption, dissolve and liquidate the balance of the Company’s net assets to its remaining shareholders, as part of its plan of dissolution and liquidation. The initial shareholders have entered into letter agreements with the Company, pursuant to which they have waived their rights to participate in any redemption with respect to their founder shares; however, if the initial shareholders or any of the Company’s officers, directors or affiliates acquire shares of common stock in or after the Public Offering, they will be entitled to a pro rata share of the Trust Account upon the Company’s redemption or liquidation with respect to such shares in the event the Company does not complete a Business Combination within the required time period.

In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per Unit in the Public Offering.

Stellar Acquisition III Inc. and Subsidiary

Notes to Condensed Interim Consolidated Financial Statements

(unaudited)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation:

The accompanying unaudited condensed interim consolidated financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (’‘GAAP’’) for interim information and in accordance with the instructions to Form 10-Q and Article 8 and Article 10 of Regulation S-X. Accordingly, since they are interim statements, the accompanying consolidated financial statements do not include all of the information and notes required by GAAP for a complete consolidated financial statement presentation. In the opinion of management, the interim consolidated financial statements reflect all adjustments (consisting of normal, recurring adjustments) that are necessary for a fair presentation of the financial position, results of consolidated operations and cash flows for the interim periods presented. Interim results are not necessarily indicative of results for a full year and pursuant to the rules and regulations of the SEC.

Principles of Consolidation:

The accompanying condensed interim consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. All significant intercompany balances and transactions have been eliminated in consolidation.

Emerging Growth Company:

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

Net Loss per Ordinary Share

Net loss per common share is computed by dividing net loss by the weighted average number of shares of common stock outstanding, ineligible for redemption, during the period, plus to the extent dilutive, the incremental number of shares of common stock to settle warrants, as calculated using the treasury stock method. At August 31, 2018, the Company had outstanding warrants to purchase 14,871,098 shares. For all periods presented, these shares were excluded from the calculation of diluted loss per share of common stock because their inclusion would have been antidilutive. As a result, diluted loss per common share is the same as basic loss per common share for all periods presented.

Concentration of Credit Risk:

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution in Cyprus, which has no deposit insurance. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Fair Value of Financial Instruments:

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the consolidated balance sheets.

Use of Estimates:

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements. Actual results could differ from those estimates.

Stellar Acquisition III Inc. and Subsidiary

Notes to Condensed Interim Consolidated Financial Statements

(unaudited)

Cash and securities held in Trust Account:

At August 31, 2018 and November 30, 2017, the assets held in the Trust Account were held in cash and U.S. Treasury Bills. Since March 17, 2017, the Company has withdrawn $1,025,325 of interest earned from the Trust Account to pay for operating expenses. Additionally, $99,236, $101,536 and $34,168 of interest was used for the first, second and third extensions on August 24, 2017, November 24, 2017, and February 23, 2018, respectively.

Income Taxes:

There is, at present, no direct taxation in the Marshall Islands and interest, dividends, and gains payable to the Company are received free of all Marshall Islands taxes. The Company is registered as an “exempted company” pursuant to the Marshall Islands Business Corporations Act (as amended). As the Company proceeds with making investments in various jurisdictions, tax considerations outside the Marshall Islands may arise. Although the Company intends to pursue tax-efficient investments, it may be subject to income tax, withholding tax, capital gains tax, and other taxes imposed by tax authorities in other jurisdictions. For U.S. tax purposes, the Company expects to be treated as a passive foreign investment company by its U.S. shareholders. The Company does not expect to be subject to direct taxation based on net income in the U.S. as long as it maintains its non-U.S. trade or business status. The Company does not expect to invest in any U.S. obligation that will be subject to U.S. withholding taxes. As of August 31, 2018, the Company has not commenced operations and thus has no uncertain tax positions. There were no adjustments related to uncertain tax positions recognized during the period December 8, 2015 (inception) to August 31, 2018.

The Company follows the provisions of FASB ASC 740-10 which prescribes a recognition threshold and measurement attribute for how a company should recognize, measure, present and disclose in its consolidated financial statements uncertain tax positions that the Company has taken or expects to take on its tax return. FASB ASC 740-10 requires that the consolidated financial statements reflect expected future tax consequences of such positions presuming the taxing authorities’ full knowledge of the position and all relevant facts, but without considering time values.

Redeemable Common Stock:

As discussed in Note 3, all common shares sold as part of a Unit in the Public Offering contain a redemption feature which allows for the redemption of common shares under the Company’s Liquidation or Tender offer/stockholder/approval provisions. In accordance with FASB ASC 480, redemption provisions not solely within the control of the Company require the security to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of an entity’s equity instruments, are excluded from the provisions of FASB ASC 480. Although the Company did not specify a maximum redemption threshold, its charter provides that in no event will it redeem its Public Shares in an amount that would cause its net tangible assets (shareholders’ equity) to be less than $5,000,001.

The Company recognizes changes in redemption value immediately as they occur and will adjust the carrying value of the security to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable common stock shall be affected by charges against additional paid-in capital.

Accordingly, at August 31, 2018 and November 30, 2017, 1,123,870 and 6,192,221 of the 1,851,720 and 6,900,610 Public Shares were classified outside of permanent equity at their redemption value, respectively.

Recent Accounting Pronouncements:

Management does not believe there are any recently issued, but not yet effective, accounting pronouncements, that if currently adopted, would have a material effect on the Company’s consolidated financial statements.

Stellar Acquisition III Inc. and Subsidiary

Notes to Condensed Interim Consolidated Financial Statements

(unaudited)

NOTE 3 — PUBLIC OFFERING

On August 24, 2016, the Company closed the Public Offering for the sale of 6,500,000 units at a price of $10.00 per unit (the “Units”). Each Unit consists of one share of the Company’s common stock, $0.0001 par value (the “Public Shares”) and one redeemable common stock purchase warrant (the “Warrants”). Under the terms of a warrant agreement, the Company has agreed to use its best efforts to file a new registration statement under the Securities Act to register the shares of common stock underlying the Warrants, following the completion of the Business Combination. Each Warrant entitles the holder to purchase one share of common stock at a price of $11.50. No fractional shares will be issued upon exercise of the Warrants. If, upon exercise of the Warrants, a holder would be entitled to receive a fractional interest in a share, the Company will, upon exercise, round down to the nearest whole number the number of shares of common stock to be issued to the Warrant holder. Each Warrant will become exercisable on the later of 30 days after the completion of the Business Combination or 12 months from the closing of the Public Offering and will expire five years after the completion of the Business Combination or earlier upon redemption or liquidation. However, if the Company does not complete its initial Business Combination on or prior to the applicable time period to complete the Business Combination, the Warrants will expire at the end of such period. If the Company is unable to deliver registered shares of common stock to the holder upon exercise of Warrants issued in connection with the Company’s public Units during the exercise period, there will be no net cash settlement of these Warrants and the Warrants will expire worthless, unless they may be exercised on a cashless basis in the circumstances described in the warrant agreement. Once the Warrants become exercisable, the Company may redeem the outstanding Warrants in whole and not in part at a price of $0.01 per Warrant upon a minimum of 30 days’ prior written notice of redemption, only in the event that the last sale price of the Company’s shares of common stock equals or exceeds $21.00 per share for any 20 trading days within the 30-trading day period ending on the third trading day before the Company sends the notice of redemption to the Warrant holders.

The Company granted the underwriters an overallotment option to purchase an additional 975,000 Units at $10.00 for 45 days following the closing of the Public Offering. Following the partial exercise of the underwriters’ overallotment option on September 28, 2016, the Company sold an additional 400,610 Units at a price of $10.00 per unit generating additional gross proceeds of $4,006,100. The Company paid an underwriting fee of $1,300,000, equal to a 2.00% underwriting discount on the per Unit offering price to the underwriters, based on a sale of 6,500,000 Units, at the closing of the Public Offering and $80,122 based on a sale of 400,610 Units, following the partial exercise of the underwriters’ overallotment option on September 28, 2016. The Company will pay an additional fee (the “Deferred Discount”) of 2.5% of the gross offering proceeds payable to underwriters, reduced pro rata for any share redemptions, upon the Company’s completion of a Business Combination. The Deferred Discount will become payable to the underwriters from the amounts held in the Trust Account solely in the event the Company completes its initial Business Combination.

The Company issued the underwriters, as additional compensation for the Public Offering, 100,000 shares at the close of the Public Offering. Following the partial exercise of the underwriters’ overallotment option on September 28, 2016, the Company issued the underwriters, as additional compensation for the Public Offering, another 6,164 shares. The Company accounted for the fair value of these shares, as an expense of the Public Offering resulting in a charge directly to shareholders’ equity. The shares were issued at an estimated fair value of $1,061,640.

Stellar Acquisition III Inc. and Subsidiary

Notes to Condensed Interim Consolidated Financial Statements

(unaudited)

NOTE 4 — RELATED PARTY TRANSACTIONS

Founder Shares

The Company’s initial shareholders currently own 2,003,403 shares of common stock, following the partial exercise of the underwriters’ overallotment option on September 28, 2016. In January 2016, 2,300,000 shares were initially purchased by Messrs. Tsirigakis and Syllantavos for an aggregate of $25,000, up to 300,000 of which were subject to forfeiture. In January 2016, Messrs. Tsirigakis and Syllantavos collectively transferred an aggregate of 2,099,900 shares to the Sponsors and an aggregate of 34,500 shares to the Company’s director nominees. In addition, in January 2016, Messrs. Tsirigakis and Syllantavos collectively transferred an aggregate of 165,600 shares to the Company’s other initial shareholders. In August 2016, the Sponsors returned to the Company, at no cost, an aggregate of 129,839 founder shares, which the Company cancelled, leaving an aggregate of 2,170,161 founder shares outstanding. Following the partial exercise of the underwriters’ overallotment option on September 28, 2016, the Sponsors returned to the Company, at no cost, an aggregate of 166,758 founder shares, which the Company cancelled, leaving an aggregate of 2,003,403 founder shares outstanding. The founder shares are identical to the common stock included in the Units sold in the Public Offering except that the founder shares are subject to certain transfer restrictions, as described in more detail below. The Company’s initial shareholders currently own 35.4% of the Company’s issued and outstanding shares of common stock.

The Company’s initial shareholders have agreed not to transfer, assign or sell any of their founder shares until the earlier of (A) one year after the completion of the Business Combination, or earlier if, subsequent to the Business Combination, the last sale price of the Company’s common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination or (B) the date on which the Company completes a liquidation, merger, stock exchange or other similar transaction after the initial Business Combination that results in all of the Company’s shareholders having the right to exchange their shares of common stock for cash, securities or other property.

Private Placement Warrants

Upon the closing of the Public Offering on August 24, 2016, the Sponsors paid the Company $3,825,000 in a private placement for the purchase of an aggregate of 7,650,000 Warrants at a price of $0.50 per Warrant (the “Private Placement Warrants”). Following the partial exercise of the underwriters’ overallotment option on September 28, 2016, the Sponsors purchased 320,488 additional Private Placement Warrants for an aggregate price of $160,244. Each Private Placement Warrant entitles the holder to purchase one share of common stock at $11.50 per share. The proceeds from the sale of the Private Placement Warrants have been added to the proceeds from the Public Offering held in the Trust Account pending completion of the Business Combination. The Private Placement Warrants (including the common stock issuable upon exercise of the Private Placement Warrants) will not be transferable, assignable or salable until 30 days after the completion of the initial Business Combination and they will be non-redeemable so long as they are held by the Sponsors or their permitted transferees. If the Private Placement Warrants are held by someone other than the Sponsors or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Warrants included in the Units being sold in the Public Offering. Otherwise, the Private Placement Warrants have terms and provisions that are identical to those of the Warrants sold as part of the Units in the Public Offering and have no net cash settlement provisions.

If the Company does not complete a Business Combination, then the proceeds will be part of the liquidating distribution to the Public Shareholders and the Warrants issued to the Sponsors will expire worthless.

Registration Rights

The Company’s initial shareholders and holders of the Private Placement Warrants are entitled to registration rights pursuant to a registration rights agreement executed on August 18, 2016. The Company’s initial shareholders and holders of the Private Placement Warrants are entitled to make up to three demands, excluding short form registration demands, that the Company register such securities for sale under the Securities Act. In addition, these holders have “piggy-back” registration rights to include their securities in other registration statements filed by the Company. The Company will bear the expenses incurred in connection with the filing of any such registration statements. There are no penalties associated with delays in registering the securities under the registration rights agreement.

Stellar Acquisition III Inc. and Subsidiary

Notes to Condensed Interim Consolidated Financial Statements

(unaudited)

Related Party Loans

As of January 15, 2016, three of the Company’s Sponsors, Firmus Investments Inc., Astra Maritime, Inc. and Magellan Investments Corp., have agreed to loan the Company an aggregate of $250,000 against the issuance of an unsecured promissory note (the “Note”) to cover expenses related to the Public Offering. Between January and August 2016, the Company borrowed approximately $207,985 under this loan from the three Sponsors. These loans were non-interest bearing and were paid in full on August 24, 2016. Additionally, between January and August 2016 Nautilus Energy Management Corp., an affiliate of the Company’s co-Chief Executive Officers paid for certain expenses related to the Company’s roadshow and offering amounting to $42,550. Nautilus Energy Management Corp. was reimbursed for these expenses in full on August 24, 2016.

On August 24, 2017, the Company issued unsecured promissory notes (the “First Extension Notes”) in the aggregate amount of $303,300 to three of the Company’s Sponsors, Firmus Investments Inc., Astra Maritime, Inc. and Magellan Investments Corp., affiliates of our co-CEOs, Mr. Prokopios (Akis) Tsirigakis, and of Mr. George Syllantavos. Of the aggregate amount of $303,300 received, $65,000 is held outside of a financial institution in cash on hand at the Company and is expected to be deposited in the Company’s operating cash account. The Trust Account was funded properly for the extension. These funds, which were deposited into the Trust Account, were used to extend the period of time the Company has to consummate a business combination by three months to November 24, 2017.

On November 23, 2017, the Company issued unsecured promissory notes (the “Second Extension Notes”) in the aggregate amount of $301,000 to three of the Company’s Sponsors, Firmus Investments Inc., Astra Maritime, Inc. and Magellan Investments Corp., affiliates of our co-CEOs, Mr. Prokopios (Akis) Tsirigakis, and of Mr. George Syllantavos. These funds, which were deposited into the Trust Account, were used to extend the period of time the Company has to consummate a business combination by three months to February 24, 2018.

On February 23, 2018, the Company issued unsecured promissory notes in the aggregate amount of $167,100 to three of the Company’s Sponsors, Firmus Investments Inc., Astra Maritime, Inc. and Magellan Investments Corp., affiliates of our co-CEOs, Mr. Prokopios (Akis) Tsirigakis, and of Mr. George Syllantavos. Additionally, on February 22, 2018 the Company issued a promissory note in the aggregate amount of $201,268 to Phunware. The promissory note payable to Phunware bears no interest, and is payable on the earlier of (a) the date of consummation of the merger pursuant to the terms of the Merger Agreement, (b) the date that the Company consummates its initial business combination, or (c) the date of liquidation of the Company. The aggregate funds from the four aforementioned promissory notes (collectively the “Third Extension Notes”), which were deposited into the Trust Account, were used to extend the period of time the Company has to consummate a business combination by three months to May 24, 2018.

On each of May 22, 2018, June 22, 2018, and July 23, 2018, Stellar issued unsecured promissory notes in the aggregate amount of $62,082 to three of the Company’s Sponsors, Firmus Investments Inc., Astra Maritime, Inc. and Magellan Investments Corp., affiliates of our co-CEOs, Mr. Prokopios (Akis) Tsirigakis, and of Mr. George Syllantavos. Additionally, each of May 22, 2018, June 22, 2018, and July 23, 2018, the Company issued a promissory note in the aggregate amount of $62,082 to Phunware (collectively the “Fourth Extension Notes”).

On each of August 23, 2018, and September 24, 2018, Stellar issued unsecured promissory notes in the aggregate amount of $37,034 each time to three of the Company’s Sponsors, Firmus Investments Inc., Astra Maritime, Inc. and Magellan Investments Corp., affiliates of our co-CEOs, Mr. Prokopios (Akis) Tsirigakis, and of Mr. George Syllantavos. Additionally, on August 23, 2018, and September 24, 2018, the Company issued promissory notes in the aggregate amount of $37,034 each time to Phunware (collectively the “Fifth Extension Notes”).

Stellar Acquisition III Inc. and Subsidiary

Notes to Condensed Interim Consolidated Financial Statements

(unaudited)

As of August 31, 2018, the outstanding loans to related parties amounted to $994,681 and the outstanding loans to Phunware amounted to $424,549.

The First Extension Notes, the Second Extension Notes, the Third Extension Notes, the Fourth Extension Notes and the Fifth Extension Notes (the “Extension Notes”) bear no interest and are repayable in full upon consummation of the Company’s initial business combination. The Sponsors have the option to convert any unpaid balance of the Notes into warrants exercisable for shares of the Company’s common stock, based on a conversion price of $0.50 per warrant. The terms of any such warrants shall be identical to the terms of the warrants issued pursuant to the private placement that was consummated by the Company in connection with the Company’s initial public offering.

As of August 31, 2018, the Company had $70,000 of outstanding invoices to Nautilus Energy Management Corp.

Administrative Service Agreement and Services Agreement

The Company has agreed to pay $10,000 a month for office space, administrative services and secretarial support to Nautilus Energy Management Corp., an affiliate of our co-Chief Executive Officers. Services commenced on the date the securities were first listed on the NASDAQ Capital Market on August 19, 2016 and will terminate upon the earlier of the consummation by the Company of an initial Business Combination or the liquidation of the Company. For the period from December 5, 2015 (inception) through August 31, 2018, the Company paid $244,194 under this agreement, $90,000 of which was for the nine months ended August 31, 2018.

NOTE 5 — COMMITMENTS AND CONTINGENCIES

The Company paid an underwriting fee of $1,300,000, equal to a 2.00% underwriting discount on the per Unit offering price to the underwriters, based on a sale of 6,500,000 Units, at the closing of the Public Offering. Following the partial exercise of the underwriters’ overallotment option on September 28, 2016, the Company paid an additional underwriting fee of $80,122. The Company will pay an additional fee (the “Deferred Discount”) of 2.5% of the gross offering proceeds payable to underwriters, reduced pro rata for any share redemptions, upon the Company’s completion of a Business Combination. The Deferred Discount will become payable to the underwriters from the amounts held in the Trust Account solely in the event the Company completes its initial Business Combination. On August 31, 2018, and November 30, 2017, the Deferred Discount amounted to $462,930 and $1,725,153, respectively. The reduction was due to the redemption of 3,353,060 and 1,695,830 shares that took place in May 22, 2018 and August 22, 2018, respectively.

The Company sold to the underwriters for $100, an option to purchase up to a total of 130,000 units, exercisable at $11.50 per unit (or an aggregate exercise price of $1,495,000) upon the closing of the Public Offering. The purchase option may be exercised for cash or on a cashless basis, at the holder’s option, at any time during the period commencing on the later of the first anniversary of the effective date of the Registration Statement and the closing of our initial Business Combination and terminating on the fifth anniversary of such effectiveness date. The units issuable upon exercise of this option are identical to those offered in the Public Offering. The Company accounted for the fair value of the unit purchase option, net of the receipt of the $100 cash payment, as an expense of the Public Offering resulting in a charge directly to shareholders’ equity. The Company estimates the fair value of this unit purchase option is $6.01 per unit (for a total fair value of approximately $781,000) using a Black-Scholes option-pricing model. The fair value of the unit purchase option granted to the underwriter is estimated as of the date of grant using the following assumptions: (1) expected volatility of 37.8% (2) risk-free interest rate of 1.83% and (3) expected life of 5 years. Because the Company’s units do not have a trading history, the volatility assumption is based on information currently available to management. The volatility assumption was calculated using the average volatility of stock prices of a selection of companies within the energy logistics space, which are representative of the sectors on which the company intends to focus for the initial business transaction, including: Arc Logistics Partners LP, Ardmore Shipping Corporation, Blueknight Energy Partners, L.P., Buckeye Partners, L.P., Cheniere Energy, Inc., DHT Holdings, Inc., Dorian LPG Ltd., EnLink Midstream, LLC, GasLog Ltd., Genesis Energy LP, Golar LNG Ltd., Kinder Morgan, Inc., Magellan Midstream Partners LP, Navigator Holdings Ltd., Nordic American Tankers Limited, NuStar GP Holdings, LLC, ONEOK Inc., PBF Logistics LP, Scorpio Tankers Inc., StealthGas, Inc., Teekay Tankers Ltd., Tsakos Energy Navigation Limited. The Company believes that the volatility estimate is a reasonable benchmark to use in estimating the expected volatility of the units. Although an expected life of five years was used in the calculation, if the Company does not consummate a Business Combination within the prescribed time period and it liquidates, the option will become worthless. The unit purchase option may be exercised for cash or on a “cashless” basis, at the holder’s option, such that the holder may use the appreciated value of the unit purchase option (the difference between the exercise prices of the unit purchase option and the underlying Warrants and the market price of the Units and underlying ordinary shares) to exercise the unit purchase option without the payment of cash.

Stellar Acquisition III Inc. and Subsidiary

Notes to Condensed Interim Consolidated Financial Statements

(unaudited)

The Company issued the underwriters, as additional compensation for the Public Offering, 100,000 shares at the close of the Public Offering. Following the partial exercise of the underwriters’ overallotment option on September 28, 2016, the Company issued the underwriters, as additional compensation for the Public Offering, another 6,164 shares. The Company accounted for the fair value of these shares, as an expense of the Public Offering resulting in a charge directly to shareholders’ equity. The shares were issued at an estimated fair value of $1,061,640.

NOTE 6 — TRUST ACCOUNT AND FAIR VALUE MEASUREMENTS

As of August 31, 2018, investment securities in the Company’s Trust Account consisted of $19,487,416 in United States Treasury Bills and another $1,454 held as cash and cash equivalents. As of November 30, 2017, investment securities in the Company’s Trust Account consisted of $71,215,004 in United States Treasury Bills and another $852 held as cash and cash equivalents. The Company classifies its Treasury Instruments and equivalent securities as held-to-maturity in accordance with FASB ASC 320 “Investments - Debt and Equity Securities”. Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost on the accompanying August 31, 2018 and November 30, 2017 consolidated balance sheet and adjusted for amortization or accretion of premiums or discounts. The following table presents information about the Company’s assets that are measured at fair value on a recurring basis as of August 31, 2018 and November 30, 2017 and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value. In addition, the table presents the carrying value under ASC 320, excluding accrued interest income and gross unrealized holding gain. Since all of the Company’s permitted investments consist of U.S. government treasury bills and cash, fair values of its investments are determined by Level 1 inputs utilizing quoted prices (unadjusted) in active markets for identical assets as follows:

	Carrying Value	Gross Unrealized Holding Losses	Quoted prices in Active Markets (Level 1)
U.S. Government Treasury Securities as of August 31, 2018 (maturing on September 20, 2018)	$19,487,416	$(4,002)	$19,491,418

U.S. Government Treasury Securities as of November 30, 2017	$71,215,004	$(14,157)	$71,229,161

NOTE 7 — SHAREHOLDERS’ EQUITY

Common Stock

The authorized common stock of the Company includes up to 200,000,000 shares. Holders of the Company’s common stock are entitled to one vote for each share of common stock. At August 31, 2018 and November 30, 2017, there were 3,961,287 and 9,010,177 shares of common stock issued and outstanding, including 1,123,870 and 6,192,221 shares subject to possible redemption, respectively.

Preferred Stock

The Company is authorized to issue 10,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors. At August 31, 2018 and November 30, 2017, there were no shares of preferred stock issued and outstanding.

NOTE 8 — SUBSEQUENT EVENTS

On November 1, 2018, the Company and Phunware entered into the First Amendment to the Merger Agreement, amending the cash available to the post-transaction company of $40 million to $19 million of cash in the Trust Account at closing.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

Phunware, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of Phunware, Inc. (the “Company”) as of December 31, 2017, the related consolidated statements of operations and comprehensive loss, changes in convertible preferred stock and stockholders’ deficit, and cash flows of the year then ended, and the related notes and schedules (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph — Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1, the Company has a significant working capital deficiency, has incurred significant losses and needs to raise additional funds to meet its obligations and sustain its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor since 2017.

New York, NY

April 10, 2018

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of Phunware, Inc.

We have audited the accompanying consolidated balance sheet of Phunware, Inc. as of December 31, 2016, and the related consolidated statements of operations and comprehensive loss, changes in convertible preferred stock and shareholders’ deficit and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Phunware, Inc. at December 31, 2016, and the consolidated results of its operations and its cash flows for the year then ended in conformity with U.S. generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has recurring losses from operations, has recurring negative cash flows from operations, and has stated that substantial doubt exists about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Ernst & Young LLP

Austin, Texas

March 2, 2018

Phunware, Inc.

Consolidated Balance Sheets

(In thousands)

	December 31,
	2017	2016
Assets
Current assets:
Cash	$308	$12,629
Accounts receivable, net	6,206	8,060
Prepaid expenses and other current assets	385	413
Total current assets	$6,899	$21,102

Property and equipment, net	128	255
Goodwill	25,886	25,786
Intangible assets, net	901	2,159
Other assets	187	196
Total assets	$34,001	$49,498

Liabilities, redeemable convertible preferred stock, and stockholders’ deficit
Current liabilities:
Accounts payable	$3,548	$4,450
Accrued expenses	8,796	5,661
Deferred revenue	1,044	1,786
Capital lease liability	—	83
Preferred stock subscription payable	3,243	—
Factored receivables payable	1,816	780
Total current liabilities	$18,447	$12,760

Deferred tax liability	387	480
Deferred revenue	7,165	2,932
Deferred rent	98	149
Total liabilities	$26,097	$16,321

Phunware, Inc.

Consolidated Balance Sheets (continued)

(In thousands)

	December 31,
	2017	2016
Commitments and contingencies (see Note 7)	—	—
Redeemable convertible preferred stock Series A, $0.001 par value; 3,169 shares authorized, issued, and outstanding at December 31, 2017 and 2016; liquidation preference of $1,585 at December 31, 2017	$1,609	$1,609
Redeemable convertible preferred stock Series B, $0.001 par value; 2,012 shares authorized, issued, and outstanding at December 31, 2017 and 2016; liquidation preference of $1,710 at December 31, 2017	1,691	1,691
Redeemable convertible preferred stock Series C, $0.001 par value; 5,224 shares authorized, issued, and outstanding at December 31, 2017 and 2016; liquidation preference of $6,000 at December 31, 2017	5,962	5,962
Redeemable convertible preferred stock Series D, $0.001 par value; 3,709 shares authorized, issued, and outstanding at December 31, 2017 and 2016, liquidation preference of $8,383 at December 31, 2017	8,362	8,362
Redeemable convertible preferred stock Series D-1, $0.001 par value; 4,725 shares issued, and outstanding at December 31, 2017 and 2016; 4,757 shares authorized; liquidation preference of $11,996 at December 31, 2017	11,996	11,996
Redeemable convertible preferred stock Series E, $0.001 par value; 10,098 shares authorized, issued and outstanding at December 31, 2017 and 2016; liquidation preference of $31,000 at December 31, 2017	30,860	30,860
Redeemable convertible preferred stock Series F, $0.001 par value; 9,715 and 9,612 shares issued and outstanding at December 31, 2017 and 2016, respectively; 12,000 shares authorized; liquidation preference of $41,094 December 31, 2017	40,785	40,375
Redeemable convertible preferred stock Series Alpha, $0.001 par value; 3,277 shares issued and outstanding at December 31, 2017 and 2016; 3,400 shares authorized; liquidation preference of $10,060 at December 31, 2017	3,169	3,169
Redeemable convertible preferred stock Series Beta, $0.001 par value; 2,402 shares authorized, issued, and outstanding at December 31, 2017 and 2016; liquidation preference of $8,000 at December 31, 2017	1,592	1,592
Redeemable convertible preferred stock Series Gamma, $0.001 par value; 1,998 and 2,023 shares issued and outstanding at December 31, 2017 and 2016, respectively; 2,177 shares authorized, liquidation preference of $8,031 at December 31, 2017	1,379	1,379
Stockholders’ deficit:
Common stock, $0.001 par value; 75,000 shares authorized as of December 31, 2017 and 2016; 8,280 and 8,164 shares issued as of December 31, 2017 and 2016, respectively; 7,183 and 7,108 shares outstanding as of 2017 and 2016, respectively	7	7
Additional paid-in capital	2,856	2,728
Accumulated other comprehensive loss	(347)	(474)
Accumulated deficit	(102,017)	(76,079)
Total stockholders’ deficit	$(99,501)	$(73,818)
Total liabilities, redeemable convertible preferred stock, and stockholders’ deficit	$34,001	$49,498

The accompanying notes are an integral part of these financial statements.

Phunware, Inc.

Consolidated Statements of Operations and Comprehensive Loss

(In thousands)

	For the Year Ended December 31,
	2017	2016
Net revenues	$26,722	$47,370
Cost of revenues	15,714	28,828
Gross profit	11,008	18,542

Operating expenses:
Sales and marketing	10,721	12,832
General and administrative	14,795	11,269
Research and development	11,108	9,877
Total operating expenses	36,624	33,978
Operating loss	(25,616)	(15,436)

Other income (expense):
Interest expense	(397)	(686)
Other income (expense)	(13)	(107)
Total other income (expense)	(410)	(793)
Loss before taxes	(26,026)	(16,229)
Income tax benefit (expense)	88	(68)
Net loss	(25,938)	(16,297)
Other comprehensive income	—
Cumulative translation adjustment	127	(327)
Comprehensive loss	$(25,811)	$(16,624)

The accompanying notes are an integral part of these financial statements.

Phunware, Inc.

Consolidated Statements of Changes in Convertible Preferred Stock and Stockholders’ Deficit

(In thousands)

	Preferred Stock		Common Stock		Additional Paid-in	Accumulated	Other Comprehensive	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Loss	Deficit
Balances as of December 31, 2015	41,141	$84,797	7,028	$7	$2,466	$(59,782)	$(147)	$(57,456)
Exercise of stock options, net of vesting of restricted shares	—	—	80	—	15	—	—	15
Repurchase of Series Gamma convertible preferred shares	(154)	—	—	—	—	—	—	—
Issuance of Series F convertible preferred stock, net of issuance costs	5,264	22,198	—	—	—	—	—	—
Stock-based compensation expense	—	—	—	—	247	—	—	247
Cumulative translation adjustment	—	—	—	—	—	—	(327)	(327)
Net loss	—	—	—	—	—	(16,297)	—	(16,297)
Balances as of December 31, 2016	46,251	$106,995	7,108	$7	$2,728	$(76,079)	$(474)	$(73,818)
Exercise of stock options, net of vesting of restricted shares	—	—	75	—	10	—	—	10
Repurchase of Series Gamma convertible preferred shares	(25)	—	—	—	—	—	—	—
Issuance of Series F convertible preferred stock, net of issuance costs	103	410	—	—	—	—	—	—
Stock-based compensation expense	—	—	—	—	118	—	—	118
Cumulative translation adjustment	—	—	—	—	—	—	127	127
Net loss	—	—	—	—	—	(25,938)	—	(25,938)
Balances as of December 31, 2017	46,329	$107,405	7,183	$7	$2,856	$(102,017)	$(347)	$(99,501)

The accompanying notes are an integral part of these financial statements.

Phunware, Inc.

Consolidated Statements of Cash Flows

(In thousands)

	Year Ended December 31,
	2017	2016
Operating activities
Net loss	$(25,938)	$(16,297)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	154	261
Loss on disposal of fixed assets	—	12
Allowances for doubtful accounts receivable	3,101	112
Impairment of equity investment		75
Amortization of acquired intangibles	1,284	1,573
Non-cash interest/warrant accretion	—	(1)
Stock-based compensation	118	247
Deferred income taxes	(93)	94
Changes in operating assets and liabilities:
Accounts receivable	(1,243)	233
Prepaid expenses and other assets	46	113
Accounts payable	(903)	(601)
Accrued expenses	2,993	2,960
Deferred revenue	3,491	615
Net cash used in operating activities	$(16,990)	$(10,604)

Investing activities
Capital expenditures	$(27)	$(28)
Net cash used for investing activities	$(27)	$(28)

Financing activities
Net payments on line of credit	$—	$(4,342)
Payments on capital lease obligation	(83)	(204)
Net proceeds from factoring agreement	1,036	780
Proceeds from exercise of options to purchase common stock	10	15
Proceeds from preferred stock subscriptions	3,243	—
Proceeds from issuances of convertible stock, net of issuance costs	410	22,198
Net cash provided by financing activities	$4,616	$18,447

Effect of exchange rate on cash	$80	$(15)
Net (decrease) increase in cash	(12,321)	7,800
Cash – beginning of year	12,629	4,829
Cash – end of year	$308	$12,629

Supplemental Disclosure of cash flow information
Interest paid	$381	$650

The accompanying notes are an integral part of these financial statements.

Phunware, Inc.
Notes to Consolidated Financial Statements
(In Thousands, except share and per share information)

1. The Company and Basis of Presentation

The Company

Phunware, Inc. (the Company) is a provider of Multiscreen as a Service (MaaS) solutions, an integrated customer engagement platform that enables organizations to develop customized, immersive, branded mobile applications. The Company sells its services in vertical markets, including health care, retail, hospitality, transportation, sports, and entertainment. The Company enables brands to engage, manage, and monetize their anytime-anywhere mobile users. The Company’s MaaS technology is available in software development kit form for organizations developing their own application, via customized development services, and prepackaged solutions. Through its integrated mobile advertising platform of publishers and developers, the Company also maximizes mobile monetization through an advertising product suite including self-service media buying, real-time bidding, publisher mediation and yield optimization, cross-platform ad creation, and dynamic ad serving. Founded in 2009, the Company is a Delaware corporation headquartered in Austin, Texas.

Basis of Presentation

The consolidated financial statements have been prepared in conformity with U.S. generally accepted accounting principles (U.S. GAAP), and include the Company’s accounts and those of its wholly owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

As of December 31, 2016, we adopted the provisions of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 205-40, Presentation of Financial Statements - Going Concern (ASC 205-40), which requires management to assess our ability to continue as a going concern for one year after the date the financial statements are issued. Under ASC 205-40, management has the responsibility to evaluate whether conditions and/or events raise substantial doubt about our ability to meet our future financial obligations as they become due within one year after the date that the financial statements are issued. As required by this standard, management’s evaluation shall initially not take into consideration the potential mitigating effects of management’s plans that have not been fully implemented as of the date the financial statements are issued.

The Company’s assessment included the preparation of a detailed cash forecast that included all projected cash inflows and outflows. Although the Company continues to focus on growing its revenues, the Company’s ongoing operating expenditures will significantly exceed the revenue it expects to receive for the foreseeable future. Additionally, the Company has a history of operating losses and negative operating cash flows and expects these trends to continue into the foreseeable future.

Our future plans may include entering into an agreement with a new strategic partner which would provide new working capital or cash funding, utilizing existing and obtaining new credit lines, expanding credit lines, issuing our equity securities, including selling common stock and/or preferred stock, and reducing overhead expenses. Despite a history of successfully implementing similar plans to alleviate the adverse financial conditions, these sources of working capital are not currently assured, and consequently do not sufficiently mitigate the risks and uncertainties disclosed above. There can be no assurance that the Company will be able to obtain additional funding on satisfactory terms or at all. In addition, no assurance can be given that any such financing, if obtained, will be adequate to meet the Company’s capital needs and support our growth. If additional funding cannot be obtained on a timely basis and on satisfactory terms, our operations would be materially negatively impacted. We have therefore concluded there is substantial doubt about our ability to continue as a going concern through one year from the issuance of these financial statements.

The accompanying consolidated financial statements have been prepared on a going-concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The accompanying consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from uncertainty related to our ability to continue as a going concern.

Phunware, Inc.
Notes to Consolidated Financial Statements
(In Thousands, except share and per share information)

2. Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make certain estimates and assumptions that affect the reported amounts in the Company’s financial statements and accompanying notes. Actual results could differ from those estimates. Items subject to the use of estimates include revenue recognition for contract completion, useful lives of long-lived assets including intangibles, valuation of intangible assets acquired in business combinations, reserves and certain accrued liabilities, determination of the provision for income taxes, and fair value of equity instruments.

Revenue Recognition

Revenue is recognized when all four of the following criteria are met:

●	Persuasive evidence of an arrangement exists;

●	The service has been completed or services are actively being provided to the customer;

●	The amount of fees to be paid by the customer is fixed or determinable; and

●	The collection of fees is reasonably assured.

Platform Subscriptions and Services Revenue

The Company derives subscription revenue from software license fees, which comprise subscription fees from customers licensing the Company’s MaaS modules, which includes accessing the MaaS platform and/or MaaS platform data; application development service revenue from the development of customer applications, or apps, which are built and delivered to customers; and support fees, which comprise support and maintenance fees of their applications, software updates, and technical support for software products (post-contract customer support, or PCS) for an initial term. License subscription and app development arrangements are typically accompanied by support agreements, with terms ranging from 6 to 60 months and are non-cancelable, though customers typically have the right to terminate their contracts for cause if the Company materially fails to perform.

These application development, license and support fee arrangements represent software arrangements that are accounted for pursuant to the software revenue recognition guidance of Accounting Standards Codification Topic (ASC) 985-605, Software — Revenue Recognition.

The Company typically receives cash payments from customers in advance of when the PCS services are performed under the arrangements with the customer and records this as deferred revenue. These arrangements obligate the Company to provide PCS over a fixed term. The Company is unable to establish vendor-specific objective evidence (VSOE) of fair value for all undelivered elements in certain arrangements that include licenses, support, and services, due to the lack of VSOE for support bundled with the software license and application development. Because VSOE of fair value of the PCS included in the arrangement does not exist, the PCS cannot be accounted for separately from the software and customization efforts. Once the PCS period commences, the Company recognizes revenue ratably over the remaining PCS period. In these instances, revenue is recognized ratably over the period that the services are expected to be performed, which is generally the support period.

From time to time, the Company also provides professional services by outsourcing employees’ time and materials to customers. Such amounts are typically recorded as the services are delivered.

Phunware, Inc.
Notes to Consolidated Financial Statements
(In Thousands, except share and per share information)

2. Summary of Significant Accounting Policies (cont.)

Application Transaction Revenue

The Company also generates revenue by charging advertisers to deliver advertisements (ads) to users of mobile connected devices. Depending on the specific terms of each advertising contract, the Company generally recognizes revenue based on the activity of mobile users viewing these ads. Fees from advertisers are commonly based on the number of ads delivered or views, clicks, or actions by users on mobile advertisements delivered, and the Company recognizes revenue at the time the user views, clicks, or otherwise acts on the ad. The Company sells ads through several offerings: cost per thousand impressions, on which advertisers are charged for each ad delivered to 1,000 consumers; cost per click, on which advertisers are charged for each ad clicked or touched on by a user; and cost per action, on which advertisers are charged each time a consumer takes a specified action, such as downloading an app. In addition, the Company generates application transaction revenue thru in-app purchases from application on our platform. At that time, services have been provided, the fees charged are fixed or determinable, persuasive evidence of an arrangement exists, and collectability is reasonably assured.

In the normal course of business, the Company acts as an intermediary in executing transactions with third parties. The determination of whether revenue should be reported on a gross or net basis is based on an assessment of whether the Company is acting as the principal or an agent in its transactions with advertisers. The determination of whether the Company is acting as a principal or an agent in a transaction involves judgment and is based on an evaluation of the terms of each arrangement. While none of the factors individually are considered presumptive or determinative in reaching a conclusion on gross versus net revenue recognition, the Company places the most weight on the analysis of whether it is the primary obligor in the arrangement. To date, the Company has determined that it is the primary obligor in all advertising arrangements because it is responsible for identifying and contracting with third-party advertisers, which include both advertising agencies or companies; establishing the selling prices of the advertisements sold; performing all billing and collection activities, including retaining credit risk; and bearing sole responsibility for the suitability and fulfillment of the advertising. Accordingly, the Company acts as the principal in all advertising arrangements and therefore reports revenue earned and costs incurred related to these transactions on a gross basis.

The Company records deferred revenue when it receives cash payments from advertiser clients in advance of when the services are performed under the arrangements with the customer. The Company recognizes deferred revenue as revenue only when the revenue recognition criteria are met.

Fair Value of Financial Instruments

Authoritative guidance on fair value measurements defines fair value, establishes a consistent framework for measuring fair value, and expands disclosures for each major asset and liability category measured at fair value on either a recurring or non-recurring basis. Fair value is an exit price representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, the authoritative guidance establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1 — Observable inputs such as quoted prices in active markets.

Level 2 — Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly.

Level 3 — Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

Phunware, Inc.
Notes to Consolidated Financial Statements
(In Thousands, except share and per share information)

2. Summary of Significant Accounting Policies (cont.)

The carrying value of accounts receivable, prepaid expenses, other current assets, accounts payable, and accrued expenses are considered to be representative of their respective fair values because of the short-term nature of those instruments.

Concentrations of Credit Risk

The Company’s financial instruments that are exposed to concentrations of credit risk consist primarily of cash and trade accounts receivable. Although the Company limits its exposure to credit loss by depositing its cash with established financial institutions that management believes have good credit ratings and represent minimal risk of loss of principal, its deposits, at times, may exceed federally insured limits. Collateral is not required for accounts receivable, and the Company believes the carrying value approximates fair value.

In the year ended December 31, 2017, revenue from one customer represented approximately $11,804, or 44%, of the Company’s consolidated net revenues, and 24% of the Company’s accounts receivable balance at December 31, 2017. In the year ended December 31, 2016, revenue from one customer represented $23,144 or 49%, of the Company’s consolidated net revenues, and 51% of the Company’s accounts receivable balance at December 31, 2016.

The chart below represents the Company’s top three revenue sources and the percentage of net revenues and percentage of total trade credit extended as indicated in accounts receivable balances at December 31, 2017 and 2016, respectively:

December 31, 2017	Net revenue	% of Net revenue	% of Accounts receivable, net
Customer A	$11,804	44%	24%
Customer B	2,968	11%	2%
Customer D	1,760	7%	9%
	$16,532	62%	35%

December 31, 2016	Net revenue	% of Net revenue	% of Accounts receivable, net
Customer B	$23,144	49%	51%
Customer A	3,454	7%	6%
Customer C	2,808	6%	15%
	$29,406	62%	72%

Cash

The Company considers all investments with a maturity of three months or less from the date of acquisition to be cash equivalents. The Company had no cash equivalents at December 31, 2017.

Phunware, Inc.
Notes to Consolidated Financial Statements
(In Thousands, except share and per share information)

2. Summary of Significant Accounting Policies (cont.)

Accounts Receivable and Reserves

Accounts receivable are presented net of allowances. The Company considers receivables past due based on the contractual payment terms. The Company makes judgments as to its ability to collect outstanding receivables and records a bad debt allowance for receivables when collection becomes doubtful. The allowances are based upon historical loss patterns, current and prior trends in its aged receivables, credit memo activity, and specific circumstances of individual receivable balances. Accounts receivable consisted of the following:

	December 31,
	2017	2016
Accounts receivable	$9,295	$8,172
Less allowances for doubtful accounts	(3,089)	(112)
Balance	$6,206	$8,060

Changes in the allowance for doubtful accounts and sales allowance are as follows:

	Balance at beginning of period	Allowances for bad debt charged to expense	Issuance of credit memos and write-off of accounts receivables	Balance at end of period
Year ended December 31, 2017 Allowance for doubtful accounts	$112	$3,101	$(124)	$3,089
Year ended December 31, 2016 Allowance for doubtful accounts	$—	$112	$—	$112

Property and Equipment

Property and equipment are stated at cost, net of accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets, generally ranging from three to seven years. Leasehold improvements are amortized over the shorter of their useful lives or the remaining terms of the related leases.

Goodwill and Intangible Assets

Goodwill arises from purchase business combinations and is measured as the excess of the cost of the business acquired over the sum of the acquisition-date fair values of tangible and identifiable intangible assets acquired, less any liabilities assumed.

In accordance with ASC 350, Intangibles — Goodwill and Other, the Company does not amortize goodwill or intangible assets with indefinite lives but rather assesses their carrying value for indications of impairment annually, or more frequently if events or changes in circumstances indicate that the carrying amount may be impaired.

The goodwill impairment test required by ASC 350 is a two-step process. The first step of the goodwill impairment test, used to identify potential impairment, compares the fair value of a reporting unit with its carrying amount, or the net book value of the company or reporting unit, including goodwill. If the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is considered not impaired; thus, the second step of the impairment test is unnecessary. If the carrying amount of a reporting unit exceeds its fair value, the second step of the goodwill impairment test shall be performed to measure the amount of impairment loss, if any. The Company attributes goodwill to its sole reporting unit for impairment testing.

Phunware, Inc.
Notes to Consolidated Financial Statements
(In Thousands, except share and per share information)

2. Summary of Significant Accounting Policies (cont.)

The enterprise fair value used by the Company was derived from valuations utilizing a blending of both the income approach, whereby current and future estimated discounted cash flows were utilized to calculate an operating value of the Company on a controlling interest basis, and the market approach, whereby comparable company results are used to derive a fair value of the Company. The determination of whether goodwill has become impaired involves a significant level of judgment in the assumptions underlying the approach used to determine the value of the reporting unit. Changes in the Company’s strategy and/or market conditions could significantly impact these judgments and require adjustments to recorded amounts of goodwill.

Identifiable intangible assets consist of acquired trade names, customer lists, technology, in-process research and development, and order backlog associated with the acquired businesses.

ASC 350 requires that intangible assets with definite lives be amortized over their estimated useful lives and reviewed for impairment whenever events or changes in circumstances indicate that an asset’s carrying value may not be recoverable in accordance with ASC 360, Property, Plant, and Equipment.

Amortization of finite-lived intangible assets is calculated using either the straight-line or accelerated amortization model based on the Company’s best estimate of the distribution of the economic value of the identifiable intangible assets.

The Company did not recognize any goodwill or intangible impairment losses in the years ended December 31, 2017 or 2016.

Long-Lived Assets

In accordance with authoritative guidance, the Company periodically re-evaluates the original assumptions and rationale utilized in the establishment of the carrying value and estimated lives of all of its long-lived assets, including property and equipment. The determinants used for this evaluation include management’s estimate of the asset’s ability to generate positive income from operations and positive cash flow in future periods as well as the strategic significance of the asset to the Company’s business objective. The Company did not recognize any impairment losses during the years ended December 31, 2017 or 2016.

Deferred Revenue

The Company’s deferred revenue balance consisted of the following:

	December 31,
	2017	2016
Current deferred revenue
Platform subscription and services revenue	$910	$1,684
Application transactions revenue	134	102
Total current deferred revenue	$1,044	$1,786

Non-current deferred revenue
Platform subscription and services revenue	$7,165	$2,932
Total non-current deferred revenue	$7,165	$2,932
Total deferred revenue	$8,209	$4,718

Phunware, Inc.
Notes to Consolidated Financial Statements
(In Thousands, except share and per share information)

2. Summary of Significant Accounting Policies (cont.)

Leases

Leases are reviewed and classified as capital or operating at their inception. For leases that contain rent escalations or periods during the lease term where rent is not required, the Company recognizes rent expense based on allocating the total rent payable on a straight-line basis over the term of the lease excluding lease extension periods. The difference between rent payments and straight-line rent expense is recorded as deferred rent on the consolidated balance sheets. Deferred rent that will be recognized during the succeeding 12-month period is recorded as the current portion of deferred rent and the remainder is recorded as long-term deferred rent.

Under certain leases, the Company also receives incentives for leasehold improvements, which are recognized as deferred rent if the Company determines they are owned by the Company. Leasehold improvement incentives are amortized on a straight-line basis over the shorter of the lease term or estimated useful life as a reduction to rent expense. The leasehold improvements are included in property and equipment, net and are amortized to depreciation expense.

Advertising Costs

Advertising costs are expensed as incurred. Total advertising costs were $200 and $82 for the years ended December 31, 2017 and 2016, respectively, and were included in sales and marketing expenses on the consolidated statements of operations and comprehensive loss.

Retirement Plan

At December 31, 2017, the Company administered one employee savings plan that qualified as a deferred salary arrangement under Section 401(k) of the Internal Revenue Code (the IRC). Under the savings plan, participating employees may contribute a portion of their pretax earnings, up to the Internal Revenue Service annual contribution limit. No employer matching contributions were made to the savings plan during the years ended December 31, 2017 or 2016.

Income Taxes

The Company accounts for income taxes in accordance with Financial Accounting Standards Board (FASB) ASC 740, Income Taxes. Under ASC 740, deferred tax assets and liabilities reflect the future tax consequences of the differences between the financial reporting and tax bases of assets and liabilities using current enacted tax rates. Valuation allowances are recorded when the realizability of such deferred tax assets does not meet the more-likely-than-not threshold under ASC 740.

The accounting guidance on accounting for uncertainty in income taxes prescribes a recognition threshold and measurement attribute criterion for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company has not recognized interest or penalties on the consolidated balance sheets or statements of operations and comprehensive loss.

Non-Marketable Equity Investment

During December 2013, the Company invested $150 for a non-controlling equity investment in a privately held company. The Company’s investment in the privately held company is reported using the cost method of accounting or marked down to fair value when an event or circumstance indicates an other-than-temporary decline in value has occurred. During 2016, the Company determined an impairment of the investment existed. As a result, the Company recorded a $75 impairment charge, which is included in other expenses in the consolidated statement of operations and comprehensive income. The net investment is recorded in other non-current assets on the consolidated balance sheet.

Phunware, Inc.
Notes to Consolidated Financial Statements
(In Thousands, except share and per share information)

2. Summary of Significant Accounting Policies (cont.)

Comprehensive Loss

The Company utilizes the guidance in ASC 220, Comprehensive Income, for the reporting and display of comprehensive loss and its components in the consolidated financial statements. Comprehensive loss comprises net loss and cumulative foreign currency translation adjustments. The accumulated comprehensive loss at December 31, 2017 and 2016, was due to foreign currency translation adjustments.

Recent Accounting Pronouncements

In May 2014, the FASB and the International Accounting Standards Board jointly issued Accounting Standards Update No. (ASU) 2014-09, Revenue from Contracts with Customers, which supersedes the revenue recognition requirements in ASC 605, Revenue Recognition. ASU 2014-09 is a comprehensive new revenue recognition standard that will supersede nearly all existing revenue recognition guidance under U.S. GAAP and International Financial Reporting Standards. The standard’s core principle is that a company will recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. In doing so, companies will need to use more judgment and make more estimates than under current authoritative guidance. These may include identifying performance obligations in the contract, estimating the amount of variable consideration to include in the transaction price, and allocating the transaction price to each separate performance obligation.

This standard is effective for public entities for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. There is a one-year deferral for non-public companies, but some companies that consider themselves private may have to follow the public company effective date if they meet certain requirements. Early adoption is not permitted under U.S. GAAP, but non-public companies may adopt the new standard as of the public entity effective date. This standard will impact those arrangements historically accounted for under ASC 985-605. VSOE of fair value is not a requirement for separation under the new standard. As a result, certain amounts required to be deferred under ASC 985-605 may be recognized as revenue sooner. The Company has elected to take advantage of the extended transition period provided in Securities Act Section 7(a)(2)(B) for complying with new or revised accounting standards. The Company will adopt the new standard effective January 1, 2019. The Company is currently evaluating the financial statement impact, if any, of the new revenue recognition standard on its consolidated financial statements.

In 2015, the FASB issued ASU No. 2015-17, Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes, which eliminates the current requirement for organizations to present deferred tax liabilities and assets as current and non-current in a classified balance sheet. Instead, organizations will be required to classify all deferred tax assets and liabilities as non-current. ASU 2015-17 is effective for consolidated financial statements issued for annual periods beginning after December 15, 2017. The amendments may be applied prospectively to all deferred tax liabilities and assets or retrospectively to all periods presented. Effective January 1, 2018, the Company is adopting this guidance on its financial statements.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). The core principle of Topic 842 is that a lessee should recognize the assets and liabilities that arise from leases. For operating leases, a lessee is required to recognize a right-of-use asset and a lease liability, initially measured at the present value of the lease payments, in the statement of financial position. For leases with a term of 12 months or less, a lessee is permitted to make an accounting policy election by class of underlying asset not to recognize lease assets and lease liabilities. The accounting applied by a lessor is largely unchanged from that applied under previous generally accepted accounting principles. This ASU is effective for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years. Earlier application is permitted. In transition, lessees and lessors are required to recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach. The Company is currently evaluating the effect that the adoption of this ASU will have on its financial statements.

Phunware, Inc.
Notes to Consolidated Financial Statements
(In Thousands, except share and per share information)

2. Summary of Significant Accounting Policies (cont.)

In March 2016, the FASB issued ASU 2016-09 Compensation-Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting (ASU 2016-09). The amendment simplifies several aspects of the accounting for share-based payments, including immediate recognition of all excess tax benefits and deficiencies in the income statement, changing the threshold to qualify for equity classification up to the employees’ maximum statutory tax rates, allowing an entity-wide accounting policy election to either estimate the number of awards that are expected to vest or account for forfeitures as they occur, and clarifying the classification on the statement of cash flows for the excess tax benefit and employee taxes paid when an employer withholds shares for tax-withholding purposes. ASU 2016-09 is effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption is permitted in any interim or annual period. The Company has chosen to early adopt ASU 2016-09 on a prospective basis. There was no material impact to the consolidated financial statements upon adoption.

3. Goodwill and Other Intangible Assets

Goodwill

Changes in the Company’s goodwill balance for the years ended December 31, 2017 and 2016, are summarized in the table below

Balance at December 31, 2016	$25,786
Foreign Currency Translation	100
Balance at December 31, 2017	$25,886

Intangible Assets

The Company’s intangible assets, excluding goodwill, consist of intangible assets acquired in business combinations and were recorded at their estimated fair values on the date of acquisition. The finite-lived intangible assets that are being amortized are summarized in the table below

	Weighted Average	December 31, 2017			December 31, 2016
	Useful Life (Years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Trade name	4.6	$650	$(650)	$—	$647	$(532)	$115
Acquired technology	5.1	4,828	(4,714)	114	4,828	(3,975)	853
In-process research and development	5	94	(85)	9	94	(66)	28
Customer relationships	5.7	4,626	(3,848)	778	4,550	(3,387)	1,163
Order backlog	1.5	329	(329)	—	329	(329)	—
		$10,527	$(9,626)	$901	$10,448	$(8,289)	$2,159

Amortization expense for the years ended December 31, 2017 and 2016, was approximately $1,284 and $1,573 respectively.

Phunware, Inc.
Notes to Consolidated Financial Statements
(In Thousands, except share and per share information)

3. Goodwill and Other Intangible Assets (cont.)

Expected future annual amortization expense for finite-lived intangible assets as of December 31, 2017, is as follows:

Year	Amortization
2018	$375
2019	274
2020	141
2021	90
2022	21
Total	$901

4. Property and Equipment

Property and equipment are stated at cost, net of accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets, generally ranging from three to seven years. Leasehold improvements are amortized over the shorter of their useful lives or the remaining terms of the related leases. The estimated useful lives of property and equipment consist of the following:

	Life (years)	December 31, 2017	December 31, 2016
Equipment	3-5	$907	$880
Furniture and fixtures	7	32	32
Leasehold improvements	5 or remaining lease term	241	241
		1,180	1,153
Less: Accumulated depreciation		(1,052)	(898)
		$128	$255

Total depreciation expense was $154 and $261 for the years ended December 31, 2017 and 2016, respectively.

5. Accrued Expenses

Accrued expenses consist of the following

	December 31,
	2017	2016
Partner revenue share	$6,522	$3,742
Payroll related	1,545	1,556
Taxes	118	152
Other	611	211
Total accrued expenses	$8,796	$5,661

6. Notes Payable

Loan and Security Agreement

In December 2012, the Company entered into a term loan (Loan and Security Agreement) with Bridge Bank in the amount of $4 million with a maturity date of December 10, 2016. The Loan and Security Agreement required monthly payments of all accrued interest due on the tenth day of each calendar month for the first six months beginning on January 10, 2013. The Loan and Security Agreement subsequently required all principal and all accrued interest due on the tenth day of each calendar month beginning on July 10, 2013, for the following 42 months. The Loan and Security Agreement bore interest at a rate of prime plus 2%. Prime rate means the greater of 3.25% or the variable rate of interest, per annum, most recently announced by Bridge Bank as its prime rate. The Loan and Security Agreement was collateralized by 65% of the outstanding shares of the Company and substantially all of the assets of the Company. The principal was borrowed by the Company concurrent with the Company’s acquisition of TapIt.

Phunware, Inc.
Notes to Consolidated Financial Statements
(In Thousands, except share and per share information)

6. Notes Payable (cont.)

Amended and Restated Loan and Security Agreement

In November 2013, the Company amended and restated the Loan and Security Agreement with Bridge Bank to convert the term loan to a revolving line of credit up to $5 million with a maturity date of November 27, 2015. The amended and restated Loan and Security Agreement required monthly payments of all accrued interest due on the tenth day of each calendar month beginning on December 10, 2013. The amended and restated Loan and Security Agreement bore interest at a rate of prime plus 0.75%. Prime rate means the greater of 3.25% or the variable rate of interest, per annum, most recently announced by Bridge Bank as its prime rate. The amended and restated Loan and Security Agreement is collateralized by 65% of the outstanding shares of the Company’s wholly owned foreign subsidiaries and substantially all of the assets of the Company and its domestic wholly owned subsidiaries. The Company accounted for the modification of the Loan and Security Agreement as a debt modification.

In May 2014, the Company amended the amended and restated Loan and Security Agreement with Bridge Bank to increase the revolving line of credit to a maximum of $10 million. There were no changes made to the maturity date, interest rate, payment terms, or collateral. The Loan and Security Agreement with Bridge Bank was further amended in 2015 and 2016 and ultimately paid in full and terminated in June 2016.

There were no amounts due and outstanding under the Loan and Security Agreement as of December 31, 2017 and 2016.

Factoring Agreement

On June 15, 2016 the Company entered into a factoring agreement with CSNK Working Capital Finance Corp. (d/b/a Bay View Funding) (“Bay View”) whereby it sells select accounts receivable with recourse.

Under the terms of the agreement, Bay View may make advances to the Company of amounts representing up to 80% of the net amount of eligible accounts receivable. The factor facility was collateralized by a general security agreement over all the Company’s personal property and interests. Fees paid to Bay View for factored receivables are 1.80% for the first 30 days and is and 0.65% for every ten days thereafter, to a maximum of 90 days total outstanding. The Company bears the risk of credit loss on the receivables. These receivables are accounted for as a secured borrowing arrangement and not as a sale of financial assets.

Factor expense of $391 and $561 for the years ended December 31, 2017 and 2016 respectively, is recorded as interest expense in other expense on the consolidated statement of comprehensive loss. The amount of the factored receivables outstanding was $1,816 and $780 as of December 31, 2017 and 2016, respectively. There was $1,184 available for future advances as of December 31, 2017.

7. Commitments and Contingencies

Leases

The Company has operating office space leases in Austin, Texas; Newport Beach, California; San Diego, California; Miami, Florida; New York, New York, and London, U.K. Rent expense under operating leases totaled $634 and $694 for the years ended December 31, 2017 and 2016, respectively.

Phunware, Inc.
Notes to Consolidated Financial Statements
(In Thousands, except share and per share information)

7. Commitments and Contingencies (cont.)

Future minimum annual lease payments under the Company’s operating leases are as follows;

Future minimum lease obligations Years ended December 31,	Lease obligations
2018	$689
2019	520
2020	51
2021	—
2022	—
Thereafter	—
Total	$1,260

Litigation

On September 26, 2017, we filed a breach of contract complaint against Uber Technologies, Inc. (“Uber”) seeking approximately $3 million (plus interest) for unpaid invoices for advertising campaign services provided for Uber in the first quarter of 2017. On November 13, 2017, Uber generally denied the allegations in our complaint and also filed a cross-complaint against us and Fetch Media, Ltd. (“Fetch”) — the advertising agency Uber retained to run its mobile advertising campaign for the period 2014 through the first quarter of 2017 (the “Fetch Campaign”), asserting numerous fraud and contract-based claims. All the claims stem from Uber’s assertion that Fetch and/or the Company (and/or other-as-yet-unidentified ad networks and publishers) are liable for the fraud-infested Fetch Campaign, under which Uber overpaid Fetch and mobile advertising providers due to fraudulent attribution for installments of the Uber application. Uber does not allege any specific dollar amount that it is seeking in damages against either of the named cross-defendants (Fetch and Phunware). We filed a motion to dismiss the cross-complaint, which was heard on February 7, 2018. The motion was granted in part and denied in part by the Court. The parties are just beginning to exchange documents in discovery. The Company has maintained that our claims against Uber are meritorious and that Uber’s claims against us are not. However, we make no predictions on the likelihood of success of prevailing on our contract action against Uber or on the likelihood of defeating Uber’s claims against us. The Company has recorded as bad debt expense of $3,089 for the unpaid invoices alleged in this lawsuit for the year ended December 31, 2017.

On September 8, 2017, the Company and Greater Houston Convention and Visitors Bureau (“GHCVB”) initiated litigation in a breach of contract dispute. The dispute concerned an October 2016 agreement for the Company to develop a mobile application and advertising campaign for GHCVB. The dispute concerns an October 2016 agreement for us to develop a mobile application and advertising campaign for GHCVB. We seek approximately $1.5 million (plus interest) for unpaid amounts provided by that agreement for certain project milestones that occurred, and for early termination by GHCVB. In the alternative, we seek approximately $500, calculated on an hourly basis provided by the agreement, for work performed for GHCVB. Each side also seeks to recover its attorneys’ fees. The parties recently mediated this dispute with the assistance of a private mediator. The mediation was successful and the parties are currently in the process of preparing a definitive settlement agreement.

From time to time, the Company is and may become involved in various legal proceedings in the ordinary course of business. The outcomes of our legal proceedings are inherently unpredictable, subject to significant uncertainties, and could be material to our operating results and cash flows for a particular reporting period. In addition, for the matters disclosed above that do not include an estimate of the amount of loss or range of losses, such an estimate is not possible, and we may be unable to estimate the possible loss or range of losses that could potentially result from the application of non-monetary remedies.

Phunware, Inc.
Notes to Consolidated Financial Statements
(In Thousands, except share and per share information)

8. Convertible Preferred Stock

The following table summarizes the Company’s convertible preferred stock authorized, issued, and outstanding as of December 31, 2017 and 2016:

	2017			2016
	Shares Authorized	Shares Issued and Outstanding	Liquidation Price Per Share	Shares Authorized	Shares Issued and Outstanding	Liquidation Price Per Share
Series A convertible preferred stock	3,169,089	3,169,089	$0.50	3,169,089	3,169,089	$0.50
Series B convertible preferred stock	2,011,990	2,011,990	$0.85	2,011,990	2,011,990	$0.85
Series C convertible preferred stock	5,223,742	5,223,742	$1.15	5,223,742	5,223,742	$1.15
Series D convertible preferred stock	3,709,078	3,709,078	$2.26	3,709,078	3,709,078	$2.26
Series D-1 convertible preferred stock	4,757,261	4,724,873	$2.54	4,757,261	4,724,873	$2.54
Series E convertible preferred stock	10,097,720	10,097,720	$3.07	10,097,720	10,097,720	$3.07
Series F convertible preferred stock	12,000,000	9,714,903	$4.23	12,000,000	9,611,713	$4.23
Series Alpha convertible preferred stock	3,400,000	3,277,191	$3.07	3,400,000	3,277,191	$3.07
Series Beta convertible preferred stock	2,402,402	2,402,402	$3.33	2,402,402	2,402,402	$3.33
Series Gamma convertible preferred stock	2,176,616	1,997,857	$4.02	2,176,616	2,023,238	$4.02
Total	48,947,898	46,328,845		48,947,898	46,251,036

In 2017 and 2016, the Company completed several closings of the Series F convertible preferred stock financing. During 2017 and 2016, the Company issued 103,190 and 5,263,764 shares at for cash proceeds of $410 and $22,198, net of issuance costs, respectively.

The rights, preferences, and privileges of the Company’s Series A, Series B, Series C, Series D, Series D-1, Series E, Series Alpha, Series Beta, Series Gamma, and Series F convertible preferred stock are as follows:

Voting Rights

Holders of convertible preferred stock shall vote equally with the shares of common stock of the Company, and not as a separate class, at any annual or specified meeting of stockholders of the Company, and may act by written consent in the same manner as the common stock, in either case upon the following basis: each holder of shares of convertible preferred stock shall be entitled to such number of votes as shall be equal to the whole number of shares of common stock into which such holder’s aggregate number of shares of convertible preferred stock are convertible immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent.

Conversion

Each share of convertible preferred stock is convertible at the option of the holder, subject to certain anti-dilutive adjustments, for shares of common stock on a one-to-one ratio. Automatic conversion occurs at the date of a qualified initial public offering covering the offer and sale of common stock for the account of the Company in which (i) the per share price is at least $21.15 of common stock, and (ii) the gross cash proceeds to the Company are at least $50 million.

Phunware, Inc.
Notes to Consolidated Financial Statements
(In Thousands, except share and per share information)

8. Convertible Preferred Stock (cont.)

Redemption

The Company’s Series A, Series B, Series C, Series D, Series D-1, Series E, Series Alpha, Series Beta, Series Gamma and Series F convertible preferred stock is classified as temporary equity instead of stockholders’ deficit in accordance with authoritative guidance for the classification and measurement of potentially redeemable securities, as the stock is conditionally redeemable at the holder’s option and upon certain change-in-control events that are outside the Company’s control, including the liquidation, sale, or transfer of control of the Company. Upon such change-in-control events, holders of the convertible preferred stock can cause its redemption.

Liquidation Preference

In the event of any liquidation, dissolution, or winding up of the Company, either voluntary or involuntary, the holders of the Series F preferred stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of all other Preferred Stock and Common Stock by reason of their ownership of such stock, an amount per share for each share of Preferred Stock held by them equal to the sum of (i) $4.23 per share and (ii) all declared and unpaid dividends on such share of Preferred Stock, if any. If upon the liquidation, dissolution, or winding up of the Company, the assets of the Company legally available for distribution to the holders of the Series F Preferred Stock are insufficient to permit the payment to such holders of the full amounts specified herein, then the entire assets of the Company legally available for distribution shall be distributed with equal priority and pro rata among the holders of the Series F Preferred Stock in proportion to the full amounts they would otherwise be entitled to receive.

After the payment or setting aside for payment to the holders of Series F Preferred Stock of the full amounts specified, the holders of the Series E preferred stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of all other Preferred Stock and Common Stock by reason of their ownership of such stock, an amount per share for each share of Preferred Stock held by them equal to the sum of (i) $3.07 per share and (ii) all declared and unpaid dividends on such share of Preferred Stock, if any. If upon the liquidation, dissolution, or winding up of the Company, the assets of the Company legally available for distribution to the holders of the Series F Preferred Stock are insufficient to permit the payment to such holders of the full amounts specified herein, then the entire assets of the Company legally available for distribution shall be distributed with equal priority and pro rata among the holders of the Series F Preferred Stock in proportion to the full amounts they would otherwise be entitled to receive.

After the payment or setting aside for payment to the holders of Series F Preferred Stock and Series E Preferred Stock of the full amounts specified, the holders of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, and the Series D-1 Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of the Series Alpha, the Series Beta, and the Series Gamma Preferred Stock and Common Stock by reason of their ownership of such stock, an amount per share for each share of Preferred Stock held by them equal to the sum of (i) $0.50 per share of Series A Preferred Stock, $0.85 per share of Series B Preferred Stock, $1.15 per share of Series C Preferred Stock, $2.26 per share of Series D Preferred Stock, and $2.54 per share of Series D-1 Preferred Stock (collectively, the Junior Preferred Stock) and (ii) all declared and unpaid dividends on such share of Junior Preferred Stock, if any. If upon the liquidation, dissolution, or winding up of the Company, the assets of the Company legally available for distribution to the holders of the Junior Preferred Stock are insufficient to permit the payment to such holders of the full amounts specified herein, then the entire assets of the Company legally available for distribution shall be distributed with equal priority and pro rata among the holders of the Junior Preferred Stock in proportion to the full amounts they would otherwise be entitled to receive.

Phunware, Inc.
Notes to Consolidated Financial Statements
(In Thousands, except share and per share information)

8. Convertible Preferred Stock (cont.)

After the payment or setting aside for payment to the holders of Junior Preferred Stock of the full amounts specified, the holders of the Series Alpha Preferred Stock, the Series Beta Preferred Stock, and the Series Gamma Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of Common Stock by reason of their ownership of such stock, an amount per share for each share of Preferred Stock held by them equal to the sum of (i) $3.07 per share of Series Alpha Preferred Stock, $3.33 per share of Series Beta Preferred Stock, and $4.02 per share of Series Gamma Preferred Stock and (ii) all declared and unpaid dividends on such share of Junior Preferred Stock, if any. If upon the liquidation, dissolution, or winding up of the Company, the assets of the Company legally available for distribution to the holders of the Series Alpha Preferred Stock, the Series Beta, and the Series Gamma Preferred Stock are insufficient to permit the payment to such holders of the full amounts specified herein, then the entire assets of the Company legally available for distribution shall be distributed with equal priority and pro rata among the holders of the Series Alpha Preferred Stock, the Series Beta Preferred Stock, and the Series Gamma Preferred Stock in proportion to the full amounts they would otherwise be entitled to receive.

After the payment of all the amounts specified above to the holders of the Preferred Stock, the entire remaining assets of the Company available for distribution shall be distributed pro rata to the holders of Common Stock, Series F Preferred Stock, and Series E Preferred Stock proportion to the number of shares of Common Stock held by them, with the shares of Series F Preferred Stock and Series E Preferred Stock being treated as if they had been converted to shares of Common Stock at the then-applicable conversion rate. The aggregate distribution to the holders of the Series F Preferred Stock shall not exceed twice the applicable liquidation preference for the Series F Preferred Stock plus any undeclared but unpaid dividends.

9. Stockholders’ Equity and Stock-Based Compensation

Common Stock

Total common stock authorized to be issued as of December 31, 2017 was 75,000,000, with a par value of $0.001 per share. At December 31, 2017 and 2016, there were 7,182,905 and 7,108,459 shares outstanding, respectively.

Preferred Stock Warrants

In 2012, the Company issued a warrant to purchase an aggregate of 32,388 shares of the Company’s Series D-1 convertible preferred stock with an exercise price of $2.54 per share to a banking institution with which the Company has a revolving line of credit. The fair value of the warrants, determined using the Black-Scholes model, was $57, which was recorded as a discount on the related debt and is being amortized to interest expense over the period of the debt arrangement. In addition, the Company continues to assess the fair value of the preferred stock warrant on a periodic basis. Changes to the fair value are recorded in interest expense in the consolidated statements of operations and comprehensive loss, and changes in fair value of the warrant liability are included in accrued expenses on the accompanying consolidated balance sheet. To value the warrant at inception, the Company assumed volatility of approximately 61%, a term of ten years, and a 2% risk-free rate of return. These warrants are fully vested. As of December 31, 2017 and 2016, one warrant for 32,388 shares remains outstanding. At December 31, 2017, the Company has reserved 32,388 shares of the Company’s Series D-1 convertible preferred stock to permit exercise of the outstanding warrant.

Dividends

Dividends are paid on a when-and-if-declared basis. The Company did not declare any dividends during 2017 or 2016.

Phunware, Inc.
Notes to Consolidated Financial Statements
(In Thousands, except share and per share information)

9. Stockholders’ Equity and Stock-Based Compensation (cont.)

Stock Compensation Plan

In 2009, the Company adopted its 2009 Equity Incentive Plan (the Plan), which allowed for the granting of incentive and non-statutory stock options, as defined by the Internal Revenue Code, to employees, directors, and consultants. The exercise price of the options granted is generally equal to the value of the Company’s common stock on the date of grant, as determined by the Company’s Board of Directors. The awards are exercisable and vest, generally over four years, in accordance with each option agreement. The term of each option is no more than ten years from the date of the grant. The Plan allows for options to be immediately exercisable, subject to the Company’s right of repurchase for unvested shares at the original exercise price. The total amount received in exchange for these shares has been included in accrued expenses on the accompanying consolidated balance sheets and is reclassified to equity as the shares vest. As of December 31, 2017 and 2016, 48,912 and 29,271 shares were unvested amounting to $12 and $7 in accrued expenses, respectively. The Plan had 4,209,805 and 657,027 shares of common stock reserved for issuance as of December 31, 2017 and 2016, respectively.

Stock-Based Compensation

The Company accounts for stock-based compensation under provisions which require that share-based payment transactions with employees be recognized in the financial statements based on their fair value and recognized as compensation expense over the vesting period. The amount of expense recognized during the period is affected by subjective assumptions, including estimates of the Company’s future volatility, the expected term for its stock options, the number of options expected to ultimately vest, and the timing of vesting for the Company’s share-based awards.

The Company uses a Black-Scholes option-pricing model to estimate the fair value of its stock option awards. The calculation of the fair value of the awards using the Black-Scholes option-pricing model is affected by the Company’s stock price on the date of grant as well as assumptions regarding the following:

●	Estimated volatility is a measure of the amount by which the Company’s stock price is expected to fluctuate each year during the expected life of the award. The Company’s estimated volatility through December 31, 2017, was based on a weighted average of the historical stock volatilities of similar peer companies whose stock prices were publicly available. The calculation of estimated volatility is based in part on historical stock prices of these peer entities over a period equal to the expected life of the awards. The Company continues to use the historical volatility of peer entities as the Company is non-public.

●	The expected term represents the period of time that awards granted are expected to be outstanding. Through December 31, 2017, the Company calculated the expected term using the simplified method as the Company did not have enough historical data to allow for a weighted average term based on historical exercise patterns.

●	The risk-free interest rate is based on the yield curve of a zero-coupon U.S. Treasury bond on the date the stock option award is granted with a maturity equal to the expected term of the stock option award.

●	The assumed dividend yield is based on the Company’s expectation that it will not pay dividends in the foreseeable future.

The Company uses historical data to estimate the number of future stock option forfeitures. Stock-based compensation recorded on the Company’s consolidated statements of operations and comprehensive loss is based on awards expected to ultimately vest and has been reduced for estimated forfeitures. The Company’s estimated forfeiture rates may differ from its actual forfeitures, which would affect the amount of expense recognized during the period.

Phunware, Inc.
Notes to Consolidated Financial Statements
(In Thousands, except share and per share information)

9. Stockholders’ Equity and Stock-Based Compensation (cont.)

Valuation of Stock Options

The assumptions used to compute stock-based compensation costs for the stock options granted during the years ended December 31 are as follows:

	Years Ended December 31,
	2017	2016
Weighted average risk-free rate	2.02%	1.39%
Expected dividend yield	—	—
Weighted average expected life (years)	6.08	6.08
Weighted average volatility	67.70%	67.70%

A summary of the Company’s stock option activity under the Plan and related information is as follows:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (years)	Aggregate Intrinsic Value
Outstanding and expected to vest at December 31, 2015	2,614,637	$0.26	8.2	$28
Granted	942,000	$0.20
Forfeited	(67,883)	$0.18
Exercised	(816,118)	$0.25
Outstanding and expected to vest at December 31, 2016	2,672,636	$0.25	7.6	$24
Granted	941,500	$0.24
Forfeited	(398,232)	$0.23
Exercised	(116,016)	$0.25
Repurchased	(11,929)	$0.23
Outstanding and expected to vest at December 31, 2017	3,087,959	$0.25	7.2	$53
Exercisable and expected to vest at December 31, 2016	2,563,044	$0.25	7.6	$24
Exercisable and expected to vest at December 31, 2017	2,979,433	$0.25	7.1	$52

The weighted average grant-date fair value of stock options granted during the years ended December 31, 2017 and 2016, was $0.15 and $0.12, respectively. The total fair value for options vested during the years ended December 31, 2017 and 2016, was $113 and $248, respectively. The aggregate intrinsic value of options at December 31, 2017 and 2016, is based on the Company’s estimated stock price on that date of $0.24 and $0.25 per share, respectively. As of December 31, 2017 and 2016, there was $181 and $200 of unrecognized compensation expense, respectively, for stock options and awards that is expected to be recognized on a straight-line basis over a weighted average period of approximately 2.7 years and 2.3 years, respectively. There were 116,016 and 67,883 options exercised in 2017 and 2016, respectively, with an aggregate intrinsic value of $4 and $1, respectively.

Phunware, Inc.
Notes to Consolidated Financial Statements
(In Thousands, except share and per share information)

9. Stockholders’ Equity and Stock-Based Compensation (cont.)

Compensation Cost

Compensation cost that has been included on the Company’s consolidated statements of operations for all stock-based compensation arrangements for the years ended December 31 is detailed as follows:

	Years Ended December 31,
Stock-based compensation	2017	2016
Cost of net revenues	$23	$39
Sales and marketing	25	26
General and administrative	42	150
Research and development	28	32
Total	$118	$247

10. Income Taxes

Deferred income taxes are recognized for the tax consequences in future years for differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the combination of the tax payable for the year and the change during the year in deferred tax assets and liabilities.

The Company will file a change in accounting method relating to deferred revenue to adopt Internal Revenue Service Revenue Procedure 2004-34. This change will revise the recognition of deferred revenue from a cash basis to an approach required under the Revenue Procedure. The net effect of this change is reflected in both the calculation of the current tax liability and taxes payable as well as the deferred tax balances. The administrative procedures to formalize this change will be completed as part of the 2017 tax return filings.

For the years ended December 31, 2017 and 2016, the Company had net losses before income taxes of $26.0 million and $16.2 million, respectively. Net losses relating to U.S. operations for were $25.8 million and $15.2 million, respectively.

The difference between income taxes expected at the U.S. federal statutory income tax rate of 34% and the reported income tax (benefit) expense are summarized as follows (in thousands):

	December 31,
	2017	2016
Income Tax at Statutory Rate	$(8,856)	$(5,519)
Valuation allowance	9,376	5,886
State income tax, net of federal benefit	(518)	(367)
Business tax credit net of reserves	(224)	(221)
Non-deductible expenses	88	141
Foreign income taxes at different rate	46	148
Reported income tax (benefit)/expense	$(88)	$68
Effective tax rate	0.34%	-0.42%

Phunware, Inc.
Notes to Consolidated Financial Statements
(In Thousands, except share and per share information)

10. Income Taxes (cont.)

The provision expense (benefit) for income taxes consists of the following:

	Year Ended December 31,
	2017	2016
Current:
Federal	$—	$—
State	5	5
Foreign	—	(31)
Total current	5	(26)

Deferred:
Federal	(102)	113
State	9	(6)
Foreign	—	(13)
Total deferred	(93)	94
Total	$(88)	$68

The components of net deferred income taxes consist of the following:

	December 31,
	2017	2016
Deferred tax assets:
Net operating loss	$19,060	$23,799
Reserves and accruals	5,405	4,297
Tax credits	763	438
Gross deferred tax assets	25,228	28,534

Less valuation allowance	(25,148)	(28,432)
Total deferred tax assets	80	102

Deferred tax liabilities:
Amortization of acquired intangibles	(467)	(582)
Total deferred tax liabilities	(467)	(582)
Net deferred tax liabilities	$(387)	$(480)

As of December 31, 2017, the Company had net operating loss carryforwards of approximately $80 million and $29 million for federal and state income tax purposes, respectively. These net operating losses will begin to expire in 2030, unless previously utilized.

As of December 31, 2017, the Company had R&D credit carryforwards of approximately $589 and $300 for federal and state income tax purposes, respectively. The federal and Texas R&D credits will begin to expire in 2034, unless previously utilized. California R&D credits carry forward indefinitely.

Utilization of the net operating losses (NOL) and tax credit carryforwards may be subject to a substantial annual limitation due to ownership change limitations that may have occurred or that could occur in the future, as required by Section 382 of the Internal Revenue Code (IRC) of 1986, as amended (the Code), as well as similar state and foreign provisions. These ownership changes may limit the amount of NOL and tax credit carryforwards that can be utilized annually to offset future taxable income. In general, an “ownership change” as defined by Section 382 of the Code results from a transaction or series of transactions over a three-year period resulting in an ownership change of more than 50 percentage points of the outstanding stock of a company by certain stockholders.

Phunware, Inc.
Notes to Consolidated Financial Statements
(In Thousands, except share and per share information)

10. Income Taxes (cont.)

As of December 31, 2017, the Company had not yet completed its analysis of the deferred tax assets for its NOL and tax credits. The future utilization of the Company’s net operating loss to offset future taxable income may be subject to an annual limitation under IRC Section 382 as a result of ownership changes that may have occurred previously or that could occur in the future. The Company has not yet determined whether such an ownership change has occurred. In order to make this determination, the Company will need to complete an analysis regarding the limitation of the net operating loss.

The Company has established a full valuation allowance for its deferred tax assets due to uncertainties that preclude it from determining that it is more likely than not that the Company will be able to generate sufficient taxable income to realize such assets. The Company monitors positive and negative factors that may arise in the future as it assesses the need for a valuation allowance against its deferred tax assets. As of December 31, 2017 and 2016, the Company has a valuation allowance of $25,148 and $28,432 respectively, against its deferred tax assets.

The Company accounts for the provisions under the Income Taxes topic of the ASC which addresses accounting for the uncertainty in income taxes. The evaluation of a tax position in accordance with this topic is a two-step process. The first step involves recognition. The Company determines whether it is more likely than not that a tax position will be sustained upon tax examination, including resolution of any related appeals or litigation, based on only the technical merits of the position.

The technical merits of a tax position derive from both statutory and judicial authority (legislation and statutes, legislative intent, regulations, rulings, and case law) and their applicability to the facts and circumstances of the tax position. If a tax position does not meet the more-likely-than-not recognition threshold, the benefit of that position is not recognized in the financial statements. The second step is measurement. A tax position that meets the more-likely-than-not recognition threshold is measured to determine the amount of benefit to recognize in the financial statements. The tax position is measured as the largest amount of benefit that has a greater than 50% likelihood of being realized upon ultimate resolution with a taxing authority.

Uncertain tax positions are evaluated based upon the facts and circumstances that exist at each reporting period. Subsequent changes in judgment based upon new information may lead to changes in recognition, de-recognition, and measurement. Adjustments may result, for example, upon resolution of an issue with the taxing authorities, or expiration of a statute of limitations barring an assessment for an issue.

The following is a tabular reconciliation of the total amounts of unrecognized tax benefits:

	December 31,
	2017	2016
Unrecognized tax benefits, beginning of period	$594	$245
Tax positions taken in prior periods:
Gross increases	—	—
Gross decreases	—	—

Tax positions taken in current period:
Gross increases	295	349
Settlements	—	—

Lapse of statute of limitations	—	—

Unrecognized tax benefits, end of period	$889	$594

The Company’s practice is to recognize interest and/or penalties related to income tax matters in income tax expense. The Company had no accrual for interest and penalties on the consolidated balance sheets and has not recognized interest and/or penalties in the consolidated statements of operations and comprehensive loss for the years ended December 31, 2017 and 2016.

Phunware, Inc.
Notes to Consolidated Financial Statements
(In Thousands, except share and per share information)

10. Income Taxes (cont.)

The Company is subject to taxation in the United States and various state jurisdictions. The Company’s tax years from inception are subject to examination by the United States and state taxing authorities due to the carryforward of unutilized NOLs.

On December 22, 2017, the United States enacted significant changes to the U.S. tax law following the passage and signing of H.R.1, “An Act to Provide for Reconciliation Pursuant to Titles II and V of the Concurrent Resolution on the Budget for Fiscal Year 2018” (the “Tax Act”) (previously known as “The Tax Cuts and Jobs Act”). The Tax Act significantly revised the U.S. corporate income tax regime by, among other things, lowering the corporate tax rate from 35% to 21%. The Tax Act reduced the U.S. corporate income tax rate from 35% to 21%, effective January 1, 2018. The Company re-measured its deferred tax assets and liabilities as of December 31, 2017, applying the reduced corporate income tax rate and recorded a provisional decrease to the deferred tax assets and liabilities of $12.7 million, with a corresponding adjustment to the valuation allowance.

Due to the complexity of the Tax Act, the Company has not finalized the accounting for the effects of the Tax Legislation, including the provisional amounts recorded related to the transition tax, re-measurement of the deferred taxes and the change to the valuation allowance. The impact of the Tax Legislation may differ from the Company’s estimate, during the one-year measurement period due to, among other things, further refinement of the Company’s calculation, changes in interpretations and assumptions the Company has made, and guidance that may be issued and actions the Company may take as a result of the Tax Legislation.

11. Domestic and Foreign Operations

The Company generates revenue in domestic and foreign regions. Net revenues attributed to the United States and international geographies are based upon the country in which the customer is located. The United Kingdom accounted for 14% and 52% of total revenue for the years ended December 31, 2017 and 2016, respectively. Information about these operations is presented below:

	December 31,
	2017	2016
Net revenues:
United States	$21,343	$19,381
Europe	3,708	24,951
Other international revenue	1,671	3,038
Total net revenue	$26,722	$47,370

Identifiable long-lived assets attributed to the United States and international geographies are based upon the country in which the asset is located or owned. As of December 31, 2017 and 2016, all of the Company’s identifiable long-lived assets were in the United States.

12. Related-Party Transaction

World Wrestling Entertainment (WWE) is an investor in the Company’s Series E Preferred Stock and owns a Board observer seat. WWE is also a customer of the Company. As of December 31, 2017 and 2016, WWE had an accounts receivable balance of $0, with the Company and the Company generated revenues from WWE of $1,201 and $168 for the years ended December 31, 2017 and 2016, respectively.

On August 26, 2015, the Company entered into a consulting agreement with Wavemaker Partners III, LP (Wavemaker), an investor, board member and a related party. Wavemaker will be paid $50 per month for twelve months. The Company recognized consulting expense of $0 and $450 during the years ended December 31, 2017 and 2016, respectively, related to this agreement.

Phunware, Inc.
Notes to Consolidated Financial Statements
(In Thousands, except share and per share information)

12. Related-Party Transaction (cont.)

On August 26, 2015, the Company entered into a consulting agreement with Maxima Capital Management, Inc. (Maxima), a related party. Maxima will be paid $50 for consulting services per month for twelve months. Maxima has invested in multiple rounds of the Company’s preferred stock financings. The Company recognized consulting expense $0 and $450 during the years ended December 31, 2017 and 2016, respectively, related to this agreement. The Company owed Maxima $150 at December 31, 2016, and this balance was subsequently paid.

13. Subsequent Events

The Company has evaluated subsequent events through April 10, 2018.

From January 1, to January 25, 2018, the Company received additional subscriptions for Series F convertible preferred stock in the amount of $1,757 at a price of $4.23 per share. These subscriptions, along with subscriptions received during 2017, caused the Company to close its fifth round of Series F convertible preferred stock on January 25, 2018 at a price of $4.23 per share for an aggregate price of $5 million. Total shares issued in the closing were 1,182,015. In conjunction with the sale of preferred stock, 1,182,015 Series F convertible preferred stock warrants were issued at a strike price of $4.23 per share and other consideration.

From January 26 to April 10, 2018, the Company received additional subscriptions for Series F convertible preferred stock in the amount of $2,016 at a price of $4.23 per share. The Company anticipates closing this round sometime in 2018. Once closed, these stockholders will also be issued an equal number of warrants at an exercise price of $4.23 per share and other consideration.

On February 27, 2018, the Company entered into an Agreement and Plan of Merger (“Merger Agreement”) with Stellar Acquisition III, Inc. (“Stellar”), a publicly traded entity on the NASDAQ stock exchange. On the anticipated close date, all shares of the Company’s common stock, including shares of common stock issuable upon the conversion of shares of all series of convertible preferred stock would be acquired by Stellar. Subject to adjustments, the Company’s shareholders would be issued shares in Stellar’s successor (“Successor”), which would be known as Phunware.

The aggregate merger consideration to be paid pursuant to the Merger Agreement to Phunware stockholders will be an amount equal to: (i) $301 million, plus (ii) the aggregate cash, cash equivalents and marketable securities of Phunware and its subsidiaries, minus (iii) the aggregate indebtedness of the Company and its subsidiaries (the “Merger Consideration”) as of the date of the Closing. The merger consideration to be paid to Phunware stockholders will be paid in the form of number shares of Successor common stock. In addition, each holder of Phunware common and convertible preferred stock shall be entitled to elect to receive such holder’s pro rata share of up to an aggregate of 929,890 warrants to purchase shares of Successor common stock that are currently held by The Sponsors.

Should the Merger Agreement be terminated by Stellar due to a change in recommendation of the Company’s board of directors or after a change in recommendation by the Company’s board of directors the necessary approval of the merger by the Company’s shareholders was not obtained, a termination fee of $12 million would be payable to Stellar.

The Merger Agreement states that Stellar will use good faith efforts to achieve a minimum of $40 million in cash available to the post-transaction company. The Company anticipates closing the transaction sometime in 2018.

On February 23, 2018, the Company issued a note receivable to Stellar Acquisition III, Inc. in the amount of $201. The note bears no interest, and is payable the earlier of (a) the date of consummation of the merger pursuant to terms of the Merger Agreement, (b) the date that Stellar consummates its initial business combination, or (c) the date of liquidation of Stellar. This note was issued in accordance with the Merger Agreement.

Phunware, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

(Unaudited)

	June 30, 2018	December 31, 2017
Assets:
Current assets:
Cash	$221	$308
Accounts receivable, net	4,635	6,206
Digital currencies	769	—
Prepaid expenses and other current assets	267	385
Note receivable – short term	325	—
Total current assets	6,217	6,899

Property and equipment, net	96	128
Goodwill	25,860	25,886
Intangible assets, net	688	901
Deferred merger costs	857	—
Other assets	187	187
Total assets	$33,905	$34,001

Liabilities, redeemable convertible preferred stock, and stockholders’ deficit
Current liabilities:
Accounts payable	$5,614	$3,548
Accrued expenses	2,776	8,796
Deferred revenue	1,901	1,044
Preferred stock subscription payable	—	3,243
Factored receivables payable	2,337	1,816
Warrant liability	450	—
Total current liabilities	$13,078	$18,447

Deferred tax liability	387	387
Deferred revenue	5,302	7,165
Deferred rent	40	98
Total liabilities	$18,807	$26,097

Commitments and contingencies (see Note 6)	—	—
Redeemable convertible preferred stock, $0.001 par value (see Note 8)	116,979	107,405

Stockholders’ deficit
Common stock, $0.001 par value (see Note 9)	8	7
Additional paid in capital	3,194	2,856
Accumulated other comprehensive loss	(374)	(347)
Accumulated deficit	(104,709)	(102,017)
Total stockholders’ deficit	$(101,881)	$(99,501)
Total liabilities, redeemable convertible preferred stock, and stockholders’ deficit	$33,905	$34,001

The accompanying notes are an integral part of these consolidated financial statements.

Phunware, Inc.
Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)
(In thousands)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,		Year Ended December 31,
	2018	2017	2018	2017	2017	2016
Net revenues	$14,185	$5,185	$19,165	$14,158	$26,722	$47,370
Cost of revenues	3,069	3,003	5,936	8,223	15,714	28,828
Gross profit	11,116	2,182	13,229	5,935	11,008	18,542
Operating expenses:
Sales and marketing	1,414	2,610	3,332	5,688	10,721	12,832
General and administrative	3,318	2,906	7,807	5,540	14,795	11,269
Research and development	1,718	2,970	4,018	5,858	11,108	9,877
Total operating expenses	6,450	8,486	15,157	17,086	36,624	33,978
Operating income (loss)	4,666	(6,304)	(1,928)	(11,151)	(25,616)	(15,436)
Other income (expense):
Interest expense	(183)	(1)	(385)	(18)	(397)	(686)
Fair value adjustment for warrant liabilities	—	—	(54)	—	—	—
Impairment of digital currencies	(21)	—	(334)	—	—	—
Other income (expense)	10	4	9	5	(13)	(107)
Total other income (expense)	(194)	3	(764)	(13)	(410)	(793)
Income (loss), before taxes	4,472	(6,301)	(2,692)	(11,164)	(26,026)	(16,229)
Income tax benefit (expense)	—	—	—	—	88	(68)
Net income (loss)	4,472	(6,301)	(2,692)	(11,164)	(25,938)	(16,297)
Cumulative translation adjustment	(81)	62	(27)	74	127	(327)
Comprehensive income (loss)	4,391	(6,239)	(2,719)	(11,090)	(25,811)	(16,624)

The accompanying notes are an integral part of these consolidated financial statements.

Phunware, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Six Month Ended June 30,
	2018	2017
Operating activities
Net loss	$(2,692)	$(11,164)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	32	117
Gain on sale of digital currencies	(10)	—
Bad debt expense	68	—
Amortization of acquired intangibles	211	663
Change in fair value of warrants	54	—
Impairment of digital currencies	334	—
Stock-based compensation	211	61
Changes in operating assets and liabilities:
Accounts receivable	1,505	422
Prepaid expenses and other assets	118	(46)
Deferred merger costs	(857)	—
Accounts payable	2,067	(2,604)
Accrued expenses	(6,504)	954
Warrant liability	450	—
Deferred revenue	(1,006)	1,829
Net cash used in operating activities	(6,019)	(9,768)

Investing activities
Sale of digital currencies	175	—
Payments for note receivable	(325)	—
Capital expenditures	—	(27)
Net cash used in investing activities	(150)	(27)

Financing activities
Payment on capital lease obligation	—	(79)
Net proceeds from (payments for) factoring agreement	521	(780)
Proceeds from exercise of options to purchase common stock	128	6
Proceeds from preferred stock subscriptions	5,489	412
Convertible preferred stock issuance costs	(30)	(17)
Net cash provided by (used in) financing activities	6,108	(458)

Effect of exchange rate on cash	(26)	50
Net decrease in cash	(87)	(10,203)
Cash at the beginning of the period	308	12,629
Cash at the end of the period	$221	$2,426

Supplemental disclosure of cash flow information
Interest paid	$370	$63
Series F preferred stock issuances from subscription payable, net of fair value of Series F preferred stock warrants issued	$9,604	$—

The accompanying notes are an integral part of these consolidated financial statements.

Phunware, Inc.
Notes to Unaudited Condensed Financial Statements
(In thousands, except share and per share information)

1. The Company and Basis of Presentation

The Company

Phunware, Inc. (the Company) is a provider of Multiscreen as a Service (MaaS) solutions, an integrated customer engagement platform that enables organizations to develop customized, immersive, branded mobile applications. The Company sells its services in vertical markets, including health care, retail, hospitality, transportation, sports, and entertainment. The Company enables brands to engage, manage, and monetize their anytime-anywhere mobile users. The Company’s MaaS technology is available in software development kit form for organizations developing their own application, via customized development services, and prepackaged solutions. Through its integrated mobile advertising platform of publishers and developers, the Company also maximizes mobile monetization through an advertising product suite including self-service media buying, real-time bidding, publisher mediation and yield optimization, cross-platform ad creation, and dynamic ad serving. Founded in 2009, the Company is a Delaware corporation headquartered in Austin, Texas.

On February 27, 2018, the Company entered into an Agreement and Plan of Merger (“Merger Agreement”) with Stellar Acquisition III, Inc. (“Stellar”), a publicly traded entity on the NASDAQ stock exchange. On the anticipated close date, all shares of the Company’s common stock, including shares of common stock issuable upon the conversion of shares of all series of convertible preferred stock would be acquired by Stellar. Subject to adjustments, the Company’s shareholders would be issued shares in Stellar’s successor (“Successor”), which would be known as Phunware.

The aggregate merger consideration to be paid pursuant to the Merger Agreement to Phunware stockholders will be an amount equal to: (i) $301 million, plus (ii) the aggregate cash, cash equivalents and marketable securities of Phunware and its subsidiaries, minus (iii) the aggregate indebtedness of the Company and its subsidiaries (the “Merger Consideration”) as of the date of the Closing. The merger consideration to be paid to Phunware stockholders will be paid in the form of number shares of Successor common stock. In addition, each holder of Phunware common and convertible preferred stock shall be entitled to elect to receive such holder’s pro rata share of up to an aggregate of 929,890 warrants to purchase shares of Successor common stock that are currently held by The Sponsors.

Should the Merger Agreement be terminated by Stellar due to a change in recommendation of the Company’s board of directors or after recommendation by the Company’s board of directors the necessary approval of the merger by the Company’s shareholders was not obtained, a termination fee of $12 million would be payable to Stellar.

The Merger Agreement states that Stellar will use good faith efforts to achieve a minimum of $40 million in cash available to the post-transaction company. The Company anticipates closing the transaction sometime in 2018.

Basis of Presentation

The consolidated financial statements have been prepared in conformity with U.S. generally accepted accounting principles (U.S. GAAP), and include the Company’s accounts and those of its wholly owned subsidiaries. All intercompany transactions and balances have been eliminated in consolidation.

The balance sheet at December 31, 2017 was derived from the Company’s audited consolidated financial statements, but these interim consolidated financial statements do not include all the annual disclosures required by GAAP. These condensed interim consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements and the notes thereto for the year ended December 31, 2017, which are referenced herein. The accompanying interim consolidated financial statements as of June 30, 2018 and for the three and six months ended June 30, 2018 and 2017, are unaudited. The unaudited interim financial statements have been prepared on a basis consistent with the audited financial statements, pursuant to the rules and regulations of the SEC for interim financial statements. Certain information and footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to such rules and regulations. In the opinion of management, the financial statements reflect all adjustments (consisting of normal recurring adjustments) considered necessary to fairly state the Company’s financial position as of June 30, 2018 and the results of operations for the three and six months ended June 30, 2018 and 2017, and cash flows for the six months ended June 30, 2018 and 2017. The results for the six months ended June 30, 2018 are not necessarily indicative of the results to be expected for the year ending December 31, 2018 or for any future interim period.

Phunware, Inc.
Notes to Unaudited Condensed Financial Statements
(In thousands, except share and per share information)

1. The Company and Basis of Presentation (cont.)

As of December 31, 2016, we adopted the provisions of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 205-40, Presentation of Financial Statements - Going Concern (ASC 205-40), which requires management to assess our ability to continue as a going concern for one year after the date the financial statements are issued. Under ASC 205-40, management has the responsibility to evaluate whether conditions and/or events raise substantial doubt about our ability to meet our future financial obligations as they become due within one year after the date that the financial statements are issued. As required by this standard, management’s evaluation shall initially not take into consideration the potential mitigating effects of management’s plans that have not been fully implemented as of the date the financial statements are issued. We have concluded there is substantial doubt about our ability to continue as a going concern through one year from the issuance of these financial statements.

The accompanying consolidated financial statements have been prepared on a going-concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The accompanying consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from uncertainty related to our ability to continue as a going concern.

2. Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make certain estimates and assumptions that affect the reported amounts in the Company’s consolidated financial statements and accompanying notes. Actual results could differ from those estimates. Items subject to the use of estimates include revenue recognition for contract completion, useful lives of long-lived assets including intangibles, valuation of intangible assets acquired in business combinations, reserves and certain accrued liabilities, determination of the provision for income taxes, and fair value of equity instruments.

Revenue Recognition

Revenue is recognized when all four of the following criteria are met:

●	Persuasive evidence of an arrangement exists;

●	The service has been completed or services are actively being provided to the customer;

●	The amount of fees to be paid by the customer is fixed or determinable; and

●	The collection of fees is reasonably assured.

Platform Subscriptions and Services Revenue

The Company derives subscription revenue from software license fees, which comprise subscription fees from customers licensing the Company’s MaaS modules, which includes accessing the MaaS platform and/or MaaS platform data; application development service revenue from the development of customer applications, or apps, which are built and delivered to customers; and support fees, which comprise support and maintenance fees of their applications, software updates, and technical support for software products (post-contract customer support, or PCS) for an initial term. License subscription and app development arrangements are typically accompanied by support agreements, with terms ranging from 6 to 60 months and are non-cancelable, though customers typically have the right to terminate their contracts for cause if the Company materially fails to perform.

These application development, license and support fee arrangements represent software arrangements that are accounted for pursuant to the software revenue recognition guidance of Accounting Standards Codification Topic (ASC) 985-605, Software — Revenue Recognition.

Phunware, Inc.
Notes to Unaudited Condensed Financial Statements
(In thousands, except share and per share information)

2. Summary of Significant Accounting Policies (cont.)

The Company typically receives cash payments from customers in advance of when the PCS services are performed under the arrangements with the customer and records this as deferred revenue. These arrangements obligate the Company to provide PCS over a fixed term. The Company is unable to establish vendor-specific objective evidence (VSOE) of fair value for all undelivered elements in certain arrangements that include licenses, support, and services, due to the lack of VSOE for support bundled with the software license and application development. Because VSOE of fair value of the PCS included in the arrangement does not exist, the PCS cannot be accounted for separately from the software and customization efforts. Once the PCS period commences, the Company recognizes revenue ratably over the remaining PCS period. In these instances, revenue is recognized ratably over the period that the services are expected to be performed, which is generally the support period.

From time to time, the Company also provides professional services by outsourcing employees’ time and materials to customers. Such amounts are typically recorded as the services are delivered.

Application Transaction Revenue

The Company also generates revenue by charging advertisers to deliver advertisements (ads) to users of mobile connected devices. Depending on the specific terms of each advertising contract, the Company generally recognizes revenue based on the activity of mobile users viewing these ads. Fees from advertisers are commonly based on the number of ads delivered or views, clicks, or actions by users on mobile advertisements delivered, and the Company recognizes revenue at the time the user views, clicks, or otherwise acts on the ad. The Company sells ads through several offerings: cost per thousand impressions, on which advertisers are charged for each ad delivered to 1,000 consumers; cost per click, on which advertisers are charged for each ad clicked or touched on by a user; and cost per action, on which advertisers are charged each time a consumer takes a specified action, such as downloading an app. In addition, the Company generates application transaction revenue thru in-app purchases from application on our platform. At that time, services have been provided, the fees charged are fixed or determinable, persuasive evidence of an arrangement exists, and collectability is reasonably assured.

In the normal course of business, the Company acts as an intermediary in executing transactions with third parties. The determination of whether revenue should be reported on a gross or net basis is based on an assessment of whether the Company is acting as the principal or an agent in its transactions with advertisers. The determination of whether the Company is acting as a principal or an agent in a transaction involves judgment and is based on an evaluation of the terms of each arrangement. While none of the factors individually are considered presumptive or determinative in reaching a conclusion on gross versus net revenue recognition, the Company places the most weight on the analysis of whether it is the primary obligor in the arrangement. To date, the Company has determined that it is the primary obligor in all advertising arrangements because it is responsible for identifying and contracting with third-party advertisers, which include both advertising agencies or companies; establishing the selling prices of the advertisements sold; performing all billing and collection activities, including retaining credit risk; and bearing sole responsibility for the suitability and fulfillment of the advertising. Accordingly, the Company acts as the principal in all advertising arrangements and therefore reports revenue earned and costs incurred related to these transactions on a gross basis.

The Company records deferred revenue when it receives cash payments from advertiser clients in advance of when the services are performed under the arrangements with the customer. The Company recognizes deferred revenue as revenue only when the revenue recognition criteria are met.

Concentrations of Credit Risk

The Company’s financial instruments that are exposed to concentrations of credit risk consist primarily of cash and trade accounts receivable. Although the Company limits its exposure to credit loss by depositing its cash with established financial institutions that management believes have good credit ratings and represent minimal risk of loss of principal, its deposits, at times, may exceed federally insured limits. Collateral is not required for accounts receivable, and the Company believes the carrying value approximates fair value.

Phunware, Inc.
Notes to Unaudited Condensed Financial Statements
(In thousands, except share and per share information)

2. Summary of Significant Accounting Policies (cont.)

The following schedule sets forth the Company’s concentration of revenue sources as a percentage of total net revenues.

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Customer A	22%	46%	33%	31%
Customer B	45%	0%	33%	26%
Customer C	12%	0%	9%	0%

The following schedule sets forth the concentration of accounts receivable, net of specific allowances for doubtful accounts.

	June 30, 2018	December 31, 2017
Customer A	44%	24%
Customer D	12%	9%

Cash

The Company considers all investments with a maturity of three months or less from the date of acquisition to be cash equivalents. The Company had no cash equivalents at June 30, 2018.

Accounts Receivable and Reserves

Accounts receivable are presented net of allowances. The Company considers receivables past due based on the contractual payment terms. The Company makes judgments as to its ability to collect outstanding receivables and records a bad debt allowance for receivables when collection becomes doubtful. The allowances are based upon historical loss patterns, current and prior trends in its aged receivables, credit memo activity, and specific circumstances of individual receivable balances. Accounts receivable consisted of the following:

	June 30, 2018	December 31, 2017
Accounts receivable	$7,792	$9,295
Less allowances for doubtful accounts	(3,157)	(3,089)
Balance	$4,635	$6,206

The Company recognized $68 in bad debt expense for the three and six months ending June 30, 2018. The company did not recognize any bad debt expenses for the three or six months ended June 30, 2017.

Digital Currencies

In 2018, the Company began accepting cryptocurrency-denominated assets (“cryptocurrencies” or
“digital currencies”) such as Bitcoin and Ethereum as investment into its Series F convertible preferred stock. The investments were valued at the time the digital currency was received in the Company’s digital “wallet”. Through June 30, 2018, total investment in Series F convertible preferred stock by way of cryptocurrencies was $1,268.

In accordance with ASC 350-30, Intangibles Other than Goodwill, the Company will test for impairment of its digital currencies at least annually and more frequently if events or changes in circumstances indicate that it is more likely than not that the digital currency asset is impaired. We test for impairment by comparing our carrying value of digital currencies with the value traded on an exchange. We recognize decreases in the value of these assets caused by market declines. In accordance with authoritative guidance, subsequent reversals of previously recognized impairment loss is not permitted. Such changes in fair value of our cryptocurrencies are recorded in other income (expense) in our consolidated statements of operations and comprehensive income (loss). The Company recorded an impairment charge of $21 and $334 for the three and six months ended June 30, 2018, respectively.

Phunware, Inc.
Notes to Unaudited Condensed Financial Statements
(In thousands, except share and per share information)

2. Summary of Significant Accounting Policies (cont.)

Gains and losses realized upon sale of cryptocurrencies are also recorded in other income (expense) in our consolidated statements of operations and comprehensive income (loss). Realized gains on sales of digital currencies were $10 for the three and six months ended June 30, 2018.

Deferred Merger Costs

As of June 30, 2018, deferred merger costs included $857 paid to or invoiced by various service providers for its public offering. If the Company successfully completes the public offering, these prepaid expenses will be reclassified to stockholders’ equity.

Long-Lived Assets

In accordance with authoritative guidance, the Company periodically re-evaluates the original assumptions and rationale utilized in the establishment of the carrying value and estimated lives of all of its long-lived assets, including property and equipment. The determinants used for this evaluation include management’s estimate of the asset’s ability to generate positive income from operations and positive cash flow in future periods as well as the strategic significance of the asset to the Company’s business objective. The Company did not recognize any impairment losses during the three and six months ended June 30, 2018 or 2017.

Deferred Revenue

The Company’s deferred revenue balance consisted of the following:

	June 30, 2018	December 31, 2017
Deferred revenue (current)
Platform subscriptions and services revenue	$1,796	$910
Application transaction revenue	105	134
Total deferred revenue (current)	$1,901	$1,044
Deferred revenue (non-current)
Platform subscriptions and services revenue	$5,302	$7,165
Total deferred revenue (non-current)	$5,302	$7,165
Total deferred revenue	$7,203	$8,209

Fair Value of Financial Instruments

Authoritative guidance on fair value measurements defines fair value, establishes a consistent framework for measuring fair value, and expands disclosures for each major asset and liability category measured at fair value on either a recurring or non-recurring basis. Fair value is an exit price representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, the authoritative guidance establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1 — Observable inputs such as quoted prices in active markets.

Level 2 — Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly.

Phunware, Inc.
Notes to Unaudited Condensed Financial Statements
(In thousands, except share and per share information)

2. Summary of Significant Accounting Policies (cont.)

Level 3 — Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

The carrying value of accounts receivable, prepaid expenses, other current assets, accounts payable, and accrued expenses are considered to be representative of their respective fair values because of the short-term nature of those instruments.

The fair value of the Company’s Series F convertible preferred stock warrants at June 30, 2018 was $450 and is presented as a liability on the accompanying consolidated balance sheets and is considered a Level 3 fair value measurement as there are significant unobservable inputs used in the underlying valuations. The fair value measurements of the Series F convertible preferred stock warrants are sensitive to changes in the unobservable inputs. Changes in those inputs might result in a higher or lower fair value measurement. There were no Series F convertible preferred stock warrants outstanding as of December 31, 2017.

Recent Accounting Pronouncements

In May 2014, the FASB and the International Accounting Standards Board jointly issued Accounting Standards Update No. (ASU) 2014-09, Revenue from Contracts with Customers, which supersedes the revenue recognition requirements in ASC 605, Revenue Recognition. ASU 2014-09 is a comprehensive new revenue recognition standard that will supersede nearly all existing revenue recognition guidance under U.S. GAAP and International Financial Reporting Standards. The standard’s core principle is that a company will recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. In doing so, companies will need to use more judgment and make more estimates than under current authoritative guidance. These may include identifying performance obligations in the contract, estimating the amount of variable consideration to include in the transaction price, and allocating the transaction price to each separate performance obligation.

This standard is effective for public entities for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. There is a one-year deferral for non-public companies, but some companies that consider themselves private may have to follow the public company effective date if they meet certain requirements. Early adoption is not permitted under U.S. GAAP, but non-public companies may adopt the new standard as of the public entity effective date. This standard will impact those arrangements historically accounted for under ASC 985-605. VSOE of fair value is not a requirement for separation under the new standard. As a result, certain amounts required to be deferred under ASC 985-605 may be recognized as revenue sooner. The Company has elected to take advantage of the extended transition period provided in Securities Act Section 7(a)(2)(B) for complying with new or revised accounting standards. The Company will adopt the new standard effective January 1, 2019. The Company is currently evaluating the financial statement impact, if any, of the new revenue recognition standard on its consolidated financial statements.

In November 2015, the FASB issued ASU No. 2015-17, Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes, which eliminates the current requirement for organizations to present deferred tax liabilities and assets as current and non-current in a classified balance sheet. Instead, organizations will be required to classify all deferred tax assets and liabilities as non-current. ASU 2015-17 is effective for consolidated financial statements issued for annual periods beginning after December 15, 2017. The amendments may be applied prospectively to all deferred tax liabilities and assets or retrospectively to all periods presented. Effective January 1, 2018, the Company is adopting this guidance on its consolidated financial statements.

Phunware, Inc.
Notes to Unaudited Condensed Financial Statements
(In thousands, except share and per share information)

2. Summary of Significant Accounting Policies (cont.)

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). The core principle of Topic 842 is that a lessee should recognize the assets and liabilities that arise from leases. For operating leases, a lessee is required to recognize a right-of-use asset and a lease liability, initially measured at the present value of the lease payments, in the statement of financial position. For leases with a term of 12 months or less, a lessee is permitted to make an accounting policy election by class of underlying asset not to recognize lease assets and lease liabilities. The accounting applied by a lessor is largely unchanged from that applied under previous generally accepted accounting principles. This ASU is effective for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years. Earlier application is permitted. In transition, lessees and lessors are required to recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach. The Company is currently evaluating the effect that the adoption of this ASU will have on its consolidated financial statements.

In March 2016, the FASB issued ASU 2016-09 Compensation-Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting (ASU 2016-09). The amendment simplifies several aspects of the accounting for share-based payments, including immediate recognition of all excess tax benefits and deficiencies in the income statement, changing the threshold to qualify for equity classification up to the employees’ maximum statutory tax rates, allowing an entity-wide accounting policy election to either estimate the number of awards that are expected to vest or account for forfeitures as they occur, and clarifying the classification on the statement of cash flows for the excess tax benefit and employee taxes paid when an employer withholds shares for tax-withholding purposes. ASU 2016-09 is effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption is permitted in any interim or annual period. The Company has chosen to early adopt ASU 2016-09 on a prospective basis. The Company has elected to recognize forfeitures as they occur. There was no material impact to the consolidated financial statements upon adoption.

3. Note Receivable

During 2018, the Company has issued multiple notes receivable to Stellar Acquisition III, Inc. in the aggregate amount of $325. The notes bear no interest, and are payable the earlier of (a) the date of consummation of the merger pursuant to terms of the Merger Agreement, (b) the date that Stellar consummates its initial business combination, or (c) the date of liquidation of Stellar. The notes were issued in accordance with the Merger Agreement.

4. Accrued Expenses

Accrued expenses consist of the following:

	June 30, 2018	December 31, 2017
Partner revenue share	$207	$6,522
Payroll and related	1,983	1,545
Taxes	138	118
Other	448	611
Total accrued expenses	$2,776	$8,796

In April 2018, an application transaction partner agreed to release the Company from its liability to them in the amount of $6,322. This amount had previously been recorded as a reduction in revenue of $2,907 and $3,415 for the years ended December 31, 2017 and 2016, respectively. The Company has recognized as revenue $6,322 related to the release of this liability for the three and six months ended June 30, 2018.

5. Factoring Agreement

On June 15, 2016 the Company entered into a factoring agreement with CSNK Working Capital Finance Corp. (d/b/a Bay View Funding) (“Bay View”) whereby it sells select accounts receivable with recourse.

Phunware, Inc.
Notes to Unaudited Condensed Financial Statements
(In thousands, except share and per share information)

5. Factoring Agreement (cont.)

Under the terms of the agreement, Bay View may make advances to the Company of amounts representing up to 80% of the net amount of eligible accounts receivable. The factor facility was collateralized by a general security agreement over all the Company’s personal property and interests. Fees paid to Bay View for factored receivables are 1.80% for the first 30 days and is and 0.65% for every ten days thereafter, to a maximum of 90 days total outstanding. The Company bears the risk of credit loss on the receivables. These receivables are accounted for as a secured borrowing arrangement and not as a sale of financial assets.

Factor expense, is recorded as interest expense in other income (expense) on the consolidated statement of operations and comprehensive income (loss).

Factor expense for the three and six months ended June 30 is as follows:

	Three Months Ended		Six Months Ended
	June 30, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Factoring expense	$179	$—	$380	$14

The amount of the factored receivables outstanding was $2,337 and $1,816 as of June 30, 2018 and December 31, 2017, respectively. There was $663 available for future advances as of June 30, 2018.

6. Commitments and Contingencies

Leases

The Company has operating office space leases in Austin, Texas; Newport Beach, California; San Diego, California; and Miami, Florida. Rent expense under operating leases totaled $153 and $157 for the three months ended June 30, 2018 and 2017, respectively and $305 and $319 for the six months ended June 30, 2018 and 2017, respectively.

Future minimum annual lease payments under the Company’s operating leases are as follows;

Lease obligations
Future minimum lease obligations Years ended December 31,
2018 (Remainder)	$360
2019	631
2020	167
2021	121
2022	126
Thereafter	64
Total	$1,469

Litigation

On September 26, 2017, we filed a breach of contract complaint against Uber Technologies, Inc. (“Uber”) seeking approximately $3 million (plus interest) for unpaid invoices for advertising campaign services provided for Uber in the first quarter of 2017. On November 13, 2017, Uber generally denied the allegations in our complaint and also filed a cross-complaint against us and Fetch Media, Ltd. (“Fetch”) — the advertising agency Uber retained to run its mobile advertising campaign for the period 2014 through the first quarter of 2017 (the “Fetch Campaign”), asserting numerous fraud and contract-based claims. All the claims stem from Uber’s assertion that Fetch and/or the Company (and/or other-as-yet-unidentified ad networks and publishers) are liable for the fraud-infested Fetch Campaign, under which Uber overpaid Fetch and mobile advertising providers due to fraudulent attribution for installments of the Uber application. Uber does not allege any specific dollar amount that it is seeking in damages against either of the named cross-defendants (Fetch and Phunware). We filed a motion to dismiss the cross-complaint, which was heard on February 7, 2018. The motion was granted in part and denied in part by the Court. On April 16, 2018, the action was designated complex, and the matter has been assigned for all purposed to Judge Wiss of the Superior Court of California, San Francisco County (Department 305). The parties have begun to exchange documents in discovery and further discovery is anticipated. The Company has maintained that our claims against Uber are meritorious and that Uber’s claims against us are not. However, we make no predictions on the likelihood of success of prevailing on our contract action against Uber or on the likelihood of defeating Uber’s claims against us. The Company recorded as bad debt expense $3,089 for the unpaid invoices alleged in this lawsuit for the year ended December 31, 2017, and this amount remains in allowance for doubtful accounts as of June 30, 2018 and December 31, 2017.

Phunware, Inc.
Notes to Unaudited Condensed Financial Statements
(In thousands, except share and per share information)

6. Commitments and Contingencies (cont.)

On September 8, 2017, the Company and Greater Houston Convention and Visitors Bureau (“GHCVB”) initiated litigation in a breach of contract dispute. The dispute concerned an October 2016 agreement for the Company to develop a mobile application and advertising campaign for GHCVB. The dispute concerns an October 2016 agreement for us to develop a mobile application and advertising campaign for GHCVB. In April 2018, the parties mediated this dispute with the assistance of a private mediator. The mediation was successful and Phunware was awarded $485, which was paid to the Company in April 2018. Each side was responsible for their own attorneys’ fees. The $485 settlement was recorded in net revenue for the three and six months ended June 30, 2018.

From time to time, the Company is and may become involved in various legal proceedings in the ordinary course of business. The outcomes of our legal proceedings are inherently unpredictable, subject to significant uncertainties, and could be material to our operating results and cash flows for a particular reporting period. In addition, for the matters disclosed above that do not include an estimate of the amount of loss or range of losses, such an estimate is not possible, and we may be unable to estimate the possible loss or range of losses that could potentially result from the application of non-monetary remedies.

Legal fees associated with loss contingencies are expensed as incurred.

7. PhunCoin

In June 2018, PhunCoin, Inc., the Company’s wholly-owned subsidiary, PhunCoin, Inc., launched an offering pursuant to Rule 506(c) of Regulation D as promulgated under the Securities Act of rights (the “Rights”) to acquire PhunCoin (the “Token”).

PhunCoin, Inc. accepts payment in the form of cash and digital currencies for purchases of the Rights. PhunCoin, Inc. plans to sell between $10 million and $100 million of the Rights, which will entitle the Rights holders to receive between approximately 8 billion and 30.5 billion of PhunCoin. The amount of PhunCoin to be issued to the purchaser is equal to the dollar amount paid by the purchaser divided by the price of the PhunCoin at the time of issuance of the PhunCoin during the Token Generation Event before taking into consideration an applicable discount rate, which is based on the time of the purchase, (early purchasers will receive a larger discount rate).

As of June 30, 2018, the Company has not received any proceeds from the Rights sale. The Company expects to account for the Rights sale as a deposit on the issuance of PhunCoin and record a liability of the corresponding deposit amount when a sale of the Rights occurs.

The rights, privileges, and obligations of Rights holders are set forth as follows:

Issuance of PhunCoin Tokens

The PhunCoin is expected to be issued to Rights holders the earlier of (i) the launch of PhunCoin’s, Inc.’s blockchain technology enabled rewards marketplace and data exchange (“Token Generation Event”), (ii) one (1) year after the issuance of the Rights to the purchaser, or (iii) the date PhunCoin, Inc. determines that it has the ability to enforce resale restrictions with respect to PhunCoin pursuant to applicable federal securities laws. Proceeds from the Rights offering are generally not refundable if the Token Generation Event is not consummated; however, the Company believes PhunCoin, Inc. has a contractual obligation to use good faith efforts to issue a Token to Rights holders under the Token Rights Agreement.

Phunware, Inc.
Notes to Unaudited Condensed Financial Statements
(In thousands, except share and per share information)

7. PhunCoin (cont.)

Termination of the Token Rights Agreement

Termination of the Token Rights Agreement occurs on the earlier of (i) PhunCoin being issued to the Rights holder pursuant to the provisions noted above, (ii) the payment, or setting aside of payment with respect to a dissolution event (as described below), or (iii) twelve months from the date of the Token Rights Agreement with the Rights holder, which PhunCoin, Inc. may extend at its sole discretion if a Token Generation Event has not occurred. Upon termination of the Token Rights Agreement, PhunCoin, Inc. has no further obligation to the Rights holder.

Dissolution Event

A dissolution event occurs if there has been (i) a voluntary termination of PhunCoin, Inc.’s operations, (ii) a general assignment for the benefit of PhunCoin, Inc.’s creditors, (iii) a change of U.S. laws that make the use or issuance of PhunCoin or the Token Generation Event impractical or unfeasible, or (iv) any other liquidation, dissolution or winding up of PhunCoin, Inc.

In the event a dissolution event occurs prior to the termination of the Token Rights Agreement, if there are any remaining proceeds from the Rights offering that have not been utilized by PhunCoin, Inc.in its operations or for the development of the PhunCoin Ecosystem, such remaining proceeds would be distributed pro rata to purchasers in the Rights offering following any distributions to holders of PhunCoin, Inc.’s capital stock or debt, if any.

No Voting Rights or Profit Share

Rights holders, (and eventual PhunCoin holders) have no voting rights and are not entitled to share in the profits or residual interest of Phunware, PhunCoin, Inc. or any subsidiaries of the Company.

8. Preferred Stock

Convertible Preferred Stock

During 2018, the Company received subscriptions for Series F convertible preferred stock in the amount of $6,757 at a price of $4.23 per share, which included $5,489 in cash proceeds and $1,268 in digital currencies. These subscriptions, along with subscriptions received during 2017, caused the Company to close its fifth and sixth round of Series F convertible preferred stock on January 25, 2018 and June 7, 2018, respectively, at a price of $4.23 per share for an aggregate price of $10,000. Total shares issued in the closing were 2,364,045. In conjunction with the sale of convertible preferred stock, 2,364,045 Series F convertible preferred stock warrants were issued at a price of $4.23 per share and other consideration.

The following table summarizes the Company’s convertible preferred stock authorized, issued, and outstanding as of June 30, 2018.

Phunware, Inc.
Notes to Unaudited Condensed Financial Statements
(In thousands, except share and per share information)

8. Preferred Stock (cont.)

	Shares Authorized	Shares Issued and Outstanding	Liquidation Preference per Share	Liquidation Preference	Common Stock Equivalent
Series A convertible preferred stock	3,169,089	3,169,089	$0.50	$1,585	3,169,089
Series B convertible preferred stock	2,011,990	2,011,990	$0.85	1,710	2,011,990
Series C convertible preferred stock	5,223,742	5,223,742	$1.15	6,000	5,223,742
Series D convertible preferred stock	3,709,078	3,709,078	$2.26	8,383	3,709,078
Series D-1 convertible preferred stock	4,757,261	4,724,873	$2.54	11,996	4,724,873
Series E convertible preferred stock	10,097,720	10,097,720	$3.07	31,000	10,097,720
Series F convertible preferred stock	14,442,993	12,078,948	$4.23	51,094	12,078,948
Series Alpha convertible preferred stock	3,400,000	3,277,159	$3.07	10,061	3,277,159
Series Beta convertible preferred stock	2,402,402	2,402,402	$3.33	8,000	2,402,402
Series Gamma convertible preferred stock	2,176,616	1,997,857	$4.02	8,031	1,997,857
Total	51,390,891	48,692,858		$137,860	48,692,858

The rights, preferences, and privileges of the Company’s Series A, Series B, Series C, Series D, Series D-1, Series E, Series Alpha, Series Beta, Series Gamma, and Series F convertible preferred stock are disclosed in the footnotes of the audited financial statements.

Preferred Stock Warrants

In 2012, the Company issued a warrant to purchase an aggregate of 32,388 shares of the Company’s Series D-1 convertible preferred stock with an exercise price of $2.54 per share to a banking institution with which the Company has a revolving line of credit. The fair value of the warrants, determined using the Black-Scholes model, was $57, which was recorded as a discount on the related debt and is being amortized to interest expense over the period of the debt arrangement. To value the warrant at inception, the Company assumed volatility of approximately 61%, a term of ten years, and a 2% risk-free rate of return. These warrants are fully vested. As of June 30, 2018, and December 31, 2017, one warrant for 32,388 shares remains outstanding. The fair value of this warrant was $0 at June 30, 2018 and December 31, 2017. At June 30, 2018, the Company has 32,388 shares of the Company’s Series D-1 convertible preferred stock reserved to permit exercise of the outstanding warrant.

During 2018, the Company issued warrants to purchase an aggregate 2,364,045 shares of the Company’s Series F convertible preferred stock with an exercise price of $4.23 per share to certain investors in the Company’s Series F convertible preferred stock financing. The term of the Series F Warrants is the earlier of (i) the fifth anniversary of the date of issuance, (ii) an acquisition, merger, or consolidation of the Company or a sale, lease or other disposition of all or substantially all of the assets of Phunware and its subsidiaries, except (a) any sale of stock for capital raising purposes, (b) purpose of changing the Company’s state of incorporation, and (c) where the shareholders of Phunware immediately before such transaction retain at least a majority of the voting power immediately following such transaction; or (iii) immediately prior to an initial public offering. These warrants are fully vested.

Phunware, Inc.
Notes to Unaudited Condensed Financial Statements
(In thousands, except share and per share information)

8. Preferred Stock(cont.)

The fair value of the warrants was determined using the probability-weighted expected return method at the time of each Series F convertible preferred stock close date. The probability-weighted expected return method is based on an estimate of expected fair value as analyzed through various liquidity scenarios. Fair value is determined for a given scenario at the time of the future liquidity event and discounted back to the valuation date using a risk-adjusted discount rate. To determine fair value, the present values, under each scenario are weighted based on the expected probability of each scenario occurring. The fair value of the warrants at time of issuance, determined using the probability-weighted expected return method, was $396, at time of issuance, which was recorded as a reduction to the Series F convertible preferred stock. In addition, the Company continues to assess the fair value of the Series F convertible preferred stock warrants on a periodic basis. Changes to the fair value are recorded in other income (expense) in the consolidated statements of operations and comprehensive income (loss), and the fair value of the warrant liability is included in warrant liability on the accompanying consolidated balance sheets. The Company recorded $0 and $54 as a change in fair value of these warrants for the three and six months ended June 30, 2018, respectively. As of June 30, 2018, warrants for an aggregate of 2,364,045 Series F convertible preferred shares remains outstanding, for which the Company has reserved this number of shares to permit the exercise of the warrants.

Series F PhunCoin Warrant

Investors in the fifth and sixth rounds of Series F convertible preferred stock were issued warrants to receive an aggregate of approximately 27.4 billion PhunCoins to sixty-eight (68) Series F convertible preferred stockholders. Should the Company complete a Token Generation Event, the Series F convertible preferred stockholders would receive their requisite amount of PhunCoin. The Company believes there is no traditional “exercise period” or ‘term” as with other typical embedded features, and the PhunCoin warrants issued in conjunction with the Series F convertible preferred stock lack characteristics of financial instruments and derivatives. In addition, the PhunCoin warrants do not obligate the Company to achieve the Token Generation Event or launch and distribute the PhunCoins to the holders of Series F convertible preferred stock.  Furthermore, there is no current market for PhunCoin, and they currently do not exist. Accordingly, at the time of the closings of the fifth and sixth rounds of Series F convertible preferred stock financing in 2018, the Company has determined there is no value assigned to the warrants of PhunCoin issued to Series F convertible preferred stockholders.

9. Stockholders’ Equity and Stock-Based Compensation

Common Stock

Total common stock authorized to be issued as of June 30, 2018 was 75,000,000, with a par value of $0.001 per share. At June 30, 2018 and December 31, 2017, there were 7,757,818 and 7,231,817 shares outstanding, respectively. Included in outstanding shares are 82,520 and 48,912 shares of unvested shares from early stock option exercises amounting to $32 and $12 in accrued expenses as of June 30, 2018 and December 31, 2017, respectively.

Dividends

Dividends are paid on a when-and-if-declared basis. The Company did not declare any dividends during 2018.

Stock Compensation Plan

In 2009, the Company adopted its 2009 Equity Incentive Plan (the Plan), which allowed for the granting of incentive and non-statutory stock options, as defined by the Internal Revenue Code, to employees, directors, and consultants. The exercise price of the options granted is generally equal to the value of the Company’s common stock on the date of grant, as determined by the Company’s Board of Directors. The awards are exercisable and vest, generally over four years, in accordance with each option agreement. The term of each option is no more than ten years from the date of the grant. The Plan allows for options to be immediately exercisable, subject to the Company’s right of repurchase for unvested shares at the original exercise price. The total amount received in exchange for these shares has been included in accrued expenses on the accompanying consolidated balance sheets and is reclassified to equity as the shares vest. The Plan had 1,193,133 and 4,209,805 shares of common stock reserved for issuance as of June 30, 2018 and December 31, 2017, respectively.

Phunware, Inc.
Notes to Unaudited Condensed Financial Statements
(In thousands, except share and per share information)

9. Stockholders’ Equity and Stock-Based Compensation (cont.)

Stock-Based Compensation

The Company accounts for stock-based compensation under provisions which require that share-based payment transactions with employees be recognized in the consolidated financial statements based on their fair value and recognized as compensation expense over the vesting period. The amount of expense recognized during the period is affected by subjective assumptions, including estimates of the Company’s future volatility, the expected term for its stock options, the number of options expected to ultimately vest, and the timing of vesting for the Company’s share-based awards.

The Company uses a Black-Scholes option-pricing model to estimate the fair value of its stock option awards. The calculation of the fair value of the awards using the Black-Scholes option-pricing model is affected by the Company’s stock price on the date of grant as well as assumptions regarding the following:

●	Estimated volatility is a measure of the amount by which the Company’s stock price is expected to fluctuate each year during the expected life of the award. The Company’s estimated volatility through June 30, 2018, was based on a weighted average of the historical stock volatilities of similar peer companies whose stock prices were publicly available. The calculation of estimated volatility is based in part on historical stock prices of these peer entities over a period equal to the expected life of the awards. The Company continues to use the historical volatility of peer entities as the Company is non-public.

●	The expected term represents the period of time that awards granted are expected to be outstanding. Through June 30, 2018, the Company calculated the expected term using the simplified method as the Company did not have enough historical data to allow for a weighted average term based on historical exercise patterns.

●	The risk-free interest rate is based on the yield curve of a zero-coupon U.S. Treasury bond on the date the stock option award is granted with a maturity equal to the expected term of the stock option award.

●	The assumed dividend yield is based on the Company’s expectation that it will not pay dividends in the foreseeable future.

Valuation of Stock Options

The assumptions used to compute stock-based compensation costs for the stock options granted during the three and six months ended June 30 are as follows:

	Three Months Ended		Six Months Ended
	June 30, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Weighted average risk-free rate	2.75%	1.86%	2.51%	1.94%
Expected dividend yield	—	—	—	—
Weighted average expected life (years)	6.08	6.08	6.08	6.08
Weighted average volatility	56.87%	67.70%	56.87%	67.70%

Phunware, Inc.
Notes to Unaudited Condensed Financial Statements
(In thousands, except share and per share information)

9. Stockholders’ Equity and Stock-Based Compensation (cont.)

A summary of the Company’s stock option activity under the Plan and is as follows:

		Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (years)	Aggregate Intrinsic Value
12/31/2017	Ending Outstanding	3,087,959	$0.25	7.18	$53
	Grants	3,856,700	0.51
	Exercised	(521,001)	0.27
	Cancelled/Expired	(834,535)	0.27
6/30/2018	Ending Outstanding	5,589,123	$0.42	8.35	$3,574

	Options vested and exercisable	2,227,971	$0.26	6.69	$1,775
	Options vested and expected to vest	5,259,680	$0.41	8.28	$3,420

Compensation Cost

Compensation cost that has been included on the Company’s consolidated statements of operations for all stock-based compensation arrangements for the three and six months ended June 30 is detailed as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Stock-based compensation
Cost of revenues	$14	$5	$18	$12
Sales and marketing	13	5	15	10
General and administrative	27	6	151	27
Research and development	8	5	27	12
Total Stock-based compensation	$62	$21	$211	$61

10. Domestic and Foreign Operations

The Company generates revenue in domestic and foreign regions. Net revenues attributed to the United States and international geographies are based upon the country in which the customer is located. The United Kingdom accounted for 45% and 0% of total revenue for the three months June 30, 2018 and 2017, respectively, and 28% and 33% for the six months ended June 30, 2018 and 2017, respectively Information about these operations is presented below:

	Three Months Ended		Six Months Ended
	June 30, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Net revenues:
United States	$7,849	$4,821	$12,797	$9,253
Europe	6,326	47	6,335	4,013
Other international revenue	10	317	33	892
Total net revenue	$14,185	$5,185	$19,165	$14,158

Identifiable long-lived assets attributed to the United States and international geographies are based upon the country in which the asset is located or owned. As of June 30, 2018, and December 31, 2017, all of the Company’s identifiable long-lived assets were in the United States.

Phunware, Inc.
Notes to Unaudited Condensed Financial Statements
(In thousands, except share and per share information)

11. Related-Party Transaction

World Wrestling Entertainment (WWE) and Cisco Systems (Cisco) are investors in the Company’s Series E Preferred Stock and WWE owns a Board observer seat. WWE and Cisco are also customers of the Company. The following table sets forth the net revenues generated for the three and six months ended June 30, 2018 and 2017, as well as the accounts receivable balances as of June 30, 2018 and December 31, 2017 for WWE and Cisco:

	Net Revenues
	Three Months Ended		Six Months Ended		Accounts Receivable as of
	June 30, 2018	June 30, 2017	June 30, 2018	June 30, 2017	June 30, 2018	December 31, 2017
World Wrestling Entertainment	$—	$406	$—	$638	$—	$—
Cisco Systems	$1,700	$—	$1,700	$—	$104	$—

12. Subsequent Events

The Company has evaluated subsequent events through November 5, 2018.

The Company issued monthly payments in exchange for notes payable from Stellar Acquisition III, Inc. (“Stellar”), in the amounts of $62, $37, $37 and $37, during the months of July, August September and October 2018, respectively. The notes bear no interest, and are payable the earlier of (a) the date of consummation of the merger pursuant to terms of the Merger Agreement, (b) the date that Stellar consummates its initial business combination, or (c) the date of liquidation of Stellar. These notes were also issued in accordance with the merger agreement.

Through the date noted above, the Company has received cash proceeds from its token rights offering of $985, pursuant to which the holders of the Rights will receive an aggregate of approximately 467.9 million PhunCoin if the Token Generation Event occurs.

On November 1, 2018, the Company and Stellar entered into the First Amendment to the Merger Agreement, amending the cash available to the post-transaction company of $40 million to $19 million of cash in the Trust Account at closing. Further, the warrants available for purchase to Phunware shareholders as part of the merger consideration increased from 929,890 warrants to 3,985,244, of which 2,450,000 warrants at a price of $0.50 per warrant for an aggregate price of $1,225,000 will be purchased by the Company at closing. The remaining 1,535,244 warrants may be issued if Phunware shareholders so elect, and the additional purchase would be issued in a promissory note at a price of $0.50 per warrant.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Stellar’s amended and restated articles of incorporation provides that all of Stellar’s directors, officers, employees and agents shall be entitled to be indemnified by us to the fullest extent permitted by the BCA.

§60. Indemnification of directors and officers.

(1)	Actions not by or in right of the corporation. A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of no contest, or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

(2)	Actions by or in right of the corporation. A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure judgment in its favor by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him or in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

(3)	When director or officer successful. To the extent that a director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (1) or (2) of this section, or in the defense of a claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

(4)	Payment of expenses in advance. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section.

(5)	Indemnification pursuant to other rights. The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

(6)	Continuation of Indemnification. The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

(7)	Insurance. A corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer against any liability asserted against him and incurred by him in such capacity whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section.

Stellar’s officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the Trust Account and have agreed to waive any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to us and will not seek recourse against the Trust Account for any reason whatsoever. Accordingly, any indemnification we provide to Stellar’s officers and directors will only be able to be satisfied by us if (i) we have sufficient funds outside of the Trust Account or (ii) we consummate an initial business combination.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Stellar’s directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

In accordance with the BCA, Stellar’s amended and restated articles of incorporation, will provide that no director shall be personally liable to us or any of Stellar’s shareholders for monetary damages resulting from breaches of their fiduciary duty as directors, except to the extent such limitation on or exemption from liability is not permitted under the BCA. The effect of this provision of Stellar’s amended and restated articles of incorporation is to eliminate Stellar’s rights and those of Stellar’s shareholders (through shareholders’ derivative suits on Stellar’s behalf) to recover monetary damages against a director for breach of the fiduciary duty of care as a director, including breaches resulting from negligent or grossly negligent behavior, except, as restricted by the BCA. However, this provision does not limit or eliminate Stellar’s rights or the rights of any shareholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s duty of care.

If the BCA is amended to authorize corporate action further eliminating or limiting the liability of directors, then, in accordance with Stellar’s amended and restated articles of incorporation, the liability of Stellar’s directors to Stellar or Stellar’s shareholders will be eliminated or limited to the fullest extent authorized by the BCA, as so amended. Any repeal or amendment of provisions of Stellar’s amended and restated articles of incorporation limiting or eliminating the liability of directors, whether by Stellar’s shareholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to further limit or eliminate the liability of directors on a retroactive basis.

Stellar’s amended and restated articles of incorporation will also provide that we will, to the fullest extent authorized or permitted by applicable law, indemnify Stellar’s current and former officers and directors, as well as those persons who, while directors or officers of Stellar, are or were serving as directors, officers, employees or agents of another entity, trust or other enterprise, including service with respect to an employee benefit plan, in connection with any threatened, pending or completed proceeding, whether civil, criminal, administrative or investigative, against all expense, liability and loss (including, without limitation, attorney’s fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by any such person in connection with any such proceeding. Notwithstanding the foregoing, a person eligible for indemnification pursuant to Stellar’s amended and restated articles of incorporation will be indemnified by us in connection with a proceeding initiated by such person only if such proceeding was authorized by Stellar’s board of directors, except for proceedings to enforce rights to indemnification.

The right to indemnification conferred by Stellar’s amended and restated articles of incorporation is a contract right that includes the right to be paid by us the expenses incurred in defending or otherwise participating in any proceeding referenced above in advance of its final disposition, provided, however, that if the BCA requires, an advancement of expenses incurred by any officer or director of Stellar (solely in the capacity as an officer or director of Stellar) will be made only upon delivery to us of an undertaking, by or on behalf of such officer or director, to repay all amounts so advanced if it is ultimately determined that such person is not entitled to be indemnified for such expenses under Stellar’s amended and restated articles of incorporation or otherwise.

The rights to indemnification and advancement of expenses will not be deemed exclusive of any other rights which any person covered by Stellar’s amended and restated articles of incorporation may have or hereafter acquire under law, Stellar’s amended and restated articles of incorporation, Stellar’s bylaws, an agreement, vote of shareholders or disinterested directors, or otherwise.

Any repeal or amendment of provisions of Stellar’s amended and restated articles of incorporation affecting indemnification rights, whether by Stellar’s shareholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to provide broader indemnification rights on a retroactive basis and will not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision. Stellar’s amended and restated articles of incorporation will also permit Stellar, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than those specifically covered by Stellar’s amended and restated articles of incorporation.

Stellar’s bylaws include provisions relating to advancement of expenses and indemnification rights consistent with those set forth in Stellar’s amended and restated articles of incorporation. In addition, Stellar’s bylaws provide for a right of indemnity to bring a suit in the event a claim for indemnification or advancement of expenses is not paid in full by us within a specified period of time. Stellar’s bylaws also permit Stellar to purchase and maintain insurance, at Stellar’s expense, to protect us and/or any director, officer, employee or agent of Stellar or another entity, trust or other enterprise against any expense, liability or loss, whether or not we would have the power to indemnify such person against such expense, liability or loss under the BCA.

Any repeal or amendment of provisions of Stellar’s bylaws affecting indemnification rights, whether by Stellar’s board of directors, shareholders or by changes in applicable law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to provide broader indemnification rights on a retroactive basis and will not in any way diminish or adversely affect any right or protection existing thereunder with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

Stellar has entered into indemnification agreements with each of its officers and directors a form of which has been filed with the Commission. These agreements require Stellar to indemnify these individuals to the fullest extent permitted under law against liabilities that may arise by reason of their service to us and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Delaware law does not limit the extent to which a company’s Certificate of Incorporation, Bylaws and other governing documents may provide for indemnification of officers and directors, provided that in connection with the acts or omission from which the indemnification arises, such person seeking indemnification was acting in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such conduct was unlawful.

Item 21. Exhibits and Financial Statement Schedules.

(a) The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description
2.1†	Agreement and Plan of Merger, dated February 27, 2018, by and among Stellar, Phunware, Inc. and the Holder Representative named therein (Incorporated by reference to Exhibit 2.1 of Stellar’s Form 8-K (File No. 001-37862), filed with the SEC on February 28, 2018, and also included as Annex C to the joint proxy statement/prospectus).
2.2	First Amendment to Agreement and Plan of Merger, dated November 1, 2018, by and among Stellar, Phunware, Inc. and the Holder Representative named therein (included as Annex C-1 to this joint proxy statement/prospectus).
3.1	Amended and Restated Articles of Incorporation of Stellar (Incorporated by reference to Exhibit 3.1 of Stellar’s Form 8-K (File No. 001-37862), filed with the SEC on August 24, 2016).
3.2*	Form of Certificate of Incorporation of the Successor, to become effective upon domestication (included as Annex A to the joint proxy statement/prospectus).
3.3	Bylaws of Stellar (Incorporated by reference to Exhibit 3.4 of Stellar’s Form S-1 (File No. 333-212377), filed with the SEC on June 30, 2016).
3.4*	Form of Bylaws of the Successor to become effective upon domestication (included as Annex B to the joint proxy statement/prospectus).
4.1	Warrant Agreement, dated August 18, 2016, between Continental Stock Transfer & Trust Company and Stellar (Incorporated by reference to Exhibit 4.1 of Stellar’s Form 8-K (File No. 001-37862), filed with the SEC on August 24, 2016).
4.2	Form of Unit Purchase Option between Stellar and Maxim Group LLC (Incorporated by reference to Exhibit 4.5 of Stellar’s Form S-1/A (File No. 333-212377), filed with the SEC on August 15, 2016).
4.3**	Specimen Common Stock certificate of the Successor.
4.4*	Amended and Restated Investors’ Rights Agreement between Phunware, Inc. and certain holders of Phunware, Inc.’s capital stock named therein.
5.1**	Opinion of Ellenoff Grossman & Schole LLP.
8.1**	Tax Opinion of Ellenoff Grossman & Schole LLP.
8.2**	Tax Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
10.1	Letter Agreement, dated August 18, 2016, by and among Stellar, the initial shareholders and the officers and directors of Stellar (Incorporated by reference to Exhibit 10.3 of Stellar’s Form 8-K (File No. 001-37862), filed with the SEC on August 24, 2016).
10.2	Investment Management Trust Account Agreement, dated August 18, 2016, between Continental Stock Transfer & Trust Company and Stellar (Incorporated by reference to Exhibit 10.1 of Stellar’s Form 8-K (File No. 001-37862), filed with the SEC on August 24, 2016).
10.3	Registration Rights Agreement, dated August 18, 2016, between Stellar and certain security holders (Incorporated by reference to Exhibit 10.2 of Stellar’s Form 8-K (File No. 001-37862), filed with the SEC on August 24, 2016).
10.4	Form of Securities Subscription Agreement, dated January 29, 2016, among Stellar and certain security holders (Incorporated by reference to Exhibit 10.7 of Stellar’s Form S-1 (File No. 333-212377), filed with the SEC on June 30, 2016).
10.5	Second Amended and Restated Sponsor Warrant Purchase Agreement, dated August 12, 2016 among Stellar and certain security holders (Incorporated by reference to Exhibit 10.9 of Stellar’s Form S-1/A (File No. 333-212377), filed with the SEC on August 15, 2016).
10.6	Form of Indemnity Agreement (Incorporated by reference to Exhibit 10.9 of Stellar’s Form S-1/A (File No. 333-212377), filed with the SEC on August 2, 2016).
10.7	Administrative Services Agreement, dated August 18, 2016, between Stellar and Nautilus Energy Management Corp. (Incorporated by reference to Exhibit 10.4 of Stellar’s Form 8-K (File No. 001-37862), filed with the SEC on August 24, 2016).
10.8	Form of Promissory Note, dated August 24, 2017, issued by Stellar to the Sponsors (Incorporated by reference to Exhibit 10.1 of Stellar’s Form 8-K (File No. 001-37862), filed with the SEC on August 29, 2017).
10.9	Form of Promissory Note, dated November 24, 2017, issued by Stellar to the Sponsors (Incorporated by reference to Exhibit 10.1 of Stellar’s Form 8-K (file No. 001-37862), filed with the SEC on November 27, 2017).

Exhibit No.	Description
10.10	Form of Promissory Note, dated February 23, 2018, issued by Stellar to the Sponsors (Incorporated by reference to Exhibit 10.1 of Stellar’s Form 8-K (file No. 001-37862), filed with the SEC on February 28, 2018).
10.11	Form of Promissory Note, dated February 22, 2018, issued by Stellar to Phunware (Incorporated by reference to Exhibit 10.2 of Stellar’s Form 8-K (file No. 001-37862), filed with the SEC on February 28, 2018).
10.12**	Form of Indemnification Agreement between the Successor and its directors and officers.
10.13+*	Phunware, Inc. 2018 Equity Incentive Plan, including form agreements under the 2018 Equity Incentive Plan (included as Annex D to the joint proxy statement/prospectus).
10.14+*	Phunware, Inc. 2018 Employee Stock Purchase Plan, including form agreements under the 2018 Employee Stock Purchase Plan (included as Annex E to the joint proxy statement/prospectus).
10.15+*	Phunware, Inc. 2009 Equity Incentive Plan, including form agreements under the 2009 Equity Incentive Plan.
10.16+*	Property Lease commencing on November 1, 2011 with HUB Properties Trust for premises located at 7800 Shoal Creek Blvd., Suite-230S, Austin, TX 78757, as amended by First Amendment to Property Lease dated September 6, 2012, and Second Amendment to Property Lease dated July 3, 2013.
10.17+*	Factoring Agreement with CSNK Working Capital Finance Corp d/b/a Bay View Funding dated June 14, 2016, as amended by Amendment No. 1 to Factoring Agreement dated June 22, 2016.
10.18	Form of Voting Agreement (Incorporated by reference to Exhibit 10.1 of Stellar’s Form 8-K (file No. 001-37862), filed with the SEC on February 28, 2018).
10.19	Form of Sponsor Voting Agreement (Incorporated by reference to Exhibit 10.2 of Stellar’s Form 8-K (file No. 001-37862), filed with the SEC on February 28, 2018).
10.20	Form of Lock-up Agreement (Incorporated by reference to Exhibit 10.3 of Stellar’s Form 8-K (file No. 001-37862), filed with the SEC on February 28, 2018).
10.21	Form of Sponsor Lock-up Agreement (Incorporated by reference to Exhibit 10.4 of Stellar’s Form 8-K (file No. 001-37862), filed with the SEC on February 28, 2018).
10.22*	Form of Warrant to Purchase Shares of Series F Preferred Stock and Phuncoins of Phunware, Inc.
10.23*	Form of Token Rights Agreement
16.1*	Letter from Ernst & Young LLP dated June 8, 2018.
21.1*	List of Subsidiaries of the Successor.
23.1**	Consent of WithumSmith+Brown, PC.
23.2**	Consent of Marcum LLP.
23.3**	Consent of Ernst & Young LLP.
23.4**	Consent of Ellenoff Grossman & Schole LLP (to be included in Exhibit 5.1).
23.5**	Consent of Ellenoff Grossman & Schole LLP (included as part of Exhibit 8.1).
23.6**	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included as part of Exhibit 8.2).
24.1*	Power of Attorney.
99.1*	Form of Proxy for Stellar Acquisition III Inc. Special Meeting of Shareholders (included as Annex G to the joint proxy statement/prospectus).
99.2*	Form of Proxy for Phunware, Inc. Special Meeting of Stockholders (included as Annex H to the joint proxy statement/prospectus).
99.3*	Consent of Alan Knitowski to be Named as a Director
99.4*	Consent of Randall Crowder to be Named as a Director
99.5*	Consent of Lori Tauber Marcus to be Named as a Director
99.6**	Consent of Keith Cowan to be Named as a Director
99.7**	Consent of Kathy Mayor to be Named as a Director

*	Previously filed
**	Filed herewith
+	Indicates a management or compensatory plan.
†	Schedules to this exhibit have been omitted pursuant to Item 601(b)(2) of Registration S-K. The Registrant hereby agrees to furnish a copy of any omitted schedules to the Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Athens, Greece on November 5, 2018.

STELLAR ACQUISITION III INC.

By:	/s/ George Syllantavos
Name:	George Syllantavos
Title:	Co-Chief Executive Officer; Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Prokopios (Akis) Tsirigakis	Chairman of the Board,	November 5, 2018
Prokopios (Akis) Tsirigakis	co-Chief Executive Officer and President (Co-Principal Executive Officer and Director)

/s/ George Syllantavos	co-Chief Executive Officer,	November 5, 2018
George Syllantavos	Chief Financial Officer, Secretary and Director (Co-Principal Executive Officer, Principal Financial and Accounting Officer and Director)

**	Director	November 5, 2018
Alexandros Argyros

**	Director	November 5, 2018
Tiziano Paravagna

**	Director	November 5, 2018
Eleonora (Liona) Bacha

By:	/s/ Prokopios (Akis) Tsirigakis
Prokopios (Akis) Tsirigakis
Attorney-In-Fact

ANNEX A

FORM OF

CERTIFICATE OF INCORPORATION

OF

PHUNWARE, Inc.

ARTICLE I.

The name of the Corporation is Phunware, Inc.

ARTICLE II.

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE III.

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV.

A. Authorized Capital Stock. The total number of shares of capital stock that the Corporation shall have authority to issue is 1,100,000,000, consisting of the following: 1,000,000,000 shares of Common Stock, par value $0.0001 per share (the “Common Stock”) and 100,000,000 shares of Preferred Stock, par value $0.0001 per share (the “Preferred Stock”).

B. Increase or Decrease in Authorized Capital Stock. The number of authorized shares of Preferred Stock or Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote generally in the election of directors, irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), voting together as a single class, without a separate vote of the holders of the class or classes the number of authorized shares of which are being increased or decreased, unless a vote by any holders of one or more series of Preferred Stock is required by the express terms of any series of Preferred Stock as provided for or fixed pursuant to the provisions of Section D of this Article IV.

C. Common Stock.

1. The holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of shares of Common Stock are entitled to vote. Except as otherwise required by law or this certificate of incorporation (this “Certificate of Incorporation” which term, as used herein, shall mean the certificate of incorporation of the Corporation, as amended from time to time, including the terms of any certificate of designations of any series of Preferred Stock), and subject to the rights of the holders of Preferred Stock, at any annual or special meeting of the stockholders the holders of shares of Common Stock shall have the right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation that relates solely to the terms, number of shares, powers, designations, preferences, or relative participating, optional or other special rights (including, without limitation, voting rights), or to qualifications, limitations or restrictions thereon, of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one more other such series, to vote thereon pursuant to this Certificate of Incorporation (including, without limitation, by any certificate of designations relating to any series of Preferred Stock) or pursuant to the DGCL.

2. Subject to the rights of the holders of Preferred Stock, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board of Directors of the Corporation (the “Board of Directors”) from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

3. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, and subject to the rights of the holders of Preferred Stock in respect thereof, the holders of shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.

D. Preferred Stock.

1. The Preferred Stock may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the Board of Directors). The Board of Directors is further authorized, subject to limitations prescribed by law, to fix by resolution or resolutions and to set forth in a certification of designations filed pursuant to the DGCL the powers, designations, preferences and relative participation, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, if any, of any wholly unissued series of Preferred Stock, including, without limitation, dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including, without limitation, sinking fund provisions), redemption price or prices, and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof, or any of the foregoing.

2. The Board of Directors is further authorized to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series, the number of which was fixed by it, subsequent to the issuance of shares of such series then outstanding, subject to the powers, preferences and rights, and the qualifications, limitations and restrictions thereof stated in the Certificate of Incorporation or the resolution of the Board of Directors originally fixing the number of shares of such series. If the number of shares of any series is so decreased, then the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

ARTICLE V.

A. General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

B. Number of Directors; Election. Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, the number of directors that constitutes the entire Board of Directors shall be fixed solely by resolution of the Board of Directors. Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, each director of the Corporation shall hold office until the expiration of the term for which he or she is elected and until his or her successor has been duly elected and qualified or until his or her earlier resignation, death, disqualification or removal.

C. Classified Board Structure. Subject to the rights of holders of Preferred Stock with respect to the election of directors, effective upon the filing hereof (the “Effective Time”), the directors of the Corporation shall be divided into three (3) classes as nearly equal in size as is practicable, hereby designated Class I, Class II and Class III. The Board of Directors may assign members of the Board of Directors already in office to such classes at the time such classification becomes effective. The term of office of the initial Class I directors shall expire at the first regularly-scheduled annual meeting of stockholders following the Effective Time, the term of office of the initial Class II directors shall expire at the second annual meeting of stockholders following the Effective Time and the term of office of the initial Class III directors shall expire at the third annual meeting of stockholders following the Effective Time. At each annual meeting of stockholders, commencing with the first regularly-scheduled annual meeting of stockholders following the Effective Time, each of the successors elected to replace the directors of a Class whose term shall have expired at such annual meeting shall be elected to hold office until the third annual meeting next succeeding his or her election and until his or her respective successor shall have been duly elected and qualified.

Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, if the number of directors is hereafter changed, any newly created directorships or decrease in directorships shall be so apportioned among the classes by the Board of Directors as to make all classes as nearly equal in number as is practicable, provided that no decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

D. Removal; Vacancies. Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, any director may be removed from office by the stockholders of the Corporation only for cause. Vacancies occurring on the Board of Directors for any reason and newly created directorships resulting from an increase in the authorized number of directors may be filled only by vote of a majority of the remaining members of the Board of Directors, although less than a quorum, or by a sole remaining director, and not by stockholders. A person so elected by the Board of Directors to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be duly elected and qualified.

ARTICLE VI.

A. Written Ballot. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

B. Amendment of Bylaws. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.

C. Special Meetings. Special meetings of the stockholders of the Corporation may be called only by (i) the Board of Directors pursuant to a resolution adopted by a majority of the total number of directors (after giving effect to vacancies and previously authorized but unfilled directorships); (ii) the chairperson of the Board of Directors; (iii) the chief executive officer of the Corporation; or (iv) the president of the Corporation (in the absence of a chief executive officer of the Corporation), and the ability of the stockholders to call a special meeting is hereby specifically denied. The Board of Directors may cancel, postpone or reschedule any previously scheduled special meeting at any time, before or after the notice for such meeting has been sent to the stockholders.

D. No Stockholder Action by Written Consent. Subject to the rights of the holders of any series of Preferred Stock, no action shall be taken by the stockholders of the Corporation except at an annual or special meeting of the stockholders called in accordance with the Bylaws of the Corporation, and no action shall be taken by the stockholders by written consent.

E. Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in a manner provided in the Bylaws of the Corporation.

F. No Cumulative Voting. No stockholder will be permitted to cumulate votes at any election of directors.

G. Exclusive Jurisdiction. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation arising pursuant to any provision of the DGCL or the Corporation’s Certificate of Incorporation or Bylaws, (iv) any action to interpret, apply, enforce or determine the validity of the Corporation’s Certificate of Incorporation or Bylaws, or (v) any action asserting a claim against the Corporation governed by the internal affairs doctrine, in each such case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section G of Article VI.

ARTICLE VII.

To the fullest extent permitted by the DGCL, as it presently exists or may hereafter be amended from time to time, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of the Corporation’s Certificate of Incorporation inconsistent with this Article VII, shall eliminate or reduce the effect of this Article VII in respect of any matter occurring, or any cause of action, suit or proceeding accruing or arising or that, but for this Article VII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE VIII.

The Corporation shall indemnify, to the fullest extent permitted by applicable law, any director or officer of the Corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding. The Corporation shall be required to indemnify a person in connection with a Proceeding (or part thereof) initiated by such person only if the Proceeding (or part thereof) was authorized by the Board of Directors.

The Corporation shall have the power to indemnify, to the extent permitted by the DGCL, as it presently exists or may hereafter be amended from time to time, any employee or agent of the Corporation who was or is a party or is threatened to be made a party to any Proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.

A right to indemnification or to advancement of expenses arising under a provision of this Certificate of Incorporation or the Bylaws of the Corporation shall not be eliminated or impaired by an amendment to this Certificate of Incorporation or the Bylaws of the Corporation after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

ARTICLE IX.

If any provision of this Certificate of Incorporation becomes or is declared on any ground by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Certificate of Incorporation, and the court will replace such illegal, void or unenforceable provision of this Certificate of Incorporation with a valid and enforceable provision that most accurately reflects the Corporation’s intent, in order to achieve, to the maximum extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Certificate of Incorporation shall be enforceable in accordance with its terms.

Except as provided in ARTICLE VII and ARTICLE VIII above, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation; provided, that, notwithstanding any other provision of this Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of this Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of the outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal, or adopt any provision of this Certificate of Incorporation inconsistent with, ARTICLE V, ARTICLE VI, ARTICLE VII, ARTICLE VIII, ARTICLE X or this ARTICLE IX.

ARTICLE X

The provisions of Annex A hereto are incorporated by reference herein, with the same force and effect as if set forth in full herein.

* * *

IN WITNESS WHEREOF, this Certificate of Incorporation has been signed on behalf of the Corporation by its duly authorized officer effective this           , 2018.

PHUNWARE, INC.

By:
Chief Executive Officer

ANNEX A

Section 1.1 General.

(a) The provisions of this Annex A shall apply during the period commencing upon the effectiveness of the Certificate of Incorporation and shall terminate upon the Corporation consummating its initial merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (a “Business Combination”) and no amendment to this Annex A shall be effective prior to the consummation of the initial Business Combination unless approved by the affirmative vote of the holders of at least sixty-five percent (65%) of all then outstanding shares of the Common Stock.

(b) Immediately after the consummation of the Corporation’s initial public offering of securities (the “Offering”) pursuant to the registration statement on Form S-1, as initially filed with the Securities and Exchange Commission on June 30, 2016, as amended (the “Registration Statement”), a certain amount of the net offering proceeds received by the Corporation in the Offering (including the proceeds of any exercise of the underwriters’ over-allotment option) and certain other amounts specified in the Registration Statement, were deposited in a Trust Account (the “Trust Account”), established for the benefit of the Public Shareholders (as defined below) pursuant to a trust agreement described in the Registration Statement (the “Trust Agreement”). Except for the withdrawal of interest to pay taxes and for working capital purposes (including repayment from interest of loans made to the Corporation by the Sponsors or application of withdrawn or accrued interest to the Sponsors’ obligation to loan the Corporation money in connection with an extension described in Section 1.1(c) below), none of the funds held in the Trust Account (including the interest earned on the funds held in the Trust Account) will be released from the Trust Account until the earlier of (i) the completion of the initial Business Combination and (ii) the redemption of 100% of the Offering Shares (as defined below) if the Corporation is unable to complete its initial Business Combination by the applicable Termination Date (as defined below). Holders of shares of the Corporation’s Common Stock included as part of the units sold in the Offering (the “Offering Shares”) (whether such Offering Shares were purchased in the Offering or in the secondary market following the Offering and whether or not such holders are affiliates of Astra Maritime Corp., Dominium Investments Inc., Magellan Investments Corp. or Firmus Investments Inc. (the “Sponsors”) or officers or directors of the Corporation) are referred to herein as “Public Shareholders.”

(c) In the event that the Corporation has not consummated an initial Business Combination within 12 months from the date of the closing of the Offering, the Board of Directors may extend the period of time to consummate a Business Combination up to three times (the latest such date, the “Termination Date”), each by an additional three months, for an aggregate of nine additional months, provided that (i) for each such extension the Sponsors (or their designees) must deposit into the Trust Account $379,167 (or up to $436,042 if the underwriters’ over-allotment option is exercised in full) per extension in exchange for a non-interest bearing, unsecured promissory note, for maximum aggregate proceeds to the Corporation of $1,137,501 (or up to $1,308,126 if the underwriters’ over-allotment option is exercised in full) if three extensions occur and (ii) the procedures relating to any such extension, as set forth in the Trust Agreement, shall have been complied with. The gross proceeds from the issuance of such promissory notes will be added to the proceeds from the Offering to be held in the Trust Account and shall be used to fund the redemption of the Offering Shares in accordance with Section 1.2. In the event that interest in the trust is available for withdrawal for working capital purposes, and has not been used to pay taxes or other working capital expenses, the Corporation may apply accrued interest in the Trust Account or such withdrawn interest to the Sponsors’ obligation to loan money to the Corporation in connection with an extension of the period of time during which the Corporation must consummate a Business Combination, and the amount that the Sponsors would be obligated to loan to the Corporation in connection with such extension would be reduced by the amount of interest so applied.

Section 1.2 Redemption and Repurchase Rights.

(a) Prior to the consummation of the initial Business Combination, the Corporation shall provide all holders of Offering Shares with the opportunity to have their Offering Shares redeemed or repurchased upon the consummation of the initial Business Combination pursuant to, and subject to the limitations of, Sections 1.2(b) and 1.2(c) (such rights of such holders to have their Offering Shares redeemed or repurchased pursuant to such Sections, the “Redemption Rights”) hereof for cash equal to the applicable redemption or repurchase price per share determined in accordance with Section 1.2(b) hereof (the “Redemption Price”); provided, however, that the Corporation shall not redeem or repurchase Offering Shares to the extent that such redemption or repurchase would result in the Corporation having net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of less than $5,000,001 (such limitation hereinafter called the “Redemption Limitation”) immediately prior to consummation of the Business Combination, after giving effect to payment in connection with exercise of redemption rights. Notwithstanding anything to the contrary contained in this Amended and Restated Articles, there shall be no Redemption Rights or liquidating distributions with respect to any warrant issued pursuant to the Offering.

(b) (i) Repurchase Rights. Unless the Corporation offers to redeem the Offering Shares as described in Section 1.2(b)(ii), it shall offer to repurchase the Offering Shares pursuant to a tender offer in accordance with Rule 13e-4 and Regulation 14E of the Exchange Act (such rules and regulations hereinafter called the “Tender Offer Rules”) which it shall commence prior to the consummation of the initial Business Combination and shall file tender offer documents with the Securities and Exchange Commission that contain substantially the same financial and other information about the initial Business Combination and the Redemption Rights as is required under Regulation 14A of the Exchange Act (such rules and regulations hereinafter called the “Proxy Solicitation Rules”), even if such information is not required under the Tender Offer Rules. If the Corporation offers to repurchase the Offering Shares (and has not otherwise withdrawn the tender offer), the Redemption Price per share of the Common Stock payable to holders of the Offering Shares tendering their Offering Shares pursuant to such tender offer shall be equal to, subject to the Redemption Limitation, the quotient obtained by dividing: (i) the aggregate amount on deposit in the Trust Account as of two business days prior to the date of the commencement of the tender offer, including interest (which interest shall be net of taxes payable and working capital released to the Corporation), by (ii) the total number of then outstanding Offering Shares.

(ii) Redemption Rights. If a stockholder vote is required by law to approve the proposed initial Business Combination or the Corporation decides to hold a stockholder vote on the proposed initial Business Combination for business or other legal reasons, the Corporation shall offer to redeem the Offering Shares at a Redemption Price per share of the Common Stock payable to holders of the Offering Shares exercising their Redemption Rights (irrespective of whether they voted in favor or against the Business Combination) equal to, subject to the Redemption Limitation, the quotient obtained by dividing (a) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the initial Business Combination, including interest (which interest shall be net of taxes payable and working capital released to the Corporation), by (b) the total number of then outstanding Offering Shares.

(c) If the Corporation offers to redeem the Offering Shares in conjunction with a stockholder vote on an initial Business Combination pursuant to a proxy solicitation, a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13(d)(3) of the Exchange Act), shall be restricted from seeking Redemption Rights with respect to 26% or more of the Offering Shares.

(d) In the event that the Corporation has not consummated a Business Combination by the applicable Termination Date, the Corporation shall (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter subject to lawfully available funds therefor, redeem 100% of the Offering Shares in consideration of a per-share price, payable in cash, equal to the quotient obtained by dividing (A) the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable and working capital released to the Corporation and less up to $50,000 of such net interest to pay dissolution expenses), by (B) the total number of then outstanding Offering Shares, which redemption will completely extinguish rights of the Public Shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the Board in accordance with applicable law, dissolve and liquidate, subject in each case to the Corporation’s obligations under the DGCL to provide for claims of creditors and other requirements of applicable law.

(e) If the Corporation offers to redeem the Offering Shares in conjunction with a stockholder vote on an initial Business Combination, the Corporation shall consummate the proposed Business Combination only if (i) such initial Business Combination is approved by the affirmative vote of the holders of a majority of the shares of the Common Stock that are voted at a stockholder meeting held to consider such initial Business Combination and (ii) the Redemption Limitation is not exceeded.

Section 1.3 Distributions from the Trust Account.

(a) A Public Stockholder shall be entitled to receive funds from the Trust Account only as provided in Sections 1.2(a), 1.2(b), 1.2(d) or 1.7 hereof. In no other circumstances shall a Public Stockholder have any right or interest of any kind in or to distributions from the Trust Account, and no stockholder other than a Public Stockholder shall have any interest in or to the Trust Account.

(b) Each Public Stockholder that does not exercise its Redemption Rights shall retain its interest in the Corporation and shall be deemed to have given its consent to the release of the remaining funds in the Trust Account to the Corporation, and following payment to any Public Shareholders exercising their Redemption Rights, the remaining funds in the Trust Account shall be released to the Corporation.

(c) The exercise by a Public Stockholder of the Redemption Rights shall be conditioned on such Public Stockholder following the specific procedures for redemptions set forth by the Corporation in any applicable tender offer or proxy materials sent to the Corporation’s Public Shareholders relating to the proposed initial Business Combination. Payment of the amounts necessary to satisfy the Redemption Rights properly exercised shall be made as promptly as practical after the consummation of the initial Business Combination. A Public Shareholder must follow any procedures specified in the Registration Statement or proxy solicitation, or tender offer, materials in order to redeem any Offering Shares.

Section 1.4 Share Issuances. Prior to the consummation of the Corporation’s initial Business Combination, the Corporation shall not issue any additional shares of capital stock of the Corporation that would entitle the holders thereof to receive funds from the Trust Account or vote on any Business Combination.

Section 1.5 Transactions with Affiliates. In the event the Corporation enters into an initial Business Combination with a target business that is affiliated with the Sponsor, or the directors or officers of the Corporation, the Corporation, or a committee of the independent directors of the Corporation, shall obtain an opinion from an independent investment banking firm that is a member of the Financial Industry Regulatory Authority or a qualified independent accounting firm that such Business Combination is fair to the Corporation from a financial point of view.

Section 1.6 No Transactions with Other Blank Check Companies. The Corporation shall not enter into a Business Combination with another blank check company or a similar company with nominal operations.

Section 1.7 Additional Redemption Rights. If, in accordance with Section 1.1(a), any amendment is made to Section 1.2(d) that would affect the substance or timing of the Corporation’s obligation to redeem 100% of the Offering Shares if the Corporation has not consummated a Business Combination by the applicable Termination Date, the Public Shareholders shall be provided with the opportunity to redeem their Offering Shares upon the approval of any such amendment, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable and working capital released to the Corporation), divided by the number of then outstanding Offering Shares. No such amendment may be made to Section 1.2(d) if the redemption of Offering Shares provided pursuant to this Section 1.7 would result in the Corporation having net tangible assets of less than the Redemption Limitation.

Section 1.8 Minimum Value of Target. So long as the Corporation’s securities are listed on the Nasdaq Stock Market, the Corporation’s Business Combination must occur with one or more target businesses that together have a fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the agreement to enter into the Business Combination.

ANNEX B

FORM OF

AMENDED AND RESTATED BYLAWS OF

PHUNWARE Inc.

(adopted on [●], 2018)

B-i

B-ii

BYLAWS OF PHUNWARE Inc.

ARTICLE I - CORPORATE OFFICES

1.1	REGISTERED OFFICE

The registered office of Phunware Inc. (the “Corporation”) shall be fixed in the Corporation’s certificate of incorporation (the “Certificate of Incorporation”). References in these bylaws (these “Bylaws”) to the Certificate of Incorporation shall mean the Certificate of Incorporation of the Corporation, as amended from time to time, including the terms of any certificate of designations of any series of Preferred Stock.

1.2	OTHER OFFICES

The Corporation’s board of directors may at any time establish other offices at any place or places where the Corporation is qualified to do business.

ARTICLE II - MEETINGS OF STOCKHOLDERS

2.1	PLACE OF MEETINGS

Meetings of stockholders shall be held at any place, within or outside the State of Delaware, designated by the board of directors. The board of directors may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the General Corporation Law of the State of Delaware (the “DGCL”). In the absence of any such designation or determination, stockholders’ meetings shall be held at the Corporation’s then principal executive office.

2.2	ANNUAL MEETING

The annual meeting of stockholders shall be held on such date, at such time, and at such place (if any) within or without the State of Delaware as shall be designated from time to time by the board of directors and stated in the Corporation’s notice of the annual meeting. At the annual meeting, directors shall be elected and any other proper business, brought in accordance with Section 2.4 of these Bylaws, may be transacted.

2.3	SPECIAL MEETING

(i) Except as otherwise provided in the Certificate of Incorporation, a special meeting of the stockholders, other than a special meeting required by statute, may be called at any time only by (A) the affirmative vote of a majority of the Whole Board, (B) the chairperson of the board of directors, (C) the chief executive officer or (D) the president (in the absence of a chief executive officer). A special meeting of the stockholders may not be called by any other person or persons. The board of directors, by the affirmative vote of a majority of the Whole Board, may cancel, postpone or reschedule any previously scheduled special meeting at any time, before or after the notice for such meeting has been sent to the stockholders. For the purposes of these bylaws, the term “Whole Board” will mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships.

(ii) The notice of a special meeting shall include the purpose for which the meeting is called. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting by or at the direction of the board of directors acting by affirmative vote of a majority of the Whole Board, the chairperson of the board of directors, the chief executive officer or the president (in the absence of a chief executive officer). Nothing contained in this Section 2.3(ii) shall be construed as limiting, fixing or affecting the time when a meeting of stockholders called by action of the board of directors may be held.

2.4	ADVANCE NOTICE PROCEDURES

(i) Advance Notice of Stockholder Business at an Annual Meeting. At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be brought: (A) pursuant to the Corporation’s proxy materials with respect to such meeting, (B) by or at the direction of the board of directors, or (C) by a stockholder of the Corporation who (1) is a stockholder of record at the time of the giving of the notice required by this Section 2.4(i) and on the record date for the determination of stockholders entitled to vote at the annual meeting and (2) has timely complied in proper written form with the notice procedures set forth in this Section 2.4(i). In addition, for business to be properly brought before an annual meeting by a stockholder, such business must be a proper matter for stockholder action pursuant to these Bylaws and applicable law. For the avoidance of doubt, except for proposals properly made in accordance with Rule 14a-8 under the Securities and Exchange Act of 1934, as amended, or any successor thereto (the “1934 Act”), and the rules and regulations thereunder (as so amended and inclusive of such rules and regulations), and included in the notice of meeting given by or at the direction of the board of directors, clause (C) above shall be the exclusive means for a stockholder to bring business before an annual meeting of stockholders.

(a) To comply with clause (C) of Section 2.4(i) above, a stockholder’s notice must set forth all information required under this Section 2.4(i) and must be timely received by the secretary of the Corporation. To be timely, a stockholder’s notice must be received by the secretary at the principal executive offices of the Corporation not later than the 45th day nor earlier than the 75th day before the first anniversary of the date on which the Corporation first mailed its proxy materials or a notice of availability of proxy materials (whichever is earlier) for the preceding year’s annual meeting; provided, however, that in the event that no annual meeting was held in the previous year or if the date of the annual meeting is advanced by more than 30 days prior to or delayed by more than 60 days after the first anniversary of the date of the previous year’s annual meeting, then, for notice by the stockholder to be timely, it must be so received by the secretary not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of (i) the 90th day prior to such annual meeting, or (ii) the tenth day following the day on which Public Announcement (as defined below) of the date of such annual meeting is first made. In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice as described in this Section 2.4(i)(a). “Public Announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or a comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the 1934 Act.

(b) To be in proper written form within the meaning of clause (C) of Section 2.4(i) above, a stockholder’s notice to the secretary must set forth as to each matter of business the stockholder intends to bring before the annual meeting: (1) a brief description of the business intended to be brought before the annual meeting (including the text of any resolutions proposed for consideration) and the reasons for conducting such business at the annual meeting, (2) the name and address, as they appear on the Corporation’s books, of the stockholder proposing such business and any Stockholder Associated Person (as defined below), (3) the class and number of shares of the Corporation that are held of record or are beneficially owned by the stockholder or any Stockholder Associated Person and any derivative positions held or beneficially held by the stockholder or any Stockholder Associated Person as of the date of such notice, (4) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of such stockholder or any Stockholder Associated Person with respect to any securities of the Corporation, and a description of any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares), the effect or intent of which is to mitigate loss to, or to manage the risk or benefit from share price changes for, or to increase or decrease the voting power of, such stockholder or any Stockholder Associated Person with respect to any securities of the Corporation, (5) any material interest of the stockholder or a Stockholder Associated Person in such business, and (6) a statement whether either such stockholder or any Stockholder Associated Person will deliver a proxy statement and form of proxy to holders of at least the percentage of the Corporation’s voting shares required under applicable law to carry the proposal (such information provided and statements made as required by clauses (1) through (6), a “Business Solicitation Statement”). In addition, to be in proper written form, a stockholder’s notice to the secretary must be supplemented not later than ten days following the record date for the determination of stockholders entitled to notice of the meeting, and ten days following the record date for the determination of stockholders entitled to vote at the meeting (if that record date is different than the record date for the determination of stockholders entitled to notice of the meeting) to disclose the information contained in clauses (3) and (4) above as of the applicable record date for notice of the meeting. For purposes of this Section 2.4, a “Stockholder Associated Person” of any stockholder shall mean (i) any person controlling, directly or indirectly, or acting in concert with, such stockholder, (ii) any beneficial owner of shares of stock of the Corporation owned of record or beneficially by such stockholder and on whose behalf the proposal or nomination, as the case may be, is being made, or (iii) any person controlling, controlled by or under common control with such person referred to in the preceding clauses (i) and (ii).

(c) Without exception, no business shall be conducted at any annual meeting except in accordance with the provisions set forth in this Section 2.4(i) and, if applicable, Section 2.4(ii). In addition, business proposed to be brought by a stockholder may not be brought before the annual meeting if such stockholder or a Stockholder Associated Person, as applicable, takes action contrary to the representations made in the Business Solicitation Statement applicable to such business or if the Business Solicitation Statement applicable to such business contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements therein not misleading. The chairperson of the annual meeting shall, if the facts warrant, determine and declare at the annual meeting that business was not properly brought before the annual meeting and in accordance with the provisions of this Section 2.4(i), and, if the chairperson should so determine, he or she shall so declare at the annual meeting that any such business not properly brought before the annual meeting shall not be conducted.

(ii) Advance Notice of Director Nominations at Annual Meetings. Notwithstanding anything in these Bylaws to the contrary, only persons who are nominated in accordance with the procedures set forth in this Section 2.4(ii) shall be eligible for election or re-election as directors at an annual meeting of stockholders. Nominations of persons for election or re-election to the board of directors of the Corporation shall be made at an annual meeting of stockholders only (A) by or at the direction of the board of directors or (B) by a stockholder of the Corporation who (1) was a stockholder of record at the time of the giving of the notice required by this Section 2.4(ii) and on the record date for the determination of stockholders entitled to vote at the annual meeting and (2) has timely complied in proper written form with the notice procedures set forth in this Section 2.4(ii). In addition to any other applicable requirements, for a nomination to be made by a stockholder, the stockholder must have given timely notice thereof in proper written form to the secretary of the Corporation.

(a) To comply with clause (B) of Section 2.4(ii) above, a nomination to be made by a stockholder must set forth all information required under this Section 2.4(ii) and must be received by the secretary of the Corporation at the principal executive offices of the Corporation at the time set forth in, and in accordance with, the final three sentences of Section 2.4(i)(a) above.

(b) To be in proper written form for purposes of clause (B) of Section 2.4(ii) above, such stockholder’s notice to the secretary must set forth:

(1) as to each person (a “nominee”) whom the stockholder proposes to nominate for election or re-election as a director: (A) the name, age, business address and residence address of the nominee, (B) the principal occupation or employment of the nominee, (C) the class and number of shares of the Corporation that are held of record or are beneficially owned by the nominee and any derivative positions held or beneficially held by the nominee, (D) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of the nominee with respect to any securities of the Corporation, and a description of any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares), the effect or intent of which is to mitigate loss to, or to manage the risk or benefit of share price changes for, or to increase or decrease the voting power of the nominee, (E) a description of all arrangements or understandings between or among the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder, (F) a written statement executed by the nominee acknowledging that as a director of the Corporation, the nominee will owe a fiduciary duty under Delaware law with respect to the Corporation and its stockholders, and (G) any other information relating to the nominee that would be required to be disclosed about such nominee if proxies were being solicited for the election or re-election of the nominee as a director, or that is otherwise required, in each case pursuant to Regulation 14A under the 1934 Act (including without limitation the nominee’s written consent to being named in the proxy statement, if any, as a nominee and to serving as a director if elected or re-elected, as the case may be); and

(2) as to such stockholder giving notice, (A) the information required to be provided pursuant to clauses (2) through (5) of Section 2.4(i)(b) above, and the supplement referenced in the second sentence of Section 2.4(i)(b) above (except that the references to “business” in such clauses shall instead refer to nominations of directors for purposes of this paragraph), and (B) a statement whether either such stockholder or Stockholder Associated Person will deliver a proxy statement and form of proxy to holders of a number of the Corporation’s voting shares reasonably believed by such stockholder or Stockholder Associated Person to be necessary to elect or re-elect such nominee(s) (such information provided and statements made as required by clauses (A) and (B) above, a “Nominee Solicitation Statement”).

(c) At the request of the board of directors, any person nominated by a stockholder for election or re-election as a director must furnish to the secretary of the Corporation (1) that information required to be set forth in the stockholder’s notice of nomination of such person as a director as of a date subsequent to the date on which the notice of such person’s nomination was given and (2) such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as an independent director or audit committee financial expert of the Corporation under applicable law, securities exchange rule or regulation, or any publicly-disclosed corporate governance guideline or committee charter of the Corporation and (3) such other information that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee; in the absence of the furnishing of any such information if requested, such stockholder’s nomination shall not be considered in proper form pursuant to this Section 2.4(ii).

(d) Without exception, no person shall be eligible for election or re-election as a director of the Corporation at an annual meeting of stockholders unless nominated in accordance with the provisions set forth in this Section 2.4(ii). In addition, a nominee shall not be eligible for election or re-election if a stockholder or Stockholder Associated Person, as applicable, takes action contrary to the representations made in the Nominee Solicitation Statement applicable to such nominee or if the Nominee Solicitation Statement applicable to such nominee contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements therein not misleading. The chairperson of the annual meeting shall, if the facts warrant, determine and declare at the annual meeting that a nomination was not made in accordance with the provisions prescribed by these Bylaws, and if the chairperson should so determine, he or she shall so declare at the annual meeting, and the defective nomination shall be disregarded.

(iii) Advance Notice of Director Nominations for Special Meetings.

(a) For a special meeting of stockholders at which directors are to be elected or re-elected, nominations of persons for election or re-election to the board of directors shall be made only (1) by or at the direction of the board of directors or (2) by any stockholder of the Corporation who (A) is a stockholder of record at the time of the giving of the notice required by this Section 2.4(iii), on the record date for the determination of stockholders entitled to notice of the special meeting, and on the record date for the determination of stockholders entitled to vote at the special meeting (if that record date is different than the record date for the determination of stockholders entitled to notice of the meeting) and (B) delivers a timely written notice of the nomination to the secretary of the Corporation that includes the information set forth in Sections 2.4(ii)(b) and (ii)(c) above. To be timely, such notice must be received by the secretary at the then principal executive offices of the Corporation not later than the close of business on the later of the 90th day prior to such special meeting or the tenth day following the day on which Public Announcement is first made of the date of the special meeting and of the nominees proposed by the board of directors to be elected or re-elected at such meeting. A person shall not be eligible for election or re-election as a director at a special meeting unless the person is nominated (i) by or at the direction of the board of directors or (ii) by a stockholder in accordance with the notice procedures set forth in this Section 2.4(iii). In addition, a nominee shall not be eligible for election or re-election if a stockholder or Stockholder Associated Person, as applicable, takes action contrary to the representations made in the Nominee Solicitation Statement applicable to such nominee or if the Nominee Solicitation Statement applicable to such nominee contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements therein not misleading. Any person nominated in accordance with this Section 2.4(iii) is subject to, and must comply with the provisions of Section 2.4(ii)(c).

(b) The chairperson of the special meeting shall, if the facts warrant, determine and declare at the meeting that a nomination or business was not made in accordance with the procedures prescribed by these Bylaws, and if the chairperson should so determine, he or she shall so declare at the meeting, and the defective nomination or business shall be disregarded.

(iv) Other Requirements and Rights. In addition to the foregoing provisions of this Section 2.4, a stockholder must also comply with all applicable requirements of state law and of the 1934 Act and the rules and regulations thereunder with respect to the matters set forth in this Section 2.4. Nothing in this Section 2.4 shall be deemed to affect any rights of:

(a) a stockholder to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 (or any successor provision) under the 1934 Act; or

(b) the Corporation to omit a proposal from the Corporation’s proxy statement pursuant to Rule 14a-8 (or any successor provision) under the 1934 Act.

2.5	NOTICE OF STOCKHOLDERS’ MEETINGS

Whenever stockholders are required or permitted to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Except as otherwise provided in the DGCL, the Certificate of Incorporation, these Bylaws or the rules of any applicable stock exchange, the written notice of any meeting of stockholders shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting.

2.6	QUORUM

The holders of a majority of the stock issued and outstanding and entitled to vote, and present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders, unless otherwise required by law, the Certificate of Incorporation, these Bylaws or the rules of any applicable stock exchange. Where a separate vote by a class or series or classes or series is required, a majority of the outstanding shares of such class or series or classes or series, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to that vote on that matter, except as otherwise provided by law, the Certificate of Incorporation, these Bylaws or the rules of any applicable stock exchange.

If a quorum is not present or represented at any meeting of the stockholders, then either (i) the chairperson of the meeting, or (ii) if the chairperson does not act, the stockholders entitled to vote at the meeting, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present or represented. At such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed.

2.7	ADJOURNED MEETING; NOTICE

When a meeting is adjourned to another time or place, unless these Bylaws otherwise require, notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the board of directors shall fix a new record date for notice of such adjourned meeting in accordance with Section 213(a) of the DGCL and Section 2.11 of these Bylaws, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

2.8	CONDUCT OF BUSINESS

The chairperson of any meeting of stockholders shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of business, and shall have the power to adjourn the meeting to another place, if any, date or time, whether or not a quorum is present. The chairperson of any meeting of stockholders shall be designated by the board of directors; in the absence of such designation, the chairperson of the board of directors, if any, the chief executive officer (in the absence of the chairperson) or the president (in the absence of the chairperson of the board of directors and the chief executive officer), or in their absence any other executive officer of the Corporation, shall serve as chairperson of the stockholder meeting.

2.9	VOTING

The stockholders entitled to vote at any meeting of stockholders shall be determined in accordance with the provisions of Section 2.11 of these Bylaws, subject to Section 217 (relating to voting rights of fiduciaries, pledgors and joint owners of stock) and Section 218 (relating to voting trusts and other voting agreements) of the DGCL.

Except as may be otherwise provided in the Certificate of Incorporation, these Bylaws or the rules of any applicable stock exchange, each stockholder shall be entitled to one vote for each share of capital stock held by such stockholder.

Except as otherwise required by law, the Certificate of Incorporation, these Bylaws or the rules of any applicable stock exchange, in all matters other than the election of directors, the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders. Except as otherwise required by law, the Certificate of Incorporation or these Bylaws, directors shall be elected by a plurality of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Where a separate vote by a class or series or classes or series is required, in all matters other than the election of directors, the affirmative vote of the majority of shares of such class or series or classes or series present in person or represented by proxy at the meeting shall be the act of such class or series or classes or series, except as otherwise provided by law, the Certificate of Incorporation, these Bylaws or the rules of any applicable stock exchange.

2.10	STOCKHOLDER ACTION BY WRITTEN CONSENT WITHOUT A MEETING

Subject to the rights of the holders of the shares of any series of Preferred Stock or any other class of stock or series thereof that have been expressly granted the right to take action by written consent, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

2.11	RECORD DATES

In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the board of directors and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If the board of directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the board of directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination.

If no record date is fixed by the board of directors, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.

A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the board of directors may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance with the provisions of Section 213 of the DGCL and this Section 2.11 at the adjourned meeting.

In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the board of directors adopts the resolution relating thereto.

2.12	PROXIES

Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy authorized by an instrument in writing or by a transmission permitted by law filed in accordance with the procedure established for the meeting, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212 of the DGCL. A written proxy may be in the form of a telegram, cablegram or other means of electronic transmission which sets forth or is submitted with information from which it can be determined that the telegram, cablegram or other means of electronic transmission was authorized by the stockholder.

2.13	LIST OF STOCKHOLDERS ENTITLED TO VOTE

The officer who has charge of the stock ledger of the Corporation shall prepare and make, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting; provided, however, if the record date for determining the stockholders entitled to vote is less than 10 days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date. The stockholder list shall be arranged in alphabetical order and shall show the address of each stockholder and the number of shares registered in the name of each stockholder. The Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder for any purpose germane to the meeting for a period of at least 10 days prior to the meeting (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the Corporation’s principal place of business. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place (as opposed to solely by means of remote communication), then the list of stockholders entitled to vote at the meeting shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be examined by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. Such list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them.

2.14	INSPECTORS OF ELECTION

Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath to execute faithfully the duties of inspector with strict impartiality and according to the best of his or her ability. Before any meeting of stockholders, the board of directors shall appoint an inspector or inspectors of election to act at the meeting or its adjournment. The number of inspectors shall be either one (1) or three (3). If any person appointed as inspector fails to appear or fails or refuses to act, then the chairperson of the meeting may, and upon the request of any stockholder or a stockholder’s proxy shall, appoint a person to fill that vacancy.

The inspector or inspectors so appointed and designated shall (i) ascertain the number of shares of capital stock of the Corporation outstanding and the voting power of each share, (ii) determine the shares of capital stock of the Corporation represented at the meeting and the validity of proxies and ballots, (iii) count all votes and ballots, (iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors, (v) certify their determination of the number of shares of capital stock of the Corporation represented at the meeting and such inspector or inspectors’ count of all votes and ballots, (vi) determine when the polls shall close; (vii) determine the result; and (viii) do any other acts that may be proper to conduct the election or vote with fairness to all stockholders.

The inspectors of election shall perform their duties impartially, in good faith, to the best of their ability and as expeditiously as is practical. In determining the validity and counting of proxies and ballots cast at any meeting of stockholders of the Corporation, the inspector or inspectors may consider such information as is permitted by applicable law. If there are three (3) inspectors of election, the decision, act or certificate of a majority is effective in all respects as the decision, act or certificate of all. Any report or certificate made by the inspectors of election is prima facie evidence of the facts stated therein.

ARTICLE III - DIRECTORS

3.1	POWERS

The business and affairs of the Corporation shall be managed by or under the direction of the board of directors, except as may be otherwise provided in the DGCL or the Certificate of Incorporation.

3.2	NUMBER OF DIRECTORS

The board of directors shall consist of one or more members, each of whom shall be a natural person. Unless the Certificate of Incorporation fixes the number of directors, the number of directors shall be determined from time to time solely by resolution of the Whole Board. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.

3.3	ELECTION, QUALIFICATION AND TERM OF OFFICE OF DIRECTORS

Except as provided in Section 3.4 of these Bylaws, each director, including a director elected to fill a vacancy, shall hold office until the expiration of the term for which elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal. Directors need not be stockholders unless so required by the Certificate of Incorporation or these Bylaws. The Certificate of Incorporation or these Bylaws may prescribe other qualifications for directors. If so provided in the Certificate of Incorporation, the directors of the Corporation shall be divided into three classes.

3.4	RESIGNATION AND VACANCIES

Any director may resign at any time upon notice given in writing or by electronic transmission to the Corporation; provided, however, that if such notice is given by electronic transmission, such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the director. A resignation is effective when the resignation is delivered unless the resignation specifies a later effective date or an effective date determined upon the happening of an event or events. Unless otherwise specified in the notice of resignation, acceptance of such resignation shall not be necessary to make it effective. A resignation which is conditioned upon the director failing to receive a specified vote for reelection as a director may provide that it is irrevocable. Unless otherwise provided in the Certificate of Incorporation or these Bylaws, when one or more directors resign from the board of directors, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective.

Unless otherwise provided in the Certificate of Incorporation or these Bylaws, newly created directorships resulting from any increase in the authorized number of directors, or any vacancies on the board of directors resulting from the death, resignation, retirement, disqualification, removal from office or other cause shall, unless otherwise required by law, be filled only by a majority of the directors then in office, even though less than a quorum of the board of directors, or by a sole remaining director. A person so elected by the directors then in office to fill a vacancy or newly created directorship shall hold office until his or her successor shall have been duly elected and qualified; provided, however, that if the directors are divided into classes, a person so elected by the directors then in office to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall have been duly elected and qualified.

3.5	PLACE OF MEETINGS; MEETINGS BY TELEPHONE

The board of directors may hold meetings, both regular and special, either within or outside the State of Delaware.

Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, members of the board of directors, or any committee designated by the board of directors or any subcommittee, may participate in a meeting of the board of directors, or any committee or subcommittee, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

3.6	REGULAR MEETINGS

Regular meetings of the board of directors may be held without notice at such time and at such place as shall from time to time be determined by the board of directors.

3.7	SPECIAL MEETINGS; NOTICE

Special meetings of the board of directors for any purpose or purposes may be called at any time by the chairperson of the board of directors, the chief executive officer, the president, the secretary or a majority of the authorized number of directors, at such times and places as he or she or they shall designate.

Notice of the time and place of special meetings shall be:

(i) delivered personally by hand, by courier or by telephone;

(ii) sent by United States first-class mail, postage prepaid;

(iii) sent by facsimile; or

(iv) sent by electronic mail,

directed to each director at that director’s address, telephone number, facsimile number or electronic mail address, as the case may be, as shown on the Corporation’s records.

If the notice is (i) delivered personally by hand, by courier or by telephone, (ii) sent by facsimile or (iii) sent by electronic mail, it shall be delivered or sent at least 24 hours before the time of the holding of the meeting. If the notice is sent by United States mail, it shall be deposited in the United States mail at least four days before the time of the holding of the meeting. Any oral notice may be communicated to the director. The notice need not specify the place of the meeting (if the meeting is to be held at the Corporation’s then principal executive office) nor the purpose of the meeting.

3.8	QUORUM; VOTING

At all meetings of the board of directors, a majority of the total authorized number of directors shall constitute a quorum for the transaction of business. If a quorum is not present at any meeting of the board of directors, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present. A meeting at which a quorum is initially present may continue to transact business notwithstanding the withdrawal of directors, if any action taken is approved by at least a majority of the required quorum for that meeting.

The vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the board of directors, except as may be otherwise specifically provided by statute, the Certificate of Incorporation or these Bylaws.

If the Certificate of Incorporation provides that one or more directors shall have more or less than one vote per director on any matter, every reference in these Bylaws to a majority or other proportion of the directors shall refer to a majority or other proportion of the votes of the directors.

3.9	BOARD ACTION BY WRITTEN CONSENT WITHOUT A MEETING

Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the board of directors, or of any committee or subcommittee thereof, may be taken without a meeting if all members of the board of directors or committee or subcommittee, as the case may be, consent thereto in writing or by electronic transmission and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the board of directors or committee or subcommittee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

3.10	FEES AND COMPENSATION OF DIRECTORS

Unless otherwise restricted by the Certificate of Incorporation, these Bylaws, statute or the rules of any applicable stock exchange, the board of directors shall have the authority to fix the compensation of directors.

3.11	REMOVAL OF DIRECTORS

A director may be removed from office by the stockholders of the Corporation only for cause.

No reduction of the authorized number of directors shall have the effect of removing any director prior to the expiration of such director’s term of office.

ARTICLE IV - COMMITTEES

4.1	COMMITTEES OF DIRECTORS

The board of directors may, by resolution passed by a majority of the authorized number of directors, designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The board of directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the board of directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the board of directors or in these Bylaws, shall have and may exercise all the powers and authority of the board of directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority to (i) approve or adopt, or recommend to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopt, amend or repeal any bylaw of the Corporation.

4.2	COMMITTEE MINUTES

Each committee or subcommittee shall keep regular minutes of its meetings and report the same to the board of directors, or the committee, when required.

4.3	MEETINGS AND ACTION OF COMMITTEES

Meetings and actions of committees shall be governed by, and held and taken in accordance with, the provisions of:

(i) Section 3.5 (place of meetings and meetings by telephone);

(ii) Section 3.6 (regular meetings);

(iii) Section 3.7 (special meetings; notice);

(iv) Section 3.8 (quorum; voting);

(v) Section 3.9 (action without a meeting); and

(vi) Section 7.5 (waiver of notice)

with such changes in the context of those bylaws as are necessary to substitute the committee or subcommittee and its members for the board of directors and its members. However:

(i) the time and place of regular meetings of committees and subcommittees may be determined either by resolution of the board of directors or by resolution of the committee or subcommittee;

(ii) special meetings of committees or subcommittees may also be called by resolution of the board of directors or the committee or subcommittee; and

(iii) notice of special meetings of committees and subcommittees shall also be given to all alternate members, as applicable, who shall have the right to attend all meetings of the committee or subcommittee. The board of directors, or, in the absence of any such action by the board of directors, the committee or subcommittee, may adopt rules for the government of any committee or subcommittee not inconsistent with the provisions of these Bylaws.

Any provision in the Certificate of Incorporation providing that one or more directors shall have more or less than one vote per director on any matter shall apply to voting in any committee or subcommittee, unless otherwise provided in the Certificate of Incorporation or these Bylaws.

4.4	SUBCOMMITTEES

Unless otherwise provided in the Certificate of Incorporation, these Bylaws or the resolutions of the board of directors designating the committee, a committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.

ARTICLE V - OFFICERS

5.1	OFFICERS

The officers of the Corporation shall include a chief executive officer and a secretary. The Corporation may also have, at the discretion of the board of directors, a chairperson of the board of directors, a vice chairperson of the board of directors, a president, a chief financial officer, a treasurer, one or more vice presidents (including senior vice presidents and executive vice presidents) (collectively, “vice presidents”), one or more assistant vice presidents, one or more assistant treasurers, one or more assistant secretaries, and any such other officers as may be appointed in accordance with the provisions of these Bylaws. Any number of offices may be held by the same person.

5.2	APPOINTMENT OF OFFICERS

The board of directors shall appoint the officers of the Corporation, except such officers as may be appointed in accordance with the provisions of Section 5.3 of these Bylaws, subject to the rights, if any, of an officer under any contract of employment.

5.3	SUBORDINATE OFFICERS

The board of directors may appoint, or empower the chief executive officer or, in the absence of a chief executive officer, the president, to appoint such other officers and agents as the business of the Corporation may require. Each of such officers and agents shall hold office for such period, have such authority, and perform such duties as are provided in these Bylaws or as the board of directors may from time to time determine.

5.4	REMOVAL AND RESIGNATION OF OFFICERS

Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by an affirmative vote of the majority of the board of directors at any regular or special meeting of the board of directors, or, except in the case of an officer chosen by the board of directors, by any officer upon whom such power of removal may be conferred by the board of directors.

Any officer may resign at any time by giving written or electronic notice to the Corporation; provided, however, that if such notice is given by electronic transmission, such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the officer. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice. Unless otherwise specified in the notice of resignation, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party.

5.5	VACANCIES IN OFFICES

Any vacancy occurring in any office of the Corporation shall be filled by the board of directors or as provided in Section 5.2 or Section 5.3, as applicable.

5.6	REPRESENTATION OF SHARES OR INTERESTS OF OTHER CORPORATIONS OR ENTITIES

Unless otherwise directed by the board of directors, the chief executive officer or any other person authorized by the board of directors or the chief executive officer is authorized to vote, represent and exercise on behalf of the Corporation all rights incident to any and all shares or equity interests of any other corporation or corporations or entity or entities standing in the name of the Corporation, including the right to act by written consent. The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.

5.7	AUTHORITY AND DUTIES OF OFFICERS

Except as otherwise provided in these Bylaws, the officers of the Corporation shall have such powers and duties in the management of the Corporation as may be designated from time to time by the board of directors and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the board of directors.

5.8	THE CHAIRPERSON OF THE BOARD

The chairperson of the board shall have the powers and duties customarily and usually associated with the office of the chairperson of the board. The chairperson of the board shall preside at meetings of the stockholders and of the board of directors.

5.9	THE VICE CHAIRPERSON OF THE BOARD

The vice chairperson of the board shall have the powers and duties customarily and usually associated with the office of the vice chairperson of the board. In the case of absence or disability of the chairperson of the board, the vice chairperson of the board shall perform the duties and exercise the powers of the chairperson of the board.

5.10	THE CHIEF EXECUTIVE OFFICER

The chief executive officer shall have, subject to the supervision, direction and control of the board of directors, ultimate authority for decisions relating to the supervision, direction and management of the affairs and the business of the Corporation customarily and usually associated with the position of chief executive officer, including, without limitation, all powers necessary to direct and control the organizational and reporting relationships within the Corporation. If at any time the office of the chairperson and vice chairperson of the board shall not be filled, or in the event of the temporary absence or disability of the chairperson of the board and the vice chairperson of the board, the chief executive officer shall perform the duties and exercise the powers of the chairperson of the board unless otherwise determined by the board of directors.

5.11	THE PRESIDENT

The president shall have, subject to the supervision, direction and control of the board of directors, the general powers and duties of supervision, direction and management of the affairs and business of the Corporation customarily and usually associated with the position of president. The president shall have such powers and perform such duties as may from time to time be assigned to him or her by the board of directors, the chairperson of the board or the chief executive officer. In the event of the absence or disability of the chief executive officer, the president shall perform the duties and exercise the powers of the chief executive officer unless otherwise determined by the board of directors.

5.12	THE VICE PRESIDENTS AND ASSISTANT VICE PRESIDENTS

Each vice president and assistant vice president shall have such powers and perform such duties as may from time to time be assigned to him or her by the board of directors, the chairperson of the board, the chief executive officer or the president.

5.13	THE SECRETARY AND ASSISTANT SECRETARIES

(i) The secretary shall attend meetings of the board of directors and meetings of the stockholders and record all votes and minutes of all such proceedings in a book or books kept for such purpose. The secretary shall have all such further powers and duties as are customarily and usually associated with the position of secretary or as may from time to time be assigned to him or her by the board of directors, the chairperson of the board, the chief executive officer or the president.

(ii) Each assistant secretary shall have such powers and perform such duties as may from time to time be assigned to him or her by the board of directors, the chairperson of the board, the chief executive officer, the president or the secretary. In the event of the absence, inability or refusal to act of the secretary, the assistant secretary (or if there shall be more than one, the assistant secretaries in the order determined by the board of directors) shall perform the duties and exercise the powers of the secretary.

5.14	THE CHIEF FINANCIAL OFFICER, THE TREASURER AND ASSISTANT TREASURERS

(i) The chief financial officer shall be responsible for maintaining the Corporation’s accounting records and statements, and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation. The chief financial officer shall also maintain adequate records of all assets, liabilities and transactions of the Corporation and shall assure that adequate audits thereof are currently and regularly made. The chief financial officer shall have all such further powers and perform all such further duties as are customarily and usually associated with the position of chief financial officer, or as may from time to time be assigned to him or her by the board of directors, the chairperson, the chief executive officer or the president. Unless a treasurer has been appointed separately in accordance with these bylaws, the chief financial officer shall also perform the duties of treasurer prescribed in paragraph (ii) below.

(ii) The treasurer shall have custody of the Corporation’s funds and securities, shall deposit or cause to be deposited moneys or other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by any duly authorized officer of the Corporation, and shall have such further powers and perform such further duties as may from time to time be assigned to him or her by the board of directors, the chief executive officer, or the president.

(iii) Each assistant treasurer shall have such powers and perform such duties as may from time to time be assigned to him or her by the board of directors, the chief executive officer, the president, the chief financial officer or the treasurer.

ARTICLE VI - STOCK

6.1	STOCK CERTIFICATES; PARTLY PAID SHARES

The shares of the Corporation shall be represented by certificates, provided that the board of directors may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Every holder of stock represented by certificates shall be entitled to have a certificate signed by, or in the name of the Corporation by the chairperson of the board of directors or vice-chairperson of the board of directors, or the president or a vice-president, and by the treasurer or an assistant treasurer, or the secretary or an assistant secretary of the Corporation representing the number of shares registered in certificate form. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue. The Corporation shall not have power to issue a certificate in bearer form.

The Corporation may issue the whole or any part of its shares as partly paid and subject to call for the remainder of the consideration to be paid therefor. Upon the face or back of each stock certificate issued to represent any such partly-paid shares, or upon the books and records of the Corporation in the case of uncertificated partly-paid shares, the total amount of the consideration to be paid therefor and the amount paid thereon shall be stated. Upon the declaration of any dividend on fully-paid shares, the Corporation shall declare a dividend upon partly-paid shares of the same class, but only upon the basis of the percentage of the consideration actually paid thereon.

6.2	SPECIAL DESIGNATION ON CERTIFICATES

If the Corporation is authorized to issue more than one class of stock or more than one series of any class, then the powers, the designations, the preferences, and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate that the Corporation shall issue to represent such class or series of stock; provided, however, that, except as otherwise provided in Section 202 of the DGCL, in lieu of the foregoing requirements there may be set forth on the face or back of the certificate that the Corporation shall issue to represent such class or series of stock, a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. Within a reasonable time after the issuance or transfer of uncertificated stock, the Corporation shall send to the registered owner thereof a written notice containing the information required to be set forth or stated on certificates pursuant to this Section 6.2 or Sections 151, 156, 202(a) or 218(a) of the DGCL or with respect to this Section 6.2 a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. Except as otherwise expressly provided by law, the rights and obligations of the holders of uncertificated stock and the rights and obligations of the holders of certificates representing stock of the same class and series shall be identical.

6.3	LOST, STOLEN OR DESTROYED CERTIFICATES

Except as provided in this Section 6.3, no new certificates for shares shall be issued to replace a previously issued certificate unless the latter is surrendered to the Corporation and cancelled at the same time. The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

6.4	DIVIDENDS

The board of directors, subject to any restrictions contained in the Certificate of Incorporation or applicable law, may declare and pay dividends upon the shares of the Corporation’s capital stock. Dividends may be paid in cash, in property, or in shares of the Corporation’s capital stock, subject to the provisions of the Certificate of Incorporation.

The board of directors may set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve. Such purposes shall include but not be limited to equalizing dividends, repairing or maintaining any property of the Corporation, and meeting contingencies.

6.5	TRANSFER OF STOCK

Transfers of record of shares of stock of the Corporation shall be made only upon its books by the holders thereof, in person or by an attorney duly authorized, and, if such stock is certificated, upon the surrender of a certificate or certificates for a like number of shares, properly endorsed or accompanied by proper evidence of succession, assignation or authority to transfer; provided, however, that such succession, assignment or authority to transfer is not prohibited by the Certificate of Incorporation, these Bylaws, applicable law or contract.

6.6	STOCK TRANSFER AGREEMENTS

The Corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes of stock of the Corporation to restrict the transfer of shares of stock of the Corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.

6.7	REGISTERED STOCKHOLDERS

The Corporation:

(i) shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends and to vote as such owner;

(ii) shall be entitled (to the fullest extent permitted by applicable law) to hold liable for calls and assessments the person registered on its books as the owner of shares; and

(iii) shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

ARTICLE VII - MANNER OF GIVING NOTICE AND WAIVER

7.1	NOTICE OF STOCKHOLDERS’ MEETINGS

Notice of any meeting of stockholders, if mailed, is given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the Corporation’s records. An affidavit of the secretary or an assistant secretary of the Corporation or of the transfer agent or other agent of the Corporation that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

7.2	NOTICE BY ELECTRONIC TRANSMISSION

Without limiting the manner by which notice otherwise may be given effectively to stockholders pursuant to the DGCL, the Certificate of Incorporation, these Bylaws or the rules of any applicable stock exchange, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation, these Bylaws or the rules of any applicable stock exchange shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given. Any such consent shall be revocable by the stockholder by written notice to the Corporation. Any such consent shall be deemed revoked if:

(i) the Corporation is unable to deliver by electronic transmission two consecutive notices given by the Corporation in accordance with such consent; and

(ii) such inability becomes known to the secretary or an assistant secretary of the Corporation or to the transfer agent, or other person responsible for the giving of notice.

However, the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action.

Any notice given pursuant to the preceding paragraph shall be deemed given:

(i) if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice;

(ii) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice;

(iii) if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and

(iv) if by any other form of electronic transmission, when directed to the stockholder.

An affidavit of the secretary or an assistant secretary or of the transfer agent or other agent of the Corporation that the notice has been given by a form of electronic transmission shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

An “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved, and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

7.3	NOTICE TO STOCKHOLDERS SHARING AN ADDRESS

Except as otherwise prohibited under the DGCL, without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under the provisions of the DGCL, the Certificate of Incorporation, these Bylaws or the rules of any applicable stock exchange shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. Any such consent shall be revocable by the stockholder by written notice to the Corporation. Any stockholder who fails to object in writing to the Corporation, within 60 days of having been given written notice by the Corporation of its intention to send the single notice, shall be deemed to have consented to receiving such single written notice.

7.4	NOTICE TO PERSON WITH WHOM COMMUNICATION IS UNLAWFUL

Whenever notice is required to be given, under the DGCL, the Certificate of Incorporation or these Bylaws, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting which shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the Corporation is such as to require the filing of a certificate under the DGCL, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

7.5	WAIVER OF NOTICE

Whenever notice is required to be given to stockholders, directors or other persons under any provision of the DGCL, the Certificate of Incorporation or these Bylaws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders or the board of directors, as the case may be, need be specified in any written waiver of notice or any waiver by electronic transmission unless so required under any applicable provision of the DGCL, the Certificate of Incorporation or these Bylaws.

ARTICLE VIII - INDEMNIFICATION

8.1	INDEMNIFICATION OF DIRECTORS AND OFFICERS IN THIRD PARTY PROCEEDINGS

Subject to the other provisions of this Article VIII, the Corporation shall indemnify, to the fullest extent permitted by the DGCL, as now or hereinafter in effect, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) (other than an action by or in the right of the Corporation) by reason of the fact that such person is or was a director or officer of the Corporation, or while a director of the Corporation or officer of the Corporation is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such Proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

8.2	INDEMNIFICATION OF DIRECTORS AND OFFICERS IN ACTIONS BY OR IN THE RIGHT OF THE CORPORATION

Subject to the other provisions of this Article VIII, the Corporation shall indemnify, to the fullest extent permitted by the DGCL, as now or hereinafter in effect, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the Corporation, or while a director or officer of the Corporation is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

8.3	SUCCESSFUL DEFENSE

To the extent that a present or former director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding described in Section 8.1 or Section 8.2, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

8.4	INDEMNIFICATION OF OTHERS

Subject to the other provisions of this Article VIII, the Corporation shall have power to advance expenses to and indemnify its employees and its agents to the extent not prohibited by the DGCL or other applicable law. The board of directors shall have the power to delegate the determination of whether employees or agents shall be indemnified or receive an advancement of expenses to such person or persons as the board of directors determines.

8.5	ADVANCED PAYMENT OF EXPENSES

Expenses (including attorneys’ fees) actually and reasonably incurred by an officer or director of the Corporation in defending any Proceeding shall be paid by the Corporation in advance of the final disposition of such Proceeding upon receipt of a written request therefor (together with documentation reasonably evidencing such expenses) and an undertaking by or on behalf of the person to repay such amounts if it shall ultimately be determined that the person is not entitled to be indemnified under this Article VIII or the DGCL. Such expenses (including attorneys’ fees) actually and reasonably incurred by former directors and officers or other employees and agents of the Corporation or by persons serving at the request of the Corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the Corporation deems reasonably appropriate and shall be subject to the Corporation’s expense guidelines. The right to advancement of expenses shall not apply to any Proceeding (or any part of any Proceeding) for which indemnity is excluded pursuant to these Bylaws, but shall apply to any Proceeding (or any part of any Proceeding) referenced in Section 8.6(ii) or 8.6(iii) prior to a determination that the person is not entitled to be indemnified by the Corporation.

8.6	LIMITATION ON INDEMNIFICATION

Subject to the requirements in Section 8.3 and the DGCL, the Corporation shall not be obligated to indemnify any person pursuant to this Article VIII in connection with any Proceeding (or any part of any Proceeding):

(i) for which payment has actually been made to or on behalf of such person under any statute, insurance policy, indemnity provision, vote or otherwise, except with respect to any excess beyond the amount paid;

(ii) for an accounting or disgorgement of profits pursuant to Section 16(b) of the 1934 Act, or similar provisions of federal, state or local statutory law or common law, if such person is held liable therefor (including pursuant to any settlement arrangements);

(iii) for any reimbursement of the Corporation by such person of any bonus or other incentive-based or equity-based compensation or of any profits realized by such person from the sale of securities of the Corporation, as required in each case under the 1934 Act (including any such reimbursements that arise from an accounting restatement of the Corporation pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), or the payment to the Corporation of profits arising from the purchase and sale by such person of securities in violation of Section 306 of the Sarbanes-Oxley Act), if such person is held liable therefor (including pursuant to any settlement arrangements);

(iv) initiated by such person against the Corporation or its directors, officers, employees, agents or other indemnitees, unless (a) the board of directors authorized the Proceeding (or the relevant part of the Proceeding) prior to its initiation, (b) the Corporation provides the indemnification, in its sole discretion, pursuant to the powers vested in the Corporation under applicable law, (c) otherwise required to be made under Section 8.7 or (d) otherwise required by applicable law; or

(v) if prohibited by applicable law; provided, however, that if any provision or provisions of this Article VIII shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (1) the validity, legality and enforceability of the remaining provisions of this Article VIII (including, without limitation, each portion of any paragraph or clause containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (2) to the fullest extent possible, the provisions of this Article VIII (including, without limitation, each such portion of any paragraph or clause containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

8.7	DETERMINATION; CLAIM

If a claim for indemnification or advancement of expenses under this Article VIII is not paid in full within 90 days after receipt by the Corporation of the written request therefor, the claimant shall be entitled to an adjudication by a court of competent jurisdiction of his or her entitlement to such indemnification or advancement of expenses. The Corporation shall indemnify such person against any and all expenses that are actually and reasonably incurred by such person in connection with any action for indemnification or advancement of expenses from the Corporation under this Article VIII, to the extent such person is successful in such action, and to the extent not prohibited by law. In any such suit, the Corporation shall, to the fullest extent not prohibited by law, have the burden of proving that the claimant is not entitled to the requested indemnification or advancement of expenses.

8.8	NON-EXCLUSIVITY OF RIGHTS

The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VIII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Certificate of Incorporation or any statute, bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. The Corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advancement of expenses, to the fullest extent not prohibited by the DGCL or other applicable law.

8.9	INSURANCE

The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of the DGCL.

8.10	SURVIVAL

The rights to indemnification and advancement of expenses conferred by this Article VIII shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

8.11	EFFECT OF REPEAL OR MODIFICATION

Any amendment, alteration or repeal of this Article VIII shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to such amendment, alteration or repeal.

8.12	CERTAIN DEFINITIONS

For purposes of this Article VIII, references to the “Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article VIII with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued. For purposes of this Article VIII, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article VIII.

ARTICLE IX - GENERAL MATTERS

9.1	EXECUTION OF CORPORATE CONTRACTS AND INSTRUMENTS

Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, the board of directors may authorize any officer or officers, or agent or agents, to enter into any contract or execute any document or instrument in the name of and on behalf of the Corporation; such authority may be general or confined to specific instances. Unless so authorized or ratified by the board of directors or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the Corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

9.2	FISCAL YEAR

The fiscal year of the Corporation shall be fixed by resolution of the board of directors and may be changed by the board of directors.

9.3	SEAL

The Corporation may adopt a corporate seal, which shall be adopted and which may be altered by the board of directors. The Corporation may use the corporate seal by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

9.4	CONSTRUCTION; DEFINITIONS

Unless the context requires otherwise, the general provisions, rules of construction, and definitions in the DGCL shall govern the construction of these Bylaws. Without limiting the generality of this provision, the singular number includes the plural, the plural number includes the singular, and the term “person” includes both an entity and a natural person.

ARTICLE X - AMENDMENTS

Except as provided in Section 8.11, these Bylaws may be adopted, amended or repealed by the stockholders entitled to vote; provided, however, that the affirmative vote of the holders of at least 66 2/3% of the total voting power of outstanding voting securities, voting together as a single class, shall be required for the stockholders of the Corporation to alter, amend or repeal, or adopt any bylaw inconsistent with, the following provisions of these Bylaws: Article II, Sections 3.1 (powers), 3.2 (number of directors), 3.4 (resignation and vacancies) and 3.11 (removal of directors) of Article III, Article VIII (indemnification) and this Article X (including, without limitation, any such Article or Section as renumbered as a result of any amendment, alteration, change, repeal, or adoption of any other Bylaw). The board of directors shall also have the power to adopt, amend or repeal bylaws; provided, however, that a bylaw amendment adopted by stockholders which specifies the votes that shall be necessary for the election of directors shall not be further amended or repealed by the board of directors.

ANNEX C

AGREEMENT AND PLAN OF MERGER

by and among

STELLAR ACQUISITION III INC.,
as the Purchaser,

STLR MERGER SUBSIDIARY INC.,
as Merger Sub,

and

PHUNWARE, INC.
as the Company,

Dated as of February 27, 2018

C-i

C-ii

INDEX OF EXHIBITS

Exhibit	Description
Exhibit A-1	Form of Voting Agreement
Exhibit A-2	Form of Sponsor Voting Agreement
Exhibit B	Form of Organizational Documents
Exhibit C	Form of Letter of Transmittal
Exhibit D-1	Form of Lock-Up Agreement
Exhibit D-2	Form of Sponsor Lock-Up Agreement

C-iii

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of February 27, 2018 by and among (i) Stellar Acquisition III Inc., a Republic of Marshall Islands corporation (together with its successors, including the Successor (as defined below) after the Conversion (as defined below), the “Purchaser”), (ii) STLR Merger Subsidiary Inc., a Delaware corporation and a wholly-owned subsidiary of the Purchaser (“Merger Sub”), and (iii) Phunware, Inc., a Delaware corporation (the “Company”). The Purchaser, Merger Sub, and the Company are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”.

RECITALS:

A. The Company, directly and indirectly through its subsidiaries, provides mobile application development platform services such as mobile marketing automation, mapping and navigation, content management, big data, analytics and business intelligence and traffic monetization;

B. The Purchaser owns all of the issued and outstanding capital stock of Merger Sub, which was formed for the sole purpose of the Merger (as defined below);

C. Prior to the consummation of the Merger (as defined below), the Purchaser shall convert into a Delaware corporation in accordance with the applicable provisions of The Republic of the Marshall Islands Associations Law, as amended, and the applicable provisions of the Delaware General Corporation Law (as amended, the “DGCL”);

D. The Parties intend to effect the merger of Merger Sub with and into the Company, with the Company continuing as the surviving entity (the “Merger”), as a result of which (i) all of the issued and outstanding capital stock of the Company immediately prior to the Effective Time, shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, in exchange for the right for each Company Stockholder to receive its portion of the Stockholder Merger Consideration (as defined herein) and Transferred Sponsor Warrants, (ii) the Company Options (as defined herein) shall be assumed (with equitable adjustments to the number and exercise price of such assumed Company Options) by Purchaser with the result that such assumed Company Options shall be replaced with Assumed Options (as defined herein) exercisable into shares of Purchaser Common Stock and (iii) the holders of Company Warrants immediately prior to the Effective Time shall be issued Purchaser Replacement Warrants (as defined herein), exercisable into Purchaser Common Stock on substantially similar terms and conditions of the original Company Warrants (with equitable adjustments to the number and exercise price of such Company Warrants), all upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the DGCL, all in accordance with the terms of this Agreement;

E. The boards of directors of the Company, the Purchaser and Merger Sub have each (i) determined that the Merger is fair, advisable and in the best interests of their respective companies and stockholders, (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein, and (iii) determined to recommend to their respective stockholders the approval and adoption of this Agreement and the transactions contemplated hereby, including the Merger;

F. The Purchaser has received voting and support agreements in the form attached as Exhibit A-1 hereto (collectively, the “Voting Agreements”) signed by the Company and certain holders of Company Stock (as defined herein);

G. The Company has received voting and support agreements in the form attached as Exhibit A-2 hereto (collectively, the “Sponsor Voting Agreements”) signed by Purchaser and each of the Sponsors;

H. The Parties intend that the Merger will qualify as a tax-free “reorganization” within the meaning of Section 368(a) of the Code (as defined herein); and

I. Certain capitalized terms used herein are defined in Article X hereof.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties hereto agree as follows:

Article I
MERGER

1.1 Merger. At the Effective Time, and subject to and upon the terms and conditions of this Agreement, including Section 5.10, and in accordance with the applicable provisions of the DGCL, Merger Sub and the Company shall consummate the Merger, pursuant to which Merger Sub shall be merged with and into the Company, following which the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation. The Company, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Corporation” (provided, that references to the Company for periods after the Effective Time shall include the Surviving Corporation).

1.2 Effective Time. The Parties hereto shall cause the Merger to be consummated by filing the Certificate of Merger for the merger of Merger Sub with and into the Company (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL (the time of such filing, or such later time as may be specified in the Certificate of Merger, being the “Effective Time”).

1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of Merger Sub and the Company shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Surviving Corporation, which shall include the assumption by the Surviving Corporation of any and all agreements, covenants, duties and obligations of Merger Sub and the Company set forth in this Agreement to be performed after the Effective Time.

1.4 Tax Treatment. For federal income tax purposes, the Merger is intended to constitute a “reorganization” within the meaning of Section 368 of the Code. The Parties adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

1.5 Certificate of Incorporation and Bylaws. Subject to the terms of Section 5.18, at the Effective Time, the Certificate of Incorporation and Bylaws of the Company, each as in effect immediately prior to the Effective Time, shall be amended and restated in its entirety to read identically to the Certificate of Incorporation and Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, and such amended and restated Certificate of Incorporation and Bylaws shall become the respective Certificate of Incorporation and Bylaws of the Surviving Corporation, except that the name of the Surviving Corporation in such Certificate of Incorporation and Bylaws shall be amended to be “Phunware OpCo, Inc.”.

1.6 Directors and Officers of the Surviving Corporation. At the Effective Time, the board of directors and executive officers of the Surviving Corporation shall be the board of directors and executive officers of the Purchaser, after giving effect to Section 5.17, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

1.7 Pre-Closing Company Preferred Stock Exchange. On or prior to the Closing Date, the holders of Company Preferred Stock shall convert all of their issued and outstanding shares of Company Preferred Stock for shares of Company Common Stock on a conversion ratio of one share of Company Common Stock per share of Company Preferred Stock (the “Company Preferred Stock Exchange”).

1.8 Conversion of the Purchaser. Immediately prior to the Effective Time, the Purchaser shall convert from a Republic of Marshall Islands corporation to a Delaware corporation, whether by reincorporation, statutory conversion, merger or otherwise, and in accordance with the applicable provisions of the Republic of the Marshall Islands Associations Law, as amended, and the applicable provisions of the DGCL (the “Conversion”), and the Organizational Documents of the Purchaser’s successor-in-interest after the Conversion (the “Successor”) shall be in the form set forth in Exhibit B and otherwise in form and substance reasonably acceptable to the Purchaser and the Company, except that the name of the Successor shall be amended to be “Phunware, Inc.”. In connection with the Conversion, all of the issued and outstanding Purchaser Securities shall remain outstanding and become substantially identical securities of the Successor.

1.9 Merger Consideration. As consideration for the Merger, the Company Security Holders collectively shall be entitled to receive from the Purchaser, in the aggregate, a number of Purchaser Securities with an aggregate value equal to (a) Three Hundred and One Million U.S. Dollars ($301,000,000), plus (b) the amount of Closing Net Cash (the “Merger Consideration”), with each Company Stockholder receiving for each share of Company Common Stock held (after giving effect to the Company Preferred Stock Exchange, but excluding any Company Securities described in Section 1.10(b)) (A) a number of shares of Purchaser Common Stock equal to (x) the Per Share Price, divided by (y) the Redemption Price, as may be reduced by such holder’s Sponsor Warrant Election in accordance with Section 1.10(f), and (B) a number of Transferred Sponsor Warrants to which such holder is entitled to receive, in accordance with Section 1.10(f) (the total portion of the Merger Consideration amount payable to all Company Stockholders (but excluding holders of Company Options and Company Warrants with respect to the treatment of Company Options and Company Warrants) in accordance with this Agreement is also referred to herein as the “Stockholder Merger Consideration”). The holders of Company Warrants shall receive such number of Replacement Purchaser Warrants as described in Section 1.10(d) with such terms and conditions as described in Section 1.10(d). The holders of Company Options shall receive such number of Assumed Purchaser Options as described in Section 1.10(e) with such terms and conditions as described in Section 1.10(e).

1.10 Effect of Merger on Company Securities. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holders of any Company Securities or the holders of any shares of capital stock of the Purchaser or Merger Sub:

(a) Company Stock. Subject to clause (b) below, all shares of Company Stock issued and outstanding immediately prior to the Effective Time (after giving effect to the Company Preferred Stock Exchange) will automatically be cancelled and cease to exist in exchange for the right to receive the Stockholder Merger Consideration, with each Company Stockholder being entitled to receive its portion of the Stockholder Merger Consideration, including the Transferred Sponsor Warrants in accordance with Section 1.9, without interest, upon delivery of the Transmittal Documents in accordance with Section 1.11. As of the Effective Time, each Company Stockholder shall cease to have any other rights in and to the Company or the Surviving Corporation.

(b) Treasury Stock. Notwithstanding clause (a) above or any other provision of this Agreement to the contrary, at the Effective Time, if there are any Company Securities that are owned by the Company as treasury shares or any Company Securities owned by any direct or indirect Subsidiary of the Company immediately prior to the Effective Time, such Company Securities shall be canceled and shall cease to exist without any conversion thereof or payment therefor.

(c) [RESERVED]

(d) Company Warrants. Each outstanding Company Warrant shall be cancelled, retired and terminated and cease to represent a right to acquire shares of Company Stock and each holder thereof shall instead have the right to receive from the Purchaser a new warrant for shares of Purchaser Common Stock (each, a “Replacement Purchaser Warrant”). Each Replacement Purchaser Warrant shall have, and be subject to, substantially the same terms and conditions set forth in the Company Warrants, except that: (i) the number of shares of Purchaser Common Stock which can be purchased with each Replacement Purchaser Warrant shall equal a number of shares equal to (as rounded down to the nearest whole number) the product of (A) the number of shares of Company Common Stock (with any Company Preferred Stock treated on an as-converted to Company Common Stock basis) which the Company Warrant had the right to acquire immediately prior to the Effective Time, multiplied by (B) the Conversion Ratio; and (ii) the exercise price for each Replacement Purchaser Warrant shall be equal to (as rounded up to the nearest whole cent) the quotient of (A) the exercise price of the Company Warrant (in U.S. Dollars), divided by (B) the Conversion Ratio. The Purchaser shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Replacement Purchaser Warrants remain outstanding, a sufficient number of shares of Purchaser Common Stock for delivery upon the exercise of such Replacement Purchaser Warrants.

(e) Company Options. Each outstanding Company Option (whether vested or unvested) shall be assumed by Purchaser and automatically converted into an option for shares of Purchaser Common Stock (each, an “Assumed Option”). Subject to the subsequent sentence, each Assumed Option will be subject to the terms and conditions set forth in the Company Equity Plan (except any references therein to the Company or Company Common Stock will instead mean the Purchaser and Purchaser Common Stock, respectively). Each Assumed Option shall: (i) have the right to acquire a number of shares of Purchaser Common Stock equal to(as rounded down to the nearest whole number) the product of (A) the number of shares of Company Common Stock (with any Company Preferred Stock treated on an as-converted to Company Common Stock basis) which the Company Option had the right to acquire immediately prior to the Effective Time, multiplied by (B) the Conversion Ratio; (ii) have an exercise price equal to (as rounded up to the nearest whole cent) the quotient of (A) the exercise price of the Company Option (in U.S. Dollars), divided by (B) the Conversion Ratio; and (iii) be subject to the same vesting schedule as the applicable Company Option. The Purchaser shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Assumed Options remain outstanding, a sufficient number of shares of Purchaser Common Stock for delivery upon the exercise of such Assumed Option. From and after the Closing, the Company and the Purchaser shall not issue any new awards under the Company Equity Plan.

(f) Sponsor Warrants. In addition to the right to receive shares of Purchaser Common Stock, each holder of Company Stock shall be entitled to elect to receive such holder’s Pro Rata Share of up to an aggregate of 929,890 Purchaser Private Warrants (the “Transferred Sponsor Warrants”), pursuant to the following procedures (such procedures, the “Sponsor Warrant Election”):

(i) At least two (2) Business Days prior to the Company Special Meeting, the holders of Company Stock shall make an election on such holder’s Letter of Transmittal as to (A) the number of Purchaser Private Warrants that such holder wishes to elect to receive, which number shall be no more than such holder’s Pro Rata Share of the total number of Transferred Sponsor Warrants, and (B) in case that there are any Transferred Sponsor Warrants that other holders of Company Stock elect not to receive (the “Under-subscribed Sponsor Warrants”), whether such holder wishes to receive its Pro Rata Share of the Under-subscribed Sponsor Warrants and whether there is any limit to the number of Under-subscribed Sponsor Warrants that it wishes to elect to receive.

(ii) For each Transferred Sponsor Warrant that a Company Stockholder wishes to elect to receive, the Company Shareholder shall exchange for such Transferred Sponsor Warrant a number of the Purchaser Common Stock that it was otherwise entitled to receive as Stockholder Merger Consideration, at a ratio equal to $0.50 divided by the Redemption Price.

(iii) Prior to the Effective Time, Purchaser shall purchase from the Sponsors the aggregate number of Transferred Sponsor Warrants elected to receive by all holders of Company Stock, and in consideration for such purchase shall issue to the Sponsors a promissory note in the amount equal to (x) fifty cents ($0.50) multiplied by (y) the number of Transferred Sponsor Warrants, which promissory note shall be repayable upon the Closing.

(iv) The Sponsor Warrant Election shall only be valid for any Letters of Transmittal received by the Exchange Agent at least two (2) Business Days prior to the Company Special Meeting.

(v) Any Transferred Sponsor Warrants received by Company Stockholders shall be subject to the transfer restrictions applicable to the Sponsors under Section 7(b) of the letter agreement, dated August 18, 2016, by and between the Purchaser and the Sponsors (a copy of which is filed as Exhibit 10.3 to the Purchaser’s Form 8-K filed with the SEC on August 24, 2016) as permitted transferees of the Sponsors.

(g) Any other Company Convertible Security other than a Company Warrant or Company Option, if not exercised or converted prior to the Effective Time, shall be cancelled, retired and terminated and cease to represent a right to acquire, be exchanged for or convert into shares of Company Stock.

1.11 Surrender of Company Securities and Disbursement of Merger Consideration.

(a) Promptly after the date of this Agreement, the Purchaser shall appoint Continental Stock Transfer & Trust Company or another agent reasonably acceptable to the Company (the “Exchange Agent”) for the purpose of exchanging the certificates representing Company Stock (“Company Certificates”). At or prior to the Effective Time, the Purchaser shall deposit, or cause to be deposited, with the Exchange Agent the Stockholder Merger Consideration and the Transferred Sponsor Warrants that have been purchased from the Sponsor pursuant to Section 1.10(f). Promptly after the date hereof, the Purchaser shall send, or shall cause the Exchange Agent to send, to each Company Stockholder, a letter of transmittal for use in such exchange, in the form attached hereto as Exhibit C (a “Letter of Transmittal”) (which shall specify that the delivery of Company Certificates in respect of the Stockholder Merger Consideration shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Company Certificates to the Exchange Agent (or a Lost Certificate Affidavit)) for use in such exchange and for making the Sponsor Warrant Election.

(b) Each Company Stockholder shall be entitled to receive its portion of the Stockholder Merger Consideration in respect of the Company Stock represented by the Company Certificate(s) (excluding any Company Securities described in Section 1.10(b)) and Transferred Sponsor Warrants, as soon as reasonably practicable after the Effective Time, but subject to the delivery to the Exchange Agent of the following items (collectively, the “Transmittal Documents”): (i) the Company Certificate(s) for its Company Stock (or a Lost Certificate Affidavit), together with a properly completed and duly executed Letter of Transmittal and such other documents as may be reasonably requested by the Exchange Agent or the Purchaser; and (ii) if such Company Stockholder is a Significant Stockholder, a duly executed counterpart to the lock-up agreement with the Purchaser, effective as of the Effective Time, substantially in the form attached as Exhibit D-1 hereto (each a “Lock-Up Agreement”). Until so surrendered, each Company Certificate shall represent after the Effective Time for all purposes only the right to receive such portion of the Stockholder Merger Consideration attributable to such Company Certificate.

(c) If any portion of the Stockholder Merger Consideration is to be delivered or issued to a Person other than the Person in whose name the surrendered Company Certificate is registered immediately prior to the Effective Time, it shall be a condition to such delivery that (i) the transfer of such Company Stock shall have been permitted in accordance with the terms of the Company’s Organizational Documents and any stockholders agreement with respect to the Company, each as in effect immediately prior to the Effective Time, (ii) such Company Certificate shall be properly endorsed or shall otherwise be in proper form for transfer and, (iii) the recipient of such portion of the Stockholder Merger Consideration, or the Person in whose name such portion of the Stockholder Merger Consideration is delivered or issued, shall have already executed and delivered counterparts to the Lock-Up Agreement (if the transferor was a Significant Stockholder), and such other Transmittal Documents as are reasonably deemed necessary by the Exchange Agent or Purchaser and (iv) the Person requesting such delivery shall pay to the Exchange Agent any transfer or other Taxes required as a result of such delivery to a Person other than the registered holder of such Company Certificate or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d) Notwithstanding anything to the contrary contained herein, in the event that any Company Certificate shall have been lost, stolen or destroyed, in lieu of delivery of a Company Certificate to the Exchange Agent, the Company Stockholder may instead deliver to the Exchange Agent an affidavit of lost certificate and, if reasonably required by the Exchange Agent, indemnity of loss in form and substance reasonably acceptable to the Purchaser (a “Lost Certificate Affidavit”), which at the reasonable discretion of the Purchaser may include a requirement that the owner of such lost, stolen or destroyed Company Certificate deliver a bond in such customary amount as indemnity against any claim that may be made against it or the Surviving Corporation with respect to the shares of Company Stock represented by the Company Certificates alleged to have been lost, stolen or destroyed. Any Lost Certificate Affidavit properly delivered in accordance with this Section 1.11(d) shall be treated as a Company Certificate for all purposes of this Agreement.

(e) After the Effective Time, there shall be no further registration of transfers of Company Stock. If, after the Effective Time, Company Certificates are presented to the Surviving Corporation, the Purchaser or the Exchange Agent, they shall be canceled and exchanged for the applicable portion of the Stockholder Merger Consideration provided for, and in accordance with the procedures set forth in this Section 1.11. No dividends or other distributions declared or made after the date of this Agreement with respect to Purchaser Common Stock with a record date after the Effective Time will be paid to the holders of any Company Certificates that have not yet been surrendered with respect to the Purchaser Common Stock to be issued upon surrender thereof until the holders of record of such Company Certificates shall surrender such certificates (or provide a Lost Certificate Affidavit), if applicable, and provide the other Transmittal Documents. Subject to applicable Law, following surrender of any such Company Certificates (or delivery of a Lost Certificate Affidavit), if applicable, and delivery of the other Transmittal Documents, Purchaser shall promptly deliver to the record holders thereof, without interest, the certificates representing the Purchaser Common Stock issued in exchange therefor and the amount of any such dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such Purchaser Common Stock.

(f) All securities issued upon the surrender of Company Securities in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Securities. Any portion of the Stockholder Merger Consideration made available to the Exchange Agent pursuant to Section 1.11(a) that remains unclaimed by Company Stockholders two (2) years after the Effective Time shall be returned to the Purchaser, upon demand, and any such Company Stockholder who has not exchanged its Company Stock for the applicable portion of the Stockholder Merger Consideration (including the Transferred Sponsor Warrants) in accordance with this Section 1.11 prior to that time shall thereafter look only to the Purchaser for payment of the portion of the Stockholder Merger Consideration (including the Transferred Sponsor Warrants) in respect of such shares of Company Stock without any interest thereon (but with any dividends paid with respect thereto). Notwithstanding the foregoing, none of the Surviving Corporation, the Purchaser or any Party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(g) Notwithstanding anything to the contrary contained herein, no fraction of a share of Purchaser Common Stock will be issued by virtue of the Merger or the transactions contemplated hereby, and each Person who would otherwise be entitled to a fraction of a share of Purchaser Common Stock (after aggregating all fractional shares of Purchaser Common Stock that otherwise would be received by such holder) shall instead have the number of shares of Purchaser Common Stock issued to such Person rounded down in the aggregate to the nearest whole share of Purchaser Common Stock.

1.12 Effect of Transaction on Merger Sub Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holders of any Company Securities or the holders of any shares of capital stock of the Purchaser or Merger Sub, each share of Merger Sub Common Stock outstanding immediately prior to the Effective Time shall be converted into an equal number of shares of common stock of the Surviving Corporation, with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

1.13 Closing Calculations. Not later than the second (2nd) Business Day prior to the Closing Date, the Company shall deliver to the Purchaser a statement signed by the Company’s chief executive officer (the “Closing Statement”) setting forth a good faith calculation of the Company’s estimate of the Closing Net Cash and the resulting Merger Consideration, in reasonable detail including for each component thereof, along with the amount owed to each creditor of any of the Target Companies, and bank statements and other evidence reasonably necessary to confirm such calculations. Promptly upon delivering the Closing Statement to the Purchaser, the Company will meet with the Purchaser to review and discuss the Closing Statement and the Company will consider in good faith the Purchaser’s comments to the Closing Statement and make any appropriate adjustments to the Closing Statement prior to the Closing, which adjusted Closing Statement, as mutually approved by the Company and the Purchaser, shall thereafter become the Closing Statement for all purposes of this Agreement. The Closing Statement and the determinations contained therein shall be prepared in accordance with the Accounting Principles and otherwise in accordance with this Agreement.

1.14 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

Article II
CLOSING

2.1 Closing. Subject to the satisfaction or waiver of the conditions set forth in Article VI, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Ellenoff Grossman & Schole, LLP (“EGS”), 1345 Avenue of the Americas, New York, NY 10105, on a date and at a time to be agreed upon by Purchaser and the Company, which date shall be no later than the second (2nd) Business Day after all the Closing conditions to this Agreement have been satisfied or waived, or at such other date, time or place as the Purchaser and the Company may mutually agree upon in writing (the date and time at which the Closing is actually held being the “Closing Date”).

Article III
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

Except as set forth (i) in the disclosure schedules delivered by the Purchaser to the Company on the date hereof (the “Purchaser Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, or (ii) the SEC Reports that are available on the SEC’s website through EDGAR (other than disclosures in the “Risk Factors” or “Special Note Regarding Forward-Looking Statements” sections of such reports and other disclosures that are similarly predictive or forward-looking in nature), provided, however, that for purposes of this clause (ii), (1) the relevance of the applicable disclosure or an exception to the applicable representation and warranties would be reasonably apparent on its face, and (2) nothing disclosed in such SEC Reports shall be deemed to be a qualification of, or modification to, the representations and warranties set forth in Section 3.1, Section 3.2, Section 3.3, Section 3.4, Section 3.5 and Section 3.7, the Purchaser represents and warrants to the Company, as of the date hereof and as of the Closing, as follows:

3.1 Organization and Standing. The Purchaser is a business company duly incorporated, validly existing and in good standing under the Laws of the Republic of Marshall Islands. The Purchaser has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Purchaser is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. The Purchaser has heretofore made available to the Company accurate and complete copies of the Organizational Documents of the Purchaser, as currently in effect. The Purchaser is not in violation of any provision of its Organizational Documents in any material respect.

3.2 Authorization; Binding Agreement. The Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform the Purchaser’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to obtaining the Required Purchaser Stockholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the transactions contemplated hereby and thereby (a) have been duly and validly authorized by the board of directors of the Purchaser, and (b) other than the Required Purchaser Stockholder Approval, no other corporate proceedings, other than as set forth elsewhere in the Agreement, on the part of the Purchaser are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which the Purchaser is a party shall be when delivered, duly and validly executed and delivered by the Purchaser and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally or by any applicable statute of limitation or by any valid defense of set-off or counterclaim, and the fact that equitable remedies or relief (including the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”).

3.3 Governmental Approvals. Except as otherwise described in Schedule 3.3, no Consent of or with any Governmental Authority, on the part of the Purchaser is required to be obtained or made in connection with the execution, delivery or performance by the Purchaser of this Agreement and each Ancillary Document to which it is a party or the consummation by the Purchaser of the transactions contemplated hereby and thereby, other than (a) such filings as contemplated by this Agreement, (b) any filings required with Nasdaq or the SEC with respect to the transactions contemplated by this Agreement, (c) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder and (d) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect on the Purchaser.

3.4 Non-Contravention. Except as otherwise described in Schedule 3.4, the execution and delivery by the Purchaser of this Agreement and each Ancillary Document to which it is a party, the consummation by the Purchaser of the transactions contemplated hereby and thereby, and compliance by the Purchaser with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of the Purchaser’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 3.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to the Purchaser or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by the Purchaser under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of the Purchaser under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Purchaser Material Contract, except for any deviations from any of the foregoing clauses (a), (b) or (c) that would not reasonably be expected to have a Material Adverse Effect on the Purchaser.

3.5 Capitalization.

(a) The Purchaser is authorized to issue (i) 200,000,000 shares of Purchaser Common Stock and (ii) 10,000,000 shares of preferred stock, par value $0.0001 per share. The issued and outstanding Purchaser Securities as of the date of this Agreement are set forth on Schedule 3.5(a). All outstanding Purchaser Common Stock are duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the BCA or the DGCL, as then applicable, the Purchaser’s Organizational Documents, or any Contract to which the Purchaser is a party. None of the outstanding Purchaser Securities has been issued in violation of any applicable securities Laws.

(b) Prior to giving effect to the Merger, Merger Sub is authorized to issue 1,000 shares of Merger Sub Common Stock, of which 1,000 shares are issued and outstanding, and all of which are owned by the Purchaser. Prior to giving effect to the transactions contemplated by this Agreement, other than Merger Sub, the Purchaser does not have any Subsidiaries or own any equity interests in any other Person.

(c) Except as set forth in this Section 3.5, Schedule 3.5(a) or Schedule 3.5(c), there are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued shares of the Purchaser or (B) obligating the Purchaser to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for such shares, or (C) obligating the Purchaser to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such capital shares. Other than the Redemption or as expressly set forth in this Agreement, there are no outstanding obligations of the Purchaser to repurchase, redeem or otherwise acquire any shares of the Purchaser or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth in Schedule 3.5(c), there are no shareholders agreements, voting trusts or other agreements or understandings to which the Purchaser is a party with respect to the voting of any shares of the Purchaser.

(d) Except as set forth in Schedule 3.5(d), Purchaser has no Indebtedness as of the date of this Agreement.

(e) Since the date of formation of the Purchaser, and except as contemplated by this Agreement (including any redemptions that may occur in connection with the Second Extension, if any), the Purchaser has not declared or paid any distribution or dividend in respect of its shares and has not repurchased, redeemed or otherwise acquired any of its shares, and the Purchaser’s board of directors has not authorized any of the foregoing.

3.6 SEC Filings and Purchaser Financials.

(a) The Purchaser, since its formation, has timely filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by the Purchaser with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement. Except to the extent available on the SEC’s web site through EDGAR, the Purchaser has delivered to the Company copies in the form filed with the SEC of all of the following: (i) the Purchaser’s annual reports on Form 10-K for each fiscal year of the Purchaser beginning with the first year the Purchaser was required to file such a form, (ii) the Purchaser’s quarterly reports on Form 10-Q for each fiscal quarter that the Purchaser filed such reports to disclose its quarterly financial results in each of the fiscal years of the Purchaser referred to in clause (i) above, (iii) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by the Purchaser with the SEC since the beginning of the first fiscal year referred to in clause (i) above (the forms, reports, registration statements, prospectuses and other documents referred to in clauses (i), (ii) and (iii) above, whether or not available through EDGAR, are, collectively, the “SEC Reports”) and (iv) all certifications and statements required by (A) Rules 13a-14 or 15d-14 under the Exchange Act, and (B) 18 U.S.C. §1350 (Section 906 of SOX) with respect to any report referred to in clause (i) above (collectively, the “Public Certifications”). The SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act and SOX, as the case may be, and the rules and regulations thereunder and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Public Certifications are each true as of their respective dates of filing. As used in this Section 3.6, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC. As of the date of this Agreement, (A) the Purchaser Public Units, the Purchaser Common Stock and the Purchaser Public Warrants are listed on Nasdaq, (B) the Purchaser has not received any written deficiency notice from Nasdaq relating to the continued listing requirements of such Purchaser Securities, (C) there are no Actions pending or, to the Knowledge of the Purchaser, threatened against the Purchaser by the Financial Industry Regulatory Authority with respect to any intention by such entity to suspend, prohibit or terminate the quoting of such Purchaser Securities on Nasdaq, (D) such Purchaser Securities are in compliance with all of the applicable listing and corporate governance rules of Nasdaq and (E) there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the SEC Reports.

(b) The financial statements and notes of the Purchaser contained or incorporated by reference in the SEC Reports (the “Purchaser Financials”), fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of the Purchaser at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved and (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable).

(c) Except as and to the extent reflected or reserved against in the Purchaser Financials, the Purchaser has not incurred any Liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that is not adequately reflected or reserved on or provided for in the Purchaser Financials, other than Liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that have been incurred since the Purchaser’s formation in the ordinary course of business.

3.7 Absence of Certain Changes. As of the date of this Agreement, except as set forth in Schedule 3.7, the Purchaser has, (a) since its formation, conducted no business other than its formation, the public offering of its securities (and the related private offerings), public reporting and its search for an initial Business Combination as described in the IPO Prospectus (including the investigation of the Target Companies and the negotiation and execution of this Agreement) and related activities and (b) since September 30, 2017, not been subject to a Material Adverse Effect on the Purchaser.

3.8 Compliance with Laws. The Purchaser is, and has since its formation been, in compliance in all material respects with all Laws applicable to it and the conduct of its business, and the Purchaser has not received written notice alleging any violation of applicable Law in any material respect by the Purchaser.

3.9 Actions; Orders; Permits. There is no pending or, to the Knowledge of the Purchaser, threatened material Action to which the Purchaser is subject. There is no material Action that the Purchaser has pending against any other Person. The Purchaser is not subject to any material Orders of any Governmental Authority, nor are any such Orders pending. The Purchaser holds all Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect, except where the failure to hold such Consent or for such Consent to be in full force and effect would not reasonably be expected to have a Material Adverse Effect on the Purchaser.

3.10 Taxes and Returns.

(a) The Purchaser has timely filed, or caused to be timely filed, all Tax Returns required to be filed by it, which Tax Returns are accurate and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all Taxes required to be paid, collected or withheld, in each case, except where the failure to file such Tax Returns or pay, collect or withhold such Taxes would not reasonably be expected to have a Material Adverse Effect on the Purchaser. Schedule 3.10(a) sets forth each jurisdiction where the Purchaser files or is required to file a Tax Return. There are no audits, examinations, investigations or other proceedings pending against the Purchaser in respect of any Tax, and the Purchaser has not been notified in writing of any proposed Tax claims or assessments against the Purchaser (other than, in each case, claims or assessments for which adequate reserves in the Purchaser Financials have been established in accordance with GAAP or are immaterial in amount). There are no Liens with respect to any Taxes upon any of the Purchaser’s assets, other than Permitted Liens. The Purchaser has no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by the Purchaser for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(b) Since the date of its formation, the Purchaser has not (i) changed any Tax accounting methods, policies or procedures except as required by a change in Law, (ii) made, revoked, or amended any material Tax election, (iii) filed any amended Tax Returns or claim for refund or (iv) entered into any closing agreement affecting or otherwise settled or compromised any material Tax Liability or refund.

(c) The Purchaser has not taken any action, and does not have Knowledge of any fact or circumstance, that would reasonably be expected to prevent the Merger from qualifying as “reorganization” within the meaning of Section 368(a) of the Code.

3.11 Employees and Employee Benefit Plans. Except as set forth in Schedule 3.11, the Purchaser (a) does not have, and since its inception never has had, any employees or independent contractors, and (b) does not maintain, sponsor, contribute to, or been required to contribute to (and, since its inception, has not maintained, sponsored or contributed to, or been required to be contribute to) or otherwise have or had any Liability under, any Benefit Plans. The Purchaser does not currently maintain and has never maintained, sponsored or contributed to, or been required to contribute to, and does not have any Liability under, a “defined benefit plan” (as defined in Section 414(j) of the Code), a “multiemployer plan” (as defined in Section 3(37) of ERISA) or a “multiple employer plan” (as described in Section 413(c) of the Code) or any Benefit Plans otherwise subject to Title IV of ERISA or Section 412 of the Code, and the Purchaser has not incurred any Liability or otherwise could have any Liability, contingent or otherwise, under Title IV of ERISA and no condition presently exists that is expected to cause such Liability to be incurred. The consummation of the transactions contemplated by this Agreement and the Ancillary Documents will not: (i) entitle any individual to severance pay, unemployment compensation or other benefits or compensation; (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due, or in respect of, any individual; or (iii) result in or satisfy a condition to the payment of compensation that would, in combination with any other payment, result in an “excess parachute payment” within the meaning of Section 280G of the Code.

3.12 Properties. The Purchaser does not own, license or otherwise have any right, title or interest in any material Intellectual Property. The Purchaser does not own or lease any real property or material Personal Property.

3.13 Material Contracts.

(a) Except as set forth on Schedule 3.13(a), other than this Agreement and the Ancillary Documents, there are no Contracts to which the Purchaser is a party or by which any of its properties or assets may be bound, subject or affected, which (i) creates or imposes a Liability greater than $100,000, (ii) may not be cancelled by the Purchaser on less than sixty (60) days’ prior notice without payment of a material penalty or termination fee or (iii) prohibits, prevents, restricts or impairs in any material respect any business practice of the Purchaser as its business is currently conducted, any acquisition of material property by the Purchaser, or restricts in any material respect the ability of the Purchaser from engaging in business as currently conducted by it or from competing with any other Person (each, a “Purchaser Material Contract”). All Purchaser Material Contracts have been made available to the Company other than those that are exhibits to the SEC Reports.

(b) With respect to each Purchaser Material Contract: (i) the Purchaser Material Contract was entered into at arms’ length and in the ordinary course of business; (ii) the Purchaser Material Contract is legal, valid, binding and enforceable in all material respects against the Purchaser and, to the Knowledge of the Purchaser, the other parties thereto, and is in full force and effect (except as such enforcement may be limited by the Enforceability Exceptions); (iii) the Purchaser is not in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by the Purchaser, or permit termination or acceleration by the other party, under such Purchaser Material Contract; and (iv) to the Knowledge of the Purchaser, no other party to any Purchaser Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by the Purchaser under any Purchaser Material Contract.

3.14 Transactions with Affiliates. Schedule 3.14 sets forth a true, correct and complete list of the Contracts and arrangements that are in existence as of the date of this Agreement under which there are any existing or future Liabilities or obligations between the Purchaser and any (a) present or former director, officer or employee or Affiliate of the Purchaser, or any immediate family member of any of the foregoing, or (b) record or beneficial owner of more than five percent (5%) of the Purchaser’s outstanding capital stock as of the date hereof.

3.15 Investment Company Act. The Purchaser is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

3.16 Finders and Brokers. Except as set forth on Schedule 3.16, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from the Purchaser, the Target Companies or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Purchaser.

3.17 Ownership of Stockholder Merger Consideration. All shares of Purchaser Common Stock to be issued and delivered to the Company Stockholders as Stockholder Merger Consideration in accordance with Article I shall be, upon issuance and delivery of such Purchaser Common Stock, fully paid and non-assessable, free and clear of all Liens, other than restrictions arising from applicable securities Laws, the applicable Lock-Up Agreement and any Liens incurred by the Company or any Company Stockholder, and the issuance and sale of such Purchaser Common Stock pursuant hereto will not be subject to or give rise to any preemptive rights or rights of first refusal.

3.18 Certain Business Practices.

(a) Neither the Purchaser, nor any of its Representatives acting on its behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, (iii) made any other unlawful payment or (iv) since the formation of the Purchaser, directly or indirectly, given or agreed to give any gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Purchaser or assist it in connection with any actual or proposed transaction.

(b) The operations of the Purchaser are and have been conducted at all times in compliance with laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving the Purchaser with respect to the any of the foregoing is pending or, to the Knowledge of the Purchaser, threatened.

(c) None of the Purchaser or any of its directors or officers, or, to the Knowledge of the Purchaser, any other Representative acting on behalf of the Purchaser is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), and the Purchaser has not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC in the last five (5) fiscal years.

3.19 Insurance. Schedule 3.19 lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by the Purchaser relating to the Purchaser or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Company. All premiums due and payable under all such insurance policies have been timely paid and the Purchaser is otherwise in material compliance with the terms of such insurance policies. All such insurance policies are in full force and effect, and to the Knowledge of the Purchaser, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. There have been no insurance claims made by the Purchaser. The Purchaser has each reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a material claim.

3.20 Independent Investigation. The Purchaser has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Target Companies, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Target Companies for such purpose. The Purchaser acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Company set forth in Article IV (including the related portions of the Company Disclosure Schedules); and (b) none of the Company nor its respective Representatives have made any representation or warranty as to the Target Companies, or this Agreement, except as expressly set forth in Article IV (including the related portions of the Company Disclosure Schedules).

3.21 Information Supplied. None of the information supplied or to be supplied by the Purchaser expressly for inclusion or incorporation by reference: (a) in any report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to the Company’s stockholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Purchaser expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Purchaser makes no representation, warranty or covenant with respect to any information supplied by or on behalf of the Company or its Affiliates.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules delivered by the Company to the Purchaser on the date hereof (the “Company Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, the Company hereby represents and warrants to the Purchaser, as of the date hereof and as of the Closing, as follows:

4.1 Organization and Standing. The Company is a corporation duly incorporated, validly existing and in good standing under the DGCL and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Subsidiary of the Company is a corporation or other entity duly formed, validly existing and in good standing under the Laws of its jurisdiction of organization (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside of the United States), except where the failure to be so qualified or in good standing has not had and would not reasonably be expected to have a Material Adverse Effect on the Company, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Target Company is duly qualified or licensed and in good standing in the jurisdiction in which it is incorporated (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside of the United States), except where the failure to be so qualified or in good standing has not had and would not reasonably be expected to have a Material Adverse Effect on the Company, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company has provided to the Purchaser accurate and complete copies of its Organizational Documents and the Organizational Documents of each of its Subsidiaries, as currently in effect. No Target Company is in violation of any provision of its Organizational Documents in any material respect.

4.2 Authorization; Binding Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform the Company’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to obtaining the Required Company Stockholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which the Company is a party and the consummation of the transactions contemplated hereby and thereby, (a) have been duly and validly authorized by the Company’s board of directors in accordance with the Company’s Organizational Documents, the DGCL or any other applicable Law or any material Contract to which the Company is a party or by which its securities are bound and (b) other than the Required Company Stockholder Approval, no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which the Company is or is required to be a party shall be when delivered, duly and validly executed and delivered by the Company and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions. The Company’s board of directors, by resolutions duly adopted at a meeting duly called and held (i) determined that this Agreement and the Merger and the other transactions contemplated hereby are advisable, fair to, and in the best interests of, the Company and its stockholders, (ii) approved this Agreement and the Merger and the other transactions contemplated by this Agreement in accordance with the DGCL, (iii) directed that this Agreement be submitted to the Company’s stockholders for adoption and (iv) resolved to recommend that the Company stockholders adopt this Agreement. The Voting Agreements delivered by the Company as of the date hereof are in full force and effect.

4.3 Capitalization.

(a) The Company is authorized to issue (i) 75,000,000 shares of Company Common Stock, 7,267,461 of which shares are issued and outstanding, and (ii) 50,208,858 shares of Company Preferred Stock, 47,510,825 of which shares are issued and outstanding. With respect to the Company Preferred Stock, the Company has designated (A) 3,169,089 shares of Company Preferred Stock as Series A Preferred Stock, of which 3,169,089 shares are issued and outstanding as of the date hereof, (B) 2,011,990 shares of Company Preferred Stock as Series B Preferred Stock, of which 2,011,990 shares are issued and outstanding as of the date hereof, (C) 5,223,742 shares of Company Preferred Stock as Series C Preferred Stock, of which 5,223,742 shares are issued and outstanding as of the date hereof, (D) 3,709,078 shares of Company Preferred Stock as Series D Preferred Stock, of which 3,709,078 shares are issued and outstanding as of the date hereof, (E) 4,757,261 shares of Company Preferred Stock as Series D-1 Preferred Stock, of which 4,724,873 shares are issued and outstanding as of the date hereof, (F) 10,097,720 shares of Company Preferred Stock as Series E Preferred Stock, of which 10,097,720 shares are issued and outstanding as of the date hereof, (G) 3,400,000 shares of Company Preferred Stock as Series Alpha Preferred Stock, of which 3,277,159 shares are issued and outstanding as of the date hereof, (H) 2,402,402 shares of Company Preferred Stock as Series Beta Preferred Stock, of which 2,402,402 shares are issued and outstanding as of the date hereof, (I) 2,176,616 shares of Company Preferred Stock as Series Gamma Prime Preferred Stock, of which 1,997,857 shares are issued and outstanding as of the date hereof and (J) 13,260,960 shares of Company Preferred Stock as Series F Preferred Stock, of which 10,896,915 shares are issued and outstanding as of the date hereof. All of the issued and outstanding Company Stock and other equity interests of the Company as of the date hereof are set forth on Schedule 4.3(a), along with the beneficial and record owners thereof, all of which shares and other equity interests, to the Actual Knowledge of the Company, are owned free and clear of any Liens other than those imposed under the Company Charter. All of the outstanding shares and other equity interests of the Company have been duly authorized, are fully paid and non-assessable and not in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, any other applicable Law, or the Company Charter or any Contract to which the Company is a party. The Company holds no shares or other equity interests of the Company in its treasury as of the date hereof. None of the outstanding shares or other equity interests of the Company were issued in violation of any applicable securities Laws. The rights, privileges and preferences of the Company Preferred Stock are as stated in the Company Charter and as provided by the DGCL.

(b) The Company has reserved 10,000,000 shares of Company Common Stock for issuance to officers, directors, employees and consultants of the Company pursuant to the Company Equity Plan, which was duly adopted by the Company’s board of directors and, if legally required for such Company Equity Plan or issuances thereunder, approved by the Company’s stockholders. Of such shares of Company Common Stock reserved for issuance under the Company Equity Plan, (x) 5,187,505 of such shares are reserved for issuance upon exercise of currently outstanding Company Options as of the date hereof, (y) 2,720,597 of such shares are currently issued and outstanding as of the date hereof that were issued upon exercise of Company Options previously granted under the Company Equity Plan, and (z) 2,091,898 shares remain available for future awards permitted under the Company Equity Plan as of the date hereof. The Company has furnished to the Purchaser complete and accurate copies of the Company Equity Plan and forms of agreements used thereunder. Schedule 4.3(b) sets forth the beneficial and record owners of all outstanding Company Options and Company Warrants (including in each case the grant date, number and type of shares issuable thereunder, the exercise price, the expiration date and any vesting schedule) as of the date of this Agreement. Other than as set forth on Schedule 4.3(b), as of the date of this Agreement there are no Company Convertible Securities, or preemptive rights or rights of first refusal or first offer, nor are there any Contracts, commitments, arrangements or restrictions to which the Company or, to the Knowledge of the Company, any of its stockholders is a party or bound relating to any equity securities of the Company, whether or not outstanding. There are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to the Company. There are no voting trusts, proxies, shareholder agreements or any other agreements or understandings with respect to the voting of the Company’s equity interests to which the Company is a party or to the Actual Knowledge of the Company, the Company’s securities are bound. Except as set forth in the Company Charter, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any equity interests or securities of the Company, nor has the Company granted any registration rights to any Person with respect to the Company’s equity securities. All of the Company’s securities have been granted, offered, sold and issued in compliance with all applicable securities Laws. As a result of the consummation of the transactions contemplated by this Agreement, no equity interests of the Company are issuable and no rights in connection with any interests, warrants, rights, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(c) Each Company Option intended to qualify as an “incentive stock option” under the Code so qualifies. Each grant of a Company Option was duly authorized no later than the date on which the grant of such Company Option was by its terms to be effective by all necessary corporate action, and: (i) the stock option agreement governing such grant was duly executed and delivered by each party thereto; (ii) each such grant was made in accordance with the terms of the Company Equity Plan and all other applicable Laws; (iii) the per share exercise price of each Company Option was equal or greater than the fair market value of a share of Company Common Stock on the applicable grant date; and (iv) each such grant was properly accounted for in accordance with GAAP in the financial statements (including the related notes) of the Company.

(d) Since January 1, 2013, the Company has not declared or paid any distribution or dividend in respect of its equity interests and has not repurchased, redeemed or otherwise acquired any equity interests of the Company, and the board of directors of the Company has not authorized any of the foregoing.

4.4 Subsidiaries. Schedule 4.4 sets forth the name of each Subsidiary of the Company, and with respect to each Subsidiary (a) its jurisdiction of organization, (b) its authorized shares or other equity interests (if applicable), and (c) the number of issued and outstanding shares or other equity interests and the record holders and beneficial owners thereof. All of the outstanding equity securities of each Subsidiary of the Company are duly authorized and validly issued, fully paid and non-assessable (if applicable), and were offered, sold and delivered in compliance with all applicable securities Laws, and owned by one or more of the Company or its Subsidiaries free and clear of all Liens (other than those, if any, imposed by such Subsidiary’s Organizational Documents). There are no Contracts to which the Company or any of its Affiliates is a party or bound with respect to the voting (including voting trusts or proxies) of the equity interests of any Subsidiary of the Company other than the Organizational Documents of any such Subsidiary. There are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Subsidiary of the Company is a party or which are binding upon any Subsidiary of the Company providing for the issuance or redemption of any equity interests of any Subsidiary of the Company. There are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any Subsidiary of the Company. No Subsidiary of the Company has any limitation on its ability to make any distributions or dividends to its equity holders, whether by Contract, Order or applicable Law. Except for the equity interests of the Subsidiaries listed on Schedule 4.4, the Company does not own or have any rights to acquire, directly or indirectly, any equity interests of, or otherwise Control, any Person. Except as set forth in Schedule 4.4, no Subsidiary is a participant in any joint venture, partnership or similar arrangement. There are no outstanding contractual obligations of the Company or its Subsidiaries to provide material funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

4.5 Governmental Approvals. Except as otherwise described in Schedule 4.5, no Consent of or with any Governmental Authority on the part of any Target Company is required to be obtained or made in connection with the execution, delivery or performance by the Company of this Agreement or any Ancillary Documents or the consummation by the Company of the transactions contemplated hereby or thereby other than (a) such filings as expressly contemplated by this Agreement and (b) where the failure to obtain or make such Consents, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

4.6 Non-Contravention. Except as otherwise described in Schedule 4.6, the execution and delivery by the Company (or any other Target Company, as applicable) of this Agreement and each Ancillary Document to which any Target Company is a party, and the consummation by any Target Company of the transactions contemplated hereby and thereby and compliance by any Target Company with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of any Target Company’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 4.5 hereof, the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Permit applicable to any Target Company or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of (iv) accelerate the performance required by any Target Company under,(v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of any Target Company under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of any Company Material Contract, except for any deviations from any of the foregoing clauses (b) or (c) that have not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

4.7 Financial Statements.

(a) As used herein, the term “Company Financials” means (i) the unaudited annual financial statements of the Target Companies, consisting of the consolidated balance sheets of the Target Companies as of each of December 31, 2016 and December 31, 2015 and the related unaudited consolidated income statements, changes in stockholder equity and statements of cash flows for each of the years then ended, and (ii) the unaudited interim financial statements of the Target Companies, consisting of the consolidated balance sheet of the Target Companies as of September 30, 2017 (the “Interim Balance Sheet Date”), and the related unaudited consolidated income statement, changes in stockholder equity and statement of cash flows for the nine (9) months then ended. True and correct copies of the Company Financials have been provided to the Purchaser. The Company Financials (A) were prepared in accordance with GAAP, consistently applied throughout and among the periods involved (except that the unaudited statements described in clause (ii) above exclude (x) the footnote disclosures and other presentation items required for GAAP and (y) year-end adjustments which will not be material in amount), and (B) fairly present in all material respects the consolidated financial position of the Target Companies as of the respective dates thereof and the consolidated results of the operations and cash flows of the Target Companies for the periods indicated. No Target Company has ever been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(b) Each Target Company maintains proper and adequate internal accounting controls that are designed to provide reasonable assurance that (i) such Target Company does not maintain any off-the-book accounts and that such Target Company’s assets are used only in accordance with such Target Company’s management directives, (ii) transactions that require such authorization are executed with management’s authorization, (iii) transactions are recorded as necessary to permit preparation of the financial statements of such Target Company and to maintain accountability for such Target Company’s assets, and (iv) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a current and timely basis. No Target Company has been subject to or involved in any material fraud that involves management or other employees who have a significant role in the internal controls over financial reporting of any Target Company. Since January 1, 2015, no Target Company or its Representatives has received any material written complaint, allegation, assertion or claim regarding the impropriety or inadequacy of accounting or auditing practices, procedures, methodologies or methods of any Target Company or its internal accounting controls, including any material written complaint, allegation, assertion or claim that any Target Company has engaged in questionable accounting or auditing practices, which has not been resolved.

(c) The Target Companies do not have any Indebtedness, other than the Indebtedness set forth on Schedule 4.7(c), and in such amounts (including principal and any accrued but unpaid interest or other obligations with respect to such Indebtedness), as set forth on Schedule 4.7(c). Except as disclosed on Schedule 4.7(c), no Indebtedness of any Target Company contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by any Target Company, or (iii) the ability of the Target Companies to grant any Lien on their respective properties or assets.

(d) Except as set forth on Schedule 4.7(d), no Target Company is subject to any Liabilities or obligations that would be required to be reflected on a balance sheet prepared in accordance with GAAP, except for those that are either (i) adequately reflected or reserved on or provided for in the consolidated balance sheet of the Company and its Subsidiaries as of the Interim Balance Sheet Date contained in the Company Financials or (ii) not material and that were incurred after the Interim Balance Sheet Date in the ordinary course of business consistent with past practice (other than Liabilities for breach of any Contract or violation of any Law).

4.8 Absence of Certain Changes. Except as set forth on Schedule 4.8 or for actions expressly contemplated by this Agreement, since the Interim Balance Sheet Date, each Target Company has, in all material respects, (a) conducted its business only in the ordinary course of business consistent with past practice and (b) not been subject to a Material Adverse Effect on the Company.

4.9 Compliance with Laws. Except as set forth on Schedule 4.9, no Target Company is or has been in conflict or non-compliance with, or in default or violation of, nor has any Target Company received, since January 1, 2014, any written or, to the Knowledge of the Company, oral notice from any Governmental Authority of any conflict or non-compliance with, or default or violation of, any applicable Laws by which it or any of its properties, assets, employees, business or operations are or were bound or affected, except in each case as has not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

4.10 Company Permits. Each Target Company, holds all Permits necessary to lawfully conduct in all material respects its business as presently conducted and as currently contemplated to be conducted, and to own, lease and operate its material assets and properties (collectively, the “Company Permits”). The Company has made available to the Purchaser true, correct and complete copies of all material Company Permits. All of the Company Permits are in full force and effect, and no suspension or cancellation of any of the Company Permits is pending or, to the Company’s Knowledge, threatened, except where the failure to be in full force and effect or suspension or cancellation has not had and would not reasonably be expected to have a Material Adverse Effect on the Company. No Target Company is in violation in any material respect of the terms of any Company Permit.

4.11 Litigation. Except as described on Schedule 4.11, there is no (a) material Action of any nature currently pending or, to the Company’s Knowledge, threatened (and no such Action has been brought since January 1, 2014); or (b) material Order pending now or rendered by a Governmental Authority since January 1, 2014, in either case of (a) or (b) by or against any Target Company, its current or former directors, officers or equity holders (provided, that any litigation involving the directors, officers or equity holders of a Target Company must be related to the Target Company’s business, equity securities or assets), its business, equity securities or assets. To the Knowledge of the Company, none of the current or former officers, senior management or directors of any Target Company have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud.

4.12 Material Contracts.

(a) The Company has made available to the Purchaser (including written summaries of oral Contracts), true, correct and complete copies of, each Contract (other than Company Benefit Plans) to which any Target Company is a party or by which any Target Company, or any of its properties or assets are bound or affected (each such Contract, a “Company Material Contract”) that will be required to be filed with the Registration Statement under applicable SEC requirements or would otherwise be required to be filed by the Company as an exhibit for a Form S-1 pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act as if the Company was the registrant.

(b) Except as disclosed in Schedule 4.12(b), with respect to each Company Material Contract: (i) such Company Material Contract is valid and binding and enforceable in all respects against the Target Company party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (ii) no Target Company is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute a material breach or material default by any Target Company, or permit termination or acceleration by the other party thereto, under such Company Material Contract; (iii) to the Knowledge of the Company, no other party to such Company Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a material breach or material default by such other party, or permit termination or acceleration by any Target Company, under such Company Material Contract; (iv) no Target Company has received written or, to the Knowledge of the Company, oral notice of an intention by any party to any such Company Material Contract to terminate such Company Material Contract or amend the terms thereof, other than modifications in the ordinary course of business that do not adversely affect any Target Company; and (vi) no Target Company has waived any material rights under any such Company Material Contract.

4.13 Intellectual Property.

(a) Each Target Company owns, free and clear of all Liens (other than Permitted Liens), and, to the Knowledge of the Company, has valid and enforceable rights in, all Company Registered IP owned by that Target Company. No item of Company Registered IP that consists of a pending Patent application fails to identify all pertinent inventors, and for each Patent and Patent application in the Company Registered IP, the Target Companies have obtained valid assignments of inventions from each inventor. Except as set forth on Schedule 4.13(a), all Company Registered IP is owned exclusively by the applicable Target Company without obligation to pay royalties, licensing fees or other fees, or otherwise account to any third party with respect to such Company Registered IP. For purposes of this Agreement: (i) “Company Registered IP” means all U.S. and foreign Patents and Patent applications, Trademark registrations and applications, copyright registrations and applications, and registered Internet Assets, in each case that are owned by a Target Company or in which a Target Company is the owner, applicant or assignee; and (ii) “Company IP Licenses” means all Intellectual Property licenses, sublicenses and other agreements, under which a Target Company is a licensee or otherwise is authorized to use or practice any material Intellectual Property (other than “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other agreements for Software commercially available on reasonable terms to the public generally with license, maintenance, support and other fees of less than $20,000 per year (collectively, “Off-the-Shelf Software”)) of a third Person.

(b) The Company IP Licenses include all of the licenses, granted to the Target Companies for any material Intellectual Property necessary to operate the Target Companies as presently conducted. To the Knowledge of the Company, except where the Company or any Target Company, as applicable, may have intentionally abandoned or let expire any registration or application for the following, all registrations for Copyrights, Patents, Trademarks and Internet Assets that are owned by any Target Company are valid and in force, and all pending applications by any Target Company to register any Copyrights, Patents and Trademarks are in good standing and have not been challenged by any third Person. No Target Company is party to any Contract that requires a Target Company to assign to any Person all of its rights in any Intellectual Property developed by a Target Company under such Contract and material to that Target Company’s business.

(c) No Action is pending or, to the Company’s Knowledge, threatened against a Target Company that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense any Intellectual Property currently owned by the Target Companies. Except as set forth in Schedule 4.13(c), no Target Company has received any written or, to the Knowledge of the Company, oral notice or claim asserting or suggesting that any infringement, misappropriation, violation, dilution or unauthorized use by such Target Company of the Intellectual Property of any other Person is or may be occurring or has or may have occurred, as a consequence of the business activities of any Target Company, nor to the Knowledge of the company is there a reasonable basis therefor. There are no Orders to which any Target Company is a party or is otherwise bound that (i) restrict the rights of a Target Company to use, transfer, license or enforce any Intellectual Property owned by a Target Company, or (ii) grant any third Person any right with respect to any Intellectual Property owned by a Target Company. To the Knowledge of the Company, no Target Company is currently infringing, or has, in the past, infringed, misappropriated or violated any Intellectual Property of any other Person in any material respect in connection with the ownership, use or license of any Intellectual Property owned or purported to be owned by a Target Company or, to the Knowledge of the Company, otherwise in connection with the conduct of the respective businesses of the Target Companies. To the Company’s Knowledge, no third party is infringing upon, has misappropriated or is otherwise violating any Intellectual Property owned by any Target Company (“Company IP”) in any material respect.

(d) All employees and independent contractors of a Target Company have assigned to the Target Companies ownership of all Company IP arising from the services performed for a Target Company by such Persons. No current or former officers, employees or independent contractors of a Target Company have claimed any ownership interest in any Intellectual Property currently owned by a Target Company. To the Knowledge of the Company, there has been no violation by a Target Company’s employees or subcontractors of such Target Company’s policies or practices related to protection of Company IP or any confidentiality or nondisclosure Contract relating to the Intellectual Property owned by a Target Company. To the Company’s Knowledge, none of the employees of any Target Company is obligated under any Contract, or subject to any Order, that would materially interfere with the use of such employee’s efforts to promote the interests of the Target Companies, or that would materially conflict with the business of any Target Company as presently conducted. Each Target Company has taken reasonable security measures in order to protect the secrecy, confidentiality and value of the material Company IP.

(e) To the Knowledge of the Company, no Person has obtained unauthorized access to third party information and data in the possession of a Target Company, nor has there been any other material compromise of the security, confidentiality or integrity of such information or data. Each Target Company has materially complied with all applicable Laws relating to privacy, personal data protection, and the collection, processing and use of personal information and its own privacy policies and guidelines. To the Knowledge of the Company, the operation of the business of the Target Companies has not and does not violate, in any material respect, any right to privacy or publicity of any third person, or constitute unfair competition or trade practices under applicable Law.

4.14 Taxes and Returns.

(a) Each Target Company has timely filed, or caused to be timely filed, all federal, state, local and foreign Tax Returns required to be filed by it (taking into account all available extensions), which Tax Returns are accurate and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld Taxes required to be paid, collected or withheld, in each case, except where the failure to file such Tax Returns or pay, collect or withhold such Taxes has not had and would not reasonably be expected to have a Material Adverse Effect on the Company. Each Target Company has complied with all applicable Laws relating to Tax, except where the failure to so comply has not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

(b) There is no Action currently pending or, threatened in writing against a Target Company by a Governmental Authority in a jurisdiction where the Target Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(c) Except as set forth on Schedule 4.14(c), no Target Company is being audited by any Tax authority or has been notified in writing by any Tax authority that any such audit is contemplated or pending. There are no claims, assessments, audits, examinations, investigations or other Actions pending against a Target Company in respect of any Tax, and no Target Company has been notified in writing of any proposed Tax claims or assessments against it (other than, in each case, claims or assessments for which adequate reserves in the Company Financials have been established).

(d) There are no Liens with respect to any Taxes upon any Target Company’s assets, other than Permitted Liens.

(e) Each Target Company has collected or withheld all Taxes currently required to be collected or withheld by it, and all such Taxes have been paid to the appropriate Governmental Authorities or set aside in appropriate accounts for future payment when due, in each case, except where the failure to collect, withhold, pay or set aside such Taxes has not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

(f) No Target Company has any outstanding waivers or extensions of any applicable statute of limitations to assess any amount of material Taxes. There are no outstanding requests by a Target Company for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return (other than any automatic extension for which approval of a Governmental Authority is not required).

(g) No Target Company has made any change in accounting method (except as required by a change in Law) or received a ruling from, or signed an agreement with, any taxing authority that would reasonably be expected to have a material impact on its Taxes following the Closing.

(h) No Target Company has participated in, or sold, distributed or otherwise promoted, any “listed transaction,” as defined in Treasury Regulation section 1.6011-4.

(i) No Target Company has any Liability for the Taxes of another Person (other than another Target Company) (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by contract or indemnity (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which was not the sharing of Taxes), in each case, except where such Liability for Taxes has not had and would not reasonably be expected to have a Material Adverse Effect on the Company. No Target Company is a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which was not the sharing of Taxes) with respect to Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority) that will be binding on any Target Company with respect to any period following the Closing Date.

(j) No Target Company has requested, or is the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any income or other material Taxes, nor is any such request outstanding.

(k) No Target Company: (i) has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of securities (to any Person or entity that is not a member of the consolidated group of which the Company is the common parent corporation) qualifying for, or intended to qualify for, Tax-free treatment under Section 355 of the Code (A) within the two-year period ending on the date hereof or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement; or (ii) is or has ever been (A) a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code, or (B) a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes other than a group of which the Company is or was the common parent corporation.

(l) No Target Company has taken any action, or has Knowledge of any fact or circumstance, that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. Notwithstanding anything to the contrary herein, the Company makes no representation or warranty related to (i) the amount, value or condition of any Tax asset or attribute (e.g. net operating loss carry-forward or Tax credit carry-forward) of the Company, or the ability of Purchaser, the Surviving Corporation or any of their Affiliates to utilize such Tax asset or attribute in any Tax period or portion thereof beginning on or after the Closing Date or (ii) any Taxes attributable to any Tax period or portion thereof beginning after the Closing Date.

4.15 Real Property. The Company has provided to the Purchaser a true and complete copy of each of all current leases, lease guarantees, agreements and documents, including all amendments, terminations and modifications thereof or waivers thereto, relating to all premises currently leased or subleased by a Target Company (collectively, the “Company Real Property Leases”), and in the case of any oral Company Real Property Lease, a written summary of the material terms of such Company Real Property Lease. The Company Real Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of a Target Company or any other party under any of the Company Real Property Leases, and no Target Company has received written or, to the Knowledge of the Company, oral notice of any such condition. No Target Company owns or has ever owned any real property or any interest in real property (other than the leasehold interests in the Company Real Property Leases).

4.16 Personal Property. The Personal Property which is currently owned, used or leased by a Target Company are, in the aggregate, suitable for their intended use in the business of the Target Companies. The operation of each Target Company’s business as it is now conducted is not dependent upon the right to use the Personal Property of Persons other than a Target Company, except for such Personal Property that is owned by, leased, licensed or otherwise contracted to a Target Company.

4.17 Title to and Sufficiency of Assets. Each Target Company has good and marketable title to, or a valid leasehold interest in or right to use, all of its assets, free and clear of all Liens other than (a) Permitted Liens, (b) the rights of lessors under leasehold interests, (iii) Liens specifically identified on the Interim Balance Sheet and (d) Liens set forth on Schedule 4.17. The assets of the Target Companies constitute all of the assets, rights and properties that are used in the operation of the businesses of the Target Companies as it is now conducted, and taken together, are adequate and sufficient for the operation of the businesses of the Target Companies as currently conducted, except as has not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

4.18 Employee Matters.

(a) Except as set forth in Schedule 4.18(a), no Target Company is a party to any collective bargaining agreement or other Contract covering a group of employees or labor organization, and the Company has no Knowledge of any activities or proceedings of any labor union or other party to organize or represent such employees. There has not occurred or, to the Knowledge of the Company, been threatened any strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any such employees. Schedule 4.18(a) sets forth all unresolved material labor controversies (including unresolved grievances and age or other discrimination claims), if any, that are pending or, to the Knowledge of the Company, threatened between any Target Company and Persons employed by or providing services as independent contractors to a Target Company. No current officer of a Target Company has provided any Target Company written or, to the Knowledge of the Company, oral notice of his or her plan to terminate his or her employment with any Target Company.

(b) Except as set forth in Schedule 4.18(b), each Target Company (i) is and has been in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, and other Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and has not received written or, to the Knowledge of the Company, oral notice that there is any pending Action involving unfair labor practices against a Target Company, (ii) is not liable for any material past due arrears of wages or any material penalty for failure to comply with any of the foregoing, and (iii) is not liable for any material payment to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business and consistent with past practice).

(c) Except as set forth on Schedule 4.18(c), (A) no employee is a party to a written employment Contract with a Target Company and each is employed “at will”, and (B) the Target Companies have paid in full to all their employees all wages, salaries, commission, bonuses and other compensation due to their employees, including overtime compensation, and no Target Company has any material obligation or Liability (whether or not contingent) with respect to severance payments to any such employees under the terms of any written or, to the Company’s Knowledge, oral agreement, or commitment or any applicable Law, custom, trade or practice. Except as set forth in Schedule 4.18(c), each Target Company employee has entered into the Company’s standard form of employee non-disclosure, inventions and restrictive covenants agreement with a Target Company (whether pursuant to a separate agreement or incorporated as part of such employee’s overall employment agreement), a copy of which has been made available to the Purchaser by the Company.

(d) Except as set forth on Schedule 4.18(d), all independent contractors (including consultants) currently engaged by any Target Company are a party to a written Contract with a Target Company. Except as set forth on Schedule 4.18(d), each such independent contractor has entered into customary covenants regarding confidentiality, non-competition and assignment of inventions and copyrights in such Person’s agreement with a Target Company, a copy of which has been provided to the Purchaser by the Company. For the purposes of applicable Law, including the Code, all independent contractors who are currently, or within the last six (6) years have been, engaged by a Target Company are bona fide independent contractors and not employees of a Target Company.

4.19 Benefit Plans.

(a) Except as has not had and would not reasonably be expected to result in a Liability material to the Target Companies, taken as a whole, with respect to each Benefit Plan of a Target Company (each a “Company Benefit Plan”), there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations that have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP on the Company Financials. No Target Company is or has in the past been a member of a “controlled group” for purposes of Section 414(b), (c), (m) or (o) of the Code, nor does any Target Company have any Liability with respect to any collectively-bargained for plans, whether or not subject to the provisions of ERISA.

(b) Except as has not had and would not reasonably be expected to result in a Liability material to the Target Companies, taken as a whole, each Company Benefit Plan is and has been operated at all times in compliance with all applicable Laws in all material respects, including ERISA and the Code. Each Company Benefit Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code (i) has been determined by the IRS to be so qualified (or is based on a prototype plan which has received a favorable opinion letter) during the period from its adoption to the date of this Agreement and (ii) its related trust has been determined to be exempt from taxation under Section 501(a) of the Code or the Target Companies have requested an initial favorable IRS determination of qualification and/or exemption within the period permitted by applicable Law. To the Knowledge of the Company, no fact exists which would reasonably be expected to materially and adversely affect the qualified status of such Company Benefit Plans or the exempt status of such trusts.

(c) Except as has not had and would not reasonably be expected to result in a Liability material to the Target Companies, taken as a whole, with respect to each Company Benefit Plan: (i) such Company Benefit Plan has been administered and enforced in all material respects in accordance with its terms, and all applicable Law, including the Code and ERISA; (ii) no breach of fiduciary duty has occurred; (iii) no Action is pending, or to the Company’s Knowledge, threatened (other than routine claims for benefits arising in the ordinary course of administration); (iv) no prohibited transaction, as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred, excluding transactions effected pursuant to a statutory or administration exemption; and (v) all contributions and premiums due through the Closing Date have been made in all material respects as required under ERISA or have been fully accrued in all material respects in accordance with GAAP on the Company Financials.

(d) No Company Benefit Plan is a “defined benefit plan” (as defined in Section 414(j) of the Code), a “multiemployer plan” (as defined in Section 3(37) of ERISA) or a “multiple employer plan” (as described in Section 413(c) of the Code) or is otherwise subject to Title IV of ERISA or Section 412 of the Code, and no Target Company has incurred any Liability or otherwise could have any Liability, contingent or otherwise, under Title IV of ERISA and no condition presently exists that is expected to cause such Liability to be incurred. No Company Benefit Plan will become a multiple employer plan with respect to any Target Company immediately after the Closing Date. No Target Company currently maintains or has ever maintained, or is required currently or has ever been required to contribute to or otherwise participate in, a multiple employer welfare arrangement or voluntary employees’ beneficiary association as defined in Section 501(c)(9) of the Code.

(e) Except as has not had and would not reasonably be expected to result in a Liability material to the Target Companies, taken as a whole, with respect to each Company Benefit Plan which is a “welfare plan” (as described in Section 3(1) of ERISA): (i) no such plan provides medical or death benefits with respect to current or former employees of a Target Company beyond their termination of employment (other than coverage mandated by Law, which is paid solely by such employees); and (ii) there are no reserves, assets, surplus or prepaid premiums under any such plan. Each Target Company has complied with the provisions of Section 601 et seq. of ERISA and Section 4980B of the Code.

(f) Except as has not had and would not reasonably be expected to result in a Liability material to the Target Companies, taken as a whole, the consummation of the transactions contemplated by this Agreement and the Ancillary Documents will not: (i) entitle any individual to severance pay, unemployment compensation or other benefits or compensation; or (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due, or in respect of, any individual.

(g) Except as has not had and would not reasonably be expected to result in a Liability material to the Target Companies, taken as a whole, (i) each Company Benefit Plan that is subject to Section 409A of the Code (each, a “Section 409A Plan”) as of the Closing Date has been administered in material compliance, and is in documentary compliance in all material respects, with the applicable provisions of Section 409A of the Code, the regulations thereunder; and other official guidance issued thereunder; and (ii) there is no Contract or plan to which any Target Company is a party or by which it is bound to compensate any employee, consultant or director for penalty taxes paid or liability incurred pursuant to Section 409A of the Code.

4.20 Environmental Matters. Except as set forth in Schedule 4.20:

(a) Each Target Company is and has been in compliance in all material respects with applicable Environmental Laws, including obtaining, maintaining in good standing, and complying with all material Permits required for its business and operations by Environmental Laws (“Environmental Permits”), no Action or Order from any Governmental Authority is pending or, to the Company’s Knowledge, threatened in writing to revoke, modify, or terminate any such Environmental Permit, and, to the Company’s Knowledge, no facts, circumstances, or conditions currently exist that could adversely affect such continued compliance with Environmental Laws and Environmental Permits.

(b) No Target Company has manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or Released any Hazardous Material, or owned or operated any property or facility, in a manner that has given or would reasonably be expected to give rise to any material Liability or obligation under applicable Environmental Laws. No fact, circumstance, or condition exists in respect of any Target Company or any property currently or formerly owned, operated, or leased by any Target Company or any property to which a Target Company arranged for the disposal or treatment of Hazardous Materials that could reasonably be expected to result in a Target Company incurring any material Environmental Liabilities.

(c) There is no investigation of the business, operations, or currently owned, operated, or leased property of a Target Company or, to the Company’s Knowledge, previously owned, operated, or leased property of a Target Company pending or, to the Company’s Knowledge, threatened that could lead to the imposition of any Liens under any Environmental Law or material Environmental Liabilities.

4.21 Transactions with Related Persons. Except as set forth on Schedule 4.21, no Target Company nor any of its Affiliates, nor any officer, director, manager, employee, trustee or beneficiary of a Target Company or any of its Affiliates, nor any immediate family member of any of the foregoing (whether directly or indirectly through an Affiliate of such Person) (each of the foregoing, a “Related Person”) is presently, or in the past three (3) years, has been, a party to any transaction with a Target Company, including any Contract or other arrangement (a) providing for the furnishing of services by (other than as officers, directors or employees of the Target Company), (b) providing for the rental of real property or Personal Property from or (c) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of the Target Company in the ordinary course of business consistent with past practice) any Related Person or any Person in which any Related Person has an interest as an owner, officer, manager, director, trustee or partner or in which any Related Person has any direct or indirect interest (other than the ownership of securities representing no more than five percent (5%) of the outstanding voting power or economic interest of a publicly traded company).

4.22 Insurance.

(a) Copies of all insurance policies held by a Target Company relating to a Target Company or its business, properties, assets, directors, officers and employees have been provided to the Purchaser. All premiums due and payable under all such insurance policies have been paid and the Target Companies are otherwise in material compliance with the terms of such insurance policies. As of the date hereof, each such insurance policy (i) is legal, valid, binding, enforceable and in full force and effect and (ii) to the Knowledge of the Company, will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Closing. No Target Company has any self-insurance or co-insurance programs. Since January 1, 2014, no Target Company has received any notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any material change other than in the ordinary course of business, in the conditions of insurance, any refusal to issue an insurance policy, other than in the ordinary course of business, or non-renewal of a policy.

(b) Each Target Company has reported to its insurers all material claims and pending circumstances that would reasonably be expected to result in a material claim, except where such failure to report such a claim would not be reasonably likely to be material to the Target Companies, taken as a whole. No Target Company has made any claim against an insurance policy as to which the insurer is denying coverage.

4.23 Top Customers and Suppliers. As of the date hereof, the relationships of the Target Companies with the ten (10) largest customers of the Target Companies (by dollar volume received for the twelve (12) month period ending on the Interim Balance Sheet Date) (the “Top Customers”) and the ten (10) largest suppliers of goods or services to the Target Companies (by dollar volume paid for the twelve (12) month period ending on the Interim Balance Sheet Date) (the “Top Suppliers”) are good commercial working relationships, and (i) no Top Supplier or Top Customer within the last twelve (12) months has cancelled or terminated, or, to the Actual Knowledge of the Company, intends to cancel or otherwise terminate, any material relationships of such Person with a Target Company, and (ii) no Target Company has within the past two (2) years been engaged in any material Action with any Top Supplier or Top Customer.

4.24 Certain Business Practices.

(a) No Target Company, nor any of their respective Representatives acting on their behalf has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977 or (iii) made any other unlawful payment. No Target Company, nor any of their respective Representatives acting on their behalf has directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder any Target Company or assist any Target Company in connection with any actual or proposed transaction.

(b) The operations of each Target Company are and have been conducted at all times in compliance with laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving a Target Company with respect to the any of the foregoing is pending or, to the Knowledge of the Company, threatened.

(c) No Target Company or any of their respective directors or officers, or, to the Knowledge of the Company, any other Representative acting on behalf of a Target Company is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by OFAC, and no Target Company has, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC in the last four (4) fiscal years.

4.25 Investment Company Act. No Target Company is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

4.26 Finders and Brokers. Except as set forth in Schedule 4.26, no Target Company has incurred or will incur any Liability for any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby.

4.27 Independent Investigation. The Company has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Purchaser, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Purchaser for such purpose. The Company acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Purchaser set forth in Article III (including the related portions of the Purchaser Disclosure Schedules); and (b) neither the Purchaser nor any of its Representatives have made any representation or warranty as to the Purchaser or this Agreement, except as expressly set forth in Article III (including the related portions of the Purchaser Disclosure Schedules).

4.28 Information Supplied. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference: (a) in any report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to the Purchaser’s stockholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of the Purchaser or its Affiliates.

Article V
COVENANTS

5.1 Access and Information.

(a) Subject to Section 5.16, the Company shall give, and shall direct its Representatives to give, the Purchaser and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to appropriate officers and employees and to respective properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the Target Companies, as the Purchaser or its Representatives may reasonably request regarding the Target Companies and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and instruct each of the Company’s Representatives to reasonably cooperate with the Purchaser and its Representatives in their investigation; provided, however, that the Purchaser and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Target Companies. Notwithstanding the foregoing, the Company may restrict or otherwise prohibit access to any documents or information to the extent that (a) any applicable Law requires the Company to restrict or otherwise prohibit access to such documents or information; (b) access to such documents would be in violation of the HSR Act, Sherman Act, or any applicable non-U.S. antitrust or competition laws; (c) access to such documents or information would give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other similar privilege applicable to such documents or information; or (d) such documents or information are reasonably pertinent to any adverse legal proceeding between the Company and its Affiliates, on the one hand, and Purchaser and its Affiliates, on the other hand. Nothing in this Section 5.1 will be construed to require the Company, any of its Subsidiaries or any of their respective Representatives to prepare any reports, statements, analyses, appraisals, opinions or other information not otherwise prepared in the ordinary course of business.

(b) Subject to Section 5.16, the Purchaser shall give, and shall direct its Representatives to give, the Company and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, access to all offices and other facilities and to all appropriate officers and employees and to respective properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the Purchaser or its Subsidiaries, as the Company or its Representatives may reasonably request regarding the Purchaser, its Subsidiaries and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and instruct each of the Purchaser’s Representatives to reasonably cooperate with the Company and its Representatives in their investigation; provided, however, that the Company and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Purchaser or any of its Subsidiaries. Notwithstanding the foregoing, the Purchaser may restrict or otherwise prohibit access to any documents or information to the extent that (a) any applicable Law requires the Purchaser to restrict or otherwise prohibit access to such documents or information; (b) access to such documents would be in violation of the HSR Act, Sherman Act, or any applicable non-U.S. antitrust or competition laws; (c) access to such documents or information would give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other similar privilege applicable to such documents or information; or (d) such documents or information are reasonably pertinent to any adverse legal proceeding between the Company and its Affiliates, on the one hand, and Purchaser and its Affiliates, on the other hand. Nothing in this Section 5.1 will be construed to require the Purchaser, any of its Subsidiaries or any of their respective Representatives to prepare any reports, statements, analyses, appraisals, opinions or other information not otherwise prepared in the ordinary course of business.

5.2 Conduct of Business of the Company .

(a) Unless the Purchaser shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 7.1 or the Closing (the “Interim Period”), except as expressly contemplated by this Agreement or as set forth on Schedule 5.2, the Company shall, and shall cause its Subsidiaries to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to the Target Companies and their respective businesses, assets and employees, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice.

(b) Without limiting the generality of Section 5.2(a) and except as contemplated by the terms of this Agreement or as set forth on Schedule 5.2, during the Interim Period, without the prior written consent of the Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not, and shall cause its Subsidiaries to not:

(i) amend, waive or otherwise change, in any respect, its Organizational Documents, except as required by applicable Law;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities, except for the issuance of Company Options in connection with employee compensation in the ordinary course of business consistent with past practice;

(iii) other than cash dividends made by any Subsidiary of the Company to the Company or one of its Subsidiaries, split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise), make a material loan or advance to or material investment in any third party (other than advancement of expenses to employees in the ordinary course of business), or guarantee or endorse any Indebtedness, Liability or obligation of any Person except with respect to Subsidiaries;

(v) increase the wages, salaries or compensation of its officers other than in the ordinary course of business, consistent with past practice, or make or commit to make any bonus payment (whether in cash, property or securities) to any employee other than in the ordinary course of business, consistent with past practice, or enter into, establish, materially amend or terminate any material Company Benefit Plan with, for or in respect of any current officer, in each case other than as required by applicable Law, pursuant to the terms of any Company Benefit Plans or in the ordinary course of business consistent with past practice;

(vi) make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case, except as required by applicable Law or in compliance with GAAP;

(vii) establish any Subsidiary or enter into any new line of business;

(viii) revalue any of its material assets or make any change in accounting methods, principles or practices, except to the extent required by applicable Law or required to comply with GAAP and after consulting with the Company’s outside auditors;

(ix) waive, release, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby) in excess of $250,000 (individually or in the aggregate) or that otherwise impose non-monetary obligations that are material to the business or operations of the Target Companies;

(x) acquire, including by merger, consolidation, acquisition of stock or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business consistent with past practice;

(xi) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xii) enter into any agreement, understanding or arrangement with respect to the voting of equity securities of the Company;

(xiii) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Related Person (other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business consistent with past practice); or

(xiv) authorize or agree to do any of the foregoing actions.

5.3 Conduct of Business of the Purchaser.

(a) Unless the Company shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or as set forth on Schedule 5.3, the Purchaser shall, and shall cause its Subsidiaries to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to the Purchaser and its Subsidiaries and their respective businesses, assets and employees, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice.

(b) Without limiting the generality of Section 5.3(a) and except as contemplated by the terms of this Agreement (including the Conversion, the Initial Extension and the Second Extension and the provisions of Section 5.20) or as set forth on Schedule 5.3, during the Interim Period, without the prior written consent of the Company (except with respect to Section 5.3(b)(ii) and (iv) (unless set forth on Schedule 5.3), such consent not to be unreasonably withheld, conditioned or delayed), the Purchaser shall not, and shall cause its Subsidiaries to not:

(i) amend, waive or otherwise change, in any respect, its Organizational Documents, except as required by Law;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

(iii) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $50,000 (individually or in the aggregate), make a material loan or advance to or material investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person (provided, that this Section 5.3(b)(iv) shall not prevent the Purchaser from borrowing funds necessary to finance its ordinary course administrative expenses and its Expenses incurred in connection with the consummation of the Merger and the other transactions contemplated by this Agreement, including the Initial Extension and the Second Extension, up to aggregate additional Indebtedness during the Interim Period of $1,000,000 (such borrowings, a “Bridge Loan”);

(v) make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;

(vi) amend, waive or otherwise change the Trust Agreement in any manner adverse to the Purchaser;

(vii) establish any Subsidiary or enter into any new line of business;

(viii) revalue any of its material assets or make any change in accounting methods, principles or practices, except to the extent required by applicable Law or to comply with GAAP and after consulting the Purchaser’s outside auditors;

(ix) waive, release, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby) in excess of $250,000 (individually or in the aggregate) or that otherwise impose non-monetary obligations that are material to the business or operations of the Purchaser;

(x) acquire, including by merger, consolidation, acquisition of stock or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

(xi) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the Merger);

(xii) enter into any agreement, understanding or arrangement with respect to the voting of Purchaser Securities; or

(xiii) authorize or agree to do any of the foregoing actions.

5.4 Annual and Interim Financial Statements. From the date hereof through the Closing Date, within thirty (30) calendar days following the end of each calendar month, each three-month quarterly period and each fiscal year, the Company shall deliver to the Purchaser an unaudited consolidated income statement and an unaudited consolidated balance sheet for the period from the Interim Balance Sheet Date through the end of such calendar month, quarterly period or fiscal year and the applicable comparative period in the preceding fiscal year. From the date hereof through the Closing Date, the Company will also promptly deliver to the Purchaser copies of any audited consolidated financial statements of the Target Companies that the Target Companies’ certified public accountants may issue.

5.5 Purchaser Public Filings. During the Interim Period, the Purchaser will keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws and shall use its commercially reasonable efforts to maintain the listing of the Purchaser Public Units, the Purchaser Common Stock and the Purchaser Public Warrants on Nasdaq; provided, that the Parties acknowledge and agree that from and after the Closing, Purchaser intends to list on Nasdaq only the Purchaser Common Stock and the Purchaser Public Warrants.

5.6 No Solicitation.

(a) For purposes of this Agreement, (i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction, and (ii) an “Alternative Transaction” means (A) with respect to the Company and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning the sale of (x) 15% or more of the consolidated assets of the Target Companies (other than in the ordinary course of business consistent with past practice) or (y) 15% or more of any class of equity interests or profits of the Target Companies, in any case, whether such transaction takes the form of a sale of shares or other equity, assets, merger, consolidation, issuance of debt securities, management Contract, joint venture or partnership, or otherwise and (B) with respect to the Purchaser and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning a Business Combination.

(b) During the Interim Period, each Party shall not, and shall cause its Representatives to not, without the prior written consent of the Company and the Purchaser, directly or indirectly, (i) solicit, assist, initiate or facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding such Party or its Affiliates or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that could be expected to lead to, an Acquisition Proposal, (iv) subject to Section 5.6(c), approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, or (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal.

(c) Notwithstanding the foregoing provisions of Section 5.6(b), prior to obtaining the Required Company Stockholder Approval, the Company’s board of directors may, directly or indirectly, through any Representative, with respect to any third party (and its Representatives) that has made an Acquisition Proposal after the date of this Agreement that was not solicited in violation of Section 5.6(b) and that the Company’s board of directors determines in good faith (after consultation with its financial advisor and its outside legal counsel) either constitutes or is reasonably expected to lead to a Superior Proposal, (x) engage or participate in discussions or negotiations with such third party (and its Representatives), and/or (y) furnish any non-public information relating to the Company or any of its Subsidiaries to such third party (and its Representatives and actual and potential debt financing sources), provided that, in the case of any action taken pursuant to the foregoing (x) or (y): (i) the Company’s board of directors has determined in good faith (after consultation with its financial advisor and its outside legal counsel) that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties; (ii) either the Company is already a party to a confidentiality agreement with such third party or the Company enters into a confidentiality agreement with such third party; (iii) the Company notifies Purchaser of the identity of such Person and provides Purchaser with the material terms of such Acquisition Proposal; and (iv) contemporaneously with furnishing any non-public information to such third party (and/or its Representatives), the Company furnishes such non-public information to Purchaser (and/or its Representatives) (to the extent such information has not been previously furnished to Purchaser).

(d) Each Party shall notify the others as promptly as practicable (and in any event within 48 hours) orally and in writing of the receipt by such Party or any of its Representatives of any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be expected to result in an Acquisition Proposal, specifying in each case, the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if oral) and the identity of the party making such inquiry, proposal, offer or request for information. Each Party shall keep the others promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, subject to Section 5.6(c), each Party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.

5.7 No Trading. The Company acknowledges and agrees that it is aware, and that the Company’s Affiliates are aware (and to the Knowledge of the Company each of their respective Representatives is aware or, upon receipt of any material nonpublic information of the Purchaser, will be advised) of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise (the “Federal Securities Laws”) and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Company hereby agrees that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of the Purchaser (other than to engage in the Merger in accordance with Article I), communicate such information to any third party, take any other action with respect to the Purchaser in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

5.8 Notification of Certain Matters. During the Interim Period, each of the Parties shall give prompt notice to the other Parties if such Party or its Affiliates: (a) fails to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or its Affiliates hereunder in any material respect; (b) receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging (i) that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement or (ii) any non-compliance with any Law by such Party or its Affiliates; (c) receives any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; (d) discovers any fact or circumstance that, or becomes aware of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions to set forth in Article VI not being satisfied or the satisfaction of those conditions being materially delayed; or (e) becomes aware of the commencement or threat, in writing, of any Action against such Party or any of its Affiliates, or any of their respective properties or assets, or, to the Knowledge of such Party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Party or of its Affiliates with respect to the consummation of the transactions contemplated by this Agreement. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

5.9 Efforts.

(a) Subject to the terms and conditions of this Agreement, each Party shall use its commercially reasonable efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate the transactions contemplated by this Agreement (including the receipt of all applicable Consents of Governmental Authorities) and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the transactions contemplated by this Agreement.

(b) As soon as reasonably practicable following the date of this Agreement, the Parties shall cooperate in all respects with each other and use (and shall cause their respective Affiliates to use) their respective commercially reasonable efforts to prepare and file with Governmental Authorities requests for approval of the transactions contemplated by this Agreement and shall use all commercially reasonable efforts to have such Governmental Authorities approve the transactions contemplated by this Agreement. Each Party shall give prompt written notice to the other Parties if such Party or its Representatives receives any notice from such Governmental Authorities in connection with the transactions contemplated by this Agreement, and shall promptly furnish the other Parties with a copy of such Governmental Authority notice. If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the transactions contemplated hereby, whether prior to the Closing or after the Closing, each Party shall arrange for Representatives of such Party to be present for such hearing or meeting. If any objections are asserted with respect to the transactions contemplated by this Agreement under any applicable Law or if any Action is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the transactions contemplated by this Agreement or any Ancillary Document as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby, the Parties shall use their commercially reasonable efforts to resolve any such objections or Actions so as to timely permit consummation of the transactions contemplated by this Agreement and the Ancillary Documents, including in order to resolve such objections or Actions which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby. In the event any Action is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the transactions contemplated by this Agreement, or any Ancillary Document, the Parties shall, and shall cause their respective Representatives to, cooperate in all respects with each other and use their respective commercially reasonable efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement or the Ancillary Documents.

(c) Prior to the Closing, each Party shall use its commercially reasonable efforts to obtain any Consents of Governmental Authorities or other third Persons as may be necessary for the consummation by such Party or its Affiliates of the transactions contemplated by this Agreement or required as a result of the execution or performance of, or consummation of the transactions contemplated by, this Agreement by such Party or its Affiliates, and the other Parties shall provide reasonable cooperation in connection with such efforts.

5.10 Tax Matters. Each of the Parties shall use its reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. None of the Parties shall (and each of the Parties shall cause their respective Subsidiaries not to) take any action, or fail to take any action, that could reasonably be expected to cause the Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The Parties intend to report and, except to the extent otherwise required by Law, shall report, for federal income tax purposes, the Merger as a “reorganization” within the meaning of Section 368(a) of the Code. After the date of this Agreement, if the Company reasonably determines on advice of its counsel that there is a material risk that the Merger will not qualify as a “reorganization” within the meaning of Section 368(a) of the Code pursuant to the business combination set forth in Section 1.1, the Purchaser shall alter the structure of the business combination between Merger Sub and the Company contemplated by this Agreement by consummating a second-step merger of the Surviving Corporation into a limited liability company wholly-owned by Purchaser that is disregarded as an entity for federal tax purposes, in accordance with Delaware law, immediately following the Merger (such second-step merger, the “Second Merger”); provided, that if such Second Merger occurs, (i) the Merger and the Second Merger shall be treated as one integrated transaction for U.S. federal income tax purposes and (ii) references to the Company or the Surviving Corporation (in each case, after the effective time of the Second Merger) and all other provisions of this Agreement shall be interpreted mutatis mutandis to take into account the change in structure of the business combination.

5.11 Further Assurances. The Parties hereto shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings.

5.12 Extensions.

(a) The Purchaser and the Company acknowledge that the Purchaser has elected to extend the date by which the Purchaser must consummate its initial Business Combination from February 24, 2018 to May 24, 2018 (the “Initial Extension”). The Purchaser and the Company acknowledge that in order to finance the Initial Extension, the Company has loaned to the Purchaser $201,268 as a non-interest bearing loan (the “Extension Loan”), repayable upon the earlier of the consummation of the Purchaser’s Business Combination or liquidation (subject to Section 8.1).

(b) If either the Company or the Purchaser reasonably believes that the Closing may not occur by May 24, 2018, but that the parties are reasonably capable of causing the Closing to occur prior to August 24, 2018, then the Purchaser may, and at the request of the Company, the Purchaser shall, seek the approval of the Purchaser’s stockholders to extend the deadline for the Purchaser to consummate its initial Business Combination beyond the Initial Extension (the “Second Extension”) to a date no earlier than August 24, 2018 (or such earlier date as the Company and the Purchaser may otherwise agree, and which may be structured as multiple monthly or other periodic extensions at the election of the Purchaser without the requirement to seek additional Purchaser stockholder approval), and shall use its commercially reasonable efforts to obtain such approval. The Company hereby agrees that the Company shall, in order to finance such Second Extension, lend to the Purchaser fifty percent (50%) of the costs and expenses of such Second Extension (including the amount of any additional deposits to the Trust Account that the Purchaser has agreed to make, and in the event that the Second Extension is structured as multiple monthly or other periodic extensions at the election of the Purchaser, the Company shall make multiple loans as required by the Purchaser to finance any such periodic extensions) as a non-interest bearing loan (any such individual or collective loans, “Second Extension Loan”), repayable upon the earlier of the consummation of the Purchaser’s Business Combination or liquidation (subject to Section 8.1).

5.13 The Registration Statement.

(a) As promptly as practicable after the date hereof, the Purchaser shall prepare with the reasonable assistance of the Company, and file with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the Purchaser Common Stock to be issued under this Agreement as the Merger Consideration, which Registration Statement will also contain a proxy statement (as amended, the “Proxy Statement”) for the purpose of (x) soliciting proxies from Purchaser stockholders for the matters to be acted upon at the Purchaser Special Meeting and providing the Public Stockholders an opportunity in accordance with the Purchaser’s Organizational Documents and the IPO Prospectus to have their Purchaser Common Stock redeemed (the “Redemption”) in conjunction with the stockholder vote on the Purchaser Stockholder Approval Matters and (y) soliciting proxies from holders of Company Stock for the matters to be acted upon at the Company Special Meeting.

(i) The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from Purchaser stockholders to vote, at an extraordinary general meeting of Purchaser stockholders to be called and held for such purpose (the “Purchaser Special Meeting”), in favor of resolutions approving (i) the adoption and approval of this Agreement and the transactions contemplated hereby or referred to herein, including the Merger and the Conversion, by the holders of Purchaser Common Stock in accordance with the Purchaser’s Organizational Documents, the BCA, the DCGL and the rules and regulations of the SEC and Nasdaq, (ii) the adoption and approval of the Certificate of Incorporation of the Purchaser (the “Amended Purchaser Charter”) and Bylaws of the Purchaser, each in substantially the form set forth in Exhibit B, (iii) the adoption and approval of a new equity incentive plan in a form and substance reasonably acceptable to the Purchaser and the Company (the “Incentive Plan”), and which Incentive Plan will provide for awards for a number of shares of Purchaser Common Stock equal to five percent (5.0%) of the aggregate number of shares of Purchaser Common Stock issued and outstanding immediately after the Closing (giving effect to the Redemption), and for purposes of clarification, such five percent (5.0%) share reserve shall not include the number of shares of Purchaser Common Stock that are subject to the Assumed Options, (iv) the adoption and approval of an employee stock purchase plan in a form and substance reasonably acceptable to the Purchaser and the Company (the “2018 ESPP”), (v) the appointment, and designation of classes, of the members of the Post-Closing Purchaser Board, and appointment of the members of any committees thereof, in each case in accordance with Section 5.17 hereof, (vi) such other matters as the Company and Purchaser shall hereafter mutually determine to be necessary or appropriate in order to effect the Merger and the other transactions contemplated by this Agreement (the approvals described in foregoing clauses (i) through (vi), collectively, the “Purchaser Stockholder Approval Matters”), and (vii) the adjournment of the Purchaser Special Meeting, if necessary or desirable in the reasonable determination of Purchaser. If on the date for which the Purchaser Special Meeting is scheduled, Purchaser has not received proxies representing a sufficient number of shares to obtain the Required Purchaser Stockholder Approval, whether or not a quorum is present, Purchaser may make one or more successive postponements or adjournments of the Purchaser Special Meeting.

(ii) The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from holders of Company Stock to vote, at a special meeting of holders of Company Stock to be called and held for such purpose (the “Company Special Meeting”), in favor of resolutions approving (i) the adoption and approval of this Agreement and the transactions contemplated hereby or referred to herein, including the Merger and the Company Preferred Stock Exchange, by the holders of Company Stock in accordance with the Company’s Organizational Documents and the DCGL, and (ii) such other matters as the Company and Purchaser shall hereafter mutually determine to be necessary or appropriate in order to effect the Merger and the other transactions contemplated by this Agreement (the approvals described in foregoing clauses (i) through (ii), collectively, the “Company Stockholder Approval Matters”), and (iii) the adjournment of the Company Special Meeting, if necessary or desirable in the reasonable determination of Company. If on the date for which the Company Special Meeting is scheduled, the Company has not received proxies representing a sufficient number of shares to obtain the Required Company Stockholder Approval, whether or not a quorum is present, the Company may, and shall do so if requested by Purchaser, make one or more successive postponements or adjournments of the Company Special Meeting. If a Company Board Recommendation Change is made, Purchaser shall take all actions necessary to amend the Registration Statement to disclose such Company Board Recommendation Change.

(b) In connection with the Registration Statement, Purchaser will file with the SEC financial and other information about the transactions contemplated by this Agreement in accordance with applicable Law and applicable proxy solicitation and registration statement rules set forth in the Purchaser Organizational Documents, the Company Organizational Documents, the BCA, the DGCL and the rules and regulations of the SEC and Nasdaq. Purchaser and the Company shall provide the respective counsel of the other party with a reasonable opportunity to review and comment on the Registration Statement and any amendment or supplement thereto prior to filing the same with the SEC. The Company shall provide Purchaser with such information concerning the Target Companies and their stockholders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto

(c) Each of Purchaser and the Company shall take any and all reasonable and necessary actions required to satisfy the requirements of the Securities Act, the Exchange Act and other applicable Laws in connection with the Registration Statement, the Purchaser Special Meeting, the Redemption and the Company Special Meeting. Each of Purchaser and the Company shall, and shall cause each of its Subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available to the Company and Purchaser in connection with the drafting of the public filings with respect to the transactions contemplated by this Agreement, including the Registration Statement, and responding in a timely manner to comments from the SEC. Each Party shall promptly correct any information provided by it for use in the Registration Statement (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. Purchaser shall amend or supplement the Registration Statement and cause the Registration Statement, as so amended or supplemented, to be filed with the SEC and to be disseminated to Purchaser stockholders, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and the Purchaser’s Organizational Documents.

(d) To the extent that any opinions relating to the Tax treatment of the Merger are required in connection with the Registration Statement, the Company shall use commercially reasonable efforts to cause Wilson Sonsini Goodrich & Rosati, Professional Corporation (“WSGR”), to deliver its opinion to the Company, and Purchaser shall use commercially reasonable efforts to cause EGS to deliver its opinion to Purchaser.

(e) In connection with the opinions relating to the Tax treatment of the Merger required to be delivered in connection with the Registration Statement, upon the request of EGS and/or WSGR, officers of each of the Company and Purchaser shall use commercially reasonable efforts to deliver to EGS and WSGR, as applicable, certificates, dated as of the necessary date for the Registration Statement, signed by such officer of the Company or Purchaser, as applicable, containing customary representations in connection with such opinions.

(f) Purchaser and the Company, with the assistance of the other Parties, shall promptly respond to any SEC comments on the Registration Statement and shall otherwise use its commercially reasonable efforts to cause the Registration Statement to “clear” comments from the SEC and become effective. Each Party shall provide the other Party with copies of any written comments, and shall inform the other Party of any material oral comments, that such Party or its Representatives receive from the SEC or its staff with respect to the Registration Statement, the Purchaser Special Meeting, the Redemption and the Company Special Meeting promptly after the receipt of such comments and shall give the other Party a reasonable opportunity under the circumstances to review and comment on any proposed written or material oral responses to such comments.

(g) As soon as practicable following the Registration Statement “clearing” comments from the SEC and becoming effective, Purchaser and the Company shall distribute the Registration Statement to Purchaser’s stockholders and the Company Stockholders, and, pursuant thereto, the Purchaser shall call the Purchaser Special Meeting in accordance with the BCA for a date as promptly as practicable, but in no event later than thirty (30) days, following the effectiveness of the Registration Statement and the Company shall call the Company Special Meeting in accordance with the DGCL for a date as promptly as practicable, but in no event later than thirty (30) days, following the effectiveness of the Registration Statement.

(h) Purchaser shall comply with all applicable Laws, any applicable rules and regulations of Nasdaq, Purchaser’s Organizational Documents and this Agreement in the preparation, filing and distribution of the Registration Statement, any solicitation of proxies thereunder, the calling and holding of the Purchaser Special Meeting and the Redemption.

(i) The Company shall comply with all applicable Laws, any applicable rules and regulations of Nasdaq, the Company’s Organizational Documents and this Agreement in the preparation, filing and distribution of the Registration Statement, any solicitation of proxies thereunder, the calling and holding of the Company Special Meeting.

5.14 Company Board Recommendation.

(a) Subject to the provisions of this Section 5.14, (A) the Company’s board of directors shall (x) recommend that the Company’s stockholders adopt this Agreement and approve the Merger and the other transactions contemplated hereby in accordance with the applicable provisions of the DGCL (the “Company Board Recommendation”) and (y) include the Company Board Recommendation in the Proxy Statement, and (B) neither the Company’s board of directors nor any committee thereof shall (i) fail to make, withdraw, amend, modify or qualify the Company Board Recommendation, or publicly propose to withhold, withdraw, amend, modify or qualify the Company Board Recommendation, (ii) approve, endorse, adopt or recommend, or publicly propose to approve, endorse, adopt or recommend, an Acquisition Proposal, or (iii) fail to include the Company Board Recommendation in the Proxy Statement (the actions or inactions referred to in the preceding clauses (i), (ii), and (iii) being referred to herein as a “Company Board Recommendation Change”).

(b) Notwithstanding anything to the contrary set forth in this Agreement, the Company’s board of directors may effect a Company Board Recommendation Change at any time prior to obtaining the Required Company Stockholder Approval in the event that:

(i) the Company’s board of directors has received a bona fide written Acquisition Proposal after the date of this Agreement that was not solicited in violation of Section 5.6 and determines in good faith (after consultation with its financial advisor and its outside legal counsel) that such Acquisition Proposal is a Superior Proposal (which determination and any notice to Purchaser thereof shall not constitute a Company Board Recommendation Change) or an Intervening Event has occurred;

(ii) prior to effecting such Company Board Recommendation Change, the Company’s board of directors shall have given Purchaser at least five (5) Business Days’ notice of its intention to effect a Company Board Recommendation Change pursuant to Section 5.14(b)(i) (the “Change of Recommendation Notice Period”);

(iii) if requested by Purchaser, during the Change of Recommendation Notice Period, the Company shall have met and negotiated in good faith with Purchaser regarding modifications to the terms and conditions of this Agreement to obviate the need for a Company Board Recommendation Change;

(iv) prior to the end of the Change of Recommendation Notice Period, including any extensions thereto, Purchaser shall not have made a counter-offer or proposal in writing and in a manner that, if accepted by the Company, would form a binding contract, that the Company’s board of directors determines (after consultation with its financial advisor and its outside legal counsel) obviates the need for a Company Board Recommendation Change; and

(v) the Company’s board of directors determines (after consultation with its outside legal counsel and after considering any counter-offer or proposal made by Purchaser pursuant to this Section 5.14(b)) that, in light of such Superior Proposal or Intervening Event, the failure to effect a Company Board Recommendation Change would reasonably be expected to be inconsistent with its fiduciary duties.

5.15 Public Announcements.

(a) The Parties agree that no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby shall be issued by any Party or any of their Affiliates without the prior written consent of the Purchaser and the Company (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.

(b) The Parties shall mutually agree upon and, as promptly as practicable after the execution of this Agreement (but in any event within four (4) Business Days thereafter), issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release, the Purchaser shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which the Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing (with the Company reviewing, commenting upon and approving such Signing Filing in any event no later than the third (3rd) Business Day after the execution of this Agreement so long as the Purchaser delivers a draft of such Signing Filing to the Company a reasonable amount of time prior to such filing deadline)). The Parties shall mutually agree upon and, as promptly as practicable after the Closing (but in any event within four (4) Business Days thereafter), issue a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release, the Purchaser shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Federal Securities Laws. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third party in connection with the transactions contemplated hereby, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the transactions contemplated hereby, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party and/ or any Governmental Authority in connection with the transactions contemplated hereby.

5.16 Confidential Information.

(a) The Company hereby agrees that during the Interim Period and, in the event this Agreement is terminated in accordance with Article VII, for a period of two (2) years after such termination, it shall, and shall cause its Representatives to: (i) treat and hold in strict confidence any Purchaser Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing their obligations hereunder or thereunder, enforcing their rights hereunder or thereunder, or in furtherance of their authorized duties on behalf of the Purchaser or its Subsidiaries), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Purchaser Confidential Information without the Purchaser’s prior written consent; and (ii) in the event that the Company or any of its Representatives, during the Interim Period or, in the event this Agreement is terminated in accordance with Article VII, for a period of two (2) years after such termination, becomes legally compelled to disclose any Purchaser Confidential Information, (A) provide the Purchaser to the extent legally permitted and reasonably practicable under the circumstances with prompt notice of such requirement so that the Purchaser or an Affiliate thereof may seek, at the Purchaser’s cost, a protective Order or other remedy or waive compliance with this Section 5.16(a), and (B) in the event that such protective Order or other remedy is not obtained, or the Purchaser waives compliance with this Section 5.16(a), furnish only that portion of such Purchaser Confidential Information which is legally required to be provided as advised by outside counsel and to exercise its reasonable efforts to obtain assurances that confidential treatment will be accorded such Purchaser Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, the Company shall, and shall cause its Affiliates and Representatives to, promptly deliver to the Purchaser or destroy (at the Company’s election) any and all copies (in whatever form or medium) of Purchaser Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon. Notwithstanding the foregoing, the Company and its Representatives shall be permitted to disclose any and all Purchaser Confidential Information to the extent required by the Federal Securities Laws.

(b) The Purchaser hereby agrees that during the Interim Period and, in the event this Agreement is terminated in accordance with Article VII, for a period of two (2) years after such termination, it shall, and shall cause its Representatives to: (i) treat and hold in strict confidence any Company Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing its obligations hereunder or thereunder or enforcing its rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Company Confidential Information without the Company’s prior written consent; and (ii) in the event that the Purchaser or any of its Representatives, during the Interim Period or, in the event this Agreement is terminated in accordance with Article VII, for a period of two (2) years after such termination, becomes legally compelled to disclose any Company Confidential Information, (A) provide the Company to the extent legally permitted and reasonably practicable under the circumstances with prompt notice of such requirement so that the Company may seek, at the Company’s cost, a protective Order or other remedy or waive compliance with this Section 5.16(b) and (B) in the event that such protective Order or other remedy is not obtained, or the Company waives compliance with this Section 5.16(b), furnish only that portion of such Company Confidential Information which is legally required to be provided as advised by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Company Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, the Purchaser shall, and shall cause its Representatives to, promptly deliver to the Company or destroy (at Purchaser’s election) any and all copies (in whatever form or medium) of Company Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon. Notwithstanding the foregoing, the Purchaser and its Representatives shall be permitted to disclose any and all Company Confidential Information to the extent required by the Federal Securities Laws.

5.17 Post-Closing Board of Directors and Executive Officers.

(a) The Parties shall take all necessary action, including causing the directors of the Purchaser, that are not Purchaser Directors (as defined below) to resign, so that effective as of the Closing, the Purchaser’s board of directors (the “Post-Closing Purchaser Board”) will consist of seven (7) individuals. Immediately after the Closing, the Parties shall take all necessary action to designate and appoint to the initial Post-Closing Purchaser Board (i) the two (2) persons that are designated by Purchaser (the “Purchaser Directors”), at least one of whom shall qualify as an independent director under Nasdaq rules, and (ii) the five (5) persons that are designated by the Company prior to the Closing (the “Company Directors”), at least two (2) of whom shall be required to qualify as an independent director under Nasdaq rules. Purchaser hereby designates Prokopios “Akis” Tsirigakis and George Syllantavos as Purchaser Directors and the Company hereby designates Alan Knitowski as a Company Director. Promptly after the date hereof, but in any event prior to the date that the Registration Statement has become effective, the Company shall designate four (4) additional individuals as Company Directors, one of which shall be designated by the Company at such time to serve as the non-executive chairman, in each case, of the Post-Closing Purchaser Board. Notwithstanding the foregoing, in the event that a majority of the Post-Closing Purchaser Board is determined not to be independent, then the size of the Post-Closing Purchaser Board shall be increased to nine (9) individuals and the two (2) new individuals shall be mutually agreed to by the Purchaser and Company. Pursuant to the Amended Purchaser Charter as in effect as of the Closing, the Post-Closing Purchaser Board will be a classified board with three classes of directors, with (I) one class of directors, the Class I Directors, initially serving a one (1) year term, such term effective from the Closing (but any subsequent Class I Directors serving a three (3) year term), (II) a second class of directors, the Class II Directors, initially serving a two (2) year term, such term effective from the Closing (but any subsequent Class II Directors serving a three (3) year term), and (III) a third class of directors, the Class III Directors, serving a three (3) year term, such term effective from the Closing. The Purchaser Directors shall be Class III Directors. In accordance with the Amended Purchaser Charter as in effect at the Closing, no director on the Post-Closing Purchaser Board may be removed without cause. Subject to resignations provided by the Company’s directors, the board of directors of the Surviving Corporation immediately after the Closing shall be the same as the board of directors of the Company immediately prior to the Closing. At or prior to the Closing, the Purchaser will provide each Company Director and Purchaser Director with a customary director indemnification agreement.

(b) The individuals serving as the Chief Executive Officer, Chief Financial Officer, and Chief Technology Officer, respectively, of the Company as of the date hereof shall serve as the Chief Executive Officer, Chief Financial Officer, and Chief Technology Officer, respectively, of the Purchaser immediately after the Closing, unless the parties hereto otherwise agree.

5.18 Indemnification of Directors and Officers; Tail Insurance.

(a) For a period of six (6) years commencing at the Effective Time, the Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of the Company, Purchaser or Merger Sub and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of the Company, Purchaser or Merger Sub (the “D&O Indemnified Parties”) as provided in their respective Organizational Documents or under any indemnification, employment or other similar agreements between any D&O Indemnified Party and the Company, Purchaser or Merger Sub, in each case as in effect on the date of this Agreement, shall survive the Merger and continue in full force and effect. For a period of six (6) years commencing at the Effective Time, the Purchaser shall cause the Organizational Documents of the Purchaser and the Surviving Corporation to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Parties than are set forth as of the date of this Agreement in the Organizational Documents of Purchaser and the Company, respectively, to the extent permitted by applicable Law, and during such six-year period such provision shall not be repealed, amended or otherwise modified in any manner except as required by applicable Law. The provisions of this Section 5.18 shall survive the consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties and their respective heirs and representatives.

(b) For the benefit of the Purchaser’s and Merger Sub’s directors and officers, the Purchaser shall be permitted prior to the Effective Time to obtain and fully pay the premium for a “tail” insurance policy that provides coverage for up to a six-year period from and after the Effective Time for events occurring prior to the Effective Time (the “Purchaser D&O Tail Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than the Purchaser’s existing policy or, if substantially equivalent insurance coverage is unavailable, comparable coverage. For purposes of this Agreement, the purchase of such Purchaser D&O Tail Insurance shall be treated as an Expense of Purchaser. If obtained, the Purchaser shall maintain the Purchaser D&O Tail Insurance in full force and effect, and continue to honor the obligations thereunder, and the Purchaser shall timely pay all premiums with respect to the Purchaser D&O Tail Insurance.

(c) For the benefit of the Company’s directors and officers, the Company shall be permitted prior to the Effective Time to obtain and fully pay the premium for a “tail” insurance policy that provides coverage for up to a six-year period from and after the Effective Time (the “Company D&O Tail Insurance”) for events occurring prior to the Effective Time that is substantially equivalent to and in any event not less favorable in the aggregate than the Company’s existing policy or, if substantially equivalent insurance coverage is unavailable, comparable coverage. For purposes of this Agreement, the purchase of such Company D&O Tail Insurance shall be treated as an Expense of the Company. If obtained, the Company shall maintain the Company D&O Tail Insurance in full force and effect, and continue to honor the obligations thereunder, and the Company shall timely pay all premiums with respect to the Company D&O Tail Insurance.

5.19 Trust Account Proceeds.

(a) Purchaser shall use its good faith efforts to maintain a minimum of $40,000,000 in cash and cash equivalents as of the Closing, including funds in the Trust Account and proceeds from any Backstop Financing, which such minimum amount shall exclude, for the avoidance of doubt and without duplication, (A) Closing Net Cash or any other assets of the Target Companies, (B) any cash funds necessary to pay all of the Purchaser’s unpaid Expenses, (C) any cash funds subject to the Redemption, and (D) any cash funds necessary to pay any Indebtedness and any other Liabilities of the Purchaser that would be required to be listed as liabilities on a balance sheet prepared in accordance with GAAP, including any Bridge Loans and any promissory notes issued by the Purchaser to the Company (the “Minimum Cash Asset Level”). Further, each of the Purchaser and the Company will, and will cause their respective Representatives to, cooperate with the other Party and provide their respective commercially reasonable efforts to support any recycling of Purchaser’s public securities and any Backstop Financing sought by the Purchaser in order to retain such cash and cash equivalents, including having the Company’s senior management participate in any roadshows as requested by the Purchaser; provided, that no such cooperation shall require the Company to provide any consents pursuant to Section 5.3.

(b) The Parties agree that after the Closing, the funds in the Trust Account, after taking into account payments for the Redemption, shall first be used (i) to pay the Purchaser’s accrued Expenses, (ii) to pay the Purchaser’s deferred Expenses (including cash amounts payable to Maxim and any legal fees) of the IPO and (iii) to pay any loans owed by the Purchaser to any Sponsor for any Expenses (including deferred Expenses) or other administrative expenses incurred by the Purchaser. Such Expenses, as well as any Expenses that are required to be paid by delivery of the Purchaser’s securities, will be paid at the Closing. Any remaining cash will be used for working capital and general corporate purposes.

5.20 Company Token Generation Event. The Company shall use commercially reasonable efforts to consummate an initial block-chain technology token generation event with cash gross proceeds of at least $10,000,000 and no more than $100,000,000 on or prior to June 30, 2018. If requested by the Company, the Purchaser will, and will cause its Representatives to, reasonably cooperate with the Company and provide their respective commercially reasonable efforts to support such token generation event.

5.21 Voting Agreements. As promptly as practicable after the date hereof, the Company shall use its reasonable best efforts to solicit and receive signed Voting Agreements in the form attached as Exhibit A-1 hereto from additional holders of Company Stock who have not already signed Voting Agreements as of the date hereof, such that the Company will provide to the Purchaser executed Voting Agreements from the Company and holders of Company Stock representing (x) as close as practicable to forty percent (40%) of the total voting power of the Company’s issued and outstanding capital stock, (y) the minimum votes required by the holders of the Company’s Series F Preferred Stock and (z) at least forty-five percent (45%) of the total voting power of the issued and outstanding Company Preferred Stock, in each case entitled to vote for the matters for the Required Company Stockholder Approval at the Company Special Meeting.

Article VI
CLOSING CONDITIONS

6.1 Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Merger and the other transactions described herein shall be subject to the satisfaction or written waiver (where permissible) by the Company and the Purchaser of the following conditions:

(a) Required Purchaser Stockholder Approval. The Purchaser Stockholder Approval Matters that are submitted to the vote of the shareholders of the Purchaser at the Purchaser Special Meeting in accordance with the Proxy Statement shall have been approved by the requisite vote of the shareholders of the Purchaser at the Purchaser Special Meeting in accordance with the Purchaser’s Organizational Documents, applicable Law and the Proxy Statement (the “Required Purchaser Stockholder Approval”).

(b) Required Company Stockholder Approval. The Company Special Meeting shall have been held in accordance with the DGCL and the Company’s Organizational Documents, and at such meeting, the requisite vote of the Company Stockholders (including any separate class or series vote that is required, whether pursuant to the Company Charter, any stockholder agreement or otherwise) shall have authorized, approved and consented to, the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which the Company is a party or bound, and the consummation of the transactions contemplated hereby and thereby, including the Merger (the “Required Company Stockholder Approval”).

(c) Requisite Regulatory Approvals. All Consents required to be obtained from or made with any Governmental Authority in order to consummate the transactions contemplated by this Agreement shall have been obtained or made.

(d) [Reserved].

(e) No Law or Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the transactions or agreements contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of the transactions contemplated by this Agreement.

(f) No Litigation. There shall not be any pending Action brought by a Governmental Authority to enjoin or otherwise restrict the consummation of the Closing.

(g) Net Tangible Assets Test. Upon the Closing, after giving effect to the completion of the Redemption, the Purchaser shall have net tangible assets of at least $5,000,001.

(h) Purchaser Conversion. The Conversion shall have been consummated in accordance with Section 1.8.

(i) Appointment to the Board. The members of the Post-Closing Purchaser Board shall have been elected or appointed as of the Closing consistent with the requirements of Section 5.17.

(j) Registration Statement. The Registration Statement shall have been declared effective by the SEC and shall remain effective as of the Closing.

6.2 Conditions to Obligations of the Company. In addition to the conditions specified in Section 6.1, the obligations of the Company to consummate the Merger and the other transactions contemplated by this Agreement are subject to the satisfaction or written waiver (by the Company) of the following conditions:

(a) Representations and Warranties. All of the representations and warranties of the Purchaser set forth in this Agreement and in any certificate delivered by the Purchaser pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, the Purchaser.

(b) Agreements and Covenants. The Purchaser shall have performed in all material respects all of the Purchaser’s obligations and complied in all material respects with all of the Purchaser’s agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Purchaser since the date of this Agreement which is continuing and uncured.

(d) Purchaser Cash. The Purchaser shall have no less than the Minimum Cash Asset Level at the Closing.

(e) Closing Deliveries.

(i) Officer Certificate. The Purchaser shall have delivered to the Company a certificate, dated the Closing Date, signed by an executive officer of the Purchaser in such capacity, certifying as to the satisfaction of the conditions specified in Sections 6.2(a), 6.2(b) and 6.2(c).

(ii) Secretary Certificate. The Purchaser shall have delivered to the Company a certificate from its secretary or other executive officer certifying as to, and attaching, (A) copies of the Purchaser’s Organizational Documents as in effect as of the Closing Date (immediately prior to giving effect to the Conversion), (B) the resolutions of the Purchaser’s board of directors authorizing the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of the transactions contemplated hereby and thereby, (C) evidence that the Required Purchaser Stockholder Approval has been obtained and (D) the incumbency of officers authorized to execute this Agreement or any Ancillary Document to which the Purchaser is or is required to be a party or otherwise bound.

(iii) Good Standing. The Purchaser shall have delivered to the Company a good standing certificate (or similar documents applicable for such jurisdictions) for the Purchaser certified as of a date no later than sixty (60) days prior to the Closing Date from the proper Governmental Authority of the Purchaser’s jurisdiction of organization.

(iv) Sponsor Lock-Up Agreements. The Company shall have received a copy of a lock-up agreement with Purchaser from each Sponsor, substantially in the form attached as Exhibit D-2 hereto (each a “Sponsor Lock-up Agreement”), duly executed by such Sponsor.

(v) Resignations. The Company shall have received written resignations, effective as of the Closing, of each of the directors (and officers of the Purchaser as requested by the Purchaser prior to the Closing other than those who are to remain on the Post-Closing Purchaser Board in accordance with Section 5.17.

6.3 Conditions to Obligations of the Purchaser. In addition to the conditions specified in Section 6.1, the obligations of the Purchaser and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement are subject to the satisfaction or written waiver (by the Purchaser) of the following conditions:

(a) Representations and Warranties. All of the representations and warranties of the Company set forth in this Agreement and in any certificate delivered by the Company, shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, the Company.

(b) Agreements and Covenants. The Company shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Company since the date of this Agreement which is continuing and uncured.

(d) Closing Deliveries.

(i) Officer Certificate. The Purchaser shall have received a certificate from the Company, dated as the Closing Date, signed by an executive officer of the Company in such capacity, certifying as to the satisfaction of the conditions specified in Sections 6.3(a), 6.3(b) and 6.3(c).

(ii) Secretary Certificate. The Company shall have delivered to the Purchaser a certificate executed by the Company’s secretary certifying as to the validity and effectiveness of, and attaching, (A) copies of the Company’s Organizational Documents as in effect as of the Closing Date (immediately prior to the Effective Time), (B) the requisite resolutions of the Company’s board of directors authorizing and approving the execution, delivery and performance of this Agreement and each Ancillary Document to which the Company is a party or bound, and the consummation of the Merger and the other transactions contemplated hereby and thereby, and the adoption of the Surviving Corporation Organizational Documents, and recommending the approval and adoption of the same by the Company Stockholders at a duly called meeting of stockholders, (C) evidence that the Required Company Stockholder Approval has been obtained and (D) the incumbency of officers of the Company authorized to execute this Agreement or any Ancillary Document to which the Company is or is required to be a party or otherwise bound.

(iii) Good Standing. The Company shall have delivered to the Purchaser a good standing certificate for the Company certified as of a date no later than sixty (60) days prior to the Closing Date from the proper Governmental Authority of the Company’s jurisdiction of organization.

(iv) Transmittal Documents. The Exchange Agent shall have received the Transmittal Documents from Company Stockholders representing in the aggregate forty percent (40%) of the outstanding the Company Stock (on an as-converted to Company Common Stock basis), each in form reasonably acceptable for transfer on the books of the Company.

(v) Resignations. The Purchaser shall have received written resignations, effective as of the Closing, of each of the directors and officers of the Company as requested by the Purchaser prior to the Closing, but subject to the requirements of Section 5.17.

(vi) Lock-Up Agreements. The Purchaser shall have received a Lock-Up Agreement for each Significant Stockholder, duly executed by such Significant Stockholder, or such Significant Stockholder shall otherwise be subject to substantially similar transfer restrictions that are in favor of the Purchaser.

(vii) Termination of Certain Contracts. The Purchaser shall have received evidence reasonably acceptable to the Purchaser that the Contracts involving the Target Companies and/or Company Security Holders set forth on Schedule 6.3(d)(vii) shall have been terminated with no further obligation or Liability of the Target Companies thereunder.

(viii) Amendment or Termination of Certain Contracts. The Purchaser shall have received evidence reasonably acceptable to the Purchaser that the Contracts involving the Target Companies and/or Company Security Holders set forth on Schedule 6.3(d)(viii) shall have been amended or terminated in such manner as set forth on Schedule 6.3(d)(viii).

6.4 Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by the failure of such Party or its Affiliates (or with respect to the Company, any Target Company or Company Stockholder) failure to comply with or perform any of its covenants or obligations set forth in this Agreement.

Article VII
TERMINATION AND EXPENSES

7.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing as follows:

(a) by mutual written consent of the Purchaser and the Company;

(b) by written notice by the Purchaser or the Company if the Closing shall not have occurred on or before May 24, 2018 (the “Outside Date”) (provided, that if the Purchaser seeks and receives the approval of its stockholders for the Second Extension, the Outside Date shall be extended to the earlier of (i) August 24, 2018 or (ii) if the Purchaser and the Company mutually agree to an earlier date for the Second Extension, such earlier date); provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates of any representation, warranty, covenant or obligation under this Agreement was the principal cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;

(c) by written notice by either the Purchaser or the Company if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(c) shall not be available to a Party if the failure by such Party or its Affiliates to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Governmental Authority;

(d) by written notice by the Company, if (i) there has been a material breach by the Purchaser of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of the Purchaser shall have become materially untrue or materially inaccurate, in any case, which would result in a failure of a condition set forth in Section 6.2(a) or Section 6.2(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided by the Company or (B) the Outside Date;

(e) by written notice by the Purchaser, if (i) there has been a breach by the Company of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of such Parties shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 6.3(a) or Section 6.3(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided by the Purchaser or (B) the Outside Date;

(f) by written notice by the Purchaser, if there shall have been a Material Adverse Effect on the Company following the date of this Agreement which is continuing and incapable of being cured or, if capable of cure, is uncured after twenty (20) days after the date that written notice of such Material Adverse Effect is provided by the Purchaser;

(g) by written notice by the Purchaser, at any time in the event that the Company’s board of directors (or any committee thereof) shall have effected a Company Board Recommendation Change;

(h) by written notice by either the Purchaser or the Company, if the Purchaser Special Meeting is held (including any adjournment or postponement thereof) and has concluded, the Purchaser’s stockholders have duly voted, and the Required Purchaser Stockholder Approval was not obtained;

(i) by written notice by either the Purchaser or the Company, if the Company Special Meeting is held (including any adjournment or postponement thereof) and has concluded, the Company Stockholders have duly voted, and the Required Company Stockholder Approval was not obtained; or

(j) by written notice by either the Purchaser or the Company in the event that (i) ten (10) Business Days have elapsed since the date of the Purchaser Special Meeting and (ii) the condition set forth in Section 6.2(d) remains unsatisfied and unwaived by the Company.

7.2 Effect of Termination. This Agreement may only be terminated in the circumstances described in Section 7.1 and pursuant to a written notice delivered by the applicable Party to the other applicable Parties, which sets forth the basis for such termination, including the provision of Section 7.1 under which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void, and there shall be no Liability on the part of any Party or any of their respective Representatives, and all rights and obligations of each Party shall cease, except: (i) Sections 5.15, 5.16, 7.3, 7.4, 8.1, Article IX and this Section 7.2 shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from Liability for any willful breach of any representation, warranty, covenant or obligation under this Agreement or any Fraud Claim against such Party, in either case, prior to termination of this Agreement (in each case of clauses (i) and (ii) above, subject to Section 8.1). Without limiting the foregoing, and except as provided in Section 7.3 and this Section 7.2 (but subject to Section 8.1, and subject to the right to injunctions, specific performance or other equitable relief in accordance with Section 9.7, the Parties’ sole right prior to the Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to the transactions contemplated by this Agreement shall be the right, if applicable, to terminate this Agreement pursuant to Section 7.1.

7.3 Termination Fee.

(a) In the event that this Agreement is terminated either (i) by the Purchaser pursuant to Section 7.1(g) or, (ii) after a Company Board Recommendation Change, by either the Company or the Purchaser pursuant to Section 7.1(i), then within one (1) Business Day after such termination, the Company shall pay to Purchaser an amount of cash equal to $12,000,000 (the “Termination Fee”) by wire transfer of immediately available funds to an account or accounts designated in writing by Purchaser.

(b) The Termination Fee, if paid, shall constitute liquidated damages and upon acceptance of the Termination Fee, neither the Company, nor its directors, officers, agents, Affiliates, or stockholders (the “Company Parties”) shall have any further liability or obligation to Purchaser, any of its Affiliates or any of its or their direct or indirect stockholders relating to or arising out of this Agreement, any of the Ancillary Agreements, or the failure of the Merger or any other transaction contemplated hereby or thereby to be consummated, or in respect of any oral representation made or alleged to be have been made in connection herewith or therewith, whether in equity or at law, in contract, in tort or otherwise, and in such event, Purchaser shall not seek to, and shall cause its controlled Affiliates not to seek to, recover any money damages (including consequential, special, indirect or punitive damages) or obtain any equitable relief from any Company Party. For the avoidance of doubt, in no event shall the Termination Fee be paid more than once.

7.4 Fees and Expenses. Subject to Sections 5.12, 7.3, and 8.1, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses. As used in this Agreement, “Expenses” shall include all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financial advisors, financing sources, experts and consultants to a Party hereto or any of its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement or any Ancillary Document related hereto and all other matters related to the consummation of this Agreement. With respect to the Purchaser, Expenses shall include any and all deferred expenses (including fees or commissions payable to the underwriters and any legal fees) of the IPO upon consummation of a Business Combination.

Article VIII
WAIVERS AND RELEASES

8.1 Waiver of Claims Against Trust. Reference is made to the IPO Prospectus. The Company represents and warrants that it has read the IPO Prospectus and understands that Purchaser has established the Trust Account containing the proceeds of the IPO and overallotment shares acquired by the Purchaser’s underwriters (including interest accrued from time to time thereon) for the benefit of Purchaser’s public stockholders (including overallotment shares acquired by Purchaser’s underwriters) (the “Public Stockholders”) and that, except as otherwise described in the IPO Prospectus, Purchaser may disburse monies from the Trust Account only: (a) to the Public Stockholders in the event they elect to redeem their Purchaser Common Stock in connection with the consummation of its initial business combination (as such term is used in the IPO Prospectus) (“Business Combination”) or in connection with an extension of the deadline to consummate a Business Combination, (b) to the Public Stockholders if the Purchaser fails to consummate a Business Combination within twelve (12) months (or up to twenty (21) months if extended pursuant to the terms of the Purchaser Organizational Documents) after the closing of the IPO, (c) with respect to any interest earned on the amounts held in the Trust Account, as necessary to pay any taxes and for working capital purposes, and (d) to the Purchaser after or concurrently with the consummation of its Business Combination. For and in consideration of Purchaser entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company hereby agrees on behalf of itself and its Affiliates that, notwithstanding anything to the contrary in this Agreement, neither the Company nor its Affiliates does now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between the Purchaser or its Representatives, on the one hand, and the Company or its Representatives, on the other hand, this Agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Released Claims”). The Company on behalf of itself and its Affiliates hereby irrevocably waives any Released Claims that the Company or its Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with Purchaser or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with Purchaser or its Affiliates). The Company agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by the Purchaser and its Affiliates to induce Purchaser to enter in this Agreement, and the Company further intends and understands such waiver to be valid, binding and enforceable against the Company and each of its Affiliates under applicable Law. To the extent the Company or any of its Affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to the Purchaser or its Representatives, which proceeding seeks, in whole or in part, monetary relief against the Purchaser or its Representatives, the Company hereby acknowledges and agrees the Company’s and its Affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit any the Company or its Affiliates (or any Person claiming on any of their behalves or in lieu of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. In the event that the Company or any of its Affiliates commences Action based upon, in connection with, relating to or arising out of any matter relating to the Purchaser or its Representatives which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the Public Stockholders, whether in the form of money damages or injunctive relief, the Purchaser and its Representatives, as applicable, shall be entitled to recover from the Company, its Affiliates, and the Company Stockholders, the associated legal fees and costs in connection with any such Action, in the event the Purchaser or its Representatives, as applicable, prevails in such Action. For the avoidance of doubt, each Sponsor shall be deemed to be an Affiliate of the Purchaser prior to the Closing. This Section 8.1 shall survive termination of this Agreement for any reason.

Article IX
MISCELLANEOUS

9.1 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by facsimile or other electronic means, with affirmative confirmation of receipt, (iii) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to the Purchaser or Merger Sub at or prior to the Closing, to:

Stellar Acquisition III Inc.
90 Kifissias Avenue
Maroussi Athens, Greece 15125
Attn: George Syllantavos, co-Chief Executive Officer
Facsimile No.: +30 (210) 876-4877
Telephone No.: +30 (210) 876-4876
Email: gs@stellaracquisition.com

with a copy (which will not constitute notice) to:

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105
Attn: Barry I. Grossman, Esq.
Facsimile No.: (212) 370-7889
Telephone No.: (212) 370-1300
Email: bigrossman@egsllp.com

If to the Company or the Surviving Corporation, to: Phunware, Inc. 7800 Shoal Creek Boulevard, Suite 230-S Austin, TX 78757 Attn: Alan S. Knitowski Email: aknitowski@phunware.com with a copy (which will not constitute notice) to:

Wilson Sonsini Goodrich & Rosati
One Market Plaza, Spear Tower, Suite 3300, San
Francisco, CA 94105
Attn: Scott Murano, Robert Ishii, Denny Kwon,
and Derek Liu
Email: smurano@wsgr.com; rishii@wsgr.com;
dkwon@wsgr.com; dliu@wsgr.com

If to the Purchaser after the Closing, to: Phunware, Inc. 7800 Shoal Creek Boulevard, Suite 230-S Austin, TX 78757 Attn: Alan S. Knitowski Email: aknitowski@phunware.com with a copy (which will not constitute notice) to:

Wilson Sonsini Goodrich & Rosati
One Market Plaza, Spear Tower, Suite 3300, San
Francisco, CA 94105
Attn: Scott Murano, Robert Ishii, Denny Kwon,
and Derek Liu
Email: smurano@wsgr.com; rishii@wsgr.com;
dkwon@wsgr.com; dliu@wsgr.com

and

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105
Attn: Barry I. Grossman, Esq.
Facsimile No.: (212) 370-7889
Telephone No.: (212) 370-1300
Email: bigrossman@egsllp.com

9.2 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of the Purchaser and the Company, and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

9.3 Third Parties. Except for the rights of the D&O Indemnified Parties set forth in Section 5.18, which the Parties acknowledge and agree are express third party beneficiaries of this Agreement, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

9.4 Arbitration. Any and all disputes, controversies and claims (other than applications for a temporary restraining order, preliminary injunction, permanent injunction or other equitable relief or application for enforcement of a resolution under this Section 9.4) arising out of, related to, or in connection with this Agreement or the transactions contemplated hereby (a “Dispute”) shall be governed by this Section 9.4. A party must, in the first instance, provide written notice of any Disputes to the other parties subject to such Dispute, which notice must provide a reasonably detailed description of the matters subject to the Dispute. The parties involved in such Dispute shall seek to resolve the Dispute on an amicable basis within ten (10) Business Days of the notice of such Dispute being received by such other parties subject to such Dispute (the “Resolution Period”); provided, that if any Dispute would reasonably be expected to have become moot or otherwise irrelevant if not decided within sixty (60) days after the occurrence of such Dispute, then there shall be no Resolution Period with respect to such Dispute. Any Dispute that is not resolved during the Resolution Period may immediately be referred to and finally resolved by arbitration pursuant to the then-existing Expedited Procedures (as defined in the AAA Procedures) of the Commercial Arbitration Rules (the “AAA Procedures”) of the American Arbitration Association (the “AAA”). Any party involved in such Dispute may submit the Dispute to the AAA to commence the proceedings after the Resolution Period. To the extent that the AAA Procedures and this Agreement are in conflict, the terms of this Agreement shall control. The arbitration shall be conducted by one arbitrator nominated by the AAA promptly (but in any event within five (5) Business Days) after the submission of the Dispute to the AAA and reasonably acceptable to each party subject to the Dispute, which arbitrator shall be a commercial lawyer with substantial experience arbitrating disputes under acquisition agreements. The arbitrator shall accept his or her appointment and begin the arbitration process promptly (but in any event within five (5) Business Days) after his or her nomination and acceptance by the parties subject to the Dispute. The proceedings shall be streamlined and efficient. The arbitrator shall decide the Dispute in accordance with the substantive law of the state of New York. Time is of the essence. Each party shall submit a proposal for resolution of the Dispute to the arbitrator within twenty (20) days after confirmation of the appointment of the arbitrator. The arbitrator shall have the power to order any party to do, or to refrain from doing, anything consistent with this Agreement, the Ancillary Documents and applicable Law, including to perform its contractual obligation(s); provided, that the arbitrator shall be limited to ordering pursuant to the foregoing power (and, for the avoidance of doubt, shall order) the relevant party (or parties, as applicable) to comply with only one or the other of the proposals. The arbitrator’s award shall be in writing and shall include a reasonable explanation of the arbitrator’s reason(s) for selecting one or the other proposal. The seat of arbitration shall be in New York County, State of New York. The language of the arbitration shall be English.

9.5 Governing Law; Jurisdiction. This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of New York without regard to the conflict of laws principles thereof. Subject to Section 9.4, all Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in New York, New York (or in any appellate court thereof) (the “Specified Courts”). Subject to Section 9.4, each Party hereto hereby (a) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any Party hereto and (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each Party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such Party at the applicable address set forth in Section 9.1. Nothing in this Section 9.5 shall affect the right of any Party to serve legal process in any other manner permitted by Law.

9.6 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.6.

9.7 Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may have not adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

9.8 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

9.9 Amendment. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by the Purchaser and the Company.

9.10  Waiver. The Purchaser on behalf of itself and its Affiliates and the Company on behalf of itself and its Affiliates, may in its sole discretion (i) extend the time for the performance of any obligation or other act of any other non-Affiliated Party hereto, (ii) waive any inaccuracy in the representations and warranties by such other non-Affiliated Party contained herein or in any document delivered pursuant hereto and (iii) waive compliance by such other non-Affiliated Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

9.11  Entire Agreement. This Agreement and the documents or instruments referred to herein, including any exhibits and schedules attached hereto, which exhibits and schedules are incorporated herein by reference, together with the Ancillary Documents, embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein.

9.12  Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and words in the singular, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP; (d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (e) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (f) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (g) the term “or” means “and/or”; (h) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; (i) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article”, “Schedule” and “Exhibit” are intended to refer to Sections, Articles, Schedules and Exhibits to this Agreement; and (j) the term “Dollars” or “$” means United States dollars. Any reference in this Agreement to a Person’s directors shall including any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall including any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Ancillary Document to a Person’s shareholders or stockholders shall include any applicable owners of the equity interests of such Person, in whatever form, including with respect to the Purchaser its stockholders under the BCA or DGCL, as then applicable, or its Organizational Documents. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company to be given, delivered, provided or made available by the Company, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to the Purchaser or its Representatives, such Contract, document, certificate or instrument shall have been posted to the electronic data site maintained on behalf of the Company for the benefit of the Purchaser and its Representatives and the Purchaser and its Representatives have been given access to the electronic folders containing such information.

9.13  Counterparts. This Agreement may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

9.14  Non-Survival of Representations, Warranties. The representations and warranties of the Company and Purchaser contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Company or the Purchaser pursuant to this Agreement shall not survive the Closing, and from and after the Closing, the Company and the Purchaser and their respective Representatives shall not have any further obligations, nor shall any claim be asserted or action be brought against the Company or the Purchaser or their respective Representatives with respect thereto. The covenants and agreements made by the Company and the Purchaser in this Agreement or in any certificate or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such covenants or agreements, shall not survive the Closing, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Closing (which such covenants shall survive the Closing and continue until fully performed in accordance with their terms).

9.15  Legal Representation. The Parties agree that, notwithstanding the fact that EGS may have, prior to Closing, jointly represented the Purchaser, Merger Sub and/or the Sponsors in connection with this Agreement, and has also represented the Purchaser and/or its Affiliates in connection with matters other than the transaction that is the subject of this Agreement, EGS will be permitted in the future, after Closing, to represent one or more of the Sponsors or their respective Affiliates in connection with matters in which such Persons are adverse to the Purchaser or any of its Affiliates, including any disputes arising out of, or related to, this Agreement. The Company, who is represented by independent counsel in connection with the transactions contemplated by this Agreement, and the Purchaser hereby agree, in advance, to waive (and to cause their Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with EGS’s future representation of one or more of the Sponsors or their respective Affiliates in which the interests of such Person are adverse to the interests of the Purchaser and/or the Company or any of their respective Affiliates, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by EGS of the Purchaser, Merger Sub, any Sponsor or any of their respective Affiliates. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, the Sponsors shall be deemed the clients of EGS with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Sponsors, shall be controlled by the Sponsors and shall not pass to or be claimed by Purchaser or the Surviving Corporation; provided, that nothing contained herein shall be deemed to be a waiver by the Purchaser or any of its Affiliates (including, after the Effective Time, the Surviving Corporation and its Affiliates) of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

Article X
DEFINITIONS

10.1 Certain Definitions. For purpose of this Agreement, the following capitalized terms have the following meanings:

“Accounting Principles” means in accordance with GAAP as in effect at the date of the financial statement to which it refers or if there is no such financial statement, then as of the Closing Date, using and applying the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, elections, inclusions, exclusions and valuation and estimation methodologies) used and applied by the Target Companies in the preparation of the latest audited Financial Statements. In any event, the Accounting Principles (i) shall not include any purchase accounting or other adjustment arising out of the consummation of the transactions contemplated by this Agreement, (ii) shall be based on facts and circumstances as they exist at or prior to the Closing and shall exclude the effect of any act, decision or event occurring after the Closing and (iii) shall follow the defined terms contained in this Agreement.

“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment, arbitration, hearing, proceeding or investigation, by or before any Governmental Authority.

“Actual Knowledge” means, with respect to the Company, the actual knowledge of any of the Company Knowledge Persons without any inquiry requirements.

“Adjusted Merger Consideration” means an amount equal to the sum of (i) the Merger Consideration, plus (ii) the aggregate exercise amount for all Company Options, plus (iii) the aggregate exercise amount for all Company Warrants.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person.

“Ancillary Documents” means each agreement, instrument or document attached hereto as an Exhibit, and the other agreements, certificates and instruments to be executed or delivered by any of the Parties hereto in connection with or pursuant to this Agreement.

“Backstop Financing” means any backstop arrangements and/or private placements of equity securities of the Purchaser which is permitted by Section 5.3 (including any such transactions which are permitted by Schedule 5.3) or to which the Company has consented pursuant to Section 5.3, other than a Bridge Loan.

“BCA” means the Business Corporations Act of the Republic of Marshall Islands, as amended.

“Benefit Plans” of any Person means any and all deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, employment or consulting, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA, maintained or contributed to or required to be contributed to by a Person for the benefit of any employee or terminated employee of such Person, or with respect to which such Person has any Liability, whether direct or indirect, actual or contingent, whether formal or informal, and whether legally binding or not.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York are authorized to close for business.

“Closing Net Cash” means, as of the Reference Time, (i) the aggregate cash and cash equivalents and marketable securities of the Target Companies on hand or in bank accounts, including deposits in transit, minus the aggregate amount of outstanding and unpaid checks issued by or on behalf of the Target Companies as of such time and including the amount of the Extension Loan and the Second Extension Loan, minus (ii) the aggregate Indebtedness of the Target Companies, in each case of clauses (i) and (ii), on a consolidated basis and as determined in accordance with the Accounting Principles.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended. Reference to a specific section of the Code shall include such section and any valid treasury regulation promulgated thereunder.

“Company Charter” means the Certificate of Incorporation of the Company, as amended and effective under the DGCL.

“Company Common Stock” means the common stock, par value $0.001 per share, of the Company.

“Company Confidential Information” means all confidential or proprietary documents and information concerning the Target Companies or any of their respective Representatives, furnished in connection with this Agreement or the transactions contemplated hereby; provided, however, that Company Confidential Information shall not include any information which, (i) at the time of disclosure by the Purchaser or its Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by the Company or its Representatives to the Purchaser or its Representatives was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Company Confidential Information.

“Company Convertible Securities” means, collectively, the Company Options, the Company Warrants and any other rights to subscribe for or purchase any capital stock of the Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any capital stock of the Company.

“Company Equity Plan” means the Company’s 2009 Equity Incentive Plan.

“Company Knowledge Persons” means Alan Knitowski, Matt Aune and Tushar Patel.

“Company Option” means an option to purchase Company Stock that was granted pursuant to the Company Equity Plan.

“Company Preferred Stock” means the preferred stock, par value $0.001 per share, of the Company, consisting of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series D-1 Preferred Stock, Series E Preferred Stock, Series Alpha Preferred Stock, Series Beta Preferred Stock, Series Gamma Prime Preferred Stock and Series F Preferred Stock.

“Company Securities” means, collectively, the Company Stock, the Company Options, the Company Warrants and any other Company Convertible Securities.

“Company Security Holders” means, collectively, the holders of Company Securities.

“Company Stock” means any shares of the Company Common Stock and the Company Preferred Stock.

“Company Stockholders” means, collectively, the holders of Company Stock.

“Company Warrants” means those warrants entitling the holders thereof to purchase Company Stock.

“Consent” means any consent, approval, waiver, authorization or Permit of, or written notice to or declaration or filing with any Governmental Authority or any other Person.

“Contracts” means all contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all other contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (the “10% Owner”) (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast ten percent (10%) or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive ten percent (10%) or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a 10% Owner) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

“Conversion Ratio” means an amount equal to (i) the Per Share Price, divided by (ii) the Redemption Price.

“Copyrights” means copyrights in any works of authorship or mask works, including all renewals and extensions thereof, copyright registrations and applications for registration and renewal, and non-registered copyrights.

“Environmental Law” means any Law in any way relating to (a) the protection of human health and safety, (b) the protection, preservation or restoration of the environment and natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (c) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 USC. Section 9601 et. seq., the Resource Conservation and Recovery Act, 42 USC. Section 6901 et. seq., the Toxic Substances Control Act, 15 USC. Section 2601 et. seq., the Federal Water Pollution Control Act, 33 USC. Section 1151 et seq., the Clean Air Act, 42 USC. Section 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 USC. Section 111 et. seq., Occupational Safety and Health Act, 29 USC. Section 651 et. seq. (to the extent it relates to exposure to Hazardous Substances), the Asbestos Hazard Emergency Response Act, 15 USC. Section 2601 et. seq., the Safe Drinking Water Act, 42 USC. Section 300f et. seq., the Oil Pollution Act of 1990 and analogous state acts.

“Environmental Liabilities” means, in respect of any Person, all Liabilities, obligations, responsibilities, Remedial Actions, Losses, damages, costs, and expenses (including all reasonable fees, disbursements, and expenses of counsel, experts, and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, Order, or Contract with any Governmental Authority or other Person, that relates to any environmental, health or safety condition, violation of Environmental Law, or a Release or threatened Release of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fraud Claim” means any claim based in whole or in part upon fraud, willful misconduct or intentional misrepresentation.

“Fully-Diluted Company Shares” means the total number of issued and outstanding shares of Company Common Stock, (a) after giving effect to the Company Preferred Stock Exchange or otherwise treating shares of Company Preferred Stock on an as-converted to Company Common Stock basis and (b) treating all outstanding Company Convertible Securities as fully vested and as if the Company Convertible Security had been exercised as of the Effective Time, but excluding any Company Securities described in Section 1.10(b).

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency, court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Hazardous Material” means any waste, gas, liquid or other substance or material that is defined, listed or designated as a “hazardous substance”, “pollutant”, “contaminant”, “hazardous waste”, “regulated substance”, “hazardous chemical”, or “toxic chemical” (or by any similar term) under any Environmental Law, or any other material regulated, or that could result in the imposition of Liability or responsibility, under any Environmental Law, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, and urea formaldehyde insulation.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (d) all obligations of such Person under leases that should be classified as capital leases in accordance with GAAP, (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (f) all obligations of such Person in respect of acceptances issued or created, (g) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (h) all obligations secured by an Lien on any property of such Person, (i) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (j) all obligation described in clauses (a) through (i) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Intellectual Property” means all of the following as they exist in any jurisdiction throughout the world: Patents, Trademarks, Copyrights, Trade Secrets, Internet Assets, Software and intellectual property rights in any of the foregoing.

“Internet Assets” means all domain name registrations, web sites and web addresses.

“Intervening Event” shall mean any material event, circumstance, change, effect, development or condition occurring or arising after the date hereof with respect to the Target Companies that was not reasonably foreseeable or known by the Company’s directors as of or prior to the date hereof and does not relate, directly or indirectly, to any Acquisition Proposal or Acquisition Transaction or any of the events or occurrences of the nature described in clauses (i) through (iv) of the definition of Material Adverse Effect (solely as applied to the Company and its Subsidiaries).

“IPO” means the initial public offering of Purchaser Public Units pursuant to the IPO Prospectus.

“IPO Prospectus” means the final prospectus of the Purchaser, dated August 18, 2016, and filed with the SEC on August 19, 2016 (File No. 333- 212377).

“IRS” means the U.S. Internal Revenue Service (or any successor Governmental Authority).

“Knowledge” means, with respect to (i) the Company, the actual knowledge of any of the Company Knowledge Persons in each case after reasonable inquiry of those employees who would reasonable be expected to have actual knowledge of the matter in question, or (ii) any other Party, the actual knowledge of its executive officers, in each case after reasonable inquiry of those employees who would reasonable be expected to have actual knowledge of the matter in question.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured and whether or not required to be recorded or reflected on a balance sheet under GAAP).

“Lien” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law, but shall exclude licenses of Intellectual Property.

“Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, liabilities, results of operations, or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person or any of its Subsidiaries on a timely basis to consummate the transactions contemplated by this Agreement or the Ancillary Documents to which it is a party or bound or to perform its obligations hereunder or thereunder; provided, however, that for purposes of clause (a) above, any changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) general changes in the financial or securities markets or general economic or political conditions in the country or region in which such Person or any of its Subsidiaries do business; (ii) changes, conditions or effects that generally affect the industries in which such Person or any of its Subsidiaries principally operate; (iii) changes in GAAP or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries principally operate; (iv) conditions caused by acts of God, terrorism, war (whether or not declared) or natural disaster; (v) any failure in and of itself by such Person or its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein); (vi) the public announcement or pendency of this Agreement, the Merger or any other transactions contemplated by this Agreement; (vii) any action required to be taken pursuant to the terms of this Agreement or the failure to take any action specifically prohibited by the terms of this Agreement; (viii) any action taken at the express written request of the other Party in accordance with such request; and (ix), with respect to the Purchaser, the consummation and effects of the Redemption (or any redemption in connection with the Second Extension); provided, further, that any event, occurrence, fact, condition, or change referred to in clauses (i) - (ix) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person or any of its Subsidiaries compared to other participants in the industries in which such Person or any of its Subsidiaries primarily conducts its businesses. Notwithstanding the foregoing, with respect to the Purchaser, the amount of the Redemption (or any redemption in connection with the Second Extension, if any) shall not be deemed to be a Material Adverse Effect on or with respect to the Purchaser.

“Maxim” means Maxim Group LLC, the sole book-running manager in Purchaser’s IPO.

“Merger Sub Common Stock” means the shares of common stock, par value $0.001 per share, of Merger Sub.

“Nasdaq” means the Nasdaq Capital Market.

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Organizational Documents” means, with respect to any Person that is an entity, its certificate of incorporation or formation, bylaws, operating agreement or similar organizational documents, in each case, as amended.

“Patents” means any patents or patent applications (including any divisionals, provisionals, continuations, continuations-in-part, substitutions, or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are amended, modified, withdrawn, or refiled).

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

“Per Share Price” means an amount equal to (i) the Adjusted Merger Consideration, divided by (ii) the Fully-Diluted Company Shares.

“Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority or any other Person.

“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not delinquent or (ii) being contested in good faith and by appropriate proceedings, and adequate reserves have been established with respect thereto, (b) other Liens imposed by operation of Law arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (c) Liens incurred or deposits made in the ordinary course of business in connection with social security, (d) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, or (v) Liens arising under this Agreement or any Ancillary Document.

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“Pre-Closing Tax Period” means any taxable period (or portion thereof) ending on or before the Closing Date.

“Pro Rata Share” means with respect to each Company Stockholder, a fraction expressed a percentage equal to (i) the portion of the Stockholder Merger Consideration payable by the Purchaser to such Company Stockholder in accordance with the terms of this Agreement, divided by (ii) the total Stockholder Merger Consideration payable by the Purchaser to all Company Stockholders in accordance with the terms of this Agreement.

“Purchaser Charter” means, initially, the certificate of incorporation of the Purchaser, as amended and effective under the BCA, and following Conversion, the certificate of incorporation of the Purchaser, as amended and effective under the DGCL.

“Purchaser Common Stock” means the shares of common stock, par value $0.0001 per share, of the Purchaser prior to and the successor shares of common stock of the Successor upon consummation of the Conversion.

“Purchaser Confidential Information” means all confidential or proprietary documents and information concerning the Purchaser or any of its Representatives; provided, however, that Purchaser Confidential Information shall not include any information which, (i) at the time of disclosure by the Company or its respective Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by the Purchaser or its Representatives to the Company or its Representatives, was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Purchaser Confidential Information.

“Purchaser Private Warrant” means the warrants issued in private placements at the time of consummation of the IPO. Each Purchaser Private Warrant is to purchase one (1) share of Purchaser Common Stock at a purchase price of $11.50 per share.

“Purchaser Public Unit” means the units issued in the IPO consisting of one (1) share of Purchaser Common Stock and one (1) Purchaser Public Warrant.

“Purchaser Public Warrants” means one whole warrant that was included in as part of each Purchaser Public Unit, entitling the holder thereof to purchase one (1) share of Purchaser Common Stock at a price of $11.50 per share.

“Purchaser Securities” means the Purchaser Public Units, the Purchaser Common Stock, the Purchaser Public Warrants, the Purchaser Private Warrants and the Purchaser UPO, collectively.

“Purchaser UPO” means the option issued to Maxim and/or its designee to purchase up to 130,000 Purchaser Public Units at a price of $11.50 per unit, provided the exercise price per unit may be adjusted as stated in the option.

“Redemption Price” means an amount equal to price at which each share of Purchaser Common Stock is redeemed or converted pursuant to the Redemption (as equitably adjusted for stock splits, stock dividends, combinations, recapitalizations and the like after the Closing).

“Reference Time” means the close of business of the Company on the Closing Date (but without giving effect to the transactions contemplated by this Agreement, including any payments by Purchaser hereunder to occur at the Closing, but treating any obligations in respect of Indebtedness or other liabilities that are contingent upon the consummation of the Closing as currently due and owing without contingency as of the Reference Time).

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.

“Remedial Action” means all actions to (i) clean up, remove, treat, or in any other way address any Hazardous Material, (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care, or (iv) correct a condition of noncompliance with Environmental Laws.

“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, independent contractors, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

“SEC” means the Securities and Exchange Commission (or any successor Governmental Authority).

“Securities Act” means the Securities Act of 1933, as amended.

“Significant Stockholder” means (i) an officer of the Company, (ii) a director of the Company or (iii) any Company Stockholder that immediately prior to the Effective Time owns more than one percent (1%) of the outstanding equity of the Company on a fully diluted basis.

“Software” means any computer software programs, including all source code, object code, and documentation related thereto and all software modules, tools and databases.

“SOX” means the Sarbanes-Oxley Act of 2002, as amended.

“Sponsors” means each of Astra Maritime Corp., Dominium Investments Inc., Magellan Investments Corp. and Firmus Investments Inc.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

“Superior Proposal” means any Acquisition Proposal made by a third party after the date of this Agreement that (i) was not solicited in violation of Section 5.6 and (ii) the Company’s board of directors in good faith (after consultation with its financial advisor and its outside legal counsel, and after taking into account the terms and conditions of such Acquisition Proposal, including (x) the financial, legal, regulatory and other aspects of such Acquisition Proposal and (y) the possibility of the ability of the Company’s stockholders to participate in the continuing growth of the Company after the consummation of such Acquisition Proposal) is more favorable to the Company’s stockholders than the transactions contemplated by this Agreement (taking into consideration the requirement to pay the Termination Fee hereunder) and is reasonably expected to be consummated in accordance with its terms. For purposes of the reference to an “Acquisition Proposal” in this definition, all references to “fifteen percent (15%)” in the definition of “Acquisition Transaction” will be deemed to be references to “50%.

“Target Company” means each of the Company and its direct and indirect Subsidiaries.

“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Taxes” means (a) all direct or indirect federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (b) any Liability for payment of amounts described in clause (a) whether as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law and (c) any Liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax group, tax indemnity or tax allocation agreement with, or any other agreement to indemnify, any other Person.

“Trade Secrets” means any trade secrets, and other rights in confidential or proprietary business or technical information.

“Trademarks” means all rights in any trademarks, service marks, trade dress, trade names, brand names or logos (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.

“Trust Account” means the Trust Account established by Purchaser with the proceeds from the IPO pursuant to the Trust Agreement in accordance with the IPO Prospectus.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated as of October 14, 2015, as it may be amended, by and between the Purchaser and the Trustee, as well as any other agreements entered into related to or governing the Trust Account.

“Trustee” means Continental Stock Transfer & Trust Company, in its capacity as trustee under the Trust Agreement.

10.2 Section References. The following capitalized terms, as used in this Agreement, have the respective meanings given to them in the Section as set forth below adjacent to such terms:

Term	Section	Term	Section
AAA	9.4	Lock-Up Agreement	1.11(b)
AAA Procedures	9.4	Lost Certificate Affidavit	1.11(d)
Acquisition Proposal	5.6(a)	Merger	Recitals
Agreement	Preamble	Merger Consideration	1.9
Alternative Transaction	5.6(a)	Merger Sub	Preamble
Amended Purchaser Charter	5.13(a)(i)	Minimum Cash Asset Level	5.19(a)
Assumed Option	1.10(e)	OFAC	3.18(c)
Bridge Loan	5.3(b)(iv)	Off-the-Shelf Software	4.13(a)
Business Combination	8.1	Outside Date	7.1(b)
Certificate of Merger	1.2	Party(ies)	Preamble
Change of Recommendation Notice Period	5.14(a)(ii)	Post-Closing Purchaser Board	5.17(a)
Closing	2.1	Proxy Statement	5.13(a)
Closing Date	2.1	Public Certifications	3.6(a)
Closing Filing	5.15(b)	Public Stockholders	8.1
Closing Press Release	5.15(b)	Purchaser	Preamble
Closing Statement	1.13	Purchaser D&O Tail Insurance	5.18(b)
Company	Preamble	Purchaser Directors	5.17(a)
Company Benefit Plan	4.19(a)	Purchaser Disclosure Schedules	Article III
Company Board Recommendation	5.14(a)	Purchaser Financials	3.6(b)
Company Board Recommendation Change	5.14(a)	Purchaser Material Contract	3.13(a)

Term	Section	Term	Section
Company Certificates	1.11(a)	Purchaser Special Meeting	5.13(a)(i)
Company D&O Tail Insurance	5.18(c)	Purchaser Stockholder Approval Matters	5.13(a)(i)
Company Directors	5.17(a)	Redemption	5.13(a)
Company Disclosure Schedules	Article IV	Registration Statement	5.13(a)
Company Financials	4.7(a)	Related Person	4.21
Company IP	4.13(c)	Released Claims	8.1
Company IP Licenses	4.13(a)	Replacement Purchaser Warrant	1.10(c)
Company Material Contract	4.12(a)	Required Company Stockholder Approval	6.1(b)
Company Parties	7.3(b)	Required Purchaser Stockholder Approval	6.1(a)
Company Permits	4.10	Resolution Period	9.4
Company Preferred Stock Exchange	1.7	SEC Reports	3.6(a)
Company Real Property Leases	4.15	Section 409A Plan	4.19(g)
Company Registered IP	4.13(a)	Second Extension	5.12(b)
Company Stockholder Approval Matters	5.13(a)(ii)	Second Extension Loan	5.12(b)
Company Special Meeting	5.13(a)(ii)	Second Merger	5.10
Conversion	1.8	Signing Filing	5.15(a)
D&O Indemnified Parties	5.18(a)	Signing Press Release	5.15(b)
DGCL	Recitals	Specified Courts	9.5
Dispute	9.4	Sponsor Lock-up Agreement	6.2(e)(iv)
Effective Time	1.2	Sponsor Voting Agreements	Recitals
EGS	2.1	Sponsor Warrant Election	1.10(f)
Enforceability Exceptions	3.2	Stockholder Merger Consideration	1.9
Environmental Permits	4.20(a)	Successor	1.8
2018 ESPP	5.13(a)(i)	Surviving Corporation	1.1
Exchange Agent	1.11(a)	Termination Fee	7.3(a)
Expenses	7.4	Top Customers	4.23
Extension Loan	5.12(a)	Top Suppliers	4.23
Federal Securities Laws	5.7	Transferred Sponsor Warrants	1.10(f)
Incentive Plan	5.13(a)(i)	Transmittal Documents	1.11(b)
Initial Extension	5.12(a)	Under-subscribed Sponsor Warrants	1.10(f)(i)
Interim Balance Sheet Date	4.7(a)	Voting Agreements	Recitals
Interim Period	5.2(a)	WSGR	5.13(d)
Letter of Transmittal	1.11(a)

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each Party hereto has caused this Agreement and Plan of Merger to be signed and delivered as of the date first written above.

The Purchaser:

STELLAR ACQUISITION III INC.

By:	/s/ George Syllantavos
	Name:	George Syllantavos
	Title:	co-Chief Executive Officer

Merger Sub:

STLR MERGER SUBSIDIARY INC.

By:	/s/ George Syllantavos
	Name:	George Syllantavos
	Title:	Vice-President

The Company:

PHUNWARE, INC.

By:	/s/ Alan Knitowski
	Name:	Alan Knitowski
	Title:	Chief Executive Officer

[Signature Page to Merger Agreement]

ANNEX C-1

EXECUTION COPY

FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This First Amendment (this “First Amendment”) to Agreement and Plan of Merger is made and entered into effective as of November 1, 2018, by and among (i) Stellar Acquisition III Inc., a Republic of Marshall Islands corporation (together with its successors, including the Successor (as defined in the Merger Agreement (defined below)), the “Purchaser”), (ii) STLR Merger Subsidiary Inc., a Delaware corporation and a wholly-owned subsidiary of the Purchaser (“Merger Sub”), and (iii) Phunware, Inc., a Delaware corporation (the “Company”). Capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to such terms in the Merger Agreement.

WHEREAS, the Purchaser, Merger Sub and the Company are parties to that certain Agreement and Plan of Merger made and entered into as of February 27, 2018 (the “Original Agreement”); and

WHEREAS, the Purchaser, Merger Sub and the Company desire to amend the Original Agreement on the terms and conditions set forth herein (as amended, including by this First Amendment, the “Merger Agreement”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in accordance with the terms of the Merger Agreement, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. Amendment Regarding Time for Token Generation Event. Section 5.20 of the Merger Agreement is hereby amended to change the phrase “on or prior to June 30, 2018” in the first sentence thereof to “as promptly as reasonably practicable after the date hereof”.

2. Amendment to Merger Consideration to Remove Adjustment for Closing Net Cash.

(a) Section 1.9 of the Merger Agreement is hereby amended to delete the phrase “equal to (a) Three Hundred and One Million U.S. Dollars ($301,000,000), plus (b) the amount of Closing Net Cash (the “Merger Consideration”)” beginning on the third line thereof and replace it with the following “equal to Three Hundred and One Million U.S. Dollars ($301,000,000) (the “Merger Consideration”)”.

(b) Section 10.1 of the Merger Agreement is hereby amended to delete the defined term “Closing Net Cash” in its entirety.

(c) Section 1.13 of the Merger Agreement is hereby deleted in its entirety and replaced with the following: “[RESERVED]”. Section 10.2 of the Merger Agreement is hereby amended to delete the term “Closing Statement” from the table.

3. Amendment to Minimum Cash Asset Level Requirements.

(a) Section 10.1 of the Merger Agreement is hereby amended to modify the definition of “Backstop Financing” to add the following after the term “Purchaser” on the second line thereof: “, including any convertible preferred securities of Purchaser or any warrants, options or other rights exercisable for or convertible into equity securities of Purchaser,”.

C-1-1

(b) Section 5.19(a) of the Merger Agreement is hereby amended to delete the first sentence thereof and replace it with the following:

“Purchaser shall use its good faith efforts to maintain or obtain a minimum of $19,000,000 in cash and cash equivalents as of the Closing, including funds in or released from the Trust Account and proceeds from any Backstop Financing, which such minimum amount shall exclude, for the avoidance of doubt and without duplication, (A) any cash, cash equivalents or other assets of the Target Companies, (B) any cash funds necessary to pay all of the Purchaser’s unpaid Expenses, (C) any cash funds required to pay redeeming Public Stockholders in the Redemption, and (D) any cash funds necessary to pay any Indebtedness and any other Liabilities of the Purchaser that would be required to be listed as liabilities on a balance sheet prepared in accordance with GAAP, including any Bridge Loans and any promissory notes issued by the Purchaser to the Company (other than (i) the Transferred Sponsor Warrant Note issued in accordance with Section 1.10(f), which Transferred Sponsor Warrant Note shall be disregarded for purposes of such calculation, and (ii) any commitment fees with respect to Forward Purchase Contracts in excess of the amounts contemplated to be paid by the Sponsors in Section 7 of the First Amendment, which fees shall be disregarded for purposes of such calculation) (the “Minimum Cash Asset Level”).”

4. Amendment Regarding Purchaser Directors. Section 5.17(a) of the Merger Agreement is hereby amended to delete the sentence “The Purchaser Directors shall be Class III Directors.” beginning on the seventh line from the bottom of such section, and replace it with the following: “One Purchaser Director shall be a Class III Director and the other Purchaser Director shall be a Class I Director.”

5. Amendment Regarding Merger Consideration Calculation for Options and Warrants. Section 10.1 of the Merger Agreement is hereby amended to:

(a) Add the following defined terms:

“In-the-Money Company Option” means a Company Option with an exercise price less than the Price Per Share.

“In-the-Money Company Warrant” means a Company Warrant with an exercise price less than the Price Per Share.

(b) Delete the definition of “Adjusted Merger Consideration” and replace it with the following:

“Adjusted Merger Consideration” means an amount equal to the sum of (i) the Merger Consideration, plus (ii) the aggregate amount of the exercise prices for all Company Stock under In-the-Money Company Options in accordance with their terms (and assuming no cashless exercise), plus (iii) the aggregate amount of the exercise prices for all Company Stock under In-the-Money Company Warrants in accordance with their terms (and assuming no cashless exercise).

(c) Add the following at the end of the definition of “Fully-Diluted Company Shares” immediately prior to the sentence at the end thereof: “ or any Company Options that are not In-the-Money Company Options or Company Warrants that are not In-the-Money Company Warrants.”

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6. Forward Purchase Contracts. The parties hereby agree that prior to the Closing either the Purchaser or the Company may arrange for one or more forward purchase contracts (each, a “Forward Purchase Contract”) with one or more investors (the “FPC Investors”) to purchase equity securities of the Company after the Closing on such terms and conditions as determined by the arranging party, with, in the case of any Forward Purchase Contract arranged by the Purchaser, the prior written approval of the Company; provided, that in any case, (i) any obligations by any party under any Forward Purchase Contract will be subject to the consummation of the Closing and such Forward Purchase Contract being accepted by the Company at or prior to the Closing, and (ii) the Sponsors will agree in writing with the Purchaser and the Company to pay, by delivery of their founder shares (as such term is defined in the IPO Prospectus, including any replacement securities of the Successor, “Founder Shares”), for any commitment fees under the Forward Purchase Contracts in accordance with the terms and conditions of the Forward Purchase Contracts as arranged and accepted by the Company and the Purchaser, as applicable, prior to the Closing, subject to a maximum of $600,000 with each Founder Share valued at the Redemption Price (and with any excess amounts owed for commitment fees borne by the Purchaser), and the Company and the Purchaser will waive any lock-up or transfer restrictions applicable to any Founder Shares transferred to the FPC Investors to pay such commitment fees.

7. Amendment to Transferred Sponsor Warrants.

(a) Section 1.10(f) of the Merger Agreement is hereby amended to replace the phrase “of up to an aggregate of 929,890 Purchaser Private Warrants” in the third line thereof with “of up to an aggregate of 3,985,244 Purchaser Private Warrants, but in no event less than 2,450,000 Purchaser Private Warrants”.

(b) Section 1.10(f)(iii) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“(iii) Prior to the Effective Time, Purchaser shall purchase from the Sponsors a number of Transferred Sponsor Warrants equal to the greater of (A) 2,450,000 and (B) the aggregate number of Transferred Sponsor Warrants elected to be received by all holders of Company Stock pursuant to Section 1.10(f)(i), and in consideration for such purchase shall issue to the Sponsors an unsecured promissory note with the terms contemplated by this Section 1.10(f)(iii) and otherwise in form and substance reasonably acceptable to the Purchaser and the Company (the “Transferred Sponsor Warrant Note”) with an initial principal amount equal to (x) fifty cents ($0.50) multiplied by (y) the total number of purchased Transferred Sponsor Warrants. $1,225,000 of the obligations under the Transferred Sponsor Warrant Note shall be repaid in cash at the Closing, and any remaining principal on the Transferred Sponsor Warrant Note shall be repayable at any time after the Closing at the election of the Company, shall accrue simple interest from and after the Closing at the lowest applicable federal rate (as published by the IRS on the Closing Date) and shall be due and payable in full on the first (1st) anniversary of the Closing Date. Notwithstanding the foregoing, the Sponsors shall have the right, at their sole election at any time prior to one Business Day prior to the Closing, to convert, in whole or in part, the outstanding obligations thereunder in excess of the $1,225,000 in principal to be repaid at the Closing into shares of Purchaser Common Stock at the Redemption Price per share, with such conversion into shares of Purchaser Common Stock to be effective upon the Closing, and with such shares (I) not subject to any lock-ups or other transfer restrictions (other than those imposed by applicable securities Laws) and (II) being included as “Registrable Securities” under the Registration Rights Agreement, dated as of August 18, 2016, by and among the Purchaser, the Sponsors and the other holders named therein. Any Transferred Sponsor Warrants required to be purchased by the Purchaser under this Section 1.10(f)(iii) that are not elected to be received by Company Stockholders pursuant to Section 1.10(f)(i) shall be retained by the Purchaser in treasury and not issued as consideration in connection with the Closing.”

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8. Miscellaneous. Except as expressly provided in this First Amendment, all of the terms and provisions in the Original Agreement and the Ancillary Documents are and shall remain unchanged and in full force and effect, on the terms and subject to the conditions set forth therein. This First Amendment does not constitute, directly or by implication, an amendment or waiver of any provision of the Original Agreement or any Ancillary Document, or any other right, remedy, power or privilege of any party, except as expressly set forth herein, it being agreed however that amendments to the Merger Agreement effected by this First Amendment shall be made effective as of February 27, 2018, and any rights or claims for breach of the Merger Agreement related specifically to the provisions thereof amended hereby are hereby waived by of all the parties. Any reference to the Merger Agreement in the Merger Agreement or any other agreement, document, instrument or certificate entered into or issued in connection therewith shall hereinafter mean the Original Agreement, as amended by this First Amendment (or as the Merger Agreement may be further amended or modified after the date hereof in accordance with the terms thereof). The Original Agreement, as amended by this First Amendment, and the documents or instruments attached hereto or thereto or referenced herein or therein, constitutes the entire agreement between the parties with respect to the subject matter of the Merger Agreement, and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to its subject matter. If any provision of the Original Agreement is materially different from or inconsistent with any provision of this First Amendment, the provision of this First Amendment shall control, and the provision of the Original Agreement shall, to the extent of such difference or inconsistency, be disregarded, in each case effective as of February 27, 2018. Sections 9.1 through 9.10, 9.12 and 9.13 of the Original Agreement are hereby incorporated herein by reference as if fully set forth herein, and such provisions apply to this First Amendment as if all references to the “Agreement” contained therein were instead references to this First Amendment.

{The remainder of this page is intentionally blank; the next page is the signature page.}

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IN WITNESS WHEREOF, the parties hereto have executed this First Amendment to Agreement and Plan of Merger as of the date first written above.

The Purchaser:

STELLAR ACQUISITION III INC.

By:	/s/ George Syllantavos
Name: George Syllantavos
Title: co-Chief Executive Officer

Merger Sub:

STLR MERGER SUBSIDIARY INC.

By:	/s/ George Syllantavos
Name: George Syllantavos
Title: Vice President

The Company:

PHUNWARE, INC.

By:	/s/ Alan Knitowski
Name: Alan Knitowski
Title: Chief Executive Officer

{Signature Page to First Amendment to Agreement and Plan of Merger}

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ANNEX D

PHUNWARE, INC.

2018 EQUITY INCENTIVE PLAN

1. Purposes of the Plan. The purposes of this Plan are:

●	to attract and retain the best available personnel for positions of substantial responsibility,

●	to provide additional incentive to Employees, Directors and Consultants, and

●	to promote the success of the Company’s business.

The Plan permits the grant of Incentive Stock Options, Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Units and Performance Shares.

2. Definitions. As used herein, the following definitions will apply:

(a) “Administrator” means the Board or any of its Committees as will be administering the Plan, in accordance with Section 4 of the Plan.

(b) “Applicable Laws” means the legal and regulatory requirements relating to the administration of equity-based awards and the related issuance of Shares thereunder, including but not limited to U.S. federal and state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any non-U.S. country or jurisdiction where Awards are, or will be, granted under the Plan.

(c) “Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Units or Performance Shares.

(d) “Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.

(e) “Board” means the Board of Directors of the Company.

(f) “Change in Control” means the occurrence of any of the following events:

(i) A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection, the acquisition of additional stock by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered a Change in Control. Further, if the stockholders of the Company immediately before such change in ownership continue to retain immediately after the change in ownership, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately prior to the change in ownership, direct or indirect beneficial ownership of fifty percent (50%) or more of the total voting power of the stock of the Company or of the ultimate parent entity of the Company, such event shall not be considered a Change in Control under this subsection (i). For this purpose, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company, as the case may be, either directly or through one or more subsidiary corporations or other business entities; or

(ii) A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this subsection (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

(iii) A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (iii)(B)(3). For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this definition, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Code Section 409A, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time.

Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (i) its sole purpose is to change the state of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(g) “Closing” means the closing of the transactions contemplated by the Agreement and Plan of Merger by and among Stellar Acquisition III Inc., STLR Merger Subsidiary Inc. and the Company, dated February 27, 2018.

(h) “Closing Date” means the date the Closing occurs.

(i) “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder will include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

(j) “Committee” means a committee of Directors or of other individuals satisfying Applicable Laws appointed by the Board, or a duly authorized committee of the Board, in accordance with Section 4 hereof.

(k) “Common Stock” means the common stock of the Company.

(l) “Company” means Phunware, Inc., a Delaware corporation, or any successor thereto.

(m) “Consultant” means any natural person, including an advisor, engaged by the Company or a Parent or Subsidiary to render bona fide services to such entity, provided the services (i) are not in connection with the offer or sale of securities in a capital-raising transaction, and (ii) do not directly promote or maintain a market for the Company’s securities, in each case, within the meaning of Form S-8 promulgated under the Securities Act, and provided, further, that a Consultant will include only those persons to whom the issuance of Shares may be registered under Form S-8 promulgated under the Securities Act.

(n) “Director” means a member of the Board.

(o) “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code, provided that in the case of Awards other than Incentive Stock Options, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.

(p) “Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

(q) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(r) “Exchange Program” means a program under which (i) outstanding Awards are surrendered or cancelled in exchange for awards of the same type (which may have higher or lower exercise prices and different terms), awards of a different type, and/or cash, (ii) Participants would have the opportunity to transfer any outstanding Awards to a financial institution or other person or entity selected by the Administrator, and/or (iii) the exercise price of an outstanding Award is increased or reduced. The Administrator will determine the terms and conditions of any Exchange Program in its sole discretion.

(s) “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the New York Stock Exchange, the NASDAQ Global Select Market, the NASDAQ Global Market or the NASDAQ Capital Market of The NASDAQ Stock Market, its Fair Market Value will be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share will be the mean between the high bid and low asked prices for the Common Stock on the date of determination (or, if no bids and asks were reported on that date, as applicable, on the last trading date such bids and asks were reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(iii) In the absence of an established market for the Common Stock, the Fair Market Value will be determined in good faith by the Administrator.

(t) “Fiscal Year” means the fiscal year of the Company.

(u) “Incentive Stock Option” means an Option that by its terms qualifies and is intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

(v) “Inside Director” means a Director who is an Employee.

(w) “Nonstatutory Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

(x) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(y) “Option” means a stock option granted pursuant to the Plan.

(z) “Outside Director” means a Director who is not an Employee.

(aa) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(bb) “Participant” means the holder of an outstanding Award.

(cc) “Performance Share” means an Award denominated in Shares which may be earned in whole or in part upon attainment of performance goals or other vesting criteria as the Administrator may determine pursuant to Section 10.

(dd) “Performance Unit” means an Award which may be earned in whole or in part upon attainment of performance goals or other vesting criteria as the Administrator may determine and which may be settled for cash, Shares or other securities or a combination of the foregoing pursuant to Section 10.

(ee) “Period of Restriction” means the period during which the transfer of Shares of Restricted Stock are subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Administrator.

(ff) “Plan” means this 2018 Equity Incentive Plan.

(gg) “Purchaser” means Stellar Acquisition III Inc.

(hh) “Restricted Stock” means Shares issued pursuant to a Restricted Stock award under Section 8 of the Plan, or issued pursuant to the early exercise of an Option.

(ii) “Restricted Stock Unit” means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, granted pursuant to Section 9. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.

(jj) “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

(kk) “Section 16(b)” means Section 16(b) of the Exchange Act.

(ll) “Securities Act” means the Securities Act of 1933, as amended.

(mm) “Service Provider” means an Employee, Director or Consultant.

(nn) “Share” means a share of the Common Stock, as adjusted in accordance with Section 13 of the Plan.

(oo) “Stock Appreciation Right” means an Award, granted alone or in connection with an Option, that pursuant to Section 7 is designated as a Stock Appreciation Right.

(pp) “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

3. Stock Subject to the Plan.

(a) Stock Subject to the Plan. Subject to the provisions of Section 13 of the Plan, the maximum aggregate number of Shares that may be issued under the Plan is equal to 5% of the post-Closing outstanding shares, plus (i) the number of Shares to be added to the Plan pursuant to Section 3(b), and (ii) any Shares subject to stock options, restricted stock units or similar awards granted under the Company’s 2009 Equity Incentive Plan (the “2009 Plan”) that, on or after the Closing Date, are assumed in connection with the Closing, expire or otherwise terminate without having been exercised in full and Shares issued pursuant to awards granted under the 2009 Plan that, on or after the Closing Date, are forfeited to or repurchased by the Company, with the maximum number of Shares to be added to the Plan pursuant to clause (ii) equal to the number of shares subject to outstanding awards as of the Closing. The Shares may be authorized, but unissued, or reacquired Common Stock.

(b) Automatic Share Reserve Increase. Subject to the provisions of Section 13 of the Plan, the number of Shares available for issuance under the Plan will be increased on the first day of each Fiscal Year beginning with the 2019 Fiscal Year, in an amount equal to the least of (i) 10% of the post-Closing outstanding shares, (ii) five percent (5%) of the outstanding Shares on the last day of the immediately preceding Fiscal Year or (iii) such number of Shares determined by the Board; provided, however, that such determination under clause (iii) will be made no later than the last day of the immediately preceding Fiscal Year.

(c) Lapsed Awards. If an Award expires or becomes unexercisable without having been exercised in full, is surrendered pursuant to an Exchange Program, or, with respect to Restricted Stock, Restricted Stock Units, Performance Units or Performance Shares, is forfeited to, or repurchased by, the Company due to failure to vest, then the unpurchased Shares (or for Awards other than Options or Stock Appreciation Rights the forfeited or repurchased Shares), which were subject thereto will become available for future grant or sale under the Plan (unless the Plan has terminated). With respect to Stock Appreciation Rights, only Shares actually issued (i.e., the net Shares issued) pursuant to a Stock Appreciation Right will cease to be available under the Plan; all remaining Shares under Stock Appreciation Rights will remain available for future grant or sale under the Plan (unless the Plan has terminated). Shares that actually have been issued under the Plan under any Award will not be returned to the Plan and will not become available for future distribution under the Plan; provided, however, that if Shares issued pursuant to Awards of Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units are repurchased by the Company or are forfeited to the Company, such Shares will become available for future grant under the Plan. Shares used to pay the exercise price of an Award or to satisfy the tax withholding obligations related to an Award will become available for future grant or sale under the Plan. To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the Plan. Notwithstanding the foregoing and, subject to adjustment as provided in Section 13, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options will equal the aggregate Share number stated in Section 3(a), plus, to the extent allowable under Section 422 of the Code, any Shares that become available for issuance under the Plan pursuant to Sections 3(b) and 3(c).

(d) Share Reserve. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of the Plan.

4. Administration of the Plan.

(a) Procedure.

(i) Multiple Administrative Bodies. Different Committees with respect to different groups of Service Providers may administer the Plan.

(ii) Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule 16b-3.

(iii) Other Administration. Other than as provided above, the Plan will be administered by (A) the Board or (B) a Committee, which committee will be constituted to satisfy Applicable Laws.

(b) Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator will have the authority, in its discretion:

(i) to determine the Fair Market Value;

(ii) to select the Service Providers to whom Awards may be granted hereunder;

(iii) to determine the number of Shares to be covered by each Award granted hereunder;

(iv) to approve forms of Award Agreements for use under the Plan;

(v) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator will determine;

(vi) to institute and determine the terms and conditions of an Exchange Program;

(vii) to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;

(viii) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws or for qualifying for favorable tax treatment under applicable foreign laws;

(ix) to modify or amend each Award (subject to Section 18 of the Plan), including but not limited to the discretionary authority to extend the post-termination exercisability period of Awards and to extend the maximum term of an Option (subject to Section 6(b) of the Plan regarding Incentive Stock Options);

(x) to allow Participants to satisfy tax withholding obligations in such manner as prescribed in Section 14 of the Plan;

(xi) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

(xii) to allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that otherwise would be due to such Participant under an Award; and

(xiii) to make all other determinations deemed necessary or advisable for administering the Plan.

(c) Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations will be final and binding on all Participants and any other holders of Awards and will be given the maximum deference permitted by Applicable Laws.

5. Eligibility. Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units may be granted to Service Providers. Incentive Stock Options may be granted only to Employees.

6. Stock Options.

(a) Limitations. Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds one hundred thousand dollars ($100,000), such Options will be treated as Nonstatutory Stock Options. For purposes of this Section 6(a), Incentive Stock Options will be taken into account in the order in which they were granted. The Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted.

(b) Term of Option. The term of each Option will be stated in the Award Agreement. In the case of an Incentive Stock Option, the term will be ten (10) years from the date of grant or such shorter term as may be provided in the Award Agreement. Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option will be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.

(c) Option Exercise Price and Consideration.

(i) Exercise Price. The per share exercise price for the Shares to be issued pursuant to exercise of an Option will be determined by the Administrator, subject to the following:

(1) In the case of an Incentive Stock Option

(A) granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price will be no less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of grant.

(B) granted to any Employee other than an Employee described in paragraph (A) immediately above, the per Share exercise price will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(2) In the case of a Nonstatutory Stock Option, the per Share exercise price will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(3) Notwithstanding the foregoing, Options may be granted with a per Share exercise price of less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code.

(ii) Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator will fix the period within which the Option may be exercised and will determine any conditions that must be satisfied before the Option may be exercised.

(iii) Form of Consideration. The Administrator will determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator will determine the acceptable form of consideration at the time of grant. Such consideration may consist entirely of: (1) cash; (2) check; (3) promissory note, to the extent permitted by Applicable Laws; (4) other Shares, provided that such Shares have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Option will be exercised and provided that accepting such Shares will not result in any adverse accounting consequences to the Company, as the Administrator determines in its sole discretion; (5) consideration received by the Company under a broker-assisted (or other) cashless exercise program (whether through a broker or otherwise) implemented by the Company in connection with the Plan; (6) by net exercise; (7) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws; or (8) any combination of the foregoing methods of payment.

(d) Exercise of Option.

(i) Procedure for Exercise; Rights as a Stockholder. Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share.

An Option will be deemed exercised when the Company receives: (i) a notice of exercise (in such form as the Administrator may specify from time to time) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised (together with applicable withholding taxes). Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares subject to an Option, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 13 of the Plan.

Exercising an Option in any manner will decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

(ii) Termination of Relationship as a Service Provider. If a Participant ceases to be a Service Provider, other than upon the Participant’s termination as the result of the Participant’s death or Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for three (3) months following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified by the Administrator, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iii) Disability of Participant. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iv) Death of Participant. If a Participant dies while a Service Provider, the Option may be exercised following the Participant’s death within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of death (but in no event may the option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement), by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to Participant’s death in a form acceptable to the Administrator. If no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following Participant’s death. Unless otherwise provided by the Administrator, if at the time of death Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will immediately revert to the Plan. If the Option is not so exercised within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

7. Stock Appreciation Rights.

(a) Grant of Stock Appreciation Rights. Subject to the terms and conditions of the Plan, a Stock Appreciation Right may be granted to Service Providers at any time and from time to time as will be determined by the Administrator, in its sole discretion.

(b) Number of Shares. The Administrator will have complete discretion to determine the number of Stock Appreciation Rights granted to any Service Provider.

(c) Exercise Price and Other Terms. The per share exercise price for the Shares to be issued pursuant to exercise of a Stock Appreciation Right will be determined by the Administrator and will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant. Otherwise, the Administrator, subject to the provisions of the Plan, will have complete discretion to determine the terms and conditions of Stock Appreciation Rights granted under the Plan.

(d) Stock Appreciation Right Agreement. Each Stock Appreciation Right grant will be evidenced by an Award Agreement that will specify the exercise price, the term of the Stock Appreciation Right, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

(e) Expiration of Stock Appreciation Rights. A Stock Appreciation Right granted under the Plan will expire ten (10) years from the date of grant or such shorter term as may be provided in the Award Agreement, as determined by the Administrator, in its sole discretion. Notwithstanding the foregoing, the rules of Section 6(d) relating to exercise also will apply to Stock Appreciation Rights.

(f) Payment of Stock Appreciation Right Amount. Upon exercise of a Stock Appreciation Right, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:

(i) The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times

(ii) The number of Shares with respect to which the Stock Appreciation Right is exercised.

At the discretion of the Administrator, the payment upon Stock Appreciation Right exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

8. Restricted Stock.

(a) Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, will determine.

(b) Restricted Stock Agreement. Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the Period of Restriction, if any, the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine. Unless the Administrator determines otherwise, the Company as escrow agent will hold Shares of Restricted Stock until the restrictions on such Shares have lapsed.

(c) Transferability. Except as provided in this Section 8 or the Award Agreement, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

(d) Other Restrictions. The Administrator, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate.

(e) Removal of Restrictions. Except as otherwise provided in this Section 8, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan will be released from escrow as soon as practicable after the last day of the Period of Restriction or at such other time as the Administrator may determine. The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.

(f) Voting Rights. During the Period of Restriction, Service Providers holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.

(g) Dividends and Other Distributions. During the Period of Restriction, Service Providers holding Shares of Restricted Stock will be entitled to receive all dividends and other distributions paid with respect to such Shares, unless the Administrator provides otherwise. If any such dividends or distributions are paid in Shares, the Shares will be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid.

(h) Return of Restricted Stock to Company. On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will revert to the Company and again will become available for grant under the Plan.

9. Restricted Stock Units.

(a) Grant. Restricted Stock Units may be granted at any time and from time to time as determined by the Administrator. After the Administrator determines that it will grant Restricted Stock Units under the Plan, it will advise the Participant in an Award Agreement of the terms, conditions, and restrictions related to the grant, including the number of Restricted Stock Units.

(b) Vesting Criteria and Other Terms. The Administrator will set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units that will be paid out to the Participant. The Administrator may set vesting criteria based upon the achievement of Company-wide, divisional, business unit, or individual goals (including, but not limited to, continued employment or service), applicable federal or state securities laws or any other basis determined by the Administrator in its discretion.

(c) Earning Restricted Stock Units. Upon meeting the applicable vesting criteria, the Participant will be entitled to receive a payout as determined by the Administrator. Notwithstanding the foregoing, at any time after the grant of Restricted Stock Units, the Administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout.

(d) Form and Timing of Payment. Payment of earned Restricted Stock Units will be made as soon as practicable after the date(s) determined by the Administrator and set forth in the Award Agreement. The Administrator, in its sole discretion, may only settle earned Restricted Stock Units in cash, Shares, or a combination of both.

(e) Cancellation. On the date set forth in the Award Agreement, all unearned Restricted Stock Units will be forfeited to the Company.

10. Performance Units and Performance Shares.

(a) Grant of Performance Units/Shares. Performance Units and Performance Shares may be granted to Service Providers at any time and from time to time, as will be determined by the Administrator, in its sole discretion. The Administrator will have complete discretion in determining the number of Performance Units and Performance Shares granted to each Participant.

(b) Value of Performance Units/Shares. Each Performance Unit will have an initial value that is established by the Administrator on or before the date of grant. Each Performance Share will have an initial value equal to the Fair Market Value of a Share on the date of grant.

(c) Performance Objectives and Other Terms. The Administrator will set performance objectives or other vesting provisions (including, without limitation, continued status as a Service Provider) in its discretion which, depending on the extent to which they are met, will determine the number or value of Performance Units/Shares that will be paid out to the Service Providers. The time period during which the performance objectives or other vesting provisions must be met will be called the “Performance Period.” Each Award of Performance Units/Shares will be evidenced by an Award Agreement that will specify the Performance Period, and such other terms and conditions as the Administrator, in its sole discretion, will determine. The Administrator may set performance objectives based upon the achievement of Company-wide, divisional, business unit or individual goals (including, but not limited to, continued employment or service), applicable federal or state securities laws, or any other basis determined by the Administrator in its discretion.

(d) Earning of Performance Units/Shares. After the applicable Performance Period has ended, the holder of Performance Units/Shares will be entitled to receive a payout of the number of Performance Units/Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives or other vesting provisions have been achieved. After the grant of a Performance Unit/Share, the Administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such Performance Unit/Share.

(e) Form and Timing of Payment of Performance Units/Shares. Payment of earned Performance Units/Shares will be made as soon as practicable after the expiration of the applicable Performance Period. The Administrator, in its sole discretion, may pay earned Performance Units/Shares in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Units/Shares at the close of the applicable Performance Period) or in a combination thereof.

(f) Cancellation of Performance Units/Shares. On the date set forth in the Award Agreement, all unearned or unvested Performance Units/Shares will be forfeited to the Company, and again will be available for grant under the Plan.

11. Leaves of Absence/Transfer Between Locations. Unless the Administrator provides otherwise, vesting of Awards granted hereunder will be suspended during any unpaid leave of absence. A Participant will not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, or any Subsidiary. For purposes of Incentive Stock Options, no such leave may exceed three (3) months, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then six (6) months following the first (1st) day of such leave any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option.

12. Transferability of Awards. Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator makes an Award transferable, such Award will contain such additional terms and conditions as the Administrator deems appropriate.

13. Adjustments; Dissolution or Liquidation; Merger or Change in Control.

(a) Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will adjust the number and class of Shares that may be delivered under the Plan and/or the number, class, and price of Shares covered by each outstanding Award, and the numerical Share limit in Section 3 of the Plan.

(b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it previously has not been exercised, an Award will terminate immediately prior to the consummation of such proposed action.

(c) Change in Control. In the event of a merger of the Company with or into another corporation or other entity or a Change in Control, each outstanding Award will be treated as the Administrator determines (subject to the provisions of the following paragraph) without a Participant’s consent, including, without limitation, that (i) Awards may be assumed, or substantially equivalent Awards will be substituted, by the acquiring or succeeding corporation (or an affiliate thereof) with appropriate adjustments as to the number and kind of shares and prices; (ii) upon written notice to a Participant, that the Participant’s Awards will terminate upon or immediately prior to the consummation of such merger or Change in Control; (iii) outstanding Awards will vest and become exercisable, realizable, or payable, or restrictions applicable to an Award will lapse, in whole or in part prior to or upon consummation of such merger or Change in Control, and, to the extent the Administrator determines, terminate upon or immediately prior to the effectiveness of such merger or Change in Control; (iv) (A) the termination of an Award in exchange for an amount of cash and/or property, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Participant’s rights as of the date of the occurrence of the transaction (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction the Administrator determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Participant’s rights, then such Award may be terminated by the Company without payment), or (B) the replacement of such Award with other rights or property selected by the Administrator in its sole discretion; or (v) any combination of the foregoing. In taking any of the actions permitted under this Section 13(c), the Administrator will not be required to treat all Awards, all Awards held by a Participant, or all Awards of the same type, similarly in the transaction.

In the event that the successor corporation does not assume or substitute for the Award (or portion thereof), the Participant will fully vest in and have the right to exercise all of his or her outstanding Options and Stock Appreciation Rights, including Shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on Restricted Stock and Restricted Stock Units will lapse, and, with respect to Awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met, in all cases, unless specifically provided otherwise under the applicable Award Agreement or other written agreement between the Participant and the Company or any Parent or Subsidiary, as applicable. In addition, if an Option or Stock Appreciation Right is not assumed or substituted in the event of a merger or Change in Control, the Administrator will notify the Participant in writing or electronically that the Option or Stock Appreciation Right will be exercisable for a period of time determined by the Administrator in its sole discretion, and the Option or Stock Appreciation Right will terminate upon the expiration of such period.

For the purposes of this subsection (c) (and subsection (d) below), an Award will be considered assumed if, following the merger or Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the merger or Change in Control, the consideration (whether stock, cash, or other securities or property) received in the merger or Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the merger or Change in Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of an Option or Stock Appreciation Right or upon the payout of a Restricted Stock Unit, Performance Unit or Performance Share, for each Share subject to such Award, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the merger or Change in Control.

Notwithstanding anything in this Section 13(c) to the contrary, and unless otherwise provided in an Award Agreement, an Award that vests, is earned or paid-out upon the satisfaction of one or more performance goals will not be considered assumed if the Company or its successor modifies any of such performance goals without the Participant’s consent; provided, however, a modification to such performance goals only to reflect the successor corporation’s post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.

Notwithstanding anything in this Section 13(c) to the contrary, if a payment under an Award Agreement is subject to Code Section 409A and if the change in control definition contained in the Award Agreement does not comply with the definition of “change of control” for purposes of a distribution under Code Section 409A, then any payment of an amount that is otherwise accelerated under this Section will be delayed until the earliest time that such payment would be permissible under Code Section 409A without triggering any penalties applicable under Code Section 409A.

(d) Outside Director Awards. With respect to Awards granted to an Outside Director, in the event of a Change in Control, the Participant will fully vest in and have the right to exercise Options and/or Stock Appreciation Rights as to all of the Shares underlying such Award, including those Shares which otherwise would not be vested or exercisable, all restrictions on Restricted Stock and Restricted Stock Units will lapse, and, with respect to Awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met.

14. Tax.

(a) Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof) or such earlier time as any tax withholding obligations are due, the Company will have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local, foreign or other taxes (including the Participant’s FICA obligation) required to be withheld with respect to such Award (or exercise thereof).

(b) Withholding Arrangements. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax withholding obligation, in whole or in part by (without limitation) (a) paying cash, (b) electing to have the Company withhold otherwise deliverable cash or Shares having a Fair Market Value equal to the amount required to be withheld or other greater amount up to the maximum statutory rate under Applicable Laws, as applicable to the Participant, if such other greater amount would not result in adverse financial accounting treatment, as determined by the Company (including in connection with the effectiveness of FASB Accounting Standards Update 2016-09 amending FASB Accounting Standards Codification Topic 718, Compensation – Stock Compensation), or (c) delivering to the Company already-owned Shares having a Fair Market Value equal to the minimum statutory amount required to be withheld. The Fair Market Value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.

(c) Compliance With Code Section 409A. Awards will be designed and operated in such a manner that they are either exempt from the application of, or comply with, the requirements of Code Section 409A such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Code Section 409A, except as otherwise determined in the sole discretion of the Administrator. The Plan and each Award Agreement under the Plan is intended to meet the requirements of Code Section 409A and will be construed and interpreted in accordance with such intent, except as otherwise determined in the sole discretion of the Administrator. To the extent that an Award or payment, or the settlement or deferral thereof, is subject to Code Section 409A, the Award will be granted, paid, settled or deferred in a manner that will meet the requirements of Code Section 409A, such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Code Section 409A. In no event will the Company have any obligation under the terms of this Plan to reimburse a Participant for any taxes or other costs that may be imposed on Participant as a result of Code Section 409A.

15. No Effect on Employment or Service. Neither the Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider with the Company or any Parent or Subsidiary, as applicable, nor will they interfere in any way with the Participant’s right or the right of the Company and any Parent or Subsidiary, as applicable, to terminate such relationship at any time, with or without cause, to the extent permitted by Applicable Laws.

16. Date of Grant. The date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.

17. Term of Plan. Subject to Section 21 of the Plan, the Plan will become effective upon the later to occur of (i) its adoption by the Board or (ii) the business day immediately prior to the Closing Date. It will continue in effect for a term of ten (10) years from the date adopted by the Board, unless terminated earlier under Section 18 of the Plan.

18. Amendment and Termination of the Plan.

(a) Amendment and Termination. The Administrator may at any time amend, alter, suspend or terminate the Plan.

(b) Stockholder Approval. The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

(c) Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan will materially impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

19. Conditions Upon Issuance of Shares.

(a) Legal Compliance. Shares will not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance.

(b) Investment Representations. As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

20. Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction or to complete or comply with the requirements of any registration or other qualification of the Shares under any state, federal or foreign law or under the rules and regulations of the Securities and Exchange Commission, the stock exchange on which Shares of the same class are then listed, or any other governmental or regulatory body, which authority, registration, qualification or rule compliance is deemed by the Company’s counsel to be necessary or advisable for the issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority, registration, qualification or rule compliance will not have been obtained.

21. Stockholder Approval. The Plan will be subject to approval by the stockholders of Purchaser within twelve (12) months after the date the Plan is adopted by the Board. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.

22. Forfeiture Events. The Administrator may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award will be subject to the reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Notwithstanding any provisions to the contrary under this Plan, an Award shall be subject to the Company’s clawback policy as may be established and/or amended from time to time (the “Clawback Policy”). The Administrator may require a Participant to forfeit, return or reimburse the Company all or a portion of the Award and any amounts paid thereunder pursuant to the terms of the Clawback Policy or as necessary or appropriate to comply with Applicable Laws.

ANNEX E

PHUNWARE, INC.

2018 EMPLOYEE STOCK PURCHASE PLAN

1. Purpose. The purpose of the Plan is to provide employees of the Company and its Designated Companies with an opportunity to purchase Common Stock through accumulated Contributions. The Company intends for the Plan to have two components: a Code Section 423 Component (“423 Component”) and a non-Code Section 423 Component (“Non-423 Component”). The Company’s intention is to have the 423 Component of the Plan qualify as an “employee stock purchase plan” under Section 423 of the Code. The provisions of the 423 Component, accordingly, will be construed so as to extend and limit Plan participation in a uniform and nondiscriminatory basis consistent with the requirements of Section 423 of the Code. In addition, this Plan authorizes the grant of an option to purchase shares of Common Stock under the Non-423 Component that does not qualify as an “employee stock purchase plan” under Section 423 of the Code; such an option will be granted pursuant to rules, procedures or sub-plans adopted by the Administrator designed to achieve tax, securities laws or other objectives for Eligible Employees and the Company. Except as otherwise provided herein, the Non-423 Component will operate and be administered in the same manner as the 423 Component.

2. Definitions.

(a) “Administrator” means the Board or any Committee designated by the Board to administer the Plan pursuant to Section 14.

(b) “Affiliate” means any entity, other than a Subsidiary, in which the Company has an equity or other ownership interest.

(c) “Applicable Laws” means the requirements relating to the administration of equity-based awards under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where options are, or will be, granted under the Plan.

(d) “Board” means the Board of Directors of the Company.

(e) “Change in Control” means the occurrence of any of the following events:

(i) A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection, the acquisition of additional stock by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered a Change in Control. Further, if the stockholders of the Company immediately before such change in ownership continue to retain immediately after the change in ownership, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately prior to the change in ownership, direct or indirect beneficial ownership of fifty percent (50%) or more of the total voting power of the stock of the Company, such event shall not be considered a Change in Control under this subsection (i). For this purpose, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company, as the case may be, either directly or through one or more subsidiary corporations or other business entities; or

(ii) A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this subsection (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

(iii) A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection, the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (iii)(B)(3). For purposes of this subsection, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this definition, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Section 409A of the Code, as it has been and may be amended from time to time, and any proposed or final U.S. Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time which may be relied upon.

Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (i) its sole purpose is to change the state of the Company’s incorporation; or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(f) “Closing Date” means the date of the closing of the transactions contemplated by the Agreement and Plan of Merger by and among Stellar Acquisition III Inc., STLR Merger Subsidiary Inc. and the Company, dated February 27, 2018.

(g) “Code” means the U.S. Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or U.S. Treasury Regulation thereunder will include such section or regulation, any valid regulation or other official applicable guidance promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

(h) “Committee” means a committee of the Board appointed in accordance with Section 14 hereof.

(i) “Common Stock” means the common stock of the Company.

(j) “Company” means Phunware, Inc., a Delaware corporation, or any successor thereto.

(k) “Compensation” means an Eligible Employee’s base straight time gross earnings, but exclusive of payments for incentive compensation, bonuses, payments for overtime and shift premium, equity compensation income and other similar compensation. The Administrator, in its discretion, may, on a uniform and nondiscriminatory basis, establish a different definition of Compensation for a subsequent Offering Period.

(l) “Contributions” means the payroll deductions and other additional payments that the Company may permit to be made by a Participant to fund the exercise of options granted pursuant to the Plan.

(m) “Designated Company” means any Subsidiary or Affiliate that has been designated by the Administrator from time to time in its sole discretion as eligible to participate in the Plan. For purposes of the 423 Component, only the Company and its Subsidiaries may be Designated Companies, provided, however that at any given time, a Subsidiary that is a Designated Company under the 423 Component will not be a Designated Company under the Non-423 Component.

(n) “Director” means a member of the Board.

(o) “Eligible Employee” means any individual who is a common law employee providing services to the Company or a Designated Company and is customarily employed for at least twenty (20) hours per week and more than five (5) months in any calendar year by the Employer, or any lesser number of hours per week and/or number of months in any calendar year established by the Administrator (if required under applicable local law) for purposes of any separate Offering or for Eligible Employees participating in the Non-423 Component. For purposes of the Plan, the employment relationship will be treated as continuing intact while the individual is on sick leave or other leave of absence that the Employer approves or is legally protected under Applicable Laws. Where the period of leave exceeds three (3) months and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship will be deemed to have terminated three (3) months and one (1) day following the commencement of such leave. The Administrator, in its discretion, from time to time may, prior to an Enrollment Date for all options to be granted on such Enrollment Date in an Offering, determine (on a uniform and nondiscriminatory basis or as otherwise permitted by Treasury Regulation Section 1.423-2) that the definition of Eligible Employee will or will not include an individual if he or she: (i) has not completed at least two (2) years of service since his or her last hire date (or such lesser period of time as may be determined by the Administrator in its discretion), (ii) customarily works not more than twenty (20) hours per week (or such lesser period of time as may be determined by the Administrator in its discretion), (iii) customarily works not more than five (5) months per calendar year (or such lesser period of time as may be determined by the Administrator in its discretion), (iv) is a highly compensated employee within the meaning of Section 414(q) of the Code, or (v) is a highly compensated employee within the meaning of Section 414(q) of the Code with compensation above a certain level or is an officer or subject to the disclosure requirements of Section 16(a) of the Exchange Act, provided the exclusion is applied with respect to each Offering in an identical manner to all highly compensated employees of the Employer whose Employees are participating in that Offering. Each exclusion will be applied with respect to an Offering in a manner complying with U.S. Treasury Regulation Section 1.423-2(e)(2)(ii).

(p) “Employer” means the employer of the applicable Eligible Employee(s).

(q) “Enrollment Date” means the first Trading Day of each Offering Period.

(r) “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

(s) “Exercise Date” means such dates on which each outstanding option granted under the Plan will be exercised (except if the Plan has been terminated), as may be determined by the Administrator, in its discretion and on a uniform and nondiscriminatory basis from time to time prior to an Enrollment Date for all options to be granted on such Enrollment Date.

(t) “Fair Market Value” means, as of any date and unless the Administrator determines otherwise, the value of Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the New York Stock Exchange, NASDAQ Global Select Market, the NASDAQ Global Market or the NASDAQ Capital Market of The NASDAQ Stock Market, its Fair Market Value will be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the date of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value will be the mean between the high bid and low asked prices for the Common Stock on the date of determination (or if no bids and asks were reported on that date, as applicable, on the last Trading Day such bids and asks were reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(iii) In the absence of an established market for the Common Stock, the Fair Market Value thereof will be determined in good faith by the Administrator; or

(u) “Fiscal Year” means the fiscal year of the Company.

(v) “New Exercise Date” means a new Exercise Date if the Administrator shortens any Offering Period then in progress.

(w) “Offering” means an offer under the Plan of an option that may be exercised during an Offering Period as further described in Section 4. For purposes of the Plan, the Administrator may designate separate Offerings under the Plan (the terms of which need not be identical) in which Eligible Employees of one or more Employers will participate, even if the dates of the applicable Offering Periods of each such Offering are identical and the provisions of the Plan will separately apply to each Offering. To the extent permitted by U.S. Treasury Regulation Section 1.423-2(a)(1), the terms of each Offering need not be identical provided that the terms of the Plan and an Offering together satisfy U.S. Treasury Regulation Sections 1.423-2(a)(2) and (a)(3).

(x) “Offering Periods” means the period beginning on such date as may be determined by the Administrator, in its discretion and on a uniform and nondiscriminatory basis, and ending on an Exercise Date. The duration and timing of Offering Periods may be changed pursuant to Sections 4 and 20.

(y) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(z) “Participant” means an Eligible Employee that has elected to participate in the Plan.

(aa) “Plan” means this Phunware, Inc. 2018 Employee Stock Purchase Plan.

(bb) “Purchase Period” means the period, as determined by the Administrator in its discretion on a uniform and nondiscriminatory basis, commencing on the Enrollment Date and ending with the next Exercise Date, except that if the Administrator determines that more than one Purchase Period should occur within an Offering Period, subsequent Purchase Periods within such Offering Period commence after one Exercise Date and end with the next Exercise Date at such time or times as the Administrator determines prior to the commencement of the applicable Offering Period.

(cc) “Purchase Price” means the price per share of the shares of Common Stock purchased under any option granted under the Plan as determined by the Administrator from time to time, in its discretion and on a uniform and nondiscriminatory basis for all options to be granted on an Enrollment Date. However, in no event will the Purchase Price be less than eighty-five percent (85%) of the lower of the Fair Market Value of a share of Common Stock on the Enrollment Date or the Fair Market Value of a share of Common Stock on the Exercise Date and at all times in compliance with Section 423 of the Code (or any successor rule or provision or any other Applicable Law, regulation or stock exchange rule) or pursuant to Section 20.

(dd) “Purchaser” means Stellar Acquisition III Inc.

(ee) “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

(ff) “Trading Day” means a day on which the national stock exchange or national market system upon which the Common Stock is listed is open for trading.

(gg) “U.S. Treasury Regulations” means the Treasury regulations of the Code. Reference to a specific Treasury Regulation or Section of the Code will include such Treasury Regulation or Section, any valid regulation promulgated under such Section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such Section or regulation.

3. Eligibility.

(a) Offering Periods. Any Eligible Employee on a given Enrollment Date will be eligible to participate in the Plan, subject to the requirements of Section 5.

(b) Non-U.S. Employees. Eligible Employees who are citizens or residents of a non-U.S. jurisdiction (without regard to whether they also are citizens or residents of the United States or resident aliens (within the meaning of Section 7701(b)(1)(A) of the Code)) may be excluded from participation in the Plan or an Offering if the participation of such Eligible Employees is prohibited under the laws of the applicable jurisdiction or if complying with the laws of the applicable jurisdiction would cause the Plan or an Offering to violate Section 423 of the Code. In the case of the Non-423 Component, Eligible Employees may be excluded from participation in the Plan or an Offering if the Administrator has determined that participation of such Eligible Employees is not advisable or practicable.

(c) Limitations. Any provisions of the Plan to the contrary notwithstanding, no Eligible Employee will be granted an option under the Plan (i) to the extent that, immediately after the grant, such Eligible Employee (or any other person whose stock would be attributed to such Eligible Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company or any Parent or Subsidiary of the Company and/or hold outstanding options to purchase such stock possessing five percent (5%) or more of the total combined voting power or value of all classes of the capital stock of the Company or of any Parent or Subsidiary of the Company, or (ii) to the extent that his or her rights to purchase stock under all employee stock purchase plans (as defined in Section 423 of the Code) of the Company or any Parent or Subsidiary of the Company accrues at a rate, which exceeds twenty-five thousand dollars ($25,000) worth of stock (determined at the Fair Market Value of the stock at the time such option is granted) for each calendar year in which such option is outstanding at any time, as determined in accordance with Section 423 of the Code and the U.S. Treasury Regulations thereunder.

4. Offering Periods. Offering Periods will expire on the earliest to occur of (a) the completion of the purchase of shares of Common Stock on the last Exercise Date occurring within twenty-seven (27) months of the applicable Enrollment Date on which the option to purchase shares of Common Stock was granted, or (b) such shorter period as may be established by the Administrator from time to time, in its discretion and on a uniform and nondiscriminatory basis, prior to an Enrollment Date for all options to be granted on such Enrollment Date.

5. Participation. An Eligible Employee may participate in the Plan by (i) submitting to the Company’s stock administration office (or its designee), on or before a date determined by the Administrator prior to an applicable Enrollment Date, a properly completed subscription agreement authorizing Contributions in the form provided by the Administrator for such purpose, or (ii) following an electronic or other enrollment procedure determined by the Administrator.

6. Contributions.

(a) At the time a Participant enrolls in the Plan pursuant to Section 5, he or she will elect to have Contributions (in the form of payroll deductions or otherwise, to the extent permitted by the Administrator) made on each pay day during the Offering Period in an amount that the Administrator may establish from time to time, in its discretion and on a uniform and nondiscriminatory basis, which he or she receives on each pay day during the Offering Period (for illustrative purposes, should a pay day occur on an Exercise Date, a Participant will have any payroll deductions made on such day applied to his or her account under the then-current Purchase Period or Offering Period). The Administrator, in its sole discretion, may permit all Participants participating in a specified Offering to contribute amounts to the Plan through payment by cash, check or other means set forth in the subscription agreement prior to each Exercise Date of each Purchase Period. A Participant’s subscription agreement will remain in effect for successive Offering Periods unless terminated as provided in Section 10 hereof.

(b) In the event Contributions are made in the form of payroll deductions, such payroll deductions for a Participant will commence on the first pay day following the Enrollment Date and will end on the last pay day on or prior to the Exercise Date of such Offering Period to which such authorization is applicable, unless sooner terminated by the Participant as provided in Section 10 hereof.

(c) All Contributions made for a Participant will be credited to his or her account under the Plan and Contributions will be made in whole percentages only. A Participant may not make any additional payments into such account.

(d) A Participant may discontinue his or her participation in the Plan as provided in Section 10. Except as may be permitted by the Administrator, as determined in its sole discretion, a Participant may not change the rate of his or her Contributions during an Offering Period.

(e) Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(c), a Participant’s Contributions may be decreased to zero percent (0%) at any time during a Purchase Period. Subject to Section 423(b)(8) of the Code and Section 3(c) hereof, Contributions will recommence at the rate originally elected by the Participant effective as of the beginning of the first Purchase Period scheduled to end in the following calendar year, unless terminated by the Participant as provided in Section 10.

(f) Notwithstanding any provisions to the contrary in the Plan, the Administrator may allow Eligible Employees to participate in the Plan via cash contributions instead of payroll deductions if (i) payroll deductions are not permitted under applicable local law, (ii) the Administrator determines that cash contributions are permissible under Section 423 of the Code or (iii) for Participants participating in the Non-423 Component.

(g) At the time the option is exercised, in whole or in part, or at the time some or all of the Common Stock issued under the Plan is disposed of (or any other time that a taxable event related to the Plan occurs), the Participant must make adequate provision for the Company’s or Employer’s federal, state, local or any other tax liability payable to any authority including taxes imposed by jurisdictions outside of the U.S., national insurance, social security or other tax withholding obligations, if any, which arise upon the exercise of the option or the disposition of the Common Stock (or any other time that a taxable event related to the Plan occurs). At any time, the Company or the Employer may, but will not be obligated to, withhold from the Participant’s compensation the amount necessary for the Company or the Employer to meet applicable withholding obligations, including any withholding required to make available to the Company or the Employer any tax deductions or benefits attributable to sale or early disposition of Common Stock by the Eligible Employee. In addition, the Company or the Employer may, but will not be obligated to, withhold from the proceeds of the sale of Common Stock or any other method of withholding the Company or the Employer deems appropriate to the extent permitted by U.S. Treasury Regulation Section 1.423-2(f).

7. Grant of Option. On the Enrollment Date of each Offering Period, each Eligible Employee participating in such Offering Period will be granted an option to purchase on each Exercise Date during such Offering Period (at the applicable Purchase Price) up to a number of shares of Common Stock determined by dividing such Eligible Employee’s Contributions accumulated prior to such Exercise Date and retained in the Eligible Employee’s account as of the Exercise Date by the applicable Purchase Price; provided that in no event will an Eligible Employee be permitted to purchase during each Purchase Period more than 2,000 shares of Common Stock (subject to any adjustment pursuant to Section 19) and provided further that such purchase will be subject to the limitations set forth in Sections 3(c) and 13. The Eligible Employee may accept the grant of such option by electing to participate in the Plan in accordance with the requirements of Section 5. The Administrator may, for future Offering Periods, increase or decrease, in its absolute discretion, the maximum number of shares of Common Stock that an Eligible Employee may purchase during each Purchase Period of an Offering Period. Exercise of the option will occur as provided in Section 8, unless the Participant has withdrawn pursuant to Section 10. The option will expire on the last day of the Offering Period.

8. Exercise of Option.

(a) Unless a Participant withdraws from the Plan as provided in Section 10, his or her option for the purchase of shares of Common Stock will be exercised automatically on the Exercise Date, and the maximum number of full shares subject to the option will be purchased for such Participant at the applicable Purchase Price with the accumulated Contributions from his or her account. No fractional shares of Common Stock will be purchased; any Contributions accumulated in a Participant’s account, which are not sufficient to purchase a full share will be retained in the Participant’s account for the subsequent Purchase Period or Offering Period, subject to earlier withdrawal by the Participant as provided in Section 10. Any other funds left over in a Participant’s account after the Exercise Date will be returned to the Participant (without interest thereon, except as may be required by Applicable Law, as further set forth in Section 12 hereof). During a Participant’s lifetime, a Participant’s option to purchase shares hereunder is exercisable only by him or her.

(b) If the Administrator determines that, on a given Exercise Date, the number of shares of Common Stock with respect to which options are to be exercised may exceed (i) the number of shares of Common Stock that were available for sale under the Plan on the Enrollment Date of the applicable Offering Period, or (ii) the number of shares of Common Stock available for sale under the Plan on such Exercise Date, the Administrator may in its sole discretion (x) provide that the Company will make a pro rata allocation of the shares of Common Stock available for purchase on such Enrollment Date or Exercise Date, as applicable, in as uniform a manner as will be practicable and as it will determine in its sole discretion to be equitable among all Participants exercising options to purchase Common Stock on such Exercise Date, and continue all Offering Periods then in effect or (y) provide that the Company will make a pro rata allocation of the shares available for purchase on such Enrollment Date or Exercise Date, as applicable, in as uniform a manner as will be practicable and as it will determine in its sole discretion to be equitable among all Participants exercising options to purchase Common Stock on such Exercise Date, and terminate any or all Offering Periods then in effect pursuant to Section 20. The Company may make a pro rata allocation of the shares of Common Stock available on the Enrollment Date of any applicable Offering Period pursuant to the preceding sentence, notwithstanding any authorization of additional shares for issuance under the Plan by the Company’s stockholders subsequent to such Enrollment Date.

9. Delivery. As soon as reasonably practicable after each Exercise Date on which a purchase of shares of Common Stock occurs, the Company will arrange the delivery to each Participant of the shares purchased upon exercise of his or her option in a form determined by the Administrator (in its sole discretion) and pursuant to rules established by the Administrator. The Company may permit or require that shares be deposited directly with a broker designated by the Company or to a designated agent of the Company, and the Company may utilize electronic or automated methods of share transfer. The Company may require that shares be retained with such broker or agent for a designated period of time and/or may establish other procedures to permit tracking of disqualifying dispositions of such shares. No Participant will have any voting, dividend, or other stockholder rights with respect to shares of Common Stock subject to any option granted under the Plan until such shares have been purchased and delivered to the Participant as provided in this Section 9.

10. Withdrawal.

(a) A Participant may withdraw all but not less than all the Contributions credited to his or her account and not yet used to exercise his or her option under the Plan at any time by (i) submitting to the Company’s stock administration office (or its designee) a written notice of withdrawal in the form determined by the Administrator for such purpose, or (ii) following an electronic or other withdrawal procedure determined by the Administrator. All of the Participant’s Contributions credited to his or her account will be paid to such Participant (without interest thereon, except as may be required by Applicable Law, as further set forth in Section 12 hereof) promptly after receipt of notice of withdrawal and such Participant’s option for the Offering Period will be automatically terminated, and no further Contributions for the purchase of shares will be made for such Offering Period. If a Participant withdraws from an Offering Period, Contributions will not resume at the beginning of the succeeding Offering Period, unless the Participant re-enrolls in the Plan in accordance with the provisions of Section 5.

(b) A Participant’s withdrawal from an Offering Period will not have any effect upon his or her eligibility to participate in any similar plan that may hereafter be adopted by the Company or in succeeding Offering Periods that commence after the termination of the Offering Period from which the Participant withdraws.

11. Termination of Employment. Upon a Participant’s ceasing to be an Eligible Employee for any reason, he or she will be deemed to have elected to withdraw from the Plan and the Contributions credited to such Participant’s account during the Offering Period but not yet used to purchase shares of Common Stock under the Plan will be returned to such Participant (without interest thereon, except as may be required by Applicable Law, as further set forth in Section 12 hereof) or, in the case of his or her death, to the person or persons entitled thereto under Section 15, and such Participant’s option will be automatically terminated. A Participant whose employment transfers between entities through a termination with an immediate rehire (with no break in service) by the Company or a Designated Company will not be treated as terminated under the Plan; however, if a Participant transfers from an Offering under the 423 Component to the Non-423 Component, the exercise of the option will be qualified under the 423 Component only to the extent it complies with Section 423 of the Code.

12. Interest. No interest will accrue on the Contributions of a participant in the Plan, except as may be required by Applicable Law, as determined by the Company, and if so required by the laws of a particular jurisdiction, will apply to all Participants in the relevant Offering under the 423 Component, except to the extent otherwise permitted by U.S. Treasury Regulation Section 1.423-2(f).

13. Stock.

(a) Subject to adjustment upon changes in capitalization of the Company as provided in Section 19 hereof, the maximum number of shares of Common Stock that will be made available for sale under the Plan will be 1% of the post-Closing outstanding shares of Common Stock, plus the number of shares of Common Stock to be added to the Plan pursuant to the next sentence. The number of shares of Common Stock available for issuance under the Plan will be increased on the first day of each Fiscal Year beginning for the Fiscal Year following the Fiscal Year in which the first Enrollment Date (if any) occurs equal to the least of (i) 3% of the post-Closing outstanding shares of Common Stock, (ii) one and one-half percent (1.5%) of the outstanding shares of Common Stock on the last day of the immediately preceding Fiscal Year, or (iii) an amount determined by the Administrator.

(b) Until the shares of Common Stock are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), a Participant will have only the rights of an unsecured creditor with respect to such shares, and no right to vote or receive dividends or any other rights as a stockholder will exist with respect to such shares.

(c) Shares of Common Stock to be delivered to a Participant under the Plan will be registered in the name of the Participant or in the name of the Participant and his or her spouse.

14. Administration. The Plan will be administered by the Board or a Committee appointed by the Board, which Committee will be constituted to comply with Applicable Laws. The Administrator will have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to designate separate Offerings under the Plan, to designate Subsidiaries and Affiliates as participating in the 423 Component or Non-423 Component, to determine eligibility, to adjudicate all disputed claims filed under the Plan and to establish such procedures that it deems necessary for the administration of the Plan (including, without limitation, to adopt such procedures and sub-plans as are necessary or appropriate to permit the participation in the Plan by employees who are foreign nationals or employed outside the U.S., the terms of which sub-plans may take precedence over other provisions of this Plan, with the exception of Section 13(a) hereof, but unless otherwise superseded by the terms of such sub-plan, the provisions of this Plan will govern the operation of such sub-plan). Unless otherwise determined by the Administrator, the Eligible Employees eligible to participate in each sub-plan will participate in a separate Offering or in the Non-423 Component. Without limiting the generality of the foregoing, the Administrator is specifically authorized to adopt rules and procedures regarding eligibility to participate, the definition of Compensation, handling of Contributions, making of Contributions to the Plan (including, without limitation, in forms other than payroll deductions), establishment of bank or Trust Accounts to hold Contributions, payment of interest, conversion of local currency, obligations to pay payroll tax, determination of beneficiary designation requirements, withholding procedures and handling of stock certificates that vary with applicable local law requirements. The Administrator also is authorized to determine that, to the extent permitted by U.S. Treasury Regulation Section 1.423-2(f), the terms of an option granted under the Plan or an Offering to citizens or residents of a non-U.S. jurisdiction will be less favorable than the terms of options granted under the Plan or the same Offering to employees resident solely in the U.S. Every finding, decision and determination made by the Administrator will, to the full extent permitted by law, be final and binding upon all parties.

15. Designation of Beneficiary.

(a) If permitted by the Administrator, a Participant may file a designation of a beneficiary who is to receive any shares of Common Stock and cash, if any, from the Participant’s account under the Plan in the event of such Participant’s death subsequent to an Exercise Date on which the option is exercised but prior to delivery to such Participant of such shares and cash. In addition, if permitted by the Administrator, a Participant may file a designation of a beneficiary who is to receive any cash from the Participant’s account under the Plan in the event of such Participant’s death prior to exercise of the option. If a Participant is married and the designated beneficiary is not the spouse, spousal consent will be required for such designation to be effective.

(b) Such designation of beneficiary may be changed by the Participant at any time by notice in a form determined by the Administrator. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant’s death, the Company will deliver such shares and/or cash to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the Participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

(c) All beneficiary designations will be in such form and manner as the Administrator may designate from time to time. Notwithstanding Sections 15(a) and (b) above, the Company and/or the Administrator may decide not to permit such designations by Participants in non-U.S. jurisdictions to the extent permitted by U.S. Treasury Regulation Section 1.423-2(f).

16. Transferability. Neither Contributions credited to a Participant’s account nor any rights with regard to the exercise of an option or to receive shares of Common Stock under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 15 hereof) by the Participant. Any such attempt at assignment, transfer, pledge or other disposition will be without effect, except that the Company may treat such act as an election to withdraw funds from an Offering Period in accordance with Section 10 hereof.

17. Use of Funds. The Company may use all Contributions received or held by it under the Plan for any corporate purpose, and the Company will not be obligated to segregate such Contributions except under Offerings or for Participants in the Non-423 Component for which Applicable Laws require that Contributions to the Plan by Participants be segregated from the Company’s general corporate funds and/or deposited with an independent third party. Until shares of Common Stock are issued, Participants will have only the rights of an unsecured creditor with respect to such shares.

18. Reports. Individual accounts will be maintained for each Participant in the Plan. Statements of account will be given to participating Eligible Employees at least annually, which statements will set forth the amounts of Contributions, the Purchase Price, the number of shares of Common Stock purchased and the remaining cash balance, if any.

19. Adjustments, Dissolution, Liquidation, Merger or Change in Control.

(a) Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Common Stock or other securities of the Company, or other change in the corporate structure of the Company affecting the Common Stock occurs, the Administrator, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will, in such manner as it may deem equitable, adjust the number and class of Common Stock that may be delivered under the Plan, the Purchase Price per share and the number of shares of Common Stock covered by each option under the Plan that has not yet been exercised, and the numerical limits of Sections 7 and 13.

(b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, any Offering Period then in progress will be shortened by setting a New Exercise Date, and will terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Administrator. The New Exercise Date will be before the date of the Company’s proposed dissolution or liquidation. The Administrator will notify each Participant in writing or electronically, prior to the New Exercise Date, that the Exercise Date for the Participant’s option has been changed to the New Exercise Date and that the Participant’s option will be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 10 hereof.

(c) Merger or Change in Control. In the event of a merger in which the Company is not the successor entity or Change in Control, each outstanding option will be assumed or an equivalent option substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the option, the Offering Period with respect to which such option relates will be shortened by setting a New Exercise Date on which such Offering Period will end. The New Exercise Date will occur before the date of the Company’s proposed merger or Change in Control. The Administrator will notify each Participant in writing or electronically prior to the New Exercise Date, that the Exercise Date for the Participant’s option has been changed to the New Exercise Date and that the Participant’s option will be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 10 hereof.

20. Amendment or Termination.

(a) The Administrator, in its sole discretion, may amend, suspend, or terminate the Plan, or any part thereof, at any time and for any reason. If the Plan is terminated, the Administrator, in its discretion, may elect to terminate all outstanding Offering Periods either immediately or upon completion of the purchase of shares of Common Stock on the next Exercise Date (which may be sooner than originally scheduled, if determined by the Administrator in its discretion), or may elect to permit Offering Periods to expire in accordance with their terms (and subject to any adjustment pursuant to Section 19). If the Offering Periods are terminated prior to expiration, all amounts then credited to Participants’ accounts that have not been used to purchase shares of Common Stock will be returned to the Participants (without interest thereon, except as otherwise required under Applicable Laws, as further set forth in Section 12 hereof) as soon as administratively practicable.

(b) Without stockholder consent and without limiting Section 20(a), the Administrator will be entitled to change the Offering Periods or Purchase Periods, designate separate Offerings, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit Contributions in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of properly completed Contribution elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with Contribution amounts, and establish such other limitations or procedures as the Administrator determines in its sole discretion advisable that are consistent with the Plan.

(c) In the event the Administrator determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Administrator may, in its discretion and, to the extent necessary or desirable, modify, amend or terminate the Plan to reduce or eliminate such accounting consequence including, but not limited to:

(i) amending the Plan to conform with the safe harbor definition under the Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto), including with respect to an Offering Period underway at the time;

(ii) altering the Purchase Price for any Offering Period or Purchase Period including an Offering Period or Purchase Period underway at the time of the change in Purchase Price;

(iii) shortening any Offering Period or Purchase Period by setting a New Exercise Date, including an Offering Period or Purchase Period underway at the time of the Administrator action;

(iv) reducing the maximum percentage of Compensation a Participant may elect to set aside as Contributions; and

(v) reducing the maximum number of Shares a Participant may purchase during any Offering Period or Purchase Period.

Such modifications or amendments will not require stockholder approval or the consent of any Participants.

21. Notices. All notices or other communications by a Participant to the Company under or in connection with the Plan will be deemed to have been duly given when received in the form and manner specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

22. Conditions Upon Issuance of Shares. Shares of Common Stock will not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto will comply with all Applicable Laws, domestic or foreign, including, without limitation, the U.S. Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange or national market system upon which the shares may then be listed, and will be further subject to the approval of counsel for the Company with respect to such compliance.

As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned Applicable Laws.

23. Code Section 409A. The 423 Component of the Plan is exempt from the application of Section 409A of the Code and, to the extent not exempt, is intended to comply with Section 409A of the Code and any ambiguities herein will be interpreted to so be exempt from, or comply with, Section 409A of the Code. In furtherance of the foregoing and notwithstanding any provision in the Plan to the contrary, if the Administrator determines that an option granted under the Plan may be subject to Section 409A of the Code or that any provision in the Plan would cause an option under the Plan to be subject to Section 409A of the Code, the Administrator may amend the terms of the Plan and/or of an outstanding option granted under the Plan, or take such other action the Administrator determines is necessary or appropriate, in each case, without the Participant’s consent, to exempt any outstanding option or future option that may be granted under the Plan from or to allow any such options to comply with Section 409A of the Code, but only to the extent any such amendments or action by the Administrator would not violate Section 409A of the Code. Notwithstanding the foregoing, the Company will have no liability to a Participant or any other party if the option to purchase Common Stock under the Plan that is intended to be exempt from or compliant with Section 409A of the Code is not so exempt or compliant or for any action taken by the Administrator with respect thereto. The Company makes no representation that the option to purchase Common Stock under the Plan is compliant with Section 409A of the Code.

24. Term of Plan. The Plan will become effective upon the Closing Date. It will continue in effect for a term of twenty (20) years, unless sooner terminated under Section 20.

25. Stockholder Approval. The Plan will be subject to approval by the stockholders of Purchaser within twelve (12) months after the date the Plan is adopted by the Board. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.

26. Automatic Transfer to Low Price Offering Period. Unless the Administrator, in its sole discretion, chooses otherwise prior to an Enrollment Date, and to the extent permitted by Applicable Laws, if the Fair Market Value of the Common Stock on any Exercise Date in an Offering Period is lower than the Fair Market Value of the Common Stock on the Enrollment Date of such Offering Period, then all Participants in such Offering Period automatically will be withdrawn from such Offering Period immediately after the exercise of their option on such Exercise Date and automatically re-enrolled in the immediately following Offering Period as of the first day thereof and the preceding Offering Period will terminate.

27. Governing Law. The Plan will be governed by, and construed in accordance with, the laws of the State of California (except its choice-of-law provisions).

28. No Right to Employment. Participation in the Plan by a Participant will not be construed as giving a Participant the right to be retained as an employee of the Company or a Subsidiary or Affiliate, as applicable. Furthermore, the Company or a Subsidiary or Affiliate may dismiss a Participant from employment at any time, free from any liability or any claim under the Plan.

29. Severability. If any provision of the Plan is or becomes or is deemed to be invalid, illegal, or unenforceable for any reason in any jurisdiction or as to any Participant, such invalidity, illegality or unenforceability will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as to such jurisdiction or Participant as if the invalid, illegal or unenforceable provision had not been included.

30. Compliance with Applicable Laws. The terms of this Plan are intended to comply with all Applicable Laws and will be construed accordingly.

ANNEX F

APPRAISAL RIGHTS FOR PHUNWARE STOCKHOLDERS

§ 262 Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

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(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

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(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

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(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

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Annex G

_________, 2018

PROXY CARD

STELLAR ACQUISITION III INC.
90 Kifissias Avenue
Maroussi Athens, Greece 15125

SPECIAL MEETING OF SHAREHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
STELLAR ACQUISITION III INC.

The undersigned appoints Prokopios “Akis” Tsirigakis and George Syllantavos as proxies and each of them with full power to act without the other, each with the power to appoint a substitute and hereby authorizes either of them to represent and to vote, as designated on the reverse side, all shares of common stock of Stellar Acquisition III Inc. (“Stellar”) held of record by the undersigned on _______, 2018 at the Special Meeting of Shareholders to be held on _______, 2018, or any postponement or adjournment thereof. Such Shares shall be voted as indicated with respect to the proposals listed on the reverse side hereof and in the Proxies’ discretion on such other matters as may properly come before the Meeting or any adjournment or postponement thereof.

The undersigned acknowledges receipt of the accompanying joint proxy statement/prospectus and revokes all prior proxies for said meeting.

THE SHARES REPRESENTED BY THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO SPECIFIC DIRECTION IS GIVEN AS TO THE PROPOSALS ON THE REVERSE SIDE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3, 4, 5, 6 AND 7. PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY.

PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.

THIS PROXY REVOKES ALL PRIOR PROXIES GIVEN BY THE UNDERSIGNED.

(Continued and to be marked, dated and signed on reverse side)

[White Card]

PROXY

THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED ‘‘FOR’’ PROPOSALS 1 THROUGH 7 BELOW.

(1)	The Redomestication Proposal — To approve the change in the corporate structure and domicile of Stellar Acquisition III Inc. (“Stellar”) from a corporation incorporated under the laws of the Republic of the Marshall Islands to a corporation incorporated under the laws of the State of Delaware.

☐ FOR	☐ AGAINST	☐ ABSTAIN

(2)

The Stellar Business Combination Proposal — To approve the agreement and plan of merger dated as of February 27, 2018 (as amended, the “Merger Agreement”) by and among Stellar, STLR Merger Subsidiary Inc., a Delaware corporation and a wholly-owned subsidiary of Stellar (“Merger Sub”) and Phunware, Inc., a Delaware corporation (the “Merger Agreement”) and to approve the transactions contemplated by the Merger Agreement, including the issuance of the merger consideration thereunder.

☐ FOR	☐ AGAINST	☐ ABSTAIN

(3)	The 2018 Equity Incentive Plan Proposal — To consider and vote upon the approval of the 2018 Equity Incentive Plan.

☐ FOR	☐ AGAINST	ABSTAIN

(4)	The 2018 Employee Stock Purchase Plan Proposal — To consider and vote upon the approval of the 2018 Employee Stock Purchase Plan.

☐ FOR	☐ AGAINST	☐ ABSTAIN

(5)	The Share Issuance Proposal — To approval, for purposes of complying with applicable NASDAQ Stock Market LLC rules, the issuance of securities in excess of 20% of Stellar’s issued and outstanding common stock.

☐ FOR	☐ AGAINST	☐ ABSTAIN

(6)	The Director Election Proposal — To elect seven directors who, upon consummation of the Business Combination, will constitute all the members of the board of directors of the Successor

Nominees:

a)	Alan Knitowski (To hold office until the annual meeting of stockholders in 2021)
b)	Prokopios (Akis) Tsirigakis (To hold office until the annual meeting of stockholders in 2021)
c)	George Syllantavos (To hold office until the annual meeting of stockholders in 2019)
d)	Keith Cowan (To hold office until the annual meeting of stockholders in 2019)
e)	Randall Crowder (To hold office until the annual meeting of stockholders in 2021)
f)	Lori Tauber Marcus(To hold office until the annual meeting of stockholders in 2020)
g)	Kathy Tan Mayor (To hold office until the annual meeting of stockholders in 2020)

☐ FOR	☐ WITHHELD	☐ FOR ALL EXCEPT	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below

(6)	The Stellar Adjournment Proposal — To consider and vote upon a proposal to approve the adjournment of the Special Meeting by the chairman thereof to a later date, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, there are not sufficient votes to approve Proposals 1, 2, 3, 4, 5 and 6.

☐ FOR	☐ AGAINST	☐ ABSTAIN

SHAREHOLDER CERTIFICATION:

I hereby certify that I am not acting in concert, or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), with any other shareholder with respect to the shares of common stock of Stellar owned by me. I further certify that I am not exercising Redemption Rights with respect to 26% or more of Stellar Shares.	☐

MARK HERE FOR ADDRESS CHANGE AND NOTE AT RIGHT.	☐

PLEASE MARK, DATE AND RETURN THIS PROXY PROMPTLY. ANY VOTES RECEIVED AFTER A MATTER HAS BEEN VOTED UPON WILL NOT BE COUNTED.

Signature	Signature	Date

Sign exactly as name appears on this proxy card. If shares are held jointly, each holder should sign. Executors, administrators, trustees, guardians, attorneys and agents should give their full titles. If shareholder is a corporation, sign in corporate name by an authorized officer, giving full title as such. If shareholder is a partnership, sign in partnership name by an authorized person, giving full title as such.

Annex H

PHUNWARE, INC.

SPECIAL MEETING OF STOCKHOLDERS

7800 Shoal Creek Blvd, Suite 230-S, Austin, TX 78757
[       ], 2018, [       ] Central Time

STOCKHOLDER PROXY CARD

The undersigned, hereby appoints [●] and [●], as proxies and attorneys-in-fact of the undersigned, each with the power to act without the other and with the power of substitution and resubstitution and hereby authorizes them to represent and vote, as designated below, all the shares of capital stock of Phunware, Inc. (the “Phunware”) held of record by the undersigned at the close of business on [         ], 2018, with all powers which the undersigned would possess if present at the Special Meeting of Stockholders of the Company to be held on [         ], 2018 or at any postponement or adjournment thereof (the “Special Meeting”).

Please indicate your proposal selection by firmly placing an “X” in the appropriate box.

Place “X” here if you plan to attend and vote your shares at the meeting [         ]

Proposal 1	The Phunware Business Combination Proposal — to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of February 27, 2018 (the “Merger Agreement”), by and among Stellar, STLR Merger Subsidiary Inc., Stellar’s wholly-owned subsidiary (“Stellar Sub”), Phunware, which, among other things, provides for an integrated transaction consisting of the merger of Stellar Sub with and into Phunware, with Phunware surviving the merger and to approve the transactions contemplated by the merger agreement (we refer to this proposal as the “Phunware Business Combination Proposal”).

For	Against	Abstain

☐	☐	☐

Proposal 2	The Preferred Stock Conversion Proposal—to obtain the approval of the Phunware preferred stockholders to request the conversion of all outstanding shares of Phunware preferred stock into shares of Phunware common stock, effective as of immediately prior to the effectiveness of the merger as provided in the Merger Agreement.

For	Against	Abstain

☐	☐	☐

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER ON THE SPECIFIED MATTERS AND ON THE DISCRETION OF THE PROXYHOLDERS ON ANY OTHER MATTERS THAT MAY COME BEFORE THE MEETING. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE PHUNWARE BUSINESS COMBINATION PROPOSAL AND FOR THE PREFERRED STOCK CONVERSION PROPOSAL.

Number of Shares held as of [ ], 2018:
Print Stockholder Name(s)
________ shares Common Stock

________ shares Series A Preferred Stock

________ shares Series B Preferred Stock

________ shares Series C Preferred Stock

________ shares Series D Preferred Stock

________ shares Series D-1 Preferred Stock

________ shares Series E Preferred Stock

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________ shares Series F Preferred Stock

________ shares Series Alpha Preferred Stock

________ shares Series Beta Preferred Stock

________ shares Series Delta Preferred Stock

________ shares Series Gamma Prime Preferred Stock

Signature of Stockholder(s)

Date

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

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